As filed with the Securities and Exchange Commission on January 21, 2009

Registration No. 333-156535

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tower Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	25-1445946 I.R.S. Employer Identification No.)

40 Center Square
Post Office Box 8
Greencastle, PA 17225
(866) 597-2137
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Copies of all communications to:
Nicholas Bybel, Jr., Esquire Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043 717-731-1700	Carl D. Lundblad, Esquire General Counsel Graystone Financial Corp. 112 Market Street Harrisburg, PA 17101 717-231-2700

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon completion of the merger of Graystone Financial Corp. with and into Tower Bancorp, Inc.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer /x/	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file an amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or the sale is not permitted.

Subject to completion, dated January 21, 2009

Joint Proxy Statement/Prospectus For 2,824,220 Shares of
Tower Bancorp, Inc. Common Stock

Combination Proposal—Your Vote Is Very Important

To: The shareholders of Tower Bancorp, Inc. and Graystone Financial Corp.

        The boards of directors of Tower Bancorp, Inc. and Graystone Financial Corp. have each unanimously approved a transaction in which Graystone will merge with and into Tower. Pursuant to the terms of the Agreement and Plan of Merger, dated as of November 12, 2008, Graystone will merge with and into Tower, and The First National Bank of Greencastle, the wholly-owned subsidiary of Tower, will merge with and into Graystone Bank, the wholly-owned subsidiary of Graystone.

        In the merger, Graystone shareholders will receive 0.42 shares of Tower common stock for each share of Graystone common stock they own on the effective date of the merger. Graystone shareholders also will receive cash instead of any fractional shares they would have otherwise received in the merger. Tower estimates that it will issue approximately 2,824,220 shares of Tower common stock, no par value per share, in the merger. Immediately following the merger, current Tower shareholders will own approximately 45% of Tower common stock, and former Graystone shareholders will own approximately 55% of Tower common stock.

        Tower common stock is quoted on the OTC Bulletin Board under the symbol "TOBC.OB". On January 20, 2009, the closing price of Tower common stock was $22.05. The price of Tower common stock will fluctuate between now and the closing of the merger. Graystone is not listed or traded on any market or exchange. Instead, Graystone common stock is traded only in privately negotiated transactions.

        Tower will hold a special meeting of its shareholders to vote on the approval and adoption of the merger agreement on March 4, 2009, at 10:00 a.m. at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225. Graystone will hold a special meeting of its shareholders to vote on the approval and adoption of the merger agreement on February 24, 2009, at 9:30 a.m. at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011. We cannot complete the merger unless the holders of at least 66 2/3% of the outstanding shares of Tower common stock entitled to vote at the special meeting of shareholders approve and adopt the merger agreement and the merger agreement is approved and adopted by the affirmative vote of a majority of the votes cast by Graystone shareholders at the special meeting.

        Each of the Tower and Graystone board of directors unanimously recommends that you vote "FOR" the approval and adoption of the merger agreement. All shareholders of Tower and Graystone are invited to attend their respective special meeting in person. However, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to ensure that your shares will be voted.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock of Tower to be issued in this merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        The shares of Tower common stock offered are not savings or deposit accounts or other obligations of either party or any of their banking or other subsidiaries, and they are not insured by any federal or state governmental agency.

        Investing in Tower common stock involves risks that are described in "Risk Factors" beginning on page 21.

        This joint proxy statement/prospectus is dated January 21, 2009, and is first being mailed to shareholders of Tower and Graystone on or about January 23, 2009.

Tower Bancorp, Inc.
40 Center Square
Greencastle, PA 17225

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Tower Bancorp, Inc. will be held at 10:00 a.m., local time, on Wednesday, March 4, 2009 at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17225, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 2008 by and between Tower Bancorp, Inc. and Graystone Financial Corp., which provides, among other things, for the merger of Graystone with and into Tower, and the conversion of each share of Graystone common stock immediately outstanding prior to the merger into 0.42 shares of Tower common stock, all as described in the accompanying documents;

  2.
  To consider and vote upon a proposal to amend Article Fifth of Tower's Articles of Incorporation to increase the number of authorized shares of Tower's common stock, no par value per share, from 5,000,000 shares to 50,000,000 shares;

  3.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Tower time to solicit additional votes in favor of the merger agreement and the amendment to the articles of incorporation; and

  4.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Tower board of directors unanimously recommends that you vote "FOR" the proposals to approve and adopt the Agreement and Plan of Merger and to amend the articles of incorporation, as described in detail in the accompanying joint proxy statement/prospectus.

        The Tower board of directors has fixed the close of business on January 20, 2009, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting of shareholders.

        Your vote is important regardless of the number of shares you own. Tower cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Tower common stock entitled to vote on the merger agreement. If a Tower shareholder does not vote by proxy or by attending the Tower special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.

        Whether or not you plan to attend the special meeting, the Tower board of directors urges you to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,
Jeff B. Shank President and Chief Executive Officer
Greencastle, Pennsylvania January 21, 2009

Graystone Financial Corp.
112 Market Street
Harrisburg, PA 17101

Notice of Special Meeting of Shareholders

        NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Graystone Financial Corp. will be held at 9:30 a.m., local time, on Tuesday, February 24, 2009 at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011, for the following purposes:

  1.
  To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 12, 2008 by and between Tower Bancorp, Inc. and Graystone Financial Corp., which provides, among other things, for the merger of Graystone with and into Tower, and the conversion of each share of Graystone common stock immediately outstanding prior to the merger into 0.42 shares of Tower common stock, all as described in the accompanying documents;

  2.
  To consider and vote upon a proposal to adjourn or postpone the special meeting of shareholders, if more time is needed, to allow Graystone time to solicit additional votes in favor of the merger agreement; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The Graystone board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the Agreement and Plan of Merger, as described in detail in the accompanying joint proxy statement/prospectus.

        The Graystone board of directors has fixed the close of business on January 20, 2009, as the record date for determining shareholders entitled to notice of, and to vote at, the special meeting of shareholders.

        Your vote is important regardless of the number of shares you own. Graystone cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of at least a majority of the votes cast at the special meeting. If a Graystone shareholder does not vote by proxy or by attending the Graystone special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.

        Whether or not you plan to attend the special meeting, the Graystone board of directors urges you to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are registered in street name, you will need additional documentation from your broker in order to vote personally at the special meeting.

By Order of the Board of Directors,
Andrew S. Samuel President and Chief Executive Officer
Harrisburg, Pennsylvania January 21, 2009

Page No.
Description of Business of Tower	98
Description of Business of The First National Bank of Greencastle	98
Competition	99
Property	99
Legal Proceedings	99
Information About Tower's Directors	100
Executive Officers	101
Executive Compensation	101
Compensation Committee Interlocks and Insider Participation	111
Beneficial Ownership	111
Related Party Transactions	113
Management's Discussion and Analysis of Financial Condition and Results of Operations of Tower Bancorp, Inc. Years Ended December 31, 2007, 2006 and 2005 And Nine Months Ended September 30, 2008 and 2007	114
Description of Graystone	140
General	140
Description of Business of Graystone	140
Description of Business of Graystone Bank	140
Property	141
Legal Proceedings	141
Information about Graystone's Directors	141
Executive Officers	144
Executive Compensation	144
Beneficial Ownership	149
Related Party Transactions	152
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	152
Management's Discussion and Analysis of Financial Condition and Results of Operations of Graystone for the Years Ended December 31, 2007 and 2006	153
Management's Discussion and Analysis of Financial Condition and Results of Operations of Graystone for the Nine-Month Period Ended September 30, 2008 and 2007	167
Supervision and Regulation of Tower and Graystone	183
Description of Tower Capital Securities	189
Comparison of Shareholders' Rights	192
Tower Proposal: Amendment to Tower's Articles of Incorporation to Increase Authorized Number of Shares	198
Proposal: Adjournment or Postponement of Special Meeting	199
Experts	199
Legal Matters	199
Where You Can Find More Information	199
Other Business	200
Shareholder Proposals	200
Consolidated Financial Statements of Tower Bancorp, Inc.	201
Consolidated Financial Statements of Graystone Financial Corp.	242
Consolidated Unaudited Pro Forma Financial Information	283
Agreement and Plan of Merger	Annex A
Opinion of Boenning & Scattergood, Inc.	Annex B
Opinion of Cedar Hill Advisors, LLC	Annex C
Dissenters' Rights Provisions	Annex D

Questions and Answers About the Merger

Q-1:
Why am I receiving this document?

A:
You are receiving this document because Tower and Graystone signed an Agreement and Plan of Merger, dated as of November 12, 2008, which provides, among other things, for the merger of Graystone with and into Tower, and the conversion of each share of Graystone common stock outstanding immediately prior to the consummation of the merger into 0.42 shares of Tower common stock.

Q-2:
What is the purpose of this document?

A:
This document serves as both a proxy statement of Tower and Graystone and a prospectus of Tower. This document serves as a proxy statement because the Tower and Graystone boards of directors are soliciting your proxy for use at the Tower and Graystone special meetings of shareholders called to consider and vote on the merger agreement. This document serves as a prospectus because Tower is offering to exchange shares of its common stock for shares of Graystone common stock in the merger.

Q-3:
Why are Tower and Graystone proposing to merge?

A:
The boards of directors of Tower and Graystone believe that a merger of the two companies will create a stronger and more capable entity than either Tower or Graystone is likely to be alone. Each board of directors believes the merger will provide an opportunity for each company to capitalize on its assets in the short-term and strengthen their prospects for the continued growth over the long-term. The merger also involves certain risks, which are described under "Risk Factors" beginning on page 21.

Q-4:
Will The First National Bank of Greencastle and Graystone Bank change their names after the merger?

A:
Yes. Following the effective date of the merger of Graystone with and into Tower, The First National Bank of Greencastle will merge with and into Graystone Bank. The resulting bank will be named Graystone Tower Bank. However for a period of at least three years after the effective date, all of The First National Bank of Greencastle branches will be renamed "Tower Bank, a division of Graystone Tower Bank" and all of the Graystone Bank branches will be renamed "Graystone Bank, a division of Graystone Tower Bank".

Q-5:
What do the Tower and Graystone boards of directors recommend?

A:
The Tower and Graystone boards of directors have approved the merger agreement and the merger, and each believes that the merger is in the best interests of Tower and Graystone. Accordingly, the Tower and Graystone boards of directors each unanimously recommends that their shareholders vote "FOR" approval and adoption of the merger agreement and the merger.

Q-6:
When do Tower and Graystone expect to complete the merger?

A:
Tower and Graystone expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of Tower shareholders, the approval of Graystone shareholders, and the approval of the applicable regulatory agencies. We anticipate this will occur in early 2009. Tower and Graystone cannot assure you that they will obtain the necessary shareholder approvals and regulatory approvals or the other conditions precedent to the merger can or will be satisfied.

Q-7:
What will Graystone shareholders receive in the merger?

A:
Record holders of Graystone common stock will receive 0.42 shares of Tower common stock for every share of Graystone common stock they own on the effective date of the merger and will receive cash instead of any fractional share they would have otherwise received in the merger.

Q-8:
Why is Tower proposing to amend its articles of incorporation?

A:
Currently, Tower's articles of incorporation only permit the issuance of 5,000,000 shares of common stock. However, in order to effect the merger, Tower will have to issue an additional 2,824,220 shares of common stock in addition to the current 2,420,481 shares of common stock outstanding. Therefore, Tower will not have enough common stock shares authorized to issue to effect the merger under the current articles of incorporation. Furthermore, in order to provide flexibility, the board of directors believes it is in the best interests of Tower and its shareholders to have more shares authorized for any future acquisitions that may arise.

Q-9:
Are there regulatory or other conditions to the merger occurring?

A:
Yes. The merger must be approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking. As of the date of this joint proxy statement/prospectus, appropriate applications have been or will be filed with these regulatory authorities.

  Furthermore, the merger will only be completed if neither Tower nor Graystone is in material breach of any of its representations, warranties, or obligations under the merger agreement. The merger is also subject to the condition that Tower and Graystone each receive an opinion from their respective counsel that the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code of 1986. The merger is also subject to certain other specified conditions. See "Proposal: The Merger—Terms of the Merger—Conditions to Merger," beginning at page 77.

Q-10:
What vote is required to approve the merger?

A:
Both Tower shareholders and Graystone shareholders must first adopt and approve the merger agreement in accordance with each of its bylaws. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of Tower common stock on the record date is necessary to approve and adopt the merger agreement. Furthermore, since the board of directors of Graystone has already approved the merger agreement by at least two-thirds majority, the merger agreement must be approved and adopted by the affirmative vote of a majority of votes cast at the special meeting.

Q-11:
Do I have the right to dissent from the merger?

A:
Yes. As a Tower or Graystone shareholder, you have the right under Pennsylvania law to dissent from the merger and to demand and receive cash for the fair value of your common stock. In order to assert dissenters' rights, shareholders must precisely follow the process described in "Proposal: The Merger—Rights of Dissenting Shareholders" beginning on page 95 and in Annex D.

  Generally, shareholders who wish to dissent must:

  1.
  File with the corporation of which they are a shareholder a written notice of their intention to demand that they be paid the fair value for their shares of Tower or Graystone common stock, as the case may be, rather than receive shares of Tower common stock as described in the merger agreement prior to the respective vote of shareholders on the merger at the Tower or Graystone special meeting called for such purpose.

  2.
  The dissenting shareholders must effect no change in the beneficial ownership of their Tower or Graystone common stock, as the case may be, from the date of the filing of the intention to demand payment through the effective date of the merger if the shareholders approve and adopt merger and the merger agreement.

  3.
  Dissenting shareholders also must refrain from voting their Tower or Graystone common stock to approve the merger at the special meeting called for such purpose.

  You also are encouraged to consult with your own legal advisor as to your dissenters' rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters' rights and your ability to receive cash for the fair value of your common stock of either Tower or Graystone.

Q-12:
What do I need to do now?

A:
After you have carefully read these materials, indicate on the enclosed proxy card how you want to vote your shares of either Tower or Graystone. Then sign, date, and mail the proxy card in the enclosed postage-paid envelope as soon as possible so your shares will be represented and voted at either the Tower or Graystone special meeting.

Q-13:
Should Graystone shareholders send in their stock certificates now?

A:
No. Tower and Graystone shareholders should not send in their stock certificates at this time. Tower and Graystone shareholders will receive instructions from Tower's and Graystone's exchange agent at a later time. See "Proposal: The Merger—Terms of the Merger—Exchange Procedures" on page 69.

  Please do not send any stock certificates to Tower, Graystone, or the exchange agent until you receive instructions.

Q-14:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. There are three ways for you to revoke your proxy and change your vote:

1.
You may send a later-dated, signed proxy card before Tower's or Graystone's special meeting, as either relates to you.

2.
You may revoke your proxy by written notice delivered at any time prior to the vote on the merger including delivery at the special meeting of shareholders. Tower shareholders should deliver this notice to John H. McDowell, Sr., Corporate Secretary, and Graystone shareholders should deliver this notice to Carl D. Lundblad, Secretary.

3.
You may attend the Tower or Graystone special meeting and vote in person. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q-15:
What are the tax consequences of the merger to Graystone shareholders?

A:
Since Graystone shareholders will receive solely Tower common stock for their shares (except for cash in lieu of fractional shares), they generally will not recognize any gain or loss for United States federal income tax purposes. However, this tax treatment may not apply to all Tower and Graystone shareholders.

  Each of Tower's and Graystone's obligations to complete the merger is conditioned on the receipt of a legal opinion regarding the federal income tax treatment of the merger. This opinion will not bind the Internal Revenue Service, which could take a different view.

  We urge you to consult your tax advisor for a full understanding of the tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal: The Merger—Material Federal Income Tax Consequences," beginning at page 93.

Q-16:
What happens if my stock certificates are held in "street name" by my broker, bank, or other nominee?

A:
Your broker, bank, or other nominee will not vote your shares unless you provide instructions to your broker, bank, or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank, or other nominee with this document.

Q-17:
Whom should I call with questions or to obtain additional copies of this document?

A:
If you have questions about your special meeting of shareholders or if you need additional copies of this document, you should contact:

For Tower Shareholders:	For Graystone Shareholders:
Jeff B. Shank	Carl D. Lundblad
President & Chief Executive Officer	General Counsel
Tower Bancorp, Inc.	Graystone Financial Corp.
40 Center Square	112 Market Street
P.O. Box 8	Harrisburg, PA 17101
Greencastle, PA 17225	(717) 724-4655
(866) 597-2137

Summary

        This summary highlights selected information from this document. It does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents referred to in this document before you decide how to vote. Together these documents will give you a more complete description of the transaction proposed. Page references are included in this summary to direct you to more thorough descriptions of the topics provided elsewhere in these materials.

The Special Meetings of Shareholders

Tower special meeting of shareholders to be held March 4, 2009 (see page 31).

        Tower will hold a special meeting of shareholders on March 4, 2009, at 10:00 a.m., local time, at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle 17225.

Graystone special meeting of shareholders to be held February 24, 2009 (see page 33).

        Graystone will hold a special meeting of shareholders on February 24, 2009, at 9:30 a.m., local time, at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011.

Tower record date set at January 20, 2009; one vote per share of Tower common stock (see page 31).

        If you owned shares of Tower common stock at the close of business on January 20, 2009, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of Tower common stock you owned on January 20, 2009. On January 20, 2009, there were 2,420,481 shares of Tower common stock outstanding.

Graystone record date set at January 20, 2009; one vote per share of Graystone common stock (see page 33).

        If you owned shares of Graystone common stock at the close of business on January 20, 2009, you are entitled to notice of, and to vote at, the special meeting of shareholders. You will have one vote at the special meeting for each share of Graystone common stock you owned on January 20, 2009. On January 20, 2009, there were 6,523,584 shares of Graystone common stock outstanding.

The Companies

  Tower Bancorp, Inc.
  40 Center Square
  Greencastle, PA 17225
  (866) 597-2137

        Tower Bancorp, Inc., with assets of approximately $549.9 million as of September 30, 2008, is the holding company for The First National Bank of Greencastle. Tower stock is quoted on the OTC Bulletin Board under the symbol "TOBC.OB". For more information, visit The First National Bank of Greencastle website at www.fnbgc.com.

  Graystone Financial Corp.
  112 Market Street
  Harrisburg, PA 17101
  (717) 231-2700

        Graystone Financial Corp., with assets of approximately $615.6 million as of September 30, 2008, is the holding company for Graystone Bank. Graystone stock is only traded in privately negotiated transactions. For more information, visit the Graystone Bank website at www.graystonebank.com.

We propose that Graystone merge with and into Tower (see page 35).

        Under the terms of the merger agreement, Tower and Graystone will merge with and into Tower. Concurrently with the merger of the holding companies, The First National Bank of Greencastle will merge with and into Graystone Bank. A copy of the merger agreement, as amended, is attached to this document as Annex A and a copy of the plan of merger for the banks is attached to this document as Exhibit 12 to the merger agreement.

The boards of directors of Tower and Graystone are unanimously recommending a vote in favor of the merger and believe that a merger of the two companies will create a stronger and more capable entity than either Tower or Graystone is likely to be alone.

        Both boards of directors of Tower and Graystone are unanimously recommending our respective shareholders vote in favor of the merger. The primary reasons we are recommending approval of the merger are the potential revenue and cost synergies and the resulting increase in earnings and expansion of market diversity. Each board of directors believes the merger will provide an opportunity for the combined company to capitalize on its assets in the short-term and strengthen their prospects for continued growth over the long-term. We believe this growth will be sufficient to overcome the increased costs arising from the merger. Furthermore, since the two companies serve markets that are geographically complementary to the other, the combined entity would have a more diverse market concentration than either of the two companies on their own.

Tower and Graystone shareholders will receive shares of Tower common stock (see page 35).

        At the effective date of the merger, each outstanding share of Graystone common stock will be converted into and become the right to receive 0.42 shares of Tower common stock. Tower will not issue fractional shares of its common stock as part of the merger and will instead pay cash for any fractional share of common stock a shareholder of Graystone would have otherwise received in the merger.

Tower has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page 44).

        In connection with the merger, the board of directors of Tower received a written opinion from Tower's financial advisor, Boenning & Scattergood, Inc., as to the fairness, from a financial point of view, of the exchange ratio and special cash dividend. The full text of the opinion of Boenning & Scattergood, dated as of November 12, 2008, is included in this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Boenning & Scattergood. The opinion of Boenning & Scattergood is directed to Tower's board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger or any other matter relating to the proposed merger. Boenning & Scattergood will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Graystone has received an opinion from its financial advisor that consideration is fair from a financial point of view (see page 54).

        In connection with the merger, the board of directors of Graystone received a written opinion from Graystone's financial advisor, Cedar Hill Advisors, LLC, as to the fairness, from a financial point of view, of the consideration to be received in the merger by holders of Graystone common stock. The full text of the opinion of Cedar Hill, dated as of November 12, 2008, is included in this document as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by Cedar Hill. The opinion of Cedar Hill is directed to Graystone's board of directors and does not constitute a recommendation to you or any other shareholder as to how to vote with respect to the merger, the form of consideration to be received in the merger, or any other matter relating to the proposed merger. Cedar Hill will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Tower engaged Graystone's financial advisor to assist management in preparing pro forma financial information (see page 22).

        In connection with the negotiation and execution of the merger agreement, Graystone engaged Cedar Hill Advisors, LLC to act as its financial advisor and issue a fairness opinion relating to the merger consideration to be received by Graystone shareholders. Subsequently, in connection with the preparation of this proxy statement/prospectus, related registration statement and other regulatory applications, Tower engaged Cedar Hill to assist management in the preparation of certain pro forma financial information related to the merger presented elsewhere in this document. Tower and Graystone were aware of the potential conflicts that might arise from each of them engaging Cedar Hill in the same transaction, albeit for different purposes. After analyzing and discussing the potential conflicts, the boards of Tower and Graystone approved the engagement of Cedar Hill to assist management in the preparation of the pro forma financial information and certain purchase accounting valuation documentation. Thereafter, the duly authorized representatives of Tower and Graystone executed a written instrument of informed consent waiving any potential conflicts.

Approval of at least 66 2/3% of the Tower shares entitled to vote is required to approve and adopt the merger agreement (see page 31).

        Since Tower's board of directors unanimously approved the merger agreement and merger, Tower's articles of incorporation require the approval and adoption of the merger agreement and the merger by an affirmative vote, in person or by proxy, of at least 66 2/3% of the outstanding shares of Tower common stock on the record date.

        The affirmative vote of a majority of the shares voted at the special meeting of shareholders is required to approve and adopt the amendment to Tower's articles of incorporation to increase the number of authorized shares of common stock from 5,000,000 to 50,000,000 and to approve the adjournment or postponement of the special meeting to solicit additional proxies.

        Each holder of shares of Tower common stock outstanding on the record date will be entitled to one vote for each share held of record. The vote required for approval and adoption of the merger agreement is a percentage of all outstanding shares of Tower common stock. Therefore, abstentions will have the same effect as a vote against the merger agreement and the merger. Brokers who hold Tower common stock as nominees on your behalf will not have authority to vote your shares with respect to the merger agreement or the merger unless you provide voting instructions in accordance with the directions provided by your broker. Failure to provide your broker with voting instructions will have the same effect as a vote against the merger agreement.

Approval of at least a majority of shares voted at the Graystone special meeting is required to approve and adopt the merger agreement (see page 33).

        Since Graystone's board of directors unanimously approved the merger agreement and merger, Graystone's articles of incorporation require the approval and adoption of the merger agreement and the merger by an affirmative vote, in person or by proxy, of a majority of the shares voted at the special meeting. The affirmative vote of a majority of the shares voted at the special meeting is also required to approve the adjournment or postponement of the meeting to solicit additional proxies.

        Each holder of shares of Graystone common stock outstanding on the record date will be entitled to one vote for each share held of record.

Tower directors and executive officers have agreed to vote in favor of the merger (see page 31).

        On December 31, 2008, the directors and executive officers of Tower had sole or shared voting power over 206,150 shares, or 8.77%, of the outstanding shares of Tower common stock. These directors and officers of Tower have agreed to vote these shares of Tower common stock in favor of the approval and adoption of the merger agreement.

Graystone directors and executive officers have agreed to vote in favor of the merger (see page 33).

        On December 31, 2008, the directors and executive officers of Graystone had sole or shared voting power over 3,726,914 shares, or 56.8%, of the outstanding shares of Graystone common stock. These directors and officers of Graystone have agreed with Tower to vote their shares of Graystone common stock in favor of approving and adopting the merger agreement.

Tower and Graystone directors and management may have interests in the merger that differ from your interests (see page 85).

        The directors and executive officers of each of Tower and Graystone and their subsidiaries may be deemed to have interests in the merger as directors and employees that are different from or in addition to yours as a Tower or Graystone shareholder. These interests include, among others, provisions in the merger agreement regarding Tower and Graystone Bank boards, as well as change in control agreements, employment agreements, supplemental executive retirement plans, deferred compensation plans, indemnification, insurance, stock options, restricted stock plans, vesting of options and restricted stock, and eligibility to participate in various employee benefit plans. For purposes of the Tower agreements and plans and the Graystone plans, the completion of the transactions contemplated by the merger agreement will generally constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder.

        Each of Tower's and Graystone's board of directors was aware of these interests and considered them in approving and recommending the merger agreement.

Tower and Graystone must obtain regulatory approval and satisfy other conditions before the merger is complete (see page 77).

        Tower's and Graystone's obligations to complete the merger and the bank merger are subject to various conditions that are usual and customary for this kind of transaction. These conditions include obtaining approval from the Federal Reserve Board, the FDIC and the Pennsylvania Department of Banking. As of the date of this document, appropriate applications for approval have been filed or will be filed as soon as possible. In addition to the required regulatory approvals, the merger will only be completed if certain conditions are met. See "Proposal: The Merger—Terms of the Merger—Conditions to Merger".

Amendment or termination of the merger agreement is possible (see page 79).

        Tower and Graystone can agree to amend the merger agreement in any way, except that, after approval by Tower and Graystone shareholders at their special meetings, Tower and Graystone cannot change the amount of Tower common stock you will receive in the transaction from what is provided in the merger agreement.

        Tower and Graystone may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed. Each company also may unilaterally terminate the merger agreement in certain circumstances. These include the failure to complete the merger by June 30, 2009, unless the terminating company's breach is the reason the merger has not been completed.

Rights of Tower and Graystone shareholders differ from those of Tower shareholders (see page 192).

        When the merger is complete, Graystone shareholders will automatically become Tower shareholders. The rights of Graystone shareholders differ from the rights of Tower shareholders in certain important ways. Many of these differences have to do with provisions in Graystone's articles of incorporation and bylaws that differ from those of Tower. See "Comparison of Shareholders' Rights".

Tax consequences of the merger (see page 93).

        To the extent Graystone shareholders receive Tower common stock, they generally will not recognize any gain or loss for United States federal income tax purposes. However, this tax treatment may not apply to all Graystone shareholders. Furthermore, shareholders of Graystone that receive cash in exchange for fractional shares of Tower common stock generally will recognize a gain or a loss.

        Tower has received a tax opinion from Bybel Rutledge LLP and Graystone has received a tax opinion from Rhoads & Sinon LLP that the merger will qualify as a "tax free" reorganization under 368(a) of the IRC. The tax opinion is conditioned, among other things, on the merger being conducted pursuant to the merger agreement and no change to current law. This opinion will not bind the Internal Revenue Service, which could take a different view.

        We urge you to consult your tax advisor for a full understanding of the specific tax consequences of the merger to you. Tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances. See "Proposal: The Merger—Material Federal Income Tax Consequences," beginning at page 93.

Tower and Graystone shareholders will have dissenters' rights (see page 95).

        As a Tower or Graystone shareholder, you have the right under Pennsylvania law to dissent from the merger and to demand and receive cash for the "fair value" of your common stock. In order to assert dissenters' rights, shareholders must precisely follow the process described in "Proposal: The Merger—Rights of Dissenting Shareholders" and in Annex D. These sources describe provisions of Pennsylvania law related to dissenters' rights. You also are encouraged to consult with your own legal advisor as to your dissenters' rights under Pennsylvania law. Failure to strictly comply with these procedures will result in the loss of these dissenters' rights and your ability to receive cash for the fair value of your common stock of either Tower or Graystone.

Market Price and Dividend Information

  Tower

        As of January 20, 2009, there were 2,420,481 shares of Tower common stock outstanding, which were held by approximately 1,231 holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for 34,551 additional shares of Tower common stock. The number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms, and others.

        Additionally, a substantial source of Tower's income from which it can pay dividends is the receipt of dividends from The First National Bank of Greencastle. The availability of dividends from The First National Bank of Greencastle is limited by various statutes and regulations. It also is possible, depending on the financial condition of The First National Bank of Greencastle, and other factors, that the applicable regulatory authorities could assert that payment of dividends or other payments is an unsafe or unsound banking practice. In the event that The First National Bank of Greencastle is unable to pay dividends to Tower, Tower may not be able to pay dividends on its common stock.

        Tower common stock is listed on the OTC Bulletin Board under the symbol "TOBC.OB". The following table shows, for the indicated periods, the high and low sales prices per share for Tower common stock as reported on the OTC Bulletin Board and dividends declared per share of Tower common stock. These prices may include markups, markdowns, or commissions.

	High	Low	Dividend Declared
2009
First Quarter (through January 20, 2009)	$26.00	$22.05	0.28
2008
First Quarter	$41.50	$38.00	$0.28
Second Quarter	39.50	37.10	0.28
Third Quarter	38.50	28.50	0.28
Fourth Quarter	32.00	19.00	0.28
2007
First Quarter	$44.75	$43.70	$0.26
Second Quarter	44.75	43.15	0.26
Third Quarter	44.25	42.10	0.26
Fourth Quarter	42.50	41.10	0.28
2006
First Quarter	$47.75	$45.00	$0.24
Second Quarter	46.70	42.30	0.24
Third Quarter	49.75	42.30	0.24
Fourth Quarter	45.00	44.20	0.00	(1)

(1)
Beginning in the 1st quarter of 2007, Tower changed its dividend declaration and payment policy. Tower now declares and pays its quarterly dividends during the same calendar quarter. Therefore, while Tower paid four (4) dividends during 2006, the table reflects only three (3) dividends that were declared during 2006.

        On November 12, 2008, the last full trading day before the public announcement of the execution of the merger agreement, and on January 20, 2009, the latest practicable trading day before the printing of this document, the high, low and closing sales prices for Tower common stock were as follows:

	November 12, 2008			January 20, 2009
	High	Low	Closing	High	Low	Closing
Tower Common Stock	$20.00	$19.00	$19.00	$22.05	$22.05	$22.05

  Graystone

        As of January 20, 2009, there were 6,523,584 shares of Graystone common stock outstanding which were held by approximately 237 holders of record and outstanding options that were exercisable on that date (or within 60 days of that date) for 21,584 additional shares of Graystone common stock.

        There is no established public trading market for Graystone common stock and Graystone has not declared any cash dividends to date.

Comparative Market Value

        The following table sets forth the market value per share of Tower common stock and the equivalent market value per share of Graystone common stock on November 12, 2008 (the last business day preceding the public announcement of the merger) and January 20, 2009 (the latest practicable trading day prior to the date of this document). Graystone common stock is not traded in the over-the-counter market or listed on a securities exchange. Therefore, no comparative market price is available. The equivalent market value is based upon an assumed exchange ratio of 0.42 shares of Tower common stock multiplied by the closing sales price of Tower common stock on the specified date.

	Tower Historical	Graystone Equivalent Market Value
November 12, 2008	$19.00	$7.98
January 20, 2009	$22.05	$9.26

Selected Historical Financial Data of Tower

        The following is a summary of consolidated financial information with respect to Tower as of and for the nine months ended September 30, 2008 and 2007, and as of and for the fiscal years ended December 31, 2007, 2006, 2005, 2004 and 2003. The results for the nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, Tower's consolidated financial statements and the accompanying notes and "Description of Tower"—"Management's Discussion and Analysis of Financial Condition and Results of Operations of Tower Bancorp, Inc. for the Years Ended December 31, 2007, 2006 and 2005 and the Nine Months Ended September 30, 2008 and 2007" which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of Tower, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the nine month interim periods have been made.

						For 9 Months ended
	2007	2006	2005	2004	2003	Sept 30 2008	Sept 30 2007
Results of Operations (000 omitted)
Interest income	$33,363	$25,799	$16,494	$14,126	$14,350	$23,685	$24,964
Interest expense	14,010	9,873	5,152	4,011	4,267	8,048	10,576
Provision for loan losses	600	360	270	360	360	1,075	450

Net interest income after provision for loan losses	18,753	15,566	11,072	9,755	9,723	14,562	13,938
Other operating income	6,711	7,324	4,802	4,591	4,805	3,526	5,529
Other operating expenses	16,096	14,040	8,815	7,934	7,756	12,943	12,018

Income before income taxes	9,368	8,850	7,059	6,412	6,772	5,145	7,449
Applicable income tax	2,331	2,718	2,027	1,689	1,821	1,160	1,949

Net income	$7,037	$6,132	$5,032	$4,723	$4,951	$3,985	$5,500

Per Share Data:
Basic earnings	$3.00	$2.92	$2.91	$2.73	$2.86	$1.72	$2.34
Diluted earnings	2.99	2.87	2.86	2.69	2.81	1.72	2.33
Cash dividends declared	1.06	0.74	0.92	1.34	1.26	0.84	0.78
Book value	33.43	38.78	28.02	25.51	23.33	31.68	34.34
Average weighted shares outstanding	2,345,286	2,103,487	1,727,055	1,727,856	1,733,477	2,317,151	2,350,585
Average diluted shares outstanding	2,353,426	2,137,168	1,758,409	1,756,044	1,760,563	2,321,857	2,359,013
Balance Sheet Figures
Total assets	$561,636	$542,167	$352,223	$316,890	$300,738	$549,914	$570,861
Net loans	394,625	386,809	227,179	227,567	212,203	402,834	390,747
Total investment securities	86,760	90,754	85,334	65,729	66,295	87,883	86,229
Total deposits	439,930	409,835	261,178	230,290	206,965	417,707	446,445
Borrowed funds	37,735	41,643	35,516	34,932	47,373	40,381	37,236
Total stockholders equity	78,414	81,553	48,389	44,071	40,438	73,344	80,262
Ratios
Average equity/average assets	14.79%	14.80%	13.85%	13.76%	13.01%	13.34%	14.06%
Return on average equity	8.35%	9.06%	10.90%	11.24%	14.46%	6.81%	8.77%
Return on average assets	1.24%	1.34%	1.51%	1.55%	1.80%	0.96%	1.29%
Dividend payout ratio	35.37%	26.13%	31.62%	48.90%	44.13%
Net interest margin	3.80%	3.80%	3.70%	3.50%	3.90%	2.90%	2.40%
Efficiency ratio	61.80%	60.40%	54.60%	51.20%	49.20%	67.50%	60.30%
Net loans to total assets	70.26%	71.34%	64.50%	71.81%	70.56%	73.25%	68.45%
Allowance for loan losses to total loans outstanding	0.97%	0.92%	0.93%	0.83%	0.87%	1.11%	0.92%
Non-accrual loans to total loans outstanding	1.10%	0.18%	0.02%	0.01%	0.25%	1.14%	0.83%
Net charge offs to average loans outstanding	0.09%	0.01%	0.02%	0.15%	0.06%	0.10%	0.02%

Selected Historical Financial Data of Graystone

        The following is a summary of consolidated financial information with respect to Graystone as of and for the nine months ended September 30, 2008 and 2007, and as of and for the fiscal years ended December 31, 2007 and 2006. The results for the nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results to be expected for the full year. This information is derived from, and should be read in conjunction with, Graystone's consolidated financial statements and the accompanying notes and "Description of Graystone"—"Management's Discussion and Analysis of Financial Condition and Results of Operations of Graystone for the Year Ended December 31, 2007 and 2006" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Graystone for the Nine Months Ended September 30, 2008 and 2007" which can be found elsewhere in this joint proxy statement/prospectus. In the opinion of management of Graystone, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the nine month interim periods have been made.

	As of and for the Years Ended December 31,		As of and for the Nine Months Ended September 30,
	2007	2006	2008	2007
	(Amounts in thousands, except share data)
Income Statement Data
Interest income	$24,313	$10,618	$23,522	$16,956
Interest expense	13,585	5,899	12,166	9,638

Net interest income	10,728	4,719	11,356	7,318
Provision for loan losses	1,997	1,756	1,900	1,562

Net interest income after provision for loan losses	8,731	2,963	9,456	5,756
Noninterest income	1,592	367	2,294	1,102
Noninterest expense	10,674	6,413	10,103	7,759

Income (loss) before income taxes	(351)	(3,083)	1,647	(901)
Income tax expense (benefit)	(5)	—	110	107

Net income (loss)	$(346)	$(3,083)	$1,537	$(1,008)

Per Share Data
Net income (loss)—basic	$(0.08)	$(1.21)	$0.24	$(0.25)
Net income (loss)—diluted	$(0.08)	$(1.21)	0.24	$(0.25)
Book value per share	8.00	4.71	8.29	6.01
Weighted average common shares outstanding—basic	4,447,065	2,548,855	6,377,288	3,964,333
Weighted average common shares outstanding—diluted	4,447,065	2,548,855	6,510,737	3,964,333
Balance Sheet Data
Assets	$446,412	$245,094	$615,592	$396,232
Loans, net	386,126	170,363	537,602	320,979
Investment securities	28,237	63,924	28,036	27,581
Deposits	359,051	195,712	490,229	334,271
Short-term borrowings (including securities sold under agreement to repurchase)	26,340	27,910	37,412	21,459
Long-term debt	4,430	6,200	29,000	6,630
Shareholders' equity	52,085	13,971	53,925	28,779
Shares outstanding	6,508,721	2,968,500	6,506,585	4,789,671

	As of and for the Years Ended December 31,		As of and for the Nine Months Ended September 30,
	2007	2006	2008	2007
	(Amounts in thousands, except share data)
Performance Ratios
Return on average assets(1)	(0.10)%	(1.98)%	0.38%	(0.42)%
Return on average shareholders' equity(1)	(1.15)%	(21.96)%	3.87%	(5.62)%
Net interest margin(1)(2)	3.24%	3.10%	3.00%	3.18%
Noninterest Expense as a percentage of average assets(1)	3.13%	4.11%	2.57%	2.45%
Efficiency Ratio	86.64%	126.09%	74.01%	92.15%
Asset Quality
Allowance for loan losses to loans	1.06%	1.25%	1.07%	1.14%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.05%	0.00%
Non-performing loans to total loans	0.02%	0.00%	0.14%	0.00%
Allowance for loan losses to non-performing assets	4823.26%	n/m	666.32%	n/m
Liquidity and Capital Ratios
Average loans to average deposits	98.4%	84.0%	113.0%	94.4%
Average equity to average assets	8.8%	9.0%	10.1%	7.6%
Tier 1 leverage ratio	n/a(3)	n/a(3)	9.4%	n/a(3)
Tier 1 risk based capital ratio	n/a(3)	n/a(3)	9.3%	n/a(3)
Total risk based capital ratio	n/a(3)	n/a(3)	10.3%	n/a(3)

(1)
Computed on an annualized basis

(2)
Shown on a fully taxable equivalent basis

(3)
Graystone qualified as a small bank holding company and was exempt from regulatory capital requirements at the holding company level.

(n/m)    Not meaningful

Selected Unaudited Pro Forma Combined Financial Data for Tower

        The following table shows information about the combined company's financial condition and results of operations, after giving effect to the merger. This information is called unaudited pro forma financial information in this document. The information under "Combined Income Statement" in the table below gives effect to the pro forma results for the nine months ended September 30, 2008 and the year ended December 31, 2007. The information under "Selected Combined Balance Sheet Items" in the table below assumes the merger was completed on September 30, 2008. This pro forma financial information assumes that the merger is accounted for using the acquisition method of accounting under SFAS No. 141 (Revised 2007) "Business Combinations" and represents a current estimate of the financial information based on available financial information of Tower and Graystone. See "Proposal—The Merger—Accounting Treatment" on page 92.

        The unaudited pro forma combined financial information includes adjustments to reflect the assets and liabilities of Tower at their estimated fair values at or near September 30, 2008. Such adjustments are subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial information is presented for illustrative purposes only and does not include any assumptions regarding the possible impact of revenue enhancements, expense efficiencies, asset dispositions or share repurchases.

        The information presented below should be read together with the historical consolidated financial statements of Tower and Graystone, including the related notes, and together with the consolidated historical financial data for Tower and Graystone and the other pro forma financial information, including the related notes, appearing elsewhere in this document. See "Consolidated Unaudited Pro Forma Financial Information" beginning on page 283 in the joint proxy statement/prospectus. The pro forma financial data are not necessarily indicative of results that actually would have occurred had the consolidation been completed on the dates indicated or that may be obtained in the future.

        In addition, as explained in more detail in the accompanying notes to the unaudited pro forma financial information found elsewhere in this joint proxy statement/prospectus, the allocation of the purchase price reflected in the Selected Unaudited Pro Forma Combined Financial Data is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

Selected Unaudited Pro Forma Combined Financial Data
(Amounts In Thousands, except per share data)

	For the Twelve Months Ended December 31, 2007	As of or for the Nine Months Ended September 30, 2008
	(in thousands)	(in thousands)
Combined income statement
INTEREST INCOME
Total interest income	$57,754	$47,265
Total interest expense	27,712	20,325

Net interest income	30,042	26,940
Provision for loan losses	2,597	2,975

Net interest income after provision for loan losses	27,445	23,965
Non-interest income	8,303	5,820
Non-interest expenses	29,299	25,267

Income before taxes	6,449	4,518
Income tax expense	1,645	692

Net income	$4,804	$3,826

Selected combined balance sheet items:
Investment securities		$115,919
Total loans, net		936,528
Total assets		1,160,763
Total deposits		907,631
Borrowings		120,599
Stockholders' Equity		120,483

Comparative Per Share Data

        Presented below is the Graystone and Tower historical per share financial data, the unaudited pro forma combined per share financial data, and the Graystone pro forma equivalent per share financial data for the nine months ended September 30, 2008 and the year ended December 31, 2007. This information should be considered together with the financial statements and related notes of Graystone and Tower and with the unaudited pro forma combined financial data included under "Unaudited Pro Forma Combined Financial Information" found elsewhere in this joint proxy statement/prospectus.

Unaudited Pro Forma Comparative Per Share Data

For The Nine Months Ended September 30, 2008

(Amounts In Thousands, except per share data)

	(Accounting Acquirer) Graystone Financial Corp.	(Accounting Acquiree) Tower Bancorp, Inc.	PROFORMA COMBINED	GRAYSTONE PROFORMA EQUIVALENT SHARE(1)
Earnings per share(1):
For the nine months ended September 30, 2008
Basic earnings per share	$0.24	$1.72	$0.77	$0.32
Diluted Earnings per share	0.24	1.72	0.76	0.32
Dividends Declared:
For the nine months ended September 30, 2008	$—	$0.84	$0.84	$0.35
Book Value:
As of September 30, 2008	$8.29	$31.68	$23.87	$10.02
Tangible Book Value:
As of September 30, 2008	$8.29	$23.92	$21.49	$9.03

(1)
Pro forma combined equivalent per share amount is calculated by multiplying the pro forma per share amount by the exchange ratio of 0.42

Unaudited Pro Forma Comparative Per Share Data

For the Year Ended December 31, 2007

(Amounts In Thousands, except per share data)

	(Accounting Acquirer) Graystone Financial Corp.	(Accounting Acquiree) Tower Bancorp, Inc.	PROFORMA COMBINED	GRAYSTONE PROFORMA EQUIVALENT SHARE(1)
Earnings (loss) per share:
For the year ended December 31, 2007
Basic earnings (loss) per share	$(0.08)	$3.00	$1.14	$0.48
Diluted earnings (loss) per share	(0.08)	2.99	1.14	0.48
Dividends Declared:
For the year ended December 31, 2007	$—	$1.06	$1.06	$0.45
Book Value:
As of December 31, 2007	$8.00	$33.43	$24.51	$10.29
Tangible Book Value:
As of December 31, 2007	$8.00	$24.74	$22.02	$9.25

(1)
Pro forma combined equivalent per share amount is calculated by multiplying the pro forma per share amount by the exchange ratio of 0.42

Risk Factors

        In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in "A Warning About Forward-Looking Information," on page 30, Tower and Graystone shareholders should carefully consider the matters described below to determine whether to approve and adopt the merger agreement.

Risks Relating to the Merger

         The value of the shares of Tower common stock that Graystone shareholders receive upon the consummation of the merger may be less than the value of shares of Graystone common stock as of the date the merger agreement was entered into or the date of the special meetings.

        The exchange ratio in the merger agreement is fixed and will not be adjusted in the event of any change in the stock prices of Tower or Graystone prior to the merger. There also may be a period of time between the date when shareholders of each of Tower and Graystone vote on the merger agreement and the date when the merger is completed. The relative prices of Tower and Graystone common stock may vary between the date of this joint proxy statement/prospectus, the dates of the special meetings, and the date of completion of the merger. The market price of Tower and Graystone common stock may change as a result of a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Tower or Graystone and are not necessarily related to a change in the financial performance or condition of Tower or Graystone. As Tower and Graystone market share prices fluctuate, based on numerous factors, the value of the shares of Tower common stock that a Graystone shareholder will receive will correspondingly fluctuate. In addition, Tower is not listed and does not trade on a national exchange. It is impossible to predict accurately the market price of Tower common stock after completion of the merger. Accordingly, the prices of Tower and Graystone common stock on the dates of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of Tower common stock after the merger is completed.

        Tower will issue shares to you in certificate form; there will be a time period between the effective date of the merger and delivery of the certificate to you. Until you receive the stock certificate, you will not be able to sell your Tower shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the market price of Tower common stock during this period.

        See "Summary—Market Price and Dividend Information". We urge you to obtain current market quotations for Tower common stock.

         Tower and Graystone directors and executive officers may have interests in the merger that differ from your interests.

        Some of Tower's and Graystone's directors and executive officers have interests in the transaction other than their interests as shareholders. For example, after the merger of Tower and Graystone, the current directors of Tower and ten (10) current directors of Graystone will continue to serve on Tower's combined board of directors. In addition:

  •
  Kermit Hicks shall serve as the chairman of the board of Tower until the expiration of his term in 2011.

  •
  Jeffrey B. Shank, a director and the President and Chief Executive Officer of Tower previously entered into a change of control agreement with Tower that would provide him with an employment agreement upon the closing date of the merger. The consummation of the merger will also afford him vested benefits in certain benefit plans and reduce his current covenant not to compete restrictions.

  •
  The consummation of the merger will afford John McDowell and Franklin Klink the ability to receive payments under their change in control agreements.

  •
  Graystone officers Carl Lundblad, Jane Tompkins, and Mark Merrill have entered into new employment agreements effective upon the effective date of the merger.

  •
  Participants' benefits under the Graystone Bank Pre and Post Separation from Service Split Dollar Life Insurance Plan will vest upon the change in control.

  •
  Participants' unvested options under the Graystone Financial Corp. 2007 Stock Incentive Plan shall become vested and exercisable.

  •
  Participants' unvested awards under the Graystone Financial Corp. Amended and Restated 2006 Restricted Stock Plan shall become vested.

  •
  The First National Bank of Greencastle and Graystone Bank employees will be immediately eligible for participation in all benefit plans on the terms of such benefit plans.

        These and certain other additional interests of Tower's and Graystone's directors and executive officers are described in detail in "Proposal: The Merger—Interests of Directors, Officers, and Others in the Merger," found elsewhere in this document. These circumstances may cause some of Tower's and Graystone's directors and executive officers to view the proposed merger differently than you view it.

         The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary and our actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

        The unaudited pro forma financial data in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Tower's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Tower as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

         Tower's engagement of Graystone's financial advisor to assist management in the preparation of pro forma financial information in connection with certain aspects of the merger may have resulted in advantages or disadvantages to either Tower or Graystone shareholders that may have not occurred had separate advisors been utilized.

        Both Tower and Graystone have engaged Cedar Hill Advisors, LLC to assist in the merger. Graystone originally retained Cedar Hill as its financial advisor and to issue a fairness opinion relating to the consideration to be received by Graystone shareholders in connection with the merger. Tower subsequently engaged Cedar Hill to assist management in the preparation of the pro forma financial information found elsewhere in this joint proxy statement/prospectus. After analyzing and discussing the potential conflicts, the boards of directors of Tower and Graystone each approved the engagement of Cedar Hill for the preparation of the pro forma financial information and certain purchase accounting valuation documentation. Thereafter, the duly authorized representatives of Tower and Graystone executed a written instrument of informed consent waiving any potential conflicts. There is no assurance that engagement of Cedar Hill to prepare a fairness opinion for Graystone and to assist management in preparation of pro forma financial information for Tower did not disadvantage either the Tower or Graystone shareholders.

         A Graystone and Tower shareholder or director will have less influence as a shareholder or director of Tower after the merger than they currently have as a shareholder or director of Graystone or Tower.

        Graystone and Tower shareholders currently have the right to vote in the election of the board of directors of their respective company and on other matters affecting their company. The rights of shareholders are governed by each company's respective articles of incorporation, bylaws, and Pennsylvania corporate law. See Comparison of Shareholders' Rights on page 192. After the merger, Graystone and Tower shareholders will hold a percentage ownership of the combined organization that is much smaller than such shareholder's current percentage ownership of Graystone or Tower. Specifically, the current Tower shareholders will hold approximately 45% of the outstanding shares of Tower and former Graystone shareholders will hold approximately 55% of the outstanding shares of Tower. Accordingly, Graystone and Tower shareholders will have less influence on the management and policies of the combined company than they now have on management and policies of their respective company. Moreover, as a result of the exchange of shares in the merger, the former directors and executive officers of Graystone will hold approximately 31% of the outstanding shares of Tower after the merger. This means that the former Graystone directors and executive officers as a group, some of whom will individually hold significant ownership interest in Tower, and who may have interests different than the Tower shareholders before the merger, may be able to strongly influence actions of Tower on matters that need only a majority vote of Tower shares, and may be able to block actions of Tower requiring a greater than a majority vote of Tower shares.

        Furthermore, since the merger agreement provides that the board of directors of the combined company will initially, and for a period of at least three years thereafter, be comprised of an equal number of individuals designated by each of the former Graystone directors and the current Tower directors, any actions taken by the Tower board after the merger will require the approval of at least one or more of the directors designated by each group. Consequently, neither the directors designated by the former Graystone directors nor by the current Tower directors will be able to unilaterally determine the management, policies or direction of the combined company.

         After the merger is complete, Graystone shareholders will become Tower shareholders and will have different rights that may be less advantageous than their current rights.

        Upon completion of the merger, Graystone shareholders will become Tower shareholders. Differences in Graystone's articles of incorporation and bylaws and Tower's articles of incorporation and bylaws will result in changes to the rights of Graystone shareholders who become Tower shareholders. For more information, see "Comparison of Shareholders' Rights," beginning on page 192 of this document. Shareholders of Graystone may conclude that their current rights under Graystone's articles of incorporation and bylaws are more advantageous than the rights they may have as a Tower shareholder under Tower's articles of incorporation and bylaws.

         If the merger is not completed, Tower and Graystone will have incurred substantial expenses without realizing the expected benefits.

        Tower and Graystone will incur substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. Graystone and Tower cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Tower and Graystone because they would not have realized the expected benefits.

         Failure to complete the merger in certain circumstances could require Tower or Graystone to pay a termination fee.

        If the merger should fail to occur in certain circumstances that relate to a possible combination of Tower or Graystone with another acquirer, Tower or Graystone may be obligated to pay $3,000,000 as a termination fee. See "Proposal: The Merger—Terms of the Merger—Termination Fee".

Risks Relating to Tower and Its Business

         A continuation of recent turmoil in the financial markets, particularly if economic conditions worsen more than expected, could have an adverse effect on our financial position or results of operations.

        In recent periods, United States and global markets, as well as general economic conditions, have been disrupted and are volatile. This situation is continuing and, since the beginning of the third quarter of 2008, has worsened significantly. The impact of this situation, together with concerns regarding the financial strength of financial institutions, has led to distress in credit markets and issues relating to liquidity among financial institutions. Some financial institutions around the world have failed; others have been forced to seek acquisition partners. The United States and other governments have taken unprecedented steps to try to stabilize the financial system, including investing in financial institutions. Our business and our financial condition and results of operations could be adversely affected by (1) continued or accelerated disruption and volatility in financial markets, (2) continued capital and liquidity concerns regarding financial institutions generally and our counterparties specifically, (3) limitations resulting from further governmental action in an effort to stabilize or provide additional regulation of the financial system, or (4) recessionary conditions that are deeper or last longer than currently anticipated.

         The soundness of other financial services institutions may adversely affect our credit risk.

        We rely on other financial services institutions through trading, clearing, counterparty, and other relationships. We maintain limits and monitor concentration levels of our counterparties as specified in our internal policies. Our reliance on other financial services institutions exposes us to credit risk in the event of default by these institutions or counterparties. These losses could adversely affect our results of operations and financial condition.

         There can be no assurance that recent action by governmental agencies and regulators, as well as recently enacted legislation authorizing the U.S. government to invest in, and purchase large amounts of illiquid assets from, financial institutions will help stabilize the U.S. financial system.

        In recent periods, various Federal agencies and bank regulators have taken steps to stabilize and stimulate the financial services industry. Changes also have been made in tax policy for financial institutions. In addition, on October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008 (the "EESA"). The legislation reflects an initial legislative response to the financial crises affecting the banking system and financial markets and going concern threats to financial institutions. The EESA provides the U.S. Treasury with up to $700 billion for various measures intended to stabilize the financial markets. As an initial program, the U.S. Treasury is exercising its authority to purchase an aggregate of $250 billion of capital instruments from financial entities throughout the United States. There can be no assurance, however, as to the actual impact that the EESA will have on the financial markets, including the extreme levels of volatility and limited credit availability currently being experienced. The failure of the EESA to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

         Tower's ability to pay dividends is subject to limitations.

        After the merger, Tower will continue to be a bank holding company and its operations will continue to be conducted by direct and indirect subsidiaries, each of which is a separate and distinct legal entity. Substantially all of Tower's assets are and will be held by its direct and indirect subsidiaries.

        Tower's ability to pay dividends depends on its receipt of dividends from its direct and indirect subsidiaries. After the merger, its principal banking subsidiary, Graystone Tower Bank, will be its primary source of dividends. As a state chartered bank, Graystone Tower Bank will be subject to regulatory restrictions on the payment and amounts of dividends under the Pennsylvania Banking Code.

        Further, the ability of banking subsidiaries to pay dividends is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements. There is no assurance that Tower's subsidiaries will be able to pay dividends in the future or that Tower will generate adequate cash flow to pay dividends in the future. Tower's failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

         Changes in interest rates could adversely impact our financial condition and results of operations.

        Tower's ability to make a profit, like that of most financial institutions, substantially depends upon its net interest income, which is the difference between the interest income earned on interest earning assets, such as loans and investment securities, and the interest expense paid on interest-bearing liabilities, such as deposits and borrowings. However, certain assets and liabilities, may react differently to changes in market interest rates. Further, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types of assets may lag behind. Additionally, some assets such as adjustable-rate mortgages, have features, and rate caps, which restrict changes in their interest rates.

        Factors such as inflation, recession, unemployment, money supply, global disorder such as that experienced as a result of the terrorist activity on September 11, 2001, instability in domestic and foreign financial markets, and other factors beyond our control, may affect interest rates. Changes in market interest rates will also affect the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, resulting in the receipt of proceeds that may have to be reinvested at a lower rate than the loan or mortgage-backed security being prepaid. Although Tower pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on our profitability.

        The year 2008 was highlighted by disruption and volatility in the financial and credit markets, primarily due to the fallout associated with rising defaults within many subprime mortgage-backed structured investment vehicles ("SIV's"). A major consequence of these market conditions has been significant tightening in the availability of credit, especially as it relates to the activity of the secondary residential mortgage market. These conditions have been exacerbated further by the continuation of a correction in (mostly residential-related) real estate market prices and sales activity and rising foreclosure rates, resulting in considerable mortgage loan related losses incurred by many lending institutions. The present state of the mortgage market has impacted the global markets as well as the domestic markets and has led to a significantly tightened environment in terms of credit and liquidity. In addition, economic growth has slowed down both nationally and globally, leading many economists and market observers to conclude that the national economy is in recession.

        Consequently, the credit quality and the continued performance of our lending portfolio is susceptible to the effects of general economic weakness and, in particular, a downturn in the housing industry, especially as these weaknesses relate to Tower's primary geographic markets of central Pennsylvania and Maryland. No assurance can be given that the economic and market conditions precedent will improve or will not further deteriorate. Hence, the persistence or worsening of such conditions could result in an increase in delinquencies, could cause a decrease in our interest income, or could continue to have an adverse impact on our loan loss experience, which, in turn, may necessitate increases to our allowance for loan losses.

         If we have higher loan losses than we have allowed for, our earnings could materially decrease.

        Our loan customers may not repay loans according to their terms, and the collateral securing the payment of loans may be insufficient to assure repayment. We may therefore experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio and adjustment may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. Consequently, a problem with one or more loans could require us to significantly increase the level of our provision for loan losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Material additions to the allowance would materially decrease our net income.

         Post-merger integration and change of Tower's historical business model may fail to achieve expected results.

        The success of the transaction depends heavily on a smooth integration and post-merger operations of the combined Graystone Tower Bank. Benefits of the transaction to shareholders may not be realized if the post-merger integration is not well executed or well received by each company's historical customers. This risk is exacerbated by a material change in the business processes that have been historically operated by Tower to those of Graystone.

         Graystone has a limited operating history and the results of the combined entity may vary from historical results of Graystone and Tower.

        Graystone's banking subsidiary, Graystone Bank, commenced operation in November 2005. Pursuant to the merger agreement, after the merger, the current members of Graystone's management team will be primarily responsible for the combined company's operations and results. While Graystone has seen significant growth in its relatively short period of operation, there can be no assurance that after the merger, Tower will be able to sustain the same type of growth or achieve Tower's level of historical profitability.

         Due to accounting rule changes, failure to complete the merger by December 31, 2008 will result in recognition of additional merger expenses for Tower in 2009.

        On December 4, 2007, the Financial Accounting Standards Board (FASB) issued a revised version of Financial Accounting Standard No. 141 ("FAS 141(R)"), which addresses accounting for business combinations. Prior to the issuance of FAS 141(R), the costs of an acquisition—such as legal, consulting, banking and other professional fees related to an acquisition—were treated as part of the purchase price of the transaction. However, for business combinations completed after December 31, 2008, transaction-related costs must be expensed during the period in which they are incurred. Accordingly, since the merger will not be completed until after December 31, 2008, transaction related costs will be expensed, and as a result Tower's earnings will be negatively impacted.

         Tower may fail to realize the cost savings it expects to achieve from the merger.

        The success of the merger will depend, in part, on Tower's ability to realize the estimated cost savings from combining the businesses of Tower and Graystone. While we believe that the cost savings estimates are achievable, it is possible that the potential cost savings could be more difficult to achieve than we anticipate. Tower's cost savings estimates also depend on its ability to combine the businesses of Tower and Graystone in a manner that permits those cost savings to be realized. If our estimates are incorrect or we are unable to combine the two companies successfully, the anticipated cost savings may not be realized fully or at all, or may take longer to realize than expected.

         After the merger, requirements imposed by The First National Bank of Greencastle's Memorandum of Understanding may be maintained with respect to Graystone Tower Bank and could result in significant costs.

        Currently, The First National Bank of Greencastle is subject to a Memorandum of Understanding (MOU) with the Office of the Comptroller of the Currency, its primary federal regulator. In connection with the bank merger, the Pennsylvania Department of Banking and/or FDIC could require the combined bank to comply with some or all requirements of the MOU. This could result in significant costs and restrictions to Graystone Tower Bank going forward.

         Combining Tower and Graystone into Tower may be more difficult, costly or time-consuming than expected.

        Tower and Graystone have operated, and, until the completion of the merger, will continue to operate, independently. The integration process could result in the loss of key employees, the disruption of each company's ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either company's ability to maintain relationships with clients and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause Tower and Graystone to lose customers or cause customers to withdraw their deposits from Graystone or Tower, or other unintended consequences that could have a material adverse effect on Tower's results of operations or financial condition.

         We may incur significant costs to ensure compliance with corporate governance and accounting requirements.

        We expect to incur significant costs associated with our public company reporting requirements, costs associated with applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

         We may elect or need to seek additional capital in the future, but that capital may not be available when needed.

        We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In the future, we may elect or need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital if needed on acceptable terms. If we cannot raise additional capital when needed, our ability to expand our operations through internal growth or acquisitions could be materially impaired.

         Tower's success will depend upon the ability of management to adapt to the consolidated company structure.

        The business success of Tower and Graystone Tower Bank depends to a great extent upon the services of their directors and executive officers. Management's ability to operate Tower profitably will require the acquisition of new knowledge and skills. In particular, if Tower expands geographically or expands to provide non-banking services through the acquisition or formation of additional subsidiaries, current management may not have the necessary experience for successful operation in these new areas. There is no guarantee that management would be able to meet these new challenges or that Tower would be able to retain new directors or personnel with the appropriate background and expertise.

         Tower common stock may not be listed on a national securities exchange, and the market for Tower's common stock may not be more active than the current market for either Tower or Graystone common stock.

        Although we plan to apply to list Tower common stock on The Nasdaq Stock Market, Inc., we cannot guarantee that our application will be accepted or, if accepted, when such listing would be effective. Accordingly, although the Tower common stock offered in the merger will be freely transferable once you receive your Tower stock certificate, Tower's common stock may not be listed on a national securities exchange. Instead, Tower common stock may be traded in local over-the-counter markets and privately negotiated transactions. There is no assurance that an active public trading market for Tower's common stock will develop. Further, we cannot assure you that significant trading in Tower common stock will take place for several years, if ever. Investors should consider their shares of Tower common stock as a long-term investment because, among other things, they may not be able to promptly liquidate their investment at a reasonable price in the event of a personal financial emergency or otherwise.

         Future acquisitions by Tower could dilute your ownership of Tower and may cause Tower to become more susceptible to adverse economic events.

        Tower may issue shares of its common stock in connection with future acquisitions and other investments, which would dilute your ownership interest in Tower. While there is no assurance that these transactions will occur, or that they will occur on terms favorable to Tower, future business acquisitions could be material to Tower, and the degree of success achieved in acquiring and integrating these businesses into Tower could have a material effect on the value of Tower common stock. In addition, these acquisitions could require Tower to expend substantial cash or other liquid assets or to incur debt, which could cause Tower to become more susceptible to economic downturns and competitive pressures.

         An economic downturn in central Pennsylvania or a general decline in economic conditions could adversely affect Tower's financial results.

        After the merger, Tower's operations will be concentrated in central Pennsylvania and northern Maryland. As a result of this geographic concentration, Tower's financial results may correlate to the economic conditions in this area. Deterioration in economic conditions in this market area, particularly in the industries on which this geographic areas depend, or a general decline in economic conditions may adversely affect the quality of the loan portfolio (including the level of non-performing assets, charge offs and provision expense) and the demand for products and services, and, accordingly, Tower's results of operations. Inflation has some impact on Tower's and Graystone Tower Bank's operating costs.

         Strong competition within Tower's market area may limit its growth and profitability.

        Competition in the banking and financial services industry is intense. Tower will compete actively with other central Pennsylvania financial institutions, many larger than Tower, as well as with financial and non-financial institutions headquartered elsewhere. Commercial banks, savings banks, savings and loan associations, credit unions, and money market funds actively compete for deposits and loans. Such institutions, as well as consumer finance, insurance companies and brokerage firms, may be considered competitors with respect to one or more services they render. Tower will likely be generally competitive with all institutions in its service areas with respect to interest rates paid on time and savings deposits, service charges on deposit accounts, interest rates charged on loans and fees for trust and investment advisory services. Many of the institutions with which Tower competes have substantially greater resources and lending limits and may offer certain services that Tower does not or cannot provide. Tower's profitability depends upon Tower's ability to successfully compete in its market area.

         Tower operates in a highly regulated environment and may be adversely affected by changes in laws and regulations.

        Tower and Graystone Tower Bank will be subject to extensive regulation, supervision and examination by certain state and federal agencies including the Federal Deposit Insurance Corporation, as insurer of Graystone Tower Bank's deposits, the Board of Governors of the Federal Reserve System, as regulator of the holding company, and the Pennsylvania Department of Banking, as regulator of Pennsylvania chartered banks. Such regulation and supervision govern the activities in which an institution and its holding company may engage and are intended primarily to ensure the safety and soundness of financial institutions. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on operations, the classification of assets and determination of the level of the allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on Graystone Tower Bank's and Tower's operations. See "Supervision and Regulation of Tower and Graystone" beginning on page 183. There also are several federal and state statutes which regulate the obligation and liabilities of financial institutions pertaining to environmental issues. In addition to the potential for attachment of liability resulting from its own actions, a bank may be held liable under certain circumstances for the actions of its borrowers, or third parties, when such actions result in environmental problems on properties that collateralize loans held by the bank. Further, the liability has the potential to far exceed the original amount of a loan issued by the bank.

A Warning About Forward-Looking Information

        This document, including information incorporated by reference in this document, contains forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations, and business of each of Tower, The First National Bank of Greencastle, Graystone, and Graystone Bank. These include statements relating to revenues, cost savings, and anticipated benefits resulting from the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "projects" or similar words or expressions.

        These forward-looking statements involve substantial risks and uncertainties. There are many factors that may cause actual results to differ materially from those contemplated by these forward-looking statements. See "Risk Factors", beginning on page 21 of this document.

        Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by these statements. We caution Tower and Graystone shareholders not to place undue reliance on these statements. These statements speak only as of the date of this document or, if made in any document incorporated by reference, as of the date of that document.

        All written or oral forward-looking statements attributable to Tower or Graystone or any person acting on their behalf made after the date of this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Tower nor Graystone undertakes any obligation to release publicly any revisions to forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

 The Tower Special Meeting of Shareholders

General

        The Tower special meeting of shareholders will be held at the Rescue Hose Company Special Events Center, 407 South Washington Street, Greencastle, Pennsylvania 17053, at 10:00 a.m., local time, on March 4, 2009.

Record Date

        The record date for the Tower special meeting of shareholders is January 20, 2009. Only shareholders of record at the close of business on the Tower record date will be entitled to receive notice of and to vote at the special meeting.

Matters to be Considered at the Special Meeting

        Holders of Tower common stock will consider and vote upon a proposal to approve and adopt the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Tower shareholders are also being asked to approve an amendment to Article Fifth of Tower's Articles of Incorporation to increase the authorized number of common stock from 5,000,000 shares to 50,000,000 shares. In addition, shareholders of Tower are being asked to approve a proposal to adjourn the Tower special meeting of shareholders, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the special meeting of shareholders to approve the merger agreement. Shareholders also will consider and vote upon any other matter that may properly come before the special meeting.

Votes Required

        Tower shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the record date must be represented in person or by proxy at the Tower special meeting of shareholders for a quorum to be present for purposes of voting on the merger agreement, the amendment to the articles proposal, the adjournment or postponement proposal, and any other matter to be considered at Tower's special meeting of shareholders.

        The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the outstanding shares of Tower common stock on the record date because the Tower board of directors has unanimously approved the merger agreement. The affirmative vote of a majority of the shares voted at the special meeting of shareholders is required to approve and adopt the amendment to Tower's articles of incorporation. The affirmative vote of a majority of the shares voted at the Tower special meeting of shareholders is required to approve the adjournment or postponement of the special meeting to solicit additional proxies.

        Each shareholder of Tower on the record date will be entitled to one vote for each share held of record at the Tower special meeting of shareholders. The directors and executive officers of Tower have agreed to vote all shares of Tower common stock that they own on the record date in favor of the approval and adoption of the merger agreement. On December 31, 2008, directors and executive officers of Tower beneficially owned approximately 206,150 shares of Tower common stock, or approximately 8.77% of the then outstanding shares of Tower common stock.

Voting

        The Tower board of directors is soliciting proxies from the Tower shareholders. This will give Tower shareholders an opportunity to vote at the Tower special meeting of shareholders. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

        If a Tower shareholder does not vote by proxy or by attending the Tower special meeting of shareholders and voting in person, it will have the same effect as voting against the merger.

        If a Tower shareholder votes by proxy card but makes no specification on the proxy card regarding the proposals, the agent will vote all of the shareholder's shares "FOR" approval and adoption of the merger agreement and the merger, the amendment of the articles proposal, and the adjournment or postponement proposal.

Revocation of Proxies

        Any Tower shareholder may revoke a proxy at any time before or at the Tower special meeting in one or more of the following ways:

        1.     Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of shareholders to the Secretary of Tower;

        2.     Submitting a later-dated proxy prior to the vote at the special meeting of shareholders; or

        3.     Attending the special meeting of shareholders and voting in person after giving written notice to the Secretary of Tower.

        A Tower shareholder should send any written notice of revocation or subsequent proxy to:

    Tower Bancorp, Inc.
    Attention: John H. McDowell, Sr., Corporate Secretary
    40 Center Square
    P.O. Box 8
    Greencastle, PA 17225

        You also may hand deliver the notice of revocation or subsequent proxy to John H. McDowell, Sr., Corporate Secretary, before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of shareholders will not by itself constitute a revocation or proxy.

Dissenters' Rights of Appraisal

        Under Section 1930 and Chapter 15, Subchapter D, of the Pennsylvania Business Corporation Law of 1988, as amended, holders of Tower common stock who properly file with Tower a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising in anticipation of the merger). In order to exercise those rights, Tower shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The "fair value" of their shares would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters' rights. The provisions relating to dissenters' rights under Pennsylvania Business Corporation Law are attached to this joint proxy statement/prospectus as Annex D. See "Proposal: The Merger—Rights of Dissenting Shareholders".

Solicitation of Proxies

        Tower will bear the cost of the solicitation of proxies from its own shareholders, but Tower and Graystone will equally share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of Tower and its subsidiaries may solicit proxies from Tower shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. Tower also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Tower will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

        The Altman Group, a proxy solicitation firm, will assist in the solicitation of proxies by Tower for a fee of $7,000, plus reasonable out-of-pocket expenses.

 The Graystone Special Meeting of Shareholders

General

        The Graystone special meeting of shareholders will be held at the West Shore Country Club, 100 Brentwater Road, Camp Hill, Pennsylvania 17011, at 9:30 a.m., local time, on February 24, 2009.

Record Date

        The record date for the Graystone special meeting of shareholders is January 20, 2009. Only shareholders of record at the close of business on the Graystone record date will be entitled to receive notice of and to vote at their special meeting.

Matters to be Considered at the Special Meeting

        Holders of Graystone common stock will consider and vote upon a proposal to approve and adopt the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. In addition, shareholders of Graystone are being asked to approve a proposal to adjourn the Graystone special meeting of shareholders, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the special meeting of shareholders to approve the merger agreement. Shareholders also will consider and vote upon any other matter that may properly come before the special meeting.

Votes Required

        Graystone shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the record date must be represented in person or by proxy at the Graystone special meeting of shareholders for a quorum to be present for purposes of voting on the merger agreement, the adjournment or postponement proposal, and any other matter to be considered at the Graystone special meeting.

        The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares voted at the special meeting because the Graystone board of directors has unanimously approved the merger agreement. The affirmative vote of a majority of the shares voted at the Graystone special meeting of shareholders is also required to approve the adjournment or postponement of the special meeting to solicit additional proxies.

        Each holder of shares of Graystone common stock outstanding on the record date will be entitled to one vote for each share held of record at the Graystone special meeting of shareholders. The directors and executive officers of Graystone have agreed to vote all shares of Graystone common stock that they own on the record date in favor of the approval and adoption of the merger agreement. On December 31, 2008, directors and executive officers of Graystone beneficially owned approximately 3,726,914 shares of Graystone common stock, or approximately 56.8% of the outstanding shares of Graystone common stock.

Voting

        The Graystone board of directors is soliciting proxies from the Graystone shareholders. This will give Graystone shareholders an opportunity to vote at the Graystone special meeting of shareholders. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

        If a Graystone shareholder votes by proxy card but makes no specification on the proxy card regarding the proposals, the agent will vote all of the shareholder's shares "FOR" approval and adoption of the merger agreement and the merger and the adjournment or postponement proposal.

Revocation of Proxies

        Any Graystone shareholder may revoke a proxy at any time before or at the Graystone special meeting in one or more of the following ways:

        1.     Delivering a written notice of revocation bearing a later date than the proxy at any time prior to the vote at the special meeting of shareholders to the Secretary of Graystone;

        2.     Submitting a later-dated proxy prior to the vote at the special meeting of shareholders; or

        3.     Attending the special meeting of shareholders and voting in person after giving written notice to the Secretary of Graystone.

        A Graystone shareholder should send any written notice of revocation or subsequent proxy to:

    Graystone Financial Corp.
    Attention: Carl D. Lundblad, Secretary
    112 Market Street
    Harrisburg, PA 17101

        You also may hand deliver the notice of revocation or subsequent proxy to Carl D. Lundblad, Secretary, before the taking of the vote at the special meeting of shareholders. Attendance at the special meeting of shareholders will not by itself constitute a revocation or proxy.

Dissenters' Rights of Appraisal

        Under Section 1930 and Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, holders of Graystone common stock who properly file with Graystone a written notice of intention to dissent will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising in anticipation of the merger). In order to exercise those rights, Graystone shareholders must comply with the procedural requirements of Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law. The "fair value" of their shares would be determined in judicial proceedings, the result of which cannot be predicted. Failure to take any of the steps required under Chapter 15, Subchapter D of the Pennsylvania Business Corporation Law on a timely basis may result in the loss of dissenters' rights. The provisions relating to dissenters' rights under Pennsylvania Business Corporation Law are attached to this joint proxy statement/prospectus as Annex D. See "Proposal: The Merger—Rights of Dissenting Shareholders".

Solicitation of Proxies

        Graystone will bear the cost of the solicitation of proxies from its own shareholders, but Tower and Graystone will equally share the cost of printing and mailing this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers, and employees of Graystone and its subsidiaries may solicit proxies from Graystone shareholders by telephone, electronically, or in person without compensation other than reimbursement for their actual expenses. Graystone also will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. Graystone will reimburse those custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with forwarding solicitation materials.

 Proposal:
The Merger

        The following information describes the material terms and provisions of the merger. This description is not complete. We qualify this discussion in its entirety by reference to the merger agreement which we incorporate by reference in this joint proxy statement/prospectus. A copy of the merger agreement, as amended, is attached to this document as Annex A to provide information regarding the terms of the proposed merger. Except for its status as the contractual document between the parties with respect to the merger described in the merger agreement, it is not intended to provide factual information about the parties. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied on by investors as statements of factual information. We urge you to read the full text of the merger agreement carefully.

General

        On November 13, 2008, Tower and Graystone jointly announced the pending merger of Tower and Graystone. Pursuant to the merger agreement, Graystone will merge with and into Tower. Immediately thereafter, The First National Bank of Greencastle will merge with and into Graystone Bank under the name "Graystone Tower Bank". The mergers are expected to be completed during early 2009.

        In the merger, Graystone shareholders will receive 0.42 shares of Tower common stock for each of their shares of Graystone common stock held on the effective date of the merger.

        Tower will not issue fractional shares of common stock to Graystone shareholders pursuant to this merger; consequently, Graystone shareholders will receive cash in lieu of fractional shares they would have otherwise received according to the terms of the merger.

        The approval and adoption of the merger agreement requires the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the outstanding shares entitled to vote at the Tower special meeting of shareholders and requires the affirmative vote, in person or by proxy, of at least a majority of the shares voted at the Graystone special meeting of shareholders.

Background of the Merger

        Tower is the parent company of The First National Bank of Greencastle, which was founded in 1864 and currently operates 16 branch offices in three counties—Franklin and Fulton counties in Pennsylvania and Washington County, Maryland. Graystone operates Graystone Bank, which has experienced rapid growth since it commenced operations in 2005 to comprise 9 branch offices serving Centre, Cumberland, Dauphin, Lancaster, Lebanon and York Counties in central Pennsylvania. From time to time over the past several years, the management and board of directors of each of Graystone and Tower have considered various strategic alternatives as part of their continuing efforts to build value for their respective shareholders. These strategic alternatives have included continuing as an independent institution, acquiring or selling branch offices, establishing related lines of business or entering into a strategic partnership with similarly-sized or larger institutions. Given its growth during its initial years of operation, Graystone has also considered engaging in a public stock offering, but did not view this as a desirable alternative given the current market conditions involving equity securities of financial services companies. Members of Graystone's and Tower's respective management teams became acquainted and interacted at various banking industry functions throughout 2008.

August 18, 2008	Kermit Hicks, Chairman of Tower, and Andrew Samuel, Chairman and CEO of Graystone, met at Carlisle Country Club in Carlisle, PA and discussed the challenges and opportunities facing each company. The prospect of a strategic partnership is raised, but pricing was not discussed.
August 25, 2008	Kermit Hicks and Andrew Samuel met and discussed broad concepts of a potential partnership of the two companies, including corporate and management structure. Pricing was not discussed.
August 29, 2008
Kermit Hicks, Terry Randall, a director of Tower, and Jeff Shank, President and CEO of Tower, met with Andrew Samuel and discussed community banking, the economy, challenges facing community banks generally, and their respective institutions specifically, and the broad terms of a potential partnership of the two companies. Pricing was not discussed. Mr. Samuel provided presentation materials for Tower's Board of Directors that included certain financial and other information regarding Graystone and a summary of certain perceived benefits of a combination with Tower. Mr. Samuel also provided a draft Confidentiality Agreement to Tower.
August 30, 2008	Terry Randall sent the Graystone presentation materials to Nicholas Bybel, Jr. of Bybel Rutledge LLP, special counsel for Tower Bancorp, Inc.

September 2, 2008	The Tower Board of Directors met and discussed the future of Tower and The First National Bank of Greencastle, the financial services industry, the Bank's compliance with its previously announced Memorandum of Understanding with the OCC, the broad concepts of a potential partnership with Graystone and the Directors' duties under the law. Andrew Samuel and Carl Lundblad, General Counsel for Graystone, are called to attend the meeting and stay for the subsequent dinner. Also in attendance was Nicholas Bybel, Jr., Esquire of Bybel Rutledge LLP, special counsel to Tower. During the meeting and dinner, Messrs. Samuel and Lundblad responded to questions from Tower directors regarding Graystone's business philosophy and growth strategy. After Messrs. Samuel and Lundblad left, the Board of Directors of Tower continued discussions of various issues and authorized Bybel Rutledge LLP to contact Boenning & Scattergood, Inc. to discuss possible engagement as Tower's financial advisor. The Tower Board of Directors also authorized execution of the Confidentiality Agreement.
September 3, 2008	A Confidentiality Agreement is entered into between Graystone and Tower.
September 10, 2008
The Board of Directors of Tower met and discussed the financial services industry, the challenges facing Tower and its bank subsidiary and the possible business combination with Graystone and the various issues associated therewith. The Tower Board of Directors authorized the engagement of Boenning & Scattergood as Tower's financial advisor.
September 17, 2008
Tower retained the services of Boenning & Scattergood as its financial advisor. Boenning discussed with the Tower Board of Directors the financial issues of the proposed transaction, a schedule for due diligence, and various business issues in connection with the transaction. Chad Hull of Boenning and Carl Lundblad of Graystone discussed the process for Boenning's review of Graystone financial information.
September 19, 2008	Andrew Samuel and Kermit Hicks met and discussed social issues related to a potential partnership, including future management and board composition. Pricing was not discussed.
September 22, 2008	Graystone provided financial and other corporate information to Boenning, including capital structure and history, and historical balance sheet and income statements.

September 23, 2008	The Graystone Board of Directors met for a previously scheduled strategic planning retreat. The Graystone Board of Directors reviewed and considered various strategic alternatives, including an initial public offering and a partnership with a community financial services company such as Tower. Mr. Samuel provided the Board with an update on discussions with Tower and suggested that it would be appropriate for Graystone to engage a financial advisor to advise the Board concerning the financial terms of any proposed transaction. After reviewing the qualifications of Cedar Hill Advisors, LLC, the Graystone Board authorized management to continue discussions with Tower to develop a complete proposal for a combination and to engage Cedar Hill as Graystone's financial advisor.
September 25, 2008
Graystone engaged Cedar Hill as its financial advisor. Cedar Hill discussed with Graystone management possible methods and analyses to develop a proposal concerning the financial terms of a partnership with Tower.
September 29, 2008
Andrew Samuel, Carl Lundblad and Mark Merrill, Graystone's Chief Financial Officer, met with Charles J. Ferry, Esq. of Rhoads & Sinon LLP, special counsel to Graystone, and discussed issues surrounding the potential transaction, including corporate and management structure and bank regulatory considerations.
October 2, 2008
The Tower Board of Directors met to review strategic alternatives. Attorney Bybel of Bybel Rutledge LLP and Chad Hull of Boenning & Scattergood are also present. A presentation is made by Boenning & Scattergood regarding strategic options and alternatives. Mr. Bybel discusses the fiduciary duties of the Board of Directors under Pennsylvania law. Boenning is authorized to contact Graystone to seek a non-binding confidential indication of interest.
October 3, 2008
Boenning contacted Graystone and requested a proposal in the form of a non-binding confidential indication of interest with respect to the terms and negotiation of a proposed transaction. Graystone management contacted Cedar Hill and began to work with Cedar Hill to jointly develop a methodology for establishing an appropriate exchange ratio for a merger of Graystone into Tower.
October 7, 2008
The Graystone Board of Directors met to review the progress of discussions with Tower. Mr. Samuel provided the Board with an update and indicated that Graystone management and Cedar Hill had identified a range of exchange ratios based upon a contribution analysis and taking into account the future prospects of each company. The Graystone Board authorized management to develop a proposal based on the financial and non-financial terms discussed and to submit such proposal to Tower in a written non-binding confidential indication of interest.

October 8, 2008	Boenning met with Graystone and Cedar Hill and exchanged certain financial information and discussed certain financial and non-financial considerations of a transaction.
October 9, 2008
Graystone submitted a preliminary confidential non-binding indication of interest to Tower including a fixed exchange ratio of shares of Tower for each share of Graystone, as well as key non-financial terms.
October 10, 2008
Andrew Samuel, Carl Lundblad and Robert Barilla of Cedar Hill met with Tower's M&A committee (Kermit Hicks, Terry Randall, Jeff Shank and Frederic Frederick) and Boenning (Chad Hull and James Adducci) to discuss the Graystone indication of interest. Graystone and Tower negotiated an exchange ratio of .42 shares of Tower for each share of Graystone, the general structure of the transaction, the resulting Board of Directors after the transaction and the resulting management structure.
October 14, 2008	Graystone submitted a revised indication of interest to Tower based on the .42 exchange ratio, including composition of the Tower Board of Directors and the resulting management structure.
October 15, 2008	Cedar Hill provided Boenning & Scattergood reciprocal due diligence request lists.
October 15, 2008
The Tower Board of Directors met and reviewed the revised indication of interest and discussed various courses of action, options and alternatives. The Tower Board of Directors decided unanimously to move forward with joint due diligence by each party.
October 16, 2008	Jeff Shank and Andrew Samuel met for lunch and discussed future bank issues. There was no discussion of deal structure or negotiations of any terms.
October 20-21, 2008	Graystone, Cedar Hill and Rhoads & Sinon performed on-site due diligence of Tower.
October 23-24, 2008	Tower, Boenning, Bybel Rutledge and Ardmore Banking Advisors (Tower's loan review consultant) performed on-site due diligence of Graystone.
October 23, 2008
Meeting of Bybel Rutledge, Boenning, Cedar Hill, Ardmore Banking Advisors, Beard Miller Company LLP (Graystone's auditors), Smith Elliott Kearns & Company, LLC (Tower's auditors) and Graystone management at Graystone Bank to discuss financial and accounting issues including issues in connection with new accounting standards and post-combination bank dividends.

October 27, 2008	Graystone Board of Directors met and reviewed revised indication of interest letter as submitted to Tower. Graystone management presented reports concerning findings of due diligence review of Tower and addressed various accounting, regulatory and financial issues relating to the proposed transaction.
October 28, 2008	Draft of merger agreement sent to all parties for review by Bybel Rutledge LLP.
October 30, 2008	Tower board met and received due diligence reports from advisors and reviewed the findings thereof. Board reviewed draft of merger agreement.
October 31, 2008	Andrew Samuel and Kermit Hicks met and discussed various non-financial issues relating to the proposed transaction, including surviving board and management structure.
November 4, 2008
Tower and Graystone met with state and federal banking regulators and discussed the potential transaction, the contemplated structure, the issues raised in the MOU between the OCC and FNB Greencastle and certain regulatory and accounting considerations involving Graystone Bank's payment of cash dividends to Tower as the surviving parent company.
November 5, 2008
Tower board met and received a due diligence update, review of the pro forma financial projections of the combined company and associated assumptions and issues regarding the payment of dividends by the surviving company. The Tower Board of Directors decided that additional information was needed from Graystone regarding combined operating philosophy and the prospect of payment of a special dividend by Tower to its shareholders prior to close of the transaction. The Tower Board of Directors reviewed the proposed merger agreement and exhibits in detail. The Tower Board of Directors authorized Bybel Rutledge to negotiate certain transaction issues, including the payment of a special dividend by Tower. Mr. Bybel reviewed with the Board of Directors their fiduciary duties under law.
November 6, 2008
At a regular meeting of Graystone's Board of Directors, Carl Lundblad provided a due diligence update and reviewed the terms of the draft merger agreement in detail. Robert Barilla of Cedar Hill presented Cedar Hill's analysis of the financial terms of the transaction. Mr. Lundblad reviewed with the directors their fiduciary duties under applicable law. Mr. Samuel advised the directors that Tower requested that, in connection with the transaction, Tower be permitted to declare and pay a pre-merger special dividend. The Graystone Board of Directors authorized management to negotiate the final terms of the merger agreement, including a pre-merger special dividend to Tower shareholders.

November 6, 2008	Kermit Hicks, Jeff Shank and Frank Klink, of Tower, and Andrew Samuel, Jeff Renninger, Carl Lundblad and Mark Merrill, of Graystone, met and discussed "a day in the life" of the Tower CEO and CFO after the partnership is complete. They also discussed certain outstanding issues and transaction terms.
November 7-12, 2008	The parties' management, legal counsel and financial advisors negotiate the final terms and conditions of the merger agreement and all exhibits thereto.
November 12, 2008
Tower's Board of Directors met to consider the merger agreement and the schedules, exhibits, and annexes thereto. Mr. Hull reviewed the Boenning & Scattergood presentation with the Board of Directors. Mr. Bybel reviewed with the Board of Directors the merger agreement and all exhibits and schedules thereto and their duties under law. After presentations by management and Boenning & Scattergood and receipt of a written fairness opinion from Boenning & Scattergood, the Board of Directors discussed, considered, approved and adopted the terms of the transaction and the merger agreement.
November 12, 2008
The Graystone Board of Directors met to review and consider the merger agreement. Mr. Lundblad reviewed the merger agreement and all exhibits, schedules and annexes thereto in detail. Mr. Barilla reviewed an update of Cedar Hill's analysis of the financial terms of the transaction, taking into account the decline in Tower's stock price and the addition of the pre-merger special dividend to Tower shareholders. After presentations by management and Cedar Hill and receipt of Cedar Hill's fairness opinion, Mr. Lundblad reviewed with the directors their fiduciary duties under applicable law. The Board of Directors then discussed, considered and approved and adopted the merger agreement, including the exhibits thereto. The Graystone Bank board met immediately thereafter and considered and approved the Bank Plan of Merger.
November 12, 2008	The merger agreement is executed by Tower and Graystone with schedules, exhibits and annexes thereto.
November 13, 2008	Tower and Graystone publicly announced the transaction before the markets opened.

Tower's Reasons for the Merger

        In evaluating its strategic plan in light of the opportunity presented, Tower decided to enhance its organization through a strategic business combination with Graystone.

        In approving the merger agreement, Tower's board of directors considered the following as generally supporting its decision to enter into the merger agreement.

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  Tower's board of directors reviewed its own business, operations, financial condition, earnings, and prospects and also reviewed Graystone's business, operations, financial condition, earnings, and prospects, including both Tower's and Graystone's geographic positions in Central Pennsylvania and along the Interstate 81 corridor. After concluding its review, Tower concluded that the merger would enhance its business opportunities, operations, prospective financial condition, future earnings and prospects. Specifically, Tower believes that the merger will enhance its business opportunities due to the combined company having a greater market share, market presence and the ability to offer more diverse and more profitable products, as well as a broader based and geographically diversified branch system to enhance deposit collection and the funding costs, and a higher lending limit to originate larger and more profitable commercial loans. The greater market share, market diversity and enhanced products and services should lead to prospects of lower operating costs, increased earnings, and enhanced profitability from better and more diversified sources. The board of directors of Tower viewed these items as favorable factors, supporting the decision to proceed with the merger;

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  Its understanding of the current and prospective environment in which Tower and Graystone operate, including regional and local economic conditions, the competitive environment for financial institutions generally, and continuing consolidation in the financial services industry, and the likely effect of these factors on Tower and Graystone, in light of, and in absence of, the proposed business combination. Specifically, the board of directors of Tower believes that the future business environment for financial institutions will become more competitive and concentrated. The board of directors of Tower believes that the merger will help the resulting bank, Graystone Tower Bank, be more competitive with the institutions remaining in the market place because the combined company will have numerous and greater resources than either company had individually. The board of directors of Tower viewed these items as favorable factors, supporting the decision to proceed with the merger;

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  The combination could result in potential annualized cost savings aggregating nearly $2.4 million (after tax), as well as the potential for incremental revenue opportunities enabling an increase in earnings, improving long-term investor value, and creating a stronger franchise. The potential cost savings are expected to be derived from the reconfiguration of duplicate internal operations and administrative functions and the elimination of redundant external contractual services and from the convergence and standardization of various retirement, bonus, and incentive programs. In addition, Tower believes that there will be additional cost savings due to the limited need to expend resources on compliance activities that Tower would otherwise have to comply with if Tower remained independent and continued its efforts and activities to comply with the Memorandum of Understanding. The board of directors of Tower viewed these items as favorable factors, supporting the decision to proceed with the merger;

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  The proposed board and management structure which would position the combined company with strong leadership and strategic vision while improving its ability to attract and retain competitive management. Specifically, the board of directors of Tower viewed the resulting management structure and team as addressing a management concern that Tower had with respect to the future. The resulting management team, its experience and abilities was viewed as a favorable factor by the Tower board of directors in supporting this transaction;

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  The board of directors of Tower viewed the depth and breadth of the Graystone management team as part of the resulting management team as a positive factor in supporting this transaction;

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  The review by the Tower board of directors of the structure and terms of the merger, including the exchange ratio and the expectation that the merger would qualify as a type of transaction that is generally tax-free to shareholders for United States federal income tax purposes. The board of directors of Tower reviewed the tax-free treatment for federal income tax purposes as favorable because the board believes that it would provide the shareholders of Graystone with more value than a taxable transaction on similar terms. The board viewed that the capital contributions of each company should be the primary basis upon which to base the exchange ratio because it represents the fairest valuation of each company's contribution to the combined company. Other various potential factors upon which to base the exchange ratios were considered and discussed but they were considered as not relevant because of Graystone's limited trading in the market to be used as a basis for the exchange ratio given the relative contribution by each company in the merger. The board of directors viewed the exchange ratio approximating book value to be a disadvantage relative to selling the company for a premium, but the board viewed the exchange ratio relative to the other terms as favorable because of the future prospects for combined growth and profitability and the potential for price appreciation, which factors the Tower board of directors viewed as favorably supporting the decision to proceed with the merger;

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  The ability to offer more diverse and progressive business services and products of Graystone to Tower customers could result in opportunities to obtain synergies and compete with larger financial institutions as products are cross-marketed and distributed over a broader customer base. Specifically, the board of directors of Tower believes that this will enhance the ability to generate profits. This was viewed favorably by the Tower board of directors in supporting the transaction;

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  The merger will not result in any immediate branch closures by either Tower or Graystone because the market areas are tangential and not overlapping. This was viewed as a positive factor by the Tower board of directors;

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  The prospects to increase long-term shareholder value by increasing the potential of share liquidity (the potential quotation of share transactions on NASDAQ), increasing common stock dividends through enhanced and accelerated earnings, and enhanced consolidated earnings. The board of directors of Tower viewed these items as favorable factors, supporting the decision to proceed with the merger;

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  The likelihood that the regulatory approvals necessary to complete the merger would be obtained; and

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  The historical and current market prices of Tower common stock. Specifically, the historical market prices were viewed as a negative factor in the short run because the transaction was structured based on book values of the company and not market value. However, this short-term negative was offset by the belief by the Tower board of directors that the overall company structure, resulting management, synergies, cost savings and potential revenue enhancements would create and enhance long-term shareholder value and this was deemed to outweigh any short-term negatives.

        The board of directors of Tower also considered the fact that the combined institution would result in a financial institution with more than $1 billion in assets. The addition of the other market area is expected to provide sustained business development opportunities by enabling Tower and Graystone to capitalize on the other's banking franchise to compete in the Central Pennsylvania market.

        The foregoing discussion of the factors considered by the Tower board of directors in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the Tower board of directors. In reaching its decision to approve the agreement and the merger, the Tower board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors. The Tower board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the merger agreement.

Recommendation of the Tower Board of Directors

        The Tower board of directors has approved the merger agreement and the merger and believes that the proposed merger is in the best interests of Tower and its shareholders. Accordingly, the Tower board of directors recommends that Tower shareholders vote "FOR" approval of the merger agreement and the merger.

Opinion of Tower's Financial Advisor

        Pursuant to an engagement letter dated as of September 17, 2008, Tower retained Boenning & Scattergood, Inc. to act as its exclusive financial advisor in connection with Tower's consideration of a possible business combination with Graystone. In connection with the merger with Graystone, the Tower board requested Boenning & Scattergood to render its opinion to the holders of Tower common stock as to the fairness of the exchange ratio and the special cash dividend pursuant to the merger agreement, collectively the "financial consideration" from a financial point of view. At the November 12, 2008 meeting at which Tower's board considered the merger agreement, Boenning & Scattergood rendered its opinion to the board that, based upon and subject to the various considerations set forth therein, as of November 12, 2008, the financial consideration was fair to the holders of Tower common stock from a financial point of view. We will refer to the opinion as of November 12, 2008 as the "Opinion."

        The full text of Boenning & Scattergood's Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex B to this joint proxy statement/prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this document. The summary of the Opinion of Boenning & Scattergood set forth below is qualified in its entirety by reference to the full text of the Opinion attached as Annex B to this document.

        Boenning & Scattergood was selected to act as Tower's financial advisor in connection with the merger with Graystone based upon its qualifications, expertise, reputation and experience. Boenning & Scattergood has knowledge of, and experience with the Pennsylvania and surrounding banking markets, as well as banking organizations operating in those markets, and was selected by Tower because of its knowledge of, experience with, and reputation in the financial services industry. Boenning & Scattergood, as part of its investment banking business, is engaged regularly in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, public offerings, private placements, and valuations for various other purposes and in the determination of adequate consideration in such transactions. In the ordinary course of its business as a broker-dealer, Boenning & Scattergood may, from time to time, purchase securities from, and sell securities to, Tower and Graystone. In the ordinary course of business, Boenning & Scattergood may actively trade the securities of Tower for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities. Boenning & Scattergood serves as a market maker in Tower's common stock.

        On November 12, 2008, Tower's board of directors approved and executed the merger agreement. Prior to the approval, Boenning & Scattergood delivered its Opinion to Tower's Board stating that, as of such date, the exchange ratio and special cash dividend pursuant to the merger agreement was fair to the shareholders of Tower from a financial point of view.

        No limitations were imposed by Tower's board of directors upon Boenning & Scattergood with respect to the investigations made or procedures followed by Boenning & Scattergood in rendering the Opinion.

        In arriving at its opinion, Boenning & Scattergood, among other things:

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  reviewed the historical financial performance, current financial position, regulatory standing, and general prospects of Tower and Graystone and reviewed certain internal financial analyses and forecasts prepared by the management of Tower and Graystone;

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  reviewed the merger agreement;

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  reviewed and analyzed historical market prices and trading volumes of Tower's and Graystone's common stock;

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  studied and analyzed the consolidated financial and operating data of Tower and Graystone, which included the application of Financial Accounting Standard 141R, effective for business combinations, such as the merger, closing on January 1, 2009, or thereafter, and the application of reverse merger accounting treatment to the merger;

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  considered the financial terms and conditions of the proposed merger between Tower and Graystone as compared with the financial terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions;

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  met and/or communicated with certain members of Tower's and Graystone's senior management to discuss its operations, historical financial statements and future prospects; and

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  conducted such other financial analyses, studies and investigations as we deemed appropriate.

        In connection with rendering its Opinion, Boenning & Scattergood assumed that in the course of obtaining the necessary regulatory and governmental approvals for the merger, no restriction will be imposed on Tower or Graystone that would have a material adverse effect on the contemplated benefits of the merger. Boenning & Scattergood also assumed that there will not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined company after the merger.

        Boenning & Scattergood relied, without independent verification, upon the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to Tower's and Graystone's financial forecasts and other information reviewed by Boenning & Scattergood in rendering its opinion, Boenning & Scattergood assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Tower and Graystone as to their most likely future performance and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Boenning & Scattergood did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Tower or Graystone nor was it furnished with any such appraisal. Boenning & Scattergood also did not independently verify, and has relied on and assumed, that all allowances for loan and lease losses set forth in the balance sheets of Tower and Graystone were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. In addition, Boenning & Scattergood did not review credit files of either Tower or Graystone.

        The following is a summary of the material analyses prepared by Boenning & Scattergood and presented to Tower's Board in connection with the Opinion. None of the analyses prepared by Boenning & Scattergood in connection with the issuance of its Opinion failed to support Boenning & Scattergood's conclusion that the financial consideration was fair to the holders of Tower common stock from a financial point of view.

        Summary of Transaction.    The merger, while considered a merger of equals, will be accounted for as a reverse acquisition by Graystone of Tower using the acquisition method of accounting and, accordingly, the assets and liabilities of Tower will be recorded at their respective fair values on the date the merger is completed. The Merger will be effected by the issuance of shares of Tower stock to Graystone shareholders. In accordance with SFAS No. 141R, the final accounting purchase price assigned to record the shares issued in the merger will be based on the closing price of Tower common stock on the effective date of the merger. For purposes of its opinion, Boenning & Scattergood calculated the purchase price, implied pricing and valuation multiples based upon Tower's stock price on November 11, 2008, of $20.00. Each share of Graystone common stock will be exchanged for 0.42 shares of Tower common stock. The implied offer price in stock paid to Graystone was derived by multiplying the negotiated exchange ratio of 0.42 by Tower's $20.00 stock price resulting in a per share value to Graystone's shareholders of $8.40.

        Based on Tower's price per common share of $20.00 (the last reported per common share price of Tower as of November 11, 2008, the day prior to the approval of the transaction) and the negotiated exchange ratio of 0.42, the key transaction statistics were as follows:

Aggregate Consideration to Graystone (in millions)(1)	$54.8
Implied Consideration Per Graystone Common Share	$8.40
Premium / (Discount) to Last Reported Stock Price(2)	(35.4)%
Aggregate Consideration to Graystone's:
Book Value per Share	101%
Tangible Book Value per Share	101%
Latest Twelve Month Earnings per Share	24.7	x
Pro Forma Tower Ownership	46.0%
Pro Forma Graystone Ownership	54.0%

    (1)
    Includes the implied value to Graystone option holders in excess of their exercise price.

    (2)
    Based on $13.00 per share which represented the price of Graystone's November 2007 common stock offering as no shares had traded subsequent to that offering.

        Comparable Companies Analysis.    Boenning & Scattergood compared selected publicly available financial, operating and stock market data for both Tower and Graystone with those of a peer group in order to compare their historical financial and operating performance and market valuations to the peers. The financial and operating data is as of September 30, 2008, and the stock market data is as of November 11, 2008. The peers consisted of SEC reporting banks, bank holding companies, and financial holding companies headquartered in central Pennsylvania which had assets between $300 million and $1.1 billion as of September 30, 2008. The companies in the peer group were:

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  Orrstown Financial Services, Shippensburg;

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  ACNB Corporation, Gettysburg;

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  Franklin Financial Services Corporation, Chambersburg;

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  Codorus Valley Bancorp, York;

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  Penns Woods Bancorp, Inc., Williamsport;

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  Citizens Financial Services, Inc., Mansfield;

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  Mid Penn Bancorp, Inc., Millersburg;

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  Union National Financial Corporation, Lancaster;

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  Kish Bancorp, Inc., Reedsville;

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  Juniata Valley Financial Corp., Mifflintown;

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  Northumberland Bancorp, Northumberland; and

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  First Community Financial Corporation, Mifflintown.

        The results of these comparisons, based on September 30, 2008 financial information and stock price data as of November 11, 2008, are set forth in the following table.

Tower Bancorp	Graystone Financial	Peer Median
($ in Millions)
Total Assets	$550	$616	$587
Common Equity Capital / Assets	13.3%	8.8%	7.7%
Loans / Deposits	97.5%	110.9%	91.3%
Nonperforming Assets(1) / Assets	0.86%	0.14%	0.63%
Return on Average Assets	0.99%	0.38%	0.88%
Return on Average Common Equity	7.22%	3.87%	10.82%
Non-Interest Income / Average Assets	0.78%	0.59%	1.01%
Non-Interest Expense / Average Assets	3.04%	2.57%	2.77%
Efficiency Ratio(2)	67.1%	74.0%	65.3%
Net Interest Margin	3.97%	3.62%	3.85%
Five Year Average Results:(3)(4)
Return on Average Assets	1.49%	(13.49)%	1.05%
Return on Average Common Equity	10.80%	(32.75)%	11.91%
Efficiency Ratio(2)	66.2%	367.6%	62.3%
Net Interest Margin	3.76%	2.75%	3.69%
Compound Annual Growth Rate(3)(5)
Assets	13.5%	126.4%	7.7%
Loans	14.5%	205.3%	9.6%
Deposits	15.9%	154.6%	7.7%
Common Equity Market Capitalization(6)	$46.3	$84.6	$65.7
Price / 52 Week High Price	47.3%	NM	%	77.1%
Price to:
Book Value Per Common Share	63.1%	156.8%	115.8%
Tangible Book Value Per Common Share	84.0%	156.8%	160.2%
LTM(7) Earnings Per Common Share	8.4	x	NM	x	12.1	x
LTM(7) Dividend Payout Ratio	47.1%	0.0%	43.0%
Avg. Weekly Volume / Common Shares Outstanding	0.13%	NM	%	0.15%

    (1)
    Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

    (2)
    Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

    (3)
    Results for Graystone are based on a three year average from fiscal year 2005 to fiscal year 2007.

    (4)
    Reflects the five year average from fiscal year 2003 to fiscal year 2007, except where noted.

    (5)
    Reflects that compound annual growth rate from fiscal year 2005 to September 30, 2008.

    (6)
    Based on $13.00 pre share which represented the price of Graystone's November 2007 common stock offering as no shares had traded subsequent to that offering.

    (7)
    LTM stands for the latest twelve months.

        Boenning & Scattergood also compared selected financial and operating data for Graystone with those of a peer group of publicly traded banks that commenced operations during the fourth quarter of 2005. This analysis was performed in order to compare Graystone's historical financial and operating performance with comparable de novo institutions. The financial and operating data is as of September 30, 2008. The companies in the peer group were:

  •
  Greystone Bank, Raleigh, North Carolina;

  •
  LibertyPointe Bank, New York, New York;

  •
  Virginia Heritage Bank, Fairfax, Virginia;

  •
  USA Bank, Port Chester, New York;

  •
  First Priority Bank, Malvern, Pennsylvania;

  •
  HomeTown Bank, Roanoke, Virginia;

  •
  Indus American Bank, Iselin, New Jersey;

  •
  Valley Green Bank, Philadelphia, Pennsylvania;

  •
  Virginia Company Bank, Newport News, Virginia; and

  •
  Highlands State Bank, Vernon, New Jersey.

        The results of these comparisons, based on September 30, 2008 financial information are set forth in the following table.

	Graystone Financial	Peer Median
	($ in Millions)
Total Assets	$616	$175
Common Equity Capital / Assets	8.8%	11.3%
Loans / Deposits	110.9%	98.9%
Nonperforming Assets(1) / Assets	0.14%	0.11%
Return on Average Assets	0.38%	(1.66)%
Return on Average Common Equity	3.87%	(11.41)%
Non-Interest Income / Average Assets	0.59%	0.30%
Non-Interest Expense / Average Assets	2.57%	4.26%
Efficiency Ratio(2)	74.0%	81.6%
Net Interest Margin	3.62%	2.93%
Three Year Average Results:
Return on Average Assets	(13.49)%	(3.72)%
Return on Average Common Equity	(32.75)%	(13.71)%
Efficiency Ratio(2)	367.63%	256.2%
Net Interest Margin	2.75%	3.11%
Compound Annual Growth Rate(3)
Assets	126.4%	94.3%
Loans	205.3%	590.5%
Deposits	154.6%	176.4%

    (1)
    Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due.

    (2)
    Defined as non-interest expense less intangible amortization divided by the sum of net interest income plus non-interest income.

    (3)
    Reflects that compound annual growth rate from fiscal year 2005 to September 30, 2008, except where noted.

        Contribution Analysis.    Boenning & Scattergood analyzed the contribution that Tower would have made to various assets, liabilities, revenue and income of the combined company's latest twelve month earnings as of September 30, 2008. Boenning & Scattergood also reviewed the ownership percentage that Graystone shareholders would receive in the transaction relative to its financial contribution to the combined company. Existing Tower shareholders will own approximately 46% of the combined company's common stock. These results were then compared against comparable publicly available metrics of certain companies that had undertaken a merger of equals transaction according to SNL Securities, LLC. This analysis was conducted in order to compare the level of contribution that Tower was making to the combined entity relative to the amount of pro forma ownership its shareholders would retain relative to the peer group. Boenning & Scattergood has not expressed any opinion as to the actual value of Tower common stock when issued in the merger or the price at which Tower common stock will trade after the merger.

        The analysis indicated the following information as of and for the twelve months ended September 30, 2008 for both Tower and Graystone and the last publicly reported data prior to the transaction involving the peer medians:

	Graystone / Tower	Merger of Equal Peer Medians
Contribution of:
Assets	53% / 47%	52% / 48%
Adjusted Assets(1)	57% / 43%	52% / 48%
Non Performing Assets(2)	85% / 15%	54% / 46%
Tangible Common Equity	49% / 51%	54% / 46%
Adjusted Tangible Common Equity(3)	51% / 49%	54% / 46%
Net Income	28% / 72%	50% / 50%
Year 1 Projected Net Income	40% / 60%	51% / 49%
Adjusted Year 1 Projected Net Income(4)	50% / 50%	51% / 49%
Market Capitalization(5)	54% / 46%	58% / 41%
Pro Forma Board Representation	50% / 50%	50% / 50%
Pro Forma Ownership	54% / 46%	51% / 49%
Premium / (Discount) to be received by Graystone at Announcement(6)	(35.4)%	19.1%

    (1)
    Adjusted for approximately $100 million of aggregate loan participations that the management of Graystone indicates it intends to buy.

    (2)
    Defined as total nonaccrual loans plus other real estate owned plus accruing loans that are 90 days past due. Ratios are actually reversed as a higher amount would support a lower respective contribution percentage.

    (3)
    Adjusted to reflect the payment of the $1.12 special one-time dividend to Tower shareholders prior to close of the transaction.

    (4)
    Adjusted to reflect net income that could be generated from $100 million of aggregate loan participations that the management of Graystone indicates it intends to purchase.

    (5)
    Based on $13.00 per share which represented the price of Graystone's November 2007 common stock offering as no shares had traded subsequent to that offering.

    (6)
    Reflects the implied discount received by Graystone shareholders based on the exchange ratio of .42, Tower's stock price on November 11, 2008 of $20.00 and a Graystone's stock price of $13.00 based on their most recent offering in 2007.

        No company, however, used in this analysis is identical to Tower, Graystone or the transaction. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

        Changes in Pro Forma Relative Values.    Boenning & Scattergood analyzed the estimated changes in the amount of earnings, tangible book value and cash dividends represented by one share of Tower common stock prior to the merger with the value implied by the exchange ratio offered to Graystone. These analyses were conducted in order to determine the estimated impact upon Tower per common share values implied by the exchange ratio offered to Graystone. The analysis indicated the following information:

% Change
Tangible Book Value	(11.2)%
Special Cash Dividend of $1.12	100%
Year 1 Projected Cash Dividend of $1.12(1)	0%
Year 1 Projected Earnings Per Share(1)	1.6%
Year 2 Projected Earnings Per Share(1)	15.1%
Year 3 Projected Earnings Per Share(1)	31.7%

    (1)
    Projections based on the consolidated financial and operating data of Tower and Graystone, which included the application of Financial Accounting Standard 141R, effective for business combinations, such as the Merger, closing on January 1, 2009, or thereafter, and the application of reverse merger accounting treatment to the Merger as devised by the managements of Tower and Graystone;

        Discounted Dividend Analysis.    Using a discounted dividend analysis, Boenning & Scattergood estimated the present value of the future cash flows that would accrue to a holder of a share of Tower common stock over a three-year period. This analysis was performed in order to compare the financial consideration in the transaction to an estimated implied value for Tower common stock based on projected future cash flows. This stand-alone analysis was based on several assumptions, including a price to earnings multiples of 15.0x to Tower's terminal year common earnings per share, EPS growth rates based upon Tower management's three-year projected earnings per share, and Tower's current common stock cash dividend of $1.12 or a 40% payout ratio, which ever yielded a higher result. The multiple applied to Tower's estimated three-year earnings per share value reflect a median of a variety of scenarios regarding the growth and profitability prospects of Tower and valuation for banking securities in general. The terminal value and projected annual cash dividends were then discounted to present value using a discount rate of 10.0%. This discount rate was used in order to reflect an expected rate of return required by holders or prospective buyers of Tower's common stock. The analysis indicated that, based upon the aforementioned assumptions, the per common share present value of Tower's common stock, on a stand-alone basis, was approximately $35.63.

        Boenning performed a similar analysis on the three-year combined pro forma financial projections developed by the management of Graystone. This analysis was based on a price to earnings multiples of 15.0x to the pro forma combined terminal year common earnings per share, EPS growth rates based upon Graystone management's three-year projected earnings per share, maintaining Tower's current common stock cash dividend of $1.12 or a 40% payout ratio, which ever yielded a higher result, and a special one-time cash dividend of $1.12 payable to the shareholders of Tower prior to the close of the transaction. The terminal value multiple and discount of 15.0x and 10.0%, respectively, used in the stand-alone analysis we also used for the pro forma analysis. The analysis indicated that, based upon the aforementioned assumptions, the per common share present value of Tower's common stock, on a combined basis reflecting the financial consideration, was approximately $47.06, or $11.43 per share higher than the standalone result.

        In connection with the discounted dividend analysis performed, Boenning & Scattergood considered and discussed with Tower's board how the present value analysis would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net interest spread, non-interest income, non-interest expenses and dividend payout ratio. Boenning & Scattergood noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the assumptions that must be made, and the results of this analysis, are not necessarily indicative of actual values or future results.

        In connection with rendering its Opinion, Boenning & Scattergood performed what it deemed were the material financial analyses. Although the evaluation of the fairness, from a financial point of view, of the merger consideration in the Merger was to some extent a subjective one based on the experience and judgment of Boenning & Scattergood and not merely the result of mathematical analysis of financial data, Boenning & Scattergood principally relied on the previously discussed financial valuation methodologies in its determinations. Boenning & Scattergood believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Boenning & Scattergood without considering all such analyses and factors could create an incomplete view of the process underlying Boenning & Scattergood's Opinion. In its analyses, Boenning & Scattergood made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Tower and Graystone's control. Any estimates contained in Boenning & Scattergood's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

        In reaching its opinion as to fairness, none of the analyses or factors considered by Boenning & Scattergood was assigned any particular weighting by Boenning & Scattergood. As a result of its consideration of the aggregate of all factors present and analyses performed, Boenning & Scattergood reached the conclusion, and opined, that the financial consideration pursuant to the merger agreement was fair to the shareholders of Tower from a financial point of view.

        Boenning & Scattergood's Opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of the date its Opinion was delivered; events occurring after the date of its Opinion could materially affect the assumptions used in preparing its Opinion. Boenning & Scattergood has not undertaken to reaffirm and revise its Opinion or otherwise comment upon any events occurring after the date of the Opinion.

        The full text of the Boenning & Scattergood Opinion, dated as of November 12, 2008 which sets forth assumptions made and matters considered, is attached as Annex B to this document. Tower's shareholders are urged to read the Opinion in its entirety. Boenning & Scattergood's Opinion is directed only to the financial consideration pursuant to the merger agreement from a financial point of view, is for the information of the board of directors of Tower, and does not address any other aspect of the merger nor does it constitute a recommendation to any holder of Tower common stock as to how such holder should vote on the Merger at the Tower special meeting of shareholders.

Compensation of Boenning & Scattergood

        Tower and Boenning & Scattergood entered into an agreement relating to the services to be provided by Boenning & Scattergood in connection with the merger. Tower agreed to pay Boenning & Scattergood a cash fee of $10,000 upon execution of the engagement agreement. In addition, concurrently with the execution of a definitive agreement, Tower agreed to pay Boenning & Scattergood a cash fee equal to $425,000, approximately $136,241 of which was payable upon the issuance of Boenning & Scattergood's fairness opinion. The balance of the fee, net of all prior fees received by Boenning is payable at the time of the closing of the merger. Pursuant to the Boenning & Scattergood engagement agreement, Tower also agreed to reimburse Boenning & Scattergood for reasonable out-of-pocket expenses incurred in connection with its retention and to indemnify it against certain liabilities.

Graystone's Reasons for the Merger

        In the course of reaching its decision to approve the transaction with Tower, the Graystone board of directors consulted with senior management and Graystone's financial and legal advisors. The board of directors considered, among other things, the following factors:

  •
  Its understanding of Graystone's business, operations, financial condition, earnings and prospects and of Tower's business, operations, financial condition, earnings and prospects, including the respective geographic markets in Central Pennsylvania in which the companies and their banking subsidiaries each operate.

  •
  Graystone's operating philosophy as a community-oriented financial services company with a strong customer focus is compatible with Tower's operating philosophy.

  •
  Its understanding that the transaction should result in immediate pro forma earnings per share accretion for Graystone's shareholders.

  •
  Tower's cost of funds, core deposit base and loan-to-deposit ratio.

  •
  Its understanding that Tower's strong capital position would be able to support significant growth by the combined company.

  •
  The liquidity offered by Tower common stock, which is publicly traded on the Over-the-Counter Bulletin Board, compared to the lack of liquidity of Graystone common stock.

  •
  The complementary nature of the respective customer bases, business products and skills of Graystone and Tower could result in opportunities to obtain synergies as products are cross-marketed and distributed over broader customer bases and best practices are compared and applied across businesses.

  •
  Perceived opportunities to increase the combined company's commercial lending and to reduce the combined company's operating expenses following the transaction.

  •
  The proposed board and management arrangements, including the appointment of Andrew Samuel as President and Chief Executive Officer and Mark Merrill as Chief Financial Officer of the surviving entity, which would position the combined company and its banking subsidiary with stronger leadership and experienced operating management.

  •
  Its understanding of the status of regulatory actions with respect to The First National Bank of Greencastle and the progress made by The First National Bank of Greencastle toward compliance with such actions.

  •
  The opinion of Cedar Hill that the exchange ratio of 0.4200 of a share of Tower common stock for one share of Graystone common stock in the merger agreement was fair to the shareholders of Graystone from a financial point of view.

  •
  The fact that Graystone shareholders who receive Tower common stock in the merger will likely receive dividend income from such investment in the future.

  •
  The review by the Graystone board of directors with its legal counsel of the structure and terms of the merger agreement.

  •
  The likelihood that the required regulatory approvals to complete the transaction will be obtained.

        The Graystone board of directors also considered a variety of potential risks associated with the transaction, including (1) the matters addressed in the Memorandum of Understanding between The First National Bank of Greencastle and the OCC, (2) the quality of Tower's loan portfolio, (3) the nature of Tower's investment portfolio, including a large percentage of financial institution equity securities, (4) the challenges of integrating the business, operations and cultures of the two organizations and potential distraction from Graystone's existing business plan, and (5) the risks associated with achieving the anticipated cost savings, potential revenue enhancements and other potential financial benefits, as well as with maintaining reorganization, integration and restructuring expenses at anticipated levels. The Graystone board of directors also considered that the final purchase price allocation based on the fair value of acquired assets at acquisition date and related adjustments to yield and/or amortization schedules of acquired assets and liabilities may be materially different than those assumed.

        The foregoing discussion of the factors considered by the Graystone board of directors in evaluating the transaction is not intended to be exhaustive, but, rather, includes all material factors considered by the Graystone board of directors. In reaching its decision to approve the transaction, the Graystone board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Graystone board of directors evaluated the factors described above, including asking questions of Graystone's management and legal and financial advisors, and determined that the transaction was in the best interests of Graystone.

Recommendation of the Graystone Board of Directors

        The Graystone board of directors has unanimously approved the merger agreement and the merger and believes that the proposed merger is in the best interests of Graystone and its shareholders. Accordingly, the Graystone board of directors unanimously recommends that Graystone shareholders vote "FOR" approval of the merger agreement and the merger.

Opinion of Graystone's Financial Advisor

        Graystone retained Cedar Hill Advisors, LLC by letter agreement dated September 25, 2008 in connection with a possible business combination with Tower to act as its financial advisor and to provide an opinion as to the fairness from a financial point of view to the shareholders of Graystone of the exchange ratio governing the prospective exchange of shares of Graystone common stock for shares of Tower common stock in connection with the proposed merger of equals of Graystone and Tower in a transaction to be consummated pursuant to the terms and conditions of a merger agreement dated November 12, 2008 by and between Graystone and Tower. Cedar Hill was selected based upon its qualifications, expertise and experience in the financial services industry, as well as its experience in the Pennsylvania banking markets. As part of its financial advisory business, Cedar Hill is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes.

        As part of its engagement, Cedar Hill delivered its oral and written opinion to Graystone's board of directors at its November 12, 2008 meeting (the "Cedar Hill fairness opinion") providing that, as of that date and based upon and subject to various considerations set forth in the opinion, the "Exchange Ratio" (as defined in the Cedar Hill fairness opinion) was fair, from a financial point of view, to Graystone shareholders. At that November 12, 2008 meeting of the board of directors of Graystone, representatives of Cedar Hill made a presentation of their analyses relating to the proposed transaction and, in particular, of their determination regarding the fairness, from a financial point of view, of the proposed consideration to be given to the Graystone shareholders in connection therewith.

        Although Cedar Hill issued its opinion that the Exchange Ratio was fair from a financial point of view to Graystone shareholders and assisted Graystone management in identifying a range of exchange ratios upon which a transaction with Tower might be structured, it did not recommend the Exchange Ratio, which was determined through negotiations between Graystone and Tower. Except as provided herein, no limitations were imposed by Graystone's board of directors upon Cedar Hill with respect to investigations made or the procedures followed by Cedar Hill in rendering its opinion.

        The full text of Cedar Hill's written opinion dated November 12, 2008, which sets forth the assumptions made, matters considered and qualifications and limitations of the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. Graystone shareholders are urged to read this opinion carefully and in its entirety. The Cedar Hill fairness opinion is directed only to the fairness of the Exchange Ratio to the holders of Graystone common stock, from a financial point of view. It has been provided to Graystone's board of directors in connection with the board's evaluation of the merger, but does not address the merits of the underlying decision by Graystone to engage in the merger, and does not constitute a recommendation to any person as to how he or she should vote in connection with the merger. The summary of the Cedar Hill fairness opinion set forth below is qualified in its entirety by reference to the text of the full opinion.

        In conducting its analysis and arriving at its opinion, Cedar Hill had, among other things:

  •
  Reviewed the merger agreement and the schedules and exhibits attached thereto;

  •
  Reviewed the historical financial performance, recent financial position and general prospects of Graystone and Tower using publicly available information;

  •
  Reviewed certain internal financial statements and other financial and operating data concerning Graystone and Tower prepared by Graystone's and/or Tower's management team;

  •
  Reviewed certain financial projections and other forward looking financial information prepared by Graystone's and Tower's management teams which included the application of Financial Accounting Standard 141R, effective for business combinations, such as the merger, closing on January 1, 2009 or thereafter, and the application of reverse merger accounting treatment to the merger whereby Graystone, rather than Tower, will be treated as acquirer for accounting purposes in the merger;

  •
  Held discussions with the senior managements of Graystone and Tower concerning the business, past and current operations, financial condition and future prospects of Graystone and Tower;

  •
  Compared the financial condition, financial performance and market trading multiples of Graystone and Tower with that of certain other banking companies we deemed similar to Graystone and Tower;

  •
  Compared the proposed financial terms of the merger with the financial terms of certain other transactions that Cedar Hill deemed relevant;

  •
  Prepared discounted dividend analyses of Graystone and Tower using data and projections supplied by the respective managements of Graystone and Tower;

  •
  Reviewed the relative contributions of assets, liabilities, equity and earnings of Graystone and Tower on a pro forma basis and the relative pro forma ownerships of the shareholders of Graystone and Tower;

  •
  Reviewed the Memorandum of Understanding dated July 27, 2008 (the "MOU") by and between the Office of the Comptroller of the Currency and The First National Bank of Greencastle, a wholly-owned subsidiary of Tower; and

  •
  Made such inquiries and took into account such other matters as Cedar Hill deemed relevant, including its assessment of general economic, market and monetary conditions and the financial services industry.

        In conducting its review and analyses and in rendering its opinion, Cedar Hill assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill in arriving at its opinion. Cedar Hill further relied upon the assurances of the respective managements of Graystone and Tower that they were not aware of any fact, circumstance or other information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill did not assume any responsibility or liability for the accuracy or completeness of any of such information. Cedar Hill did not make an independent evaluation or appraisal of any specific assets or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of Graystone or Tower or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for losses for Graystone or Tower. As a result, Cedar Hill did not assume any responsibility for making an independent evaluation of any investment, loan or lease assets or the adequacy of the allowance for loan losses of Graystone or Tower, and Cedar Hill assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission. Cedar Hill did not review or sample any loan files of Graystone, Tower or their respective subsidiaries.

        With respect to financial forecasts provided by Graystone and Tower, Cedar Hill was advised by the managements of Graystone and Tower, and it assumed without independent investigation, that such projections were reasonably prepared and reflected the best currently available estimates and judgments as to the expected future financial performance of Graystone, Tower and New Tower respectively. Cedar Hill further assumed that the financial results (including the anticipated pro forma financial effects) reflected in such forecasts will be realized at the times and in the amounts projected by Graystone and Tower. Cedar Hill also relied, without independent verification, upon the estimates and judgments of the managements of Graystone and Tower as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the merger. Cedar Hill further relied upon future financial projections provided by the managements of Graystone and Tower and representations by them that such projections accurately reflect the application of Financial Accounting Standard 141R, effective for business combinations, such as the merger, closing on January 1, 2009 or thereafter, and the application of reverse merger accounting treatment to the merger whereby Graystone, rather than Tower, will be treated as the acquirer for accounting purposes in the merger. Cedar Hill expressed no opinion as to such financial projections or the assumptions on which they are based. Cedar Hill also assumed that no material change in Graystone's or Tower's assets, financial condition, results of operations, business or prospects occurred since the date of the most recent financial statements made available to Cedar Hill. Cedar Hill assumed in all respects material to its analysis that Graystone and Tower would each remain as a going concern for all periods relevant to Cedar Hill's analysis.

        Cedar Hill's fairness opinion was based upon financial, economic, market and other conditions as they existed, and the information that was made available to Cedar Hill, as of November 12, 2008. Events occurring after such date could materially affect the assumptions and conclusions contained in Cedar Hill's opinion. Cedar Hill disclaimed any responsibility to update its opinion to account for subsequent events.

        In performing its analyses, Cedar Hill also made numerous assumptions with respect to industry performance, business, economic and market conditions and various other matters, many of which cannot be predicted and are beyond the control of Cedar Hill, Graystone or Tower. Accordingly, the analyses performed by Cedar Hill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

        Cedar Hill also assumed, with the permission of Graystone's board of directors and without independent investigation, that:

  •
  the merger will be consummated in accordance with the terms, including and not limited to the representations and warranties, set forth in the merger agreement, and the schedules and exhibits thereto, without any amendment thereto and without waiver by any of the parties thereto of any of the conditions to their respective obligations; and

  •
  all regulatory and other approvals and third party consents required for the consummation of the merger will be obtained without material cost to Graystone or Tower.

        Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Graystone, Tower, or any of their respective subsidiaries, as the case may be, or on the contemplated benefits of the merger, including the expected synergies. It further assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and relied upon, with Graystone's consent, the advice Graystone received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the merger and the transactions contemplated by the merger agreement.

        Cedar Hill expressed no opinion as to the structure, terms or effect of any other aspect of the merger, the merits of the underlying decision of Graystone to consummate the merger, any other actions taken or proposed to be taken by Graystone in connection with the merger, or any other transactions or business strategies discussed by the Board of Directors of Graystone as alternatives to the merger. Further, Cedar Hill expressed no opinion as to (i) the value or price of Tower common stock when it is issued to Graystone shareholders pursuant to the merger agreement; or (ii) the respective prices at which Graystone or Tower common stock may trade at any time.

        The following represents a summary of the material analyses presented by Cedar Hill to Graystone's board of directors at its meeting held on November 12, 2008:

Transaction Overview

        Cedar Hill reviewed the structure of the Transaction and resulting key transaction statistics both for the aggregate value and on a per share value of Graystone common stock. The review was based on the closing price per share of Tower on November 11, 2008 and on the average closing price per share of Tower for the thirty days ending November 11, 2008.

        Structure:    merger of equals of Tower and Graystone with Tower as the surviving corporation. The merger will qualify as a tax-free reorganization for U.S. federal income tax purposes.

        Consideration:    For each share of Graystone common stock, 0.42 shares of Tower common stock. The exchange ratio is fixed.

        Dividends:    Tower may continue to pay regular quarterly cash dividends in accordance with past practice and past amounts. Any time after the execution of the merger agreement and prior to the Effective Date, Tower may declare and pay a special dividend to its shareholders equal to $1.12 per share.

        For two (2) years after the Effective Date, New Tower shall continue to pay a quarterly cash dividend in an amount greater than or equal to $1.12 per share per year.

        Accounting Treatment:    The merger will be accounted for with the application of Financial Accounting Standard 141R, effective for business combinations closing on January 1, 2009 or thereafter, and the application of reverse merger accounting treatment to the merger whereby Graystone, rather than Tower, will be treated as the acquirer for accounting purposes in the merger.

IMPLIED GRAYSTONE PER SHARE VALUATION DATA

	Tower				Graystone
	With 11-11-08 Stock Price		With 30 Day Average Price		With 11-11-08 Stock Price(1)
Price to Book Value	0.63	x	0.84	x	1.57	x
Price to Tangible Book Value	0.84	x	1.12	x	1.57	x
Price to LTM 9/08 EPS	8.40	x	11.25	x	NM
Price to LQTR 9/08 EPS	12.82	x	17.16	x	29.55	x

	With 11-11-08 Stock Price		With 30 Day Average Price
Implied Graystone Value Per Share	$8.40		$11.24
Price to Book Value	1.01	x	1.36	x
Price to Tangible Book Value	1.01	x	1.36	x
Price to LTM 9/08 EPS	NM		NM
Price to LQTR 9/08 EPS	19.09	x	25.55	x
Dividend Per Share	$0.47		$0.47

September 30, 2008 Per Share Date	Tower	Graystone
Book Value	$31.68	$8.29
Tangible Book Value	$23.80	$8.29
Last Twelve Month 9/30/08 EPS	$2.38	NM
Last Quarter 9/30/08 EPS Annualized	$1.56	$0.44
Dividend Per Share	$1.12	$0.00

    (1)
    Represents common stock price from private placement offering completed 11/2007. Graystone shares are not listed on any stock exchange and no individual private transaction has occurred to the best of management's knowledge.

 IMPLIED AGGREGATE TRANSACTION VALUE SUMMARY

Exchange Ratio To Graystone Shareholders:	0.42	Shares of Tower per share of Graystone

November 5, 2008

Stock Price Data	Tower	Graystone
Stock Price (11-11-08)	$20.00	$13.00	(1)
Average Closing Price for 30 days 10-13 to 11-11-08	$26.77	$13.00	(1)
52 Week High	$42.25	$13.00	(1)
52 Week Low	$20.00	$13.00	(1)

Shares Outstanding
Share Outstanding 9/30/2008	2,315,055	6,506,585
Graystone Restricted Shares to be Issued		17,999

Shares Outstanding at Closing	2,315,055	6,524,584
Multiple Graystone Shares by Exchange Ratio		0.42
New Tower Shares to be Issued Graystone		2,740,325
Percentage Ownership of New Tower	45.79%	54.21%

Options Outstanding
Graystone—$13.00 strike price		137,500
Graystone—$9.33 strike price		62,250
Tower—$35.67 weighted strike price	31,383

	With 11-11-08 Stock Price	With 30 Day Average Price
Implied Graystone Value Per Share (Tower Price Per Share X exchange ratio of 0.42)	$8.40	$11.24
Implied Value for Shares to be Issued	$54,806,506	$73,358,508
In-the-Money Value of Options (only $9.33 options)	$0	$119,109
Implied Graystone Transaction Value	$54,806,506	$73,477,617

Peer Analysis

        Cedar Hill reviewed certain financial and operating data as of September 30, 2008 of 13 publicly traded (NASDAQ, OTCBB or Pink Sheets) banks and bank holding companies headquartered in the Mid-Atlantic Region of the United States with assets of between $350-$750 million and Returns on Average Assets of between 0.40% and 0.80%, which it refers to as "Peer Group" and 11 publicly traded banks with assets between $1.5 and $2.5 billion and Returns on Average Assets of between 0.80% and 1.20% , the "New Tower Peer Group". Cedar Hill analyzed the most recent quarterly performance of Graystone and Tower with respect to the Peer Group by comparing certain publicly available or projected financial data for Graystone and Tower to that of the Peer Group.

        The New Tower Peer Group was established to provide a basis for comparison for pro forma performance of New Tower.

September 30, 2008	Tower Bancorp, Inc(1)	Graystone Financial Corp.(2)	Mid Atlantic Banks $350 - 750 Million Assets .40 - .80 ROA	United States Banks $1.5 - 2.5 Billion Assets .80 - 1.20 ROA
			"Graystone/Tower" Peer Group 1	"New Tower" Peer Group 2
Balance Sheet and Capitalization
Number of institutions	1	1	13	11
Number of branches	11	12	11	26
Total Assets ($ 000)	549,913	615,592	513,562	1,696,078
Total Loans ($ 000)	407,357	543,419	370,549	1,314,320
Loans / Assets	74%	88%	72%	77%
Total Deposits ($ 000)	417,707	490,229	399,468	1,322,960
Deposits / Assets	76%	80%	78%	78%
Loans / Deposits	98%	111%	93%	99%
Total Equity ($000)	73,343	53,924	38,525	127,760
Total Equity / Assets	13.3%	8.8%	7.5%	7.5%
Tangible Equity / Tangible Assets	10.4%	8.8%	7.5%	6.5%
Tier 1 Capital / Risk-Adjusted Assets	14.9%	9.3%	11.8%	11.1%
Total Capital / Risk-Adjusted Assets	16.1%	9.3%	12.8%	12.2%
Total Borrowings / Total Assets	10.1%	6.7%	13.9%	16.8%
Performance—Last Quarter
Net Income ($000)	903	711	782	4,305
Net Income excluding Security Gains / Losses ($000)	1,163	711	782	4,305
Return on Average Assets	0.65%	0.48%	0.70%	0.95%
Return on Average Assets excluding Security Gains / Losses	0.84%	0.48%	0.70%	0.95%
Return on Average Equity	4.9%	5.2%	8.2%	12.8%
Return on Average Equity excluding Security Gains / Losses	6.3%	5.2%	8.2%	12.8%
Earning Asset Yield(2)	6.14%	6.10%	6.23%	6.24%
Cost of Interest-bearing Liabilities(2)	2.23%	3.02%	3.18%	2.59%
Net Interest Margin	4.14%	3.07%	3.61%	3.70%
Net Interest Income / Average Assets	3.81%	2.94%	3.36%	3.39%
Noninterest Income / Average Assets	0.77%	0.73%	0.58%	1.10%
Noninterest Expense / Average Assets	3.14%	2.46%	2.83%	2.63%
Loan Loss Provision / Average Assets	0.38%	0.47%	0.19%	0.57%
Income Taxes / Average Assets	0.03%	0.24%	0.05%	0.08%
Effective Tax Rate	14.2%	32.7%	26.2%	26.2%
Efficiency Ratio	69%	67%	71%	57%

(1)
Tower Bancorp, Inc. data is for the second quarter 2008

(2)
Graystone Financial Corp. data from company plan

Note: Second quarter 2008 data used if third quarter 2008 data not available

Source—SNL Financial, LC

September 30, 2008	Tower Bancorp, Inc(1)	Graystone Financial Corp.(2)	Mid Atlantic Banks $350 - 750 Million Assets .40 - .80 ROA	United States Banks $1.5 - 2.5 Billion Assets .80 - 1.20 ROA
			"Graystone/Tower" Peer Group 1	"New Tower" Peer Group 2
Loan Mix
Number of institutions	1	1	13	11
1-4 Family Loans / Total Loans	65.4%	18.0%	30.9%	23.6%
Multi-family Loans / Total Loans	1.5%	4.5%	1.5%	2.5%
Commercial Real Estate Loans / Total Loans	15.7%	43.1%	35.1%	26.2%
Construction Loans / Total Loans	4.6%	9.7%	9.7%	10.9%
Consumer Loans / Total Loans	3.8%	1.7%	1.6%	2.9%
Commercial Loans / Total Loans	5.8%	22.8%	10.4%	18.7%
Asset Quality
30 - 90 days Delinquent Loans / Total Loans	0.8%	0.1%	0.5%	0.5%
90 days Delinquent and still accruing / Total Loans	0.0%	0.0%	0.1%	0.1%
Non-performing Assets (incl 90 days) / Loans and ORE (2)	1.3%	0.2%	0.4%	1.1%
Loan Loss Reserves / Non-performing Loans	NA	690%	413%	165%
Loan Loss Reserves / Total Loans	1.11%	1.07%	1.01%	1.09%
Net Chargeoffs (Last Twelve Months) / Average Loans	0.06%	0.04%	0.01%	0.27%
Loan Loss Provision / Net Chargeoffs (Last Twelve Months)	905%	1011%	73%	215%
Deposit Mix
Demand Deposits (DDA) / Total Deposits	5.3%	3.6%	6.0%	6.2%
Transaction Accounts / Total Deposits	9.9%	4.4%	12.0%	9.3%
MMDA & Savings Accounts / Total Deposits	52.5%	37.3%	37.2%	47.2%
CD's < $100,000 / Total Deposits	30.4%	42.7%	31.5%	27.8%
CD's >= $100,000 / Total Deposits	7.2%	15.7%	17.0%	17.7%
Brokered Deposits / Total Deposits	0.0%	13.0%	4.6%	NA

(1)
Tower Bancorp, Inc. data as of 6/30/08

(2)
Graystone Financial Corp. data from company plan

Note: Second quarter 2008 data used if third quarter 2008 data not available

Source: SNL Financial, LC

Relative Pricing Data

September 30, 2008	Tower Bancorp, Inc	Graystone Financial Corp(1)	Mid Atlantic Banks $350-750 Million Assets .40 - .80 ROA	United States Banks $1.5 - 2.5 Billion Assets .80 - 1.20 ROA
Stock Price Information			"Graystone/Tower" Peer Group 1	"New Tower" Peer Group 2
Number of institutions	1	1	13	11
Market Capitalization ($ millions)	46.3	84.6	36.9	215.8
Stock Price 11/11/2008	$20.00	$13.00	NM	NM
Book Value Per Share	$31.68	$8.29	$12.33	$15.42
Tangible Book Value Per Share	$23.80	$8.29	$12.56	$12.25
Price to Last Twelve Months Earnings	8.4	NM	11.0	11.5
Price to Last Twelve Months Earnings—excluding Security Gains / Losses	6.5	NM	11.0	11.5
Price to Last Quarter Earnings Annualized	12.8	29.7	10.9	10.9
Price to Last Quarter Earnings Annualized—excluding Security Gains / Losses	10.0	29.7	10.9	10.9
Price to Book Value	63%	157%	87%	167%
Price to Tangible Book Value	84%	157%	103%	173%
Dividend Yield	5.6%	0.0%	2.2%	2.8%
Dividend Payout as % of Net Income—Last Twelve Months	47.1%	0.0%	22.8%	37.6%

(1)
Graystone Financial Corp. data from company plan

Note: Second quarter 2008 data used if third quarter 2008 data not available

Source: SNL Financial, LC

	Peer Group # 1 Banks	Total Assets	State
1	1st Constitution Bancorp	$513,562	NJ
2	Annapolis Bancorp, Inc.	$374,920	MD
3	Ballston Spa Bancorp, Inc.	$372,204	NY
4	Carrollton Bancorp	$404,593	MD
5	Central Jersey Bancorp	$554,903	NJ
6	Codorus Valley Bancorp, Inc.	$649,689	PA
7	Country Bank Holding Company, Inc.	$487,892	NY
8	Fidelity D & D Bancorp, Inc.	$569,543	PA
9	Northumberland Bancorp	$364,402	PA
10	Parke Bancorp, Inc.	$564,510	NJ
11	Stewardship Financial Corporation	$610,137	NJ
12	Tri-County Financial Corporation	$644,904	MD
13	Union National Financial Corporation	$493,514	PA

	Peer Group # 2 Banks	Total Assets	State
1	First United Corporation	$1,629,546	MD
2	Porter Bancorp, Inc.	$1,596,192	KY
3	QCR Holdings, Inc.	$1,641,416	IL
4	Marquette National Corporation	$1,664,940	IL
5	Smithtown Bancorp, Inc.	$1,690,945	NY
6	STAR Financial Group, Inc.	$1,696,078	IN
7	West Suburban Bancorp, Inc.	$1,861,323	IL
8	First Community Bancshares, Inc.	$1,967,457	VA
9	Univest Corporation of Pennsylvania	$2,046,390	PA
10	Lakeland Financial Corporation	$2,254,471	IN
11	Wilshire Bancorp, Inc.	$2,387,135	CA

Contribution Analysis

        Cedar Hill reviewed the relative contributions to be made by Graystone and Tower to the pro forma combined company based on financial information of both companies as of, or for the period ended, September 30, 2008 ("Historical Contribution Analysis") and on a 3 year pro forma basis ("Pro Forma Contribution Analysis"). The Pro Forma Contribution Analysis was included to reflect the value of the high expected growth rate in earnings and assets anticipated by Graystone Management.

        The percentage of pro forma shares owned was determined using the overall exchange ratio of 0.42 shares of Tower common stock for each share of Graystone common stock. This analysis estimated that Graystone shareholders, in the aggregate, would own and receive 54.21% of the outstanding shares of Tower common stock after the merger.

        Cedar Hill presented two analyses of the relative contributions by Graystone and Tower to New Tower. The Historical Basis compared contributions as of September 30, 2008 of: total assets; total loans; total deposits; total tangible equity (adjusted for the Tower special dividend); and year to date income for September 30, 2008.

        The Pro Forma Basis compared projected average assets, loans, deposits, tangible equity and annual net income of Tower and Graystone over a three year projection. The Pro Forma Basis was prepared using growth projections provided by the respective managements of Tower and Graystone.

Contribution Analysis—Historical Basis

	Contribution %
Contribution Elements	Tower	Graystone
Balance Sheet—(1)
Total Assets	47.18%	52.82%
Total Loans	42.84%	57.16%
Total Deposits	44.78%	55.22%
Total Tangible Equity	49.34%	50.66%

Balance Sheet Contribution	46.04%	53.96%
Earnings—(2)
Earnings Contribution	72.16%	27.84%

Average of Balance Sheet and Earnings Contributions	59.10%	40.90%
Actual Pro Forma Ownership	45.79%	54.21%

    (1)
    Balance sheet data equals balances as of 9/30/2008; Tower Total Tangible Equity was adjusted to exclude special dividend of $1.12 per share per the merger agreement. Graystone deposits include customer repos.

    (2)
    Earnings equals net income (year to date) as of September 30, 2008.

Contribution Analysis—Pro Forma Basis

	Contribution %
Contribution Elements(1)	Tower	Graystone
Balance Sheet—(2)
Total Assets	35.21%	64.79%
Total Loans	32.11%	67.89%
Total Deposits	31.95%	68.05%
Total Tangible Equity	48.57%	51.43%

Balance Sheet Contribution	36.96%	63.04%
Earnings—(3)
Net income—2009	58.48%	41.52%
Net income—2010	52.45%	47.55%
Net income—2011	43.66%	56.34%

Earnings Contribution	50.57%	49.43%

Average of Balance Sheet and Earnings Contribution Averages	43.76%	56.24%
Actual Pro Forma Ownership	45.79%	54.21%

    (1)
    Contribution elements based on management projections of Tower and Graystone as stand alone companies.

    (2)
    Balance sheet equals average of three year end projected company balance sheets (2009 - 2011); Graystone deposits include customer repos.

    (3)
    Earnings equals total of three years of projected company net income (2009 - 2011).

Analysis of Selected Merger Transactions

        Although there are no two mergers of equals exactly alike, Cedar Hill believes that a comparison with other mergers of equals transactions provides an indication of the contributions and resultant ownership percentages between the merging entities. To that end, Cedar Hill compiled data from certain selected merger transactions announced nationwide between January 1, 2006 and September 30, 2008 which involved "mergers of equals" and which had combined assets of the merged entity of between $0.75 billion and $1.5 billion. As defined by SNL Financial, LC (a financial institutions information and research firm) a merger of equals involves the combination of two institutions to create a new entity, and a merger of equals always involves stock consideration and the parties involved each own roughly half of the resulting institution. Based upon those criteria, six transactions were selected. The merger data was obtained from SNL Financial LC. Cedar Hill reviewed the relative contributions of assets, loans, deposits, equity, tangible equity and net income and compared the results to the pro forma results from the combination of Graystone and Tower.

Selected Merger Transactions

Contribution Analysis

	Selected MOE Transactions(1)		Historical Basis(2)		Proforma Basis(3)
Contribution Elements	Partner 1 Average(4) (%)	Partner 2 Average (%)	Tower Bancorp, (%)	Graystone Financial, Inc. (%)	Tower Bancorp, Inc. (%)	Graystone Financial, Inc. (%)
Total Assets	50.60%	49.40%	47.18%	52.82%	35.21%	64.79%
Total Loans	50.25%	49.75%	42.84%	57.16%	32.11%	67.89%
Total Deposits	50.01%	49.99%	44.78%	55.22%	31.95%	68.05%
Tangible Equity	53.22%	46.78%	49.34%	50.66%	48.57%	51.43%

Balance Sheet Contribution	51.02%	48.98%	46.04%	53.96%	36.96%	63.04%
Earnings Contribution	51.89%	48.11%	72.16%	27.84%	50.57%	49.43%

Average of Balance Sheet and Earnings Contributions	51.46%	48.54%	59.10%	40.90%	43.76%	56.24%
Actual Pro Forma Ownership	55.26%	44.74%	45.79%	54.21%	45.79%	54.21%

Selected MOE Transactions(1)	Announcement Date
ISB Financial Corp./ MidWestOne Finl Group Inc	9/11/07
Virginia Financial Group/ FNB Corp.	7/26/07
LSB Bancshares Inc./ FNB Financial Services Cor	2/26/07
First Busey Corp./ Main Street Trust Inc.	9/20/06
UnionBancorp Inc./ Centrue Financial Corporation	6/30/06
National Mercantile Bancorp/ FCB Bancorp	6/15/06

    (1)
    Merger of Equal transactions accumulated by by SNL Financial in which the combined assets of the merged resulting entities were between $0.75 billion and $1.5 billion which were announced after 1/1/2006. Data was obtained from SNL Financial and S-4 filings. MOE data uses balance sheets from the quarter preceding the merger announcement and last twelve months' net income prior to the merger announcement.

    (2)
    Historical Basis uses 9/30/08 balance sheet items and 9/30/08 YTD net income, Tower Tangible Equity reduced by Extra Dividend.

    (3)
    Proforma Basis uses average of three year end balance sheets (2009-2011) and sum of three years' earnings (2009-2011)

    (4)
    Partner 1 = Partner with largest pro forma ownership

Discounted Dividend Analysis

        Cedar Hill performed a discounted dividend analysis to calculate a range of implied present values per share of Graystone common stock assuming that Graystone continued to operate on a standalone basis over a three year projection period and compared those results to the implied present values of the equivalent shares of New Tower over the same three year projection period in order to determine how Graystone shareholders would be impacted by the merger. The three year earnings estimates for New Tower and Graystone were provided to Cedar Hill by Tower and Graystone managements respectively and the projection periods were assumed to start upon the consummation of the merger.

These ranges were determined by adding:

  •
  The present values of the respective estimated future dividend streams that Graystone and New Tower could generate over a three year period, and

  •
  The present values of the respective terminal values of the Graystone common stock and New Tower Common stock at the end of the three year period.

        To determine projected dividend streams, Cedar Hill assumed a dividend payout of all cash above that level necessary to maintain a constant 6% tangible equity ratio. The range of terminal values for Graystone and New Tower was 11x to 15x earnings per share, with a mid-point multiple of 13x. This mid-point multiple employed a 2 earnings per share multiple higher than its peer groups, a level Cedar Hill deemed appropriate given its historical record for growth.

        The range of discount rates employed to determine the present value per share was 13% to 17%.

        Applying the foregoing multiples, discount rates and assumptions, Cedar Hill determined that the range of implied value per share of Graystone common stock assuming it continued to operate on a standalone basis would be approximately $8.85 to $13.33.

        Using the assumptions and the method described above, Cedar Hill determined that the range of implied value per share of Graystone with respect to the equivalent shares of New Tower would be approximately $13.78 to $19.41.

Pro Forma Financial Impact Analysis

        Cedar Hill illustrated to Graystone's board of directors the impact of certain potential pro forma effects of the proposed merger on Graystone over a projected three year period. Cedar Hill based its analysis on projections provided by the managements of Graystone and Tower (the same projections utilized in Cedar Hill's discounted dividend analysis discussed above). The pro forma analysis assumed Graystone's and Tower's expected integration cost savings, revenue enhancements, the implementation of the accounting methods required by FAS 141R and certain other purchase accounting adjustments. Based on the assumptions and projections provided, the merger could have an accretive effect on Graystone's estimated earnings per share over the three year period. The pro forma per share equivalent impact to Graystone was also accretive to tangible book value. Graystone anticipated dividends of $0.47 per share equivalent, an increase from no dividend.

        Furthermore, the analysis indicated that the pro forma Leverage Ratio, Tier-One Risk-Based Capital Ratio and Total Risk-Based Capital Ratio would all remain above regulatory minimums for well-capitalized institutions. In all cases, however, the actual results achieved by the combined company may vary from projected results, and such variations may be material.

        Additionally, Cedar Hill considered and discussed with the Graystone board of directors that the dividend discount analysis and pro forma financial impact analysis are widely used valuation and analysis methodologies, but the results of such analyses are highly dependent upon assumptions made, and the results thereof may be beyond the control of Graystone, Tower and Cedar Hill.

        Cedar Hill also considered that Graystone and Tower view the merger as a "merger of equals" and had structured the terms and conditions of the merger accordingly; that the Exchange Ratio was fixed; that shares of Tower common stock trade on the OTCBB in limited volumes and from November 10, 2008 through November 11, 2008 in prices ranging from $26.50 to $20.00 per share compared to the average of the closing prices for the 30 day period from October 12, 2008 to November 11, 2008 of $26.77 per share. Because the results of the Contribution Analysis, Selected Transaction Comparison, Pro Forma Financial Analysis and Dividend Discount Analysis conducted by Cedar Hill and determined by Cedar Hill to be the relevant and generally accepted analyses for evaluating the fairness of exchange ratios in connection with mergers of equals were not dependent upon the prices at which shares of Tower common stock have traded, Cedar Hill determined that such decline in the price per share at which Tower common stock has traded did not have a material adverse impact on the fairness of the Exchange Ratio from a financial point of view to the shareholders of Graystone.

        The summary set forth above does not purport to be a complete description of the analyses performed by Cedar Hill or of Cedar Hill's presentation to Graystone's board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Cedar Hill did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Cedar Hill believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying the analyses upon which it is based its opinion. In concluding its presentation to the Graystone Board of Directors, Cedar Hill provided its opinion that the exchange ratio governing the prospective exchange of shares of Graystone common stock for shares of Tower common stock in connection with the proposed merger of equals of Graystone and Tower in a transaction to be consummated pursuant to the terms and conditions of a merger agreement dated November 12, 2008 by and between Graystone and Tower was fair from a financial point of view to the shareholders of Graystone.

Compensation of Cedar Hill and its Relationship with Graystone and Tower

        Pursuant to a letter agreement dated September 25, 2008 between Cedar Hill and Graystone, Cedar Hill agreed to act as its financial advisor and to provide an opinion as to the fairness from a financial point of view to the shareholders of Graystone of the exchange ratio governing the proposed merger. In exchange for this agreement, Graystone paid Cedar Hill an initial advisory fee of $10,000 upon execution of the letter agreement, paid a second advisory fee of $40,000 upon the signing of a definitive agreement to enter into the merger and a third advisory fee of $250,000 due at the closing of the merger. Additionally, Graystone has agreed to reimburse Cedar Hill for its reasonable out-of-pocket expenses, including travel, outside legal fees and related charges, up to a maximum of $9,500 and to indemnify Cedar Hill and related persons against certain liabilities, from and arising out of or based upon Cedar Hill's engagement as financial advisor by Graystone and the rendering of its opinion.

        Cedar Hill, in the future, may seek to provide financial advisory and other financial services to Graystone and/or Tower and their respective affiliates, for which it would expect to receive compensation. During the past four years, Cedar Hill has provided certain financial services to Tower for which it has received compensation from Tower. Tower engaged Cedar Hill to assist management in preparing certain pro forma financial information related to the merger presented elsewhere in this document.

        Cedar Hill is not a broker-dealer or an investment advisor. Therefore, Cedar Hill does not engage in the business of effecting transactions in common stock of Graystone or Tower, as a market maker or otherwise. Cedar Hill does not, for compensation, provide advice on the sale, purchase or value of the common stock of Graystone or Tower. Cedar Hill does not produce published research reports or investment analysis on Graystone or Tower.

Terms of the Merger

Effect of the Merger

        Upon completion of the merger, Graystone will merge with and into Tower. Concurrently with or as soon as practicable after the merger, Tower and Graystone will use their best efforts to cause The First National Bank of Greencastle to merge with and into Graystone Bank. The articles of incorporation and the bylaws of Tower, as amended pursuant to the merger agreement, will govern the combined company. Provided the amendments are adopted by the shareholders of Tower, Tower's resulting articles of incorporation and bylaws are attached to this joint proxy statement/prospectus as Exhibits 13 and 14 to Annex A.

Merger Consideration

Graystone Common Stock

        Shareholders of Graystone will receive 0.42 fully paid and non-assessable shares of Tower common stock for each share of Graystone common stock they own immediately prior to the effective date of the merger subject to adjustment according to the terms of the merger agreement. Tower will not issue fractional shares of common stock, and any former shareholder of Graystone that would otherwise be entitled to receive a fractional share of Tower common stock will receive cash in an amount equal to that fraction multiplied by Tower's market share price as defined in the merger agreement. See "Proposal: The Merger—Terms of the Merger—Exchange Procedures".

        The exchange ratio will be appropriately adjusted if there is a stock dividend, stock split, reverse stock split, common stock reclassification, or other similar event regarding Tower common stock before completion of the merger. By way of illustration, if Tower would declare and pay a stock dividend of 5% on or prior to the effective date of the merger, the exchange ratio would be adjusted upward by 5%. Under this hypothetical, Graystone shareholders entitled to receive Tower common stock pursuant to the merger agreement would receive 0.441 shares of Tower common stock, adjusted from 0.42 shares, for each share of Graystone common stock they owned immediately prior to the effective date of the merger.

Graystone Stock Options

        As of December 31, 2008, various directors, officers, and employees of Graystone held options to purchase a total of 21,584 shares of Graystone common stock. If the merger takes place, each Graystone option outstanding will cease to be a right to purchase shares of Graystone common stock and will be converted automatically into an option to purchase shares 0.42 shares of Tower common stock. The exchange ratio is subject to adjustment according to the terms of the merger agreement. Tower will assume each option according to the terms of the agreement evidencing the stock options except that, from and after the effective date of the merger, all of the following will occur:

  (1)
  Tower and a disinterested committee of its board of directors will substitute for Graystone and Graystone's board of directors or board committee to administer the Graystone stock option plans;

  (2)
  Each Graystone stock option assumed by Tower may be exercised solely for shares of Tower common stock. The number of shares of Tower common stock issuable upon the exercise of the converted options and the exercise price for the converted option will be appropriately adjusted to reflect the merger consideration. This adjustment is described below:

  (a)
  The number of shares of Tower common stock subject to each converted option will be equal to the number of shares of Graystone common stock subject to the option immediately prior to the effective date of the merger multiplied by 0.42 rounded down to the nearest share. The exchange ratio is subject to adjustment according to the terms of the merger agreement; and

  (b)
  The new per share exercise price of each Graystone option immediately after the effective date of the merger will be equal to the quotient obtained by dividing the initial per share exercise price of the option by 0.42 rounded up to the nearest cent. The exchange ratio is subject to adjustment according to the terms of the merger agreement.

Tower Common Stock and Stock Options

        Each share of Tower common stock and each option to purchase a share of Tower common stock immediately outstanding prior to completion of the merger will remain unchanged by the merger.

Exchange Procedures

        As promptly as practicable after the effective date of the merger, Tower's exchange agent will mail to each Graystone shareholder a letter of transmittal with instructions for submitting his or her Graystone stock certificates in exchange for Tower common stock. At that time, those Graystone shareholders will need to carefully review the instructions, complete the materials enclosed with the instructions, and return the materials along with their Graystone stock certificates. After receipt of the properly completed letter of transmittal and Graystone stock certificates, Tower's exchange agent will mail a certificate representing the whole number of shares of Tower common stock and a check representing the amount of cash in lieu of fractional shares.

        Certificates of shares of Tower common stock will be dated the effective date of the merger and will entitle the holders to dividends and any other distributions to which all holders of Tower common stock are entitled. Until the certificates representing Graystone common stock are surrendered for exchange after completion of the merger, holders of certificates will not receive any stock consideration, dividends, or distributions on any Tower common stock into which shares of their Graystone common stock have been converted. When certificates are surrendered, Tower will pay any unpaid dividends or other distributions without interest.

        Following the effective date of the merger and until surrendered, each Graystone stock certificate is evidence solely of the right to receive the merger consideration. In no event will either Tower or Graystone be liable to any former Graystone shareholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat, or similar law.

        Tower will not issue fractional shares of its common stock in connection with the merger. Each holder of Graystone common stock who otherwise would have been entitled to a fraction of a share of Tower common stock will receive cash in lieu of the fractional share of Tower common stock (without interest) in an amount determined by the merger agreement. The merger agreement calculates the cash amount by multiplying the fractional share to which the holder would otherwise be entitled (after taking into account all shares of Graystone common stock owned by the holder at the effective date of the merger) by Tower's market share price. The merger agreement calculates Tower's market share price as the numeric average of the daily high bid and low ask quotations for a share of Tower common stock as reported on FINRA's OTC Bulletin Board Service for each of the consecutive 20 trading days ending on and including the tenth day prior to the effective date of the merger. If no bid or ask quotations are available for any date, then the average closing price of a share of Tower common stock will be the price of the last reported trade.

        Graystone shareholders are urged to carefully read the information set forth under the caption "Terms of the Merger—Material Federal Income Tax Consequences" and to consult their tax advisors for a full understanding of the merger's tax consequences to them.

Effective Date

        Subject to the satisfaction or waiver of all conditions to the merger, including obtaining shareholder and regulatory approvals, Tower and Graystone will file the articles of merger with the Pennsylvania Department of State on (1) the tenth business day following the satisfaction or waiver of the conditions of the merger agreement or (2) another date to which Tower and Graystone mutually agree. The merger will become effective upon the filing of the articles of merger or on another date specified by the articles of merger. Tower and Graystone presently expect to close the merger in early

2009. See "Proposal: The Merger—Terms of the Merger—Conditions to the Merger" and "Proposal: The Merger—Terms of the Merger—Regulatory Approvals".

Representations and Warranties

        The merger agreement contains customary representations and warranties relating to, among other things, the following:

  •
  Organization of Tower and Graystone and their respective subsidiaries;

  •
  Capital structures of Tower and Graystone;

  •
  Due authorization, execution, delivery, performance, and enforceability of the merger agreement;

  •
  Receipt of consents or approvals of regulatory authorities or third parties necessary to complete the merger;

  •
  Delivery of financial statements consistent with generally accepted accounting principles;

  •
  Filing of tax returns and payment of taxes;

  •
  Absence of a material adverse effect (as defined in the merger agreement) since December 31, 2007, for either Tower or Graystone;

  •
  Material contracts;

  •
  Quality of title to assets and properties;

  •
  Absence of undisclosed material pending or threatened litigation;

  •
  Maintenance of adequate insurance;

  •
  Compliance with applicable laws and regulations;

  •
  Employee and labor matters;

  •
  Absence of undisclosed brokers' or finders' fees;

  •
  Absence of material environmental violations, actions, or liabilities;

  •
  Allowance for loan losses;

  •
  Absence of certain related party transactions;

  •
  Validity and binding nature of loans reflected as assets in the financial statements of Tower and Graystone;

  •
  Accuracy of information contained in documents filed with the SEC and other federal or state regulatory authorities and the timeliness of the filings;

  •
  Tower, The First National Bank of Greencastle, Graystone, and Graystone Bank being "well capitalized" within the meaning of the Federal Reserve Board, Office of the Comptroller of the Currency, and FDIC regulations, as applicable;

  •
  Quality of investment securities;

  •
  Absence of certain equity plans and agreements granting equity securities in Graystone and Tower or their subsidiaries or granting options or warrants for Graystone and Tower or their subsidiaries;

  •
  Fiduciary accounts of Tower;

  •
  Receipt of a fairness opinion from Tower's and Graystone's financial advisors;

  •
  Compliance with the Securities Exchange Act of 1934 of all securities documents filed by Tower since December 31, 2007; and

  •
  Accuracy of representation and warranties.

Conduct of Business Pending Merger

        In the merger agreement, Tower and Graystone each agreed to use their reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees, and to preserve the goodwill of customers and others with whom they do business. In addition, they agreed to conduct their business and to engage in transactions only in the ordinary course of business, consistent with past practice, except as otherwise required by the merger agreement.

        Tower and Graystone also agreed in the merger agreement that they will not do any of the following and will not permit any of their subsidiaries to do any of the following:

  •
  Change their respective articles of incorporation or bylaws except as contemplated by the merger agreement;

  •
  Change the number of authorized or issued shares of Tower and Graystone capital stock or issue any shares—except that Tower may increase the number of authorized shares of Tower common stock to an amount greater than necessary to effectuate the merger;

  •
  Issue or grant any option (except in accordance with past practice under the Tower and Graystone benefit plans, respectively, and as specifically disclosed to the other party) warrant, call, commitment, subscription, right, or agreement of any character relating to their authorized or issued capital stock or any securities convertible into shares of stock;

  •
  Split, combine, or reclassify any shares of capital stock;

  •
  Declare, set aside, or pay any dividend, or other distribution in respect of capital stock—except that Tower may continue to pay regular quarterly cash dividends of $0.28 per share consistent with past practice and a special cash dividend in accordance with the merger agreement, and The First National Bank of Greencastle also may pay a special dividend to Tower in accordance with the merger agreement;

  •
  Redeem or otherwise acquire any shares of capital stock—except that Tower may do so in accordance with past practice under its employee stock ownership plan;

  •
  Grant any severance or termination pay to, enter into any new employment agreement with, or amend any existing employment agreement with any employee, officer, or director, except in accordance with the merger agreement or applicable law and disclosed to the other;

  •
  Increase the compensation of any employee, officer, or director except in accordance with the merger agreement—except that Tower and Graystone may pay salary increases consistent with past practice in amounts not in excess of five percent (5%) in the aggregate for all employees;

  •
  Merge or consolidate any of the subsidiaries of Tower and Graystone with any other corporation or sell or lease all or any substantial portion of their assets or business;

  •
  Make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation, or business organization other than in connection with the collection of any loan or credit arrangement;

  •
  Enter into a purchase and assumption transaction with respect to deposits and liabilities;

  •
  Permit the revocation or surrender by any subsidiary of its certificate of authority to maintain any existing branch office or file an application for the relocation of any existing branch office;

  •
  Sell or otherwise dispose of capital stock, or sell or otherwise dispose of any of Tower's or Graystone's assets or the assets of any respective subsidiary other than in the ordinary course of business consistent with past practice;

  •
  Subject any assets to a lien, pledge, security interest, or other encumbrance (other than in connection with government deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in Federal Home Loan Bank advances and "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

  •
  Incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money) except in the ordinary course of business consistent with past practice;

  •
  Take any action which would result in any of the representations and warranties set forth in the merger agreement becoming untrue after November 12, 2008, except as otherwise contemplated or permitted by the merger agreement, or in any of the conditions set forth the merger agreement not being satisfied, except in each case as may be required by applicable law;

  •
  Change any method, practice, or principle of accounting, except as may be required from time to time by generally accepted accounting principles (without regard to any optional early adoption date) or any regulatory authority;

  •
  Waive, release, grant, or transfer any rights of value or modify or change in any material respect any existing material agreement to which Tower or Graystone or any respective subsidiary is a party, other than in the ordinary course of business consistent with past practice;

  •
  Implement any pension, retirement, profit sharing, bonus, welfare benefit, or similar plan or arrangement that was not in effect on November 12, 2008, or materially amend any existing plan or arrangement;

  •
  Purchase any security for their investment portfolio other than in the ordinary course of business consistent with past practice;

  •
  Amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of November 12, 2008, or otherwise fail to conduct lending activities in the ordinary course of business consistent with past practice;

  •
  Enter into, renew, extend or modify any other transaction with any affiliate, except in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

  •
  Change deposit or loan rates other than in the ordinary course of business and consistent with past practice;

  •
  Enter into any interest rate swap, floor, or cap or similar commitment, agreement or arrangement;

  •
  Except for the execution of the merger agreement, take any action that would give rise to a right of non-continuing payment to any individual under any employment agreement;

  •
  Take any action that would preclude the merger from qualifying as a reorganization within the meaning of section 368 of the Internal Revenue Code; or

  •
  Agree to do any of the foregoing prohibited actions.

        For purposes of the foregoing prohibitions, the ordinary course of business does not include Graystone or Tower doing any of the following:

  (1)
  Making any capital expenditure in excess of $75,000 without the prior written consent of the other—except that Tower may make an expenditure not in excess of $250,000 to remodel the Hancock, Maryland branch;

  (2)
  Making any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $75,000, other than pledges of assets to secure Federal Home Loan Bank advances, customer repurchase agreements, or government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business, in each case, in the ordinary course of business; or

  (3)
  Undertaking or entering into any lease, contract or other commitment for its account, involving a loan or payment of more than $75,000, or containing a material financial commitment and extending beyond 12 months from November 12, 2008, other than in the ordinary course of business.

        Tower and Graystone also agree to do the following during the time between November 12, 2008, and the closing date of the merger:

  •
  Provide the other with reasonable access to their respective properties, assets, books, and records, personnel, and financial and operating data;

  •
  Prepare and provide accurate information for this proxy statement and various regulatory filings, including the registration statement filed with the Securities & Exchange Commission by Tower covering the securities involved in this merger;

  •
  Use reasonable best efforts in good faith to take all action necessary or desirable or cause action to be taken to complete the merger as soon as practicable including (1) obtaining the consent or approval of each individual, partnership, corporation, association, or other business or professional entity whose consent or approval is required or desirable for consummation of the merger (including assignment of leases without any change in terms), provided that neither party or its subsidiaries agree to make any payments or modifications to agreements without the prior written consent of the other, and (2) requesting the delivery of appropriate opinions, consents, and letters from its respective counsel and independent auditors;

  •
  Refrain from taking, causing, or permitting, to the best of their ability, any action that would substantially impair the prospects of completing this merger;

  •
  Tower and The First National Bank of Greencastle will comply in all respects with the terms of the memorandum of understanding dated August 27, 2008, by and between the Office of the Comptroller of the Currency and The First National Bank of Greencastle. From November 12, 2008, through the effective date of the merger, Tower and The First National Bank of Greencastle will promptly provide to Graystone copies of all correspondence and reports received by Tower or The First National Bank of Greencastle from any regulatory authorities or submitted by Tower or The First National Bank of Greencastle to any regulatory authorities in connection with the memorandum of understanding, to the extent permitted by law;

  •
  Advise the other of any change or event having a material adverse effect on it (as defined in the merger agreement) or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants set forth in the merger agreement;

  •
  Continue to advise and provide the other with pertinent information including weekly updates regarding its financial condition, operation and business, and matters relating to the completion of the merger; monthly consolidated balance sheets; quarterly and annual reports; minutes of board of directors meetings when not prohibited by Pennsylvania law; investment, loan, deposit, and borrowing information; and a list of troubled loans;

  •
  Permit the other, if the other elects to do so at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by the other party or any of its subsidiaries;

  •
  Take all action necessary to properly call and convene a special meeting of Tower's and Graystone's respective shareholders as soon as practicable after November 12, 2008, to consider and vote upon the merger agreement and, in the case of Tower, to increase the number of authorized shares of Tower common stock to a number sufficient to effectuate the transactions contemplated by the merger agreement;

  •
  Both Tower's and Graystone's boards of directors will recommend that their respective shareholders approve and adopt the merger agreement and, in the case of Tower, the amendment to increase the number of authorized shares of Tower common stock to a number sufficient to effectuate the transactions contemplated by the merger agreement;

  •
  Maintain and cause their respective subsidiaries to maintain insurance in amounts as are reasonable to cover risks as are customary in relation to the character and location of their properties and the nature of their business;

  •
  Maintain and cause their respective subsidiaries to maintain books of account and records in accordance with generally accepted accounting principles applied on a basis consistent with those principles used in preparing the financial statements delivered in connection with the merger;

  •
  File all federal, state, and local tax returns required to be filed by Tower or Graystone or our respective subsidiaries on or before the date the tax returns are due (including any extensions) and pay all taxes shown to be due on the tax returns on or before the date payment is due;

  •
  Graystone will use its best efforts to cause each person who may be deemed to be an affiliate of Tower, to execute and deliver an affiliate's letter to Tower as soon as practicable after November 12, 2008, whereby the affiliate agrees to limit the sale of Tower common stock received in the merger in compliance with the Securities Act of 1933 and the rules promulgated thereunder; and

  •
  Graystone Bank will promptly apply to the Pennsylvania Department of Banking for its waiver, consent, non-objection, or other approval so that the pre-merger undivided profits or retained earnings accounts of The First National Bank of Greencastle are legally available for the payment of dividends after the effective date of the merger by the resulting subsidiary bank with no restrictions greater than would otherwise affect The First National Bank of Greencastle as of November 12, 2008, except that the resulting subsidiary bank maintains a "well-capitalized" status.

Indemnification and Insurance

        Tower and Graystone agree to cooperate and use their best efforts to indemnify certain individuals to the extent permitted by Pennsylvania law and their respective articles of incorporation and bylaws. Whether asserted or arising before or after the effective date of the merger, Tower and Graystone will indemnify former and current directors and officers of Tower and Graystone and their respective subsidiaries as well as those who become directors and officers of Tower or Graystone or their respective subsidiaries prior to the effective date of the merger. Indemnification rights will be triggered if an eligible officer or director is made part of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to:

  (1)
  The fact that the person is or was a director, officer, or employee of Tower or Graystone, any of their respective subsidiaries, or any of their respective predecessors; or

  (2)
  The merger agreement or any of the transactions contemplated thereby.

        On or after the effective date of the merger, Tower will indemnify, defend, and hold harmless all prior and then-existing directors and officers of Graystone and its subsidiaries against:

  (1)
  All losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of Tower) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that the person is or was a director, officer, or employee of Graystone or its subsidiaries, whether pertaining to any matter existing or occurring at or prior to the effective date of the merger and whether asserted or claimed prior to, or at or after, the effective date of the merger; and

  (2)
  All of the indemnified liabilities identified in (1) immediately above based in whole or in part on, or arising in whole or in part out of, or pertaining to the merger agreement or the transactions contemplated thereby, to the same extent as an officer, director, or employee may be indemnified by Tower or its subsidiaries, as the case may be, as of November 12, 2008.

        The above indemnification rights include the right to advancement of expenses; however, no officer, director, or employee may be indemnified by Tower if indemnification is prohibited by applicable law.

        Tower will maintain a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Graystone directors and officers' liability insurance policy and on terms generally no less favorable. The policy will cover persons who are currently covered by the Graystone insurance policies for a period of six years after the effective date of the merger. However, Tower is not obligated to make annual premium payments for the six-year period which exceed 150% of the annual premium payment as of December 31, 2007, under Graystone's current policy in effect as of November 12, 2008. If the amount of the premiums necessary to procure insurance coverage exceeds this maximum amount, Tower will use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the maximum amount.

No Solicitations of Other Transactions

        So long as the merger agreement remains in effect, Tower and Graystone may not and may not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly:

  (1)
  Solicit, initiate, or encourage any inquiries relating to, or the making of any proposal which relates to, an acquisition proposal (as defined in the merger agreement);

  (2)
  Recommend or endorse an acquisition proposal;

  (3)
  Participate in any discussions or negotiations regarding an acquisition proposal;

  (4)
  Provide any third party (other than the other party to merger agreement or an affiliate) with any nonpublic information in connection with any inquiry or proposal relating to an acquisition proposal; or

  (5)
  Enter into an agreement with any other party with respect to an acquisition proposal.

        Tower and Graystone will notify each other orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an acquisition proposal are received or any negotiations or discussions are sought to be initiated or continued.

        Notwithstanding the foregoing, the board of directors of Tower or Graystone may respond to, in a manner they deem appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding unsolicited inquiries relating to an acquisition proposal, in each case, if the respective board of directors has determined, in good faith after consultation with its legal advisors, that the failure to do so may constitute a breach of their fiduciary duties.

Dividends and Authorization to Pay Dividends

        Anytime after November 12, 2008, Tower is permitted to cause The First National Bank of Greencastle to declare and pay a dividend to Tower equal to $6,900,000, or a lesser amount that The First National Bank of Greencastle is permitted to declare and pay under applicable law. The authority to pay the dividend is contingent upon The First National Bank of Greencastle continuing to be "well-capitalized" under applicable regulatory guidelines following the payment of the dividend.

        Furthermore, anytime after November 12, 2008, The First National Bank of Greencastle may pay a cash dividend to Tower in an aggregate amount sufficient for Tower to declare and pay a special cash dividend to its shareholders, prior to the effective date of the merger, equal to $1.12 per share, or a lesser amount that is the maximum legally available amount. The authority to pay the dividend is contingent upon Tower and The First National Bank of Greencastle continuing to be "well-capitalized" on a consolidated basis under applicable regulatory guidelines following the payment of the dividend.

        For two years after the effective date of the merger, Tower shall continue to pay a quarterly cash dividend in an amount greater than or equal to $1.12 per share per year, provided that sufficient funds are legally available to pay the dividend and further provided that Tower and its subsidiary bank remains "well-capitalized" in accordance with applicable regulatory guidelines.

        After the merger, Tower will rely on dividends from Graystone Tower Bank in order to continue to pay dividends to its shareholders. In accordance with generally accepted accounting principles, in connection with the bank merger, The First National Bank of Greencastle's retained earnings will be transferred to Graystone Tower Bank's capital surplus account. Accordingly, we currently expect to have a retained earnings deficit after the bank merger due to required accounting treatment. Since Pennsylvania law requires that dividends be paid only from a bank's accumulated net earnings, Graystone has obtained authority from the Pennsylvania Department of Banking to pay dividends after the merger from The First National Bank of Greencastle's retained earnings that are transferred to Graystone Tower Bank's capital surplus account after the completion of the merger.

Participation in U.S. Treasury's Capital Purchase Program

        Neither Tower nor Graystone may participate in the U.S. Department of Treasury's Capital Purchase Program without the consent of the other. Under the Capital Purchase Program, the U.S. Department of Treasury will purchase shares of preferred stock from participating companies and a warrant to purchase additional preferred shares or a number of shares of common stock determined by the terms of the investment. In the event that Tower or Graystone receives approval from the U.S. Department of Treasury to participate in the Capital Purchase Program, neither Tower, Graystone, nor their respective subsidiaries may receive any funds under the program or enter into a securities purchase agreement, letter agreement, or any other applicable Capital Purchase Program agreement without the prior written approval of the other.

Corporate and Bank Name Following Merger

        For three years after the effective date of the merger, Tower will not change its corporate name from "Tower Bancorp, Inc." unless the board of directors of Tower determines otherwise upon approval of at least 80% of the directors.

        Furthermore, for three years after the effective date of the merger, the surviving bank will be named "Graystone Tower Bank" and will not change its name unless the board of directors of Tower and Graystone Tower Bank determine otherwise upon approval of at least 80% of the directors of each entity. The branches previously part of Graystone Bank will be referred to as "Graystone Bank, a division of Graystone Tower Bank" and the branches previously part of Greencastle will be referred to as "Tower Bank, a division of Graystone Tower Bank", in either case, unless the board of directors of Tower determines otherwise upon approval of at least 80% of the directors.

Conditions to Merger

        Tower's and Graystone's obligations to complete the merger are subject to the satisfaction of various conditions at or prior to the closing date of the merger, including the following:

  •
  Tower's and Graystone's respective shareholders must duly approve and adopt the merger agreement by the vote required under Pennsylvania law and their respective articles of incorporation and bylaws;

  •
  The representations and warranties of each party to the merger agreement must be true and correct as of November 12, 2008, and as of the closing date of the merger except representations and warranties that by their terms refer specifically to the date of the merger agreement or some other date. The representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be true and correct, either individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect (as defined in the merger agreement) on either Tower or Graystone, as the case may be;

  •
  The other's performance in all material respects of all covenants and obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;

  •
  All necessary governmental approvals for the merger have been obtained, all waiting periods required by law or imposed by any governmental authority with respect to the merger have expired, and no approval contains any condition or requirement which could adversely affect the contemplated benefits from the merger. See "Proposal: The Merger—Terms of the Merger—Regulatory Approvals". Specifically, no approval may limit the ability of Tower to pay its current quarterly cash dividend per share amount as in effect as of November 12, 2008, and the special cash dividends as contemplated under the merger agreement. See "Proposal: The Merger—Terms of the Merger—Dividends and Authorization to Pay Dividends";

  •
  There is not any order, decree, or injunction in effect preventing the completion of the transactions contemplated by the merger agreement;

  •
  The effectiveness of the registration statement and the approval of all state securities agencies deemed necessary by Tower's and Graystone's legal counsel with respect to all transactions contemplated by this merger;

  •
  Receipt of an opinion from Tower's and Graystone's respective special legal counsel that the merger constitutes a reorganization within the meaning of section 368(a) of the Internal Revenue Code. See "Proposal: The Merger—Terms of the Merger—Material Federal Income Tax Consequences";

  •
  Tower and Graystone have received a voting agreement from certain of the other's directors and officers;

  •
  Tower, The First National Bank of Greencastle, Graystone, and Graystone Bank have received all consents and authorizations of landlords and other persons that are necessary to permit the merger to be consummated without the violation of any lease or other material agreement to which Tower, The First National Bank of Greencastle, Graystone, and Graystone Bank, as the case may be, is a party or by which any of their properties are bound;

  •
  Any actions taken by Tower or The First National Bank of Greencastle in connection with compliance with the Memorandum of Understanding dated August 27, 2008, by and between the Office of the Comptroller of the Currency and The First National Bank of Greencastle and the direct and indirect costs, consequences, or effects thereof do not exceed the costs, consequences, or effects previously disclosed to Graystone by Tower to such an extent that the costs, consequences, or effects would constitute an material adverse effect (as defined in the merger agreement);

  •
  Tower shareholders have approved and adopted an amendment to Tower's articles of incorporation allowing for the increase of authorized shares of Tower common stock to a number sufficient to effect the transactions contemplated by the merger agreement;

  •
  No more than 10% of Tower's or Graystone's respective issued and outstanding shares seek to perfect dissenters' appraisal rights under Pennsylvania law;

  •
  No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Tower and Graystone or either's subsidiaries have occurred since November 12, 2008, which has had or would reasonably be likely to have, individually or in the aggregate, a material adverse effect (as defined in the merger agreement);

  •
  The Pennsylvania Department of Banking issues the non-objection letter provided by the merger agreement in form and content reasonably satisfactory to Tower and Graystone;

  •
  Tower has paid the pre-effective date dividend of $1.12 per share to its shareholders (or a lesser amount that is the maximum legally available amount) as contemplated by the merger agreement. See "Proposal: The Merger—Terms of the Merger—Dividend and Authorization to Pay Dividends";

  •
  The employment agreements with Jeffrey B. Shank, Mark Merrill, Jane Tompkins, and Carl Lundblad; the amendments to employment agreements with Andrew Samuel, Janak Amin, Jeffrey Renninger, and David Hornberger; and a change of control agreement with Franklin Klink, have been executed and delivered to Tower; and

  •
  All Graystone change of control agreements existing as of November 12, 2008, have been amended so that the transactions contemplated by the merger agreement do not constitute a change of control.

        Under the terms of the merger agreement, a "material adverse effect" means a change, circumstance, event, or effect that has or would be reasonably expected to have a material adverse effect on either of the following:

  1.
  The business, financial condition, results of operations, or business prospects of Tower or Graystone on a consolidated basis, as the case may be, (including with out limitation, in the case of Tower, the entry by Tower or The First National Bank of Greencastle into a regulatory agreement imposing restrictions in excess of or in addition to those currently imposed on Tower or The First National Bank of Greencastle by the Memorandum of Understanding

    dated August 27, 2008, by and between the Office of the Comptroller of the Currency and The First National Bank of Greencastle, and including without limitation in the case of Graystone, the entry by Graystone or Graystone Bank into a regulatory agreement) other than, in each case, any change, circumstance, event, or effect relating to any of the following:

    i.
    Changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates—except if those changes disproportionally affect Tower or Graystone when compared to other banking institutions;

    ii.
    Expenses incurred in connection with the merger agreement and the transactions contemplated thereby;

    iii.
    Any action or omission of Tower or Graystone (or any of their subsidiaries) taken pursuant to the terms of the merger agreement or taken or omitted to be taken with the express written permission of the other party;

    iv.
    Any effect with respect to Tower or Graystone caused, in whole or in substantial part, by the other party; and

    v.
    Reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Tower or Graystone in connection with the negotiation, execution, and delivery of the merger agreement and the consummation of the transactions contemplated thereby; or

  2.
  The ability of Tower or Graystone or their subsidiaries to consummate the transactions contemplated by the merger agreement on a timely basis.

        Provided, however, that any actions taken by Tower or The First National Bank of Greencastle in connection with compliance with the Memorandum of Understanding dated August 27, 2008, by and between the Office of the Comptroller of the Currency and The First National Bank of Greencastle, and the direct and indirect costs, consequences, or effects thereof shall not be deemed a material adverse effect.

        Except for the requirements of Tower and Graystone shareholder approval; regulatory approvals; and the absence of any order, decree, or injunction preventing the transactions contemplated by the merger agreement, Tower and Graystone each may waive each of the conditions described above in the manner and to the extent described in "Proposal: The Merger—Terms of the Merger—Amendment; Waiver".

Amendment; Waiver

        Subject to applicable law, at any time prior to the consummation of the transactions contemplated by the merger agreement, Tower and Graystone may:

  (1)
  Amend the merger agreement;

  (2)
  Extend the time for the performance of any of the obligations or other acts of either Tower or Graystone;

  (3)
  Waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  (4)
  Waive compliance with any of the agreements or conditions contained in the provisions of the merger agreement relating to the covenants of Tower and Graystone between November 12, 2008, and the closing date of the merger and relating to the conditions to closing.

        However, any amendment, extension, or waiver granted or executed after shareholders of Graystone or Tower have approved the merger agreement may not modify either the amount or the form of the consideration provided to holders of Graystone common stock upon consummation of the merger or otherwise materially adversely affect the shareholders of Graystone or Tower without the approval of the affected shareholders. The merger agreement may not be amended except by an instrument in writing authorized by the respective boards of directors and signed, by duly authorized officers, on behalf of Tower and Graystone. Any agreement on the part of Tower or Graystone to any extension or waiver will only be valid if set forth in an instrument in writing signed by a duly authorized officer on behalf of Tower or Graystone, as the case may be. The waiver or failure to insist on strict compliance with an obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Termination

        The merger agreement may be terminated on or at any time prior to the closing date of the merger:

  (1)
  By the mutual written consent of Tower and Graystone;

  (2)
  By Tower or Graystone:

  (a)
  If the closing date of the merger shall not have occurred on or before June 30, 2009, unless the failure of the closing date of the merger to occur is due to the failure of the party seeking to terminate the merger agreement to perform or observe in any material respect its agreements set forth in the merger agreement required to be performed or observed by that party on or before the closing date of the merger;

  (b)
  If either Tower or Graystone has received a final unappealable administrative order from a regulatory authority whose approval or consent has been requested that the approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions to the merger under the merger agreement, unless the failure of the occurrence is due to the failure of the party seeking to terminate the merger agreement to perform or observe in any material respect its agreements set forth in the merger agreement required to be performed or observed by that party on or before the closing date of the merger;

  (3)
  At any time on or prior to the effective date of the merger, by Graystone in writing if Tower has, or by Tower in writing if Graystone has, in any material respect, breached (i) any material covenant or undertaking contained in the merger agreement or (ii) any representation or warranty contained in the merger agreement, which in the case of a breach by Tower would have a material adverse effect (as defined in the merger agreement) on Tower or in the case of a breach by Graystone would have a material adverse effect on Graystone, in any case, if the breach has not been substantially cured by the earlier of 30 days after the date on which written notice of the breach is given to the party committing the breach or the effective date of the merger unless on that date the breach no longer causes a material adverse effect;

  (4)
  By either the board of directors of Tower or Graystone if their respective shareholders have not approved the merger agreement by the requisite vote. Provided, however, that no termination right exists under the merger agreement if prior to the shareholder vote the board of directors of the party whose shareholders failed to approve the merger agreement have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of the merger agreement and the transactions contemplated thereby; or

  (5)
  By either the board of directors of Tower or Graystone if its concludes in good faith after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the merger agreement) and terminate the merger agreement in order to comply with its fiduciary duties.

        If the merger is terminated pursuant the merger agreement, the merger agreement will be void except for provisions relating to the confidentiality of information furnished to either Tower or Graystone during the course of the merger and provisions relating to the expenses associated with the merger. There will be no further liability on the part of Tower or Graystone to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in the merger agreement or any fraudulent breach of a representation or warranty.

Expenses

        Except as described below, Tower and Graystone will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

        However, if the merger agreement is terminated as a result of any breach of a representation, warranty, covenant, or other agreement which is caused by the willful or intentional breach of Tower or Graystone, that party will be liable to the other for out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of lawyers, accountants, and investment bankers, incurred by the other party in connection with entering into the merger agreement and carrying out of any and all acts contemplated under the merger agreement. The maximum amount either party will be liable to the other for expenses under this circumstance will be $250,000. The payment of expenses will not constitute an exclusive remedy but is in addition to any other rights or remedies available to Tower and Graystone.

Termination Fee

        If Graystone fails to complete the merger after the occurrence of one of the following events, and Tower is not in material breach of the merger agreement, Graystone shall within one business day of the event, pay Tower by wire transfer of immediately available funds a fee of $3,000,000:

  (1)
  The board of directors of Graystone concludes in good faith, after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the merger agreement) and terminate the merger agreement in order to comply with its fiduciary responsibilities;

  (2)
  A person or group, other than Tower or an affiliate of Tower, enters into an agreement, letter of intent, or memorandum of understanding with Graystone or any Graystone subsidiary which relates to an acquisition proposal;

  (3)
  Graystone authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an acquisition proposal;

  (4)
  The Graystone shareholders fail to approve the merger agreement at the Graystone special meeting of shareholders, or the Graystone special meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

  (a)
  The Graystone board of directors fails to recommend approval of the merger agreement to the shareholders of Graystone, or withdraws or modifies its recommendation that Graystone shareholders approve the merger agreement, or recommends that the shareholders of Graystone approve or accept an acquisition proposal with any person other than Tower or an affiliate of Tower; or

  (b)
  Graystone fails to call, give notice of, convene and hold the Graystone special meeting of shareholders in accordance with the merger agreement;

  (5)
  The Graystone special meeting of shareholders is cancelled, if prior to the cancellation any person or group, other than Tower or an affiliate of Tower, publicly announces, communicates,

    or makes known its intention, whether or not conditional, to make an acquisition proposal and has not publicly withdrawn the announcement, communication, or intention at least 30 days prior to the Graystone special meeting of shareholders and within six months after the event Graystone or any Graystone subsidiary enters into any term sheet, letter of intent, agreement, or similar type agreement with that person which relates to an acquisition proposal; or

  (6)
  The Graystone shareholders fail to approve the merger agreement at the Graystone special shareholders' meeting, if prior to the shareholder vote any person or group, other than Tower or an affiliate of Tower, publicly announces, communicates, or makes known its intention, whether or not conditional, to make an acquisition proposal and has not publicly withdrawn the announcement, communication, or intention at least 30 days prior to the Graystone special meeting of shareholders and, within 12 months after the event, Graystone or any Graystone subsidiary enters into any term sheet, letter of intent, agreement, or similar type agreement with that person which relates to an acquisition proposal.

        Furthermore, if Tower fails to complete the merger after the occurrence of one of the following events, and Graystone is not in material breach of the merger agreement, Tower shall within one business day of the event, pay Graystone by wire transfer of immediately available funds a fee of $3,000,000:

  (1)
  The board of directors of Tower concludes in good faith, after consultation with its legal and financial advisers, that it must agree to or endorse an acquisition proposal (as defined in the merger agreement) and terminate the merger agreement in order to comply with its fiduciary responsibilities;

  (2)
  A person or group, other than Graystone or an affiliate of Graystone, enters into an agreement, letter of intent, or memorandum of understanding with Tower or any Tower subsidiary which relates to an acquisition proposal;

  (3)
  Tower authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend, or propose an agreement to enter into an acquisition proposal;

  (4)
  The Tower shareholders fail to approve the merger agreement at the Tower special meeting of shareholders, or the Tower special meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

  (a)
  The Tower board of directors fails to recommend approval of the merger agreement to the shareholders of Tower, or withdraws or modifies its recommendation that Tower shareholders approve the merger agreement, or recommends that the shareholders of Tower approve or accept an acquisition proposal with any person other than Graystone or an affiliate of Graystone; or

  (b)
  Tower fails to call, give notice of, convene, and hold the Tower special meeting of shareholders in accordance with the merger agreement;

  (5)
  The Tower special meeting of shareholders is cancelled, if prior to the cancellation any person or group, other than Graystone or an affiliate of Graystone, publicly announces, communicates, or makes known its intention, whether or not conditional, to make an acquisition proposal and has not publicly withdrawn the announcement, communication, or intention at least 30 days prior to the Tower special meeting of shareholders and, within six months after the event, Tower or any Tower subsidiary enters into any term sheet, letter of intent, agreement, or similar type agreement with that person which relates to an acquisition proposal; or

  (6)
  The Tower shareholders fail to approve the merger agreement at the Tower special meeting of shareholders, if prior to the shareholder vote any person or, other than Graystone or an affiliate of Graystone, publicly announces, communicates, or makes known its intention, whether or not conditional, to make an acquisition proposal and has not publicly withdrawn the announcement, communication, or intention at least 30 days prior to the Tower special meeting of shareholders and, within 12 months after the event, Tower or any Tower subsidiary enters into any term sheet, letter of intent, agreement, or similar type agreement with that person which relates to an acquisition proposal.

Regulatory Approvals

        Completion of the transaction is subject to the prior receipt of all consents or approvals of federal authorities required to complete the merger of Tower and Graystone. As of the date of this joint proxy statement/prospectus, appropriate applications for approval have been or will be filed with the appropriate regulatory authorities. Tower and Graystone have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transaction. Approvals must be obtained from the Board of Governors of the Federal Reserve System; the Federal Deposit Insurance Corporation, the primary federal regulator of state-chartered banks that are not members of the Federal Reserve System; and from the Pennsylvania Department of Banking, the primary regulator of Pennsylvania-chartered deposit-taking institutions. The merger cannot proceed in the absence of the required regulatory approvals.

Management After the Merger

        On the effective date of the merger, the board of directors of Tower will be comprised of twenty members. The board of directors of Tower and Graystone will each select ten of the twenty members from among their respective current directors to initially serve on the board of directors of Tower after the merger. These directors must meet the eligibility requirements for a director under Tower's bylaws, as amended pursuant to the merger agreement. However, since Tower has only nine directors, it may, after consultation with Graystone, select one additional director who meets the eligibility requirements to serve on the Tower board of directors. The directors from Tower and Graystone will be evenly distributed as close as possible among three classes of directors after the effective date of the merger. Two classes will have seven directors and one class will have six directors. Members of a class will serve until their successors are duly elected and qualified in accordance with applicable law and the articles of incorporation and bylaws of Tower, as amended pursuant to the merger agreement.

        If any person selected to serve on the board of directors of Tower after the merger is unable or unwilling to serve in the position prior to the effective date of the merger, the board of directors from which the person initially was selected will designate another person to serve in the person's place in accordance with the provisions of merger agreement. If a director of Tower who was a director of Tower or Graystone prior to the effective date of the merger (or who was appointed by Tower pursuant to the merger agreement) is unable or unwilling to continue to serve on the board of directors of Tower on or after the effective date of the merger, then the members of the current Tower board of directors who served on the same board of directors prior to the effective date of the merger will choose that person's successor. The directors of Tower then serving will nominate and recommend for election the chosen successor. This selection and nomination process will remain in effect for three years after the effective date of the merger unless 80% of the Tower board of directors determines otherwise.

        Also, the Tower board of directors will vote in a manner necessary so that Tower will vote, as the sole shareholder of the resulting subsidiary bank, for the directors nominated and recommended by the resulting subsidiary bank. This arrangement will continue for three years following the effective date of the merger unless the board of directors of Tower after the merger determines otherwise upon the approval of at least 80% of the entire board of directors.

        The bylaws of Tower will be amended to provide that all committees of Tower and its subsidiaries will have equal representation of directors formerly of Tower and Graystone (or appointed by Tower or Graystone in accordance the merger agreement). Equal representation with respect to committee assignments will remain the policy of Tower for three years following the merger unless the board of directors of Tower after the merger determines otherwise upon the approval of at least 80% of the entire board of directors.

        The executive committee of Tower will be comprised of Kermit Hicks, Jeffrey Shank, Frederic Frederick, Terry L. Randall, and four directors of Graystone who were serving on the board of directors of Graystone as of November 12, 2008, or appointed pursuant to the merger agreement. This will remain the composition of the executive committee for three years following the effective date of the merger unless the board of directors of Tower after the merger determines otherwise upon the approval of 80% of the directors of the entire board of directors.

        On the effective date of the merger, Kermit Hicks will be the chairman of the board of Tower and will serve as chairman until the expiration of his term in 2011. At that time, the board of directors will elect a new chair. On the effective date of the merger, the following will be among the executive officers of Tower:

  (1)
  Andrew Samuel—President and Chief Executive Officer

  (2)
  Mark Merrill—Executive Vice President and Chief Financial Officer

  (3)
  Jeffrey Renninger—Executive Vice President and Chief Operating Officer

  (4)
  Jeffrey Shank—Executive Vice President

Each executive officer of Tower will hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, Tower's articles of incorporation and bylaws, and the person's respective employment agreement. For more information, see "Proposal: The Merger—Interests of Directors, Officers, and Others in the Merger—Employment Agreements".

Employment; Severance

        Tower will use its best efforts to continue the employment of all current Graystone Bank and The First National Bank of Greencastle employees in positions that will contribute to the successful performance of the combined organization. Tower will also provide severance pay to any full-time, active employee of The First National Bank of Greencastle or of Graystone Bank whose employment is terminated prior to or within one year after the effective date of the merger as a result of the merger.

        The severance pay will be made if (1) the employee's position is eliminated, or (2) the employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay and where the employee is not required to commute more than 30 miles more than the employee's present commute). Severance pay is contingent upon the employee signing a customary form of release and not voluntarily leaving employment prior to the effective date of the merger. Tower will not pay (or cause to be paid) severance to any employee (1) who is being paid under an existing employment or change in control agreement or (2) whose employment is terminated for cause.

        Tower and Graystone Bank will provide severance payments to eligible employees equal to two weeks pay for each full year of continuous service with a minimum severance benefit of four weeks' pay and a maximum severance benefit of 26 weeks' pay. Terminated employees will have the right to continue coverage under the respective group health plan in accordance with the COBRA. During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Tower or Graystone Bank will continue to pay the employer's share of medical benefits that it pays for its employees generally, provided that any coverage period required under the Internal

Revenue Code runs concurrently with the period that Tower or Graystone Bank pays the employer's share of health coverage under the merger agreement.

Employee Benefits

        Before or promptly after the effective date of the merger, Tower will review all benefit plans of The First National Bank of Greencastle and Graystone Bank in order to establish the benefit plans to be made available to Graystone Tower Bank employees after the effective date of the merger. Tower's review will take into consideration benefits that were provided to employees under The First National Bank of Greencastle and Graystone Bank benefit plans prior to the merger and benefits provided by peer institutions. Graystone Tower Bank will:

  (1)
  Provide its employees credit for all years of service with Tower or Graystone or any of their subsidiaries and predecessors, as the case may be, prior to the effective date of the merger for the purpose of eligibility and vesting and provide employees credit for all years of service for benefit accrual for certain Graystone or Tower benefit plans;

  (2)
  Cause any and all pre-existing condition limitations (to the extent the limitations did not apply to a pre-existing condition under the applicable benefit plans prior to the effective date of the merger) and eligibility waiting periods under group health plans to be waived with respect to employees who remain (and their eligible dependents) after the effective date of the merger; and

  (3)
  Cause to be credited any deductibles or out-of-pocket expenses incurred by The First National Bank of Greencastle or Graystone Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Graystone Tower Bank benefit plans after the effective date of the merger with the objective that there be no double counting during the year in which the closing date of the merger occurs of deductible or out-of-pocket expenses.

        Tower and Graystone and their subsidiaries agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of their current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by the merger agreement (either alone or in combination with any other event). In order to accomplish the foregoing, Tower may, or may cause Graystone or its subsidiary to, amend, freeze, merge, or terminate any benefit plan of Tower, Graystone, or The First National Bank of Greencastle.

Interests of Directors, Officers, and Others in the Merger

        Certain members of Tower's and Graystone's management and board of directors may have interests in the transaction in addition to their interests as Tower or Graystone shareholders, respectively. The Tower and Graystone boards of directors were aware of these factors and considered them, among other matters in approving the merger agreement.

Share Ownership

        As of December 31, 2008:

        1.     The directors and certain executive officers of Tower may be deemed to be the beneficial owners of 206,150 shares, representing 8.77% of the outstanding shares of Tower common stock.

        2.     The directors and certain executive officers of Graystone may be deemed to be the beneficial owners of 3,726,914 shares, representing 56.8% of the outstanding shares of Graystone common stock.

        For more information, see "Description of Tower-Beneficial Ownership," beginning on page 111, and "Description of Graystone—Beneficial Ownership," beginning on page 149.

Board Positions and Compensation

        Upon completion of the merger, ten (10) of the twenty (20) persons to serve initially on the board of directors of Tower at the effective date shall be appointed by the Tower board of directors and ten (10) of the twenty (20) persons shall be appointed by the Graystone board of directors. Each person who serves as a director of Tower will be compensated in accordance with the policies of Tower.

        The following directors of Graystone will become directors of Tower on the effective date of the transaction: John M. DiSanto, Marcus Faust, Jeffrey F. Lehman, Kenneth R. Lehman, Charles C. Pearson, Jr., Michael A. Peck, Robert E. Poole, Jr., Andrew Samuel, Hasu P. Shah, and Klare S. Sunderland. Additionally, the following directors of Graystone Bank will become directors of Graystone Tower Bank on the effective date of the transaction: Marcus Faust, Randall L. Horst, Kenneth R. Lehman, Charles C. Pearson, Jr., Michael A. Peck, William E. Pommerening, Richard T. Reynolds, Andrew Samuel, Robert H. Schober, and Klare S. Sunderland. These persons shall be entitled to receive compensation for such service.

Equity Based Awards

        Pursuant to Graystone existing stock-based plans, all unvested options to purchase shares of Graystone common stock will become vested and exercisable upon consummation of the merger. In addition, all outstanding shares of restricted stock will become fully vested at such time. The following table sets forth the number of unvested options and number of unvested shares of restricted stock which were held by the executive officers of Graystone and all non-employee directors of Graystone as a group as of December 31, 2008.

Name	Number of Unvested Stock Options	Weighted Average Exercise Price	Number of Unvested Shares of Restricted Stock
Janak Amin	17,500	$11.43	3,000
Carl Lundblad	5,333	$13.00	2,000
Mark Merrill	13,000	$12.15	3,500
Jeffrey Renninger	17,500	$11.43	3,000
Andrew Samuel	35,000	$11.43	4,499
Jane Tompkins	6,000	$13.00	1,500
All non-employee directors as a group	39,000	$13.00	—

        The merger agreement provides that upon completion of the merger, each outstanding and unexercised option to acquire shares of Graystone common stock will cease to represent the right to acquire shares of Graystone common stock and will become a right to acquire Tower common stock. The number of shares and the exercise price subject to the converted options will be adjusted for the exchange ratio in the transaction and the duration and other terms of the new Tower options will be the same as the prior Graystone options.

Indemnification and Insurance

        Tower has agreed that on and after the effective date of the transaction, it shall indemnify and hold harmless the directors and officers of Graystone and Graystone Bank against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of Tower) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part out of the fact that such person is or was a director officer or employee of Graystone or Graystone Bank, except for the transactions contemplated by the merger agreement, to the fullest extent permitted under Tower's Amended and Restated Articles of Incorporation, Bylaws, and applicable law.

        Tower has also agreed that for six years after the effective date of the transaction, it will, at its expense, maintain directors' and officers' liability insurance for the former directors and officers of Graystone and Graystone Bank with respect to matters occurring at or prior to the Effective Date. The insurance coverage is to be based on conditions and terms substantially comparable to the director and officer liability policy of Graystone, so long as the policy can be obtained at a cost not in excess of 150% of the rate for such director and officer liability insurance tail policy, in effect as of December 31, 2007. In the event Tower is unable to obtain a director and officer liability insurance tail policy at a cost not in excess of 150% of such rate, Tower shall obtain a director and officer liability insurance tail policy with the maximum coverage reasonably available for a cost that is equal to 150% of that rate.

Pre and Post Separation from Service Split Dollar Life Insurance Plan

        Pursuant to the Graystone Bank Pre and Post Separation from Service Split Dollar Life Insurance Plan, each of the participating officers of Graystone Bank is entitled to life insurance coverage equal to his or her annual base salary. Each of the participating officers will have a vested insurance benefit in the policies at the earliest of the following events: (1) reaching the earlier of age 65 or 15 years of participation in the plan, while employed by the bank; (2) termination of employment due to disability; or (3) being employed by the bank on the date a change in control occurs. The consummation of the transactions contemplated by the merger agreement shall constitute a change in control under the plan such that each of the participating officers will become vested in an insurance benefit equal to his or her annual base annual salary. The following officers of Graystone Bank are participants in the Graystone Bank Pre and Post Separation from Service Split Dollar Life Insurance Plan: Andrew Samuel, Mark Merrill, Jeffrey Renninger, Janak Amin, Carl Lundblad, Jane Tompkins and Joseph Bertotto.

Supplemental Executive Retirement Plan

        Tower implemented a Supplemental Executive Retirement Plan ("SERP"), a non-qualifying plan, covering Jeff B. Shank. The SERP provides for salary continuation in certain circumstances. The plan is intended to provide supplemental retirement benefits to enable the corporation to attract and retain executives, and is a defined benefit plan. Upon consummation of the merger, Mr. Shank's benefits will vest and Tower will be obligated to pay Mr. Shank $75,000 per year, commencing on the first day of the month following Mr. Shank's 65th birthday and continuing for 20 years.

Supplemental Insurance Plan

        Messrs. Shank and McDowell participate in a Supplemental Insurance Plan which provides for specific fixed benefits upon retirement after age 65, total disability, and death. The Supplemental Insurance Plan also allows them to defer income which earns interest at ten percent (10%) and which provides for payments upon retirement after age 65, total disability, and death in an amount equal to the amount deferred plus the accrued interest. Messrs. Shank's and McDowell's benefits vest under the plan upon a change in control.

Employment Agreements

        Upon the consummation of the merger agreement, Tower will assume the employment, consulting, and change in control agreements with Graystone executives. Graystone had previously entered into employment agreements with Andrew Samuel, Janak Amin, Jeffrey Renninger, and David Hornberger and change in control agreements with Joseph Bertotto, Jewel Cooper, Mark Merrill, Carl Lundblad,

Jane Tompkins, and Randall Johnston. Pursuant to the merger agreement, Tower and Graystone have entered into new employment agreements with Carl Lundblad, Mark Merrill, Jane Tompkins, and Jeff Shank and may enter into a change in control agreement with Frank Klink.

Andrew S. Samuel

        Andrew Samuel, Chairman, President and Chief Executive Officer of Graystone, currently is employed in those capacities pursuant to an employment agreement dated August 28, 2007, as amended November 12, 2008. The employment agreement is for a term of three years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of nonrenewal is given. Mr. Samuel may only be terminated for cause as defined in the agreement. He may terminate his employment for good reason as defined in the agreement. If he terminates his employment for good reason or if he is terminated without cause or if his employment is terminated after a change in control for any reason other than cause, he will be entitled to a payment equal to three times the sum of his highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. For three years from termination of employment, he shall also be entitled to participate in the company's life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to his termination. If he is not able to participate as his participation would violate the terms of the plans, then he would be entitled to a cash payment equal to the cost of his obtaining the same or substantially similar benefits. If he is terminated without cause or terminates employment for good reason, he shall also receive the additional retirement benefits which he would have received had he stayed through the term of the employment agreement, if the plan allows it.

        In the event that a payment under his employment agreement standing alone or when combined with the other benefits which he will receive upon a change of control would be considered a "golden parachute payment" and an excise tax is imposed, then Mr. Samuel will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he would be in the same after-tax position as if no excise tax had been imposed.

        On November 12, 2008, Mr. Samuel entered into an amendment to his employment agreement which provides, among other things, that Mr. Samuel shall serve as President and Chief Executive Officer of Tower and Graystone Tower Bank upon completion of the merger and that the merger of Graystone into Tower shall not constitute a change in control for purposes of the agreement. See Exhibit 7 to Annex A of this joint proxy statement/prospectus.

Janak Amin, Jeffrey Renninger, David Hornberger

        Messrs. Amin, Renninger, and Hornberger entered into employment agreements dated October 3, 2007, October 2, 2007, and October 3, 2007 respectively. Each employment agreement is for a term of two years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of nonrenewal is given. The executives may only be terminated for cause as defined in the agreement. They may terminate their employment for good reason as defined in the agreement. If employment is terminated for good reason or if the executive is terminated without cause or if employment is terminated after a change in control for any reason other than cause, the executive will be entitled to a payment equal to two times the sum of his highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. For two years (or twenty-four months) from termination of employment, the executive shall also be entitled to participate in the company's life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to his termination. If the executive is not able to participate as participation would violate the terms of the plans, then the executive would be entitled to a cash payment equal to the cost of his obtaining the same or substantially similar benefits. If the executive is terminated without cause or terminates employment for good reason, he shall also receive the additional retirement benefits which he would have received had he stayed through the term of the employment agreement, if the plan allows it.

        In the event that a payment under the employment agreement standing alone or when combined with the other benefits which the executive will receive upon a change of control would be considered a "golden parachute payment" and an excise tax is imposed, then the executive will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he would be in the same after-tax position as if no excise tax had been imposed.

        On November 12, 2008, Messrs. Amin, Renninger and Hornberger entered into amendments to thier employment agreements which provide, among other things, that the merger of Graystone into Tower shall not constitute a change in control for purposes of the agreements. See Exhibits 8, 9 and 10 to Annex A of this joint proxy statement/prospectus.

Carl Lundblad, Mark Merrill, and Jane Tompkins

        Messrs. Lundblad and Merrill and Ms. Tompkins entered into employment agreements dated November 12, 2008, respectively, to be effective upon the effective date of the closing of the merger, which employment agreements supersede and replace existing change of control agreements with each executive. See Exhibits 4, 5 and 6 to Annex A to this joint proxy statement/prospectus. Each employment agreement is for a term of two years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of nonrenewal is given. The executives may only be terminated for cause as defined in the agreement. They may terminate their employment for good reason as defined in the agreement. If employment is terminated for good reason or if the executive is terminated without cause or if employment is terminated after a change in control for any reason other than cause, the executive will be entitled to a payment equal to two times the sum of the executive's highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded with respect to one of the three calendar years immediately preceding the year of termination. For two years (or twenty-four months) from termination of employment, the executive shall also be entitled to participate in the company's life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to the executive's termination. If the executive is not able to participate as participation would violate the terms of the plans, then the executive would be entitled to a cash payment equal to the cost of his obtaining the same or substantially similar benefits. If the executive is terminated without cause or terminates employment for good reason, he or she shall also receive the additional retirement benefits which he would have received had the executive stayed through the term of the employment agreement, if the plan allows it.

        In the event that a payment under the employment agreement standing alone or when combined with the other benefits which the executive will receive upon a change of control would be considered a "golden parachute payment" and an excise tax is imposed, then the executive will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he would be in the same after-tax position as if no excise tax had been imposed.

Jeffrey B. Shank

        Mr. Shank has entered into an employment agreement to be effective upon the closing date of the merger pursuant to which he will serve as Executive Vice President of Tower. See Exhibit 3 to Annex A of this joint proxy statement/prospectus. The employment agreement is for a term of three years and shall renew for an additional year on the first anniversary date of the agreement and every anniversary date thereafter unless notice of nonrenewal is given. Mr. Shank may only be terminated for cause as defined in the agreement. Should he terminate his employment within one year following the effective date of the employment agreement or if he is terminated without cause during this period, he will receive a lump sum payment equal to 2.99 times his annual base salary as defined in the employment agreement. In addition, for a period of thirty-six (36) months from the date of termination of employment, he shall be permitted to continue in Tower's life, disability, supplemental retirement, medical/health insurance and other health and welfare benefits. In the event that a payment under the employment agreement standing alone or when combined with the other benefits which the executive will receive upon a change of control would be considered a "golden parachute payment" and an excise tax is imposed, then the payment will be reduced to the extent necessary such that it would not be considered a parachute payment.

        In the event that after one year from the effective date of the employment agreement, Mr. Shank terminates his employment for good reason or if he is terminated without cause or if his employment is terminated after a change in control for any reason other than cause, he will be entitled to a payment equal to two times the sum of his highest annual base salary during the immediately preceding three calendar years, the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination, and the highest value of stock options and other stock based incentives awarded to him with respect to one of the three calendar years immediately preceding the year of termination. For twenty-four (24) months from termination of employment, he shall also be entitled to either participate in the company's life, disability, medical/health insurance, and other health and welfare benefits in effect during the one year prior to his termination. If he is not able to participate as his participation would violate the terms of the plans, then he would be entitled to a cash payment equal to the cost of his obtaining the same or substantially similar benefits. If he is terminated without cause or terminates employment for good reason, he shall also receive the additional retirement benefits which he would have received had he stayed through the term of the employment agreement, if the plan allows it.

        In the event that a payment under his employment agreement standing alone or when combined with the other benefits which he will receive upon a change of control would be considered a "golden parachute payment" and an excise tax is imposed, then Mr. Shank will be entitled to an additional payment equal to the amount required such that after the payment of all federal and state income and excise taxes, he would be in the same after-tax position as if no excise tax had been imposed.

Franklin Klink and John McDowell

        Franklin T. Klink, III and John McDowell entered into change of control agreements with The First National Bank of Greencastle on November 26, 2001 and December 23, 1998. If Mr. Klink's employment is terminated for reasons other than cause, death, or disability, then Mr. Klink will receive twenty-four (24) months of his monthly salary. He may also terminate his employment after the change of control and receive twenty-four (24) months of his monthly salary. Mr. Klink may enter into an amended change in control which would prevent him from terminating his employment prior to the effective date of the merger and receiving payments under his agreement, but would otherwise maintain his rights under his existing agreement. See Exhibit 11 to Annex A of this joint proxy statement/prospectus. If Mr. McDowell's employment is terminated for reasons other than cause, death, or disability or if he terminates his employment for "good reason," as defined in the agreement, then he shall receive two (2) times his base salary payable in twenty-four (24) monthly installments.

Group Term Replacement Plans and Executive Bonus Agreements

        Mr. Shank's and Mr. McDowell's respective interests in the Group Term Replacement Plan are already vested. Upon a termination following a change of control, they will be entitled to an annual bonus under and in an amount provided in the Executive Bonus Agreement. Under the Group Term Replacement Plans and Executive Bonus Agreements, upon death of the executive, the beneficiary shall receive the greatest of (1) the cash surrender value of the life insurance policy, (2) the aggregate premiums paid on the life insurance policy, or (3) the amount in excess of four times the base annual salary as defined in the agreement.

Nonqualified Option Plan for Outside Directors

        Tower maintains a non-qualified stock option plan for outside directors. In accordance with the plan, options are granted at the fair market value of the common stock on the date of grant. All options granted under the plan vest and become exercisable one (1) year after the date of grant, provided, however, that in the event of death, retirement, disability or change in control of the corporation or its affiliates all options shall vest immediately.

Voting Agreements

        As a condition to entering into the merger agreement, each of the directors and executive officers of Tower and Graystone entered into an agreement pursuant to which each director and executive officer agreed to vote all of his or her shares of Graystone common stock, or Tower common stock as the case may be, in favor of the merger agreement. A form of voting agreement is at Exhibits 1 and 2 to Annex A of this document. The voting agreement may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Graystone or Tower. The following is a brief summary of the material provisions of the voting agreements:

  •
  The directors and executive officers agreed, among other things, to vote, or cause to be voted for approval and adoption of the merger agreement and the transactions contemplated thereby all shares of common stock of Graystone or Tower, as the case may be, over which they have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of their proportionate interests, jointly with other person and will use their reasonable best efforts to cause any other shares of common stock over which they share voting power to be voted for approval and adoption of the merger agreement and the transactions contemplated thereby;

  •
  The directors and executive officers agreed not to sell, transfer, or otherwise dispose of their common stock; and

  •
  For 3 years after the effective date of the transaction, the directors and executive officers agreed to vote or cause to be voted for the nominees the board of directors of Tower recommends for election to the board of directors of Tower and in accordance with the merger agreement all shares of Tower common stock over which they have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of their proportionate interests, jointly with other person and will use their reasonable best efforts to cause any other shares of common stock over which they share voting power.

Material Contracts

        On December 31, 2008, The First National Bank of Greencastle acquired from Graystone Bank participation interests in five outstanding loans totaling $10,700,000. Graystone Bank retained an interest in each and will service the loans.

Accounting Treatment

        The merger will be accounted for as a reverse merger using the acquisition method of accounting, in accordance with the provisions of Statement of Financial Accounting Standards No. 141 (Revised) Business Combinations (SFAS 141R), which will be adopted by Tower and Graystone effective January 1, 2009. Management utilized the guidance contained within paragraphs A12 and A13 of SFAS 141R to determine the acquiring entity in this transaction, which included, but were not limited to, the following factors:

  •
  The relative voting interests in Tower after the merger is completed;

  •
  The composition of the governing body of Tower after the merger is completed;

  •
  The composition of the senior management of Tower after the merger is completed;

  •
  The terms of the exchange of equity securities in the merger; and

  •
  The relative size of the Graystone and Tower at the time of merger.

        Based on consideration of all the relevant facts and circumstances of the merger, including the above factors, for accounting purposes, Graystone is considered to be acquiring Tower in this transaction. As a result, the historical financial statements of the combined company will be the historical financial statements of Graystone following the completion of the merger. The assets and liabilities of Tower as of the effective date of the merger will be recorded at their respective estimated fair values and added to those of Graystone. Any excess of purchase price over the net estimated fair values of the acquired assets and liabilities of Tower will be allocated to all identifiable intangible assets. Any remaining excess will then be allocated to goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. To the extent goodwill is impaired, its carrying value would be written down to its implied fair value and a charge would be made to earnings. Core deposit and other intangibles with definite useful lives will be amortized to expense over their estimated useful lives.

        Amongst the significant changes in accounting for business combinations as a result of SFAS 141R that have materially impacted the pro forma financial information disclosed in this document are as follows:

  •
  Prior to the adoption of SFAS 141R, equity consideration was measured using the price a few days before and after the measurement date, or the date when the terms and conditions of the acquisition have been agreed and the acquisition is publicly announced. As a result of SFAS 141R, common stock issued as consideration for the merger is measured at fair value as of the acquisition date on the relevant unaudited pro forma financial statements.

  •
  Prior to the adoption of SFAS 141R, direct acquisition-related costs would be included in the purchase price. As a result of SFAS 141R, direct acquisition-related costs totaling $1.3 million pre-tax are estimated and being shown as merger expenses.

  •
  As a result of SFAS 141R, all loans are transferred at fair value, including adjustments for credit. An allowance for loan losses is not carried over. The estimated fair value adjustment on loans is $(8.4 million), and the Allowance for Loan Loss at September 30, 2008 was $4.5 million.

        In periods following the completion of the merger, the comparative historical financial statements of Tower will be those of Graystone prior to the merger. These financial statements will reflect the results attributable to the acquired operations of Tower, as the acquired company for accounting purposes, beginning on the date the merger is completed. The unaudited pro forma financial information contained in this document has been prepared using the acquisition method of accounting. See "Consolidated Unaudited Pro Forma Financial Information" beginning on page 283 of this document.

Material Federal Income Tax Consequences

        The following discussion addresses the material United States federal income tax consequences of the merger to Graystone shareholders who are a United States person within the meaning of section 7701(a)(30) of the Internal Revenue Code of 1986 as amended (the "Code"), hold shares of Graystone common stock as a capital asset and exchange their respective shares of Graystone common stock in the merger solely for Tower common stock, and receive cash in lieu of a fractional share of Tower common stock. This discussion is based upon the Code, Treasury regulations promulgated under the Code, judicial authorities, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Graystone shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Graystone shareholders subject to special treatment under the Code (including banks; tax-exempt organizations; insurance companies; dealers in securities; traders in securities that elect to use a mark-to-market method of accounting; investors or owners of pass-through entities; Graystone shareholders who hold their respective shares of Graystone common stock as part of a hedge, straddle, or conversion transaction; Graystone shareholders who acquired their respective shares of Graystone common stock pursuant to the exercise of employee stock options or otherwise as compensation; Graystone directors, officers, and employees that hold options to acquire Graystone common stock; and Graystone shareholders who are not United States persons or United States expatriates). In addition, the discussion does not address any aspect of state, local, or foreign taxation or any aspects of any other United States federal laws other than those pertaining to income tax. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

        Graystone shareholders are urged to consult their tax advisors with respect to the particular United States federal, state, local, and foreign tax consequences to them of the merger.

Summary of Tax Opinions

        Tower has received the opinion of its special counsel, Bybel Rutledge LLP and Graystone has received the opinion of its special counsel, Rhoads & Sinon LLP, dated as of the date of the proxy statement/prospectus, substantially to the effect that, on the basis of facts, representations, and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Tower and Graystone) which are consistent with the state of facts existing as of the date of the proxy statement/prospectus, the merger constitutes a reorganization under Section 368(a) of the Code.

        The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Tower nor Graystone intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations, or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. Assuming that the merger will be treated as reorganization within the meaning of Section 368(a) of the Code, the discussion below sets forth the material United States federal income tax consequences of the merger to Graystone shareholders who are United States persons, hold shares of Graystone common stock as a capital asset within the meaning of Section 1221 of the Code and exchange their respective shares of Graystone common stock in the merger solely for Tower common stock, and receive cash in lieu of a fractional share of Tower common stock.

Exchange for Tower common stock

        If, pursuant to the merger, a Graystone shareholder exchanges all of his or her respective shares of Graystone common stock actually owned by him or her solely for shares of Tower common stock, that holder will not recognize any gain or loss except in respect of cash received in lieu of any fractional share of Tower common stock (as discussed below). The aggregate adjusted tax basis of the shares of Tower common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Graystone common stock surrendered for the Tower common stock reduced by the tax basis allocable to any fractional share of Tower common stock for which cash is received. The holding period of the Tower common stock will include the period during which the surrendered shares of Graystone common stock were held by the Graystone shareholder. If a Graystone shareholder has differing bases or holding periods in respect of his or her respective shares of the surrendered Graystone common stock, that shareholder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Tower common stock received in the exchange.

Cash received in lieu of a fractional share

        Cash received by a Graystone shareholder in lieu of a fractional share of Tower common stock generally will be treated as received in redemption of the fractional share, and a gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder's aggregate adjusted tax basis of the shares of Graystone common stock surrendered that is allocable to the fractional share. The gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Graystone common stock is more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

        If either a Graystone shareholder receives cash in exchange for surrendering their respective shares of Graystone common stock, the shareholder may be subject to backup withholding at a rate of 28% if the shareholder is a non-corporate United States person and (1) fails to provide an accurate taxpayer identification number; (2) is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns, or (3) in certain circumstances, fails to comply with applicable certification requirements. Amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's United States federal income tax liability provided that the shareholder furnishes the required information to the IRS.

        The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, a Graystone's shareholder's individual status or circumstances. Moreover, the discussion does not address (1) the potential United States federal income tax consequences of the merger to Graystone shareholders who are not United States persons, (2) any non-income tax consequences of the merger, (3) any foreign, state, or local tax consequences of the merger, or (4) the tax consequences of the merger to holders of Graystone stock options. Accordingly, Graystone shareholders are strongly urged to consult with their tax advisors to determine the particular United States federal, state, local, and foreign tax consequences to them of the merger.

Resales of Tower Common Stock

        The shares of Tower stock to be issued to shareholders of Graystone under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded without restriction by holders who will not be affiliates of Tower after the merger.

        Certain directors and executive officers of Graystone will be considered affiliates of Tower after the merger. They may resell shares of Tower common stock received in the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Each person deemed to be an affiliate will enter into an agreement with Tower providing that the person will not transfer any shares of Tower stock received in the merger, except in compliance with the Securities Act. Tower encourages any such person to obtain advice of securities counsel before reselling any Tower stock.

Application to be Listed on The Nasdaq Stock Market, Inc.

        Tower plans to apply to list Tower common stock on The Nasdaq Stock Market, Inc. We hope that this will make the stock more liquid. However, we cannot guarantee that our application will be accepted or, if accepted, when such listing would be effective. Accordingly, although, the Tower common stock offered in the merger will be freely transferable once you receive your Tower stock certificate, Tower's common stock may not be listed on a national securities exchange. Instead, Tower common stock may be traded in local over-the-counter markets and privately negotiated transactions. Moreover, even if Tower's common stock is listed on a securities exchange, there is no assurance that an active public trading market for Tower's common stock will develop. The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of Tower common stock at any particular time may be limited which may have an adverse effect on the price at which shares of our common stock can be sold. Further, we cannot assure you that significant trading in Tower common stock will take place for several years, if ever. Investors should consider their shares of Tower common stock as a long-term investment because, among other things, they may not be able to promptly liquidate their investment at a reasonable price in the event of a personal financial emergency or otherwise.

Rights of Dissenting Shareholders

        Pursuant to the Pennsylvania Business Corporation Law, shareholders of Tower and Graystone have the right to dissent from the merger and to obtain payment of the "fair value" of their Tower or Graystone common stock, as the case may be, if the merger is consummated. The term "fair value" means the value of Tower or Graystone common stock immediately before completion of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

        The following summary of the steps necessary to exercise the right to dissent is qualified in its entirety by the full text of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law, which are attached as Annex D to this joint proxy statement/prospectus. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with these steps will result in the shareholder receiving the consideration contemplated by the merger agreement. See "Proposal—The Merger—Terms of the Merger". Any shareholder of Tower or Graystone who contemplates exercising the right to dissent is urged to read carefully the provisions of Section 1930 and Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law.

        Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the effective date of the merger, must be sent to the following locations:

In the case of a Tower shareholder		In the case of a Graystone shareholder
Tower Bancorp, Inc.		Graystone Financial Corp.
40 Center Square		112 Market Street
P.O. Box 8		Harrisburg, PA 17101
Greencastle, PA 17225
Attention:	Jeff B. Shank President & Chief Executive Officer	Attention:	Carl D. Lundblad General Counsel and Secretary

        Shareholders who wish to dissent must:

  1.
  File with Tower or Graystone, as the case may be, a written notice of intention to demand that they be paid the fair value for their shares of Tower or Graystone common stock prior to the vote of shareholders on the merger at the Tower or Graystone special meeting.

  2.
  If the merger is effected, the dissenters must effect no change in the beneficial ownership of their Tower or Graystone common stock from the date of the filing of the intention to demand payment through the effective date of the merger.

  3.
  And the dissenters must refrain from voting their Tower or Graystone common stock to approve the merger.

        Neither submitting a proxy against nor a vote in person against adoption and approval of the merger agreement will constitute the necessary written notice of intention to dissent described above. Beneficial owners of Tower or Graystone common stock whose shares are held of record in "street name" by a brokerage firm or other nominee must obtain the written consent of the record holder to the beneficial owners' exercise of dissenters' rights and must submit the consent to Tower or Graystone, as the case may be, no later than the time of the filing of their notice of intention to dissent.

        If the merger is adopted and approved by the required vote of Tower's and Graystone's shareholders at their respective special meetings, Tower and Graystone will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting in favor of the merger. The notice will state where and when a demand for payment must be sent and where certificates for Tower and Graystone common stock must be deposited in order to obtain payment. It also will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law. The time set for receipt of the demand for payment and deposit of stock certificates will not be less than 30 days from the date of mailing of the notice.

        Shareholders who fail to timely demand payment or fail to timely deposit stock certificates, as required by Tower's or Graystone's notice, will not have any right to receive payment of the fair value of their Tower or Graystone common stock.

        Promptly after the merger is complete, or upon timely receipt of demand for payment if the merger already has been completed, Tower will either remit to dissenters who have made demand and have deposited their stock certificates the amount that Tower, as successor to Graystone, estimates to be the fair value of the Tower and Graystone common stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by:

  1.
  A closing balance sheet and an income statement of Tower or Graystone, as the case may be, for a fiscal year ending not more than 16 months before the date of remittance, together with the latest available interim financial statements;

  2.
  A statement of Tower's estimate of the fair value of the Tower or Graystone common stock, as the case may be; and

  3.
  Notice of the right of the dissenter to demand payment or supplemental payment under Pennsylvania Business Corporation Law accompanied by a copy of Subchapter D of Chapter 15 of Pennsylvania Business Corporation Law.

        If Tower does not remit the estimated fair value for shares with respect to which demand for payment has been made and stock certificates have been deposited, then Tower will return any certificates that have been deposited. Tower will mark returned certificates and any certificates subsequently issued in exchange therefor to record the fact that demand for payment has been made. Transferees of shares so marked will not acquire any rights in Tower or Graystone other than those rights held by the original dissenter after such dissenter demanded payment of fair value.

        If a dissenter believes that the amount stated or remitted by Tower is less than the fair value of the Tower or Graystone common stock, the dissenter may send Tower his or her own estimate of the fair value of the Tower or Graystone common stock, as the case may be, which will constitute a demand for payment of the amount of the deficiency. If Tower remits payment of its estimated value of a dissenter's Tower or Graystone common stock, as the case may be, and the dissenter does not file his own estimate within 30 days after the mailing by Tower of its remittance, the dissenter will be entitled to no more than the amount remitted to him or her by Tower.

        Within 60 days after the latest to occur of (1) the completion of the merger, (2) the timely receipt by Tower or Graystone, as the case may be, of any demands for payment, or (3) timely receipt by Tower or Graystone, as the case may be, of any estimates by dissenters of fair value, if any demands for payment remain unsettled, Tower or Graystone, may file, in the case of Tower, in the Court of Common Pleas of Franklin County or, in the case of Graystone, in the Court of Common Pleas of Lancaster County, an application requesting that the fair value of the Tower or Graystone common stock be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled must be made parties to the proceeding as in an action against their shares, and a copy of the application must be served on each dissenter.
        If Tower or Graystone were to fail to file an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against Tower or Graystone, may file an application in the name of Tower or Graystone at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid Tower's or Graystone's estimate of the fair value of the Tower or Graystone common stock, as the case may be, and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

        Tower and Graystone intend to negotiate in good faith with any dissenting shareholder. If after negotiation, a claim cannot be settled, then Graystone and/or Tower, as successor, intends to file an application requesting that the fair value of the Tower or Graystone common stock be determined by the Court.

Description of Tower

General

        Tower is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Tower was organized on October 12, 1983, under the laws of the Commonwealth of Pennsylvania for the purpose of acquiring The First National Bank of Greencastle, Greencastle, Pennsylvania and such other banks and bank related activities as are permitted by law and desirable. On June 1, 1984, Tower acquired 100% ownership of The First National Bank of Greencastle, issuing 159,753 shares of Tower's common stock to the former The First National Bank of Greencastle shareholders. On June 1, 2006, Tower completed the acquisition of FNB Financial Corporation, McConnellsburg, Pennsylvania. FNB Financial Corporation was merged into Tower whereby FNB Financial Corporation's wholly-owned subsidiary, The First National Bank of McConnellsburg became the wholly-owned subsidiary of Tower. This transaction was accounted for in accordance with SFAS No. 141 "Business Combinations". In the merger, FNB Financial Corporation shareholders received either 0.8663 shares of Tower common stock for each share of FNB common stock or $39.00 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the merger agreement. FNB Financial Corporation's shareholders received an aggregate of 640,381 shares of Tower's common stock and $2.363 million in cash in exchange for all outstanding common shares. On August 26, 2006, The First National Bank of McConnellsburg was merged with and into The First National Bank of Greencastle.

Description of Business of Tower

        Tower's primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle. The day-to-day management of The First National Bank of Greencastle is conducted by the subsidiary's officers. Tower derives the majority of its current income from The First National Bank of Greencastle.

        Tower has no employees other than its three officers who are also employees of The First National Bank of Greencastle, its subsidiary.

        Tower contemplates that in the future it will evaluate and may acquire, or may cause its subsidiaries to acquire, other banks. Tower also may seek to enter businesses closely related to banking or to acquire existing companies already engaged in such activities. Any acquisition by Tower will require prior approval of the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking, and, in some instances, other regulatory agencies and its shareholders.

Description of Business of The First National Bank of Greencastle

        The First National Bank of Greencastle is the successor to The First National Bank of Greencastle which was originally organized in 1864. In 1983, as part of a reorganization into a one bank holding company, The First National Bank of Greencastle became a wholly-owned subsidiary of Tower.

        The First National Bank of Greencastle is engaged in commercial banking as authorized by the National Bank Act. This involves accepting demand, time and savings deposits and granting loans (consumer, commercial, real estate, business) to individuals, corporations, partnerships, associations, municipalities and other governmental bodies.

        The First National Bank of Greencastle grants agribusiness, commercial, and residential loans to customers throughout the Cumberland Valley area; Franklin and Fulton Counties, Pennsylvania; and Washington County, Maryland. It maintains a diversified loan portfolio and evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but generally includes equipment and real estate. The concentrations of credit by type of loan are set forth on the face of the balance sheet.

        In 2000, The First National Bank of Greencastle entered into an affiliation agreement with Sentry Trust Company, a Pennsylvania Limited Purpose Bank, whereby Sentry acquired from The First National Bank of Greencastle the right to service the trust accounts of The First National Bank of Greencastle. Through this affiliation agreement, trust and other financial services were provided to The First National Bank of Greencastle's customers by Sentry. In 2006, The First National Bank of Greencastle reacquired from Sentry the right to service the trust accounts of The First National Bank of Greencastle. The First National Bank of Greencastle reestablished a Trust Department in the third quarter of 2006.

        At September 30, 2008, The First National Bank of Greencastle had 162 full time employees and 23 part time employees. In the opinion of management, The First National Bank of Greencastle enjoys a satisfactory relationship with its employees. The First National Bank of Greencastle is not a party to any collective bargaining agreement.

Competition

        The First National Bank of Greencastle's principal market area consists of Franklin and Fulton Counties, Pennsylvania and the northcentral and northwest portions of Washington County, Maryland. It services a substantial number of depositors in this market area, with the greatest concentration within a limited radius of Greencastle, Pennsylvania.

        The First National Bank of Greencastle, like other depository institutions, has been subjected to competition from less heavily regulated entities such as brokerage firms, money market funds, consumer finance and credit card companies and other commercial banks, many of which are larger than The First National Bank of Greencastle. The First National Bank of Greencastle is generally competitive with all competing financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

Property

        The First National Bank of Greencastle owns buildings at Center Square, Greencastle, Pennsylvania (its corporate headquarters); Shady Grove, Pennsylvania; 4136 Lincoln Way West, (Laurich Branch), Chambersburg, Pennsylvania; Quincy, Pennsylvania; Waynesboro, Pennsylvania; 18233 Maugans Avenue, Hagerstown, Maryland; Lincoln Way East, Chambersburg, Pennsylvania; two in McConnellsburg, Pennsylvania; Needmore, Pennsylvania; Fort Loudon, Pennsylvania; Rouzerville, Pennsylvania; and Hancock, Maryland. In addition, First leases approximately 1,500 square feet in a building located at 11906 Buchanan Trail West, Mercersburg, Pennsylvania, 565 square feet located at 785 Fifth Avenue, Chambersburg, Pennsylvania, and 3,560 square feet located at 1101 Professional Court, Hagerstown, Maryland. Offices of the bank are located in each of these buildings.

        It is management's opinion that the facilities currently utilized are suitable and adequate for the Tower's current and immediate future purposes.

Legal Proceedings

        The nature of the Tower's business generates some litigation involving matters arising in the ordinary course of business. In the opinion of Tower's management, Tower has adequate legal defenses and/or insurance coverage respecting any and each of these actions and does not believe that they will materially affect Tower's operations or financial position. However, in the opinion of the Tower, after consulting with legal counsel, no legal proceedings are pending which are expected to have a material adverse effect on the company or subsidiary. No legal proceedings are pending other than ordinary routine litigation incidental to the business of Tower and The First National Bank of Greencastle. In addition, to Management's knowledge, no governmental authorities have initiated or contemplated any material legal actions against Tower or The First National Bank of Greencastle.

Information About Tower's Directors

        Information, as of December 31, 2008, concerning the nine directors of Tower appears below.

Name	Age	Principal Occupation for Past Five Years and Position Held with Tower and The First National Bank of Greencastle	Director Since Tower/Bank
Class A Directors—Term Expires 2009
Mark E. Gayman	56	Owner—Gaymere Farms	2003/2003
James H. Craig, Jr.	75	Retired Dentist	1990/1990
Harry D. Johnston	72	Physician	2006/2006
Class B Directors—Term Expires 2010
Jeff B. Shank	53	President and Chief Executive Officer of Tower and The First National Bank of Greencastle	1992/1992
Frederic M. Frederick	52	Partner in engineering firm of Frederick, Seibert & Associates, Inc.	2002/2002
Lois E. Easton	73	Retired Marketing Manager of The First National Bank of Greencastle	1996/1996
Terry L. Randall	61	Vice Chairman of Mellott Companies	2006/2006
Class C Directors—Term Expires 2011
Kermit G. Hicks	73	Hicks Cheverolet, Inc.	1983/1969
Patricia A. Carbaugh	65	Administrative Assistant, John L. Grove Medical Ctr.	2006/2006

        Under the Nasdaq Stock Market standard for independence, with the exception of Mr. Shank, all of the directors are independent directors of Tower and are expected to be independent directors of Tower after the merger.

Executive Officers

        The following table provides information, as of December 31, 2008, about the Tower's executive officers.

Name and Office Held	Held Since	The First National Bank of Greencastle Employee Since		Age as of , 2008
Kermit G. Hicks Chairman of the Board	1993		(1)	73
Jeff B. Shank President and Chief Executive Officer	1991	1976		53
John H. McDowell, Sr. Executive Vice President/Secretary	1986	1977		59
Franklin T. Klink, III Vice President/Treasurer	2001	2001		53

(1)
Mr. Hicks is not an employee of The First National Bank of Greencastle.

Executive Compensation

Compensation Discussion and Analysis

Compensation Committee

        Tower has a Compensation Committee which consists of non-employee directors. The agenda for the Compensation Committee meetings is determined by the Chairman of the Board who chairs the Compensation Committee.

Compensation and Benefits Philosophy

        The compensation and benefits programs for Tower's executives are designed with the goal of providing compensation that is fair, reasonable and competitive. The programs are intended to help Tower recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of executives with those of Tower's shareholders.

        The design of specific programs is based on the following guiding principles:

Performance

        Tower believes that the best way to accomplish alignment of compensation with the interest of the shareholders is to link pay directly to individual and corporation performance.

Competitiveness

        Compensation and benefits programs are designed to be competitive with those provided by companies with whom we compete for talent, specifically other financial institutions. In general, programs are considered competitive when they are at median levels as measured against these competitor companies.

        Benefit programs are designed to provide competitive levels of protection and financial security. Basic benefit programs are not based on performance. Bonus and incentive programs are tied to Tower's performance to motivate the named executive officer to meet Tower's performance goals and to reward the named executive officer when such goals are met.

Cost

        Compensation and benefit programs are designed to be cost-effective and affordable, ensuring that the interests of the shareholders are considered. They are also designed to place a portion of the named executive officer's compensation at risk whereby the named executive officer will only receive incentive compensation when specific corporation goals are met.

Comparator Group

        The relevant comparator group for compensation and benefits programs consists of financial institutions of like asset size and geographically located where Tower competes for the same talent. Salary and benefit information is gathered from proxies of financial institutions and salary surveys, as further discussed in Benchmarking.

Internal Equity

        The guiding principles described above are the same principles that govern the design of the compensation and benefit plans provided to Tower's non-executive workforce. Tower believes that this alignment of philosophy is an important element in creating an environment of trust and teamwork that furthers the long-term interests of Tower and the shareholders.

Components of Total Compensation

        Tower's executive compensation and benefits package consists of direct compensation and corporation-sponsored benefit plans, including base salary, bonuses, health and welfare benefits, retirement plans, and stock option plans. Each component is designed to contribute to a total package that is competitive, appropriately performance-based, valued by Tower's executives and aligns their interest with those of the shareholders.

Direct Compensation

        Direct compensation consists of base salary, a quarterly cash award and an annual performance award. All elements of direct compensation are linked to performance, either individual or corporation. By creating these links, Tower seeks to achieve its objective of performance-based, cost-effective compensation programs.

Base Salary

        Base salary is designed to attract and retain experienced executives who can manage Tower and achieve Tower's business goals. Base salaries are generally targeted at the median of the competitive market. The base salary for each named executive officer is determined based upon experience, expected personal performance, salary levels in effect for comparable positions with and without the industry, internal base salary comparability considerations and the responsibilities assumed by the named executive officer. While an executive's initial salary is determined by an assessment of competitive market levels, the major factor in determining base salary increases is individual performance. Executives who are new to a role may have base salaries below the market median; similarly, executives who have significant experience and have demonstrated sustained superior performance over time may have salaries above the market median. Tower usually grants annual increases to executives as well as increases needed to reflect changes in role, responsibility and the market competitive environment. Although insurance benefits and retirement benefits are not taken into account when determining base salary, a named executive officer's ability to participate in the Stock Option Plan is considered when determining the level of base salary.

Quarterly Cash Award

        The quarterly cash award is tied to Tower's performance and is granted to all full time employees. The quarterly cash award is made at the discretion of the board of directors and the board does not establish specific performance goals but uses its subjective business experience in determining if an award is merited. The award is designed to supplement base salary and align all full time employees' interest with those of shareholders by linking Tower's performance to the cash award. As all employees are eligible for the quarterly cash award, the quarterly cash award is not taken into consideration when base salary is determined.

Stock Option Plan

        The stock option plan is designed to enhance the link between the creation of shareholder value and Tower's incentive compensation and provide an opportunity for increased equity ownership by the named executive officer. Options under the plan are awarded as an annual performance award determined at the discretion of the board which uses Tower's return on average tangible equity. The Compensation Committee does not establish performance goals which Tower must meet to automatically trigger the award. Instead, the Compensation Committee looks at Tower's return on average tangible equity and considers all events which may affect the average tangible equity before determining whether or not it is appropriate to award benefits under the plan. The intent of the plan is to attract and retain executives, and to strengthen the link between compensation and increased returns for the shareholders, specifically return on average tangible equity. The awards are designed to provide each named executive officer with a significant incentive to manage Tower from the perspective of an owner with an equity stake. An individual's award is approved in January based on the previous year's performance as of December 31. The options are issued with an exercise price of one dollar, are vested on the grant date and expire on the 15th day of the third month after the end of the executive's tax year. The awards are not tied to the release of any information.

Corporation-Sponsored Benefit Plans

        The First National Bank of Greencastle provides health and welfare and retirement benefit plans to executives. The benefits package is designed to assist the named executive officers in providing for their own financial security in a manner that recognizes individual needs and preferences.

Insurance Plans

        Group health, dental, vision, disability and group life insurance coverage are available to all eligible employees, including the named executive officers. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of Tower. In general, the named executive officers participate in these benefits on the same basis as non-executive employees. Health and welfare plans are not tied to corporation or individual performance. The costs of providing such benefits to all eligible employees is not taken into account when determining specific salaries of the named executives officers and is seen as a cost of doing business which will help keep the employee productive and engaged.

Retirement Plans

        We currently provide retirement plans to our employees to provide long term financial security. The retirement plans are designed to assist our employees in providing for their own financial security in a manner that recognizes individual needs and preferences. Tower provides retirement benefits through a combination of qualified and non-qualified plans (as defined under the Internal Revenue Code).

Profit Sharing/401K

        We believe that it is essential for employees to save for retirement and as such have provided all employees a vehicle through which to contribute to their financial security in retirement. Tower maintains a profit sharing/401(k) plan which has a combined tax qualified savings feature and profit sharing feature. The profit sharing/401(k) plan provides benefits to employees who have completed at least one year of service and are at least 21 years of age. Tower makes a contribution to the plan for each employee of 3% of their respective eligible compensation. Tower may make a discretionary contribution annually to the plan based upon Tower's performance, specifically return on average tangible equity. The discretionary contribution is designed to award employees for helping Tower achieve its performance goals. Contributions are expressed as a percentage of base salary and quarterly bonus awards and amended to reflect changes in the amount of compensation permitted to be deferred. The named executive officers receive the same percentage of salary as all other employees. Contributions to the profit sharing/401(k) are not taken into consideration when determining other levels of compensation.

Employee Stock Ownership Plan

        To align the interests of the shareholders with the interests of the named executive officers, and other employees, Tower offers an employee stock ownership plan. The employee stock ownership plan provides an opportunity for increased equity ownership by the Named Executive Officers. Contributions to the plan are based on corporate performance as a percentage of tangible equity and are computed as a percentage of the participants' total earnings. The payment of benefits to participants is made at death, disability, termination or retirement.

Supplemental Insurance Plan

        In an effort to offer certain named executive officers an additional method of saving for retirement and to account for some of the limitations with traditional pension plans, Tower maintains a non-qualified deferred compensation plan in which the named executive officers are eligible to participate.

        The participants may remain in the plan regardless of their employment status with Tower. During 2007, the plan was closed to new participants. The Chief Executive Officer currently participates in the plan. The plan pays ten percent interest on plan balances and was intended to provide supplemental retirement benefits to enable Tower to attract and retain officers.

Supplemental Executive Retirement Plan

        In 2002, Tower implemented a supplemental executive retirement plan, a non-qualifying plan, covering the Chief Executive Officer to provide for salary continuation in certain circumstances. The plan is intended to provide supplemental retirement benefits to enable Tower to attract and retain executives, and is a defined benefit plan. It makes certain payments upon retirement, death, and disability. However, if the Chief Executive Officer's employment is terminated for cause, he forfeits all benefits. In addition, if he violates the restrictive covenant contained in the supplemental executive retirement plan, he forfeits his right to any further benefits. The supplemental executive retirement plan encourages longevity and discourages competition after employment is terminated for any reason.

Group Term Replacement Plan and Executive Bonus Plan

        Mr. Shank also participates in Tower's Group Term Replacement Plan which consists of split-dollar insurance plans whereby Tower splits insurance proceeds from the death of Mr. Shank with his beneficiary. The executive bonus plan was established to encourage Mr. Shank to remain in the employ of Tower. These types of plans are widely available in the financial services industry because Tower will recover its plan costs upon the death of Mr. Shank. This benefit provides further incentive for longevity with Tower.

Perquisites

        Tower provides a corporation-owned vehicle to the Chief Executive Officer as his position requires travel offsite frequently for bank business. The provision of a corporate vehicle is viewed as a normal benefit in the highly competitive financial services industry.

The Role of the Executive Officers in Setting Compensation

        The Compensation Committee first reviews the recommended levels of compensation and approves the levels for presentation to the full board of eirectors. The board of directors then advises the Chief Executive Officer on compensation matters, determines the compensation of the Chief Executive Officer, reviews and takes action on the recommendation of the Chief Executive Officer as to the appropriate compensation of other officers and key personnel and approves the grants of bonuses to officers and key personnel.

        The President and Chief Executive Officer does not set or participate in the determination process of his annual base salary.

Independent Consultant

        In 2007, the company engaged L. R. Webber Associates to provide Tower with an annual salary and benefits survey. The survey was utilized to review the current salary ranges. The firm was chosen because it conducts surveys within our market area. L.R. Webber Associates' sole role and specific contribution to the determination of compensation was to provide the survey. In 2008, the company did not review the 2008 survey.

Benchmarking

        In 2008, the company did not specifically benchmark salaries, but used its business judgment in determining salary.

Internal Revenue Code Limits on the Deductibility of Compensation

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding performance-based compensation. The named executive officers' compensation programs are designed as not to exceed this limit.

Triggering Events in Contracts

        Mr. Shank is a party to a change of control agreements. He is compensated upon a termination after a change of control in order to ensure that decisions regarding potential change of controls are made in the best interests of the shareholders and that personal concerns regarding subsequent employment are minimized.

        Mr. Shank's change of control automatically becomes an employment agreement upon a change of control. The employment agreement portion of the change of control contains triggering events which are standard in the financial services industry: termination without cause and termination for good reason. The contract is designed to give the executive the security of knowing that if his employment is terminated in one of those scenarios that the executive will receive some form of compensation during the transition phase from working for Tower to finding another position.

        Mr. Shank is a party to a Supplemental Executive Retirement Plan upon which vesting or payment is triggered by a change of control, death, early termination and retirement. In addition, the contract contains a noncompetition provision, whereby the executive is not allowed to compete with Tower or solicit customers of Tower for a specific period of time. Payments under the Supplemental Insurance Plan and Group Term Replacement Plan and Executive Bonus Plan are triggered upon a change of control, disability, early termination, retirement, or death. The Compensation Committee believes that these triggering events are appropriate as they serve as important retention tools and are designed to provide replacement income upon a termination after a change of control, early termination, disability or retirement.

        The table below reflects information concerning the annual compensation for services in all capacities of Jeff Shank to Tower for the fiscal years ended December 31, 2006, 2007 and 2008.

Summary Compensation Table

(a) Name and Principal Position	(b) Year	(c) Salary ($)(1)	(d) Bonus ($)(2)	(e) Stock Awards ($)(3)	(f) Option Awards ($)(4)	(g) Non-Equity Incentive Plan Compensation	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		(i) All Other Compensation ($)(5)	(j) Total ($)
Jeff B. Shank	2008	$183,000	$17,804	—	$24,225	—	$22,930		$29,250	$277,209
President/CEO	2007	$174,000	$24,037	$845	$27,896	—	$20,627	(6)	$33,093	$280,498
	2006	$160,000	$21,924	$895	$31,250	—	$20,627		$29,503	$264,199

(1)
The amounts shown represent the base salary. The amounts for 2008, 2007 and 2006 include deferred salary of $5,700 for Mr. Shank.

(2)
Represents the aggregate yearly total for quarterly cash awards.

(3)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) for awards under the Employee Service Award Program.

(4)
The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006 in accordance with FAS 123(R) under the Annual Performance Award Program.

(5)
The amount for 2008 includes for Mr. Shank, $18,000 contribution to Profit Sharing Plan and $11,250 contribution to ESOP. The amount for 2007 includes for Mr. Shank, $18,000 contribution to Profit Sharing Plan, and $11,250 contribution to ESOP. The amount for 2006 includes for Mr. Shank, $16,766 contribution to Profit Sharing Plan, and $10,479 contribution to ESOP.

(6)
The amount reflects the aggregate actuarial increase in the present value of the benefits under Mr. Shank's Supplemental Executive Retirement Plan.

Quarterly Cash Award

        The quarterly cash award is tied to corporate performance and is granted to all full time employees. The quarterly cash award is made at the discretion of the board of directors. The quarterly cash award is determined by The First National Bank of Greencastle's return on average tangible equity.

Annual Performance Award

        Awards granted to individual executives are at the discretion of the board of directors and may be made annually under Tower's Stock Option Plan for Officers. The number of options awarded uses Tower's return on average tangible equity and a percentage of the award set by the board of directors. An individual's award is approved in January based on the previous year's performance as of December 31. The options are issued with an exercise price of one dollar, are vested on the grant date and have no expiration date.

Grants of Plan-Based Awards Table

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Option Awards ($/Sh) (#)	Grant Date Fair Value of Stock and Option Awards
Jeff B. Shank	January 9, 2008	—	625	$1	$24,225

Outstanding Equity Awards at December 31, 2008

Outstanding Equity Awards at Fiscal Year-End for 2008

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercisable Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Options Exercise Price ($) (e)	Option Expiration Date (f)
Jeff Shank	200	0	0	$1.00	March 15, 2009

Deferred Compensation Plan—Supplemental Insurance Plan

        The First National Bank of Greencastle maintains a non-qualified deferred compensation plan for certain executives and officers. Mr. Shank participates in the plan. He will remain in the plan regardless of their employment status with Tower. During 2007, the plan was closed to new participants and changes in the amount of compensation permitted to be deferred. The plan pays ten percent on plan balances.

Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Jeff B. Shank	$5,700	—	$25,988	0	$285,864

Option Exercises and Stock Vested Table

`

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Securities Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeff B. Shank President/CEO	425	$14,945.50	—	$—

Pension Benefits Table

        The following table summarizes the present value of accumulated benefits payable to Mr. Shank under his Supplemental Executive Retirement Plan during 2008.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Jeff B. Shank President/CEO	Supplemental Executive Retirement Plan	N/A	$318,289	$0

Supplemental Executive Retirement Plan

        In 2002, Tower implemented a Supplemental Executive Retirement Plan ("SERP"), a non-qualifying plan, covering Jeff B. Shank.

        If a change of control of Tower occurs or Mr. Shank terminates his employment on or after the retirement age of 65, The First National Bank of Greencastle will pay Mr. Shank $75,000 per year. The benefit will be paid monthly, commencing on the first day of the month following Mr. Shank's 65th birthday and continuing for 20 years.

        If no change of control has occurred and Mr. Shank's employment is terminated before the retirement age of 65 due to voluntary termination by Mr. Shank, or by The First National Bank of Greencastle for reasons other than cause, The First National Bank of Greencastle pays Mr. Shank an accrued amount of benefit, as of the date of termination. This benefit is paid monthly, commencing within 90 days of the termination of his employment and continuing for 20 years.

        If Mr. Shank dies while he is actively employed at The First National Bank of Greencastle, his beneficiary receives a scheduled death benefit equal to the amount of his retirement benefit. If Mr. Shank dies after reaching age 65, his beneficiary receives the remainder of his scheduled retirement benefits.

        If The First National Bank of Greencastle terminates Mr. Shank's employment for cause, he forfeits the benefits provided under the SERP. In addition, if Mr. Shank violates the restrictive covenant contained in the SERP, he forfeits his right to any further benefits under the SERP.

Potential Payments Upon Termination or Change-In-Control

Change in control agreements

        Tower has entered into a change of control agreement with Mr. Shank.

        Pursuant to the terms of Mr. Shank's agreement, upon a change of control, he receives an employment agreement for a three (3) year term upon the terms provided in the change of control which has been filed as an Exhibit 99.4 of Tower's Form 10-Q for the quarter ended September 30, 2002. If his employment is terminated for reasons other than cause, death, or disability or if he terminates employment for "good reason," as defined in the agreement, he will receive a lump sum payment equal to 2.99 times his base amount which is defined as the mean average of the total annual direct salary plus the mean average of the annual total bonuses paid to him during the three (3) calendar years immediately preceding the effective date of the change of control.

Group Term Replacement Plans and Executive Bonus Agreements

        Mr. Shank's interests vested in the Group Term Replacement Plans upon signing the election to participate. Upon a termination following a change of control, he will be entitled to an annual bonus under and in an amount provided in the Executive Bonus Agreement. He will also vest in the Executive Bonus Agreement upon a termination due to disability.

        Under the Group Term Replacement Plans, upon the death of Mr. Shank, his beneficiary shall receive the greatest of (1) the cash surrender value of the life insurance policy, (2) the aggregate premiums paid on the life insurance policy, or (3) the amount in excess of four times the base annual salary as defined in the agreement. Upon a termination due to a disability, he will be entitled to an annual bonus under and in an amount provided in the Executive Bonus Agreement.

        Mr. Shank's participation in this plan is subject to a twelve month non-compete provision.

Supplemental Executive Retirement Plan

        Mr. Shank participates in a supplemental employment retirement plan, whereby on retirement he will receive an annual benefit of $75,000 commencing on the first day of each month commencing with the month following his 65th birthday and continuing for 239 months. If a change of control occurs, he will receive an annual benefit of $75,000 payable in annual equal monthly installments for 240 months. If he dies, the beneficiary shall receive $75,000 annually commencing within 90 days of the Named Executive Officer's death and continuing for 240 months.

        Pursuant to the plan, Mr. Shank is subject to a twelve month non-compete provision.

Supplemental Insurance Plan

        Mr. Shank participates in a Supplemental Insurance Plan which provides for specific fixed benefits upon retirement after age 65, total disability, and death. The Supplemental Insurance Plan also allows him to defer income which earns interest at ten percent (10%) and which provides for payments upon retirement after age 65, total disability, and death in an amount equal to the amount deferred plus the accrued interest.

Disability Plan and Benefits

        In the event of the death or disability of Mr. Shank, in addition to the benefits listed in the charts below, he will receive benefits under Tower's retirement plans, disability plan or payments under Tower's life insurance plan, as appropriate.

        Upon any termination, Mr. Shank will receive a payment for his unused accrued vacation days.

Jeff B. Shank

        The following table shows the potential payments upon termination or change of control of Tower for Jeff B. Shank under his Supplemental Executive Retirement Plan, Change of Control Agreement,

Supplemental Insurance Plan, Group Term Replacement Plan, and Executive Bonus Agreement. The chart assumes the triggering events took place on December 31, 2008.

Agreement	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not for Cause Termination	For Cause Termination	Termination resulting from a Change of Control	Disability	Death
Supplemental Executive Retirement Plan	$150,417	$150,417	$318,289	$150,417	0	$318,289	$150,417	$780,675
Change of Control Agreement	0	0	0	0	0	$578,829	0	0
Supplemental Insurance Plan:	$285,864	$285,864	$285,864	$285,864	$285,864	$285,864	$285,864	$285,864
Group Term Replacement Plan	0	0	0	0	0	0	0	$600,000
Executive Bonus Agreement	0	0	0	0	0	$10,930	$10,930	$10,930
Accrued Vacation Days	$35,367	$35,367	$35,367	$35,367	$35,367	$35,367	$35,367	$35,367

Compensation of Directors

Directors Fees

        During 2008, directors received a quarterly retainer of $3,000. The vice chairman of the board received a quarterly retainer of $4,250 and the chairman of the board received a quarterly retainer of $5,500. Directors also received $400 for each board meeting they attended. Directors serving on the Trust Committee received an annual fee of $2,400. Each director is permitted 4 absences each year, and will not receive the $400 meeting fee for any meeting missed in excess of 4 meetings per year. Other than the supplemental insurance plan and Director Fee Continuation Plan described below, there are no other special arrangements with any directors.

Supplemental Insurance Plan

        The First National Bank of Greencastle maintains a Supplemental Insurance Plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for Board meetings for at least 4 years or until he reaches age 65, whichever is later. An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65. Fees and interest paid by The First National Bank of Greencastle will be recovered through insurance policies on the lives of participating directors. Funds from the deferred fees of a participating director will be used to reimburse The First National Bank of Greencastle for the costs of the premium for the insurance policies. Messrs. Craig and Hicks are the only current directors participating in the Supplemental Insurance Plan.

Nonqualified Option Plan for Outside Directors

        Tower maintains a non-qualified stock option plan for outside directors. In accordance with the plan, options are granted at the fair market value of the common stock on the date of grant. All options granted under the plan vest and become exercisable one (1) year after the date of grant, provided, however, that in the event of death, retirement, disability or change in control of Tower or its affiliates all options shall vest immediately. Each option granted under the plan expires upon the earlier of (i) one hundred and twenty (120) months following the date of grant, or (ii) one (1) year following the date on which the outside director ceases to serve in such capacity for any reason other than removal for cause.

Director Fee Continuation Plan

        Tower has assumed agreements under a Director Fee Continuation Plan with Ms. Carbaugh and Mr. Randall pursuant to its acquisition of FNB Financial Corporation in 2006. The agreements provide for an annual benefit to the director for ten years commencing upon termination of their directorship. The directors are one hundred percent (100%) vested in the benefit, but would forfeit the benefits if discharged for cause.

Director Summary Compensation Table

        The table below summarizes the compensation paid by Tower to non-employee directors for the fiscal year ended December 31, 2008.

(a) Name	(b) Fees Earned or Paid in Cash	(c) Stock Awards ($)	(d) Option Awards ($)(1)	(e) Non-Equity Incentive Plan Comp	(f) Change in Pension Value and Nonqualified Deferred Comp Earnings		(g) All Other Compensation	(h) Total ($)
Patricia A. Carbaugh	$27,200	—	$2,531	—	$3,457	(2)	—	$33,188
James H. Craig, Jr.	$17,600	—	$2,531	—	—		—	$20,131
Lois E. Easton	$27,200	—	$2,531	—	—		—	$29,731
Frederic M. Frederick	$29,800	—	$2,531	—	—		—	$32,331
Mark E. Gayman	$24,800	—	$2,531	—	—		—	$27,331
Kermit G. Hicks	$34,800	—	$2,531	—	—		—	$37,331
Harry D. Johnston	$24,800	—	$2,531	—	—		—	$27,331
Terry L. Randall	$23,600	—	$2,531	—	$2,804	(2)	—	$28,935

(1)
Reflects the dollar amount of expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with FAS 123(R) of stock options granted under the non-qualified stock option plan on January 9, 2008. As of December 31, 2008, each director has the following number of options outstanding: Dr. Craig: 7,119, Ms. Easton: 7,119, Mr. Frederick: 3,398, Mr. Gayman: 3,398, Mr. Hicks: 7,119, Ms. Carbaugh: 785, Dr. Johnston: 785, and Mr. Randall: 785.

(2)
The amounts reflect the actuarial increase in the present value of the director's benefits under the non-qualified Director Fee Continuation Plan.

Compensation Committee Interlocks and Insider Participation

        Jeff B. Shank, President and Chief Executive Officer of Tower, is a member of the Board of Directors. Mr. Shank makes recommendations to the Compensation Committee regarding compensation for employees. Mr. Shank does not participate in conducting his own review.

Beneficial Ownership

Principal Holders

        To the best of our knowledge, no persons or entities, who owned of record or beneficially, on December 31, 2008, more than 5% of the outstanding Tower common stock.

Beneficial Ownership of Executive Officers and Directors

        Beneficial ownership of shares of Tower common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

  •
  Voting power, which includes the power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after December 31, 2008.

        Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors and executive officers is rounded to the nearest whole share. The percentage of all Tower common stock owned by each director and executive officer is less than 1% unless otherwise indicated.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership		Percent of Class(10)
Class A Directors
Mark E. Gayman	4,755	(1)	—
James H. Craig, Jr.	12,814	(2)	—
Harry D. Johnston	26,653	(3)	1.13%
Class B Directors
Jeff B. Shank	29,283	(4)	1.25%
Frederic M. Frederick	4,485	(5)	—
Lois E. Easton	13,530	(6)	—
Terry L. Randall	56,215	(7)	2.39%
Class C Directors
Kermit G. Hicks	35,278	(8)	1.50%
Patricia A. Carbaugh	627	(9)	—
Executive Officers
Franklin T. Klink, III	5,245		—
John H. McDowell, Sr.	17,265		—
All Officers and Directors as a Group (11 persons)	206,150		8.77%

(1)
Includes 534 shares held by Mr. Gayman's spouse and 382 shares held by Mr. Gayman's child. Shares and percent include 2,773 shares subject to vested options.

(2)
Shares and percent include 6,494 shares subject to vested options.

(3)
Shares include 13,640 shares held individually by Dr. Johnston's spouse, 8,663 shares held jointly with his child, 3,150 shares held in an IRA for Dr. Johnston and 1,040 shares held in an IRA for Dr. Johnston's spouse. Shares and percent include 160 shares subject to vested options.

(4)
Includes 15,797 shares held jointly with his spouse, and 12,986 shares held by the ESOP that are allocated to Mr. Shank's account and over which he exercises investment control. Shares and percent include 500 shares subject to vested options.

(5)
Includes 1,412 shares held jointly with his spouse and 100 shares held by each of his three children. Shares and percent include 2,773 shares subject to vested options.

(6)
Includes 310 shares held by Ms. Easton's spouse. Shares and percent include 6,494 shares subject to vested options.

(7)
Shares and percent include 1,086 shares held jointly with spouse and 54,969 shares held in the Forrest Mellott Insurance Trust and Mellott Companies. Shares and percent include 160 shares subject to vested option.

(8)
Includes 8,252 shares held by Mr. Hicks' spouse. Shares and percent include 6,494 shares subject to vested options.

(9)
Shares and percent include 160 shares subject to vested options.

(10)
The percent of class assumes all outstanding options issued to the directors and officers have been exercised and, therefore, on a pro forma basis, 2,351,150 shares of common stock outstanding.

Related Party Transactions

        With the exceptions noted below, there have been no material transactions between Tower and The First National Bank of Greencastle, or any material transactions proposed, with any director or executive officer of Tower and The First National Bank of Greencastle, or any associate of any of the foregoing persons. Tower and The First National Bank of Greencastle have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the corporation and the bank and their associates on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers. Total loans outstanding from The First National Bank of Greencastle at December 31, 2007, to Tower's and The First National Bank of Greencastle's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $4,300,000 or approximately 5.5% of total equity capital. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

        Prior to any business dealings with directors or executive officers, the board reviews and discusses any such transaction without the presence of the director or executive officer.

Management's Discussion and Analysis of Financial Condition and Results of Operations
of Tower Bancorp, Inc.
Years Ended December 31, 2007, 2006 and 2005
And Nine Months Ended September 30, 2008 and 2007

        The following is management's discussion and analysis of the significant changes in the results of operations, capital resources, and liquidity presented with the accompanying consolidated financial statements for Tower and its wholly-owned subsidiary, The First National Bank of Greencastle. This discussion should be read in conjunction with the financial tables, financial statements and notes to financial statements appearing elsewhere in this joint proxy statement/prospectus. Current performance does not guarantee, assure nor is it indicative of similar performance in the future.

        In addition to the historical information contained in this document, the discussion presented contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Please note that the cautionary statements made in this report are applicable to all forward-looking statements in this document. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in this section. Tower's forward-looking statements are relevant only as of the date on which such statements are made. By making any forward-looking statements, Tower assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Critical Accounting Policies

        Note 1 to Tower's consolidated financial statements lists significant accounting policies used in the development and presentation of its financial statements. This discussion and analysis, the significant accounting policies, and other financial statement disclosures identify and address key variables and other qualitative and quantitative factors that are necessary for an understanding and evaluation of Tower and its results of operations.

        The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require Tower to make estimates and assumptions. Tower believes that its determination of the allowance for loan losses involves a higher degree of judgment and complexity than Tower's other significant accounting policies. Further, these estimates can be materially impacted by changes in market conditions or the actual or perceived financial condition of The First National Bank of Greencastle's borrowers, subjecting Tower to significant volatility of earnings.

        The allowance for loan losses is established through the provision for loan losses, which is a charge against earnings. Provisions for loan losses are made to reserve for estimated probable losses on loans. The allowance for loan losses is a significant estimate and is regularly evaluated by management for adequacy by taking into consideration factors such as changes in the nature and volume of the loan portfolio; trends in actual and forecasted credit quality, including delinquency, charge-off and bankruptcy rates; and current economic conditions that may affect a borrower's ability to pay. The use of different estimates or assumptions could produce different provisions for loan losses. For additional discussion concerning The First National Bank of Greencastle's allowance for loan losses and related matters, see "Provision for Loan Losses" and "Credit Risk and Loan Quality".

OVERVIEW

Nine Months Ending September 30, 2008 to September 30, 2007 (000 omitted)

	Nine Months Ended September 30		Increase/(Decrease)
	2008	2007
Net interest income	$15,637	$14,388	$1,249	8.7%
Other income	3,526	5,529	(2,003)	(36.2)%
Provision for loan losses	1,075	450	625	138.9%
Other expenses	12,943	12,018	925	7.7%
Applicable income taxes	1,160	1,949	(789)	(40.5)%

Net income	$3,985	$5,500	(1,515)	(27.5)%

        The overall decrease in net income is attributable to a decrease of investment security gains and an increase in the provision for the allowance for loan losses. On a basic and diluted per share basis, net income for the nine months ended September 30, 2008 was $1.72 and $1.72, respectively, as compared with $2.34 and $2.33 for the nine months ended September 30, 2007. Net income as a percentage of total average stockholders' equity on an annualized basis, also known as return on average equity, was 6.81% and 8.77% for the first nine months of 2008 and 2007, respectively. Return on average tangible equity was 8.91% and 11.26% for the first nine months of 2008 and 2007 respectively, a decrease of 20.9%. The decrease in this ratio is attributable to a decreased level of net income.

        During the first nine months of 2008, Tower's assets decreased $11,722,000, or 2.1%, to $549,914,000 as of September 30, 2008 from $561,636,000 as of December 31, 2007. This decrease is primarily attributable to a decrease in Federal funds sold. Federal funds sold decreased 100.0% to $0 due primarily to a decrease in deposits and an increase in loans. Total loans increased by $8,877,000 or 2.2% during the first nine months of 2008 to $407,356,000 as of September 30, 2008 from $398,479,000 as of December 31, 2007. Total deposits decreased by $22,223,000, or 5.1%, during the first nine months of 2008 to $417,707,000 as of September 30, 2008 from $439,930,000 as of December 31, 2007. As a result of competition in the market, and, to a certain degree, customers' continued uncertainty as to how to best invest their monies, deposit increases may not be assumed to continue at historical levels.

2007 Compared to 2006

        The merger with FNB Financial Corporation, which occurred on June 1, 2006, represents a significant expansion of the Tower franchise. In accordance with generally accepted accounting principles (GAAP), comparisons of year-to-date results have not been restated for the impact of the FNB Financial Corporation operations for the first five months of 2006 or for the twelve months of 2007, rendering these comparative analyses less useful than the quarterly comparison. Also, on February 28, 2007, Tower dissolved FNB Mortgage Brokers, Inc., a subsidiary of the bank acquired in the merger.

        Net income for the years ended December 31, 2007 and 2006 was $7,037,000 and $6,132,000, respectively. The increase of $905,000, or 14.8%, is attributable to Tower's core banking business and the merger with FNB Financial Corporation ("FNB".) Net interest income increased 21.5%, other income decreased 8.4%, the provision for loan loss increased 66.7% and other expenses increased 14.6%. On a basic and diluted per share basis, net income for the year ended December 31, 2007 was $3.00 and $2.99, respectively, as compared with $2.92 and $2.87 for the year ended December 31, 2006. Net income as a percentage of average assets on an annualized basis, also known as return on average assets, decreased to 1.24% for 2007 from 1.34% for 2006 as a result of increased average assets. Net income as a percentage of total average stockholders' equity on an annualized basis, also known as return on average equity, was 8.35% and 9.06% for 2007 and 2006, respectively. Net income as a percentage of total average tangible stockholders' equity on an annualized basis, also known as return on average tangible equity, was 10.70% and 10.52% for 2007 and 2006, respectively. The increase in this ratio is attributable to net income growing slightly faster than tangible equity.

        During 2007, Tower's assets increased $19,469,000, or 3.6%, to $561,636,000 as of December 31, 2007 from $542,167,000 as of December 31, 2006. This increase is primarily attributable to an increase in Federal funds sold, funded by an increase in Money Market savings accounts (MMDA.) Total loans increased 2.0% to $399,158,000. Total deposits increased by $30,095,000, or 7.3%, during 2007 to $439,930,000 as of December 31, 2007 from $409,835,000 as of December 31, 2006. As a result of competition in the market, and, to a certain degree, customers' continued uncertainty as to how to best invest their monies, deposit growth may not be assumed at the current rates.

2006 Compared to 2005

        Net income for the years ended December 31, 2006 and 2005 was $6,132,000 and $5,032,000, respectively. The increase of $1,100,000, or 21.9%, is attributable to the acquisition of FNB Financial Corporation and Tower's core banking business, where net interest income increased 40.4%, and other income increased 52.5%. On a basic and diluted per share basis, net income for the year ended December 31, 2006 was $2.92 and $2.87, respectively, as compared with $2.91 and $2.86 for the year ended December 31, 2005. Net income as a percentage of average assets on an annualized basis, also known as return on average assets, decreased to 1.34% for 2006 from 1.51% for 2005 as a result of increased average assets. Net income as a percentage of total average tangible stockholders' equity on an annualized basis, also known as return on average tangible equity, was 12.74% and 13.85% for 2006 and 2005, respectively. The decrease in this ratio is attributable to the acquisition of FNB Financial Corporation.

        During 2006, Tower's assets grew $189,944,000, or 53.9%, to $542,167,000 as of December 31, 2006 from $352,223,000 as of December 31, 2005. This increase is primarily attributable to the acquisition of FNB Financial Corporation. Loans increased $161,077,000 to $391,419,000 as of December 31, 2006 or 70.0%. Total deposits increased by $148,657,000, or 56.9%, during 2006 to $409,835,000 as of December 31, 2006 from $261,178,000 as of December 31, 2005. This compares to an increase of $30,888,000, or 13.4%, to $261,178,000 at December 31, 2005 from $230,290,000 as of December 31, 2004. The growth in total deposits during 2006 was primarily attributable to the acquisition of FNB Financial Corporation. Since deposit growth was more than sufficient to fund the increased loan demand, investment securities were purchased.

RESULTS OF OPERATIONS

Net Interest Income and Net Interest Margin

        Net interest income continues to be the largest source of Tower's operating income. It is the difference between interest income earned on loans and investments and interest paid on deposits and borrowings. The change in net interest income from year to year may be due to changes in interest rates, changes in volumes of interest-earning assets and liabilities as well as changes in the mix of such assets and liabilities. Tower's principal interest-earning assets are loans to businesses and individuals, with a secondary source of income earned from the investment securities portfolio. Interest-bearing liabilities consist primarily of time deposits, money market accounts and savings deposits. Generally, changes in net interest income are measured by net interest rate spread and net interest margin. Net interest rate spread is equal to the difference between the average rate earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Net interest margin represents the difference between interest income (including net loan fees earned) and interest expense calculated as a percentage of average earning assets. Net interest income growth is generally dependent upon balance sheet growth and maintaining or growing the net interest margin.

        Table 1 compares Tower's average balances, yields, and interest income and expense on interest-bearing assets and liabilities for the years ended December 31, 2007, 2006, and 2005, and the interim periods ended September 30, 2008 and 2007.

TABLE 1

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

Interest Rates and Interest Differential

Fiscal Years Ended December 31; Interim periods ended September 30

	December 31, 2007			December 31, 2006			December 31, 2005			September 30, 2008			September 30, 2007
	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
	(000 omitted)			(000 omitted)			(000 omitted)			(000 omitted)			(000 omitted)
Assets
Investment Securities:
Taxable interest income	$56,521	$1,618	2.9%	$62,562	$1,800	2.9%	$53,360	$1,266	2.4%	$61,662	$1,334	2.2%	$56,826	$1,184	2.1%
Nontaxable interest income	28,043	1,278	4.6%	26,107	1,227	4.7%	20,895	1,065	5.1%	27,765	1,468	5.3%	28,120	959	3.4%

Total investment securities	84,564	2,896	3.4%	88,669	3,027	3.4%	74,255	2,331	3.1%	89,427	2,802	3.1%	84,946	2,143	2.5%
Loans	391,695	28,490	7.3%	318,819	22,384	7.0%	228,848	13,943	6.1%	396,913	20,604	5.2%	390,164	21,216	5.4%
Other short-term investments	38,640	1,977	5.1%	7,615	388	5.1%	6,116	220	3.6%	13,574	279	2.1%	40,863	1,605	3.9%

Total interest earning assets	514,899	33,363	6.5%	415,103	25,799	6.2%	309,219	16,494	5.3%	499,914	23,685	4.7%	515,973	24,964	4.8%

Allowance for loan losses	(3,818)			(2,955)			(2,039)			(4,101)			(3,769)
Cash and due from banks	11,413			11,196			9,542			10,730			11,384
Bank premises and equipment	11,496			8,821			5,037			12,408			11,494
Other assets	35,655			25,087			11,708			19,780			17,013

Total assets	$569,645			$457,252			$333,467			557,354			570,520

Liabilities and Stockholders' Equity
Interest bearing demand deposits	$182,602	$4,138	2.3%	$120,849	$1,893	1.6%	$105,492	$1,052	1.0%	179,496	1,664	0.9%	181,578	3,187	1.8%
Savings deposits	44,038	191	0.4%	42,266	175	0.4%	30,936	93	0.3%	42,831	120	0.3%	44,946	146	0.3%
Time deposits	173,644	7,599	4.4%	136,159	5,310	3.9%	84,308	2,280	2.7%	165,059	4,683	2.8%	174,457	5,723	3.3%
Borrowed funds	37,236	2,082	5.6%	44,608	2,495	5.6%	36,543	1,727	4.7%	46,039	1,581	3.4%	37,318	1,520	4.1%

Total interest bearing liabilities	437,520	14,010	3.2%	343,882	9,873	2.9%	257,279	5,152	2.0%	433,425	8,048	1.9%	438,299	10,576	2.4%

Demand deposits	41,528			38,600			23,435			41,079			41,009
Other liabilities	6,330			7,074			6,572			4,709			7,401

Total liabilities	485,378			389,556			287,286			479,213			486,709

Stockholders' Equity	84,267			67,696			46,181			78,141			83,811

Total liabilities & Stockholders'Equity	$569,645			$457,252			$333,467			557,354			570,520

Net interest income/net yield on average earning assets		$19,353	3.3%		$15,926	3.3%		$11,342	3.3%		$15,637	2.9%		$14,388	2.4%

(1)
Installment loans are stated net of unearned income.

(2)
Average loan balances include nonaccrual loans. Interest income recognized on nonaccrual loans has been included.

(3)
Yields are based on the historical cost balances of the related assets and do not give effect to changes in fair value that are included as a component of stockholders' equity.

        Table 2 compares changes in net interest income for calendar years 2007 versus 2006 and 2006 versus 2005, and interim period September 30, 2008 versus 2007.

TABLE 2

CHANGES IN NET INTEREST INCOME

	December 31, 2007 Versus 2006 Increase (Decrease) Due to Change in			December 31, 2006 Versus 2005 Increase (Decrease) Due to Change in			September 30, 2008 Versus 2007 Increase (Decrease) Due to Change in
	Average Volume	Average Rate	Total Increase (Decrease)	Average Volume	Average Rate	Total Increase (Decrease)	Average Volume	Average Rate	Total Increase (Decrease)
	(000 omitted)
Interest Income
Loans (net of unearned discounts)	$5,021	$1,085	$6,106	$5,488	$2,953	$8,441	$481	$(1,093)	$(612)
Taxable investment securities	(147)	(35)	(182)	292	242	534	96	53	149
Nontaxable investment securities	133	(82)	51	262	(100)	162	(24)	533	509
Other short term investments	1,737	(148)	1,589	73	95	168	(1,457)	131	(1,326)

Total interest income	6,744	820	7,564	6,115	3,190	9,305	(904)	(376)	(1,280)

Interest Expense
Interest bearing demand	970	1,275	2,245	154	687	841	(49)	(1,474)	(1,523)
Savings deposits	7	9	16	34	48	82	(9)	(17)	(26)
Time deposits	1,436	853	2,289	1,400	1,630	3,030	(405)	(635)	(1,040)
Other short-term borrowings	(380)	(33)	(413)	388	380	768	565	(504)	61

Total interest expense	2,033	2,104	4,137	1,976	2,745	4,721	102	(2,630)	(2,528)

Net interest income			$3,427			$4,584			$1,248

Nine months ending September 30, 2008 compared to September 30, 2007

        For the nine months ended September 30, 2008, total interest income decreased by $1,279,000, or 5.1%, to $23,685,000 as compared with $24,964,000 for the nine months ended September 30, 2007. This decrease is primarily due to decreased yields on earning assets and a decrease of earning assets as noted below.

        Total interest expense decreased by $2,528,000, or 23.9% to $8,048,000 for the nine months ended September 30, 2008 from $10,576,000 for the nine months ended September 30, 2007. This decrease is primarily due to lower deposit rates and lower rates on bank borrowings. The cost of interest bearing funds at the bank decreased to 2.42% for the first nine months of 2008 compared to 3.12% for the first nine months of 2007.

        Net interest income increased by $1,249,000, or 8.7%, to $15,637,000 for the nine months ended September 30, 2008 from $14,388,000 for the nine months ended September 30, 2007. This increase is primarily due to the lower cost of interest bearing funds.

2007 Compared to 2006

        For the year ended December 31, 2007, total interest income increased by $7,564,000, or 29.3%, to $33,363,000, compared with $25,799,000 for the year ended December 31, 2006. The increase is primarily due to the merger with FNB Financial Corporation. Average interest-earning assets increased to $514,899,000 for 2007, from $415,103,000 for 2006, an increase of $99,796,000 or 24.0%. The growth in average interest earning assets was attributable to increased loan volume and investment securities, which were funded from the cash flow generated from the reduction of overnight borrowings and deposit growth. Management targeted efforts to attract home equity mortgage and small commercial loans. Management believes that our experience in making mortgage and small commercial loans positions Tower well to meet the financing demands of individuals and small businesses. Adversely impacting interest income were two 25 basis point decreases in the prime rate and decreases in the one year Treasury rate during 2007 that resulted in lower yields on interest earning assets.

        Total interest expense increased by $4,137,000, or 41.9%, to $14,010,000 for the year ended December 31, 2007, from $9,873,000 for the year ended December 31, 2006. The increase is primarily due to the acquisition of FNB Financial Corporation. Average interest bearing liabilities increased to $437,520,000 for 2007 from $343,882,000 for 2006. Increases in rates were needed to attract deposits, particularly time deposit accounts, which increased 47 basis points to 4.32% and money market accounts, which increased 35 basis points to 3.54%. The interest expense for time deposit accounts excluding variable rate IRAs and index-powered CDs increased $2,265,000 to $7,477,000 for 2007 from $5,212,000 and money market accounts increased $2,215,000 to $3,910,000 for 2007, from $1,695,000 for 2006.

        Net interest income increased by $3,427,000, or 21.5%, to $19,353,000 for the year ended December 31, 2007 from $15,926,000 for the year ended December 31, 2006. This increase is attributable to the repricing of mortgage loans and to a lesser extent commercial loans tied to the one year treasury and prime rates plus the increased earning assets from the merger with FNB Financial Corporation.

        The net interest rate spread was 3.3% for the year ended December 31, 2007, and the net interest margin was 3.8%. The net interest spread and the net interest margin remained unchanged from 2006. Due to a large investment portfolio at the holding company level, these ratios are lower than The First National Bank of Greencastle's separate performance of 3.8% net interest spread and 4.2% net interest margin for the year ended December 31, 2007.

2006 Compared to 2005

        For the year ended December 31, 2006, total interest income increased by $9,305,000, or 56.4%, to $25,799,000, compared with $16,494,000 for the year ended December 31, 2005. The increase is primarily due to the acquisition of FNB Financial Corporation. Average interest-earning assets grew to $415,103,000 for 2006, from $309,219,000 for 2005, an increase of $105,884,000 or 34.2%. The growth in average interest earning assets was attributable to increased loan volume and investment securities, which were funded from the cash flow generated from the reduction of overnight borrowings and deposit growth. Management targeted efforts to attract mortgage and small commercial loans. Management believes that our experience in making mortgage and small commercial loans positions Tower well to meet the financing demands of individuals and small businesses. Further impacting interest income were four 25-basis point increases in the prime rate and increases in the one year Treasury rate during 2006 that resulted in higher yields on interest earning assets.

        Total interest expense increased by $4,721,000, or 91.6%, to $9,873,000 for the year ended December 31, 2006, from $5,152,000 for the year ended December 31, 2005. The increase is primarily due to the acquisition of FNB Financial Corporation. Average interest bearing liabilities increased to $343,882,000 for 2006 from $257,279,000 for 2005. Increases in rates were needed to attract deposits, particularly money market accounts, which increased 121 basis points to 3.19%. The interest expense for money market accounts increased $742,000 to $1,695,000 for 2006, from $953,000 for 2005.

        Net interest income increased by $4,584,000, or 40.4%, to $15,926,000 for the year ended December 31, 2006 from $11,342,000 for the year ended December 31, 2005. This increase is attributable to the repricing of mortgages and to a lesser extent commercial loans tied to the one year treasury and prime rates plus the increased earning assets from the acquisition of FNB Financial Corporation.

        The net interest rate spread was 3.3% for the year ended December 31, 2006, and the net interest margin was 3.8%. Due to a large investment portfolio at the holding company level, these ratios are lower than The First National Bank of Greencastle's separate performance of 5.3% net interest spread and 5.2% net interest margin for the same period.

Provision for Loan Losses

        Tower accounts for credit risk associated with lending activities through its allowance and provision for loan losses. Although Tower maintains sound credit practices, loan deterioration may occur resulting in the eventual charge off of the loans as losses. The provision for loan losses and the allowance for loan losses are based upon management's ongoing assessment of Tower's credit exposure and consideration of other relevant factors. The allowance for loan losses is a valuation that is available to absorb potential, yet undetermined future losses. The provision for loan losses is the amount charged against Tower's earnings. Its appropriateness and adequacy are determined based upon several factors including:

  •
  a continuing review of delinquent, classified and non-accrual loans, large loans and overall portfolio quality,

  •
  analytical review of loan charge-off experience, delinquency rates and other relevant historical and peer statistical ratios,

  •
  management's judgment with respect to the nature of the portfolio, concentrations of credit, regulatory recommendations and current and projected economic and business conditions and their impact on the existing portfolio, and

  •
  regular examinations and review of the portfolio by regulatory authorities.

        The allowance is allocated to specific loan categories based upon management's classification of loans under Tower's internal loan grading system and to pools of other loans that are not individually analyzed. Management makes allocations to specific loans based on the present value of expected future cash flows or the fair value of the underlying collateral for impaired loans and to other classified loans based on various credit risk factors. These factors include collateral values, the financial condition of the borrower and industry and current economic trends.

        Allocations to commercial loan pools are developed by internal risk rating and are based on management's judgment concerning historical loss trends and other relevant factors. Installment and residential mortgage loan allocations are made at a total portfolio level based on historical loss experience adjusted for portfolio activity and current conditions. Estimated credit losses are based on the average annual rate of net charge-offs experienced over the previous five years on similar loans, adjusted for current conditions and trends. While allocations are made to specific loans and pools of loans, the allowance is available for all loan losses.

        The provision for loan losses was $600,000 for 2007, $360,000 for 2006, and $270,000 for 2005. The provision expense for 2007 increased 66.7% as compared with 2006 and for 2006 increased 33.3% as compared with 2005.

        The provision for loan losses was $1,075,000 for the nine months ended September 30, 2008 compared with $450,000 for the nine months ended September 30, 2007, an increase of 138.9%. The increase in the provision is attributable to loan growth and recent deteriorating trends in the national and local economy.

        The allowance for loan losses represented 0.97% of total loans receivable at December 31, 2007, as compared with 0.92% and 0.92% at December 31, 2006 and 2005, respectively. The allowance for loan losses represented 1.11% of total loans at September 30, 2008, compared with 0.87% as of September 30, 2007. Management regularly assesses the appropriateness and adequacy of the loan loss reserve in relation to credit exposure associated with individual borrowers, overall trends in the loan portfolio and other relevant factors, and believes the reserve is reasonable and adequate for each of the periods presented. The First National Bank of Greencastle has no credit exposure to foreign countries or foreign borrowers.

        Table 3 sets forth the period-end loans receivable balances and summarizes The First National Bank of Greencastle's loan loss experience for the periods presented, as well as certain ratios related to net charge-offs and the allowance for loan losses as a percent of the total loan portfolio.

TABLE 3

SUMMARY OF LOAN LOSS EXPERIENCE

	Years Ended December 31					For 9 Months ended September 30
	2007	2006	2005	2004	2003	2008	2007
	(000 omitted)
Amount of loans receivable outstanding at end of period	$398,479	$390,419	$229,308	$229,469	$214,067	$407,356	$394,732

Average loans receivable	$391,695	$318,819	$228,848	$220,789	$198,599	$396,913	$390,164

Allowance for loan losses:
Beginning balance	$3,610	$2,129	$1,902	$1,864	$1,632	$3,854	$3,610
Charge-offs:
Commercial loans	(15)	0	(1)	(276)	(29)	(298)	0
Real estate loans	(197)	0	0	0	0	0	0
Consumer loans	(224)	(87)	(95)	(106)	(162)	(182)	(147)

Total charge-offs	(436)	(87)	(96)	(382)	(191)	(480)	(147)
Recoveries	80	45	53	60	63	73	72

Net charge-offs	(356)	(42)	(43)	(322)	(128)	(407)	(75)
Addition for acquired credit risk	0	1,163	0	0	0	0	0
Provision for loan losses	600	360	270	360	360	1,075	450

Ending Balance	$3,854	$3,610	$2,129	$1,902	$1,864	$4,522	$3,985

Ratios:
Net charge-offs to average loans	0.09%	0.01%	0.02%	0.15%	0.06%	0.10%	0.02%

Other Income

Nine months ending September 30, 2008 compared to September 30, 2007

        For the nine months ended September 30, 2008, other income was $3,526,000, a decrease of $2,003,000, or 36.2%, compared with other income of $5,529,000 for the nine months ended September 30, 2007. The decrease was primarily due to a decrease of $1,538,000 in net gains from the sale of securities, which were $323,000 for the nine months ended September 30, 2008 compared to $1,861,000 for the nine months ended September 30, 2007. Other income was positively impacted by an increase of $78,000 in NSF fees, a $42,000 increase in ATM/Debit Card fees, a $32,000 increase in late fees on loans and an increase of $25,000 in trust revenues. Other income was negatively impacted by a $54,000 decrease for the value of mortgage servicing rights, a $185,000 decrease in revenues from investment service fees, a $95,000 decrease in BOLI income, and $22,000 decrease in fees on sale of mortgages. During the first nine months of 2007, BOLI income included $132,000 which were death benefits proceeds. The First National Bank of Greencastle began recognizing mortgage servicing rights valuation in the third quarter of 2007. In February 2008, The First National Bank of Greencastle initiated a cash rewards program for debit cards. The First National Bank of Greencastle re-established and reactivated its Trust Department in the third quarter of 2006.

2007 Compared to 2006

        Other income for the year ended December 31, 2007 decreased $613,000, or 8.4%, to $6,711,000 from $7,324,000 for 2006. Net gains from the sale of securities decreased from $3,923,000 to $1,886,000, a decrease of $2,037,000 or 51.9%. Other income was positively impacted by increases of $409,000 in trust revenues, $243,000 in NSF fees, $170,000 in ATM fees, $150,000 in BOLI (of which $132,000 was proceeds from death benefits), and $139,000 in investment service fees. In the third quarter of 2007, The First National Bank of Greencastle recognized the value of the mortgage servicing rights and the credit enhancement on $26,555,000 of loans sold to the FHLB of Pittsburgh over the last two years, contributing a net of $301,000 in other income. The increases in NSF fees and ATM fees are primarily due to the merger with FNB Financial Corporation. The First National Bank of Greencastle re-established and reactivated its Trust Department in the third quarter of 2006.

2006 Compared to 2005

        Other income for the year ended December 31, 2006 increased $2,522,000, or 52.5%, to $7,324,000 from $4,802,000 for 2005. This increase was primarily due the acquisition of FNB Financial Corporation Investment security gains increased $1,529,000, or 63.9%, to $3,923,000 from $2,394,000 for 2005. Other income was positively impacted by increases of $361,000 in NSF fees, $185,000 in investment service fees, $153,000 in ATM fees, and $79,000 in mortgage banking activities.

Other Expenses

        Salary expense and employee benefits represent the largest component, or 50.9%, of other expenses for 2007. Other expenses also include an array of other expenses such as:

  •
  occupancy and equipment expenses,

  •
  stationary, printing and supplies,

  •
  advertising and promotion costs,

  •
  outside service providers relating to data processing and ATM services,

  •
  professional fees for legal, accounting and consulting services,

  •
  shareholder related services,

  •
  costs associated with the due diligence process of extending and maintaining loans and the collection process,

  •
  Pennsylvania Bank Shares tax and FDIC assessment, and

  •
  other types of expenses incurred as part of the normal course of operation of Tower.

Nine months ending September 30, 2008 compared to September 30, 2007 (000 omitted)

	2008	2007	Increase/(Decrease)
Salaries, wages and other benefits	$6,368	$6,123	$245	4.0%
Occupancy and equipment expense	3,041	2,714	327	12.0%
Other operating expenses	3,534	3,181	353	11.1%

Total other expenses	$12,943	$12,018	$925	7.7%

        Salaries, wages and other benefits were impacted by increases in health insurance of $226,000 and expenses related to split-dollar life insurance of $90,000.

        Occupancy and equipment expense was impacted by a $150,000 (or 13.6%) increase in data processing expense and a $94,000 (or 23.8%) increase in equipment depreciation expense. The First National Bank of Greencastle has updated security systems at a number of branches and continues to invest in computer network initiatives.

        Other operating expenses were impacted by an increase of $182,000 in legal and consulting fees, as well as an increase of $167,000 in FDIC insurance premiums.

2007 Compared to 2006

        Other expenses, which include salary and benefits, occupancy and all other expenses incidental to the operations of Tower, increased to $16,096,000 for the year ended December 31, 2007 from $14,040,000 for the year ended December 31, 2006. The $2,056,000, or 14.6% increase was primarily due to the merger with FNB Financial Corporation. Expenses for 2006 did not include the first five months of expenses at FNB Financial Corporation, since the merger occurred in June 2006.

        Salaries and employee benefit expenses, which make up the largest component of other expenses, increased $1,239,000, or 17.8%, to $8,188,000 for the year ended December 31, 2007 from $6,949,000 for the year ended December 31, 2006. The increase is primarily attributed to the merger with FNB Financial Corporation, and increases in salary expense of $724,000, employee benefits of $516,000 and health insurance expense of $236,000. The employee benefits expense includes $325,000 of vacation accrual expense not included in the 2006 annual expenses.

        Occupancy and equipment expenses for the year ended December 31, 2007 increased to $3,629,000 from $3,073,000 for the year ended December 31, 2006, an increase of $556,000, or 18.1%. The increase is primarily due to the merger with FNB Financial Corporation, increasing depreciation expense by $170,000, computer expense by $130,000 and equipment expense by $111,000.

        Other operating expenses for the year ended December 31, 2007 increased to $4,279,000 from $4,018,000 for the year ended December 31, 2006, an increase of $261,000, or 6.5%. The increase is primarily due to the merger with FNB Financial Corporation, increasing state taxes by $202,000 and Core Deposit Intangible amortization by $153,000.

2006 Compared to 2005

        For the year ended December 31, 2006, total other expenses increased $5,225,000, or 59.3%, to $14,040,000 from $8,815,000 for the year ended December 31, 2005. The increases were primarily from the acquisition of FNB Financial Corporation and normal inflationary increases.

        Salary expenses and related employee benefits were $6,949,000 for the year ended December 31, 2006, an increase of $2,475,000, or 55.3%, compared with $4,474,000 for the year ended December 31, 2005. The increase is primarily attributable to increased salary expenses of $1,911,000, or 61.2%, and the associated benefit costs.

        Occupancy and equipment expenses for the year ended December 31, 2006 increased to $3,073,000 from $1,886,000 for the year ended December 31, 2005, an increase of $1,187,000, or 62.9%, and is due to an increase of $696,000 in equipment and computer expense and to an increase of $280,000 depreciation expense for bank building and furniture, fixtures and equipment expense associated with a new office in Rouzerville and five new locations acquired in the merger with FNB Financial Corporation. Other operating expenses increased $1,563,000, or 63.7%, to $4,018,000 for the year ended December 31, 2006 from $2,455,000 for the year ended December 31, 2005. This increase was primarily the result of an increase in core deposit intangible amortization expense of $248,000, legal fees increasing $149,000, accounting and examination fees increasing $132,000, postage increasing $112,000 and supplies increasing $105,000.

Income Taxes

        For the nine months ended September 30, 2008, the tax provision was $1,160,000 compared with $1,949,000 for the nine months ended September 30, 2007. This decrease of $789,000, or 40.5%, is the result of lower level of pre-tax net income coupled with approximately the same amount of tax-exempt income. The effective tax rate was 22.5% for 2008 and 26.2% for 2007.

        Income tax expense was $2,331,000 for 2007 as compared with $2,718,000 for 2006 and $2,207,000 for 2005. The 14.2% decrease in tax expense incurred in 2007 as compared to 2006 was the result of increased tax free income. The effective tax rate was 24.9%, 30.7% and 28.7% for 2007, 2006, and 2005, respectively.

Net Income

Nine months ending September 30, 2008 compared to September 30, 2007

        Net income for the nine months ended September 30, 2008 was $3,985,000, a decrease of $1,515,000, or 27.5%, compared with $5,500,000 for the nine months ended September 30, 2007. The overall decrease in net income is attributable to a decrease of investment security gains and an increase in the provision for the allowance for loan losses. On a basic and diluted per share basis, net income for the nine months ended September 30, 2008 was $1.72 and $1.72, respectively, as compared with $2.34 and $2.33 for the nine months ended September 30, 2007. Net income as a percentage of total average stockholders' equity on an annualized basis, also known as return on average equity, was 6.81% and 8.77% for the first nine months of 2008 and 2007, respectively. Return on average tangible equity was 8.91% and 11.26% for the first nine months of 2008 and 2007 respectively, a decrease of 20.9%. The decrease in this ratio is attributable to a decreased level of net income.

2007 Compared to 2006

        Net income for the year ended December 31, 2007 was $7,037,000, an increase of $905,000, or 14.8%, compared with $6,132,000 for the year ended December 31, 2006. The increase in net income is the result of an increase of $3,427,000 in net interest income and a decrease of $387,000 in taxes, offset by increases of $2,056,000 in other expenses, an increase of $240,000 in the provision for loan losses, and a decrease of $613,000 in other income. Factors contributing to the increased level of net income include the merger with FNB Financial Corporation, increased interest income from increased levels of earning assets, as well as The First National Bank of Greencastle's efforts to manage its cost of funds. Basic and diluted earnings per share for the year ended December 31, 2007 were $3.00 and $2.99 compared with $2.92 and $2.87 for the year ended December 31, 2006.

        Management anticipates that 2008 net income will not exceed 2007 net income. Lower gains on the sale of securities and higher non-interest expenses will contribute to the lower earnings. Tower's business is sensitive to general business and economic conditions, such as interest rates, consumer perception and confidence, competition, fluctuations in the equity markets and the strength of local and national economies. As such, Tower remains focused on monitoring its risk/return profile. While management believes that financial institutions likely could see compression of the net interest margin in the future, Tower's balance sheet is positioned to experience higher net income in a rising interest rate environment. It is further believed that Tower can adequately manage its net interest margin within a relatively stable range and offset its effect on net income by focusing on fee income, growth in business relationships, cost control and quality interest earning assets.

2006 Compared to 2005

        Net income for the year ended December 31, 2006 was $6,132,000, an increase of $1,100,000, or 21.9%, compared with $5,032,000 for the year ended December 31, 2005. The increase in net income is the result of increases of $4,584,000 in net interest income and an increase of $2,522,000 in other income, offset by increases of $5,225,000 in other expenses, an increase of $90,000 in the provision for loan losses, and $691,000 in taxes. Factors contributing to the increased level of net income include acquisition of FNB Financial Corporation, increased interest income from the impact of rate increases and increased interest income from investment security growth, as well as The First National Bank of Greencastle's efforts to manage its cost of funds. Increased other income, derived from the gain on sale of investments, investment service fees, and increased customer service fees further enhanced net income. Basic and diluted earnings per share for the year ended December 31, 2006 were $2.92 and $2.87 compared with $2.91 and $2.86 for the year ended December 31, 2005.

FINANCIAL CONDITION

Securities

September 30, 2008 compared to December 31, 2007

        Tower's securities portfolio is comprised of securities that not only provide interest and dividend income, including tax-exempt income, but also provide a source of liquidity, diversify the earning assets portfolio, allow for the management of risk and tax liability, and provide collateral for repurchase agreements and public fund deposits. Policies are in place to address various aspects of managing the portfolio, including but not limited to, concentrations, liquidity, credit quality, interest rate sensitivity and regulatory guidelines.

        Although Tower generally intends to hold its investment securities to maturity, all of the securities portfolio is classified as available for sale, with new purchases generally categorized as such. Securities in the available for sale category are accounted for at fair value with unrealized appreciation or depreciation, net of tax, reported as a separate component of stockholders' equity. Securities in the held to maturity category, of which Tower has none, would be accounted for at amortized cost. Tower holds no trading securities in its portfolio. The securities portfolio includes equities owned by the holding company, most of which are investments in banks, bank holding companies and financial institutions. Equity investments are accounted for at fair value. The remaining securities, primarily debt instruments, are owned by The First National Bank of Greencastle.

        The consolidated securities portfolio at September 30, 2008 was $83,060,000, compared to $83,846,000 at December 31, 2007, a decrease of $786,000, or 0.9%. The decrease is due primarily to the net purchase of $12,370,000 investment securities by the bank, offset by $8,471,000 decrease in unrealized gains on investments held by the holding company and a net decrease of $1,856,000 in securities at cost held by the holding company.

Bank Owned Securities

        The First National Bank of Greencastle owned securities portfolio at September 30, 2008 was $59,525,000, compared to $49,985,000 at December 31, 2007, an increase of $9,540,000, or 19.1%. The increase is due primarily to the purchase of $15,085,000 security investments, the maturity or calling of $2,715,000 and a $329,000 decrease in unrealized gains, less principal payments on mortgage backed securities.

        The carrying value of the available for sale portion of the portfolio at September 30, 2008 includes an unrealized gain of $500,000 (reflected as accumulated other comprehensive income of $330,000 in stockholders' equity, net of a deferred income tax liability of $170,000). This compares with an unrealized gain at December 31, 2007 of $829,000 (reflected as accumulated other comprehensive income of $547,000 in stockholders' equity, net of a deferred income tax liability of $282,000).

Holding Company Owned Securities

        The securities portfolio at September 30, 2008 was $23,535,000, compared to $33,861,000 at December 31, 2007, a decrease of $10,326,000, or 30.5%. The decrease includes $8,471,000 in unrealized losses. The securities portfolio is exclusively invested in financial institutions and bank holding companies. This sector has underperformed the broader stock indexes in recent quarters. Realized gains on sale of equity securities were $318,000 for the nine months ended September 30, 2008.

        The carrying value of the available for sale portion of the portfolio at September 30, 2008 includes an unrealized loss of $2,394,000 (reflected as accumulated other comprehensive—loss of $1,580,000 in stockholders' equity, net of a deferred income tax asset of $814,000). This compares with an unrealized gain at December 31, 2007 of $6,077,000 (reflected as accumulated other comprehensive income of $4,011,000 in stockholders' equity, net of a deferred income tax liability of $2,066,000).

2007 Compared to 2006 and 2005

        The securities portfolio at December 31, 2007 was $83,846,000, compared to $87,631,000 at December 31, 2006 and $83,157,000 at December 31, 2005. The decrease of $3,785,000 between December 31, 2007 and 2006 was primarily due to decreases in the fair values of securities held.

        The carrying value of the available for sale portion of the portfolio at December 31, 2007 includes an unrealized gain of $6,907,000 with $4,558,000 reflected as accumulated other comprehensive income in shareholders' equity. This compares with an unrealized gain at December 31, 2006 of $16,260,000 with $10,731,000 reflected as accumulated other comprehensive income in shareholders' equity.

        Table 4 illustrates the composition of the securities portfolio as of the dates presented.

TABLE 4

SECURITIES

	December 31,			September 30,
	2007	2006	2005	2008	2007
	(Dollars In Thousands)
Available for sale securities
US Government agencies	$0	$0	$16,880	$10	$30
State and political subdivisions	33,244	29,638	24,747	42,696	28,952
Mortgage-backed and asset backed securities	15,177	12,890	1,884	12,780	15,483
Corporate bonds	1,564	1,950	2,912	4,039	1,606
Equity securities	33,861	43,153	36,734	23,535	37,221

Total Securities	$83,846	$87,631	$83,157	$83,060	$83,292

        The following table 5 shows the maturities of investment securities at amortized cost as of December 31, 2007, and weighted average yields of such securities. Yields are based on historical costs and are shown on a taxable equivalent basis, assuming a 34% federal income tax rate.

Table 5

MATURITIES OF INVESTMENT SECURITIES

December 31, 2007

	Within 1 year	After 1 year but within 5 years	After 5 years but within 10 years	After 10 years	Total
	(000 omitted)
Bonds
US Government agencies/mortgage-backed securities
Book value	$13	$3,953	$119	$10,844	$14,929
Yield	5.94%	4.03%	6.27%	4.98%	4.74%
State and municipal
Book Value	$3,006	$5,683	$11,470	$12,370	$32,529
Yield	4.10%	5.73%	6.14%	7.28%	6.31%
Other
Book Value	$245	$0	$0	$1,452	$1,697
Yield	8.10%	0.00%	0.00%	5.91%	6.22%

Total book value	$3,264	$9,636	$11,589	$24,666	$49,155

Yield	4.41%	5.04%	6.13%	6.19%	5.83%

Equity Securities
Total Equity Securities					$27,784
Yield					2.31%
Total Investment Securities					$76,939
Yield					4.56%

Loans

September 30, 2008 compared to December 31, 2007

        The loan portfolio comprises the major component of Tower's earning assets and generally is the highest yielding asset category. Loans are made primarily in Franklin County, Pennsylvania and Washington County, Maryland and are secured by real estate. At September 30, 2008, 64.6% of the loans were secured by one to four family residences. Gross loans receivable, net of unearned fees and origination costs, increased $8,877,000, or 2.2%, to $407,356,000 at September 30, 2008 from $398,479,000 at December 31, 2007. Gross loans represented 97.5% of total deposits at September 30, 2008 as compared with 90.6% at December 31, 2007, since loan growth has outpaced deposit growth. Loan growth thus far in 2008 has been in mortgage loans. A lower interest rate environment and more aggressive loan pricing has increased mortgage loans. Management is reviewing loan product offerings and adjusting product features and rates to attract increased loan volumes. Tax free loans at September 30, 2008 were $1,736,000, compared to $2,002,000 at December 31, 2007, a decrease of $266,000 or 15.3%. The First National Bank of Greencastle, in June 2005, began selling mortgage loans to Federal Home Loan Bank of Pittsburgh in order to offer long term fixed rate mortgages while managing long term interest rate risk. At September 30, 2007 The First National Bank of Greencastle had net mortgage loans of $29,113,000 sold to the Federal Home Loan Bank of Pittsburgh.

2007 Compared to 2006

        Gross loans receivable, net of unearned fees and origination costs, increased $7,739,000, or 2.0%, to $399,158,000 at December 31, 2007 from $391,419,000 at December 31, 2006. Gross loans represented 90.7% of total deposits at December 31, 2007 as compared with 95.5% at December 31, 2006, primarily due to the growth in total deposits of $30,095,000. At December 31, 2007, The First National Bank of Greencastle had sold mortgage loans to the Federal Home Loan Bank of Pittsburgh with a balance of $27,784,000 compared to $20,546,000 at December 31, 2006.

2006 Compared to 2005

        Gross loans receivable, net of unearned fees and origination costs, increased $161,077,000, or 70.0%, to $391,419,000 at December 31, 2006 from $230,342,000 at December 31, 2005. Gross loans represented 95.5% of total deposits at December 31, 2006 as compared with 88.2% at December 31, 2005, primarily due to the acquisition of FNB Financial Corporation. Mortgage loans increased $142,730,000 to $319,209,000 and commercial loans increased $12,694,000 to $54,313,000. The First National Bank of Greencastle, in June 2005, began selling mortgage loans to Federal Home Loan Bank of Pittsburgh in order to offer long term fixed rate mortgages while managing long term interest rate risk. At December 31, 2006 The First National Bank of Greencastle had sold mortgage loans to the Federal Home Loan Bank of Pittsburgh with a balance of $20,546,000 compared to $9,599,000 at December 31, 2005.

        Table 6 presents the loan portfolio at the end of each of the last five fiscal years ended December 31 and the two interim periods ended September 30.

Table 6

LOAN PORTFOLIO

	December 31,					September 30,
	2007	2006	2005	2004	2003	2008	2007
	(000 omitted)
Commercial, financial and agricultural	$71,069	$54,313	$41,619	$40,257	$38,703	$26,804	$64,959
Real estate—Construction	18,041	20,871	2,556	6,793	7,156	18,734	17,118
Real estate—Mortgage	291,304	297,338	173,923	171,415	155,649	346,231	290,744
Consumer	18,065	17,897	11,210	11,004	12,559	15,587	21,911

Total loans	$398,479	$390,419	$229,308	$229,469	$214,067	$407,356	$394,732

Loan Maturities

        The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2007.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$30,633	$40,909	$43,255	$543	$115,340
Loans at floating or adjustable interest rates	36,615	37,263	205,407	3,854	283,139

Total	$67,248	$78,172	$248,662	$4,397	$398,479

Credit Risk and Loan Quality

        Tower continues to be prudent in its efforts to minimize credit risk. The First National Bank of Greencastle's written lending policy requires underwriting, loan documentation and credit analysis standards to be met prior to the approval and funding of any loan. In accordance with that policy, the loan review process monitors the loan portfolio on an ongoing basis. The Loan Review area then prepares an analysis of the allowance for loan losses which is then submitted to the Board of Directors for its assessment as to the adequacy of the allowance. The allowance for loan losses is an accumulation of expenses that has been charged against past and present earnings in anticipation of potential losses in the loan portfolio. The quarterly analysis of the allowance for loan losses involves the assessment of loan quality and growth, delinquencies, specific impaired loans, potential charge-offs, and general economic conditions and trends. Large commercial, financial and agricultural loans are individually risk related and evaluated for impairment. Consumer and residential real estate loans are generally analyzed in homogeneous pools.

        Total nonperforming loans (comprised of non-accruing loans and loans past due for more than 90 days) as of December 31, 2007, increased $4,317,000, or 399%, to $5,398,000 as compared to $1,081,000 as of December 31, 2006. This increase was primarily attributable to deteriorating credit markets, particularly commercial and mortgage loans. Total nonperforming loans as a percentage of total loans were 1.35% at December 31, 2007 as compared to 0.28% at December 31, 2006. To minimize losses that may occur on these non-accrual and delinquent loans, the collections department and loan officers work with borrowers on an ongoing basis. Based on the repayment plan and collateral protection afforded these loans, management plans to increase the provision for loan loss to cover any increased charge offs from the increased level of nonperforming loans.

        Tower had $25,000 of other real owned acquired through foreclosure as of December 31, 2007 and no other real estate owned acquired through foreclosure as of December 31, 2006 and December 31, 2005.

        The First National Bank of Greencastle's lending policy is executed through the assignment of tiered loan limit authorities to individual officers of The First National Bank of Greencastle, the Officers' Loan Committee and the Board of Directors. Although The First National Bank of Greencastle maintains sound credit policies, certain loans may deteriorate for a variety of reasons. The First National Bank of Greencastle's policy is to place all loans on a non-accrual status upon becoming 90 days delinquent in their payments, unless there is a documented and reasonable expectation of the collection of the delinquent amount. Loans are reviewed monthly as to their status, and on a quarterly basis presented to the Board of Directors. Management is not aware of any material potential loan problems that have not been disclosed in this proxy statement/prospectus.

        A loan is considered impaired when, based on current information and events, it is probable that Tower will be able to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The larger commercial loans are evaluated for impairment. Impairment is measured on a loan—by-loan basis by comparing the contractual principal and interest payments to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Consumer loans such as residential mortgages and installments, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on such loans is recognized only to the extent of interest payments received.

        A summary of the loans that Tower has identified as impaired follows:

	9/30/08	12/31/07
	(000 omitted)
Balance	$6,693	$7,059
Related allowance	706	940

        Table 7 presents detailed information about Tower's nonperforming loans and nonperforming assets for the periods presented.

TABLE 7

ASSET QUALITY RATIOS

	December 31,					September 30,
	2007	2006	2005	2004	2003	2008	2007
	(000 omitted)
Non-accruing loans	$4,397	$688	$44	$9	$540	$4,661	$3,272
Accruing loans past due 90 days or more	1,001	393	59	13	285	59	203

Total Nonperforming Loans	5,398	1,081	103	22	825	4,720	3,475
Other real estate	25	0	0	0	0	0	0

Total Nonperforming Assets	$5,423	$1,081	$103	$22	$825	$4,720	$3,475

Interest income at original contract rates	$229	$51	$3	$0	$12
Interest income recognized	$73	$29	$2	$0	$4
Ratios:
Nonperforming loans to total loans	1.35%	0.28%	0.05%	0.01%	0.39%	1.16%	0.88%
Allowance for loan losses to nonperforming loans	71.40%	333.95%	2066.99%	8645.45%	225.94%	95.81%	114.68%
Nonperforming assets to total assets	0.97%	0.20%	0.03%	0.01%	0.27%	0.86%	0.61%

        Based on the asset quality statistics presented, as well as current economic and market conditions, management expects that non-performing assets and charge-off experience should remain relatively stable, although it could increase should the economy continue to slow or energy prices remain high for an extended period of time. The resultant provision expense is expected to increase to address steady growth in loan volume and increase in non-performing loans.

        Loan concentrations are considered to exist when the total amount of loans to any one or a multiple number of borrowers engaged in similar activities or having similar characteristics exceeds 10% of loans outstanding in any one category. Tower maintains a diversified loan portfolio, granting agribusiness, commercial and residential loans to customers. The majority of The First National Bank of Greencastle's lending is made within its primary market area, which includes Fulton County and southern Franklin County, Pennsylvania and northern Washington County, Maryland. Although no concentrations exist to one borrower or related group of borrowers or industry sector, The First National Bank of Greencastle's commercial lending is primarily secured by real estate.

Bank Owned Life Insurance

        Tower has Bank Owned Life Insurance ("BOLI") for certain officers, where The First National Bank of Greencastle is the owner and beneficiary of the policies. The First National Bank of Greencastle's deposits and proceeds from the sale of investment securities funded the BOLI. Earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender values of the pool of insurance, and its related tax advantage to Tower. This profitability is used to offset a portion of current and future employee benefit costs and a Nonqualified Supplemental Executive Retirement Plan for Tower's Chief Executive Officer.

        Tower had $11,103,000 and $10,669,000 in BOLI as of September 30, 2008 and September 30, 2007, respectively. Although the BOLI is an asset that may be liquidated, it is Tower's intention to hold this pool of insurance because it provides tax-exempt income that lowers Tower's tax liability, while enhancing its overall capital position. Tower also expects to collect future proceeds as the beneficiary of the policies.

        Tower had $10,768,000 and $10,683,000 in BOLI as of December 31, 2007 and 2006, respectively. As of December 31, 2005, Tower had $7,387,000 in BOLI.

Deposits

September 30, 2008 compared to December 31, 2007

        Deposits are the major source of Tower's funds for lending and investment purposes. Total deposits at September 30, 2008 were $ 417,707,000, a decrease of $ 22,223,000, or 5.1%, from total deposits of $ 439,930,000 at December 31, 2007. This decrease is primarily due to a $ 12,197,000 decrease in time deposits, which have declined due to lower rates being offered by The First National Bank of Greencastle and a $ 5,010,000 decrease in demand deposits, which management considers to be normal fluctuations in these types of accounts.

2007 Compared to 2006

        Total deposits at December 31, 2007 were $ 439,930,000, an increase of $ 30,095,000, or 7.3%, from total deposits of $ 409,835,000 at December 31, 2006. The increase in deposits was primarily due to a large money market account opened in January 2007. Money market deposits increased $ 39,652,000 or 57.6% to $ 108,500,000 as of December 31, 2007. Weekly, management reviews options to manage the funding of the bank and respond to changes in interest rates and local competition. The cost of deposits has increased due to the increased costs associated with attracting deposits at a time when short term interest rates are at two year highs. Higher rates impacted the cost of interest bearing deposits, which increased to 2.95% as of December 31, 2007 from 2.45% as of December 31, 2006.

2006 Compared to 2005

        Total deposits at December 31, 2006 were $ 409,835,000, an increase of $ 148,657,000, or 56.9%, from total deposits of $ 261,178,000 at December 31, 2005. The increase in deposits was primarily due to the acquisition of FNB Financial Corporation. Non-interest demand deposits increased $ 18,386,000, or 63.1%, to $ 47,548,000 as of December 31, 2006. Certificates of Deposit increased $ 87,076,000, or 100.0%, to $ 174,140,000 as of December 31, 2006. An eight month and thirteen month certificate of deposit special was offered throughout most of 2006. Management reviews options to manage the funding of the bank and respond to the maturing time deposits. The cost of deposits has increased due to the higher costs associated with attracting deposits at a time when short term interest rates are rising. Higher rates impacted the cost of interest bearing deposits, which increased to 2.45% as of December 31, 2006 from 1.55% as of December 31, 2005.

        The following table 8 sets forth the composition of Tower's deposits (all domestic) at the dates indicated:

Table 8
DEPOSITS

	December 31,			September 30,
	2007	2006	2005	2008	2007
	(000 omitted)
Demand	$46,860	$47,548	$29,162	$41,850	$43,416
Savings, NOW, and Money Market	223,904	188,147	144,952	218,888	230,288
Time	169,166	174,140	87,064	156,969	172,741

Total Deposits	$439,930	$409,835	$261,178	$417,707	$446,445

Time Deposits $100,000 and over 3 months or less	$7,149	$7,549	$3,876
Over 3 months to 12 months	18,228	14,883	6,785
Over 12 months	7,636	11,906	4,429

Total Time Deposits $100,000 and over	$33,013	$34,338	$15,090

        Time deposits of $ 100,000 and over at December 31, 2007 aggregated $ 17,500,000 and had scheduled maturities as follows:

(000 omitted)
3 months or less	$2,977
Over thru 3 months to 12 months	7,022
Over 12 months	7,501

$17,500

Borrowings

        Short-Term Borrowings

September 30, 2008 compared to December 31, 2007

        Short term borrowings at September 30, 2008 were $ 23,624,000, compared to $ 10,996,000 at December 31, 2007, an increase of $ 12,628,000, or 114.8%. Federal funds purchased, Treasury Tax and Loan demand note, lines of credits with banks and overnight borrowings with the Federal Home Loan Bank of Pittsburgh are considered to be short term borrowings. Short term borrowings fluctuate daily to meet the liquidity needs of Tower.

2007 Compared to 2006

        Short term borrowings at December 31, 2007 were $ 10,996,000, compared to $ 9,875,000 at December 31, 2006, an increase of $ 1,121,000, or 11.4%. Federal funds purchased, Treasury Tax and Loan demand note, lines of credits with banks and overnight borrowings with the Federal Home Loan Bank of Pittsburgh are considered to be short term borrowings. Short term borrowings fluctuate daily to meet the liquidity needs of Tower. Tower had short term sources of available borrowings in the amount of $ 60,000,000 overnight lines from the Federal Home Loan Bank of Pittsburgh, $ 11,000,000 in an overnight line from another commercial bank, and $ 18,900,000 from area banks. As of December 31, 2007, the maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is approximately $ 263,034,000, which includes the $ 60,000,000 overnight lines.

2006 Compared to 2005

        Short term borrowings at December 31, 2006 were $ 9,875,000, compared to $ 5,516,000 at December 31, 2005, an increase of $ 4,359,000, or 79.0%. Federal funds purchased, Treasury Tax and Loan demand note, lines of credits with banks and overnight borrowings with the Federal Home Loan Bank of Pittsburgh are considered to be short term borrowings. Short term borrowings fluctuate daily to meet the liquidity needs of Tower. Tower had short term sources of available borrowings in the amount of two $ 60,000,000 overnight lines from the Federal Home Loan Bank of Pittsburgh and $ 13,000,000 from area banks. As of December 31, 2006, the maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh is approximately $ 263,034,000, which includes the $ 60,000,000 overnight lines.

        Long-Term Debt and Borrowing Capacity

September 30, 2008 compared to December 31, 2007

        Long term borrowings at September 30, 2008 were $31,717,000, compared to $26,740,000 at December 31, 2007, an increase of $4,977,000, or 18.6%. This increase is primarily due to a $ 10,000,000 borrowing with the Federal Home Loan Bank for a term of 10 years commencing February 2008 and the maturity of a $ 5,000,000 borrowing in September 2008.

        The First National Bank of Greencastle has a total maximum borrowing capacity for both short and long-term borrowings of approximately $236,095,000 with the Federal Home Loan Bank of Pittsburgh, of which $36,356,000 represents term loans that were outstanding at September 30, 2008, and resulted in an unused borrowing capacity of $199,739,000.

2007 Compared to 2006

        There were $ 26,863,000 outstanding in fixed rate term loans with the Federal Home Loan Bank of Pittsburgh at December 31, 2007, compared to $ 31,871,000 borrowed at December 31, 2006.

        The First National Bank of Greencastle has a total maximum borrowing capacity for both short and long-term borrowings of approximately $ 264,308,000 with the Federal Home Loan Bank of Pittsburgh, of which $ 26,863,000 represents term loans that were outstanding at December 31, 2007, resulting in an unused borrowing capacity of $ 291,171,000.

2006 Compared to 2005

        There were $ 31,871,000 outstanding in term loans with the Federal Home Loan Bank of Pittsburgh at December 31, 2006, compared to $ 30,000,000 borrowed at December 31, 2005.

        The First National Bank of Greencastle has a total maximum borrowing capacity for both short and long-term borrowings of approximately $ 263,034,000 with the Federal Home Loan Bank of Pittsburgh, of which $ 31,871,000 represents fixed rate term loans that were outstanding at December 31, 2006, and resulted in an unused borrowing capacity of $ 231,163,000.

FHLB Borrowings Table

		December 31 2007		December 31 2006		December 31 2005		September 30 2008		September 30 2007
Maturity	Loan Type	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate	Amount	Interest Rate
August 5, 2025	Fixed Rate	1,500,000	4.45%	1,500,000	4.45%			1,500,000	4.45%	1,500,000	4.45%
May 7, 2018	Convertible	5,000,000	4.13%	5,000,000	4.13%	5,000,000	4.13%	5,000,000	4.13%	5,000,000	4.13%
February 8, 2018	Convertible							10,000,000	3.95%
July 17, 2017	Fixed Rate	112,713	6.64%	120,767	6.64%			106,313	6.64%	114,777	6.64%
November 27, 2012	Convertible	5,000,000	3.99%	5,000,000	3.99%	5,000,000	3.99%	5,000,000	3.99%	5,000,000	3.99%
April 6, 2011	Convertible	5,000,000	5.25%	5,000,000	5.25%	5,000,000	5.25%	5,000,000	5.25%	5,000,000	5.25%
August 30, 2010	Convertible	2,250,000	6.23%	2,250,000	6.23%			2,250,000	6.23%	2,250,000	6.23%
August 10, 2010	Convertible	2,000,000	5.83%	2,000,000	5.83%			2,000,000	5.83%	2,000,000	5.83%
July 21, 2010	Convertible	500,000	5.98%	500,000	5.98%			5,000,000	5.98%	500,000	5.98%
July 12, 2010	Convertible	500,000	6.54%	500,000	6.54%			500,000	6.54%	500,000	6.54%
November 24, 2008	Convertible			5,000,000	5.01%	5,000,000	5.01%
November 20, 2008	Convertible					5,000,000	4.63%
September 15, 2008	Convertible	5,000,000	5.40%	5,000,000	5.40%	5,000,000	5.40%			5,000,000	5.40%

		26,862,713		31,870,767		30,000,000		36,356,313		26,864,777
Purchase accounting
Fair value adjustment		(123,360)		(103,324)		0		0		0

		26,739,353		31,767,443		30,000,000		36,356,313		26,864,777

Liquidity

        Liquidity represents Tower's ability to efficiently manage cash flows at reasonable rates to support possible commitments to borrowers or the demands of depositors. Liquidity is essential to compensate for fluctuations in the balance sheet and provide funds for growth and normal operating expenditures. Liquidity needs may be met by converting assets into cash or obtaining sources of additional funding.

        Liquidity from asset categories is provided through cash, amounts due from banks, interest-bearing deposits with banks and federal funds sold, which were $12,541,000 at September 30, 2008, compared to $36,851,000 at December 31, 2007, a decrease of $24,310,000 or 66.0%. This decrease is primarily due to a decrease of $20,081,000 in federal funds sold which was needed to fund loan demand. Additional asset liquidity sources include principal and interest payments from securities in Tower's investment portfolio and cash flow from its amortizing loan portfolio. Longer-term liquidity needs may be met by selling securities available for sale, selling loans or raising additional capital. At September 30, 2008, there was $68,334,000 in liquid securities as compared to $68,573,000 at December 31, 2007. Liquid securities decreased by $239,000 since the end of 2007, primarily due to the purchase of investment securities available for sale at the bank and the sale of securities held at the holding company and the market value fluctuations. Liquid securities held at Tower decreased $10,326,000 due to sales, calls and maturity of investment securities exceeding purchases and market value fluctuations.

        Liability liquidity sources include attracting deposits at competitive rates. Deposits at September 30, 2008 were $417,707,000, compared to $439,930,000 at December 31, 2007. In addition, Tower has borrowing capacity and lines of credit with the Federal Home Loan Bank of Pittsburgh, Atlantic Central Bankers Bank and several local banks.

        Tower's financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in detail below.

        Management is of the opinion that its liquidity position at September 30, 2008 is adequate to respond to fluctuations "on" and "off" the balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in Tower's inability to meet anticipated or unexpected liquidity needs.

Contractual Obligations

        The following table 9 presents the contractual obligations of Tower at December 31, 2007:

Table 9

CONTRACTUAL OBLIGATIONS

	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Lines of credit outstanding	$10,655	$0	$0	$0	$10,655
Long-term debt obligations	5,000	5,250	10,000	6,613	26,863
Operating lease obligations	147	302	302	1,000	1,751

Total	$15,802	$5,552	$10,302	$7,613	$39,269

        In February 2008, The First National Bank of Greencastle entered into a long term borrowing with FHLBank Pittsburgh for $10,000,000 at 3.95% maturing February 2018.

Off-Balance Sheet Arrangements

        Tower's financial statements do not reflect various off-balance sheet arrangements that are made in the normal course of business. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and letters of credit made in accordance with the same standards as on-balance sheet instruments. Unused commitments at September 30, 2008 were $82,643,000, which consisted of $79,446,000 in unfunded commitments to existing loans and unfunded new loans and $3,197,000 in letters of credit. Because these instruments have fixed maturity dates, and because many of them will expire without being drawn upon, they do not generally present a significant liquidity risk to Tower.

        Management believes that any amounts actually drawn upon can be funded in the normal course of operations. Tower has no investment in or financial relationship with any unconsolidated entities that are reasonably likely to have a material effect on liquidity or the availability of capital resources.

Capital Requirements/Ratios

        Tower places a significant emphasis on maintaining a strong level of capital. The goals for capital planning are to build a strong capital base to allow for future growth, to support risks inherent in the banking industry, to retain earnings to meet regulatory requirements and to provide an adequate return to shareholders.

        Current capital guidelines issued by federal regulatory authorities require Tower to meet minimum risk-based capital ratios in an effort to make regulatory capital more responsive to the risk exposure related to a company's on and off-balance sheet items.

        Risk-based capital provides the basis for which all bank holding companies are evaluated in terms of capital adequacy. Risk-based capital guidelines redefine the components of capital, categorize assets into risk classes and include certain off-balance sheet items in the calculation of capital requirements. The components of risk-based capital are segregated as Tier I and Tier II capital. Tier I capital is composed of total stockholders' equity reduced by goodwill and other intangible assets. Tier II capital is comprised of Tier I capital plus the allowance for loan losses and any qualifying debt obligations.

Risk-based capital standards require all bank holding companies to have Tier I capital of at least 4% and total capital (including Tier I capital) of at least 8% of risk-weighted assets.

        Tower is also subject to leverage capital requirements. This requirement compares capital (using the definition of Tier I capital) to average balance sheet assets and is intended to supplement the risk-based capital ratio in measuring capital adequacy. The guidelines set a minimum leverage ratio of 4%.

        A comparison of Tower's capital ratios to regulatory minimums is as follows:

	December 31,			September 30,
						Regulatory Minimum Requirement
	2007	2006	2005	2008	2007
Leverage ratio	10.0%	10.4%	11.5%	10.3%	9.9%	4.0%
Risk-based capital ratios
Tier I (core capital)	14.9%	14.8%	17.4%	14.9%	14.5%	4.0%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	16.7%	17.7%	21.2%	16.1%	16.7%	8.0%

        At all periods presented, Tower exceeded the minimum regulatory capital requirements to be considered a "well capitalized" financial institution under applicable federal regulations.

        Management believes that Tower's capital position is adequate to support current operations and growth, and anticipates earnings to grow in tandem with asset growth. However, management is conscious of the impact that either rapid expansion or lower than projected earnings may potentially have on deteriorating Tower's capital position. Management proactively monitors the capital levels to ensure that they remain well in line with regulatory requirements, and is ever positioned to enact appropriate measures to ensure the strength of Tower's capital position.

        The following chart indicates the growth in equity capital for the past three years.

	2007	2006	2005
Equity capital at December 31 ($000 omitted)	$78,414	$81,553	$48,389
Equity capital as a percent of assets at December 31	13.96%	15.04%	13.74%
Return on average assets	1.24%	1.34%	1.51%
Return on average equity	8.35%	9.06%	10.90%
Cash dividend payout ratio	35.37%	26.13%	31.62%

Effects of Inflation

        The majority of assets and liabilities of Tower are monetary in nature, and therefore, differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. The precise impact of inflation upon Tower is difficult to measure. Inflation may affect the borrowing needs of consumers, thereby impacting the growth rate of Tower's assets. Inflation may also affect the general level of interest rates, which can have a more significant impact on Tower's performance.

        Management believes the most significant impact on the financial results has been Tower's ability to react to changes in interest rates in a timely manner. On an ongoing basis, Tower has managed its interest sensitive assets and liabilities to maximize the benefits and lessen the risks faced by Tower in a rising or falling interest rate environment.

Regulatory Activity

        From time to time, various types of federal and state legislation have been proposed that could result in additional regulation of, and restrictions on, the business of Tower. Management cannot predict whether legislation will be adopted or, if adopted, how this legislation would affect the business of Tower. As a consequence of the extensive regulation of commercial banking activities in the United States, Tower's business is particularly susceptible to being affected by federal and other regulations that may increase the cost of doing business. Except as specifically described above, management believes that the effect of the provisions of the aforementioned legislation on the liquidity, capital resources, and the results of operations of Tower will be immaterial. Management is not aware of any other current specific recommendations by regulatory authorities or proposed legislation, which if adopted, would have a materially adverse effect upon the liquidity, capital resources, or results of operations, although the general cost of compliance with numerous and multiple federal and state laws and regulations does have, and in the future may have, a negative impact on Tower's results of operations.

        Tower's wholly-owned subsidiary, The First National Bank of Greencastle, was recently examined by its primary regulator, the Office of the Comptroller of the Currency ("OCC"). The OCC issued its final report, which communicated a number of findings which were addressed in a Memorandum of Understanding as disclosed in an August 27, 2008 Form 8-K filing.

        Management and the Board of Directors are committed to addressing these issues. Management has prepared a comprehensive action plan which outlines several significant organizational, financial, operational, and compliance improvements and adjustments The First National bank of Greencastle, a wholly owned subsidiary of necessary to address the findings of the OCC and to strengthen The First National Bank of Greencastle.

RECENT ACCOUNTING PRONOUNCEMENTS

        In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141(R), "Business Combinations" (SFAS 141(R)). The Standard will significantly change the financial accounting and reporting of business combination transactions. SFAS 141(R) establishes the criteria for how an acquiring entity in a business combination recognizes the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Acquisition related costs including finder's fees, advisory, legal, accounting valuation and other professional and consulting fees are required to be expensed as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and early implementation is not permitted. Tower expects the implementation to have a material impact on its financial statements as it will be applicable to this proposed merger.

        In December 2007, the FASB issued Statement of Financial Accounting Standards No.160, "Noncontrolling Interests in Consolidated Financial Statements" (SFAS 160). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent's ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. Tower does not expect the implementation of SFAS 160 to have a material impact on its financial statements.

        In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133" (SFAS 161). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity's financial position, financial performance and cash flows. SFAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application permitted. Tower does not expect the implementation of SFAS 161 to have a material impact on its financial statements.

        In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (SFAS 162). This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 becomes effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411. Tower does not expect the implementation of SFAS 162 to have a material impact on its financial statements.

        In February 2008, the FASB issued FASB Staff Position (FSP) No. 157-2, "Effective Date of FASB Statement No. 157" (FSP 157-2). FSP FAS 157-2 delays the effective date of SFAS 157, "Fair Value Measurements," for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The delay is intended to allow the FASB and constituents additional time to consider the effect of various implementation issues that have arisen, or that may arise, from the application of Statement 157. FSP 157-2 defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years, for items within the scope of this FSP. Examples of items to which the deferral would and would not apply are listed in the FSP. Tower does not expect the implementation of FSP 157-2 to have a material impact on its financial statements.

        In April 2008, the FASB issued FSP 142-3, "Determination of the Useful Life of Intangible Assets" (FSP 142-3). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, "Goodwill and Other Intangible Assets." The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141R, "Business Combinations," and other U.S. generally accepted accounting principles. This FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. Tower does not expect the implementation of FSP 142-3 to have a material impact on its financial statements.

        In May 2008, the FASB issued FSP APB 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" (FSP APB 14-1). FSP APB 14-1 clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants." The FSP requires that issuers of such instruments should separately account for the liability (debt) and equity (conversion option) components in a manner that reflects the issuer's nonconvertible debt borrowing rate. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years. Tower does not expect the implementation of FSP APB 14-1 to have a material impact on its financial statements.

        In October 2008, the FASB issued FSP 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active" (FSP 157-3). FSP 157-3 clarifies the application of SFAS 157, "Fair Value Measurements," in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective upon issuance, including prior periods for which financial statements have not been issued.

MARKET RISK MANAGEMENT

        Tower has risk management policies to monitor and limit exposure to market risk, and strives to take advantage of profit opportunities available in interest rate movements.

        Management continuously monitors liquidity and interest rate risk through The First National Bank of Greencastle's Asset/Liability Committee (ALCO) reporting, and reprices products in order to maintain desired net interest margins. Management expects to continue to direct its marketing efforts toward attracting more low cost retail deposits while competitively pricing its time deposits in order to maintain favorable interest spreads, while minimizing structural interest rate risk.

Asset/Liability Management

        The management of interest rate risk involves measuring and analyzing the maturity and repricing of interest-earning assets and interest-bearing liabilities at specific points in time. The imbalance between interest-earning assets and interest-bearing liabilities is commonly referred to as the interest rate gap. The interest rate gap is one measure of the risk inherent in the existing balance sheet as it relates to potential changes in net interest income. Maintaining an appropriate balance between interest-earning assets and interest-bearing liabilities is a means of monitoring and possibly avoiding material fluctuations in the net interest margin during periods of changing interest rates.

        Tower's overall sensitivity to interest rate risk is low due to its non-complex balance sheet. Tower manages its balance sheet with the intent of stabilizing net interest income and net economic value under a broad range of interest rate environments. Tower has the ability to effect various strategies to manage interest rate risk, which include, but are not limited to, selling newly originated residential mortgage loans, controlling the volume mix of fixed/variable rate commercial loans, mortgage loans and securities, increasing/ decreasing deposits via interest rate changes, borrowing from the Federal Home Loan Bank of Pittsburgh, and buying/selling securities. Adjustments to the mix of assets and liabilities are made periodically in an effort to give Tower dependable and steady growth in net interest income, while at the same time, managing the related risks.

        The First National Bank of Greencastle closely monitors its interest rate risk as such risk relates to its operational strategies. The First National Bank of Greencastle's board of directors has established an Asset/Liability Committee responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets quarterly and reports to the board on interest rate risk and trends on a quarterly basis.

        The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2007 which are anticipated by Tower, based upon certain assumptions described below, to reprice or mature in each of the future time periods shown. Adjustable-rate assets and liabilities are included in the table in the period in which their interest rates can next be adjusted.

	Due 0-90 Days	Due 91-360 Days	Due after 1 Year	Total
	(000 omitted)
Rate sensitive assets
Interest bearing deposits with banks and investment securities	$20,081	$3,247	$46,737	$70,065
Real estate, commercial and consumer loans	112,375	132,808	153,296	398,479

	$132,456	$136,055	$200,033	$468,544

Rate sensitive liabilities
NOW accounts, savings deposits, and money market accounts	$201,514	$6,717	$15,673	$223,904
Certificate of deposits	40,019	91,333	37,814	169,166
Borrowings	10,996	0	26,739	37,735

	$252,529	$98,050	$80,226	$430,805

Cumulative interest sensitive GAP/total assets from financial statements	(120,073)	(82,068)	37,739	37,739
Cumulative interest Sensitive GPA ratio	(21.38)%	(14.61)%	6.72%	6.72%

        The following table sets forth the projected maturities and average rates for all rate sensitive assets and liabilities at December 31, 2007 based on the following assumptions. All fixed and variable rate loans were based on original maturity of the note since Tower has not experienced a significant rewriting of loans. Investments are based on a maturity date. Tower has historically experienced very little deposit runoff and has in fact had net gains in deposits over the past fifteen years. Based on this experience, it was estimated that maximum runoff of noninterest bearing checking would be 33% and for all other deposits except time deposits, which would be 10%. Time deposits are classified by original maturity date.

	Principal/Notional Amount Maturing In:
(000 omitted)	2008	2009	2010	2011	2012	Thereafter	Total	Fair Value
Rate sensitive assets
Fixed interest rate loans	30,645	12,691	11,229	10,631	6,889	43,255	115,340	116,703
Average interest rate	7.63	7.86	7.64	7.46	7.17	7.05	7.40
Variable interest rate loans	37,466	7,823	10,594	8,689	10,229	208,338	283,139	285,720
Average interest rate	7.60	6.93	6.89	6.94	7.35	7.31	7.31
Fixed interest rate securities	3,322	2,487	2,584	2,880	1,868	36,843	49,984	49,984
Average interest rate	4.34	3.91	3.74	5.16	5.63	5.11	4.95
Federal funds sold	20,081	0	0	0	0	0	20,081	20,081
Average interest rate	5.08	0.00	0.00	0.00	0.00	0.00	5.08
Rate sensitive liabilities
Noninterest bearing checking	7,812	2,343	2,343	2,343	780	31,239	46,860	46,860
Savings and interest bearing checking	6,717	4,478	4,478	4,478	2,239	201,514	223,904	223,904
Average interest rate	1.91	1.91	1.91	1.91	1.91	1.91	1.91
Time deposits	131,229	16,909	12,888	4,999	3,141	0	169,166	169,628
Average interest rate	4.32	3.92	4.13	4.63	4.31	0.00	4.27
Fixed interest rate borrowings	4,978	0	5,224	4,978	4,978	6,581	26,739	27,119
Variable interest rate borrowings	10,996	0	0	0	0	0	10,996	10,996
Borrowings average interest rate	6.03	0.00	6.11	5.27	4.01	4.27	5.37

Description of Graystone

General

        Graystone is a Pennsylvania business corporation and a registered bank holding company. Graystone Bank is a Pennsylvania chartered bank. Graystone and Graystone Bank each maintain their legal headquarters in Lancaster, Pennsylvania with executive offices in Harrisburg, Pennsylvania.

Description of Business of Graystone

        Graystone Financial Corp. is a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended, that was incorporated on July 26, 2006 under the Pennsylvania Business Corporation Law of 1988, as amended. Graystone's principal activity consists of owning and supervising its subsidiary, Graystone Bank. Graystone's net income is largely derived from the business of Graystone Bank.

Description of Business of Graystone Bank

        Graystone Bank was originally incorporated on September 2, 2005, as a Pennsylvania-chartered bank. The bank became a wholly-owned bank subsidiary of Graystone pursuant to a Plan of Reorganization and Merger that was consummated October 10, 2006.

        Graystone Bank currently operates nine full-service offices in Central Pennsylvania, including one branch in Centre County, two branches in Cumberland County, two branches in Dauphin County, three branches in Lancaster County and one branch in York County, as well as a loan production office in Lebanon County. Graystone Bank has received approval of the FDIC and Pennsylvania Department of Banking to establish additional branch offices in Lebanon, Lebanon County, Pennsylvania and Elizabethtown, Lancaster County, Pennsylvania which are each anticipated to commence operations during the third or fourth quarter of 2009.

        Graystone Bank engages in a full-service commercial banking business, including accepting time and demand deposits, making secured and unsecured commercial and consumer loans, financing commercial transactions and making construction and mortgage loans. Graystone Bank has automated teller machines (ATMs) at all of its full-service offices. Graystone Bank also operates a limited courier service throughout Centre, Cumberland, Dauphin, Lancaster, Lebanon and York Counties.

        Residential mortgage services are offered by Graystone Bank principally through a mortgage banking subsidiary, Graystone Mortgage, LLC, in which the bank holds a 90% membership interest.

        Graystone Bank also maintains a 20% interest in Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLC, which offers investment advisory services to high net worth individuals and not for profit entities, and 401(k) plans for business clients.

        Graystone Bank had 102 full-time employees and 22 part-time employees as of September 30, 2008. Management considers relations with our employees to be good. Graystone Bank is not a party to any collective bargaining agreement.

        At September 30, 2008, Graystone had total consolidated assets of approximately $615.6 million, total net loans of $537.6 million, total deposits of $490.2 million and shareholders' equity of $53.9 million. For the nine months ended September 30, 2008, Graystone recognized net income of approximately $1.5 million.

Property

        Graystone Bank leases its main office as well as each of its eight other branch offices. Graystone Bank also maintains administrative offices at 1800 Fruitville Pike, Lancaster and a loan production office at 546 S. 9th Street, Lebanon, Pennsylvania, which are also leased.

Legal Proceedings

        Graystone and Graystone Bank are not parties to any legal proceedings that, if determined adversely to Graystone and Graystone Bank, could have any significant effect upon its financial condition or income, nor are there any proceedings pending other than ordinary routine litigation incident to the business of Graystone and Graystone Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against Graystone and Graystone Bank by government authorities or others.

Information About Graystone's Directors

        Information, as of December 31, 2008, concerning the fourteen directors of Graystone appears below.

Name and Age	Principal Occupation for Past Five Years and Positions Held with Graystone and Subsidiaries	Director Since		Current Term Expires
John M. DiSanto 48	Mr. DiSanto is President of Triple Crown Corporation, a real estate development firm based in Harrisburg, Pennsylvania. He has been a director of Graystone Bank since its organization 2005.	2005	(1)	2010
Marcus Faust 44	Mr. Faust is a private investor and community bank developer with experience as a bank regulator and bank executive. He is currently a director and Chairman of Providence Bank and Providence Bancorp, Inc., each located in Winter Haven, Florida, and also serves as a director of Peninsula Bank, located in Englewood, Florida. Mr. Faust previously served as a director of Cactus Commerce Bank/Community Bank of Arizona until February 2007. Mr. Faust has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2009
Randall L. Horst 47	Mr. Horst is President & CEO of the Horst Group, which includes Horst Construction, Horst Excavating, Horst Masonry, Horst Painting, Horst Property Management and Horst Insurance, each located in Lancaster, Pennsylvania. He has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2010
Jeffrey F. Lehman 55	Mr. Lehman is President & CEO of Shank's Extracts, Inc., located in Lancaster, Pennsylvania. He has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2011

Name and Age	Principal Occupation for Past Five Years and Positions Held with Graystone and Subsidiaries	Director Since		Current Term Expires
Kenneth R. Lehman 49	Mr. Lehman is a private investor, attorney and bank developer. He was a founding partner of a Washington, D.C. law firm, from which he retired in 2002. He is a director of Providence Bank and Providence Bancorp, Inc., located in Winter Haven, Florida; Home Federal Bank of Hollywood and Home Bancgroup, Inc., located in Hallandale Beach, Florida; and Inland Community Bank and ICB Financial Corp, located in Ontario, California. Mr. Lehman has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2010
Charles C. Pearson, Jr. 69	Mr. Pearson is a private investor, having retired in 2005 as Chairman, and previously, as President and Chief Executive Officer, of Waypoint Financial Corp. He has been a director of Graystone Bank since 2007.	2007	(2)	2011
Michael A. Peck 64	Mr. Peck is President & CEO of MPC Industries, LLC, a metal parts manufacturer, located in Lancaster, Pennsylvania. He has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2009
William E. Pommerening 50	Mr. Pommerening is the Chief Executive Officer & Managing Director of RP Financial, LC, located in Arlington, Virginia. He has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2011
Robert E. Poole, Jr. 57	Mr. Poole is Chairman, President & CEO of S&A Homes, Inc., and Poole Anderson Construction, each located in State College, Pennsylvania. He has been a director of Graystone Bank since 2007.	2007	(2)	2009
Richard T. Reynolds 56	Mr. Reynolds is President of Reynolds Construction Management, Inc., located in Harrisburg, Pennsylvania. He has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2011
Andrew Samuel 46	Mr. Samuel has been Chairman, President & CEO of Graystone Bank since 2005 and of Graystone since 2006. Previously, Mr. Samuel was President of Sovereign Bank, Central Pennsylvania and Maryland and President of Waypoint Bank, Harrisburg, Pennsylvania.	2005	(1)	2009

Name and Age	Principal Occupation for Past Five Years and Positions Held with Graystone and Subsidiaries	Director Since		Current Term Expires
Robert H. Schober 68	Mr. Schober retired as Chairman & CEO of Super-Dog Pet Food Company, located in Leola, Pennsylvania, in 2006. He has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2010
Hasu P. Shah 64	Mr. Shah is the founder, Chairman & CEO of the Hersha Group, located in Harrisburg, Pennsylvania. He is also the Chairman of Hersha Hospitality Trust (NYSE: HT). He retired as Chief Executive Officer of Hersha Hospitality Trust in 2005. Mr. Shah has been a director of Graystone Bank since its organization in 2005.	2005	(1)	2009
Klare S. Sunderland 74	Mr. Sunderland is President of Sun Enterprises, Inc., an automobile dealership, located in Camp Hill, Pennsylvania. He has served as a director of Graystone Bank since its organization in 2005.	2005	(1)	2011

(1)
Includes period prior to October 10, 2006, when named person served as a Director of Graystone Bank, which on October 10, 2006 became a wholly-owned subsidiary of Graystone.

(2)
Appointed in June 2007 to fill a vacancy created by an increase in the size of the Board of Directors.

Independent Directors

        Under the NASDAQ Stock Market standard for independence, each of the directors of Graystone who will serve as directors of Tower after the completion of the transaction, with the exception of Mr. Samuel, are independent directors of Graystone and are expected to be independent directors of Tower. The Graystone directors who have been determined to be independent and who will be appointed as directors of Tower are John M. DiSanto, Marcus Faust, Jeffrey F. Lehman, Kenneth R. Lehman, Charles C. Pearson, Jr., Michael A. Peck, Robert E. Poole, Jr., Hasu P. Shah, and Klare S. Sunderland.

Executive Officers

        The following table identifies each of the executive officers of Graystone and Graystone Bank, their age as of December 31, 2008, the position they currently hold and their professional experience during the prior five years.

Name	Age	Position and Prior Professional Experience
Andrew Samuel	46	Chairman, President & Chief Executive Officer of Graystone since 2006 and of Graystone Bank since November 2005; Market CEO of Sovereign Bank from January through June 2005; President and Chief Operating Officer of Waypoint Bank and Senior Executive Vice President, Banking Division of Waypoint Bank from 1996 through January 2005.
Jeffrey Renninger	51	Executive Vice President of Graystone since 2006 and of Graystone Bank since November 2005; Lancaster/Lebanon Regional President for Sovereign Bank and Waypoint Bank from 1999 through June 2005.
Janak Amin	43	Executive Vice President of Graystone since 2006 and of Graystone Bank since November 2005; Capital Region President for Sovereign Bank and Waypoint Bank from March 1997 through June 2005.
Mark Merrill, CPA	31
		Executive Vice President and Chief Financial Officer of Graystone and Graystone Bank since July 2008; Senior Vice President and Chief Financial Officer of Graystone and Graystone Bank since May 2007; Vice President, Chief Accounting and Risk Officer of Graystone Bank since May 2006; previously Manager of Accounting and Financial Controls at Waypoint Bank from 2003 until 2005 and certified public accountant at Pricewaterhouse Coopers from 1999 until 2003.
Carl Lundblad, Esq.	38	General Counsel and Secretary of Graystone and Graystone Bank since August 2007; previously Partner and attorney at Rhoads & Sinon LLP since 1997.
Jane Tompkins	55
		Chief Credit Officer of Graystone Bank since November 2007; previously President of 5Cs Consulting from January 2006 through November 2007, Chief Credit Officer of Legacy Bank from 2005 until 2006; and Chief Credit Officer of Waypoint Bank from 1997 until 2005.

        Graystone executive officers are appointed annually by the Board of Directors.

Executive Compensation

        The following table sets forth a summary of compensation paid or accrued by Graystone for services rendered in all capacities by Graystone's principal executive officer and two other most highly compensated executive officers, who will serve as an executive officers of Tower or Graystone Tower Bank following the transaction, for the fiscal year ending December 31, 2008.

 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Andrew Samuel, President and CEO (Principal Executive Officer)	2008	243,846	85,346	41,166	84,800	—	6,522	461,681
Janak Amin, Executive Vice President	2008	168,000	58,800	27,450	42,400	—	922	297,572
Jeffrey Renninger, Executive Vice President	2008	172,000	60,200	27,450	42,400	—	6,365	308,415

(1)
Represents the grant date fair value of shares of common stock issued under the 2006 Restricted Stock Plan.

(2)
Represents the grant date fair value for options granted under the 2007 Stock Incentive Plan, using the Black-Scholes valuation methodology, used for financial reporting purposes pursuant to SFAS 123R. The assumptions used in the fair value of options are set forth in footnote 11 to Graystone's unaudited financial statements for September 30, 2008.

(3)
Includes mileage allowance reimbursement, personal use of company vehicle, and club fees.

        In 2008, Mr. Samuel was awarded incentive stock options to purchase 20,000 shares of Graystone common stock at an exercise price of $13.00, which options vest in equal amounts over a five-year period from the grant date. Mr. Samuel was also awarded 4,499 shares of restricted stock which vest in equal amounts over a three-year period ending December 31, 2011. Mr. Samuel was also awarded a discretionary bonus of $85,346 based upon Graystone Bank's executive incentive plan, the terms of which are outlined below. Mr. Samuel was party to an employment agreement, which terms are outlined below, and participated in the employee benefits which were offered to all employees of Graystone Bank on a non-discriminatory basis.

        In 2008, Mr. Amin was awarded incentive stock options to purchase 10,000 shares of Graystone common stock at an exercise price of $13.00, which options vest in equal amounts over a five-year period from the grant date. Mr. Amin was also awarded 3,000 shares of restricted stock which vest in equal amounts over a three-year period ending December 31, 2011. Mr. Amin was also awarded a discretionary bonus of $58,800 based upon Graystone Bank's executive incentive plan, the terms of which are outlined below. Mr. Amin was party to an employment agreement, which terms are outlined below, and participated in the employee benefits which were offered to all employees of Graystone Bank on a non-discriminatory basis.

        In 2008, Mr. Renninger also was awarded incentive stock options for 10,000 shares of Graystone common stock at an exercise price of $13.00, which options vest in equal amounts over a five-year period from the grant date. Mr. Renninger was also awarded 3,000 shares of restricted stock which vest in equal amounts over a three-year period ending December 31, 2011. Mr. Renninger was also awarded a discretionary bonus of $60,200 based upon Graystone Bank's executive incentive plan, the terms of which are outlined below. Mr. Renninger was also party to an employment agreement, which terms are outlined below, and participated in employee benefits which were offered to all employees of Graystone Bank on a non-discriminatory basis.

Outstanding Equity Awards

        The following table shows the unexercised stock options and other outstanding equity awards held by the executive officers named in the Summary Compensation Table as of December 31, 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
						Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
				Option Exercise Price ($)
					Option Expiration Date
Name	Exercisable	Unexercisable
Andrew Samuel	7,500	15,000	(2)	9.33	6/26/17	4,499	(3)	41,166
	—	20,000	(4)	13.00	7/17/18	—		—
Janak Amin	3,750	7,500	(2)	9.33	6/26/17	3,000	(3)	27,450
	—	10,000	(4)	13.00	7/17/18	—		—
Jeffrey Renninger	3,750	7,500	(2)	9.33	6/26/17	3,000	(3)	27,450
	—	10,000	(4)	13.00	7/17/18	—		—

(1)
Based on market value of $9.15 per share as of 12/31/08.

(2)
Outstanding options vest in equal amounts on 6/26/09 and 6/26/10, unless accelerated pursuant to the Stock Incentive Plan.

(3)
Shares issued pursuant to Restricted Stock Plan vest evenly on 12/31/09, 12/31/10 and 12/31/11, unless accelerated pursuant to the Restricted Stock Plan.

(4)
Outstanding options vest in equal amounts on 7/17/09, 7/17/10, 7/17/11, 7/17/12 and 7/17/13, unless accelerated pursuant to the Stock Incentive Plan.

Employment Agreements.

        Graystone and Graystone Bank have entered into a three-year employment agreement with rolling-term options to renew for additional one-year periods, with Andrew Samuel, Chairman, President and Chief Executive Officer, and two-year employment agreements with rolling-term options for additional one-year periods, with Jeffrey Renninger, Executive Vice President and Janak Amin, Executive Vice President. Each of these employment agreements was effective as of November 14, 2005 and was amended and restated in September 2007. Each of the employment agreements provide for the executive's base salary, participation in bonus programs and other employee benefit and fringe benefit plans applicable to executive employees, including use of an automobile. The executive's employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

        Pursuant to the employment agreements, each of the executives is entitled to severance payments and benefits in the event of his termination of employment under specified circumstances. In the event the executive's employment is terminated for reasons other than for cause, disability or retirement, or in the event the executive resigns upon "good reason" (as defined in the agreement), the executive would be entitled to a severance payment equal to three times (in the case of Mr. Samuel, two times for Messrs. Amin and Renninger) the sum of the executive's base salary and the highest cash and equity bonus awarded to the executive during the prior 3 years, payable in a lump sum, and continuation of life, medical, dental, vision and disability coverage for 36 months (in the case of Mr. Samuel and 24 months for Messrs. Amin and Renninger). Additionally, upon a "change in control" (as defined in the agreement), the executive would be entitled to terminate his employment and receive a payment equal to three times (in the case of Mr. Samuel, two times for Messrs. Amin and Renninger) the sum of the executive's base salary and the highest cash and equity bonus awarded to the executive during the prior 3 years, payable in a lump sum, and continuation of life, medical, dental, vision and disability coverage for 36 months (in the case of Mr. Samuel and 24 months for Messrs. Amin and Renninger). Furthermore, the employment agreements each provide for a "gross-up" of payments if the executive is subject to the excise taxes under IRS Section 4999 so that the executive would be in the same after-tax position that he would have been in had the excise tax not been imposed. The employment agreements also provide that the executive agrees not to compete with Graystone for one year following termination of employment, within 50 miles of the company's legal or principal executive offices.

        On November 12, 2008, Messrs. Samuel, Amin and Renninger each entered into an amendment to his employment agreement which provides that the merger of Graystone into Tower shall not constitute a change in control for purposes of the agreement and will not entitle the executive to any payments thereunder by virtue of the transaction.

Stock Option Plan.

        The shareholders of Graystone approved the 2007 Stock Incentive Plan at its 2007 annual meeting. The plan provides for stock-based incentives to officers and key employees. Stock-based incentives may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and deferred stock awards. A total of 600,000 shares are reserved for issuance under the plan. As of December 31, 2008, options for 199,750 shares have been awarded under the plan at an average per share exercise price of $11.86 of which 21,584 have vested. The plan provides for accelerated vesting of outstanding options upon a change in control of Graystone.

Executive Incentive Plan.

        As a guide for determining the amount of cash bonus to be awarded to an executive officer, the Board of Directors refers to Graystone Bank's Executive Incentive Plan, which is approved annually by the directors. Under this plan, the Board of Directors may award cash bonuses to eligible participants if certain annual financial performance goals are met. Executive officers of Graystone are eligible to participate in the plan and may be awarded a cash bonus up to 35% of their respective base salaries if Graystone achieves certain goals, provided the bank achieves satisfactory ratings on all regulatory, external and internal audits and the executive achieves a satisfactory performance evaluation. The Board of Directors, however, has discretion as to the actual amounts of cash bonus awards, including whether to make awards in amounts that exceed or are less than the amounts determined according to the plan guidelines, where such action would be appropriate in recognition of individual contribution and/or company performance. Thus, the amounts reported as bonuses in the Summary Compensation Table reflect amounts that the Board of Directors believes appropriately reward individual contributions to total performance of the company.

Restricted Stock Plan.

        The Graystone Bank shareholders approved a restricted stock plan at the 2006 annual meeting of shareholders, which plan was subsequently amended by the Board of Directors. The plan provides for awards of up to 375,000 shares of restricted stock. As of December 31, 2008, an aggregate of 389,999 shares of restricted stock have been awarded pursuant to the plan, as follows: 307,499 shares to key employees, 345,001 of which have vested; and 82,500 shares to Directors, all of which have vested. As 14,999 shares have been forfeited as of December 31, 2008, no shares remained available for future awards as of that date. The shares of restricted stock granted under the plan vest over a three-year period, provided the employee or director remains in continuous service as an employee or director until the vesting occurs. The recipient shall receive all dividends or other distributions and shall have the right to vote with respect to issued but unvested shares. The plan also provides for accelerated vesting upon a change in control of Graystone.

Graystone Financial Corp. 401(k)/Employee Stock Ownership Plan (ESOP).

        In 2006, Graystone Bank established a 401(k)/Employee Stock Ownership Plan (ESOP), to acquire shares of the Bank's common stock for the benefit of employees who have contributed funds to the ESOP. The Plan has been amended to reflect the reorganization of the Bank as a subsidiary of Graystone and the exchange of shares of Graystone Bank common stock for shares of Graystone common stock. At December 31, 2008, 225,000 shares of Graystone common stock were held by the plan. In the event a Plan participant desires to sell shares allocated to their account under the plan, or for certain employees who elect to diversify their account balances, Graystone may be required to purchase the shares from the participant at their fair market value. The plan is qualified under Section 401(k) of the Internal Revenue Code. It allows a participant to authorize the deposit into the plan before tax earnings of 0% to 25% of his or her compensation, subject to applicable limitations. All employees age 21 and older are generally eligible to become a participant in the plan after completion of six months of service. Graystone Bank may also make a discretionary matching contribution to the plan. The Board of Directors approved a matching contribution for 2008, commencing February 1, 2008, equal to 25% of the first 4% of an employee's base salary that is deferred to the plan. The employer matching contribution is fully vested after an employee completes 6 years of service.

Split Dollar Life Insurance Plan.

        Pursuant to the Graystone Bank Pre and Post Separation from Service Split Dollar Life Insurance Plan, each of the participating officers of Graystone Bank is entitled to life insurance coverage equal to his or her annual base salary. The bank has purchased bank-owned life insurance to fund the premiums of the split dollar life insurance plan. Each of the participating officers will have a vested insurance benefit in the policies at the earliest of the following events: (1) reaching the earlier of age 65 or 15 years of participation in the plan, while employed by the bank; (2) termination of employment due to disability; or (3) being employed by the bank on the date a change in control occurs. The following executive officers of Graystone Bank are participants in the Graystone Bank Pre and Post Separation from Service Split Dollar Life Insurance Plan: Andrew Samuel, Mark Merrill, Jeffrey Renninger, Janak Amin, Carl Lundblad and Jane Tompkins.

Compensation of Directors.

        The following table sets forth compensation received by directors of Graystone in 2008.

2008 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
John M. DiSanto	$3,300	—	$—		$3,300
Marcus Faust	$3,300	—	$58,333	(3)	$61,633
Randall L. Horst	$3,300	—	$—		$3,300
Kenneth R. Lehman	$3,300	—	$—		$3,300
Jeffrey R. Lehman	$3,300	—	$—		$3,300
Charles C. Pearson, Jr.	$3,300	—	$—		$3,300
Michael A. Peck	$3,300	—	$—		$3,300
William E. Pommerening	$3,300	—	$—		$3,300
Robert E. Poole	$3,300	—	$—		$3,300
Richard T. Reynolds	$3,300	—	$—		$3,300
Robert H. Schober	$3,300	—	$—		$3,300
Hasu P. Shah	$3,300	—	$—		$3,300
Klare S. Sunderland	$3,300	—	$—		$3,300

    (1)
    Andrew Samuel's compensation as Chief Executive Officer is set forth in the Summary Compensation Table on page 145. Mr. Samuel does not receive any additional fees for his service as a Director.

    (2)
    As of December 31, 2008, 82,500 shares of restricted stock were outstanding that were granted to directors in 2006, all of which have vested as of December 31, 2008.

    (3)
    Represents 10 months of consulting fees in the amount of $58,333 as discussed below.

        Prior to 2007, directors received no fees or other compensation for serving on the board or committees of Graystone or Graystone Bank, except for shares of restricted stock awarded in accordance with the Restricted Stock Plan. Commencing in January, 2007, each non-employee director who attends at least 75% of the board meetings receives a fee of $300 for each board meeting attended.

        Pursuant to a three-year consulting agreement between Graystone Bank and Director Marcus Faust, Mr. Faust performed various services in organizing Graystone Bank and provided consulting services to management and the Board of Directors, for an annual fee of $70,000. The term of this agreement commenced November 10, 2005 and expired on November 10, 2008.

Beneficial Ownership

Principal Holders.

        The following table shows, to the best of our knowledge, those persons or entities, who owned of record or beneficially, on December 31, 2008, more than 5% of the outstanding Graystone common stock.

        Beneficial ownership of Graystone common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  •
  Voting power, which includes power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after December 31, 2008.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned
Kenneth R. Lehman c/o Graystone Financial Corp. 112 Market Street Harrisburg, Pennsylvania 17101	1,717,964	(1)	26.3%
Klare S. Sunderland c/o Graystone Financial Corp. 112 Market Street Harrisburg, Pennsylvania 17101	454,412	(2)	6.9%

(1)
Includes 54,620 shares held in a self-directed IRA. Of the stated amount, 1,510,000 shares are pledged as security.

(2)
Includes 333,412 shares held by Klare S. Sunderland Revocable Trust, of which Mr. Sunderland is a trustee, and 13,500 shares held by Mr. Sunderland's spouse. Mr. Sunderland disclaims beneficial ownership of the shares held by his spouse. Also includes 100,000 shares which Mr. Sunderland has the right to acquire from another shareholder pursuant to a stock purchase agreement.

Beneficial Ownership of Executive Officers and Directors

        The following table shows, as of December 31, 2008 the amount and percentage of Graystone common stock beneficially owned by each director and executive officer individually and as a group.

        Beneficial ownership of shares of Graystone common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in which the person has or shares:

  •
  Voting power, which includes the power to vote or to direct the voting of the stock; or

  •
  Investment power, which includes the power to dispose or direct the disposition of the stock; or

  •
  The right to acquire beneficial ownership within 60 days after December 31, 2008.

        Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors and executive officers is rounded to the nearest whole share. The percentage of all Graystone common stock owned by each director and executive officer is less than 1% unless otherwise indicated.

Name	Common Stock		Percentage of Common Stock Beneficially Owned
Janak Amin (Executive Vice President)	126,750	(2)	1.9%
John M. DiSanto (Director)	86,638	(3)	1.3%
Marcus Faust (Director)	260,030	(4)	3.9%
Randall L. Horst (Director)	63,949		*
Jeffrey F. Lehman (Director)	50,327		*
Kenneth R. Lehman (Director)	1,717,964	(5)	26.3%
Charles C. Pearson, Jr. (Director)	60,987		*
Michael A. Peck (Director)	197,623	(6)	3.0%
William E. Pommerening (Director)	108,336	(7)	1.7%
Robert E. Poole, Jr. (Director)	110,023		1.7%
Jeffrey Renninger (Executive Vice President)	101,250	(8)	1.7%
Richard T. Reynolds (Director)	43,788		*
Andrew Samuel (Chairman and Chief Executive Officer)	135,749	(9)	2.1%
Robert H. Schober (Director)	111,031	(10)	1.7%
Hasu P. Shah (Director)	111,801	(11)	1.7%
Klare S. Sunderland (Director)	454,412	(12)	6.9%
All directors and executive officers as a group (19 persons)	3,726,914	(13)	56.8%

    *
    Indicates beneficial ownership less than 1%.

    (1)
    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of Graystone, all persons listed have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of December 31, 2008 ("presently exercisable stock options"). Amounts reported in this column also include shares allocated to the accounts of the respective person or group under the Graystone 401(k)/Employee Stock Ownership Plan (the "Graystone ESOP"). Under the terms of the Graystone ESOP, individual participants are entitled to direct the ESOP trustees how to vote the shares allocated to their accounts.

    (2)
    Includes 3,000 unvested shares of restricted stock which are subject to forfeiture until vested, 30,000 shares allocated to Mr. Amin's account under the Graystone ESOP and 3,750 shares issuable pursuant to presently exercisable stock options.

    (3)
    Includes 68,287 shares held jointly with his spouse and 7,694 shares held by the Terra Trust, of which Mr. DiSanto is a trustee.

    (4)
    Of the stated amount, 252,530 shares are pledged as security.

    (5)
    Includes 54,620 shares held in a self-directed IRA. Of the stated amount, 1,510,000 shares are pledged as security.

    (6)
    Includes 186,966 shares held jointly with his spouse.

    (7)
    Includes 95,284 shares held jointly with his spouse.

    (8)
    Includes 3,000 unvested shares of restricted stock which are subject to forfeiture until vested, 24,000 held jointly with his spouse, 30,000 shares allocated to Mr. Renninger's account under the Graystone ESOP and 3,750 shares issuable pursuant to presently exercisable stock options. Also includes 1,500 shares held by Mr. Renninger's son, as to which Mr. Renninger disclaims beneficial ownership.

    (9)
    Includes 4,499 unvested shares of restricted stock, which are subject to forfeiture until vested, 6,000 shares allocated to Mr. Samuel's account under the Graystone ESOP and 7,500 shares issuable pursuant to presently exercisable stock options. Of the stated amount, 63,000 are pledged as security.

    (10)
    Includes 24,000 shares held jointly with his spouse.

    (11)
    Includes 11,541 shares held jointly with his spouse.

    (12)
    Includes 333,412 shares held by Klare S. Sunderland Revocable Trust, of which Mr. Sunderland is a trustee, and 13,500 shares held by Mr. Mr. Sunderland's spouse. Mr. Sunderland disclaims beneficial ownership of the shares held by his spouse. Also includes 100,000 shares which Mr. Sunderland has the right to acquire from another shareholder pursuant to a stock purchase agreement.

    (13)
    Includes 17,499 unvested shares of restricted stock, which are subject to forfeiture until vested, 76,500 shares allocated to individual accounts under the Graystone ESOP and 17,167 shares issuable pursuant to presently exercisable stock options.

Related Party Transactions

        During 2008, some of the directors and executive officers of Graystone and Graystone Bank, members of their immediate families and some of the companies with which they are associated, had banking transactions in the ordinary course of business with the Bank and may be expected to have similar transactions in the future. These transactions were made on substantially the same terms, including interest rates, collateral requirements and repayment terms, as those prevailing at the time for comparable transactions with non-affiliated persons and did not involve more than the normal risk of collectability or present other unfavorable features.

        In December 2007, Graystone Bank entered into a lease agreement for a build-to-suit lease with Park Forest Center II, L.P. for approximately 8,355 square feet of branch and regional administrative office space in State College, Pennsylvania for an initial 15-year lease term and an initial annual base rent of $270,000. Upon commencement of the term, the landlord is also entitled to an additional rental fee of $57,000, representing reduced land rent and carrying costs. Director Robert Poole maintains a minority 20% ownership interest in the 1% general partner of Park Forest Center II, L.P. The term of the lease commenced in October 2008. Graystone Bank performed an evaluation which confirmed that the terms of the lease, which was negotiated on an "arms length basis," are consistent with market terms, and concluded that such terms are at least as favorable to Graystone Bank as could be obtained in a transaction with an unaffiliated third party.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        During the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through September 30, 2008, there were no: (1) disagreements with Beard Miller Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Beard Miller Company LLP satisfaction, would have caused Beard Miller Company LLP to make reference in connection with its opinion to the subject matter, or (2) reportable events under Item 304(a)(1)(v) of Regulation S-K.

Management's Discussion and Analysis of Financial Condition and Results of Operations
of Graystone for the Years Ended December 31, 2007 and 2006

General

        Management's Discussion and Analysis of Financial Condition and Results of Operations concerns Graystone Financial Corp. (Graystone), a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania in 2006, and its subsidiary, Graystone Bank. Through its wholly-owned subsidiary, Graystone Bank, Graystone provides banking and banking related services to its customers within its principal market areas consisting of Cumberland, Dauphin, and Lancaster Counties of Pennsylvania and Frederick County, Maryland. Additionally, Graystone maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks. This discussion and analysis should be read in conjunction with the financial statements and notes presented within this registration statement.

Forward-Looking Statements

        Management of Graystone has made forward-looking statements in this analysis that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Graystone and its subsidiaries and can be identified by terminology such as "estimates," "believes," "expects," "anticipates" or similar terms.

        Readers should note that many factors, some of which are discussed elsewhere in this registration statement, could affect the future financial results of Graystone and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this registration statement. These factors include but are not limited to:

  •
  current disruptions in the financial and credit markets;

  •
  operating, legal, and regulatory risks;

  •
  economic, political, and competitive influences on the banking industry;

  •
  the impact on Graystone of the planned merger with Tower Bancorp, Inc.;

        Readers are advised to carefully consider all of the risk factors present within this registration statement and cautioned against placing absolute reliance on these forward-looking statements. The historical results of Graystone are not necessarily indicative of results to be expected for any other future period.

Results of Operations

Summary of Financial Results

        For the year ended December 31, 2007, Graystone recorded an after-tax net loss of $346,000 or ($.08) per share, which is a decrease in loss of approximately $2.7 million as compared to the $3 million after-tax net loss or ($1.21) per share recorded for the same period in 2006. The decrease in net loss was the result of increases in net interest income and non-interest income, which were partially offset by increases in non-interest expense and the provision for loan losses. Net interest income increased by $6 million as a result of strong growth in net interest-earning assets. The effect of this growth was further enhanced by an increase in interest rate spread for the year ended December 31, 2007 that rose by 13 basis points as compared to the same period in 2006. Non-interest income increased by approximately $1.2 million primarily resulting from increased bank service charges, commissions, fees, and gains related to the sale of loans. Non-interest expenses increased approximately $4.3 million mostly due to increases in compensation costs, lease costs, depreciation of premises and equipment, and other administrative costs. The provision for loan losses increased $241,000, which was directly attributable to the increased average loan balance from December 31, 2006 to December 31, 2007. See the Provision for Loan Losses section below for the discussion on Graystone's allowance for loan losses. For key performance ratios for the year ended December 31, 2007 and 2006, see the Selected Historical Financial Data section of this registration statement.

Net Interest Income

        Net interest income increased $6 million or 127.3%, to $10.7 million in 2007 from $4.7 in 2006 due to increases in average net interest-earning assets and the net interest margin. Net interest income is generated from Graystone's lending and investment activities, and is the most significant component of earnings. Net interest income is the difference between interest and rate-related fee income on earning assets (primarily loans and investment securities) and the interest paid on the deposits and borrowings supporting them. Graystone principally utilizes deposits to fund loans and investments, while strategically employing additional funding from short-term and long-term borrowings when advantageous rates and maturities can be obtained. In order to fund operations in future periods we may utilize a higher level of short-term and long-term borrowings, including borrowings from the Federal Home Loan Bank and federal funds lines with correspondent banks, based upon prevailing economic conditions, deposit availability and pricing, interest rates and other factors at such time.

        The following table provides a comparative average balance sheet and net interest income analysis for the year ended December 31, 2007 as compared to the same period in 2006. Interest income and average rates are presented on a fully taxable-equivalent (FTE) basis, using a 34% Federal tax rate. All dollar amounts are in thousands.

	For the Twelve Months Ended December 31,
	2007			2006
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(dollars in thousands)
Interest-earning assets:
Federal funds sold	$22,378	$1,146	5.12%	$14,606	$723	4.95%
Investment securities	32,160	1,655	5.15%	31,408	1,536	4.89%
Loans(1)	276,252	21,512	7.79%	105,995	8,359	7.89%

Total interest-earning assets	330,790	24,313	7.35%	152,009	10,618	6.99%

Other assets	10,289			3,839
Total assets	$341,079			$155,848

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$86,533	3,564	4.12%	$51,942	2,236	4.30%
Time deposits	171,941	8,792	5.11%	63,527	3,093	4.87%
Borrowings	26,527	1,230	4.64%	14,607	570	3.90%

Total interest-bearing liabilities	285,001	13,586	4.77%	130,076	5,899	4.54%

Demand deposits	22,403			10,685
Other liabilities	3,532			1,048
Stockholders' equity	30,143			14,039

Total liabilities and stockholders' equity	$341,079			$155,848

Net interest income and interest rate spread		$10,727	2.58%		$4,719	2.45%

Net interest margin			3.24%			3.10%

Ratio of average interest-earning assets to average interest-bearing liabilities	116.1%			116.9%

(1)
Includes non-performing loans.

        The following table summarizes the changes in FTE interest income and expense due to changes in average balances (volume) and changes in rates:

	Year Ended December 31, 2007 vs. December 31, 2006
	Increase (Decrease) Due to
	Volume	Rate	Total
Interest income:
Federal funds sold	$397	$26	$423
Investment securities	38	81	119
Loans	13,259	(106)	13,153

Total interest income	13,694	1	13,695

Interest expense:
Interest-bearing non-maturity deposits	1,429	(101)	1,328
Time deposits	5,536	163	5,699
Borrowings	537	123	660

Total interest expense	7,502	185	7,687

Net interest income	$6,192	$(184)	$6,008

        Interest income increased $13.7 million, or 129%. This increase was caused by a $178.8 million or 117.6% increase in the average balance of interest-earning assets, which resulted in a $13.7 million increase to interest income. The average interest rate on interest-earning assets increased by 36 basis points driving an overall rate related increase to interest income of $1,000.

        Average yields on loans decreased 10 basis points or 1.3%, from 7.89% in 2006 to 7.79% in 2007. The slight decrease is reflective of the reduced interest rate environment over the second half of 2007, in which the Federal Reserve reduced the prime rate by 100 basis points to 7.25% at December 31, 2007 from 8.25% at June 30, 2007. During that same time period, 1-Month LIBOR fell from 5.32% at June 30, 2007 to a low of 4.76% in November of 2007 and finished the year at 5.02%. It was during the second half of 2007 that Graystone experienced approximately 52% of its loan growth for 2007 with $60.5 million of growth coming from variable rate debt indexed to the prime rate or LIBOR. Average yields did not decrease as severely as the reduction in the aforementioned rates since fixed rate loans, which represent approximately 53.7% of total loans at December 31, 2007, do not immediately reprice when short-term rates decline.

        Interest expense increased $7.6 million, or 130.3%. This increase was caused by a $154.9 million or 119.1% increase in the average balance of interest-bearing liabilities, which resulted in a $7.5 million increase to interest expense. This increase was accompanied by a 23 basis point growth in average rates that resulted in additional interest expense of $185,000. This rise in average rates paid on interest-bearing liabilities was the result of higher rates paid on certificates of deposit, and borrowings.

        Going into 2008, we expect an increase in our overall level of net interest income as a result of continued focus on strong growth in net interest-earning assets, although any further reductions in interest rates by the Federal Reserve could limit the growth in net interest income and will continue to put downward pressure on Graystone's net interest margin.

Provision for Loan Losses and Allowance for Loan Losses

        The allowance for loan losses is established through provisions for loan losses charged against income as losses are estimated to have occurred. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

        The allowance is based on two basic principles of accounting: (i) SFAS No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued when the loan has become impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Impairment is measured as the difference between a loan's carried value on the balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral; (ii) the present value of the expected future cash flows; or (iii) the loan's value as observable in the secondary market. Factors considered by Management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The provision for loan losses included in the statements of operations serves to maintain the allowance at a level Management considers adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention under Graystone's internal criteria for classification. For such loans that are also classified as impaired, an allowance is established when the fair value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors.

        The following table presents the activity in Graystone's allowance for loan losses:

	Twelve Months Ended December 31,
	2007	2006
	(in thousands)
Balance at beginning of year	$2,156	$400
Charge-offs	(5)	—
Recoveries	—	—

Net charge-offs	(5)	—
Provision	1,997	1,756

Balance at end of year	$4,148	$2,156

ASSET QUALITY RATIOS
Allowance for loan losses to loans	1.06%	1.25%
Net charge-offs to average loans outstanding	0.00%	0.00%
Non-performing loans to total loans	0.02%	0.00%
Allowance for loan losses to non-performing assets	4823.26%	n/a

        The provision for loan losses for the year ended December 31, 2007 equaled $2 million, an increase of $241,000 or 13.7% from 2006. The increase in the provision for loan losses relates to the increase in the amount of average loans outstanding at December 31, 2007 compared to 2006.

Non-Interest Income

        Non-interest income was $1.6 million and $367,000 for the years ended December 31, 2007 and 2006, respectively. The $1.2 million increase is attributable to increases in service charges on deposit accounts, service charges, commissions, and fees, and gains on sales of loans, which increased $355,000, $357,000, and $358,000, respectively. Income from bank service charges and other fee income increased as a result of the increased balance of deposits throughout 2007 as well as increased fees on commercial letters of credit. The gain on sales of loans is the result of sales of loans originated for sale by Graystone Mortgage, LLC during 2007. As this entity was not formed until 2007, there were no similar gains recognized during 2006.

Non-Interest Expense

        Non-interest expense was $10.7 million and $6.4 million for the years ended December 31, 2007 and 2006, respectively. The $4.3 million increase is mostly attributable to increases in salaries and benefits, occupancy expenses, data processing expenses, and other expenses, which increased $2.8 million, $601,000, $204,000, and $732,000, respectively. Salaries increased by $2.55 million and benefits costs increased by approximately $250,000. The increased level of salary and benefits expenses reflects the impact associated with the additional sales and support personnel that accompanied our strong balance sheet growth, new employee costs incurred in association with the opening of three new bank branches during 2007, and general merit increases for all eligible employees. Occupancy expenses increased due to increases in depreciation and lease related expenses. The majority of the increase in other expenses is attributable to increased Pennsylvania bank shares tax, FDIC fees, and other general and administrative items.

        Graystone management utilizes the operating efficiency ratio as a key productivity measure. This ratio demonstrates the operating efficiency of an organization by comparing net non-interest expenses to the sum of net interest income and non-interest income. For the year ended December 31, 2007, Graystone achieved an operating efficiency ratio of 86.6%, compared to 126.1% for the same period in 2006. Our operating efficiency ratio remains above our peer group of de novo banks due to our strong but disciplined relationship growth model that has generated net interest income and non-interest income growth at a larger rate then non-interest expense.

Income Tax Expense

        On June 1, 2007, Graystone terminated its election to be treated as an S corporation, as defined in Internal Revenue Code (IRC) § 1361(b) for federal tax purposes. As a result, Graystone has been taxed directly on its taxable income due to its status change from an S corporation to a C corporation beginning June 1, 2007. For periods prior to June 1, 2007, Graystone operated as an S corporation under the Internal Revenue Code and, accordingly, paid no state or federal corporate income tax as any taxable income or loss by Graystone was passed through directly to Graystone's shareholders.

        Income tax expense was a benefit of $6,000 and $0 for the years ended December 31, 2007 and 2006, respectively. For the 2007 period, Graystone had an effective tax rate of (0.6%) on $866,000 in pre-tax net income for the period from June 1, 2007 to December 31, 2007. The statutory tax rate for the year ended December 31, 2007 was 34%. For the year ended December 31, 2007, Graystone released $336,000 of the deferred tax asset valuation allowance, accounting for an approximate 39 basis point reduction to the effective tax rate in 2007, which was slightly offset by the effect of non-deductible expenses.

        Graystone recorded a net deferred tax asset of $800,000 with a valuation allowance of $434,000 as of December 31, 2007. The valuation allowance is used to reduce the carrying value of the net deferred tax assets carried in the accompanying consolidated balance sheets. Valuation allowances are provided for deferred tax assets when in management's judgment a portion, or all, of the deferred tax assets may not be realized. For additional detail on the components of the deferred tax asset, see Note 10, "Income Taxes," in the Notes to Consolidated Financial Statements

Financial Condition

        Total assets increased by $201.3 million, or 82.1%, to $446.4 million at December 31, 2007 as compared to $245.1 million at December 31, 2006.

Loans, Net of Unearned Income

        Graystone's loan balance, net of unearned income grew by $215.4 million during 2007. This growth was represented across all loan categories, reflecting a continuing commitment to the credit needs of our market areas. See the table below for a detail of the loan balances, net of unearned income at December 31, 2007 and the changes from December 31, 2006.

			Increase (Decrease)
	December 31, 2007	December 31, 2006
			$	%
Commercial	$171,682	$65,988	$105,694	160.2%
Commercial real estate	185,198	94,057	91,141	96.9%
Consumer and other	33,072	12,469	20,603	165.2%

Total loans	389,952	172,514	217,438	126.0%
Less: unearned income, net	(24)	5	(29)	(580.0)%
Less: Allowance for loan losses	(4.148)	(2,156)	(1,992)	92.4%

Total loans, net	$385,780	$170,363	$215,417	126.4%

        As of December 31, 2007, the commercial real estate loan (non-construction) portfolio and commercial real estate construction portfolio constituted approximately 36% and 11% of the total loan portfolio, respectively. While these exceed the 10% threshold for determining a concentration of credit risk within an industry, we do not consider either of these groups to be a concentration with adverse risk characteristics given the diversity of borrowers within the commercial real estate portfolio. An industry for this purpose is defined as a group of counterparties that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Additionally, the loan portfolio does not include concentrations of credit risk in residential loan products that permit the deferral of principal payments that are smaller than normal interest accruals (negative amortization); loans with high loan-to-value ratios; or loans, such as option adjustable-rate mortgages, that may expose the borrower to future increases in repayments that are in excess of increases that would result solely from increases in market interest rates. Graystone's balance of unsecured loans represents $13.5 million or 3.5% of the total outstanding loan balance at December 31, 2007. Graystone has sold over $62.3 million in loan participations without recourse to unaffiliated banks through December 31, 2007; however, we did not purchase any loans from other banks during the year ended December 31, 2007. Graystone expects loan activity to continue at a strong rate during the 2008, as we focus on serving the credit needs of our market areas, while exercising prudent underwriting standards considering the economic uncertainties that are expected to continue.

        The table below sets forth, for the periods indicated, information with respect to Graystone's nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets. The accounting estimates for loan losses are subject to changing economic conditions.

	December 31, 2007	December 31, 2006
	(in thousands)
Nonaccrual loans	$87	$—
Accruing loans past due 90 days or more	995	—

Total Nonperforming Loans	$1,082	$—

Nonperforming loans to period end loans	0.28%	0.00%
Allowance for loan losses to period end loans	1.07%	1.25%

        At December 31, 2007, the nonperforming loans consisted of $688,000 of commercial loans, $300,000 commercial real estate loans, and $94,000 of consumer lines of credit. None of these nonperforming loans are considered to be impaired at December 31, 2007. Graystone's Loan Committee and Management has performed a detailed review of the nonperforming loans and of their related collateral and believe the allowance for loan losses remains adequate for the level of risk inherent in the loan portfolio. Overall, asset quality, as measured in terms of nonperforming assets to total assets, coverage ratios and nonperforming assets to stockholders' equity, remains strong.

Investments in Securities

        Available for sale securities decreased by $35.8 million or 56.2%, due to normal sales and maturities that exceeded purchases. The securities available for sale portfolio is comprised solely of U.S. Government agency securities and municipal bonds. The securities held at December 31, 2007 had an average tax-effected yield of 4.7% with an average life to maturity of one year and five months. Graystone did not invest in any mortgage backed securities during 2007 or 2006 and, therefore, avoided the credit losses associated with these products.

Premises and Equipment, Net

        During 2007, premises and equipment increased $3.4 million or 190%, from $1.8 million at December 31, 2006 to $5.2 million at December 31, 2007. The increase was due to $3.9 million equipment purchases and leasehold improvements offset by a decrease related to depreciation and amortization on existing assets of $507,000.

Cash and Cash Equivalents

        Cash and cash equivalents increased $15.7 million, or 212.7% because of the daily fluctuations that result in the normal course of business as well as $37.3 million in proceeds from the issuance of common stock. When analyzed in terms of average balances, cash and cash equivalents increased $11.9 million, or 66.9%, to $29.7 million in 2007 from $17.8 million in 2006. See the "Liquidity" section contained within this Management's Discussion and Analysis for further discussion on cash activity.

Deposits

        Total deposits at December 31, 2007 were $359 million, an increase of $163.3 million from total deposits of $195.7 million at December 31, 2006. The table below displays the increases and decreases in deposits by type at December 31, 2007 as compared to December 31, 2006.

	December 31, 2007		December 31, 2006		Increase (Decrease)
	Amount	%	Amount	%	$	%
	(dollars in thousands)
Non-interest bearing transaction accounts	$29,431	8.2%	$16,142	8.2%	$13,289	82.3%
Interest checking accounts	50,873	14.2%	11,553	5.9%	39,320	340.3%
Money market accounts	52,771	14.7%	56,170	28.7%	(3,399)	(6.1)%
Savings accounts	5,897	1.6%	1,175	0.6%	4,722	401.9%
Time deposits of $100,000 or greater	71,782	20.0%	41,230	21.1%	30,552	74.1%
Time deposits, other	148,297	41.3%	69,442	35.5%	78,855	113.6%

Total	$359,051		$195,712		$163,339

        The balance of interest bearing checking accounts increased $39.3 million from December 31, 2006 to December 31, 2007 as a result of Graystone's focus on core deposit generation. Part of that strategy included a promotional interest rate on these accounts of 5% APY, which began in October of 2006 and was in force through December 31, 2007. Time deposits increased $109.4 million as Graystone was aggressive in pricing in-market time deposits as a means to fund strong in-market loan growth and provide opportunities to cross sell other deposit products.

        The average balances and weighted average rates paid on deposits for 2007 and 2006 are presented in the table below.

	December 31, 2007		December 31, 2006		Increase (Decrease) in Average Balance
	Average Balance	Average Rate	Average Balance	Average Rate
(dollars in thousands)					$	%
Non-interest bearing transaction accounts	$22,403		$10,685		$11,718	109.7%
Interest checking accounts	37,646	4.36%	14,628	4.03%	23,018	157.4%
Money market accounts	46,033	4.02%	35,747	4.46%	10,286	28.8%
Savings accounts	2,854	2.45%	1,567	3.19%	1,287	82.1%
Time deposits	171,941	5.11%	63,527	4.87%	108,414	170.7%

Total	$280,877		$126,154		$154,723	122.6%

Short-Term Borrowings and Long-Term Debt

        Short-term borrowings and long-term debt for the years ended December 31, 2007 and 2006 were as follows:

	December 31,
	2007	2006
Short-Term Borrowings
Securities sold under agreements to repurchase	$26,340	$27,910

Weighted average rate for period	3.82%	3.55%
Daily average amount	20,251	13,252
Maximum amount outstanding any end of month	26,340	33,901
Long-Term Debt
Borrowings under line of credit	$4,430	$6,200

Weighted average rate for period	7.25%	7.25%
Daily average amount	6,276	1,355
Maximum amount outstanding any end of month	6,545	6,200

Stockholders' Equity and Capital Adequacy

        Total stockholders' equity increased $38.1 million or 272.8%, from $14 million at December 31, 2006 to $52.1 million at December 31, 2007. The increase can be attributed to an increase in common stock of $37.3 million, an increase in surplus of $1.1 million, offset by an increase in accumulated deficit of $346,000. The increase in common stock is the result of stock offerings throughout 2007 net of related issuance costs. The increase in surplus is the direct result of recognizing compensation expense associated with the 2006 and 2007 issuance of restricted stock awards and incentive stock options. The increase in accumulated deficit is the direct result of the net loss for the year ended December 31, 2007.

        Graystone Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Graystone is committed to driving shareholder value and reducing the accumulated deficit so that future earnings will be available for dividend distributions to shareholders.

        Refer to Note 17, "Regulatory Matters," in the December 31, 2007 Notes to Consolidated Financial Statements for our discussion of capital adequacy at Graystone Financial Corp. and Graystone Bank.

Parent Company Only Financial Statements

	December 31
Condensed Balance Sheets (Parent Only)	2007	2006
(in thousands)
Assets
Cash and due from banks	$179	$9
Investment in subsidiary	56,349	20,162
Other assets	6	—

Total Assets	$56,534	$20,171

Liabilities
Borrowings	$4,430	$6,200
Accrued interest payable	19	—

Total Liabilities	4,449	6,200
Stockholders' equity	52,085	13,971

Total Liabilities and Stockholders' Equity	$56,534	$20,171

	Years Ended December 31
Condensed Income Statements (Parent Only)	2007	2006
(in thousands)
Income:
Equity in undistributed earnings (loss) of subsidiary	$38	$(2,894)
Expenses:
Interest expense	(455)	(98)
Other noninterest expenses	(20)	(91)

Income before taxes	(437)	(3,083)
Income tax benefit	91	—

Net Loss	$(346)	$(3,083)

	Years Ended December 31
Condensed Statements of Cash Flows (Parent Only)	2007	2006
(in thousands)
Cash Flows From Operating Activities:
Net Loss	$(346)	$(3,083)
Adjustments to Reconcile Net Loss to Cash Used in Operating Activities:
Equity in undistributed (earnings) loss of subsidiary	(38)	2,894
Other, net	13	(2)

Cash used in operating activities	(371)	(191)
Cash Flows From Investing Activities:
Investment in subsidiary	(35,004)	(6,000)

Cash used in investing activities	(35,004)	(6,000)
Cash Flows From Financing Activities:
Issuance of common stock	37,315	—
Net increase (decrease) in borrowings	(1,770)	6,200

Cash provided by financing activities	35,545	6,200

Net Increase in Cash	170	9
Cash and Cash Equivalents at the Beginning of the Year	9	—

Cash and Cash Equivalents at the End of the Year	$179	$9

Cash paid during the year for interest	$436	$98

Interest Rate Sensitivity

        Graystone actively manages its interest rate sensitivity position. Interest rate sensitivity is the matching or mismatching of the repricing and rate structure of the interest-bearing assets and liabilities. Graystone's primary objectives of interest rate risk management are to neutralize adverse impacts to net interest income arising from interest rate movements and to attain sustainable growth in net interest income. The Asset Liability Committee ("ALCO") is primarily responsible for developing and implementing asset liability management strategies in accordance with the Board approved Asset and Liability Management Policy and Procedures. The ALCO generally meets on a monthly basis and is comprised of members of Graystone's senior management team. The Asset Liability Committee of the board of directors meets on a quarterly basis to review the guidelines established by ALCO and the results of Graystone's interest rate risk analysis.

        Graystone manages interest rate sensitivity by changing the volume, mix, pricing and repricing characteristics of its assets and liabilities. Graystone has not entered into derivative contracts such as interest rate swaps, caps, and floors.

        At December 31, 2007, Graystone reported an investment portfolio of approximately $27.9 million and a loan portfolio of approximately $389.9 million.

        The investment portfolio is comprised of $26.5 million of United States agency obligations maturing January 2008 through December 2010, subject to the related call provisions of each security. The investment portfolio also includes approximately $1.4 million of municipal bonds maturing February 2010 through December 2014, subject to the related call provisions of each security. The investment portfolio is principally used to: (a) satisfy collateral requirements of commercial repurchase agreements entered into by Graystone on behalf of its customers; (b) satisfy collateral requirements of certain public deposits accepted by Graystone; and (c) provide a source of funding for liquidity needs.

        The interest rate characteristics and maturity structure compositions of the loan portfolio at December 31, 2007 are set forth in the tables below.

Interest Rate Characteristic	Percentage of Portfolio
Fixed-rate loans	53.70%
Variable-rate prime-indexed loans	30.37%
Variable-rate LIBOR-indexed loans	15.93%

Total	100.00%

Maturity Structure	Percentage of Portfolio
One month or less	45.36%
Two to six months	0.25%
Six to twelve months	1.44%
One to two Years	4.47%
Two to three years	4.67%
Three to five years	38.83%
Greater than five years	4.98%

Total	100.00%

        As of December 31, 2007, Graystone reported deposit liabilities of approximately $359.1 million and securities sold under agreements to repurchase of approximately $26.3 million. Graystone also maintained borrowings of $4.4 million from an unaffiliated bank at December 31, 2007. As of December 31, 2007, Graystone had a maximum borrowing capacity at the Federal Home Loan Bank ("FHLB") of $66.5 million. With respect to borrowing capacity at the FHLB, Graystone was not released from specific collateral delivery requirements as of December 31, 2007. Graystone had delivered specific collateral sufficient to establish available credit up to approximately $3.3 million from the FHLB. Graystone utilized $1.8 million of this available credit in the form of a letter of credit to support the deposit of certain public funds in accordance with 72 P.S. Section 3836-1 (2006) ("Act 72"). On January 31, 2008, the FHLB released Graystone from specific collateral delivery requirements.

        Graystone Bank did not have any outstanding wholesale funding as of December 31, 2007 other than the FHLB letter of credit described above. Wholesale funding is defined as brokered deposits (primarily certificates of deposit and certain brokered money market and demand deposit funds) and borrowed funds from the FHLB.

        Time deposits comprise approximately $220.1 million of deposit liabilities. The maturity structure of the time deposit portfolio is summarized below.

Certificates of Deposit Maturity Structure	Dollars (millions)	Percentage
Three months or less	$30.2	13.7%
Over three months through twelve months	153.1	69.6%
Over one year through three years	35.4	16.1%
Over three years	1.4	0.6%

Total	$220.1	100.0%

        Graystone uses several tools to assess and measure its interest rate risk including interest rate simulation analysis that is prepared on a quarterly basis.

  •
  Gap Analysis.  Graystone uses gap analysis to compare the relationship of assets that are expected to reprice during a specific time frame ("Rate Sensitive Assets" or "RSA") as compared to liabilities that are scheduled to reprice during an identical time period ("Rate Sensitive Liabilities" or "RSL"). When the ratio is greater than one, RSA exceed RSL and potentially exposes the bank to a risk of a decline in interest rates by virtue of a larger amount of assets repricing at lower interest rates than rate sensitive liabilities. The converse would be true of a RSA/RSL ratio less than 1.0. While gap analysis can be useful in evaluating the relationship of RSA to RSL, it does not capture other critical interest rate risk variables such as the extent of change that will take place when a RSA or RSL reprices.

  •
  Net Interest Income at Risk.  Graystone assesses the percentage change in net interest income assuming interest rate shocks (upward and downward) of 100, 200, and 300 basis points. This analysis captures the timing of the repricing of RSA and RSL as well as the degree of change ("beta") in the interest rates of particular asset and liability products that occurs as interest rates move upward or downward.

  •
  Economic Value of Equity at Risk.  Graystone assesses the present value of cash inflows of cash, investments, loans, bank-owned life insurance policies, when applicable, netted against the present value of cash outflows from deposits, repurchase agreements, borrowings, and other interest-bearing liabilities, all discounted from their repricing dates to a measurement date. This measure is expressed as the percentage change in the present value of such cash flows when interest rates are shocked (upward and downward) at 100, 200, and 300 basis points.

        Each analysis is largely dependent on many assumptions and variables with past behaviors that may not prove to be effective predictors of future outcomes. These assumptions are reviewed on at least a quarterly basis.

        Under the Asset and Liability Management Policy and Procedures, the interest rate simulation reports specifically measures:

  •
  The ratio of rate sensitive assets to rate sensitive liabilities at a one-year time frame;

  •
  The percentage change in net interest income for one year assuming interest rate shocks of 100, 200, and 300 basis points.

  •
  The percentage change in economic value of equity at risk assuming interest rate shocks of 100, 200, and 300 basis points.

        The following table summarizes the interest rate simulation test results as of December 31, 2007.

	Policy	Metric
RSA / RSL at one year	80% - 120%	93.18%

		Metric
Net interest income at risk (one year)	Policy	Shock Up	Shock Down
Interest rate shock at 100 basis points	‹= 15%	4.10%	(5.20)%
Interest rate shock at 200 basis points	‹= 25%	7.60%	(10.80)%
Interest rate shock at 300 basis points	‹= 30%	11.25%	(16.75)%

		Metric
Economic value of equity at risk (one year)	Policy	Shock Up	Shock Down
Interest rate shock at 100 basis points	‹= 15%	(1.60)%	(0.46)%
Interest rate shock at 200 basis points	‹= 25%	(3.90)%	(2.10)%
Interest rate shock at 300 basis points	‹= 30%	(6.30)%	(6.20)%

        As of December 31, 2006, the ratio of rate sensitive assets to rate sensitive liabilities at one year was 100.98%. This ratio is very similar to that of December 31, 2007 indicating that assets and liabilities repricing within one year are reasonably matched. Also, as of December 31, 2006, net interest income at risk and the economic value of equity at risk were within ALCO policies.

        As of December 31, 2007, approximately 46% of the Graystone loan portfolio was comprised of variable rate loans. Subject to the protections of interest rate floors and caps, the variable rate loan portfolio generally reprices immediately upon movements of the prime rate and LIBOR. Also, as of December 31, 2007, approximately 86% of the portfolio of certificates of deposit matured beyond three months. Accordingly, the Bank was subject to a risk of declining interest rates over time periods less than one year.

        The interest rate simulation test results indicate levels of future interest rate risk were within the acceptable parameters per the policies established by ALCO. Management continues to evaluate strategies in conjunction with Graystone's ALCO to effectively manage the interest rate risk position. Such strategies could include altering the mix of loan and deposits by product, utilizing risk management instruments such as interest rate swaps, caps, and floors, or changing the amount or maturity structure of debt.

Liquidity

        Graystone manages its liquidity position on a daily basis as part of the daily settlement function and continuously as part of the formal asset liability management process. Graystone's liquidity is maintained by managing several variables including, but not limited to:

  •
  Pricing and dollar amount of core deposit products;

  •
  Pricing and dollar amount of in-market time deposits;

  •
  Growth rate of the loan portfolio (including the sale of loans on a participation basis);

  •
  Purchase and sale of federal funds;

  •
  Purchase and sale of investment securities;

  •
  Use of wholesale funding such as brokered deposits; and

  •
  Use of borrowing capacity at the FHLB.

        Management also maintains a detailed liquidity contingency plan designed to respond to an overall decline in the condition of the banking industry or a problem specific to Graystone. On a quarterly basis, the ALCO of the board of directors reviews a comprehensive liquidity analysis along with any changes to the liquidity contingency plan.

        The Consolidated Statements of Cash Flows provide additional information on our sources and uses of funds. From a funding standpoint, we have been able to rely on a base of strong in-market deposit growth and proceeds from the sale of common stock. Graystone generated $3.6 million in cash from operating activities during 2007 versus ($.7) million used during 2006. The increase was primarily a result of increased net income and associated cash flows from operating activities driven by rapid growth in Graystone's core business of banking, along with a $.5 million gain on sale of interest earning assets during 2007. Investing activities resulted in a net cash outflow of $185.2 million during 2007 compared to a net cash outflow of $174.5 million in 2006. A net increase in loans of $70.5 million, partially offset by a decrease in proceeds from maturities of securities available for sale of $60.3 million, contributed to the increase in investing activities in 2007 from 2006. Financing activities resulted in a net inflow of $197.3 million in 2007 compared to $181.0 million in 2006. The cash inflow in 2007 was mostly from an increase in deposits of $163.4 million and proceeds from sale of common stock of $37.3 million. For 2006, cash inflows resulted primarily from $158.2 million in net deposit growth and $24.8 million in net growth in securities sold under agreements to repurchase.

        At December 31, 2007, liquid assets (defined as cash and cash equivalents, loans held for sale, and securities available for sale) totaled $51.4 million, or 11%, of total assets. This compares to $71.1 million, or 28%, of total assets, at December 31, 2006.

        Graystone maintains secondary sources of liquidity which can be drawn upon if needed. These sources of liquidity include borrowing capacity at the FHLB, a secured revolving line of credit at an unaffiliated bank, and federal funds lines of credit. At December 31, 2007, Graystone had a maximum borrowing capacity at the FHLB of $66.5 million. With respect to borrowing capacity at the FHLB, Graystone was not released from specific collateral delivery requirements at December 31, 2007. Graystone had delivered specific collateral sufficient to establish available credit up to approximately $3.3 million from the FHLB. Graystone utilized $1.8 million of this available credit in the form of a letter of credit to support the deposit of certain public funds in accordance with 72 P.S. Section 3836-1 (2006) ("Act 72"). On January 31, 2008, the FHLB released Graystone from specific collateral delivery requirements.

        At December 31, 2007, Graystone had both secured and unsecured federal funds line of credit capacity of $15 million. At December 31, 2007, Graystone did not have purchased federal funds. The outstanding principal balance under the secured revolving line of credit at an unaffiliated bank was $4.4 million and $6.2 million, at December 31, 2007 and December 31, 2006, respectively. Availability under the line of credit was $5.1 million and $3.3 million, at December 31, 2007 and December 31, 2006, respectively.

        Graystone did not have any outstanding wholesale funding as of December 31, 2007 other than the FHLB letter of credit described above. Wholesale funding is defined as brokered deposits (primarily certificates of deposit and certain brokered money market and demand deposit funds) and borrowed funds from the FHLB.

        Graystone's audited consolidated financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in Note 14 to the audited consolidated financial statements,

        Management is of the opinion that its liquidity position at December 31, 2007 is adequate to respond to fluctuations "on" and "off" balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in Graystone's inability to meet anticipated or unexpected liquidity needs.

Quantitative and Qualitative Disclosures About Market Risk

        Graystone's exposure to market risk principally includes interest rate risk, which is discussed within the Interest Rate Sensitivity subsection of Management's Discussion and Analysis of Financial Condition and Results of Operations for Graystone for the Year Ended December 31, 2007.

Management's Discussion and Analysis of Financial Condition and Results of Operations of
Graystone for the Nine-Month Periods Ended September 30, 2008 and 2007

General

        Management's Discussion and Analysis of Financial Condition and Results of Operations concerns Graystone Financial Corp. (Graystone), a bank holding company incorporated under the laws of the Commonwealth of Pennsylvania in 2006, and its subsidiary, Graystone Bank. Through its wholly-owned subsidiary, Graystone Bank, Graystone provides banking and banking related services to its customers within its principal market areas consisting of Centre, Cumberland, Dauphin, Lebanon, Lancaster, and York Counties of Pennsylvania. Additionally, Graystone maintains correspondent banking relationships and transacts daily federal funds sales on an unsecured basis with regional correspondent banks. This discussion and analysis should be read in conjunction with the financial statements and notes presented within this registration statement.

Forward-Looking Statements

        Management of Graystone has made forward-looking statements in this analysis that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of Graystone and its subsidiaries and can be identified by terminology such as "estimates," "believes," "expects," "anticipates" or similar terms.

        Readers should note that many factors, some of which are discussed elsewhere in this registration statement, could affect the future financial results of Graystone and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this registration statement. These factors include but are not limited to:

  •
  current disruptions in the financial and credit markets;

  •
  operating, legal, and regulatory risks;

  •
  economic, political, and competitive influences on the banking industry;

  •
  the impact on Graystone of the planned merger with Tower Bancorp, Inc.;

        Readers are advised to carefully consider all of the risk factors present within this registration statement and cautioned against placing absolute reliance on these forward-looking statements. The historical results of Graystone are not necessarily indicative of results to be expected for any other future period.

Results of Operations

Summary of Financial Results

        For the nine months ended September 30, 2008, Graystone recorded an after-tax net income of $1.5 million or $.24 per share, which is an increase of approximately $2.5 million as compared to the $1 million after-tax net loss or ($.25) per share recorded for the same period in 2007. The increase in net income was the result of increases in net interest income, non-interest income, which were partially offset by increases in non-interest expense and the provision for loan losses. Net interest income increased by $4 million as a result of continued strong growth in net interest-earning assets. The effect of this growth was negatively impacted by a decrease in interest rate spread for the nine-month period ended September 30, 2008 that dropped by 10 basis points as compared to the same period in 2007. Non-interest income increased by approximately $1.2 million primarily due to increased bank service charges, commissions, fees, and gains related to the sale of loans and deposits. Non-interest expenses increased approximately $2.3 million mostly due to increases in compensation costs, lease costs, and depreciation of premises and equipment. The provision for loan losses increased $338,000, which was directly attributable to the increased average loan balance from September 30, 2007 to September 30, 2008. See the Provision for Loan Losses section below for the discussion on Graystone's allowance for loan losses. For key performance ratios for the nine-months ended September 30, 2008 and 2007, see the Selected Financial Data section of this registration statement.

Net Interest Income

        Net interest income increased $4 million or 55%, to $11.3 million in 2008 from $7.3 in 2007 due to an increase in average net interest-earning assets, which was partially offset by a decrease in the net interest margin. Net interest income is generated from Graystone's lending and investment activities, and is the most significant component of earnings. Net interest income is the difference between interest and rate-related fee income on earning assets (primarily loans and investment securities) and the interest paid on the deposits and borrowings supporting them. Graystone principally utilizes deposits to fund loans and investments, while strategically employing additional funding from short-term and long-term borrowings when advantageous rates and maturities can be obtained. In order to fund operations in future periods we may utilize a higher level of short-term and long-term borrowings, including borrowings from the Federal Home Loan Bank and federal funds lines with correspondent banks, based upon prevailing economic conditions, deposit availability and pricing, interest rates and other factors at such time.

        The following table provides a comparative average balance sheet and net interest income analysis for the nine-month period ended September 30, 2008 as compared to the same period in 2007. Interest income and average rates are presented on a fully taxable-equivalent (FTE) basis, using a 34% Federal tax rate. All dollar amounts are in thousands.

	For the Nine Months Ended September 30,
	2008			2007
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(dollars in thousands)
Interest-earning assets:
Federal funds sold	$9,567	$199	2.78%	$25,216	$973	5.15%
Investment securities	27,932	739	3.53%	33,922	1,321	5.20%
Loans(1)	468,274	22,611	6.45%	247,962	14,664	7.90%

Total interest-earning assets	505,773	23,549	6.22%	307,100	16,958	7.38%

Other assets	18,562			9,035
Total assets	$524,335			$316,135

Interest-bearing liabilities:
Interest-bearing non-maturity deposits	$113,854	2,065	2.42%	$79,515	2,459	4.13%
Time deposits	269,360	9,048	4.49%	163,153	6,257	5.12%
Borrowings	51,230	1,053	2.75%	25,606	922	4.81%

Total interest-bearing liabilities	434,444	12,166	3.74%	268,274	9,638	4.80%

Demand deposits	31,258			20,034
Other liabilities	5,607			3,899
Stockholders' equity	53,026			23,928

Total liabilities and stockholders' equity	$524,335			$316,135

Net interest income and interest rate spread		$11,383	2.48%		$7,320	2.58%

Net interest margin			3.01%			3.18%
Tax equivalent adjustment		(27)			(2)

Net interest income		$11,356			$7,318

Ratio of average interest-earning assets to average interest-bearing liabilities	116.4%			114.5%

(1)
Includes non-performing loans

        The following table summarizes the changes in FTE interest income and expense due to changes in average balances (volume) and changes in rates:

	Nine Months Ended September 30, 2008 vs. September 30, 2007
	Increase (Decrease) Volume	Due to Change in Rate	Total
	(in thousands)
Interest income:
Federal funds sold	$(444)	$(330)	$(774)
Investment securities	(207)	(375)	(582)
Loans	14,551	(6,604)	7,947

Total interest income	13,900	(7,309)	6,591

Interest expense:
Interest-bearing non-maturity deposits	1,653	(2,047)	(394)
Time deposits	4,673	(1,882)	2,791
Borrowings	1,081	(950)	131

Total interest expense	7,407	(4,879)	2,528

Net interest income	$6,493	$(2,430)	$4,063

        Interest income increased $6.6 million, or 38.8%. This increase was caused by a $198.7 million or 64.7% increase in the average balance of interest-earning assets, which resulted in a $13.9 million increase to interest income. This increase was partially offset by a 116 basis point reduction in average rates that resulted in a reduction of interest income of $7.3 million.

        Average yields on loans decreased 145 basis points or 18.4%, from 7.90% in 2007 to 6.45% in 2008. The decrease is reflective of the reduced interest rate environment from September 30, 2007 to September 30, 2008, in which the Federal Reserve reduced the federal funds rate by 275 basis points. This rate decrease, resultantly, placed downward pressure on the prime rate and all other lending rates further adding to the reduced interest rate environment. Average yields did not decrease as severely as the reduction in the aforementioned rates since fixed rate loans, which represent approximately 48% of total loans at September 30, 2008, do not immediately reprice when short-term rates decline.

        Interest expense increased $2.5 million, or 26.2%. This increase was caused by a $166.2 million or 61.9% increase in the average balance of interest-bearing liabilities, which resulted in a $7.4 million increase to interest expense. This increase was partially offset by an 106 basis point reduction in average rates that resulted in a reduction of interest expense of $4.9 million. This reduction in average rates paid on interest-bearing liabilities was the result of lower rates paid on money market and savings accounts, certificates of deposit, and interest-bearing transaction accounts.

        In the fourth quarter of 2008, we expect some level of increase in our total amount of net interest income as a result of strong growth in net interest-earning assets, although any further reductions in interest rates by the Federal Reserve could limit the growth in net interest income and will continue to put downward pressure on Graystone's net interest margin.

Provision for Loan Losses and Allowance for Loan Losses

        The allowance for loan losses is established through provisions for loan losses charged against income as losses are estimated to have occurred. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

        The allowance is based on two basic principles of accounting: (i) SFAS No. 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) SFAS No. 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued when the loan has become impaired. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due, according to the contractual terms of the loan agreement. Impairment is measured as the difference between a loan's carried value on the balance sheet and its fair market value. Based on the nature of the loan, its fair value reflects one of the following three measures: (i) the fair market value of collateral; (ii) the present value of the expected future cash flows; or (iii) the loan's value as observable in the secondary market. Factors considered by Management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. The provision for loan losses included in the statements of operations serves to maintain the allowance at a level Management considers adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard, or special mention under Graystone's internal criteria for classification. For such loans that are also classified as impaired, an allowance is established when the fair value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans that have been segmented into groups with similar characteristics and is based on historical loss experience adjusted for qualitative factors.

        The following table presents the activity in Graystone's allowance for loan losses:

	Nine Months Ended September 30,
	2008	2007
	(in thousands)
Balance at beginning of year	$4,148	$2,156
Charge-offs	(231)	(5)
Recoveries	—	—

Net charge-offs	(231)	(5)
Provision for loan losses	1,900	1,562

Balance at end of period	$5,817	$3,713

Asset Quality Ratios
Allowance for loan losses to loans	1.07%	1.14%
Net charge-offs to average loans outstanding	0.05%	0.00%
Non-performing loans to total loans	0.14%	0.00%
Allowance for loan losses to non-performing assets	666.32%	n/a

        The provision for loan losses for the nine months ended September 30, 2008 equaled $1.9 million, an increase of $338,000 or 21.6% from the same period in 2007. The increase in the provision for loan losses relates to the increase in the amount of average loans outstanding at September 30, 2008 compared to the same period in 2007. The $231,000 of loan charge-offs made by Graystone during the first nine months of 2008 consisted of $183,000 of commercial loans and $48,000 of consumer loans.

Non-Interest Income

        Non-interest income was $2.3 million and $1.1 million for the nine-months ended September 30, 2008 and 2007, respectively. The $1.2 million increase is attributable to increases in service charges on deposit accounts, other fee income, gains on sales of loans, and other income, which increased $226,000, $223,000, $265,000 and $478,000, respectively. The $478,000 increase in other income can be mostly attributed to the income earned on the bank-owned life insurance policy and the gain on sale recognized in connection with the sale of the Frederick, Maryland bank branch during August of 2008.

Non-Interest Expense

        Non-interest expense was $10.1 million and $7.8 million for the nine-months ended September 30, 2008 and 2007, respectively. The $2.3 million increase is mostly attributable to increases in salaries and benefits, occupancy expenses, data processing expenses, and other expenses, which increased $1 million, $647,000, $136,000, and $419,000, respectively. Salaries increased by $1.3 million while benefits decreased by approximately $300,000. The increased level of salary expenses reflects the impact associated with the additional sales and support personnel that accompanied our strong balance sheet growth, new employee costs incurred in association with the opening of two new bank branches during the nine-months ended September 30, 2008, and general merit increases for all eligible employees. The decrease in benefits expense can be attributed to a decrease in incentive stock expenses of $437,000 which offset increases in medical benefits and other related costs paid on behalf of employees. Occupancy expenses increased due to increases in depreciation and lease related expenses. The majority of the increase in other expenses is attributable to increased Pennsylvania bank shares tax, FDIC fees, and insurance costs.

        Graystone management utilizes the operating efficiency ratio as a key productivity measure. This ratio demonstrates the operating efficiency of an organization by comparing net noninterest expenses to the sum of net interest income and noninterest income. For the nine months ended September 30, 2008, Graystone achieved an operating efficiency ratio of 74%, compared to 92.2% for the same period in 2007. Our operating efficiency ratio remains above our peer group of de novo banks due to our strong but disciplined relationship growth model that has generated net interest income and non-interest income at a larger rate than non-interest expense since inception.

Income Tax Expense

        On June 1, 2007, Graystone terminated its election to be treated as an S corporation, as defined in Internal Revenue Code (IRC) § 1361(b) for federal tax purposes. As a result, Graystone has been taxed directly on its taxable income due to its status change from an S corporation to a C corporation beginning June 1, 2007. For periods prior to June 1, 2007, Graystone operated as an S corporation under the Internal Revenue Code and, accordingly, paid no state or federal corporate income tax as any taxable income or loss by Graystone was passed through directly to Graystone's shareholders.

        Income tax expense was $110,000 and $107,000 for the nine months ended September 30, 2008 and 2007, respectively. For the 2008 period, Graystone had an effective tax rate of 6.7% on $1.6 million in pre-tax net income as compared to 34% on approximately $317,000 of pre-tax net income for the period from June 1, 2007 to September 30, 2007. The statutory tax rate for both periods was 34%. For the nine months ended September 30, 2008, Graystone released $434,000 of the deferred tax asset valuation allowance, accounting for approximately 26 basis points of the reduction to the effective tax rate in 2008.

Financial Condition

        Total assets increased by $169.2 million, or 37.9%, to $615.6 million at September 30, 2008 as compared to $446.4 million at December 31, 2007.

Loans, Net of Unearned Income

        Graystone's loan balance, net of unearned income grew by $150.4 million during the first nine months of 2008. This growth was represented across all loan categories, reflecting a continuing commitment to the credit needs of our market areas. See the table below for a detail of the loan balances, net of unearned income at September 30, 2008 and the changes from December 31, 2007.

			Increase (Decrease)
	September 30, 2008	December 31, 2007
(dollars in thousands)			$	%
Commercial	$192,422	$171,682	$20,740	12.1%
Commercial real estate	296,877	185,198	111,679	60.3%
Consumer and other	52,943	33,072	19,871	60.1%

Total loans	542,242	389,952	152,290	39.1%
Less: unearned income, net	(246)	(24)	(222)	925.0%
Less: Allowance for loan losses	(5,817)	(4,148)	(1,669)	40.2%

Total loans, net	$536,179	$385,780	$150,399	39.0%

        As of September 30, 2008, the commercial real estate loan (non-construction) portfolio constituted approximately 42% of the total loan portfolio. While this exceeds the 10% threshold for determining a concentration of credit risk within an industry, we do not consider this to be a concentration with adverse risk characteristics given the diversity of borrowers within the commercial real estate portfolio. An industry for this purpose is defined as a group of counterparties that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Additionally, the loan portfolio does not include concentrations of credit risk in residential loan products that permit the deferral of principal payments that are smaller than normal interest accruals (negative amortization); loans with high loan-to-value ratios; or loans, such as option adjustable-rate mortgages, that may expose the borrower to future increases in repayments that are in excess of increases that would result solely from increases in market interest rates. Graystone's balance of unsecured loans respresents $16.6 million or 3.1% of the total outstanding loan balance at September 30, 2008. Graystone has sold over $100 million in loan participations without recourse to unaffiliated banks through September 30, 2008, however, we did not purchase any loans from other banks during the nine-months ended September 30, 2008. Graystone expects loan activity to continue at a strong rate during the remainder of 2008, as we focus on serving the credit needs of our market areas, while exercising prudent underwriting standards considering the economic uncertainties that are expected to continue.

        The table below sets forth, for the periods indicated, information with respect to Graystone's nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), and total nonperforming assets. The accounting estimates for loan losses are subject to changing economic conditions.

	September 30, 2008	December 31, 2007
	(in thousands)
Nonaccrual loans	$843	$87
Accruing loans past due 90 days or more	30	995

Total Nonperforming Loans	$873	$1,082

Nonperforming loans to period end loans	0.16%	0.28%
Allowance for loan losses to period end loans	1.07%	1.07%

        At September 30, 2008, the nonaccrual loans consisted of $537,000 of commercial loans, $179,000 commercial real estate loans, and $127,000 of consumer lines of credit. Of these nonperforming loans, a total of $450,000 has been determined to be impaired at September 30, 2008 and, as a result, Management has assigned a full valuation allowance for these impaired loans. Graystone's Loan Committee and Management has performed a detailed review of the nonperforming loans and of their related collateral and believe the allowance for loan losses remains adequate for the level of risk inherent in the loan portfolio. Overall, asset quality, as measured in terms of nonperforming assets to total assets, coverage ratios and nonperforming assets to stockholders' equity, remains strong. During the first nine months of 2008, the banking industry experienced increasing defaults in mortgage loans coupled with decreasing values of residential real estate values as a result of an economic downturn. A majority of the credit defaults experienced throughout the industry have been related to "subprime" loans, and loans with low introductory rates that reset to market or above-market rates after a set introductory period. Graystone has maintained its prudent underwriting standards throughout its existence and has avoided underwriting these types of loan products. As a result, Graystone has experienced a relatively low percentage of nonperforming loans when compared to the total amount of loans.

Loans Held for Sale

        During the first nine months of 2008, Graystone sold $30.2 million in loans originated by Graystone Mortgage, LLC to the secondary market as compared to $18.8 million in loans sold for the comparable period in 2007. These loans were sold on an individual basis to the secondary market and were not sold by Graystone as pooled securitizations. At September 30, 2008 and December 31, 2007, Graystone had $1.4 million and $346,000 loans held for sale outstanding, respectively.

Investments in Securities

        Available for sale securities decreased by $1.7 or 6.1%, due to normal sales and maturities that exceeded purchases. The securities available for sale portfolio is comprised of U.S. Government agency securities and municipal bonds. The securities held at September 30, 2008 had an average tax-effected yield of 3.11% with an average life to maturity of one year and four months. The decrease in available for sale securities was mostly offset by an increase in restricted investments in bank stocks, which increased $1.5 million or 495% due to purchases of Federal Home Loan Bank ("FHLB") securities as a result of our increased borrowings from the FHLB. Graystone did not invest in any mortgage backed securities during 2008 or 2007 and, therefore, avoided the credit losses associated with these products.

Premises and Equipment, Net

        During the first nine months of 2008, premises and equipment decreased $780,000 or 14.9%, from $5.2 million at December 31, 2007 to $4.4 million at September 30, 2008. The decrease was due to depreciation and amortization on existing assets of $565,000 and the sale of the Frederick, Maryland branch resulting in a decrease of approximately $1.1 million. These decreases were partially offset by normal purchases equipment and leasehold improvements.

Bank-owned Life Insurance

        In July of 2008, Graystone purchased a bank-owned life insurance ("BOLI") policy for $12 million as a means to generate tax-free income and reduce our effective tax rate. The Bank's deposits and proceeds from the sale of investment securities funded the BOLI. Earnings from the BOLI are recognized as other income. The BOLI is profitable from the appreciation of the cash surrender value of the pool of insurance, and its tax advantage to Graystone. At September 30, 2008, the cash surrender value of the BOLI was $12.2 million. The profitability is used to offset a portion of current and future employee benefit costs.

Deposits

        Total deposits at September 30, 2008 were $490.2 million, an increase of $131.2 million from total deposits of $359 million at December 31, 2007. The table below displays the increases and decreases in deposits by type at September 30, 2008 as compared to December 31, 2007.

	September 30, 2008		December 31, 2007		Increase (Decrease)
	Amount	%	Amount	%	$	%
	(dollars in thousands)
Non-interest bearing transaction	$40,386	8.2%	$29,431	8.2%	$10,955	37.2%
Interest checking accounts	16,933	3.5%	50,873	14.2%	(33,940)	(66.7)%
Money market accounts	103,397	21.1%	52,771	14.7%	50,626	95.9%
Savings accounts	43,408	8.9%	5,897	1.6%	37,511	636.1%
Time deposits of $100,000 or greater	77,024	15.7%	71,782	20.0%	5,242	7.3%
Time deposits, other	209,081	42.6%	148,297	41.3%	60,784	41.0%

Total	$490,229		$359,051		$131,178

        The balance of interest bearing checking accounts decreased $33.9 million from December 31, 2007 to September 30, 2008 as a result of eliminating a promotional interest rate on these accounts of 5% APY, which ended on December 31, 2007. During 2008, Management believes a significant portion of the decrease in interest bearing checking accounts were transferred into money market or savings accounts that were paying higher rates of interest. Time deposits increased $66.0 million as Graystone was aggressive in pricing in-market time deposits as a means to fund strong in-market loan growth and provide opportunities to cross sell other deposit products.

        The average balances and weighted average rates paid on deposits for the first nine months of 2008 and 2007 are presented in the table below.

	September 30, 2008		September 30, 2007		Increase (Decrease) in Average Balance
	Average Balance	Average Rate	Average Balance	Average Rate
					$	%
	(in thousands)
Non-interest bearing transaction	$31,258		$20,034		$11,224	56.0%
Interest checking accounts	25,089	1.45%	31,517	4.27%	(6,428)	(20.4)%
Money market accounts	65,753	2.71%	45,409	4.13%	20,344	44.8%
Savings accounts	23,012	2.66%	2,589	2.53%	20,423	788.8%
Time deposits	269,360	4.49%	163,153	5.12%	106,207	65.1%

Total	$414,472		$262,702		$151,770	57.8%

Short-Term Borrowings and Long-Term Debt

        Short-term borrowings consist of a $9.5 million line of credit with an unaffiliated bank, which had an outstanding balance at September 30, 2008 of $4.5 million, and an $8 million advance from the FHLB that had been called due in October of 2008. Graystone had no short-term borrowings at December 31, 2007. At September 30, 2008, long-term debt consisted of $29 million in advances from the FHLB that had a maturity of greater than one year. The total average rate paid on all debt for the nine-month period ended September 30, 2008 was 3.39% compared to an average rate of 7.25% for the same period in 2007.

Stockholders' Equity and Capital Adequacy

        Total stockholders' equity increased $1.8 million or 3.5%, from $52.1 million at December 31, 2007 to $53.9 million at September 30, 2008. The increase can be attributed to a reduction in accumulated deficit of $1.5 million and an increase in surplus of $349,000. The increase in surplus is the direct result of recognizing compensation expense associated with the 2006 and 2007 issuance of restricted stock awards and incentive stock options. The decrease in accumulated deficit is the direct result of $1.5 million of net income for the nine months ended September 30, 2008.

        Graystone Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings. Graystone is committed to driving shareholder value and reducing the accumulated deficit so that future earnings will be available for dividend distributions to shareholders.

        Graystone Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Graystone Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require Graystone Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets.

	At September 30, 2008
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement
Total risk-based capital ratio	11.1%	8%	10%
Tier 1 risk-based capital ratio	10.1%	4%	6%
Tier 1 capital ratio	10.2%	8%	8%

        The regulators require that the Bank maintain a ratio of Tier 1 leverage capital to total assets of at least 8% during the first three years of operation. Management believes, as of September 30, 2008, that Graystone Bank met the definition of a "well-capitalized" institution.

        The consolidated capital ratios of Graystone Financial Corp. at September 30, 2008 were as follows: Tier 1 capital ratio 8.8%, Tier 1 risk-based capital ratio 9.3% and total risk-based capital ratio of 10.3%. Management believes, as of September 30, 2008, that Graystone Financial Corp. met all capital adequacy requirements to which it is subject.

Interest Rate Sensitivity

        Graystone actively manages its interest rate sensitivity position. Interest rate sensitivity is the matching or mismatching of the repricing and rate structure of the interest-bearing assets and liabilities. Graystone's primary objectives of interest rate risk management are to neutralize adverse impacts to net interest income arising from interest rate movements and to attain sustainable growth in net interest income. The Asset Liability Committee ("ALCO") is primarily responsible for developing and implementing asset liability management strategies in accordance with the Board approved Asset and Liability Management Policy and Procedures. The ALCO generally meets on a monthly basis and is comprised of members of Graystone's senior management team. The Asset Liability Committee of the board of directors meets on a quarterly basis to review the guidelines established by ALCO and the results of Graystone's interest rate risk analysis.

        Graystone manages interest rate sensitivity by changing the volume, mix, pricing and repricing characteristics of its assets and liabilities. Graystone has not entered into derivative contracts such as interest rate swaps, caps, and floors.

        At September 30, 2008, Graystone reported an investment portfolio of approximately $26.2 million and a loan portfolio of approximately $542.0 million. Additionally, Graystone held bank-owned life insurance policies of approximately $12.2 million.

        The investment portfolio is comprised of approximately $24.9 million of United States agency obligations issued by the Federal Home Loan Bank system maturing March 2009 through July 2011, subject to the related call provisions of each security. The investment portfolio also includes approximately $1.3 million of municipal bonds maturing February 2010 through December 2014, subject to the related call provisions of each security. The investment portfolio is principally used to: (a) satisfy collateral requirements of commercial repurchase agreements entered into by Graystone on behalf of its customers; (b) satisfy collateral requirements of certain public deposits accepted by Graystone; and (c) provide funding for liquidity needs.

        The interest rate characteristics and maturity structure compositions of the loan portfolio at September 30, 2008 are set forth in the tables below.

Interest Rate Characteristic	Percentage of Portfolio
Fixed-rate loans	48.35%
Variable-rate Prime-Indexed loans	35.55%
Variable-rate LIBOR-indexed loans	16.10%

Total	100.00%

Maturity Structure	Percentage of Portfolio
One month of less	50.61%
Two to six months	2.16%
Six to twelve months	0.63%
One to two Years	3.09%
Two to three years	11.56%
Three to five years	27.81%
Greater than five years	4.14%

Total	100.00%

        As of September 30, 2008, Graystone reported deposit liabilities of approximately $490.2 million, securities sold under agreements to repurchase of approximately $24.9 million, borrowing from the Federal Home Loan Bank of Pittsburgh ("FHLB") of $37.0 million, and borrowing from an unaffiliated bank of $4.5 million.

        Time deposits comprise approximately $286.1 million of deposit liabilities. The maturity structure of the time deposit portfolio is summarized below.

Certificates of Deposit Maturity Structure	Dollars (millions)	Percentage
Three months or less	$107.6	37.6%
Over three months through twelve months	155.8	54.5%
Over one year through three years	20.7	7.2%
Over three years	2.0	0.7%

Total	$286.1	100.0%

        Graystone uses several tools to assess and measure its interest rate risk including interest rate simulation analysis that is prepared on a quarterly basis.

  •
  Gap Analysis.  Graystone uses gap analysis to compare the relationship of assets that are expected to reprice during a specific time frame ("Rate Sensitive Assets" or "RSA") as compared to liabilities that are scheduled to reprice during an identical time period ("Rate Sensitive Liabilities" or "RSL"). When the ratio is greater than one, RSA exceed RSL and potentially exposes the bank to a risk of a decline in interest rates by virtue of a larger amount of assets repricing at lower interest rates than rate sensitive liabilities. The converse would be true of a RSA/RSL ratio less than 1.0. While gap analysis can be useful in evaluating the relationship of RSA to RSL, it does not capture other critical interest rate risk variables such as the extent of change that will take place when a RSA or RSL reprices.

  •
  Net Interest Income at Risk.  Graystone assesses the percentage change in net interest income assuming interest rate shocks (upward and downward) of 100, 200, and 300 basis points. This analysis captures the timing of the repricing of RSA and RSL as well as the degree of change ("beta") in the interest rates of particular asset and liability products that occurs as interest rates move upward or downward.

  •
  Economic Value of Equity at Risk.  Graystone assesses the present value of cash inflows of cash, investments, loans, bank-owned life insurance policies, when applicable, netted against the present value of cash outflows from deposits, repurchase agreements, borrowings, and other interest-bearing liabilities, all discounted from their repricing dates to a measurement date. This measure is expressed as the percentage change in the present value of such cash flows when interest rates are shocked (upward and downward) at 100, 200, and 300 basis points.

        Each analysis is largely dependent on many assumptions and variables with past behaviors that may not prove to be effective predictors of future outcomes. These assumptions are reviewed on at least a quarterly basis.

        Under the Asset and Liability Management Policy and Procedures, the interest rate simulation reports specifically measures:

  •
  The ratio of rate sensitive assets to rate sensitive liabilities at a one-year time frame;

  •
  The percentage change in net interest income for one year assuming interest rate shocks of 100, 200, and 300 basis points.

  •
  The percentage change in economic value of equity at risk assuming interest rate shocks of 100, 200, and 300 basis points.

The following table summarizes the interest rate simulation test results as of September 30, 2008.

	Policy	Metric
RSA/RSL at one year	80% - 120%	100.25%

		Metric
Net interest income at risk (one year)	Policy	Shock Up	Shock Down
Interest rate shock at 100 basis points	≤15%	3.95%	(4.29)%
Interest rate shock at 200 basis points	≤25%	8.11%	(10.28)%
Interest rate shock at 300 basis points	≤30%	12.31%	(15.72)%

		Metric
Economic value of equity at risk (one year)	Policy	Shock Up	Shock Down
Interest rate shock at 100 basis points	≤15%	(2.68)%	6.42%
Interest rate shock at 200 basis points	≤25%	(4.98)%	14.88%
Interest rate shock at 300 basis points	≤30%	(7.14)%	25.43%

        As of December 31, 2007, the ratio of rate sensitive assets to rate sensitive liabilities at one year was 93.18%. Generally, the ratios at both December 31, 2007 and September 30, 2008 indicate that assets and liabilities repricing within one year are reasonably matched. Also, as of December 31, 2007, net interest income at risk and the economic value of equity at risk were within ALCO policies.

        As of September 30, 2008, approximately 52% of the Graystone loan portfolio was comprised of variable rate loans. Subject to the protections of interest rate floors and caps, the variable rate loan portfolio generally reprices immediately upon movements of the prime rate and LIBOR. Also, as of September 30, 2008, approximately 62% of the portfolio of certificates of deposit matured beyond three months. Accordingly, Graystone was subject to a risk of declining interest rates over time periods less than one year.

        The interest rate simulation test results indicate levels of future interest rate risk within the acceptable parameters per the policies established by ALCO. Management continues to evaluate strategies in conjunction with Graystone's ALCO to effectively manage the interest rate risk position. Such strategies could include altering the mix of loan and deposits by product, utilizing risk management instruments such as interest rate swaps, caps, and floors, or changing the amount or maturity structure of debt.

Liquidity

        Graystone manages its liquidity position on a daily basis as part of the daily settlement function and continuously as part of the formal asset liability management process. Graystone's liquidity is maintained by managing several variables including, but not limited to:

  •
  Pricing and dollar amount of core deposit products;

  •
  Pricing and dollar amount of in-market time deposits;

  •
  Growth rate of the loan portfolio (including the sale of loans on a participation basis);

  •
  Purchase and sale of federal funds;

  •
  Purchase and sale of investment securities;

  •
  Use of wholesale funding such as brokered deposits; and

  •
  Use of borrowing capacity at the FHLB.

        Management also maintains a detailed liquidity contingency plan designed to respond to an overall decline in the condition of the banking industry or a problem specific to Graystone. On a quarterly basis, the ALCO of the board of directors reviews a comprehensive liquidity analysis along with any changes to the liquidity contingency plan.

        The unaudited Consolidated Statements of Cash Flows provide additional information on our sources and uses of funds. From a funding standpoint, we have been able to rely on a base of strong in-market deposit growth. Graystone generated $2.2 million in cash from operating activities during the nine-months ended September 30, 2008 versus $256 thousand used during the nine-months ended September 30, 2007. The increase was primarily a result of increased net income and associated cash flows from operating activities driven by rapid growth in Graystone's core business of banking. Investing activities resulted in a net cash outflow of $173.4 million during the nine-months ended

September 30, 2008 compared to a net cash outflow of $114.5 million during the nine-months ended September 30, 2007. A net increase in loans of $12.3 million, along with a purchase of bank-owned life insurance of $12.0 million during the nine-months ended September 30, 2008, and a $35.1 million decrease in net proceeds from maturities of securities available for sale, contributed to the increase in investing activities during the nine-months ended September 30, 2008 from the same period in 2007. Financing activities resulted in a net inflow of $177.0 million for the nine-months ended September 30, 2008 compared to $147.5 for the nine-months ended September 30, 2007. The cash inflow for the nine-months ended September 30, 2008 was mostly from an increase in deposits of $141.3 million and issuance of $37.1 million in debt outstanding at September 30, 2008. For the nine-months ended September 30, 2007, cash inflows resulted primarily from $138.6 million in deposit growth and $15.0 million in proceeds from the sale of common stock.

        At September 30, 2008, liquid assets (defined as cash and cash equivalents, loans held for sale, and securities available for sale) totaled $56.5 million, or 9%, of total assets. This compares to $51.4 million, or 12%, of total assets, at September 30, 2007.

        Graystone maintains secondary sources of liquidity which can be drawn upon if needed. These sources of liquidity include borrowing capacity at the FHLB, a secured revolving line of credit at an unaffiliated bank, and federal funds lines of credit. At September 30, 2008, Graystone had a maximum borrowing capacity at the FHLB of $54.3 million based on an assessment of the balance sheet of the Bank as of March 31, 2008 by the FHLB. Unused availability with the FHLB was approximately $17.3 million. The outstanding principal balance under the secured revolving line of credit at an unaffiliated bank was $4.5 million and $4.4 million, at September 30, 2008 and December 31, 2007, respectively. Availability under the line of credit was $5.0 million and $5.1 million, at September 30, 2008 and December 31, 2007, respectively. Additionally, Graystone had both secured and unsecured federal funds line of credit capacity of $15.0 million. At September 30, 2008, Graystone did not have purchased federal funds.

        Management is actively engaged in discussions with other financial institutions to expand its portfolio of federal funds lines of credit and expects to increase the aggregate of such lines during the fourth quarter of 2008. Additionally, due to actual and expected changes to the balance sheet of the Bank between March 31, 2008 and December 31, 2008, and also due to changes in the timing and methodology of collecting balance sheet data by the FHLB, Management expects that the maximum borrowing capacity (MBC) will increase during the fourth quarter of 2008.

        On April 16, 2008, Graystone entered into an agreement with Promontory Interfinancial Network, LLC to provide up to $30.0 million of Insured Network Deposits ("IND") from broker dealers priced at one-month LIBOR plus 10 basis points. Approximately $11.1 million in balances at September 30, 2008 under this program were placed in money market and NOW accounts.

        Wholesale funding, which is defined as wholesale deposits (primarily brokered certificates of deposit and funds from the Insured Network Deposit sources "IND") and borrowed funds from the FHLB were approximately $100.6 million at September 30, 2008, representing approximately 19.1% of the aggregate balance of deposits and wholesale funding. Of this amount, $37.0 million was in the form of advances from the FHLB; $52.5 million was in the form of brokered certificates of deposit maturing on or before March 12, 2009, and $11.1 million was in the form of IND brokered deposits. At December 31, 2007, Graystone did not have wholesale funding balances outstanding. Graystone began using wholesale funding during the calendar year 2008 to supplement the growth of in-market deposits, often at lower costs than funds available in the local market.

        Graystone's unaudited consolidated financial statements do not reflect various off-balance sheet commitments that are made in the normal course of business, which may involve some liquidity risk. Off-balance sheet arrangements are discussed in Note 10 to the unaudited consolidated financial statements.

        Management is of the opinion that its liquidity position at September 30, 2008 is adequate to respond to fluctuations "on" and "off" balance sheet. In addition, management knows of no trends, demands, commitments, events or uncertainties that may result in, or that are reasonably likely to result in Graystone's inability to meet anticipated or unexpected liquidity needs.

        On October 14, 2008, the United States Treasury, Federal Reserve Bank and FDIC announced in a joint statement, details of two government programs under the Emergency Economic Stabilization Act of 2008 ("EESA"). The EESA was enacted to provide authority for the Federal Government to purchase and insure certain types of troubled assets for the purposes of providing stability to and preventing disruption in the economy and financial system and protecting taxpayers, to amend the Internal Revenue Code of 1986 to provide incentives for energy production and conservation, to extend certain expiring provisions, to provide individual income tax relief, and for other purposes. The two programs of potential application for Graystone are the Trouble Asset Relief Program ("TARP") and the FDIC Temporary Liquidity Program ("TLGP").

TARP

        Under the TARP's Capital Purchase Program (CPP), a financial institution may issue preferred shares to the United States Treasury up to the the greater of 1.0% of Total Risk-weighted Assets and the lesser of (i) an amount equal to three percent of the Total Risk-Weighted Assets or (ii) $25 billion. Graystone would be constrained by the first metric at approximately $15.0 million. For publicly traded companies, the preferred shares will have a dividend rate of 5.0% per annum for the first 5 years and 9.0% thereafter. In addition to purchasing the preferred shares, Treasury must also obtain warrants for common stock that may be converted into common stock equivalent in value to 15% of the amount of the capital purchased by the Treasury, calaculated based on the average of closing prices of the common stock on the 20 trading days ending on and including the last trading day prior to the date of execution of the Purchase Agreement. Under alternative guidelines applicable to non-public institutions such as Graystone, the warrants would be exercisable for additional preferred shares having a dividend rate of 9.0% per annum.

        Funds derived from the CPP qualify as Tier 1 capial. The program imposes certain restrictions on the payment of increased dividends per share (United States Treasury consent requirements) as well as certain requirements with respect to executive compensation. Graystone has submitted an initial application for participation in the CPP, but has not made any final determination regarding participation.

TLGP

        The TLGP has two components. Participation in each component of the TLGP requires the filing of an election form with the FDIC on or before December 5, 2008. Graystone has elected to participate in both components of the TLGP.

        One program provides unlimited FDIC insurance on non-interest-bearing tranasaction accounts. Financial institutions participating in this program will be assessed 10 basis points on balances in non-interest-bearing transaction accounts that are in excess of the $250,000 FDIC insurance threshhold. Based on the November 21, 2008 final rule ("Final Rule") published by the FDIC, the definition of non-interest-bearing accounts was expanded to include IOLTAs (not limited as to interest rate) and NOW accounts paying interest less than or equal to 50 basis points.

        Under the second program, the FDIC will guarantee new, senior unsecured debt issued by a bank, thrift or holding company. Debt that is issued on or before June 30, 2009 will be fully guaranteed by the FDIC to June 2012. Under the Final Rule, the nature of the FDIC guarantee has been modified to reflect the full faith and credit of the United States for the timely payment of principal and interest.

        The FDIC will temporarily guarantee newly issued unsubordinated debt in a total amount up to 125 percent of the par or face value of senior unsecured debt outstanding, excluding debt extended to affiliates, as of September 30, 2008, that is scheduled to mature before June 30, 2009. Eligible entities with little or no senior unsecured debt as of September 30, 2008, may participate in the program up to two percent of total liabilities reported on the call report dated as of September 30, 2008. Graystone Bank had total liabilities of approximately $557.6 million of September 30, 2008. Accordingly, the two percent program participation ceiling would be approximately $11.2 million.

        The fee structure of the program is based on the maturity of the debt issued as set forth below:

a. Less than 180 days	50 Bps
b. 181-364 days	75 Bps
c. Greater than 1 year:	100 Bps

Quantitative and Qualitative Disclosures About Market Risk

        Graystone's exposure to market risk principally includes interest rate risk is discussed within the Interest Rate Sensitivity subsection of Management's Discussion and Analysis of Financial Condition and Results of Operations for Graystone for the Nine-Month Period Ended September 30, 2008.

 Supervision and Regulation of Tower and Graystone

Introduction

        Federal and Pennsylvania banking laws, regulations and policies extensively regulate Tower, Graystone, and their subsidiary banks, The First National Bank of Greencastle and Graystone Bank, including prescribing standards relating to capital, earnings, dividends, the repurchase or redemption of shares, loans or extension of credit to affiliates and insiders, internal controls, information systems, internal audit systems, loan documentation, credit underwriting, asset growth, impaired assets and loan-to-value ratios. This regulatory framework is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole.

        The following summarizes the material elements of the regulatory framework that apply to Tower, The First National Bank of Greencastle, Graystone and Graystone Bank. It does not describe all of the statutes, regulations and policies that are applicable. Also, it does not restate all of the requirements of the statutes, regulations and policies that are described. Consequently, the following summary is qualified in its entirety by reference to the applicable statue, regulations and policies discussed or incorporated by reference into this document. Any change in these applicable laws, regulations or policies may have a material effect on the business of Tower, The First National Bank of Greencastle, Graystone and Graystone Bank.

Tower and Graystone

        Bank Holding Company Activities.    Tower and Graystone are bank holding companies and are subject to regulation and examination by the Pennsylvania Department of Banking and the Federal Reserve Board. We are required to file an annual report with the Federal Reserve Board and such additional information as the Federal Reserve Board may require pursuant to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The BHC Act requires each bank holding company to obtain the approval of the Federal Reserve Board before it may acquire substantially all the assets of any bank, or before it may acquire ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of such bank.

        Pursuant to provisions of the BHC Act and regulations promulgated by the Federal Reserve Board thereunder, we may only engage in or own companies that engage in activities deemed by the Federal Reserve Board to be so closely related to the business of banking or managing or controlling banks as to be a proper incident thereto, and the holding company must gain permission from the Federal Reserve Board prior to engaging in most new business activities.

        In addition, a bank holding company and its subsidiaries are subject to certain restrictions imposed by the BHC Act on any extensions of credit to the bank or any of its subsidiaries, investments in the stock or securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

        Source of Strength Doctrine.    Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board regulations or both. This doctrine is commonly known as the "source of strength" doctrine.

        Capital Adequacy.    The Federal banking regulators have adopted risk-based capital guidelines for bank holding companies. Currently, the required minimum ratio of total capital to risk-weighted assets (including off-balance sheet activities, such as standby letters of credit) is 8%. At least half of the total capital is required to be Tier 1 capital, consisting principally of common shareholders' equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less goodwill. The remainder (Tier 2 capital) may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, perpetual preferred stock and a limited amount of the general loan loss allowance.

        In addition to the risk-based capital guidelines, the Federal banking regulators established minimum leverage ratio (Tier 1 capital to total assets) guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of 3% for those bank holding companies which have the highest regulatory examination ratings and are not contemplating or experiencing significant growth or expansion. All other bank holding companies are required to maintain a leverage ratio of at least 4%.

The First National Bank of Greencastle

        The operations of The First National Bank of Greencastle are subject to federal and state statutes applicable to banks chartered under the banking laws of the United States, to members of the Federal Reserve System and to banks whose deposits are insured by the Federal Deposit Insurance Corporation. Bank operations are also subject to regulations of the Office of the Comptroller of the Currency, the Federal Reserve Board and the Federal Deposit Insurance Corporation.

        The primary supervisory authority of The First National Bank of Greencastle is the Office of the Comptroller of the Currency ("OCC"), who regularly examines such areas as reserves, loans, investments, management practices and other aspects of bank operations. These examinations are designed primarily for the protection of The First National Bank of Greencastle's depositors.

        Federal and state banking laws and regulations govern, among other things, the scope of a bank's business, the investments a bank may make, the reserves against deposits a bank must maintain, the loans a bank makes and collateral it takes, the maximum interest rates a bank may pay on deposits, the activities of a bank with respect to mergers and consolidations, and the establishment of branches, and management practices and other aspects of banking operations.

Graystone Bank and Survivor Graystone Tower Bank

        Graystone Bank is a Pennsylvania-chartered banking institution and is subject to regulation, supervision and regular examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. After the bank merger, the resulting bank, Graystone Tower Bank, will continue to be subject to the same regulation and supervision as Graystone Bank.

        The laws of Pennsylvania applicable to Graystone Bank include, among other things, provisions that (1) require the maintenance of certain reserves against deposits, (2) limit the type and amount of loan activities and (3) limit the payment of dividends. The amount of funds that the bank may lend to a single borrower is limited generally under Pennsylvania law to fifteen percent (15%) of the aggregate of its capital, surplus, undivided profits, loan loss reserves and capital securities of the bank (all as defined by statute and by regulation).

        Applicable Pennsylvania law also requires that a bank obtain the approval of the Department of Banking prior to effecting any merger where the surviving bank would be a Pennsylvania-chartered bank. In reviewing the merger application, the Department considers, among other things, whether the merger would be consistent with adequate and sound banking practices and in the public interest on the basis of several factors, including the potential effect of the merger on competition and the convenience and needs of the area primarily to be served by the bank resulting from the merger. Pennsylvania law prohibits any person or group from acquiring or proposing to acquire more than 10% of the outstanding shares of any bank without the prior approval of the Department of Banking.

Federal Regulations Applicable to the Banks

        Restrictions on Transactions with Affiliates and Insiders.    Graystone Bank and the First National Bank of Greencastle are subject to the restrictions of Sections 23A, 23B, 22(g) and 22(h) of the Federal Reserve Act and Regulation O adopted by the Federal Reserve Board. Section 23A requires that loans or extensions of credit to an affiliate, purchases of securities issued by an affiliate, purchases of assets from an affiliate (except as may be exempted by order or regulation), the acceptance of securities issued by an affiliate as collateral and the issuance of a guarantee, acceptance of letters of credit on behalf of an affiliate (collectively, "Covered Transactions") be on terms and conditions consistent with safe and sound banking practices. Section 23A also imposes quantitative restrictions on the amount of and collateralization requirements on such transactions. Section 23B requires that all Covered Transactions and certain other transactions, including the sale of securities or other assets to an affiliate and the payment of money or the furnishing of services to an affiliate, be on terms comparable to those prevailing for similar transactions with non-affiliates.

        Section 22(g) and 22(h) of the Federal Reserve Act impose similar limitations on loans and extensions of credit from the bank to its executive officers, directors and principal shareholders and any of their related interests. The limitations restrict the terms and aggregate amount of such transactions. Regulation O implements the provisions of Sections 22(g) and 22(h) and requires maintenance of records of such transactions by the bank and regular reporting of such transactions by insiders. The FDIC also requires the bank, upon request, to disclose publicly loans and extensions of credit to insiders in excess of certain amounts.

        Community Reinvestment Act.    Under the Community Reinvestment Act of 1977 ("CRA"), the FDIC is required to assess the record of all financial institutions regulated by it to determine if these institutions are meeting the credit needs of the community (including low and moderate income neighborhoods) which they serve. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Following a March 2008 CRA examination, The First National Bank of Greencastle received a rating of "satisfactory". Following a February 2008 CRA examination, Graystone Bank received a rating of "satisfactory".

        Bank Secrecy Act.    Under the Bank Secrecy Act, banks and other financial institutions are required to report to the Internal Revenue Service currency transactions of more than $10,000 or multiple transactions of which a bank is aware in any one day that aggregate in excess of $10,000. Civil and criminal penalties are provided under the BSA for failure to file a required report, for failure to supply information required by the BSA or for filing a false or fraudulent report.

        FDICIA—Capital Adequacy and Prompt Corrective Action.    The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") establishes five different levels of capitalization of financial institutions, with "prompt corrective actions" and significant operational restrictions imposed on institutions that are capital deficient under the categories. The five categories are: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

        To be considered well capitalized, an institution must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, a leverage capital ratio of 5%, and must not be subject to any order or directive requiring the institution to improve its capital level. An institution falls within the adequately capitalized category if it has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage capital ratio of at least 4%. Institutions with lower capital levels are deemed to be undercapitalized, significantly undercapitalized or critically undercapitalized, depending on their actual capital levels. In addition, the appropriate federal regulatory agency may downgrade an institution to the next lower capital category upon a determination that the institution is in an unsafe or unsound condition, or is engaged in an unsafe or unsound practice. Institutions are required under FDICIA to closely monitor their capital levels and to notify their appropriate regulatory agency of any basis for a change in capital category. Each of The First National Bank of Greencastle and Graystone Bank exceeds the minimum capital levels of the well capitalized category.

        Other Provisions of FDICIA.    Each depository institution is required to submit audited financial statements to its primary regulator and the FDIC, which reports are made publicly available. In addition, the audit committee of depository institutions with assets of $500 million or more must consist of a majority of outside directors and the audit committee of depository institutions with $1 billion or more in total assets must consist entirely of outside directors. In addition, an institution must notify the FDIC and the institution's primary regulator of any change in the institution's independent auditor, and annual management letters must be provided to the FDIC and the depository institution's primary regulator.

        Under FDICIA, each federal banking agency must prescribe certain safety and soundness standards for depository institutions and their holding companies. Three types of standards must be prescribed: asset quality and earnings, operational and managerial, and compensation. Such standards would include a ratio of classified assets to capital, minimum earnings, and, to the extent feasible, a minimum ratio of market value to book value for publicly traded securities of such institutions and holding companies. Operational and managerial standards must relate to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) interest rate exposure, (v) asset growth, and (vi) compensation, fees and benefits.

        Provisions of FDICIA relax certain requirements for mergers and acquisitions among financial institutions, including authorization of mergers of insured institutions that are not members of the same insurance fund, and provide specific authorization for a federally chartered savings association or national bank to be acquired by an insured depository institution.

        Under FDICIA, all depository institutions must provide 90 days notice to their primary federal regulator of branch closings, and penalties are imposed for false reports by financial institutions. Depository institutions with assets in excess of $500 million must be examined on-site annually by their primary federal or state regulator or the FDIC.

        FDIC Insurance and Assessments.    Deposit accounts in Graystone Bank and The First National Bank of Greencastle insured by the Federal Deposit Insurance Corporation up to applicable limits. Graystone Bank's and The First National Bank of Greencastle's deposits, therefore, are subject to FDIC deposit insurance assessments.

        The FDIC utilizes a risk-based assessment system that imposes insurance premiums based on a risk-based assessment system that ties each financial institution's premiums to the risk it poses to the deposit insurance fund. As of January 1, 2007, the FDIC evaluates the risk of each financial institution based on three primary sources of information: (1) its supervisory rating, (2) its financial ratios, and (3) its long-term debt issuer rating, if the institution has one.

        Other Laws and Regulations.    State usury and credit laws limit the amount of interest and various other charges collected or contracted by a bank on loans. Each of The First National Bank of Greencastle's and Graystone Bank's loans are also subject to federal laws applicable to credit transactions, such as the following:

  •
  Federal Truth-In-Lending Act, which governs disclosures of credit terms to consumer borrowers;

  •
  Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

  •
  Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;

  •
  Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;

  •
  Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

  •
  Various rules and regulations of various federal agencies charged with the implementation of such federal laws.

        Our operations are subject to additional federal laws and regulations applicable to financial institutions, including, without limitation:

  •
  Privacy provisions of the Gramm-Leach-Bliley Act and related regulations, which require us to maintain privacy policies intended to safeguard customer financial information, to disclose the policies to our customers and to allow customers to "opt out" of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions;

  •
  Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

  •
  Consumer protection rules for the sale of insurance products by depository institutions, adopted pursuant to the requirements of the Gramm-Leach-Bliley Act; and

  •
  USA Patriot Act, which requires financial institutions to take certain actions to help prevent, detect and prosecute international money laundering and the financing of terrorism.

Sarbanes-Oxley Act of 2002

        On July 30, 2002, the Sarbanes-Oxley Act of 2002 became law. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity securities registered or that file reports under the Securities Exchange Act of 1934. In particular, the Sarbanes-Oxley Act establishes: (i) new requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for the reporting company and its directors and executive officers; and (v) new and increased civil and criminal penalties for violations of the securities laws. Many of the provisions were effective immediately while other provisions become effective over a period of time and are subject to rulemaking by the SEC. Because Tower's common stock is registered with the SEC, it is currently subject to this act.

Emergency Economic Stabilization Act of 2008

        In response to this financial crisis, the United States government passed the Emergency Economic Stabilization Act of 2008, (the "EESA") on October 3, 2008 which provides the United States Treasury Department (the "Treasury") with broad authority to implement certain actions to help restore stability and liquidity to the U.S. markets. Pursuant to the EESA, the Treasury has the ability to purchase or insure up to $700 billion in troubled assets held by financial institutions under the Troubled Asset Relief Program ("TARP"). On October 14, 2008, the Treasury announced it would purchase equity stakes in financial institutions under a Capital Purchase Program (the "CPP") of up to $250 billion of the $700 billion authorized under the TARP. The CPP provides direct equity investment of perpetual preferred stock by the Treasury in qualified financial institutions. The program is voluntary and requires an institution to comply with a number of restrictions and provisions, including limits on executive compensation, stock redemptions and declaration of dividends. The CPP also requires the Treasury to receive warrants for common stock equal to 15% of the capital invested by the Treasury. Applications must be submitted by November 14, 2008 and are subject to approval by the Treasury. Graystone has applied to participate in the CPP, and Tower has decided not to participate in the CPP.

        The EESA included a provision for a temporary increase in the Federal Deposit Insurance (FDIC) from $100,000 to $250,000 per depositor effective October 3, 2008 through December 31, 2009. In addition, the FDIC announced the Temporary Liquidity Guarantee Program effective October 14, 2008, enabling the FDIC to temporarily provide a 100% guarantee of newly issued senior unsecured debt of all FDIC-insured institutions and their holding companies issued before June 30, 2009, as well as deposits in non-interest bearing transaction deposit accounts through December 31, 2009. Coverage under the Temporary Liquidity Guarantee Program is available for 30 days without charge and thereafter at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for non-interest bearing transaction deposits. Tower has determined it will continue to participate in the Temporary Liquidity Guarantee Program for non-interest bearing deposit accounts after the 30 day initial period and is assessing its participation for issuance of unsecured debt. Graystone has elected to participate in both aspects of the Temporary Liquidity Guarantee Program.

        It is not clear at this time what impact these programs announced by the Treasury and other bank regulatory agencies and any additional programs that may be initiated in the future, will have on Tower or the financial markets as a whole.

Memorandum of Understanding

        Currently, The First National Bank of Greencastle is subject to a Memorandum of Understanding (MOU) with the Office of the Comptroller of the Currency, its primary federal regulator. In connection with the bank merger of The First National Bank of Greencastle with and into Graystone Bank under the name Graystone Tower Bank, the Pennsylvania Department of Banking and/or FDIC could require the combined bank to comply with some or all requirements of the MOU. This could result in significant costs and restrictions to Graystone Tower Bank going forward.

Future Legislation

        Proposed legislation is introduced in almost every legislative session that would dramatically affect the regulation of the banking industry. We cannot predict if any such legislation will be adopted nor if adopted how it would affect the business of Tower, Graystone, The First National Bank of Greencastle or Graystone Bank. Past history has demonstrated that new legislation or changes to existing laws or regulations usually results in greater compliance burden and therefore generally increases the cost of doing business.

Description of Tower Capital Securities

        The authorized capital stock of Tower consists of five million (5,000,000) shares of common stock, no par value, and five hundred thousand (500,000) shares of preferred stock, $2.50 par value. Tower is proposing to increase its authorized number of common stock to fifty million (50,000,000) shares. See "Proposal: Amendment to Tower's Articles of Incorporation to Increase in Authorized Number of Shares" below.

        As of December 31, 2008, there were 2,315,480 shares of Tower common stock issued and outstanding, 105,001 shares held by Tower as treasury stock, and no shares of Tower preferred stock issued or outstanding. There are no other shares of capital stock of Tower authorized, issued or outstanding.

        Tower has no options, warrants or other rights authorized, issued or outstanding other than options and rights granted under Tower's various stock compensation and dividend reinvestment plans.

Description of Tower's Common Stock.

Dividends

        The holders of Tower common stock share ratably in dividends when and if declared by Tower's board of directors from legally available funds. Declaration and payment of cash dividends by Tower depends upon cash dividend payments to it by The First National Bank of Greencastle, which is Tower's primary source of revenue and cash flow. Tower is a legal entity separate and distinct from The First National Bank of Greencastle. Accordingly, the right of Tower, and consequently the right of creditors and shareholders of Tower, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of Tower in its capacity as a creditor may be recognized.

Pre-Emptive Rights, Redemption

        Holders of Tower common stock do not have pre-emptive rights to acquire any additional shares of Tower common stock. Tower common stock is not subject to redemption.

Liquidation Rights

        In the event of Tower's liquidation, dissolution or winding-up, whether voluntary or involuntary, holders of Tower common stock will share ratably in any of its assets or funds that are available for distribution to its shareholders after satisfaction, or adequate provision is made for satisfaction, of its liabilities, and after payment of any liquidation preferences of any outstanding shares of Tower preferred stock.

Preferred Stock

        Tower's board of directors is authorized to issue shares of Tower preferred stock, without shareholder approval. Tower's board will determine the rights, qualifications, limitations and restrictions of each series of Tower preferred stock at the time of issuance, including without limitation, rights as to dividends, voting and convertibility into shares of Tower common stock. Shares of Tower preferred stock may have dividend, redemption, voting, and liquidation rights that take priority over the Tower common stock, and may be convertible into Tower common stock.

Anti-Takeover Article and Bylaw Provisions

        Tower's articles of incorporation and bylaws contain certain provisions that may have the effect of deterring or discouraging an attempt to take control of Tower. Among other things these provisions:

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  Empower Tower's board of directors, without shareholder approval, to issue shares of Tower preferred stock the terms of which, including voting power, are set by Tower's board of directors;

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  Divide Tower's board of directors into three classes serving staggered three-year terms;

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  Require that shares with at least 66 2/3% or, in certain instances, a majority of total voting power approve the repeal or amendment of certain provisions of Tower's articles of incorporation;

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  Eliminate cumulative voting in the election of directors; and

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  Require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

        The Pennsylvania Business Corporation Law of 1988, as amended, also contains certain provisions applicable to Tower that may have the effect of deterring or discouraging an attempt to take control of Tower. These provisions, among other things:

  •
  Require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation (Subchapter 25E of the Pennsylvania Business Corporation Law);

  •
  Prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a person or group beneficially owning 20% or more of a public corporation's voting power (Subchapter 25F of the Pennsylvania Business Corporation Law);

  •
  Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless "disinterested shareholders" approve such voting rights (Subchapter 25G of the Pennsylvania Business Corporation Law);

  •
  Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation's equity securities purchased over the prior 24 or subsequent 18 months (Subchapter 25H of the Pennsylvania Business Corporation Law);

  •
  Expand the factors and groups (including shareholders) which a corporation's board of directors can consider in determining whether an action is in the best interests of the corporation;

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  Provide that a corporation's board of directors need not consider the interests of any particular group as dominant or controlling;

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  Provide that a corporation's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

  •
  Provide that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

  •
  Provide that the fiduciary duty of a corporation's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

        The Pennsylvania Business Corporation Law also explicitly provides that the fiduciary duty of directors does not require them to:

  •
  Redeem any rights under, or to modify or render inapplicable, any shareholder rights plan;

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  Render inapplicable, or make determinations under, provisions of the Pennsylvania Business Corporation Law relating to control transactions, business combinations, control-share acquisitions or disgorgement by certain controlling shareholders following attempts to acquire control; or

  •
  Act as the board of directors, a committee of the board or an individual director, solely because of the effect the action might have on an acquisition or potential acquisition of control of the corporation or the consideration that might be offered or paid to shareholders in such an acquisition.

 Comparison of Shareholders' Rights

        Upon completion of the merger, Graystone shareholders will become Tower shareholders, and their rights will be governed by the articles of incorporation and bylaws of Tower. Consequently, certain differences in the rights of the shareholders of Tower might exist between their rights as either Tower or Graystone shareholders.

        The following is a summary of the material differences that Graystone shareholders will experience regarding their rights as shareholders of Tower. This discussion is not a complete statement of all differences affecting the rights of Graystone and Tower shareholders, and we qualify this discussion in its entirety by reference to the Pennsylvania Business Corporation Law and the articles of incorporation and bylaws of Graystone and Tower.

Number of Authorized Shares of Capital Stock

        Tower, pre-merger.    The articles of incorporation currently authorize 5,000,000 shares of common stock and 500,000 shares of preferred stock.

        Tower, post-merger.    Upon approval and adoption by the shareholders of the proposed amendment to Tower's articles of incorporation pursuant to the terms of the merger agreement, the articles of incorporation will authorize 50,000,000 shares of common stock and 500,000 shares of preferred stock.

        Graystone.    The articles of incorporation authorize 100,000,000 shares of common stock and 2,000,000 shares of preferred stock.

Share Certificates

        Tower, pre-merger.    The current bylaws of Tower do not allow for the representation of share ownership in an uncertificated form.

        Tower, post-merger.    The proposed amendment to Tower's bylaws will allow for the representation of share ownership in certificated and uncertificated form.

        Graystone.    The articles of incorporation and bylaws of Graystone allow for the representation of share ownership in certificated and uncertificated form.

Annual Shareholder Meeting

        Tower, pre- and post-merger.    The annual meeting of shareholders shall be held no later than May 31 each year as fixed by the board of directors.

        Graystone.    The date of the annual meeting is fixed each year by the board of directors.

Special Meetings of Shareholders

        Tower, pre- and post-merger.    Shareholders entitled to cast at least one-fourth of the votes which all shareholders are entitled to cast at the special meeting may call a special meeting of shareholders.

        Graystone.    Shareholders entitled to cast not less than one-half of the issued and outstanding capital stock of Graystone entitled to vote at the special meeting may call a special meeting of shareholders.

Notice of Shareholder Meetings

        Tower, pre- and post-merger.    Unless required otherwise by law, each shareholder is entitled to notice of a meeting of shareholders at least ten days before the meeting.

        Graystone.    Unless required otherwise by law, each shareholder is entitled to notice of a meeting of shareholders at least five days before the meeting.

Fixing the Record Date

        Tower, pre- and post-merger.    The board of directors may fix a time as the record date for the event not more than 45 days prior to the date of any meeting, the date fixed for the payment of dividend, the date for the allotment of rights, and the date when any change or conversion of shares will be made or go in effect.

        Graystone.    The board of directors may fix a time as the record date for the event not more than 60 days prior to the date of any meeting, the date fixed for the payment of dividend, the date for the allotment of rights, and the date when any change or conversion of shares will be made or go in effect.

Composition of the Board of Directors

        Tower, pre-merger.    The current bylaws of Tower require that the board of directors be comprised of between five and 25 directors. The board of directors is divided into three classes of directors, and each director in a class serves a three-year term such that only the terms of directors in a single class expire in a given year. Upon a vacancy on the board of directors, the majority of the remaining directors will fill the open position.

        Tower, post-merger.    The proposed amendment to Tower's bylaws requires that for 3 years following the effective date of the merger Tower's board of directors be comprised of 20 directors with Tower and Graystone each selecting ten members from their current boards of directors for three years following the merger. Since Tower has only nine directors, it may choose, after consultation with Graystone, one director who does not currently serve on its board of directors to serve on the combined entity's board of directors. The directors will be divided as equally as possible among three classes of directors. Each director in a class will serve a three-year term such that only the terms of directors in a single class expire in a given year.

        Successors to any vacancies on the board of directors not resulting from an increase in the number of directors will be chosen by the remaining directors who are then on the Tower board of directors and who previously served on the board of directors from which the director who occupied the vacant position previously served. Successors to vacant positions will be selected in this manner for three years after the merger unless 80% of Tower's board of directors determines otherwise after the effective date of the merger. After this time, the majority of the remaining board of directors will fill vacant positions.

        Graystone.    The current bylaws of Graystone requires that the board be comprised of between five and 25 directors. The board of directors is divided into three classes of directors nearly equal in number as possible, each director in a class serves a three-year term such that only the terms of directors in a single class expire in a given year. Upon a vacancy on the board of directors, the majority of the remaining directors will fill the open position.

Composition of Board of Director Committees

        Tower, pre-merger.    Other than requiring the chairman of the board, the President and not less than two or more than three other non-employee directors to serve on the executive committee, there currently are no restrictions regarding the composition of board of director committees in the articles of incorporation or bylaws of Tower.

        Tower, post-merger.    The proposed amendment to Tower's bylaws requires that all committees of the board of directors have equal representation of directors of Tower prior to the merger and directors formerly of Graystone. The committees will be comprised accordingly for three years unless 80% of the board of directors of Tower determines otherwise after the effective date of the merger.

        Graystone.    Other than requiring the board of directors taking into consideration the requirements imposed by federal and state securities and banking regulators with respect to selecting members of its audit committee and that such committee have three outside directors, there are no restrictions regarding the composition of board of director committees in the articles of incorporation or bylaws of Graystone.

Advance Notice Requirement for Nomination of Candidates for Director

        Tower, pre- and post-merger.    Shareholders wishing to nominate a candidate for election to the board of directors must notify the Secretary of the Tower in writing 45 days prior to the date of any meeting of shareholder called for the election of directors. The notice must contain:

  1.
  The name and address of the proposed nominee;

  2.
  The age of the proposed nominee;

  3.
  The principal occupation of the proposed nominee;

  4.
  The number of shares the proposed nominee owns of Tower;

  5.
  The total number of shares that, to the knowledge of the notifying shareholder, that will be voting for the proposed nominee;

  6.
  The name and residence address of the notifying shareholder; and

  7.
  The number of shares the notifying shareholder owns of Tower.

        Though not specified in Tower's bylaws, shareholders who wish to include their nomination in the proxy materials of Tower also must comply with the timing and information requirements of the Securities & Exchange Commission Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

        Graystone.    Shareholders wishing to nominate a candidate for election to the board of directors must notify the Secretary of Graystone in writing 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Graystone in connection with the immediately preceding annual meeting of shareholders or the deadline for submitting shareholder proposals for inclusion in a proxy statement and form of proxy as calculated under Securities & Exchange Commission Rule 14a-8. The notice must include:

  1.
  The name, age, and business and residence address of each nominee;

  2.
  The principal occupation or employment of each nominee;

  3.
  The number of shares of capital stock of Graystone that are beneficially owned by each nominee; and

  4.
  A statement of qualifications of the recommended nominee and a letter from the nominee affirming that he or she will agree to serve on the board of directors if elected.

Advance Notice Requirement for Business to be Conducted at Annual Meeting

        Tower, pre- and post-merger.    Tower's bylaws do not contain advance notice requirements for shareholder proposals unrelated to the nomination of candidates for election to the board of directors. However, shareholders who wish to include these proposals in the proxy materials of Tower must comply with the timing and information requirements of the Securities & Exchange Commission Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

        Graystone.    Shareholders who wish to have their proposals considered at an annual meeting of shareholders but not included in Graystone's proxy materials must submit notice of their proposal to the principal executive offices of Graystone not later than 120 days prior to the anniversary date of the initial proxy materials or of a notice of the meeting by Graystone in connection with the immediately preceding annual meeting of shareholders. The notice must contain with respect to each proposal:

  1.
  A description of the proposal and the reasons for bringing the proposal to the consideration of the shareholders;

  2.
  The name and address of the shareholder making the proposal;

  3.
  The class and number of shares beneficially owned by the proposing shareholder and by any person in a voting group with the proposing shareholder with respect to Graystone;

  4.
  The identification of any person retained by the proposing shareholder to solicit votes for the passage of the proposal along with a brief description of the terms of the employment; and

  5.
  Any material interest the proposing shareholder has with respect to the proposal.

        Shareholders who wish to include their proposal in the proxy materials of Graystone must comply with the timing and information requirements of the Securities & Exchange Commission Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

Amendment of Articles of Incorporation

        Tower, pre- and post-merger.    A majority of the votes cast by all shareholders entitled to vote on the matter may amend the articles of incorporation. However, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Tower common stock may amend Article 7 of the articles of incorporation which relates to super-majority shareholder approval of mergers, consolidations, liquidations, or dissolutions.

        Graystone.    The affirmative vote of a majority of total votes eligible to be cast at a meeting on a proposal submitted by the board of directors may amend the articles of incorporation. However, the affirmative vote of at least two-thirds of the votes cast by all shareholders entitled to vote on the matter is required to amend Section 9 of the articles of incorporation relating to shareholder approval of mergers, consolidations, liquidations, or dissolutions.

Amendment of Bylaws

        Tower, pre-merger.    The affirmative vote of shareholders holding a majority of the outstanding common stock of Tower may amend Tower's bylaws. The majority vote of the board of directors also may amend the bylaws; however, an amendment of the bylaws by the board of directors is subject to the power of the shareholders to amend or repeal the amendment by an affirmative vote of the holders of a majority of the outstanding shares of common stock.

        Tower, post-merger.    Generally, the means by which the bylaws can be amended will not change after the merger. However, the provisions relating to the composition of the board of directors, the filling of vacancies of the board of directors, and the composition of committees of the board of directors for three years following the merger may only be amended by an affirmative vote of 80% of the board of directors.

        Graystone.    The affirmative vote of two-thirds of the entire board of directors may amend Graystone's bylaws other than Article 3, relating to the qualifications and terms of directors and vacancies on the board of directors. However, shareholders, by unanimous action, may amend or repeal any provision of the bylaws that had been previously approved by the board of directors. Furthermore, the majority affirmative vote of shareholders may amend Article 3 of the bylaws.

Fundemental Changes

        Tower, pre- and post-merger.    Tower's articles of incorporation require the approval of at least 66 2/3% of the outstanding shares of Tower for the merger, consolidation, liquidation or dissolution of Tower.

        Graystone.    Graystone's articles of incorporation require the approval of at least two-thirds of the outstanding shares of Graystone for the merger, consolidation, liquidation or dissolution of Graystone. If, however, the transaction is approved by at least two-thirds of the members of the board or directors, then only a majority of shares cast at a shareholders meeting to consider the transaction are required for the merger, consolidation, liquidation or dissolution of Graystone.

Anti-Takeover Provisions Applicable to Registered Corporations

        Tower, pre- and post-merger.    Tower is a "registered corporation" because its common stock is entitled to vote generally in the election of directors and is registered under the Securities Exchange Act of 1934. Accordingly, Tower is subject to the following "anti-takeover provisions" of Chapter 25 of the Pennsylvania Business Corporation Law, which contain a wide variety of transactional and status exemptions, exclusions, and safe harbors.

  •
  Subchapter 25E (relating to control transactions) provides that if any person or group of persons were to acquire more than 20% of the voting power of Tower, then the remaining shareholders could demand from such person or group of persons the fair value of their shares, including a proportionate amount of any control premium.

  •
  Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and a covered corporation, unless the business combination or share acquisition is approved by Tower's board of directors prior to the date the person became an interested shareholder. "Business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. An "interested shareholder" for this purpose is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

  •
  Subchapter 25G (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting the shares unless the "disinterested" shareholders approve the voting rights.

  •
  Subchapter 25H (relating to disgorgement) requires persons (1) who acquire 20% or more of the voting power of a covered corporation or (2) announce that they may acquire such control, and then sell shares within 18 months after the happening of (1) or (2) to disgorge the profits made from the transaction. Any profits from sales of equity securities of Tower by the person or group during the 18-month period belong to Tower if the securities that were sold were acquired during the 18-month period or with 24-months prior thereto.

  •
  Subchapter 25I (relating to severance payments) provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition under Subchapter 25G.

  •
  Subchapter 25J (relating to business combination transactions-labor contracts) prohibits the abolishment of certain labor contracts in connection with a control-share acquisition under Subchapter 25G.

        Graystone.    Graystone is not a "registered corporation" and its articles of incorporation specifically opts out of Subchapter 25E, 25F, 25G, 25H, 25I, and 25J of the Pennsylvania Business Corporation Law which are described above.

Directors' Duty to Consider a Merger or Combination with Another Corporation

        Tower, pre- and post-merger.    Pennsylvania Business Corporation Law states that in considering a transaction such as a merger or combination with another corporation:

  1.
  A director can consider a number of factors and groups in determining whether the transaction is in the best interests in Tower;

  2.
  A director need not consider the interests of any particular group as dominant or controlling;

  3.
  Directors, in order to satisfy the presumption that they have acted in the best interests of Tower, need not satisfy any special burden of proof;

  4.
  Actions approved by a majority of disinterested directors are presumed to satisfy these standards unless clear and convincing evidence shows that the directors did not assent to the action in good faith after reasonable investigation; and

  5.
  The fiduciary duty of a director is owed only to Tower and may be enforced by Tower or a shareholder in a derivative action but not by a shareholder directly.

        In addition to these provisions in the Pennsylvania Business Corporation Law, Tower's articles of incorporation further provide that its board of directors may, if it deems it advisable, oppose a tender or other offer for Tower's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the board of directors may, but is not legally obligated to, consider any pertinent issue. Though the board of directors is not legally obligated to consider the following, the articles of incorporation give examples of factors the board of directors may consider:

  •
  Whether the offer price is acceptable based on the historical and present operating results or financial condition of Tower;

  •
  Whether a more favorable price could be obtained for Tower's securities in the future;

  •
  The reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of Tower and its subsidiaries and the future value of Tower's stock;

  •
  The value of the securities (if any) which the offeror is offering in exchange for Tower s securities based on an analysis of the worth of Tower as compared the other entity whose securities are being offered;

  •
  Any antitrust or other legal and regulatory issues that are raised by the offer.

        If Tower's board of directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose. The articles of incorporation give these examples:

  •
  Advising shareholders not to accept the offer;

  •
  Litigation against the offeror;

  •
  Filing complaints with all governmental and regulatory authorities;

  •
  Acquiring the offeror corporation's own securities;

  •
  Selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto;

  •
  Acquiring a company to create an antitrust or other regulatory problem for the offeror and obtaining a more favorable offer from another individual or entity.

        Graystone.    The articles of incorporation do not further characterize the fiduciary duty of a director to consider a merger or business combination beyond the duty as described in the Pennsylvania Business Corporation Law summarized above.

Tower Proposal:
Amendment to Tower's Articles of Incorporation to
Increase in Authorized Number of Shares

        Tower's Articles of Incorporation of the corporation currently authorizes five million (5,000,000) shares of common stock, no par value per share and five hundred thousand (500,000) shares of series preferred stock, no par value per share. As of December 31, 2008, there were 2,315,480 shares of common stock issued and outstanding and no shares of series preferred stock issued and outstanding and 105,001 shares held in treasury. Of the remaining 2,579,519 authorized but unissued shares of common stock, 30,708 shares were reserved for issuance upon the exercise of outstanding stock options under the Tower's stock option plans and in connection with the corporation's Dividend Reinvestment and Stock Purchase Plan, as well. In order to complete the merger with Graystone, Tower must issue an additional 2,824,220 shares to Graystone shareholders and for outstanding Graystone options. Therefore, Tower does not have enough authorized shares to complete the merger. Furthermore, in the future, Tower may need additional authorized but unissued shares available for issuance, from time to time, as may be necessary in connection with future financings, investment opportunities, acquisitions of other companies, the declaration of stock dividends, stock splits or other distributions, or for other corporate purposes.

        On November 12, 2008, the Board of Directors approved and adopted resolutions to amend Article Fifth of the corporation's Articles of Incorporation to increase the number of authorized shares of common stock from 5,000,000 shares to 50,000,000 shares. These increases in the number of authorized shares require that shareholders adopt the amendment to the corporation's Articles of Incorporation. A true and correct copy of the amended and restated articles of incorporation is set forth in Exhibit 13 to Annex A to this proxy statement/prospectus, which is incorporated in its entirety into this proxy statement/prospectus.

        Except in relation to the merger with Graystone and as otherwise described in this proxy statement/prospectus, Tower has no present plans, undertakings or arrangements for issuing additional shares after the merger. The board of directors believes that it is advisable to have the ability to authorize additional shares to enable Tower, as the need may arise, to take prompt advantage of market conditions and favorable opportunities for the acquisition of other companies without the delay and expense of holding a special meeting of shareholders. The future issuance of shares of stock may dilute the present equity ownership position of current holders. The proposed amendment is not intended to have an anti-takeover effect. The issuance, however, of any of the shares may potentially have an anti-takeover effect by making it more difficult to obtain shareholder approval of actions, such as certain business combinations or removal of management.

        Unissued shares of common stock and series preferred stock are available for issuance at the discretion of the board of directors, from time to time, for any proper corporate purpose, generally without further action of the shareholders, upon the affirmative vote of a majority of the members of the board of directors. However, if the proposed amendment is adopted by the shareholders, the board of directors is not likely to solicit shareholder approval to issue the additional authorized shares, except to the extent that approval may be required by law, regulation or any agreement governing the trading of the Tower's stock.

        To provide sufficient shares for the future needs, the board of directors believes that it is in the best interest of the corporation for the shareholders to approve and adopt the amendment to Article Fifth of the Articles of Incorporation. The board of directors believes that the increase in the number of authorized shares is necessary to provide the corporation with as much flexibility as possible to issue additional shares for proper purposes, including financing, acquisitions, stock splits, stock dividends, employee incentive plans, and other similar purposes.

        As a result, the board of directors proposes that the corporation's Articles of Incorporation be amended and restated to revise Article 5(a) of the Articles of Incorporation to read as follows:

  "FIFTH. A. The aggregate number of shares that the Corporation shall have authority to issue is 50,000,000 shares of Common Stock (the "Common Stock") and 500,000 shares of preferred stock (the "Preferred Stock")."

        The affirmative vote of a majority of the votes cast by all Tower shareholders entitled to vote thereon is required to approve and adopt this amendment.

        Tower's board of directors recommends a vote FOR the proposal to amend Tower's Articles of Incorporation.

 Proposal:
Adjournment or Postponement of Special Meeting

        In the event that either Tower or Graystone does not have sufficient votes for a quorum or to approve and adopt the merger agreement at their special meetings of shareholders, they intend to adjourn or postpone their meetings to permit further solicitation of proxies. Tower and Graystone can only use proxies they receive at the time of their special meeting to vote for adjournment or postponement, if necessary, by submitting the question of adjournment or postponement to shareholders as a separate matter for consideration.

        The boards of directors of Tower and Graystone recommend that their respective shareholders mark their proxy in favor of the adjournment or postponement proposal so that their proxy may be used to vote for adjournment or postponement if necessary. If shareholders properly execute their proxy, Tower and Graystone will consider that those shareholders voted in favor of the adjournment or postponement proposal unless their proxy indicates otherwise. If Tower or Graystone adjourn or postpone their special meeting, they will not give notice of the time and place of the adjourned or postponed meeting other than by an announcement of such time and place at their special meeting.

Experts

        The consolidated financial statements of Graystone, as of December 31, 2007 and 2006, and for the years then ended, included in this joint proxy statement/prospectus have been included in reliance on the report of Beard Miller Company LLP, an independent accounting firm, appearing elsewhere herein given on the authority of Beard Miller as experts in accounting and auditing.

        The consolidated financial statements of Tower, as of December 31, 2007 and 2006, and for the years then ended, appearing elsewhere in this joint proxy statement/prospectus and in the registration statement in reliance upon the report of Smith Elliott Kearns & Company, LLC, independent registered public accounting firm, which is included herein upon authority of Smith Elliott Kearns & Company, LLC as experts in accounting and auditing.

Legal Matters

        The validity of the Tower common stock to be issued in the merger and certain other legal and tax matters relating to the merger are being passed upon for Tower by the law firm of Bybel Rutledge LLP, Lemoyne, PA. Certain tax matters relating to the merger are being passed upon for Graystone by Rhoads & Sinon LLP, Harrisburg, PA

Where You Can Find More Information

        Tower files annual, quarterly or current reports, proxy and information statements, or other information with the SEC. Tower files these reports with the SEC under the Securities Exchange Act of

1934, as amended. You may read and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. That site is http://www.sec.gov.

        Tower filed a registration statement with the SEC under the Securities Act of 1933, as amended, relating to the Tower common stock offered to the Graystone shareholders in connection with the merger. The registration statement contains additional information about the Tower common stock. You may read and copy the registration statement at the SEC's reference facilities described above.

Other Business

        As of the date of this document, Tower's and Graystone's boards of directors know of no matters that will be presented for consideration at either special meeting other than as described in this document. However, if any other matter properly comes before either special meeting or any adjournments or postponements thereof and is voted upon, the form of proxy confers authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters according to the recommendation of Tower's and Graystone's management; provided, however, that no proxy that is voted against the merger proposal will be voted in favor of any adjournment or postponement of either special meeting.

Shareholder Proposals

Tower Annual Meeting

        If the shareholders of Tower and Graystone approve and adopt the merger agreement, Tower will have its 2009 annual meeting of shareholders no later than May 31, 2009. Any shareholder who wishes to submit a proposal for inclusion in Tower's proxy statement for its 2009 annual meeting of shareholders was required to deliver the proposal in writing to the President of Tower at Tower's principal offices, not later than Wednesday, November 12, 2008.

Graystone Annual Meeting

        If the merger agreement is approved and adopted and the merger takes place, Graystone will not have an annual meeting of its shareholders in 2009. If the merger does not take place and Graystone does hold its 2009 annual meeting of shareholders, any shareholder who wishes to submit a proposal for inclusion in Graystone's proxy statement for its 2009 annual meeting of shareholders was required to deliver the proposal in writing to the President of Graystone at its principal executive offices no later than December 2, 2008.

Tower Bancorp, Inc.

2007 Annual Financial Report

C O N T E N T S

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON THE FINANCIAL STATEMENTS	202
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON INTERNAL CONTROL OVER FINANCIAL REPORTING	203 - 204
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	205
CONSOLIDATED FINANCIAL STATEMENTS
Balance sheets as of December 31, 2007 and 2006 (audited), and September 30, 2007 (unaudited)	207
Statements of income for each of the three years in the period ended December 31, 2007 (audited) and for the nine months ended September 30, 2008 and 2007 (unaudited)	208
Statements of changes in stockholders' equity for each of the three years in the period ended December 31, 2007 (audited) and for the nine months ended September 30, 2008 (unaudited)	209 - 210
Statements of cash flows for each of the three years in the period ended December 31, 2007 (audited) and for the nine months ended September 30, 2008 and 2007 (unaudited)	211 - 212
Notes to consolidated financial statements	213 - 241

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON THE FINANCIAL STATEMENTS

To the Board of Directors and
    Shareholders of Tower Bancorp, Inc.

        We have audited the accompanying consolidated balance sheets of Tower Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2007. Tower Bancorp, Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tower Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the consolidated financial statements, the Corporation changed its policy for accounting for stock-based compensation in 2006.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Tower Bancorp, Inc. and subsidiary's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 12, 2008 expressed an adverse opinion.

/S/ Smith Elliott Kearns & Company, LLC SMITH ELLIOTT KEARNS & COMPANY LLC
Chambersburg, Pennsylvania March 12, 2008, except for Note 21, as to which the date is November 13, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and
    Shareholders of Tower Bancorp, Inc.

        We have audited Tower Bancorp, Inc. and subsidiary's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Tower Bancorp, Inc. and subsidiary's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        A material weakness is a control deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis. The following material weakness has been identified and included in management's assessment. The Corporation did not maintain adequate risk identification and monitoring of commercial loans. Weaknesses include an ineffective loan review function, incomplete management information system, inadequate information to support the borrowers' ability to service the loans, inconsistent loan documentation, and ineffective evaluation of the components of the allowance for loan losses. These conditions result in a weakness in management's ability to determine the adequacy of the allowance for loan losses. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2007 financial statements, and this report does not affect our report dated March 12, 2008 on those financial statements.

        In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Tower Bancorp, Inc. and subsidiary have not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity and cash flows of Tower Bancorp, Inc. and subsidiary, and our report dated March 12, 2008 expressed an unqualified opinion.

/S/ Smith Elliott Kearns & Company, LLC SMITH ELLIOTT KEARNS & COMPANY LLC
Chambersburg, Pennsylvania March 12, 2008

MANAGEMENT'S REPORT ON INTERNAL CONTROL
OVER FINANCIAL REPORTING

To our Shareholders,
Tower Bancorp, Inc.
Greencastle, Pennsylvania

        The management of Tower Bancorp, Inc. and its wholly-owned subsidiary (the "Corporation") has the responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting. Management maintains a comprehensive system of internal control to provide reasonable assurance of the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees. Tower Bancorp, Inc. and its wholly-owned subsidiary maintain an internal auditing program, under the supervision of the Audit Committee of the Board of Directors, which independently assesses the effectiveness of the system of internal control and recommends possible improvements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Under the supervision and with the participation of the Corporation's management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2007, using the Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Corporation's annual or interim financial statements will not be prevented or detected on a timely basis. Management identified the following material weakness in internal control over financial reporting as of December 31, 2007:

  The Corporation did not maintain adequate risk identification and monitoring of commercial loans. Weaknesses include an ineffective loan review function, incomplete management information system, inadequate information to support the borrowers' ability to service the loans, inconsistent loan documentation, and ineffective evaluation of the components of the allowance for loan losses. These conditions result in a weakness in management's ability to determine the adequacy of the allowance for loan losses.

        As a result of the material weakness identified above, management has concluded that Tower Bancorp, Inc. and subsidiary did not maintain effective internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control—Integrated Framework issued by the COSO.

        The independent registered public accounting firm of Smith Elliott Kearns & Company, LLC has issued an audit report on the Corporation's internal control over financial reporting as of December 31, 2007. The accounting firm's audit report on internal control over financial reporting is included in this financial report.

/s/ JEFFREY B. SHANK Jeffrey B. Shank President and Chief Executive Officer	/s/ FRANKLIN T. KLINK, III Franklin T. Klink, III Chief Financial Officer
March 12, 2008	March 12, 2008

REMEDIATION OF MATERIAL WEAKNESS

        The Corporation is in the process of developing and implementing remediation plans to address our material weakness. Management has taken the following steps to improve the internal controls over financial reporting:

        Management has created and filled a full time position designated as a Loan Review Officer. The Loan Review Officer will be responsible for reviewing the adequacy of management's risk identification of loans and for calculating the adequacy of the allowance for loan losses. Management has created and filled the positions of Credit Administration Officer and Credit Analyst to assist in the identification and monitoring of risk within the loan portfolio. Management has designated a team of bank officers to review the loan policy and rewrite the policy, addressing weaknesses in internal controls reported in this report. Management is reviewing the management information systems and identifying enhancements available in the core processing systems. Management has implemented new procedures that strengthen the collection and filing of information to support the borrowers' ability to service loans. These initiatives are designed to strengthen management's ability to determine the adequacy of the allowance for loan losses.

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)	(Audited)	(Audited)
	(000 omitted)
ASSETS
Cash and due from banks	$11,739	$16,770	$14,128
Federal funds sold	0	20,081	6,530
Interest bearing deposits with banks	802	0	97
Investment securities available for sale	83,060	83,846	87,631
Restricted Bank stock	4,823	2,914	3,123
Loans
Commercial, financial and agricultural	26,804	71,069	54,313
Real estate—Mortgages	18,734	291,304	297,338
Real estate—Construction and land development	346,231	18,041	20,871
Consumer	15,587	18,065	17,897

	407,356	398,479	390,419
Less: Allowance for loan losses	(4,522)	(3,854)	(3,610)

Total loans	402,834	394,625	386,809
Premises, equipment, furniture and fixtures	11,933	9,861	9,675
Real estate owned other than premises	1,991	2,313	1,904
Accrued interest receivable	1,987	1,861	1,841
Cash surrender value of life insurance	11,103	10,768	10,683
Goodwill	16,558	16,558	16,535
Other intangible assets	1,682	1,994	2,095
Other assets	1,402	45	1,116

Total assets	$549,914	$561,636	$542,167

LIABILITIES
Deposits in domestic offices
Demand, noninterest bearing	$41,850	$46,860	$47,548
Savings	218,888	223,904	188,147
Time	156,969	169,166	174,140

Total deposits	417,707	439,930	409,835
Liabilities for other borrowed funds	40,381	37,735	41,643
Federal funds purchased	14,960	0	0
Accrued interest payable	738	999	994
Deferred income taxes	(1,494)	1,657	5,299
Other liabilities	4,278	2,901	2,843

Total liabilities	476,570	483,222	460,614

STOCKHOLDERS' EQUITY
Stockholders' equity
Common Stock: no par value, authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225	2,225
Additional paid-in capital	34,810	34,831	34,810
Retained earnings	41,734	40,696	36,148
Accumulated other comprehensive income (loss)	(1,250)	4,558	10,731

	77,519	82,310	83,914
Less: Cost of treasury stock; 105,726 shares—2008; 98,055 shares—2007; 63,278 shares—2006	(4,175)	(3,896)	(2,361)

Total stockholders' equity	73,344	78,414	81,553

Total liabilities and stockholders' equity	$549,914	$561,636	$542,167

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

	Nine Months Ended September 30, 2008	Nine Months Ended September 30, 2007	Years Ended December 31,
			2007	2006	2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
	(000 omitted)
Interest and Dividend Income
Interest and fees on loans	$20,604	$21,216	$28,490	$22,384	$13,943
Interest and dividends on investment securities
Taxable	1,333	1,184	1,618	1,800	1,266
Federal tax exempt	1,468	959	1,278	1,227	1,065
Interest on federal funds sold	258	1,590	1,961	348	148
Interest on deposits with banks	22	15	16	40	72

Total interest income	23,685	24,964	33,363	25,799	16,494

Interest Expense
Interest on time certificates of deposit of $100,000 or more	973	1,177	1,561	896	437
Interest on other deposits	5,493	7,879	10,367	6,482	2,988
Interest on borrowed funds	1,582	1,520	2,082	2,495	1,727

Total interest expense	8,048	10,576	14,010	9,873	5,152

Net interest income	15,637	14,388	19,353	15,926	11,342
Provision for loan losses	1,075	450	600	360	270

Net interest income after provision for loan losses	14,562	13,938	18,753	15,566	11,072

Other Income
Investment services income	529	690	961	413	254
Service charges on deposit accounts	1,413	1,324	1,808	1,523	1,112
Other service charges, collection and exchange charges, commissions and fees	918	1,214	1,525	1,084	722
Investment securities gains	323	1,861	1,886	3,923	2,394
Other income	343	440	531	381	320

	3,526	5,529	6,711	7,324	4,802

Other Expenses
Salaries, wages and other employee benefits	6,368	6,123	8,188	6,949	4,474
Occupancy expense	846	788	1,058	853	580
Furniture and equipment expenses	2,195	1,926	2,571	2,220	1,306
Other operating expenses	3,534	3,181	4,279	4,018	2,455

	12,943	12,018	16,096	14,040	8,815

Income before income taxes	5,145	7,449	9,368	8,850	7,059
Applicable income tax expense	1,160	1,949	2,331	2,718	2,027

Net income	$3,985	$5,500	$7,037	$6,132	$5,032

Earnings per share:
Basic earnings per share	$1.72	$2.34	$3.00	$2.92	$2.91
Weighted average shares outstanding	2,317,151	2,350,585	2,345,286	2,103,487	1,727,055
Diluted earnings per share	$1.72	$2.33	$2.99	$2.87	$2.86
Weighted average shares outstanding	2,321,857	2,359,013	2,353,426	2,137,168	1,758,409

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2007, 2006, and 2005 and Nine Month Period Ended September 30, 2008

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders' Equity
	(000 omitted)
Balance at December 31, 2004 (Audited)	$2,225	$6,782	$28,177	$8,801	$(1,914)	$44,071
Comprehensive income:
Net income	0	0	5,032	0	0	5,032
Net unrealized gain on available for sale securities (net of tax $389)	0	0	0	756	0	756

Total comprehensive income						5,788

Cash dividends declared on common stock ($0.92 per share)	0	0	(1,591)	0	0	(1,591)
Purchase of treasury stock (5,212 shares)	0	(53)	0	0	(234)	(287)
Sale of treasury stock (11,313 shares)	0	31	0	0	377	408

Balance at December 31, 2005 (Audited)	2,225	6,760	31,618	9,557	(1,771)	48,389

Comprehensive income:
Net income	0	0	6,132	0	0	6,132
Net unrealized gain on available for sale securities (net of tax $605)	0	0	0	1,174	0	1,174

Total comprehensive income						7,306

Cash dividends declared on common stock ($0.74 per share)	0	0	(1,602)	0	0	(1,602)
Merger activity	0	28,009	0	0	(72)	27,937
Stock options granted	0	108	0	0	0	108
Stock options exercised	0	(69)	0	0	0	(69)
Purchase of treasury stock (19,889 shares)	0	(30)	0	0	(813)	(843)
Sale of treasury stock (8,619 shares)	0	32	0	0	295	327

Balance at December 31, 2006 (Audited)	2,225	34,810	36,148	10,731	(2,361)	81,553

The Notes to Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (Continued)

Years Ended December 31, 2007, 2006, and 2005 and Nine Month Period Ended September 30, 2008

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders' Equity
	(000 omitted)
Comprehensive income:
Net income	0	0	7,037	0	0	7,037
Net unrealized gain (loss) on available for sale securities (net of tax $3,180)	0	0	0	(6,173)	0	(6,173)

Total comprehensive income						864

Cash dividends declared on common stock ($1.06 per share)	0	0	(2,489)	0	0	(2,489)
Stock options granted	0	108	0	0	0	108
Stock options exercised	0	(71)	0	0	0	(71)
Purchase of treasury stock (43,122 shares)	0	0	0	0	(1,853)	(1,853)
Sale of treasury stock (8,345 shares)	0	(16)	0	0	318	302

Balance at December 31, 2007 (Audited)	2,225	34,831	40,696	4,558	(3,896)	78,414

Comprehensive income:
Net income	0	0	3,985	0	0	3,985
Net unrealized gain (loss) on available for sale securities (net of tax $2,992)	0	0	0	(5,808)	0	(5,808)

Total comprehensive income						(1,823)

Cash dividends declared on common stock ($0.84 per share)	0	0	(1,947)	0	0	(1,947)
Split dollar BOLI adjustment	0	0	(1,000)	0	0	(1,000)
Stock options granted	0	78	0	0	0	78
Stock options exercised	0	(99)	0	0	0	(99)
Purchase of treasury stock (14,409 shares)	0	0	0	0	(558)	(558)
Sale of treasury stock (7,038 shares)	0	0	0	0	279	279

Balance at September 30, 2008 (Unaudited)	$2,225	$34,810	$41,734	$(1,250)	$(4,175)	$73,344

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
	(000 omitted)
Cash flows from operating activities:
Net income	$3,985	$5,500	$7,037	$6,132	$5,032
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	834	949	1,267	915	388
Net (gain) loss on sale of property and equipment	(10)	0	8	0	0
Provisions for loan loss	1,075	450	600	360	270
Granting of Stock Options	78	108	108	109	0
(Gain) on sale of investment securities	(323)	(1,861)	(1,886)	(3,923)	(2,394)
Provision for deferred taxes	(9)	(266)	(342)	(13)	(71)
(Increase) decrease in:
Other assets	(1,454)	(527)	754	(292)	(116)
Mortgage servicing valuation	0	0	(301)	0	0
Interest receivable	(126)	(232)	(20)	(738)	(199)
Cash surrender value of life insurance	(334)	14	(85)	(378)	(317)
Increase (decrease) in:
Interest payable	(261)	152	5	(113)	99
Other liabilities	245	1	(61)	151	(12)
Other net	0	634	0	(112)	0

Net cash provided by operating activities	3,700	4,922	7,084	2,098	2,680

Cash flows from investing activities:
Federal funds sold	20,081	(30,956)	0	0	0
Net (increase) in loans	(9,094)	(4,388)	(8,416)	(19,949)	118
Purchases of property and equipment	(3,490)	(655)	(1,474)	(2,593)	(1,230)
Net (increase) decrease in interest bearing deposits with banks	(802)	97	97	3,086	(2,887)
Maturity/sales of available for sale securities	7,412	8,293	9,260	47,407	10,537
Purchases of available for sale securities	(14,741)	(7,979)	(12,391)	(16,728)	(25,980)
Sales of fixed assets/other real estate owned	1,011	0	7	6	0
Purchase of restricted bank stock	(2,201)	(121)	(121)	(1,066)	(623)
Cash acquired in acquisition	0	0	0	4,594	0
Purchase price of shares exchanged for cash	0	0	0	(2,935)	0

Net cash provided (used) by investing activities	$(1,824)	$(35,709)	$(13,038)	$11,822	$(20,065)

The Notes to Consolidated Financial Statements are an integral part of these statements

TOWER BANCORP INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
	(000 omitted)
Cash flows from financing activities:
Federal funds sold	$14,960	$0	$0	$0	$0
Net increase in deposits	(22,302)	36,610	30,095	9,599	30,888
Borrowings (payments) on short term borrowings	(67)	(65)	(13,540)	(18,531)	(9,509)
Long-term borrowings	18,235	0	1,081	0	0
Payments on long-term borrowings	(15,507)	(5,000)	(5,000)	0	0
Purchase of treasury stock	(557)	(1,155)	(1,853)	(813)	(287)
Proceeds from sale of treasury stock	278	177	302	226	408
Cash dividends paid	(1,947)	(1,834)	(2,489)	(2,017)	(2,416)

Net cash provided (used) by financing activities	(6,907)	28,733	8,596	(11,536)	19,084

Net increase (decrease) in cash and cash equivalents	(5,031)	(2,054)	2,642	2,384	1,699
Cash and cash equivalents at beginning of year	16,770	14,128	14,128	11,744	10,045

Cash and cash equivalents at end of year	$11,739	$12,074	$16,770	$14,128	$11,744

Supplemental disclosure of cash flows information:
Cash paid during the year for:
Interest			$14,005	$9,243	$5,054
Income taxes			2,861	2,783	2,227
Supplemental schedule of noncash investing and financing activities:
Unrealized gain (loss) on securities available for sale (net of tax effects)			$(6,173)	$1,174	$756
Additional paid-in capital issued in merger			0	28,009	0

The Notes to Consolidated Financial Statements are an integral part of these statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Nature of Operations

        Tower Bancorp, Inc. (the "Corporation") is a bank holding company whose primary activity consists of owning and supervising its subsidiary, The First National Bank of Greencastle, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and Fulton Counties, and Washington County, Maryland. Its sixteen (16) offices are located in Greencastle, Quincy, Shady Grove, Laurich, Waynesboro, Chambersburg (2), Rouzerville, McConnellsburg (2) Needmore, Fort Loudon and Mercersburg, Pennsylvania; Hancock and Hagerstown (2), Maryland.

Principles of Consolidation

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, The First National Bank of Greencastle (the "Bank"). All significant intercompany transactions and accounts have been eliminated.

        FNB Mortgage Brokers, Inc. was a wholly-owned subsidiary of the Bank, and was acquired in the merger with FNB Financial Corporation in 2006. FNB Mortgage Brokers, Inc. was dissolved by the Corporation on February 28, 2007.

        First Fulton County Community Development Corporation (FFCCDC) is a wholly-owned subsidiary of the Bank, and was acquired in the merger with FNB Financial Corporation in 2006. The purpose of FFCCDC is to serve the needs of low to moderate income individuals and small business in Fulton County under the Community Development and Regulatory Improvement Act of 1995. FFCCDC has been inactive since it was acquired.

        During 2006, the Corporation completed the merger of FNB Financial Corporation, and these operations are included subsequent to the purchase. See Note 18 for further discussion.

Unaudited Information

        The accompanying interim balance sheet as of September 30, 2008, the statements of income and cash flows for the nine months ended September 30, 2008 and 2007 and the statement of stockholders' equity for the nine months ended September 30, 2008 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of the Company's management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Company's statement of financial position as of September 30, 2008, and the results of operations and its cash flows for the nine months ended September 30, 2008 and 2007. The results for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008. All references to September 30, 2008 or to the nine months ended September 30, 2008 and 2007 in the notes to the financial statements are unaudited.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Investment Securities

        The Corporation's investments in securities are classified in three categories and accounted for as follows:

  •
  Trading Securities.    Securities held principally for resale in the near term are classified as trading securities and recorded at their fair values. Unrealized gains and losses on trading securities are included in other income.

  •
  Securities to be Held to Maturity.    Bonds and notes for which the Corporation has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

  •
  Securities Available for Sale.    Securities available for sale consist of securities not classified as trading securities nor as securities to be held to maturity. These are securities that management intends to use as a part of its asset and liability management strategy and may be sold in response to changes in interest rates, resultant prepayment risk and other related factors.

        Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in other comprehensive income.

        Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

        Fair values for investment securities are based on quoted market prices.

        The Corporation had no trading or held to maturity securities in 2007 or 2006.

        Investments include equity securities with a concentration in the financial services sector amounting to $ 33,861,000 and $ 43,153,000 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

Restricted Bank Stock

        The Corporation is required to maintain minimum investment balances in The Federal Reserve Bank, Federal Home Loan Bank and Atlantic Central Banker's Bank. These investments are carried at cost because they are not actively traded and have no readily determinable market value.

Premises, Equipment, Furniture and Fixtures and Depreciation

        Premises, equipment, and furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:

Years
Premises	15 - 40
Equipment, furniture and fixtures	3 - 15

        Repairs and maintenance are charged to operations as incurred. Land is not depreciated.

Foreclosed Property

        Foreclosed properties includes properties for which the institution has taken physical possession in connection with loan foreclosure proceedings. See Note 5 for further details.

        At the time of foreclosure, foreclosed real estate is recorded at fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. If an increase in basis results, it is classified as non-interest income unless there has been a prior charge-off, in which case a recovery to the allowance for loan losses is recorded. After foreclosure, these assets are carried as "other assets" at the new basis. Improvements to the property are added to the basis of the assets. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are classified as "other expenses".

Loans and Allowance for Loan Losses

        Loans are stated at the amount of unpaid principal, reduced by unearned discount, deferred loan origination fees, and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

        Loan origination fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation is amortizing these amounts over the contractual life of the related loans.

Nonaccrual/Impaired Loans

        The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on such loans is recognized only to the extent of interest payments received.

        A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The larger commercial loans are evaluated for impairment. Impairment is measured on a loan-by-loan basis by comparing the contractual principal and interest payments to the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Consumer loans such as residential mortgages and installments, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on such loans is recognized only to the extent of interest payments received.

Earnings per Share of Common Stock

        Earnings per share of common stock were computed based on weighted average shares outstanding. For diluted earnings per share, net income is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. The corporation's common stock equivalents consist of outstanding stock options. See Note 10 for further details.

        A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows. There is no adjustment to net income to arrive at diluted net income per share.

	2007	2006	2005
Weighted average shares outstanding (basic)	2,345,286	2,103,487	1,727,055
Impact of common stock equivalents	8,140	33,681	31,354

Weighted average shares outstanding (diluted)	2,353,426	2,137,168	1,758,409

Goodwill

        Goodwill represents the excess of the purchase price over the underlying fair value of merged entities. Goodwill is accounted for under Statement of Financial Accounting Standards (SFAS) No. 142,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

"Goodwill and Other Intangible Assets", and is assessed for impairment at least annually and as triggering events occur. In making this assessment, management relies on a number of factors including operating results, business plans, economic projections, anticipated future cash flows, and transactions and market place data. There are inherent uncertainties related to these factors and management's judgment in applying them to the analysis of goodwill impairment. Changes in economic and operating conditions could result in a goodwill impairment in future periods. Disruptions to the business such as end market conditions and protracted economic weakness, unexpected significant declines in operating results, and market capitalization declines may result in a goodwill impairment. These types of events and the resulting analysis could result in additional charges for goodwill and other asset impairments in the future. See Note 18 for further details.

Intangible Assets

        Intangible assets include premiums from purchases of core deposit relationships acquired in the merger with FNB Financial Corporation. The core deposit intangible is being amortized over ten years on a sum-of-the-years- digits basis. Also included in intangible assets are mortgage servicing rights resulting from loans serviced for others, discussed further in Note 6. See Note 18 for further details.

Loan Servicing

        The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans: product type, investor type, interest rate, and term.

Federal Income Taxes

        For financial reporting purposes, the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas, for federal income tax purposes, these expenses are deducted when paid. There are also differences between the amount of depreciation, intangible amortization, and deferred compensation expensed for tax and financial reporting purposes, and an income tax effect caused by the adjustment to fair value for available for sale securities. As a result of these timing differences, deferred income taxes are provided in the financial statements. See Note 13 for further details.

        When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above would be

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

        Interest and penalties associated with unrecognized tax benefits would be classified as additional income taxes in the statement of income.

        At December 31, 2007 there was no liability for unrecognized tax benefits.

Cash Flows

        For purposes of the Statements of Cash Flows, the company has defined cash and cash equivalents as highly liquid debt instruments with maturities of three months or less. They are included in the balance sheet caption "cash and due from banks". As permitted by generally accepted accounting principles, the Corporation has elected to present the net increase or decrease in deposits in banks, loans and deposits in the Statements of Cash Flows.

Fair Values of Financial Instruments

        Generally accepted accounting principles (GAAP) require disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. GAAP exclude certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation. See Note 19 for further details.

        The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

        Cash and Cash Equivalents.    The carrying amounts of cash and short-term instruments approximate their fair value.

        Interest Bearing Deposits with Banks.    Interest bearing balances with banks having a maturity greater than one year have estimated fair values using discounted cash flows based on current market interest rates.

        Securities to be Held to Maturity and Securities Available for Sale.    Fair values for investment securities are based on quoted market prices.

        Loans Receivable.    For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

        Deposit Liabilities.    The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

their fair values at the reporting date. Fair values for fixed rate certificates of deposits and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities on time deposits.

        Federal Funds Purchased and Other Borrowed Funds.    The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

        Accrued Interest.    The carrying amounts of accrued interest approximate their fair values.

        Off-Balance-Sheet Instruments.    The Corporation generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

Advertising

        The Corporation expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2007, 2006, and 2005, was $ 371,104, $ 332,246, and $ 241,697, respectively.

Trust Assets

        Assets held by the Corporation in a fiduciary or agency capacity are not included in the consolidated financial statements since such assets are not assets of the Corporation. In accordance with banking industry practice, income from fiduciary activities is generally recognized on the cash basis which is not significantly different from amounts that would have been recognized on the accrual basis.

Comprehensive Income

        The Corporation follows generally accepted accounting principles when reporting comprehensive income. Comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by stockholders and distributions to stockholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

        The Corporation has elected to report its comprehensive income in the statement of changes in stockholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gains or losses on available for sale securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

        The components of the change in net unrealized gains (losses) on securities are as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005
	(Unaudited)		(Audited)
	(000 Omitted)
Gross unrealized holding gains (losses) arising during the year	$(8,477)	$(4,386)	$(7,467)	$5,702	$3,539
Reclassification adjustment for (gains) realized in net income	(323)	(1,806)	(1,886)	(3,923)	(2,394)

Net unrealized holding gains (losses) before taxes	(8,800)	(6,192)	(9,353)	1,779	1,145
Tax effect	2,992	2,105	3,180	(605)	(389)

Net change	$(5,808)	$(4,087)	$(6,173)	$1,174	$756

Stock Option Plans

        The Corporation maintains two stock-based compensation plans. These plans provide for the granting of stock options to the Corporation's employees and directors. The Corporation has historically accounted for the plans using the intrinsic-value method under the recognition and measurement principles of APB Opinion No. 25 and related Interpretations. In December 2004, the FASB issued a final FAS Statement No. 123R, "Share-Based Payment", which requires financial statement recognition of compensation cost for stock options and other stock-based awards based on use of a fair value determination on the date of grant and expensing over the applicable vesting period.

        As a result of adopting Statement 123R on January 1, 2006, the Corporation's income before taxes and net income for the year ended December 31, 2007 are $ 38,000 and $ 25,000 less and for the year ended December 31, 2006 are $ 32,000 and $ 11,000 less, respectively, than if it had continued to account for share-based compensation under APB Opinion 25. Basic and diluted earnings per share for the years ended December 31, 2007 and 2006 are $ 0.01 and $ 0.01 less, respectively, than if the Corporation had continued to account for share-based compensation under APB Opinion 25. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

        The Corporation applied APB Opinion 25 and related Interpretations in accounting for its stock option plans for 2005. Accordingly, only compensation cost for the intrinsic value of options has been recognized. Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1. Summary of Significant Accounting Policies (Continued)

FASB Statement No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

		2005
Net income (000 omitted)	As reported	$5,032
	Pro forma	5,010
Earnings per share	As reported	2.91
	Pro forma	2.90
Earnings per share assuming dilution	As reported	2.86
	Pro forma	2.85

        See Note 10 for further details concerning the Corporation's Stock Option Plans.

Reclassifications

        Certain reclassifications have been made to the 2006 and 2005 financial statements to conform to reporting for 2007.

Note 2. Investment Securities

        The investment securities portfolio is comprised of securities classified as available for sale at December 31, 2007 and 2006, resulting in investment securities available for sale being carried at fair value.

        The amortized cost and fair value of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(000 omitted)
	2007
Mortgage-backed securities	$14,929	$260	$12	$15,177
Corporate bonds	1,697	7	140	1,564
Equities	27,784	8,167	2,090	33,861
Obligations of state and political subdivisions	32,529	737	22	33,244

	$76,939	$9,171	$2,264	$83,846

	2006
Mortgage-backed securities	$12,744	$168	$22	$12,890
Corporate bonds	1,943	14	7	1,950
Equities	27,684	15,655	186	43,153
Obligations of state and political subdivisions	29,000	762	124	29,638

	$71,371	$16,599	$339	$87,631

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Investment Securities (Continued)

        The fair values of investment securities available for sale at December 31, 2007, by contractual maturity, are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
	(000 omitted)
Due in one year or less	$3,251	$3,248
Due after one year through five years	5,683	5,752
Due after five years through ten years	11,470	11,641
Due after ten years	13,822	14,167

	34,226	34,808
Mortgage-backed securities	14,929	15,177
Equity securities	27,784	33,861

	$76,939	$83,846

        Proceeds from sales and maturities of investment securities available for sale during 2007, 2006, and 2005, were $ 9,260,000, $ 47,407,000, and $ 10,537,000, respectively. Gross realized gains and losses on those sales and maturities were $ 1,900,000 and $ 14,000 for 2007, $ 4,025,315 and $ 102,297 for 2006, and $ 2,426,000 and $ 32,000 for 2005, respectively.

        Securities carried at $ 15,273,317 and $ 16,293,655 at December 31, 2007 and 2006, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

        Restricted bank stock includes:

	2007	2006
	(000 omitted)
Federal Reserve Bank stock	$133	$133
Federal Home Loan Bank stock	2,701	2,910
Atlantic Central Bankers Bank	80	80

	$2,914	$3,123

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Investment Securities (Continued)

        The following table shows the Corporation's gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006:

	2007
	Less than 12 Months		12 Months or Greater		Total
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(000 omitted)
Obligations of other U. S. government agencies	$0	$0	$0	$0	$0	$0
Mortgage-backed securities	190	1	941	11	1,131	12
Corporate bonds	854	108	458	32	1,312	140
Equities	7,988	1,647	2,215	443	10,203	2,090
Obligations of state and political subdivisions	1,236	0	6,041	22	7,277	22

Total	$10,268	$1,756	$9,655	$508	$19,923	$2,264

	2006
	Less than 12 Months		12 Months or Greater		Total
Description	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(000 omitted)
Obligations of other U. S. government agencies	$0	$0	$0	$0	$0	$0
Mortgage-backed securities	9	0	1,129	22	1,138	22
Corporate bonds	0	0	967	7	967	7
Equities	2,561	70	470	116	3,031	186
Obligations of state and political subdivisions	5,005	46	5,001	78	10,006	124

Total	$7,575	$116	$7,567	$223	$15,142	$339

        Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, but management's intent is to hold all investments until maturity unless market, economic or specific investment concerns warrant a sale of securities. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

        At December 31, 2007, five (5) mortgage-backed securities, three (3) corporate bonds, sixty (60) equities, and fifteen (15) obligations of state and political subdivisions had unrealized losses. Management has determined that no declines are deemed to be other than temporary.

        At December 31, 2006, three (3) mortgage-backed securities, two (2) corporate bonds, eighteen (18) equities, and twenty-eight (28) obligations of state and political subdivisions had unrealized losses. Management has determined that no declines are deemed to be other than temporary.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Allowance for Loan Losses

        Activity in the allowance for loan losses is summarized as follows:

	2007	2006	2005
	(000 omitted)
Balance at beginning of period	$3,610	$2,129	$1,902
Recoveries	80	45	54
Provision for possible loan losses charged to income	600	360	270
Additions for acquired credit risk	0	1,163	0

Total	4,290	3,697	2,226
Losses	436	87	97

Balance at end of period	$3,854	$3,610	$2,129

Note 4. Premises, Equipment, Furniture and Fixtures

	Cost	Accumulated Depreciation	Depreciated Cost
	(000 omitted)
	2007
Premises (including land $1,626)	$12,674	$4,504	$8,170
Equipment, furniture and fixtures	7,238	5,547	1,691

Totals, December 31, 2007	$19,912	$10,051	$9,861

	2006
Premises (including land $1,626)	$11,910	$4,216	$7,694
Equipment, furniture and fixtures	7,260	5,279	1,981

Totals, December 31, 2006	$19,170	$9,495	$9,675

        Depreciation expense amounted to $ 837,005 in 2007, $ 667,381 in 2006, and $ 387,625 in 2005.

Note 5. Real Estate Owned Other Than Premises

        Included in real estate owned other than premises are certain properties which are located adjacent to the main office, as well as in Chambersburg, Mercersburg, and Waynesboro. The Corporation intends to hold these properties for future expansion purposes in order to protect its competitive position, and are renting certain of these properties until such time as the Corporation decides they are needed. The depreciated cost of these properties was $ 2,288,000 and $ 1,904,000 at December 31, 2007 and 2006, respectively.

        Also included in real estate owned other than premises at December 31, 2007 is foreclosed property of $ 25,000.

Note 6. Loans

Related Party Loans

        The Corporation's subsidiary has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Loans (Continued)

unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans and the related activity for 2007 and 2006 was as follows:

	2007	2006
Beginning balance	$4,527,038	$2,057,378
Balance acquired in merger	0	3,546,704
New loans	1,096,500	2,588,000
Repayments	(1,376,363)	(3,665,044)

Ending balance	$4,247,175	$4,527,038

        Outstanding loans to bank employees totaled $ 3,141,609 and $ 2,809,261 at December 31, 2007 and 2006, respectively.

Loan Maturities

        The following table shows the maturities and sensitivities of loans to changes in interest rates based upon contractual maturities and terms as of December 31, 2007.

	Due within one year	Due over 1 but within 5 years	Due over 5 years	Nonaccruing loans	Total
	(000 omitted)
Loans at predetermined interest rates	$30,633	$40,909	$43,255	$543	$115,340
Loans at floating or adjustable interest rates	36,615	37,263	205,407	3,854	283,139

Total(1)	$67,248	$78,172	$248,662	$4,397	$398,479

(1)
These amounts have not been reduced by the allowance for possible loan losses.

Loans Serviced for Others

        During 2005, the Corporation began participation in the Federal Home Loan Bank of Pittsburgh's (FHLB) Mortgage Partnership Finance Program. Under this program, certain loans are sold to FHLB, but the Corporation retains the servicing rights to these loans. The outstanding balance of loans sold to FHLB was $ 27,783,800 and $ 20,546,300 at December 31, 2007 and 2006, respectively.

Note 7. Financial Instruments With Off-Balance-Sheet Risk

        The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Financial Instruments With Off-Balance-Sheet Risk (Continued)

uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments.

	Contract or Notional Amount
	2007	2006
	(000 omitted)
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$45,949	$48,690
Standby letters of credit and financial guarantees written	3,209	3,065

	$49,158	$51,755

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

        Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments when deemed necessary by management.

Note 8. Nonaccrual/Impaired Loans

        Loans 90 days or more past due (still accruing interest) were as follows at December 31:

	2007	2006	2005
	(000 omitted)
Commercial loans	$0	$0	$0
Real estate mortgages	993	336	36
Consumer loans	8	57	23

Total	$1,001	$393	$59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Nonaccrual/Impaired Loans (Continued)

        The following table shows the principal balances of nonaccrual loans as of December 31:

	2007	2006	2005
	(000 omitted)
Nonaccrual loans	$4,397	$688	$44

Interest income that would have been accrued at original contract rates	$229	$51	$3
Amount recognized as interest income	73	29	2

Foregone revenue	$156	$22	$1

        The following table reflects impairment of loans recognized in conformity with generally accepted accounting principles.

	2007	2006
	(000 Omitted)
Recorded investment at December 31	$7,059	$932
Average recorded investment during the year	7,408	917
Allowance for loan losses related to impaired loans at December 31	940	420
Interest income recognized for cash payments received during the year	290	42

Note 9. Employee Benefit Plans

        The Corporation maintains a profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Contributions to the plan are based on Corporation performance and are at the discretion of the Corporation's Board of Directors. Substantially all of the Corporation's employees are covered by the plan and the contributions charged to operations were $ 352,100, $ 240,000, and $ 229,900, for 2007, 2006, and 2005, respectively.

        As a result of the merger with FNB Financial Corporation in 2006, the Corporation acquired a 401(k) plan which covered all employees of the former FNB Financial Corporation who had attained the age of 20 and completed six months of full-time service. The plan provided for the Corporation to match employee contributions to a maximum of 5% of annual compensation. The Corporation also had the option to make additional discretionary contributions to the plan based upon the Corporation's performance and subject to approval by the Board of Directors. The Corporation's total expense for this plan was $ 83,528 for the year ended December 31, 2006. This plan was terminated as of December 31, 2006. All employees covered under this plan were moved to the Corporation's profit sharing plan effective on that date.

        The Corporation maintains a deferred compensation plan for certain key executives and directors, which provides supplemental retirement and life insurance benefits. The plan is partially funded by life insurance on the participants, which lists the bank as beneficiary. The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $ 705,942 and $ 718,390 at December 31, 2007 and 2006, respectively. Annual expense of $ 73,446, $ 76,008, and $ 79,121 was charged to operations for 2007, 2006, and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Employee Benefit Plans (Continued)

        During 1999 a director who was a participant of the plan deceased. The present value of this participant's benefits, which will be paid out over ten years, was $ 32,811, $ 63,052, and $ 90,923, as of December 31, 2007, 2006, and 2005, respectively.

        As a result of the merger in 2006 with FNB Financial Corporation, the Corporation acquired three supplemental retirement benefit plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid totaled $ 493,726 and $ 486,417 at December 31, 2007 and 2006, respectively, which is included in other liabilities. Total annual expense for these plans amounted to $ 34,159 and $ 123,149 for 2007 and 2006, respectively.

        The Corporation has a supplemental group term retirement plan which covers certain officers of the Corporation. This plan is funded with single premium life insurance on the plan participants. The cash surrender value of the policies is an unrestricted asset of the Corporation. The estimated present value of the future benefits to be paid totaled $ 186,295 and $ 142,775 at December 31, 2007 and 2006, respectively. Total annual expense for this plan was $ 78,455, $ 66,225, and $ 60,529, for 2007, 2006, and 2005, respectively.

        The Corporation maintains an employee stock ownership plan (ESOP) that generally covers all employees who have completed one year of service and attained the age of twenty. Contributions to the plan are determined annually by the Board of Directors as a percentage of the participants' total compensation. Compensation for the plan is defined as compensation paid including salary reduction under Sections 125 and 401(k) of the IRS Code but excluding nontaxable fringe benefits and any compensation over $ 200,000. The payments of benefits to participants are made at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations amounted to $ 220,654, $ 144,000, and $ 137,224, for 2007, 2006, and 2005, respectively. All shares held in the plan are considered issued and outstanding for earnings per share calculations and all dividends earned on ESOP shares are charged against retained earnings, the same as other outstanding shares. Total shares of the plan were 99,507 and 94,907 at December 31, 2007 and 2006, respectively.

Note 10. Stock Option Plans

        In 1996 the Corporation implemented two nonqualified stock option plans, which are described below. The compensation cost that has been charged against income for those plans was $ 104,235, $ 108,615, and $ 71,004, for 2007, 2006, and 2005, respectively.

        The first plan is for select key employees. This plan granted options for up to 1,603, 1,488, and 1,498 shares at a purchase price of $ 1.00 per share for the years ended December 31, 2007, 2006, and 2005, respectively. These options can be exercised only by the key employees during his/her lifetime.

        The second plan is for outside directors. This plan granted options to purchase 4,326, 4,062, and 4,086 shares for each director at $ 44.75, $ 47.75, and $ 43.75 per share for the years ended December 31, 2007, 2006, and 2005, respectively, which was based on the market value of the stock at the grant date. Options are vested one year following the grant date and expire upon the earlier of 120 months following the date of the grant or one year following the date on which a director ceases to serve in such a capacity for the corporation. At December 31, 2007 the range of exercise prices was from $ 22.25 to $ 47.75 per share. At December 31, 2007, there were 90,745 shares that can still be granted under these plans.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Stock Option Plans (Continued)

        A summary of the status of the Corporation's two fixed stock option plans as of December 31 is as follows:

	2007		2006		2005
Fixed Options	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding at beginning of year	32,674	$32	30,006	$29	27,960	$25
Granted	5,929	33	5,550	35	5,584	32
Exercised	3,745	10	2,882	7	3,538	7
Forfeited/expired	0	0	0	0	0	0

Outstanding at end of year	34,858	$34	32,674	$32	30,006	$29

Options exercisable at year end	30,532		28,612		25,920
Weighted average fair value of options per share granted during the year	$18.19		$19.57		$8.31

        Outstanding options at December 31, 2007 consist of the following:

	Shares Outstanding	Shares Exercisable (Vested)	Remaining Contractual Life	Exercise Price
	2,856	2,856	1 year	22.25
	2,720	2,720	2 years	32.13
	2,600	2,600	3 years	24.37
	3,436	3,436	4 years	20.13
	2,880	2,880	5 years	24.25
	3,248	3,248	6 years	30.00
	4,644	4,644	7 years	38.75
	4,086	4,086	8 years	43.75
	4,062	4,062	9 years	47.75
	4,326	0	10 years	44.75

Total/Average	34,858	30,532	6 years	$34.34

        The total intrinsic value of options exercised under both plans in 2007 and 2006 was $ 129,000 and $ 110,620, respectively. The aggregate intrinsic value of outstanding stock options was $ 289,000 and $ 424,056 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Stock Option Plans (Continued)

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

	2007	2006	2005
Dividend yield	2.20%	3.01%	2.0%
Expected life—Director	8	8	8
Expected life—Officer	0.25	0.25	8
Expected volatility	13.72%	19.79%	12.64%
Risk-free interest rate—Director	4.68%	4.43%	4.05%
Risk-free interest rate—Officer	5.09%	4.30%	4.05%

Note 11. Deposits

        Included in savings deposits at December 31 are NOW and Money Market Account balances totaling $ 183,246,000 and $ 141,168,000 for 2007 and 2006, respectively.

        Time deposits of $ 100,000 and over aggregated $ 33,013,000 and $ 34,338,000 at December 31, 2007 and 2006, respectively. At December 31, 2007 and 2006 the scheduled maturities of time deposits of $ 100,000 and over are as follows:

	2007	2006
	(000 omitted)
Maturity
Three months or less	$7,149	$7,549
Over three months through twelve months	18,228	14,883
Over twelve months	7,636	11,906

	$33,013	$34,338

        At December 31, 2007 scheduled maturities of all time deposits are as follows:

(000 omitted)
2008	$131,229
2009	16,909
2010	12,888
2011	4,999
2012	3,141

$169,166

        The aggregate amount of demand deposits reclassified as loan balances were $ 93,583 and $ 189,674 at December 31, 2007 and 2006, respectively.

        The Corporation accepts deposits of the officers, directors, and employees on the same terms including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers, directors and employees totaled $ 3,809,880 and $ 3,910,260 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11. Deposits (Continued)

Derivative Instruments

        As a result of the merger with FNB Financial Corporation, the Corporation has included in time deposits Index Powered Certificates of Deposit ("IPCD's") totaling $ 5,709 at December 31, 2007 and $ 231,563 at December 31, 2006. The IPCD product is offered through a program with the Federal Home Loan Bank (FHLB). The ultimate pay off at maturity, which is five years after issuance, is the initial deposited principal plus the appreciation in the S&P 500 Index ("S&P Call Option"). The S&P Call Option is considered an embedded derivative designated as a non-hedging item. The change in fair value of the S&P Call Option resulted in a gain of $ 26,671 and $ 71,873 for 2007 and 2006, respectively, which is included in other income.

        In order to hedge its risk associated with the IPCD Product, the Corporation has entered into a derivative contract with the FHLB whereby the Corporation pays FHLB a fixed rate interest charge (ranging from 4.20% to 4.97%) in return for a guarantee that the FHLB will pay the Corporation the cash equivalent of the growth in the S&P 500 Index due at the IPCD maturity date. The change in fair value of the FHLB Derivative Contract resulted in a loss of $ 23,029 and $ 49,789 for 2007 and 2006, respectively, which is included in other income.

Note 12. Liabilities for Other Borrowed Funds

        The total amount available under lines of credit at other area banks at December 31, 2007 and 2006 was $ 18,900,000 and $ 13,000,000, respectively. Of this amount, $ 10,655,000 and $ 9,545,000 were outstanding at December 31, 2007 and 2006, respectively. Interest on these lines ranged from 4.25% to 8.75% for 2007 and 2006.

        In addition, $ 340,988 and $ 329,986 of the balance of liabilities for other borrowed funds at December 31, 2007 and 2006, respectively, represents the balance of the Treasury Tax and Loan Investment Program. The Corporation elected to enter into this program in accordance with federal regulations. This program permits the Corporation to borrow these Treasury Tax and Loan funds by executing an open-ended interest bearing note to the Federal Reserve Bank. Interest is payable monthly and is computed at 1/4% below the Federal Funds interest rate. The note is secured by U.S. Government obligations with a par value of $ 316,120 and $ 381,087 at December 31, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Liabilities for Other Borrowed Funds (Continued)

        The Corporation also had the following borrowings from the Federal Home Loan Bank:

	2007		2006
Loan Type	Interest Rate	Balance	Interest Rate	Balance	Maturity
Fixed rate	4.45%	$1,500,000	4.45%	$1,500,000	08/05/25
Fixed rate	6.64	112,713	6.64	120,767	07/17/17
Convertible	6.23	2,250,000	6.23	2,250,000	08/30/10
Convertible	5.83	2,000,000	5.83	2,000,000	08/10/10
Convertible	5.975	500,000	5.975	500,000	07/21/10
Convertible	5.25	5,000,000	5.25	5,000,000	04/06/11
Convertible	N/A	0	5.01	5,000,000	11/24/08
Convertible	6.54	500,000	6.54	500,000	07/12/10
Convertible	5.395	5,000,000	5.395	5,000,000	09/15/08
Convertible	3.99	5,000,000	3.99	5,000,000	11/27/12
Convertible	4.13	5,000,000	4.13	5,000,000	05/07/18

		26,862,713		31,870,767
Purchase accounting fair value adjustment		(123,360)		(103,324)

		$26,739,353		$31,767,443

        Total maximum borrowing capacity from Federal Home Loan Bank at December 31, 2007 was $ 264,308,000. Collateral for borrowings consists of certain securities and the Corporation's 1-4 family mortgage loans totaling approximately $ 266 million at December 31, 2007.

Note 13. Income Taxes

        The Corporation and its subsidiary, the Bank, file income tax returns in the U. S. federal jurisdiction and the state of Pennsylvania. The Bank also files an income tax return in the state of Maryland. With few exceptions, the Corporation is no longer subject to U. S. federal, state and local income tax examination by tax authorities for years prior to 2004.

        The Corporation adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007 with no impact on the financial statements.

        Included in the balance sheet at December 31, 2007 are tax positions related to loan charge-offs for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

        The components of income tax expense are summarized as follows:

	2007	2006	2005
	(000 omitted)
Current year provision:
Federal	$2,693	$2,405	$1,893
State	(20)	326	205
Deferred income taxes (benefit)	(342)	(13)	(71)

	$2,331	$2,718	$2,027

        Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,435,976, $ 1,466,777, and $ 1,555,212, for 2007, 2006, and 2005, respectively.

        A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2007	2006	2005
Federal income tax rate	34.0%	34.0%	34.0%
Increase resulting from:
State taxes, net of federal tax benefit	.3	3.6	2.8
Reduction resulting from:
Nontaxable interest income	9.4	6.9	8.1

Effective income tax rate	24.9%	30.7%	28.7%

        Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan loss, deferred compensation, and interest on nonaccrual loans. Deferred tax liabilities have been provided for taxable temporary differences related to depreciation and unrealized

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

gains on securities available for sale. The net deferred taxes included in the accompanying balance sheets at December 31 are as follows:

	2007	2006	2005
Deferred Tax Assets
Bad debts	$1,268	$1,077	$573
Deferred compensation	408	410	253
Stock options	25	13	0
Amortization of intangibles	137	54	0

	1,838	1,554	826

Deferred Tax Liabilities
Depreciation	(185)	(187)	(61)
Unrealized gain on investment securities	(2,715)	(5,895)	(5,290)
Merger-related activity	0	(68)	0
Purchase accounting fair value adjustments	(595)	(703)	0

	(3,495)	(6,853)	(5,351)

Net deferred tax (liability)	$(1,657)	$(5,299)	$(4,525)

        The Corporation has not recorded a valuation allowance for the deferred tax assets as management feels that it is more likely than not that they will be ultimately realized.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Tower Bancorp Inc. (Parent Company Only) Financial Information

        The following are the condensed balance sheets, statements of income, and statements of cash flows for the parent company:

Balance Sheets
December 31

	2007	2006
	(000 omitted)
Assets
Cash	$6	$0
Securities available for sale	33,861	43,153
Investment in subsidiaries	62,655	58,874
Other assets	189	41

Total assets	$96,711	$102,068

Liabilities
Other liabilities	$3,942	$7,270
Notes payable—subsidiary	3,700	3,700
Notes payable—other	10,655	9,545

Total liabilities	18,297	20,515

Stockholders' Equity
Common stock, no par value; authorized 5,000,000 shares, issued 2,420,481 shares	2,225	2,225
Additional paid-in capital	34,831	34,810
Retained earnings	40,696	36,148
Accumulated other comprehensive income	4,558	10,731

	82,310	83,914
Less: Cost of Treasury stock, 98,055 shares—2007; 63,278 shares—2006	(3,896)	(2,361)

Total stockholders' equity	78,414	81,553

Total liabilities and stockholders' equity	$96,711	$102,068

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Tower Bancorp Inc. (Parent Company Only) Financial Information (Continued)

Statements of Income
Years Ended December 31

	2007	2006	2005
	(000 omitted)
Income
Dividends	$640	$594	$541
Net gain on sale of securities	1,900	3,995	2,426
Cash dividends from wholly-owned subsidiary	2,489	2,016	2,976

	5,029	6,605	5,943

Expenses
Interest	993	795	408
Taxes	392	1,154	689
Postage and printing	61	70	37
Management fees	120	120	108
Professional fees	288	510	368
Other expenses	4	28	21

	1,858	2,677	1,631

Income before equity in undistributed income	3,171	3,928	4,312
Equity in undistributed income of subsidiary	3,866	2,204	720

Net Income	$7,037	$6,132	$5,032

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Tower Bancorp Inc. (Parent Company Only) Financial Information (Continued)

Statements of Cash Flows
Years Ended December 31

	2007	2006	2005
	(000 omitted)
Cash flows operating activities:
Net income	$7,037	$6,132	$5,032
Adjustments to reconcile net income to cash provided by operating activities:
Net gain on sale of investment securities	(1,900)	(3,995)	(2,426)
Granting stock options	108	109	0
Equity in undistributed income of subsidiaries	(3,866)	(2,203)	(720)
Increase in other assets	(85)	(48)	(147)
Increase (decrease) in other liabilities	(158)	670	(286)

Net cash provided by operating activities	1,136	664	1,453

Cash flows from investing activities:
Purchase of investment securities	(3,200)	(11,903)	(5,875)
Cash paid in merger	0	(2,370)	0
Sales of investment securities	5,000	11,377	6,095

Net cash provided (used) by investing activities	1,800	(2,896)	220

Cash flows from financing activities:
Purchase of treasury stock	(1,853)	(813)	(287)
Proceeds from sale of treasury stock	302	226	355
Dividends paid	(2,489)	(2,017)	(2,416)
Net proceeds from short-term borrowings	1,110	4,815	630

Net cash provided (used) by financing activities	(2,930)	2,211	(1,665)

Net increase (decrease) in cash	6	(21)	8
Cash, beginning	0	21	13

Cash, ending	$6	$0	$21

Note 15. Compensating Balance Arrangements

        Included in cash and due from banks are required deposit balances at the Federal Reserve of $ 615,000 at December 31, 2007 and 2006 and required deposit balances at Equifax of $ 54,745 and $ 51,804 at December 31, 2007 and 2006, respectively. These are maintained to cover processing costs and service charges.

Note 16. Concentration of Credit Risk

        The Corporation grants agribusiness, commercial and residential loans to customers throughout the Cumberland Valley area; Franklin and Fulton Counties, Pennsylvania; and Washington County, Maryland. The Corporation maintains a diversified loan portfolio and evaluates each customer's credit-worthiness on a case-by-case basis. At December 31, 2007 and 2006, respectively, 60% and 61% of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Concentration of Credit Risk (Continued)

Corporation's loan portfolio is concentrated in mortgages secured by 1-4 family properties, and 17% and 13% is concentrated in commercial and industrial loans. The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies, but generally includes equipment and real estate.

        The Corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the bank. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

Note 17. Commitments and Contingencies

        The Corporation leases its facilities in Mercersburg under a noncancellable operating lease that expires June 30, 2008 with the right to extend the lease until September 30, 2008. Total annual rent expense charged to operations was $ 39,300, $ 22,200, and $ 22,200 for 2007, 2006, and 2005.

        The Corporation leased its facilities in Chambersburg under a noncancellable lease that expired in September 2007. Total rent expense charged to operations under the noncancellable lease was $ 7,200 for 2007 and $ 9,600 for 2006 and 2005.

        During 2007, the Corporation entered into an agreement to lease other Chambersburg facilities under a noncancellable operating basis. Under the terms, it is expected to begin in June 2008 and expire June 2018 with the option to renew for two additional five-year periods with subsequent rental amounts subject to a Rental Escalation Article. In addition to monthly rent payments, the Corporation will pay its proportionate share of any ad valorem and real estate taxes levied or assessed on the property. The rent expense charged for 2007 was zero.

        During 2005, the Corporation entered into a lease for its facilities in Hagerstown at Eastern Boulevard under a noncancellable operating lease that expires in 2020. Beginning June 1, 2006, the lease will be subjected to a CPI increase not to exceed 5% per year. Total annual rent expense charged to operations was $ 102,200, $ 96,000 and $ 56,000 for 2007, 2006 and 2005.

        The Corporation leases a site for an Automatic Teller Machine under a noncancellable operating lease that expires in 2013 with the right to negotiate an extended lease of two additional five year terms. Total rent expense charged to operations was $ 10,800 for 2007, 2006, and 2005, respectively.

        Following is a schedule, by years, of future minimum rentals under the lease agreements as of December 31, 2007 based on current lease terms:

Year Ending
2008	$147,000
2009	151,000
2010	151,000
2011	151,000
2012	151,000
Thereafter	1,000,000

$1,751,000

        Total rents paid under operating leases were $ 175,718, $ 151,960 and $ 106,317 for 2007, 2006 and 2005, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Commitments and Contingencies (Continued)

        The Corporation is an occasional party to legal actions arising in the ordinary course of its business. In the opinion of management, Tower has adequate legal defenses and/or insurance coverage respecting any and each of these actions and does not believe that they will materially affect the Corporation's operations or financial condition.

Note 18. Intangible Assets

        On June 1, 2006, Tower completed the merger of FNB Financial Corporation ("FNB"). Prior to completion of the Merger, The First National Bank of McConnellsburg, FNB's sole banking subsidiary, was a nationally-chartered commercial bank. Immediately after the merger, The First National Bank of McConnellsburg became a wholly-owned subsidiary of Tower. The First National Bank of McConnellsburg merged with and into First National Bank of Greencastle on August 26, 2006.

        In the merger, FNB shareholders received either 0.8663 shares of Tower common stock for each share of FNB common stock or $ 39.00 in cash for each share held, depending on shareholder elections and subject to the allocation provisions of the Merger Agreement. Tower acquired all of the outstanding shares of FNB's common stock. In connection with the Merger, Tower paid to the former shareholders of FNB in the aggregate, $ 2,363 million in cash and issued to the former shareholders of FNB, in the aggregate, 640,381 shares of Tower's common stock.

Note 18. Intangible Assets

        This transaction resulted in intangible assets and goodwill as follows:

	As of December 31, 2007		As of December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(000 omitted)		(000 omitted)
Amortized intangible assets
Core deposit relationships	$2,343	$649	$2,343	$248

        Amortization expense amounted to $ 401,161 and $ 248,507 for 2007 and 2006, respectively, and is included in other operating expenses. The estimated amortization expense for the next five years is as follows:

(000 omitted)
2008	$359
2009	316
2010	273
2011	231
2012	188

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18. Intangible Assets (Continued)

Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
	(000 Omitted)
Beginning balance	$16,535	$0
Goodwill acquired during the year	0	16,535
Other adjustments	23	0

Ending balance	$16,558	$16,535

        As of December 31, 2007, the Corporation found the goodwill acquired in the merger with FNB to not be impaired.

Mortgage Servicing Rights

        During 2007, the Corporation recorded the value of mortgage servicing rights. The balance of this valuation was $ 300,572 as of December 31, 2007. This asset is being amortized over the life of the related loans.

Note 19. Fair Value of Financial Instruments

        The estimated fair values of the Corporation's financial instruments were as follows at December 31:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
FINANCIAL ASSETS
Cash and due from banks	$16,770	$16,770	$14,128	$14,128
Federal funds sold	20,081	20,081	6,530	6,530
Interest bearing deposits with banks	0	0	97	97
Securities available for sale	83,846	83,846	87,631	87,631
Loans receivable	399,158	402,423	391,419	392,227
Cash surrender value of life insurance	10,768	10,768	10,683	10,683
Accrued interest receivable	1,861	1,861	1,841	1,841
Restricted bank stock	2,914	2,914	3,123	3,123
FINANCIAL LIABILITIES
Time certificates	169,166	169,628	174,140	174,264
Other deposits	270,764	270,764	235,695	235,695
Other borrowed funds	37,735	38,115	41,643	41,741
Accrued interest payable	999	999	994	994

Note 20. Regulatory Matters

        Dividends paid by Tower Bancorp Inc. are generally provided from the subsidiary bank's dividends to Tower. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 20. Regulatory Matters (Continued)

which indicate that cash dividends should be covered by current year earnings and the debt to equity ratio of the holding company must be below thirty percent. The Bank, as a national bank, is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus retained earnings (as defined) from the prior two years. Dividends that the Bank could declare without approval of the Comptroller of the Currency, amounted to approximately $ 7,686,266 and $ 5,960,589 at December 31, 2007 and 2006, respectively.

        The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the corporation's financial statements. Under capital adequacy guidelines, the corporation is required to maintain minimum capital ratios. The "leverage ratio", compares capital to adjusted total balance sheet assets while risk-based ratios compare capital to risk-weighted assets and off-balance sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Tower Bancorp's capital ratios to regulatory minimums at December 31 is as follows:

	Tower Bancorp
			Regulatory Minimum Requirements
	2007	2006
Leverage ratio	10.03%	10.36%	4%
Risk-based capital ratio
Tier I (core capital)	14.95%	14.79%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	16.74%	17.67%	8%

        As of December 31, 2007 the most recent notification from the Office of the Comptroller of the Currency categorized the financial institution as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the financial institution's category.

Note 21. Events Occurring Subsequent to the Audit Report Date

Entry into a Material Definitive Agreement

        On November 13, 2008, Tower Bancorp, Inc. ("Tower"), parent company of The First National Bank of Greencastle, and Graystone Financial Corp. ("Graystone"), parent company of Graystone Bank, signed a definitive agreement to combine their companies.

        As part of the transaction, Tower will exchange .42 shares of Tower common stock for each outstanding share of Graystone Financial Corp. common stock. In addition, Tower will assume 199,750 outstanding stock options of Graystone to acquire shares of Graystone common stock. The transaction is structured to qualify as a "tax-free reorganization" and tax-free exchange of shares of common stock by the Graystone shareholders for shares of Tower common stock under the Internal Revenue Code.

        The transaction is subject to shareholder approvals by Tower and Graystone shareholders and customary regulatory approvals. The transaction is expected to close in the first quarter of 2009.

Consolidated Financial Statements of Graystone Financial Corp.

Index

Independent Auditor's Report

To the Board of Directors
Graystone Financial Corp. and Subsidiary
Harrisburg, Pennsylvania

        We have audited the accompanying consolidated balance sheets of Graystone Financial Corp. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Graystone Financial Corp. and subsidiary as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

Beard Miller Company LLP
Lancaster, Pennsylvania
February 21, 2008

Graystone Financial Corp. and Subsidiary

Consolidated Balance Sheets

December 31, 2007 and 2006

(Amounts in thousands, except share data)

	2007	2006
Assets
Cash and due from banks	$13,182	$5,354
Federal funds sold	9,958	2,047

Cash and Cash Equivalents	23,140	7,401
Securities available for sale	27,931	63,734
Restricted investment in bank stocks	306	190
Loans held for sale	346	—
Loans, net of allowance for loan losses of $4,148 and $2,156	385,780	170,363
Premises and equipment, net	5,236	1,806
Accrued interest receivable	2,061	1,260
Deferred tax asset, net	800	—
Other assets	812	341

Total Assets	$446,412	$245,095

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$29,431	$16,142
Interest bearing	329,620	179,570

Total Deposits	359,051	195,712

Securities sold under agreements to repurchase	26,340	27,910

Long-term debt	4,430	6,200
Accrued interest payable	565	269
Other liabilities	3,941	1,033

Total Liabilities	394,327	231,124

Stockholders' Equity
Preferred stock, no par value; authorized 2,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value; authorized 8,000,000 shares; issued and outstanding 6,508,721 shares at 2007 and 2,968,500 shares at 2006	54,915	17,600
Surplus	2,122	1,050
Accumulated deficit	(4,991)	(4,645)
Accumulated other comprehensive income (loss)	39	(34)

Total Stockholders' Equity	52,085	13,971

Total Liabilities and Stockholders' Equity	$446,412	$245,095

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Consolidated Statements of Operations

Years Ended December 31, 2007 and 2006

(Amounts in thousands, except share data)

	2007	2006
Interest Income
Loans, including fees	$21,512	$8,359
Securities	1,651	1,532
Federal funds sold and other	1,150	727

Total Interest Income	24,313	10,618

Interest Expense
Deposits	12,356	5,329
Short-term borrowings	775	472
Long-term debt	455	98

Total Interest Expense	13,586	5,899

Net Interest Income	10,727	4,719
Provision for Loan Losses	1,997	1,756

Net Interest Income after Provision for Loan Losses	8,730	2,963

Non-Interest Income
Service charges on deposit accounts	498	143
Other service charges, commissions and fees	539	182
Gain on sale of mortgage loans originated for sale	358	—
Gain on sale of other interest earnings assets	100	17
Other income	97	25

Total Non-Interest Income	1,592	367

Non-Interest Expenses
Salaries and employee benefits	6,874	4,082
Occupancy and equipment	1,473	872
Advertising and promotion	253	242
Data processing	436	232
Professional service fees	432	511
Other operating expenses	1,206	474

Total Non-Interest Expenses	10,674	6,413

Net Loss Before Income Tax Benefit	(352)	(3,083)
Income Tax Benefit	(6)	—

Net Loss	$(346)	$(3,083)

Net Loss Per Common Share
Basic	$(.08)	$(1.21)
Diluted	$(.08)	$(1.21)
Weighted Average Common Shares Outstanding
Basic	4,447,065	2,548,855
Diluted	4,447,065	2,548,855

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Consolidated Statements of Stockholders' Equity

Years Ended December 31, 2007 and 2006

(Amounts in thousands, except share data)

	Common Stock	Surplus	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
Balance—December 31, 2005	$16,100	$—	$(1,562)	$(36)	$14,502

Proceeds from sale of common stock through Employee Stock Ownership Plan (255,000 shares)	1,500	—	—	—	1,500
Restricted common stock awards earned (328,500 shares issued in 2006)	—	1,050	—	—	1,050
Comprehensive loss:
Net loss	—	—	(3,083)	—	(3,083)
Unrealized gain on securities available for sale	—	—	—	2	2

Total Comprehensive Loss					(3,081)

Balance—December 31, 2006	17,600	1,050	(4,645)	(34)	13,971
Proceeds from sale of common stock (3,503,742 shares)	37,315				37,315
Restricted common stock awards earned (43,500 shares issued)		1,021			1,021
Fractional shares on 3-for-2 stock split effected in the form of a 50% stock dividend (22 shares)
Stock option expense		51			51
Comprehensive loss:
Net loss			(346)		(346)
Unrealized gain on securities available for sale				73	73

Total Comprehensive Loss					(273)

Balance—December 31, 2007	$54,915	$2,122	$(4,991)	$39	$52,085

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2007 and 2006

(Amounts in thousands, except share data)

	2007	2006
Cash Flows from Operating Activities
Net loss	$(346)	$(3,083)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for loan losses	1,997	1,756
Net accretion of discounts on securities	(428)	(581)
Depreciation and amortization	507	211
Amortization of unearned compensation on restricted stock	1,021	1,050
Stock option expense	51	—
Benefit of deferred taxes	(800)	—
Increase in accrued interest receivable	(801)	(1,103)
Increase in accrued interest payable	296	218
(Increase) decrease in other assets	(471)	14
Increase in other liabilities	2,908	846
Gain on sale of interest earning assets	458	—
Loans originated for sale	(54,782)	(22,689)
Sale of loans	53,978	22,689

Net Cash Provided by (Used in) Operating Activities	3,588	(672)

Cash Flows from Investing Activities
Proceeds from maturities of securities available for sale	98,355	38,065
Purchases of securities available for sale	(62,167)	(64,550)
Net increase in loans	(217,414)	(146,880)
Purchases of premises and equipment	(3,937)	(1,138)

Net Cash Used in Investing Activities	(185,163)	(174,503)

Cash Flows from Financing Activities
Net decrease in federal funds purchased	—	(9,714)
Proceeds from advances on long-term debt	230	6,200
Repayment of long-term debt	(2,000)	—
Net (decrease) increase in securities sold under agreements to repurchase	(1,570)	24,814
Net increase in deposits	163,339	158,171
Proceeds from sale of common stock	37,315	1,500
Fractional shares on 3-for-2 stock split	—	—

Net Cash Provided by Financing Activities	197,314	180,971

Net Increase in Cash and Cash Equivalents	15,739	5,796
Cash and Cash Equivalents—Beginning	7,401	1,605

Cash and Cash Equivalents—Ending	$23,140	$7,401

Supplementary Cash Flows Information
Interest paid	$13,290	$5,681

Income taxes paid	$650	$—

See notes to consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies

Organization and Nature of Operations

        Graystone Financial Corp. (the Company) is a financial holding company that was incorporated on July 26, 2006 under the laws of the Commonwealth of Pennsylvania. The Company's activity consists of owning and supervising our subsidiary, Graystone Bank (the Bank), which is engaged in providing banking and banking related services through its seven full service offices in Cumberland, Dauphin and Lancaster Counties of Pennsylvania and Frederick County, Maryland. Graystone Bank was originally incorporated on September 2, 2005, as a Pennsylvania-chartered bank and commenced operations on November 10, 2005. The Bank became a wholly-owned bank subsidiary of Graystone Financial Corp. pursuant to a Plan of Reorganization and Merger that was consummated October 10, 2006. The transaction was accounted for in a manner similar to the pooling-of-interest method of accounting. Accordingly, the financial information relating to the periods prior to October 10, 2006 are reported under the name of Graystone Financial Corp.

        As a state chartered bank, the Bank is subject to regulations by the FDIC and the Pennsylvania State Banking Commission. The Bank undergoes periodic examinations by those regulatory authorities. The Company, as a holding company, is subject to regulations of the Federal Reserve Board.

        In January 2007, Graystone Mortgage, LLC commenced business as a mortgage banking subsidiary of Graystone Bank. The Bank holds a 90% interest in the mortgage subsidiary, which offers residential mortgage banking services within the Bank's market areas.

Basis of Presentation

        The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements include the accounts of Graystone Financial Corp. and its wholly-owned subsidiary, Graystone Bank and the Bank's 90% owned mortgage subsidiary, Graystone Mortgage, LLC. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

        Most of the Company's activities are with customers located within central Pennsylvania and northern Maryland. Note 2 discusses the types of securities that the Company invests in. Note 3

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold. Federal funds are purchased and sold for one-day periods.

        The Company is required under Federal Reserve Board regulations to maintain reserves against its transaction accounts. These reserves are generally held in the form of cash or noninterest earning accounts at the Company's correspondent bank. The amounts maintained as reserves were $3,890 and $0 as of December 31, 2007 and December 31, 2006, respectively.

Securities Available for Sale

        Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date. Purchases and sales of investment securities are accounted for on a trade date basis.

        Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains and losses are excluded from earnings and reported as increases or decreases in other comprehensive income or loss. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

        Declines in the fair value of available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Restricted Investment in Bank Stocks

        Restricted investment in bank stocks includes Atlantic Central Bankers Bank and Federal Home Loan Bank (FHLB) stocks. Federal law requires a member institution of the FHLB to hold stock of its district FHLB according to a predetermined formula. The stock is carried at cost.

Loans Held for Sale

        Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income.

        Mortgage loans held for sale are sold with the mortgage servicing rights released to another financial institution through a correspondent relationship. The correspondent financial institution absorbs all of the risk related to rate lock commitments. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Loans Receivable

        Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

        The accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Allowance for Loan Losses

        The allowance for loan losses is established through provisions for loan losses charged against income as losses are estimated to have occurred. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management's periodic evaluation of the adequacy of the allowance is based on known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

        The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as doubtful, substandard, or special mention. For such loans that are

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and home equity loans for impairment disclosures.

Transfers of Financial Assets

        The Company sells interests in loans receivable through loan participation sales. The Company accounts for these transactions as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

        The Company retains servicing responsibilities for the loan participation sales. The Company does not recognize a servicing asset or liability, as the amount received for servicing the loan participations is a reasonable approximation of market rates and servicing costs.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the shorter of the remaining lease term, if applicable, or the economic life which is reflected in the following average lives:

Years
Automobiles	3-5
Building and leasehold improvements	10-30
Furniture, fixtures, and equipment	3-10
Software and computer equipment	2-5

Stock-Based Compensation

        The Company adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" (SFAS No. 123(R)), on January 1, 2006. This Statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Accordingly, the Company recognizes all share-based payments to employees in the consolidated statement of operations based on their fair values. The Company expenses the fair values of these awards using the accelerated recognition method.

Advertising Costs

        The Company charges advertising costs to expense as incurred.

Income Taxes

        Effective June 1, 2007, the Company ceased to qualify as a small business corporation, as defined in Internal Revenue Code (IRC) § 1361(b) and thus its S corporation election under § 1362(a) was terminated. As a result, the Company will be taxed directly on its taxable income due to its status change from an S corporation to a C corporation beginning June 1, 2007.

        For periods prior to June 1, 2007, the Company operated as an S corporation under the Internal Revenue Code. Accordingly, the Company incurred no federal or state corporate income tax. Any taxable income or loss generated by the Company was passed directly to the Company's shareholders and taxed at the shareholder level.

        Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and the net operating loss carryforwards and their tax basis. Deferred tax assets

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates of the date of enactment.

Fair Value of Financial Instruments

        The Company meets the requirements for disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all non-financial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented in Note 16 do not represent the underlying value of the Company.

Comprehensive Income

        Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the consolidated balance sheet, such items, along with net income, are components of comprehensive income.

Rate Lock Commitments

        The Bank enters into rate lock commitments to originate loans whereby the interest rate on the loan is determined generally up to 30 days prior to funding. Rate lock commitments on mortgage loans that are intended to be sold are considered derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sales of mortgages. Fair value is based on fees currently charged to enter into similar agreements. For fixed rate commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Off-Balance Sheet Financial Instruments

        In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated balance sheet when they are funded.

Reclassifications

        Certain reclassifications have been made to the 2006 consolidated financial statements in order to conform to classifications used in the current year. The reclassifications had no impact on net loss.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

Stock Split

        On July 24, 2007, the Company's board of directors declared a 3-for-2 stock split, effected in the form of a 50% stock dividend, to shareholders of record as of the close of business on August 15, 2007, and which was payable on September 30, 2007. All average share and per share information has been restated to reflect the impact of this stock dividend.

Note 2—Securities Available for Sale

        The amortized cost of securities and their approximate fair values at December 31, 2007 and 2006 are as follows:

	December 31, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal Bonds	$1,399	$14	$—	$1,413
U.S. Government agencies	26,493	35	(10)	26,518

	$27,892	$49	$(10)	$27,931

	December 31, 2006
U.S. Treasury securities	$4,998	$—	$(7)	$4,991
U.S. Government agencies	58,770	—	(27)	58,743

	$63,768	$—	$(34)	$63,734

        The amortized cost and fair value of securities as of December 31, 2007 by contractual maturity are shown below. Expected maturities may differ from contractual maturities due to the issuer's rights to call or prepay the obligation without penalty.

	December 31, 2007
	Amortized Cost	Fair Value
Due in one year or less	$10,488	$10,484
Due after one year through five years	16,829	16,863
Due after five years through ten years	575	584

	$27,892	$27,931

        Included with the Company's securities available for sale are pledged securities with a fair market value of $27,931 and $58,743 at December 31, 2007 and 2006, respectively. The securities were pledged to secure public deposits and securities sold under agreements to repurchase.

        At December 31, 2007 and 2006, the Company held securities with unrealized losses totaling $10 and $34, respectively. Total unrealized losses are less than 1% of the book value and all of the

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 2—Securities Available for Sale (Continued)

securities with unrealized losses that have a maturity of less than one year, pertain to U.S. Government agency securities and are attributable to changes in interest rates. At December 31, 2007 and 2006, management had not identified any securities with an unrealized loss that it intends to sell. As management has the ability to hold these securities until maturity, or for the foreseeable future if classified as available for sale, no unrealized losses are deemed to be other-than-temporary.

Note 3—Loans

        A summary of the loan portfolio at December 31, 2007 and 2006 is as follows:

	2007	2006
Commercial	$356,880	$160,045
Residential	18,142	3,739
Consumer & other	14,930	8,730

Total Loans	389,952	172,514
Deferred costs (fees)	(24)	5
Allowance for loan losses	(4,148)	(2,156)

Net Loans	$385,780	$170,363

        The Bank grants the majority of its loans to borrowers throughout central Pennsylvania and northern Maryland. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is influenced by the region's economy.

        The amount of overdrawn deposit accounts reported as loans was $330 and $365 as of December 31, 2007 and December 31, 2006, respectively.

        The Company serviced $62,280 and $27,652 of loans for unrelated parties at December 31, 2007 and 2006, respectively.

        During 2007, the Company originated and sold $28,468 of residential mortgage loans into the secondary market. A gain of $358 was recognized on the sale of these loans.

Note 4—Allowance for Loan Losses

        The changes in the allowance for loan losses for the years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Balance, beginning	$(2,156)	$(400)
Loans charged off	5	—
Provision for loan losses	(1,997)	(1,756)

Balance, ending	$(4,148)	$(2,156)

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 4—Allowance for Loan Losses (Continued)

        The Company had $87 and $0 in nonaccrual loans, no other impaired loans, and no loans past due 90 days or more at December 31, 2007 and 2006, respectively. Interest of $6 was not recognized as interest income due to non-accrual status of loans during 2007.

Note 5—Investment in DDMP

        In February 2007, the Bank entered into a purchase agreement with Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLP ("DDMP"). DDMP is a limited liability company that provides investment advisory and asset management services to individuals, businesses and nonprofit entities. In connection with the purchase agreement, the Bank purchased an aggregate of twenty percent (20%) of the issued and outstanding units of membership interests in DDMP. The consideration paid for the units purchased under the purchase agreement is comprised of $400 in cash paid to DDMP at the closing of the deal and contingent consideration up to an aggregate amount of $1,600 upon achievement of adjusted pre-tax net income performance targets over a five year period. Each payment of contingent consideration is payable in the form of 70% cash, with the balance to be paid as a fixed number of shares of Graystone Financial Corp. stock (46,905 shares). The investment is being accounted for in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock".

Note 6—Premises and Equipment

        The components of premises and equipment at December 31, 2007 and 2006 are as follows:

	2007	2006
Leasehold improvements	$3,725	$689
Furniture, fixtures and equipment	1,931	1,145
Automobiles	113	64
Computer equipment and data processing software	129	58
Construction in progress	121	88

	6,019	2,044
Accumulated depreciation and amortization	(783)	(238)

	$5,236	$1,806

        Depreciation and amortization expense was to $507 and $211 for the years ended December 31, 2007 and 2006, respectively, and is included in occupancy and equipment in the consolidated statement of operations.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 7—Deposits

        The following is a summary of deposits at December 31, 2007 and 2006:

	2007	2006
Non-interest bearing transaction accounts	$29,431	$16,142
Interest bearing transaction accounts	50,873	11,553
Money market accounts	52,771	56,170
Savings accounts	5,897	1,175
Time certificates of deposits	220,079	110,672

	$359,051	$195,712

        The scheduled maturities of time certificates of deposits at December 31, 2007 are as follows:

2008	$183,343
2009	35,376
2010	16
2011	262
2012	1,082

$220,079

        At December 31, 2007 and 2006, total time certificates of deposits in denominations of $100,000 or greater were $71,782 and $41,229, respectively. The time certificates of deposits included no brokered deposits as of December 31, 2007 and 2006.

Note 8—Short-Term Borrowings

        The Company's short-term borrowings consist of securities sold under agreements to repurchase. The Company did not have any federal funds purchased at December 31, 2007 or December 31, 2006.

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company had securities sold under agreements to repurchase of $26,340 and $27,910 at December 31, 2007 and 2006, respectively. The blended rate on these borrowings was 3.52% and 3.93% at December 31, 2007 and 2006, respectively, and the borrowings mature in one-day periods. The borrowings are secured by U.S. Government Agency securities.

        Federal funds are reported on a gross basis. Federal funds sold are stated as assets and federal funds purchased are stated as liabilities. Federal funds purchased are considered short-term borrowings and are subject to restrictions limiting the frequency and terms of advances. Generally, federal funds are purchased or sold for one day periods and bear interest based upon the daily federal funds rate. The Company did not have any federal funds purchased at December 31, 2007 and 2006.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 8—Short-Term Borrowings (Continued)

        The Bank has a maximum borrowing capacity under an agreement with the FHLB of approximately $66,475 at December 31, 2007. The available amount of borrowing capacity was approximately $3,324, of which $1,800 was used as a letter of credit to secure public deposits at December 31, 2007. The available amount of borrowing capacity was secured by commercial loans pledged as collateral.

Note 9—Long-Term Debt

        In October 2006, the Company obtained a secured $9,500 line of credit with an unaffiliated bank that expires on October 11, 2011. Loans made pursuant to this line of credit are secured by shares of the Bank's common stock. The outstanding principal balance under the line of credit was $4,430 and $6,200 at December 31, 2007 and December 31, 2006, respectively. The loan has a term of 60 months with a fixed interest rate of 7.25% for the term of the loan. Interest is due monthly with the principal due in full at the end of the term in 2011.

Note 10—Income Taxes

        Effective June 1, 2007, the Company ceased to qualify as a small business corporation, as defined in Internal Revenue Code (IRC) § 1361(b) and thus its S corporation election under IRC § 1362(a) was terminated. As a result, the Company will be taxed directly on its taxable income due to its status change from an S corporation to a C corporation beginning June 1, 2007.

        For periods prior to June 1, 2007, the Company operated as an S corporation under the Internal Revenue Code. Accordingly, the Company incurred no federal or state corporate income tax expense. Any taxable income or loss generated by the Company was passed directly to the Company's shareholders and taxed at the shareholder level.

        The provision for income tax expense (benefit) for the period from June 1, 2007 to December 31, 2007 consisted of the following components:

2007
Federal:
Current	$783
Deferred	(800)

(17)

State:	$12
Current	—

Deferred	12

Total income tax expense	$(5)

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 10—Income Taxes (Continued)

        A reconciliation of the statutory income tax at a rate of 34% to the income tax expense (benefit) included in the statements of income is as follows for the period from June 1, 2007 to December 31, 2007. There was no provision for income taxes for the year ended December 31, 2006 or for the period from January 1, 2007 to May 31, 2007 since the corporation operated as an S corporation.

2007
Federal income tax at statutory rate	34.0%
Incentive Stock Options	2.0
State tax expense, net of federal benefit	0.9
Partial release of valuation allowance	(38.8)
Other	1.3

Effective income tax rate	(0.6)%

        The components of the net deferred tax asset (liability) at December 31, 2007, May 31, 2007 and December 31, 2006 are as follows:

	December 31, 2007	May 31, 2007	December 31, 2006
Deferred tax assets:
Allowance for loan loss	$1,410	$1,101	$—
Organization and start-up costs	167	175	—
Restricted stock plan	67	—	—
Other	48	—	—

	1,692	1,276	—
Valuation Allowance	(434)	(770)	—

Total Deferred Tax Assets, net of Valuation Allowance	1,258	506	—
Deferred tax liabilities:
Premises and equipment	(69)	(30)	—
Deferred loan costs	(200)	—	—
Cash basis conversion	(101)	(352)	—
Prepaid expenses	(88)	—	—
Restricted Stock Plan	—	(124)	—

Total Deferred Tax Liabilities	(458)	(505)	—

Net deferred tax asset	$800	$—	$—

        A tax benefit of $336 was recognized in 2007 for the reversal of a portion of the valuation allowance.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 11—Lease Commitments

        The Company is obligated under operating leases for all of its banking offices as well as its administrative office space. For the years ended December 31, 2007 and 2006, rental expense under operating leases was $633 and $260, respectively. The Company's office leases generally include renewal options for various additional terms after the expiration of the initial term of each lease, which are not included in the future minimum lease payments below. At December 31, 2007, future minimum lease payments for the fixed, non-cancelable terms of operating leases are as follows:

2008	$1,068
2009	1,412
2010	1,421
2011	1,417
2012	1,323
Thereafter	13,492

$20,133

Note 12—Stockholders' Equity

        In March 2007, the Company completed a Regulation D, Rule 506 private placement, in which the Company issued a total of 1,238,257 shares of the Company's common stock at a price of $8 per share (share and per share amounts reflect the 3-for-2 stock split payable September 30, 2007) for net proceeds of $9,883.

        In May 2007, the Company completed a Regulation D, Rule 506 private placement, in which the Company issued a total of 546,435 shares of the Company's common stock at a price of $9.33 per share (share and per share amounts reflect the 3-for-2 stock split payable September 30, 2007) for net proceeds of $5,100.

        In November 2007, the Company completed a Regulation D, Rule 506 private placement, in which the Company issued a total of 1,719,050 shares of the Company's common stock at a price of $13.00 per share for net proceeds of $22,333.

        The Company also issued 43,500 and 328,500 shares of common stock during 2007 and 2006, respectively, in connection with the Company's 2006 Restricted Stock Plan. Refer to Note 15 for details of the Company's 2006 Restricted Stock Plan.

        The Pennsylvania Department of Banking in issuing its charter to the Bank required an allocation of its initial capital to an expense fund in the amount of $602 to defray anticipated initial losses. Accordingly, $602 of the Bank's surplus is reserved for this purpose until the Bank becomes profitable.

Note 13—Related Party Transactions

        The Company has had, and may be expected to have in the future, transactions in the ordinary course of business with executive officers and directors and their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. All loans to executive

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 13—Related Party Transactions (Continued)

officers and directors or their related interests are submitted to the Board of Directors for approval. The aggregate dollar amount of these loans was $37,231 at December 31, 2007 and $8,148 at December 31, 2006. During 2007, $88,051 of funds were advanced and $58,968 of repayments were made on loans to related parties.

        Deposits from related parties held at the Bank as of December 31, 2007 and December 31, 2006 amounted to $13,761 and $6,878, respectively.

        In December 2007, the Company entered into a lease agreement with a related party consisting of a branch and regional administrative office under a fifteen-year renewable lease. The lease was negotiated on an "arms-length basis" and an independent valuation was performed confirming that the terms in the lease are reflective of market terms. As of December 31, 2007, there were no cash payments made to the related party under this lease agreement.

        The Company entered into a 3-year consulting agreement with a director during November 2005. The amount paid under this consulting agreement for the years ended December 31, 2007 and 2006 was $70 annually.

        The Company has entered into employment or change of control agreements with several executive officers. The agreements include minimum annual salary commitments and/or change of control provisions. Upon termination, resignation or change in control of the Company, these individuals may receive monetary compensation as set forth in the agreements.

Note 14—Financial Instruments with Off-Balance Sheet Risk

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        The outstanding financial instruments represent credit risk in the following amounts at December 31,

	2007	2006
Commitments to grant loans	$43,102	$39,900
Unfunded commitments under lines of credit	134,683	78,185
Letters of credit	17,751	6,102

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 14—Financial Instruments with Off-Balance Sheet Risk (Continued)

expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

        Outstanding letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank typically requires collateral supporting these letters of credit. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of December 31, 2007 and 2006 for guarantees under standby letters of credit issued is not material.

Note 15—Stock-Based Compensation

        During 2006, the Company's shareholders approved the 2006 Restricted Stock Plan (the "2006 Plan") that provides for the issuance of up to 375,000 shares of restricted stock awards to key employees and directors of the Company. In June 2006, 328,500 shares were issued to key employees and directors of the Company. In November 2006, the 2006 Plan was amended by the replacement of outstanding awards of contingent shares of restricted stock subject to performance based goals with an identical number of non-contingent shares of restricted stock subject to a three year vesting period.

        A table summarizing the Company's 2006 Plan at December 31, 2007 and 2006 is presented below:

	Weighted Average
	Shares	Grant Date Fair Value
Outstanding, December 31, 2005
Issued	328,500	$6.67
Forfeited	—	$—

Outstanding, December 31, 2006	328,500
Issued	43,500	$8.14
Forfeited	6,999	$6.67

Outstanding, December 31, 2007	365,001

        The awards vest over a three-year period, provided the employee or director remains in continuous service as an employee or director until the vesting occurs. The recipient shall receive all dividends or other distributions and shall have the right to vote with respect to issued but unvested shares. The Company recognized $1,021 and $1,050 of compensation expense during the years ended December 31, 2007 and 2006, respectively, related to the vesting of the restricted stock awards in accordance with SFAS No. 123(R). At December 31, 2007, there were 9,999 shares available to be awarded under the

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 15—Stock-Based Compensation (Continued)

2006 Plan. In 2008 and 2009, the Company expects to recognize $383 and $40, respectively, in compensation expense related to the vesting of the restricted stock awards.

        In May 2007, the shareholders of the Company approved the 2007 Stock Incentive Plan (the "2007 Plan"). Under the Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and deferred stock for up to 600,000 shares (shares reflect the 3-for-2 stock split payable September 30, 2007) of the Company's common stock. In June 2007, 62,250 shares of incentive stock options were issued to key employees of the Company. The incentive stock options issued vest over a three-year period, provided the employee remains in continuous service as an employee until the vesting occurs. The exercise price of each option equals the market price of the Company's common stock on the date of grant and an option's maximum term is ten years. The accounting for the Plan is in accordance with Statement of Financial Accounting Standards No. 123(R).

        A table summarizing the Company's 2007 Plan at December 31, 2007 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding, December 31, 2006	—	$—	—
Granted	62,250	9.33	9
Exercised	—	—	—
Forfeited	—	—	—

Outstanding, December 31, 2007	62,250	9.33	9

Exercisable at December 31, 2007	—	$—	—

        The aggregate intrinsic value of outstanding stock options at December 31, 2007 is $195. The fair value of options awarded under the Plan is estimated on the date of grant using the Black-Scholes valuation methodology, which is dependent on the following assumptions: dividend yield of 0%, expected volatility of 23%, risk free interest rate of 4.63%, estimated forfeitures of 5% per year, and expected life of 6 years. The dividend yield assumption is based on the Company's history and expectation of dividend payouts. The expected volatility is based on the Company's historical volatility using the Company's own stock price. The risk-free rate is the U.S. Treasury rate commensurate with the expected life of the options on the date of the grant. The expected life is based on the SEC "shortcut approach" in SAB 107. Based on the assumptions used in the model, the Company calculated an estimated fair value per option of $3.13 for options granted in 2007. Options granted in 2007 resulted in compensation expense of $51. As of December 31, 2007 there was $116 of total unrecognized compensation expense to be recognized over the next three years.

Note 16—Retirement Plans

        On January 1, 2006, the Company created the Graystone 401(k) Plan/Employee Stock Ownership Plan (the "Plan") for those employees who meet the eligibility requirements set forth in the Plan. Under the Plan, employees may defer a portion of their earnings tax free. The Company is not

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 16—Retirement Plans (Continued)

required to make any contributions, including matching contributions under the Plan. At December 31, 2007, 225,000 shares of Graystone Financial Corp. common stock were held by employees in the Plan. The Company has not recognized any compensation costs in connection with the Plan.

Note 17—Regulatory Matters

        The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2007 and 2006, that the Bank met all capital adequacy requirements to which it is subject.

        The regulators require that the Bank maintain a ratio of Tier 1 leverage capital to total assets of at least 8% during the first three years of operation. Under these guidelines, the Bank is considered well capitalized as of December 31, 2007 and 2006. The Bank's actual and required capital amounts and ratios at December 31, 2007 and 2006 are presented below:

	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2007:
Total capital (to risk-weighted assets)	$60,457	14.34%	$	≥33,736	≥8.0%	$	≥42,169	≥10.0%
Tier 1 capital (to risk-weighted assets)	56,310	13.35		≥16,868	≥4.0		≥25,301	≥6.0
Tier 1 capital (to total assets)	56,310	13.57		≥35,713	≥8.0		≥35,713	≥8.0
As of December 31, 2006:
Total capital (to risk-weighted assets)	$22,350	11.4%	$	≥15,744	≥8.0%	$	≥19,680	≥10.0%
Tier 1 capital (to risk-weighted assets)	20,194	10.3		≥7,872	≥4.0		≥11,808	≥6.0
Tier 1 capital (to total assets)	20,194	9.2		≥17,604	≥8.0		≥17,604	≥8.0

        The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 17—Regulatory Matters (Continued)

        The Federal Reserve Board approved a final rule in February 2006 that expands the definition of a small bank holding company ("BHC") under the Board's Small Bank Holding Company Policy Statement and the Board's risk-based and leverage capital guidelines for bank holding companies. In its revisions to the Policy Statement, the Federal Reserve Board has raised the small BHC asset size threshold from $150,000 to $500,000 and amended the related qualitative criteria for determining eligibility as a small BHC for the purposes of the policy statement and the capital guidelines. The policy statement facilitates the transfer of ownership of small community banks by permitting debt levels at small BHCs that are higher than what would typically be permitted for larger BHCs. Because small BHCs may, consistent with the policy statement, operate at a level of leverage that generally is inconsistent with the capital guidelines, the capital guidelines provide an exemption for small BHCs. Based on the ruling, Graystone Financial Corp. meets the eligibility criteria of a small BHC and is exempt from regulatory capital requirements administered by the federal banking agencies.

Note 18—Fair Value of Financial Instruments

        SFAS No. 107 ("Disclosure about Fair Value of Financial Instruments") requires the Company to disclose the estimated fair value of its financial instruments. The fair value disclosures are made based on relevant market information for financial instruments with similar repricing characteristics, credit risk, and management assumptions. The estimated values do not reflect any premium or discount that may be realized from offering for sale at one time the Company's entire holdings of a particular financial instrument. The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash, Due from Banks, and Federal Funds Sold

        The carrying amounts of cash, due from banks, and federal funds sold approximate their fair value.

Securities Available for Sale

        Fair values for investment securities are based on quoted market prices.

Restricted Investment in Bank Stock

        The carrying amounts of restricted investment in bank stock approximate their fair values based on redemption provisions associated with the investments.

Loans Held for Sale

        The carrying amounts of loans held for sale approximate their fair value.

Loans

        For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 18—Fair Value of Financial Instruments (Continued)

similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Accrued Interest Receivable

        The carrying amounts of accrued interest receivable approximates their fair values.

Deposits

        The fair values for deposits with no defined maturities are equal to their carrying amounts which are payable on demand. Fair values for fixed-rate time certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time certificates of deposits to a schedule of aggregated expected monthly maturities on time certificate of deposits.

Securities Sold under Agreements to Repurchase

        The carrying amounts of securities sold under agreements to repurchase approximate their fair values due to the short-term maturity with these instruments.

Long-Term Debt

        The fair value of long-term debt is estimated using a discounted cash flow analysis based on the Company's current incremental borrowing rate for similar types of borrowing arrangements. The carrying amount of long-term debt approximates fair value.

Accrued Interest Payable

        The carrying amounts of accrued interest payable approximate their fair values.

Off-Balance-Sheet Instruments

        Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standings, and the difference between current interest rates and committed interest rates on the commitments. The majority of the Company's commitments contain variable interest rates; thus the carrying value approximates fair value. The fair value of such commitments is not material and is not shown here.

Graystone Financial Corp. and Subsidiary

Notes to Consolidated Financial Statements (Continued)

December 31, 2007 and 2006

(Amounts in thousands, except share data)

Note 18—Fair Value of Financial Instruments (Continued)

        The estimated fair values of the Company's financial instruments were as follows at December 31, 2007 and 2006:

	2007		2006
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, and federal funds sold	$23,140	$23,140	$7,401	$7,401
Securities available for sale	27,931	27,931	63,734	63,734
Restricted investment in bank stock	306	306	190	190
Loans Held for Sale	346	346	—	—
Loans, net of allowance for loan losses	385,780	386,503	170,363	168,259
Accrued interest receivable	2,061	2,061	1,260	1,260
Financial liabilities:
Deposits	359,051	358,818	195,712	197,615
Securities sold under agreements to repurchase	26,340	26,340	27,910	27,910
Long-term debt	4,430	4,430	6,200	6,200
Accrued interest payable	565	565	269	269

Note 19—Contingent Liabilities

        The Company, from time to time, may be involved in legal proceedings relating to the conduct of its banking business. Such legal proceedings are a normal part of the banking business and in management's opinion, the consolidated financial condition and results of operations of the Company would not be materially affected by the outcome of such legal proceedings.

Graystone Financial Corp. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Cash and due from banks	$10,976	$13,182
Federal funds sold	17,910	9,958

Cash and Cash Equivalents	28,886	23,140
Securities available for sale	26,215	27,931
Restricted investment in bank stocks	1,821	306
Loans held for sale	1,423	346
Loans, net of allowance for loan losses of $5,817 and $4,148, respectively	536,179	385,780
Premises and equipment, net	4,456	5,236
Accrued interest receivable	2,277	2,061
Deferred tax asset, net	1,240	800
Bank-owned life insurance	12,154	—
Other assets	941	812

Total Assets	$615,592	$446,412

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$40,386	$29,431
Interest bearing	449,843	329,620

Total Deposits	490,229	359,051

Securities sold under agreements to repurchase	24,882	26,340

Short-term debt	12,530	—
Long-term debt	29,000	4,430
Accrued interest payable	744	565
Other liabilities	4,282	3,941

Total Liabilities	561,667	394,327

Stockholders' Equity
Preferred stock, no par value; authorized 2,000,000 shares; no shares issued and outstanding	—	—
Common stock, no par value; authorized 100,000,000 and 8,000,000 shares as of September 30, 2008 and December 31, 2007, respectively; issued and outstanding 6,506,585 and 6,508,721 shares as of September 30, 2008 and December 31, 2007, respectively.	54,915	54,915
Surplus	2,471	2,122
Accumulated deficit	(3,454)	(4,991)
Accumulated other comprehensive income (loss)	(7)	39

Total Stockholders' Equity	53,925	52,085

Total Liabilities and Stockholders' Equity	$615,592	$446,412

See accompanying notes to the unaudited consolidated financial statements.

Graystone Financial Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

Nine months ended September 30, 2008 and 2007

(In thousands, except share data)

(Unaudited)

	2008	2007
Interest Income
Loans, including fees	$22,611	$14,664
Securities	739	1,319
Federal funds sold and other	172	973

Total Interest Income	23,522	16,956

Interest Expense
Deposits	11,113	8,716
Short-term borrowings	462	567
Long-term debt	591	355

Total Interest Expense	12,166	9,638

Net Interest Income	11,356	7,318
Provision for Loan Losses	1,900	1,562

Net Interest Income after Provision for Loan Losses	9,456	5,756

Non-Interest Income
Service charges on deposit accounts	559	333
Other service charges, commissions and fees	593	370
Gain on sale of mortgage loans originated for sale	357	258
Gain on sale of other interest earnings assets	240	74
Other income	545	67

Total Non-Interest Income	2,294	1,102

Non-Interest Expenses
Salaries and employee benefits	5,962	4,955
Occupancy and equipment	1,667	1,020
Advertising and promotion	275	221
Data processing	476	340
Professional service fees	445	364
Other operating expenses	1,278	859

Total Non-Interest Expenses	10,103	7,759

Net Income (Loss) Before Income Taxes	1,647	(901)
Income Tax Expense	110	107

Net Income (Loss)	$1,537	$(1,008)

Net Income (Loss) Per Common Share
Basic	$0.24	$(0.25)
Diluted	$0.24	$(0.25)
Weighted Average Common Shares Outstanding
Basic	6,377,288	3,964,333
Diluted	6,510,737	3,964,333

See accompanying notes to the unaudited consolidated financial statements.

Graystone Financial Corp. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, 2008 and 2007

(In thousands)

(Unaudited)

	2008	2007
Cash Flows from Operating Activities
Net income (loss)	$1,537	$(1,008)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for loan losses	1,900	1,562
Net accretion of discounts on securities	(93)	(364)
Depreciation and amortization	565	356
Amortization of unearned compensation on restricted stock	243	760
Stock option expense	106	26
Benefit of deferred taxes	(440)	—
Earnings on investment in bank owned life insurance	(154)	—
Gain on sale of interest earning assets	(490)	(74)
Gain on sale of mortgage loans orginated for sale	(357)	(258)
Loans originated for sale	(75,231)	(20,753)
Sale of loans	74,510	18,844
Change in assets and liabilities:
Increase in accrued interest receivable	(216)	(694)
Increase in other assets	(197)	(649)
Increase in accrued interest payable	179	232
Increase in other liabilities	341	1,763

Net Cash Provided by (Used in) Operating Activities	2,204	(257)
Cash Flows from Investing Activities
Proceeds from maturities of securities available for sale	46,619	66,500
Purchases of securities available for sale	(44,875)	(29,671)
Purchase of bank owned life insurance	(12,000)	—
Purchase of restricted bank stocks	(1,515)	(75)
Net increase in loans	(162,272)	(149,936)
Net proceeds from sale of premises and equipment	1,470	—
Purchases of premises and equipment	(858)	(1,287)

Net Cash Used in Investing Activities	(173,431)	(114,469)
Cash Flows from Financing Activities
Proceeds from advances on short-term debt	8,100	—
Proceeds from advances on long-term debt	29,000	430
Net decrease in securities sold under agreements to repurchase	(1,458)	(6,451)
Net increase in deposits	141,331	138,559
Proceeds from sale of common stock	—	14,982

Net Cash Provided by Financing Activities	176,973	147,520

Net Increase in Cash and Cash Equivalents	5,746	32,794
Cash and Cash Equivalents—Beginning	23,140	7,402

Cash and Cash Equivalents—Ending	$28,886	$40,196

Supplementary Cash Flows Information
Interest paid	$11,987	$9,406

Income taxes paid	$1,125	$—

See accompanying notes to the unaudited consolidated financial statements.

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies

Organization and Nature of Operations

        Graystone Financial Corp. (the Company) is a financial holding company that was incorporated on July 26, 2006 under the laws of the Commonwealth of Pennsylvania. The Company's activity consists of owning and supervising our subsidiary, Graystone Bank (the Bank), which is engaged in providing banking and banking related services through its eight full service offices in Cumberland, Dauphin, York, and Lancaster Counties of Pennsylvania. Graystone Bank was originally incorporated on September 2, 2005, as a Pennsylvania-chartered bank and commenced operations on November 10, 2005. The Bank became a wholly-owned bank subsidiary of Graystone Financial Corp. pursuant to a Plan of Reorganization and Merger that was consummated October 10, 2006. The transaction was accounted for in a manner similar to the pooling-of-interest method of accounting.

        As a state chartered bank, the Bank is subject to regulations by the FDIC and the Pennsylvania State Banking Commission. The Bank undergoes periodic examinations by those regulatory authorities. The Company, as a holding company, is subject to regulations of the Federal Reserve Board.

        In January 2007, Graystone Mortgage, LLC commenced business as a mortgage banking subsidiary of Graystone Bank. The Bank holds a 90% interest in the mortgage subsidiary, which offers residential mortgage banking services within the Bank's market areas.

        In February 2007, the Bank entered into a purchase agreement with Dellinger, Dolan, McCurdy and Phillips Investment Advisors, LLP ("DDMP"). DDMP is a limited liability company that provides investment advisory and asset management services to individuals, businesses and nonprofit entities. The investment is being accounted for in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock."

Basis of Presentation

        The accompanying unaudited consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America, the instructions for Form 10-Q, and Article 10 of Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for a complete presentation of consolidated financial statements. These statements should be read in conjunction with the Company's 2007 Audited Financial Statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for fair presentation have been included. The operating results for the nine months ended September 30, 2008 are not necessarily indicative of results that may be expected for any other period or for the full year ending December 31, 2008. The accounting policies discussed within the notes to the unaudited consolidated financial statements are followed consistently by the Company. These policies are in accordance with accounting principles generally accepted in the United States of America and conform to common practices in the banking industry.

        The balance sheet at December 31, 2007 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

        The accompanying unaudited consolidated financial statements include the accounts of Graystone Financial Corp. and its wholly-owned subsidiary, Graystone Bank and the Bank's 90% owned mortgage subsidiary, Graystone Mortgage, LLC. All intercompany accounts and transactions have been eliminated from the consolidated financial statements.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

Recent Accounting Pronouncements

        In December 2007, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141 Revised 2007 "Business Combinations." This Statement establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The Statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will impact business combinations which occur after January 1, 2009.

        FASB statement No. 160 "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51" was issued in December of 2007. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective as of the beginning of a company's fiscal year beginning after December 15, 2008. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles." This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

        In June 2008, the FASB issued FASB Staff Position (FSP) EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities." This FSP clarifies that all outstanding unvested share-based payment awards that contain rights to nonforfeitable

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 1—Summary of Significant Accounting Policies (Continued)

dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. This FSP is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the potential impact the new pronouncement will have on its consolidated financial statements.

Note 2—Securities Available for Sale

        The amortized cost of securities and their approximate fair values at September 30, 2008 and December 31, 2007 are as follows:

	September 30, 2008
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Municipal bonds	$1,279	$21	$—	$1,300
U.S. Government agencies	24,947	20	(52)	24,915

	$26,226	$41	$(52)	$26,215

	December 31, 2007
Municipal bonds	$1,399	$14	$—	$1,413
U.S. Government agencies	26,493	35	(10)	26,518

	$27,892	$49	$(10)	$27,931

        The amortized cost and fair value of securities as of September 30, 2008 and December 31, 2007 by contractual maturity are shown below. Expected maturities may differ from contractual maturities due to the issuer's rights to call or prepay the obligation without penalty.

	September 30, 2008		December 31, 2007
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$12,142	$12,124	$10,488	$10,484
Due after one year through five years	13,959	13,966	16,829	16,863
Due after five years through ten years	125	125	575	584

	$26,226	$26,215	$27,892	$27,931

        Included with the Company's securities available for sale are pledged securities with a fair market value of $26,215 and $27,931 at September 30, 2008 and December 30, 2007, respectively. The securities were pledged to secure public deposits and securities sold under agreements to repurchase.

        At September 30, 2008 and December 31, 2007, the Company held securities with unrealized losses totaling $52 and $10, respectively. Total unrealized losses are less than 1% of the book value and all of the securities with unrealized losses that have been in a loss position less than one year, pertain to U.S.

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 2—Securities Available for Sale (Continued)

Government agency securities and are attributable to changes in interest rates. At September 30, 2008 and December 31, 2007, management had not identified any securities with an unrealized loss that it intends to sell. As management has the ability and intent to hold these securities until maturity or recovery, or for the foreseeable future if classified as available for sale, no unrealized losses are deemed to be other-than-temporary. At September 30, 2008 and December 31, 2007, no securities were in an unrealized loss position for twelve months or longer.

Note 3—Loans

        The following table presents a summary of the loan portfolio at September 30, 2008 and December 31, 2007:

	September 30, 2008	December 31, 2007
Commercial	$489,299	$356,880
Residential	28,852	18,142
Consumer & other	24,091	14,930

Total Loans	542,242	389,952
Deferred costs (fees)	(246)	(24)
Allowance for loan losses	(5,817)	(4,148)

Net Loans	$536,179	$385,780

        The Bank grants the majority of its loans to borrowers throughout central Pennsylvania. Although the Bank has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is influenced by the region's economy.

        The Company serviced $106,030 and $62,280 of participation loans for unrelated parties at September 30, 2008 and December 31, 2007, respectively.

        The Company originated and sold $74,510 and $18,844 of residential mortgage loans into the secondary market during the nine months ended September 30, 2008 and 2007, respectively. A gain of $357 and $258 was recognized on the sale of these loans for the nine month periods ended September 30, 2008 and 2007, respectively.

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 4—Premises and Equipment

        The components of premises and equipment at September 30, 2008 and December 31, 2007 are as follows:

	September 30, 2008	December 31, 2007
Leasehold improvements	$3,009	$3,725
Furniture, fixtures and equipment	2,218	1,931
Automobiles	113	113
Computer equipment and data processing software	209	129
Construction in progress	142	121

	5,691	6,019
Accumulated depreciation and amortization	(1,235)	(783)

	$4,456	$5,236

        Depreciation and amortization expense was $565and $356 for the nine month periods ended September 30, 2008 and 2007, respectively, and is included in occupancy and equipment in the consolidated statement of operations.

        During the third quarter of 2008, the Company closed on the sale of the Frederick, MD branch with a sales price of $11,623 resulting in net proceeds of approximately $1,470. As a result of the sale, the Company recognized a gain on the sale of their core deposits of $250. The following table calculates the net proceeds received from the sale of the Frederick branch:

Assets sold:
Loans	$10,230
Property & Equipment	1,073
Cash on hand	64

Total assets sold	$11,367
Liabilities assumed by purchaser	(10,154)
Adjustments to purchase price:
Premium on core deposits	250
Other prorations	7

Net proceeds from sale	$1,470

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 5—Deposits

        The following is a summary of deposits at September 30, 2008 and December 31, 2007:

	September 30, 2008	December 31, 2007
Non-interest bearing transaction accounts	$40,386	$29,431
Interest bearing transaction accounts	16,933	50,873
Money market accounts	103,397	52,771
Savings accounts	43,408	5,897
Time certificates of deposits	286,105	220,079

	$490,229	$359,051

        Brokered deposits totaled $63,593 at September 30, 2008. There were no brokered deposits held at December 31, 2007.

Note 6—Securities Sold Under Agreements to Repurchase

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities. The Company had securities sold under agreements to repurchase of $24,882 and $26,340 at September 30, 2008 and December 31, 2007, respectively. The blended rate on these borrowings was 1.88% and 3.52% at September 30, 2008 and December 31, 2007, respectively, and the borrowings mature in one-day periods. The borrowings are secured by U.S. Government Agency securities and municipal bonds.

Note 7—Debt

        In October 2006, the Company obtained a secured $9,500,000 line of credit with an unaffiliated bank that expires on October 10, 2011 and carries a fixed interest rate of 7.25%. On January 25, 2008, the Company refinanced the terms of the line of credit, which changed the interest rate to a floating rate of 175 basis points above the One Month London Interbank Offer Rate ("LIBOR") payable monthly. The refinancing also removed the original stated maturity date making the line of credit callable at the discretion of the lender. Loans made pursuant to this line of credit are secured by shares of the Bank's common stock. At September 30, 2008, the outstanding principal balance of $4,530 under the line of credit was classified as short-term debt. At December 31, 2007, the outstanding principal balance of $4,430 under the line of credit was classified as long-term debt.

        The Bank has a maximum borrowing capacity under an agreement with the Federal Home Loan Bank ("FHLB") of approximately $54,302 at September 30, 2008. The available amount of borrowing capacity was approximately $17,302. The total outstanding borrowings equaled $37,000, of which $8,000 was classified as short-term debt at September 30, 2008 while the remaining amount of outstanding borrowings of $29,000 have a maturity greater than one year and are, therefore, classified as long-term debt at September 30, 2008. The Company did not have any FHLB borrowings at December 31, 2007.

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 8—Net Income (Loss) Per Share

        The Company's basic net income (loss) per share is calculated as net income (loss) divided by the weighted average number of shares outstanding. For diluted net income (loss) per share, net income (loss) is divided by the weighted average number of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents, calculated using the treasury stock method. The Corporation's common stock equivalents consist solely of outstanding stock options and restricted stock.

        A reconciliation of the weighted average shares outstanding used to calculate basic net income (loss) per share and diluted net income (loss) per share follows:

	Nine months ended September 30,
	2008	2007
Weighted average shares outstanding (basic)	6,377,288	3,964,333
Impact of common stock equivalents	133,449	—

Weighted average shares outstanding (diluted)	6,510,737	3,964,333

Common stock equivalents excluded from earnings per share as their effect would have been anti-dilutive	137,500	317,750

Note 9—Related Party Transactions

        The Company has had, and may be expected to have in the future, transactions in the ordinary course of business with executive officers and directors and their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. All loans to executive officers and directors or their related interests are submitted to the Board of Directors for approval. The aggregate dollar amount of these loans was $43,646 at September 30, 2008 and $37,231 at December 31, 2007. During 2008, $59,491 of funds were advanced and $53,076 of repayments were made on loans to related parties.

        Deposits from related parties held at the Bank as of September 30, 2008 and December 31, 2007 amounted to $14,487 and $13,761, respectively.

        The Company has entered into employment or change of control agreements with several executive officers. The agreements include minimum annual salary commitments and/or change of control provisions. Upon termination, resignation or change in control of the Company, these individuals may receive monetary compensation as set forth in the agreements.

Note 10—Financial Instruments with Off-Balance Sheet Risk

        The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees,

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 10—Financial Instruments with Off-Balance Sheet Risk (Continued)

elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        The outstanding financial instruments represent credit risk in the following amounts at September 30, 2008 and December 31, 2007:

	September 30, 2008	December 31, 2007
Commitments to grant loans	$42,281	$43,102
Unfunded commitments under lines of credit	161,225	143,683
Letters of credit	18,110	17,751

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

        Outstanding letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank typically requires collateral supporting these letters of credit. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The amount of the liability as of September 30, 2008 and December 31, 2007 for guarantees under standby letters of credit issued is not material to the unaudited consolidated financial statements.

Note 11—Stock-Based Compensation

        During 2006, the Company's shareholders approved the 2006 Restricted Stock Plan (the "2006 Plan"), as amended, that provides for the issuance of up to 375,000 shares of restricted stock awards subject to a three year vesting period to key employees and directors of the Company.

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 11—Stock-Based Compensation (Continued)

        The following table summarizes the Company's restricted stock awards outstanding at September 30, 2008 and December 31, 2007:

				Shares Vested		Unearned Compensation
Date of Award Issuance	Shares Issued	Forfeited Shares	Grant Date Fair Value	September 30, 2008	December 31, 2007	September 30, 2008	December 31, 2007
June 27, 2006	328,500	9,000	$6.67	215,500	215,500	$70	$278
January 31, 2007	39,000	6,000	$8.00	13,000	13,000	43	93
May 22, 2007	3,000	—	$9.33	1,000	1,000	6	13
July 25, 2007	1,500	—	$9.33	500	—	3	7

	372,000	15,000		230,000	229,500	$122	$391

        The awards vest over a three-year period, provided the employee or director remains in continuous service as an employee or director until the vesting occurs. The recipient shall receive all dividends or other distributions and shall have the right to vote with respect to issued but unvested shares. The Company recognized $243 and $760 of compensation expense during the nine month periods ended September 30, 2008 and 2007, respectively, related to the vesting of the restricted stock awards in accordance with SFAS No. 123(R). At September 30, 2008, there were approximately 18,000 shares available to be awarded under the 2006 Plan.

        In May 2007, the shareholders of the Company approved the 2007 Stock Incentive Plan (the "2007 Plan"). Under the Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, and deferred stock for up to 600,000 shares (shares reflect the 3-for-2 stock split paid September 30, 2007) of the Company's common stock. The accounting for the Plan is in accordance with Statement of Financial Accounting Standards No. 123(R).

        The following table summarizes the outstanding incentive stock options under the Company's 2007 Plan at September 30, 2008 and December 31, 2007:

				Options Vested		Unearned Compensation (in 000's)
Date of Issuance	Options Issued	Exercise Price	Expriation Date	September 30, 2008	December 31, 2007	September 30, 2008	December 31, 2007
June 26, 2007	62,250	$9.33	June 26, 2017	20,750	—	$53	$116
January 22, 2008	2,500	$13.00	January 22, 2018	—	—	5	—
July 17, 2008	135,000	$13.00	July 17, 2018	—	—	475	—

	199,750			20,750	—	$533	$116

        The stock options vest over a three year vesting period are will be expensed over the vesting period. The aggregate intrinsic value of outstanding unvested stock options at September 30, 2008 and December 31, 2007 is $713 and $195, respectively. Options granted resulted in compensation expense of $106 and $26 for the nine month periods ended September 30, 2008 and 2007, respectively. As of September 30, 2008, a total of 20,750 have vested with an intrinsic value of $65. These vested options can be exercised at a price of $9.33 per share until the expiration date of June 26, 2017. The fair values

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 11—Stock-Based Compensation (Continued)

of the options awarded under the Plan are estimated on the date of grant using the Black-Scholes valuation methodology. The following table shows the assumptions utilized by Management to value the stock options awarded:

Date of Issuance	Dividend Yield	Expected Volatility	Risk Free Interst Rate	Estimated Forfeitures	Expected Life
June 26, 2007	0.00%	22.78%	4.63%	5.00%	6 years
January 22, 2008	0.00%	25.89%	2.77%	5.00%	6 years
July 17, 2008	0.00%	23.64%	3.43%	5.00%	6.5 years

        The dividend yield assumption is based on the Company's history and expectation of dividend payouts. The expected volatility is based on the Company's historical volatility using the Company's own stock price. The risk-free rate is the U.S. Treasury rate commensurate with the expected life of the options on the date of the grant. The expected life is based on the SEC "shortcut approach" in SAB 107.

Note 12—Fair Value Measurements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosure requirements for fair value measurements. Statement 157 does not require any new fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007, or January 1, 2008 for the Company.

        On February 15, 2007, the FASB issued Statement of Financial Accounting Standards No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" (SFAS No. 159), which gives entities the option to measure eligible financial assets, financial liabilities and Company commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a Company commitment. Subsequent changes in fair value must be recorded in earnings. Additionally, SFAS No. 159 allows for a one-time election for existing positions upon adoption, with the transition adjustment recorded to beginning retained earnings.

        On January 1, 2008, the Company adopted the provisions of SFAS No. 157 for all financial assets and liabilities and all nonfinancial assets and liabilities required to be measured at fair value on a recurring basis. Although the adoption of SFAS No. 157 did not impact the values of assets and liabilities on the Company's consolidated balance sheet, the adoption resulted in expanded disclosure requirements for assets and liabilities recorded at fair value. The Company has also adopted SFAS No. 159 effective January 1, 2008 but has not elected to measure any additional financial instruments at fair value under this Statement through September 30, 2008.

        In October 2008, the FASB issued FSP SFAS No. 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active" (FSP 157-3), to clarify the application of the provisions of SFAS No. 157 in an inactive market and how an entity would determine fair value

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 12—Fair Value Measurements (Continued)

in an inactive market. FSP 157-3 is effective immediately and applies to the Company's September 30, 2008 financial statements. The application of the provisions of FSP 157-3 did not materially affect the results of operations or financial condition as of and for the period ended September 30, 2008.

        In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, "Effective Date of FASB Statement No. 157," that permits a one-year deferral in applying the measurement provisions of SFAS No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity's financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of SFAS No. 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applies SFAS No. 157 in interim or annual financial statements before proposed FSP 157-2 is finalized. The Company does not expect the adoption to have a significant impact on the consolidated financial statements.

        SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following three categories (from highest to lowest priority):

  •
  Level 1—Inputs that represent quoted prices for identical instruments in active markets.

  •
  Level 2—Inputs that represent quoted prices for similar instruments in active markets, or quoted prices for identical instruments in non-active markets. Also includes valuation techniques whose inputs are derived principally from observable market data other than quoted prices, such as interest rates or other market-corroborated means.

  •
  Level 3—Inputs that are largely unobservable, as little or no market data exists for the instrument being valued.

Companies are required to categorize all financial assets and liabilities and all nonfinancial assets and liabilities required to be measured at fair value on a recurring basis into the above three levels.

        The following table sets forth the Company's financial assets and liabilities that were accounted for at fair value as of September 30, 2008 by level within the fair value hierarchy:

	September 30, 2008	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Securities available for sale	$26, 215	$—	$26,215	$—
Loans held for sale	1,423	1,423	—	—

Total	$27,638	$1,423	$26,215	$—

Graystone Financial Corp. and Subsidiary

Notes to Unaudited Consolidated Financial Statements (Continued)

September 30, 2008 (Unaudited)

(Amounts in thousands, except share data)

Note 12—Fair Value Measurements (Continued)

Securities Available for Sale

        Fair values for investment securities are based on quoted market prices.

Loans Held for Sale

        The carrying amounts of loans held for sale approximate their fair value.

Impaired Loans

        Loans included in the preceding table are those that are accounted for under SFAS 114, "Accounting by Creditors for Impairment of a Loan," in which the Company has measured impairment generally based on the fair value of the loan's collateral. Fair value is generally determined based upon independent third party appraisals of the properties. A portion of the allowance for loan losses is allocated to impaired loans if the value of the collateral supporting such loans is deemed to be less than the unpaid balance. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a component of the provision for loan losses. Loan losses are charged against the allowance when management believes that the uncollectability of a loan is confirmed. These loans are included as Level 3 fair values, based on the lowest level of input that is significant to the fair value measurements. The fair value consists of loan balances less valuation allowances as determined under SFAS 114. The impaired loans at September 30, 2008 have a balance of $450 with a related specific valuation allowance of $450.

Note 13—Subsequent Events

        On November 12, 2008, Graystone signed a definitive agreement of merger with Tower Bancorp, Inc. ("Tower"), the parent of The First National Bank of Greencastle. As part of the transaction, Tower will exchange 0.42 shares of Tower common stock for each outstanding share of Graystone and will be measured at Tower's closing stock price on the settlement date. The transaction is subject to regulatory and shareholder approval and is expected to close in early 2009.

Consolidated Unaudited Pro Forma Financial Information

        The merger, while considered a merger of equals, will be accounted for as a reverse acquisition by Graystone Financial Corp. of Tower Bancorp, Inc. using the acquisition method of accounting and, accordingly, the assets and liabilities of Tower Bancorp, Inc. will be recorded at their respective fair values on the date the merger is completed. The merger will be effected by the issuance of shares of Tower stock to Graystone shareholders. Each share of Graystone common stock will be exchanged for 0.42 shares of Tower common stock. It is anticipated that Graystone security holders will own approximately 54% of the voting stock of the combined company after the merger.

        The following unaudited pro forma combined consolidated balance sheet as of September 30, 2008 and unaudited pro forma combined consolidated statements of income for the nine months ended September 30, 2008 and the year ended December 31, 2007 combine the historical financial statements of Tower and Graystone. The unaudited pro forma financial statements give effect to the proposed merger as if the merger occurred on September 30, 2008 with respect to the balance sheet, and on January 1, 2008 and January 1, 2007 with respect to the statements of income for the nine months ended September 30, 2008 and the year ended December 31, 2007, respectively. The unaudited pro forma financial statements were prepared with Graystone treated as the accounting acquirer and Tower treated as the "acquired" company accounted for as a reverse acquisition under the acquisition method of accounting. In a reverse acquisition, the accounting acquiree issues its equity shares to the owners of the accounting acquirer. Accordingly, the acquisition-date fair value of the consideration transferred by the accounting acquirer for its interest in the accounting acquiree is based on the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition. The fair value of the number of equity interests calculated in that way can be used as the fair value of consideration transferred in exchange for the acquiree. Accordingly, the consideration transferred to complete the merger will be allocated to Tower's assets and liabilities based upon their estimated fair values as of the date of completion of the merger. The allocation is dependent upon certain valuations and other studies that have not been finalized at the time of the merger announcement; however, preliminary valuations based on the fair value of the acquired assets and liabilities have been estimated and included in the unaudited pro forma combined financial statements. At the time of closing the merger, the allocation process will have progressed to a stage where there will be sufficient information to make a definitive allocation. As such, the fair values of Tower's assets and liabilities will be finalized and based upon fair value estimates of the net assets and resulting intangible assets of Tower that exist as of the date of completion of the merger. There can be no assurance that the final determination will not result in material changes. The pro forma calculations, shown below, assume a closing price of $28.75, which represents the closing price of Tower's common stock on September 30, 2008.

        In connection with the merger, Tower and Graystone have begun to further develop their preliminary plans to consolidate the operations of Tower and Graystone. Over the next several months, the specific details of these plans will be refined. Tower and Graystone are currently in the process of assessing the two companies' personnel, benefits plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either Tower and Graystone and certain service providers. The costs associated with such decisions will be recorded as expense as incurred under SFAS 146 (As Amended), "Accounting for Costs Associated with Exit or Disposal Activities". The unaudited pro forma combined consolidated financial information does not include a preliminary estimate of such costs.

        In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards ("SFAS") No. 141 Revised (SFAS 141R), which replaced SFAS 141, "Business Combinations," for periods beginning on or after December 15, 2008, (January 1, 2009 for Tower and

Graystone) but retains the fundamental requirements in SFAS 141, that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.

        SFAS 141R revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date, and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer's equity instruments will be measured at the acquisition date, rather than an earlier measurement date as currently required under SFAS 141. Under SFAS 141R all loans are transferred at fair value, including adjustments for credit and no allowance is carried over. Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence costs), or, to the extent applicable, treated as a cost of issuing equity securities. Statement 141R nullifies EITF No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" and requires costs associated with restructuring or exit activities that do not meet the recognition criteria in SFAS 146 (As Amended), "Accounting for Costs Associated with Exit or Disposal Activities" as of the acquisition date to be subsequently recognized as post-combination costs when those criteria are met.

        SFAS 141R also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. However, SFAS 141R's scope is broader than that of SFAS 141, which was applied to only business combinations in which control was obtained by transferring consideration. As the transaction is expected to close after January 1, 2009, the application of SFAS 141R was considered in arriving at the unaudited pro forma results in the tables provided below.

        Certain reclassification adjustments have been made to Graystone's unaudited pro forma financial statements to conform to Tower's financial statement presentation.

        The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during this period. The unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both Tower and Graystone that have been incorporated by reference into this proxy statement or can be found elsewhere in this joint proxy statement/prospectus.

Consolidated Company Level

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2008

($ In Thousands, Except Per Share Data)

	(Accounting Acquirer) Graystone Financial Corp.	(Accounting Acquiree) Tower Bancorp, Inc.	Pro Forma Adjustments		Proforma Combined
ASSETS
Cash and due from banks	$10,862	$11,739	$—		$22,601
Federal funds sold	17,910	—	—		17,910
Interest bearing deposits with other banks	114	802	—		916
Investment securities held to maturity	—	—	—		—
Investment securities available for sale	26,215	59,525	—	(4)	85,740
Equity securities available for sale	—	23,535	—		23,535
Restricted bank stock	1,821	4,823	—		6,644
Loans:			—
Real estate—mortgages	6,182	364,965	—		371,147
Commercial	489,053	26,804	—		515,857
Consumer	48,184	15,587	—		63,771

Gross loans	543,419	407,356	(8,430	)(5)(6)	942,345
Less: reserve for possible loan losses	(5,817)	(4,522)	4,522	(6)	(5,817)

Loans, net	537,602	402,834	(3,908)		936,528
Bank premises, equipment, furniture and fixtures	4,456	11,933	6,381	(11)	22,770
Real estate owned other than premises	—	1,991	—		1,991
Accrued interest receivable	2,277	1,987	—		4,264
Cash surrender value of life insurance	12,154	11,103	—		23,257
Goodwill	—	16,558	(12,365	)(1)	4,193
Core deposit intangible, net	—	1,420	6,389	(3)	7,809
Other assets	941	1,664	—		2,605

Total assets	$614,352	$549,914	$(3,503)		$1,160,763

Consolidated Company Level

Unaudited Combined Pro Forma Balance Sheets as of September 30, 2008

($ In Thousands, Except Per Share Data)

	(Accounting Acquirer) Graystone Financial Corp.		(Accounting Acquiree) Tower Bancorp, Inc.	Pro Forma Adjustments		Proforma Combined
LIABILITIES
Deposits in domestic offices
Demand	57,319		41,850	—		99,169
Savings	43,408		121,339	—		164,747
Money Market	103,397		97,549	—		200,946
Time	286,105		156,969	(305	)(7)	442,769
Liabilities for borrowed money	41,530		40,381	(1,154	)(8)	80,757
Securities sold under agreements to repurchase	24,882		—	—		24,882
Federal funds purchased	—		14,960	—		14,960
Accrued interest payable	744		738	—		1,482
Deferred income taxes	(1,240)		1,657	3,390	(10)	3,807
Other liabilities	4,282		1,127	1,352	(9)	6,761

Total liabilities	560,427		476,570	3,283		1,040,280
STOCKHOLDERS' EQUITY
Capital stock	—		2,225	(2,225	)(2)	—
Additional paid-in capital	57,386		34,810	31,748	(2)	123,944
Retained earnings	(3,454)		41,734	(41,734	)(2)	(3,454)
Accumulated other comprehensive income (loss)	(7)		(1,250)	1,250	(2)	(7)
Less: cost of treasury stock	—		(4,175)	4,175	(2)	—

Total stockholders' equity	53,925		73,344	(6,786)		120,483

Total liabilities and stockholders' equity	$614,352		$549,914	$(3,503)		$1,160,763

Per Share Data
Shares Outstanding	6,506,585	(12)	2,315,055	(3,773,819	)(1)	5,047,821
Book Value Per Share	$8.29		$31.68			$23.87
Tangible Book Value Per Share	$8.29		$23.92			$21.49

Unaudited Pro Forma Combined Income Statement For The Nine Months Ended September 30, 2008

($ In Thousands, Except Per Share Data)

	(Accounting Acquirer) Graystone Financial Corp.	(Accounting Acquiree) Tower Bancorp, Inc.	Pro Forma Adjustments		Proforma Combined
Interest Income
Interest and fees on loans	$22,611	$20,604	$216(5	)(6)	$43,431
Interest on investment securities available for sale	739	2,823	(158	)(4)(9)	3,404
Interest on federal funds sold	172	258	—		430
Interest on deposits with banks	—	—	—		—

Total Interest Income and Dividend Income	23,522	23,685	58		47,265

Interest Expense
Interest on deposits	11,113	6,466	111	(7)	17,690
Interest on borrowed money	1,053	1,582	—	(8)	2,635

Total Interest Expense	12,166	8,048	111		20,325

Net Interest Income	11,356	15,637	(53)		26,940
Provision for loan losses	1,900	1,075	—	(6)	2,975

Net interest income after provision for loan losses	9,456	14,562	(53)		23,965
Other Income
Investment service income	—	529	—		529
Service charges on deposit accounts	677	1,413	—		2,090
Othe service charges	221	918	—		1,139
Other operating income	799	343	—		1,142
Gain on sale of loans	612	—	—		612
Investment securities gains (losses), net	(15)	323	—		308

Total other income	2,294	3,526	—		5,820

Other Expense
Salaries, wages and other employee benefits	5,962	6,368	—		12,330
Occupancy and equipment expense	1,667	3,041	160	(11)	4,868
Professional Fees	906	801	—		1,707
Amortization of Core Deposit Intangible	—	273	764	(3)	1,037
Marketing	275	310	—		585
FDIC Insurance	198	204	—		402
Taxes not based on income	114	505	—		619
Other operating expenses	981	1,441	—		2,422
Merger expenses	—	—	1,297	(9)	1,297

Total other expenses	10,103	12,943	2,221		25,267

Income before taxes	1,647	5,145	(2,274)		4,518
Applicable income tax expense	110	1,160	(578	)(10)	692

Net income	$1,537	$3,985	$(1,696)		$3,826

Earnings per share:
Basic earnings per share	$0.24	$1.72			$0.77
Weighted average shares outstanding	6,377,288	2,317,151	(3,698,827	)(1)	4,995,612
Diluted earnings per share	$0.24	$1.72			$0.76
Weighted average shares outstanding	6,510,737	2,321,857	(3,821,184	)(1)	5,011,410

Unaudited Pro Forma Combined Income Statement For The Year Ended December 31, 2007

($ In Thousands, Except Per Share Data)

	(Accounting Acquirer) Graystone Financial Corp.	(Accounting Acquiree) Tower Bancorp, Inc.	Pro Forma Adjustments		Proforma Combined
Interest Income
Interest and fees on loans	$21,512	$28,490	$288(5	)(6)	$50,290
Interest on investment securities available for sale	1,651	2,896	(210	)(4)(9)	4,337
Interest on federal funds sold	1,150	1,961	—		3,111
Interest on deposits with banks	—	16	—		16

Total Interest Income	24,313	33,363	78		57,754

Interest Expense
Interest on deposits	12,356	11,928	148	(7)	24,432
Interest on borrowed money	1,230	2,082	(32	)(8)	3,280

Total Interest Expense	13,586	14,010	116		27,712

Net Interest Income	10,727	19,353	(38)		30,042
Provision for loan losses	1,997	600	—		2,597

Net interest income after provision for loan losses	8,730	18,753	(38)		27,445
Other Income
Investment service income	—	961	—		961
Service charges on deposit accounts	578	1,808	—		2,386
Othe service charges	184	1,525	—		1,709
Other operating income	372	531	—		903
Gain on sale of loans	459	—	—		459
Investment securities gains (losses), net	(1)	1,886	—		1,885

Total other income	1,592	6,711	—		8,303

					—
Other Expense
Salaries, wages and other employee benefits	6,874	8,188	—		15,062
Occupancy and equipment expense	1,473	3,629	213	(11)	5,315
Professional Fees	868	929	—		1,797
Amortization of core deposit intangible	—	401	1,019	(3)	1,420
Marketing	253	417	—		670
FDIC insurance	160	50	—		210
Taxes not based on income	(32)	649	—		617
Other operating expenses	1,078	1,833	—		2,911
Merger expenses	—	—	1,297	(9)	1,297

Total other expenses	10,674	16,096	2,529		29,299

Income (loss) before taxes	(352)	9,368	(2,567)		6,449
Applicable income tax expense (benefit)	(6)	2,331	(680	)(10)	1,645

Net income (loss)	$(346)	$7,037	$(1,887)		$4,804

Earnings (loss) per share:
Basic earnings (loss) per share	$(0.08)	$3.00			$1.14
Weighted average shares outstanding	4,447,065	2,345,286	(2,579,298	)(1)	4,213,053
Diluted earnings (loss) per share	$(0.08)	$2.99			$1.14
Weighted average shares outstanding	4,447,065	2,353,426	(2,579,036	)(1)	4,221,455

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1)
The total estimated purchase price for the purpose of this pro forma financial information is $66.6 million. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding:

Purchase Price Calculation
($ in thousands, except per share data)

Graystone shares outstanding at 9/30/08	6,506,585
Exchange ratio	0.42

Tower shares to be issued to Graystone owners	2,732,766
Tower shares outstanding at 9/30/08	2,315,055

Pro-forma total Tower shares at 9/30/08	5,047,821
Pro-forma % ownership by Graystone	54.14%
Pro-forma % ownership by legacy Tower	45.86%
Theoretical Graystone Share to be Issued as Consideration
Graystone shares outstanding at 9/30/08	6,506,585
Pro-forma % ownership by Graystone	54.14%

Theoretical total Graystone shares after consideration paid	12,018,621
Pro-forma % ownership by legacy Tower	45.86%

Theoretical Graystone shares to be issued to Tower as consideration	5,512,036
Fair value of Graystone shares (Tower share fair value at 9/30/08 multiplied by exchange ratio)	$12.08

Fair value of theoretical Graystone shares issued as consideration	$66,558

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (Continued)

Purchase Price Reconciliation to Goodwill
($ in thousands)

Total Purchase Price	$66,558
Net Assets Acquired:
Tower (Accounting Acquiree) Financial shareholders' equity	73,344
Tower (Accounting Acquiree) goodwill and intangibles	(17,978)
Estimated adjustments to reflect assets acquired at fair value:
Investments	0
Loans	(8,430)
Allowance for loan loss	4,522
Core deposit intangible	7,809
Bank Premises & Furniture, Fixtures and Equipment	6,381
Deferred tax assets	(3,390)
Estimated adjustments to reflect liabilities acquired at fair value:
Time deposits	305
Borrowings	1,154
Tower Transaction Merger Liabilities Accrued at Closing	(1,352)

62,365

Goodwill resulting from merger	$4,193

2)
Adjustment to reflect the issuance of common shares of Tower common stock with no par value in connection with the merger and the adjustments to shareholders' equity for the reclassification of Tower historical equity accounts (common stock, accumulated other comprehensive loss, cost of treasury stock, and undivided profits) into surplus.

3)
Adjustment to core deposit intangible to reflect the fair value of this asset and the related amortization. The related amortization adjustment based upon an expected life of ten years and using a sum of the years digits method.

4)
Adjustment to reflect the fair values of investments based on market valuations. There is no balance sheet adjustment necessary as all investments were recorded at fair value under FAS 115. Income statement adjustments include prospective amortization of premium based upon an expected life of 5 years using the sum of the years digits method. This investment adjustment is expected to decrease pro forma pre-tax interest income by $167,000 in the first year following consummation.

5)
Adjustment to reflect fair values of loans based on current interest rates of similar loans, net of previous unamortized purchase adjustments. The adjustment will be substantially recognized over the next 8 years using the level yield amortization method based upon the expected life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $288,000 in the first year following consummation.

6)
Adjustment to reflect the removal of the reserve for possible loan loss in connection with applying purchase accounting under FAS No. 141 (Revised 2007) and an adjustment of an equal amount to create a discount in the loan account related to both impaired loans (for Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" addresses the accounting for the differences between contractual cash flows and cash flows expected to be

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS (Continued)

  collected from an investor's initial investment in loans, including those acquired in a business combination, if those differences are attributable, at least in part, to credit quality considerations) and a credit quality fair value adjustment. No pro forma earnings impact was assumed from the adjustments as it was assumed that future credit losses related would be offset against these discounts created.

7)
Adjustment to reflect the fair values of certain interest-bearing time deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to increase pro forma pre-tax interest expense by $148,000 in the first year following consummation.

8)
Adjustment to reflect fair values of long-term debt which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $32,000 in the first year following consummation.

9)
Balance sheet adjustment relates to recognition of estimated one-time merger obligations and costs of $1.4 million, or $1.1 million on an after-tax basis, expected to be incurred by the accounting acquiree (Tower) in connection with the Merger. Income statement adjustment relates to estimated one-time merger obligations and costs of $1.3 million, or $1.0 million on an after-tax basis, expected to be incurred by the accounting acquirer (Graystone.). Such obligations and costs includes fees related to professional services provided in connection with the Merger as well as an estimate of the associated severance, and other employee benefits. Interest income has been reduced for the cost to fund the after tax cash outlay (estimated at $2.1 million combined) related to these charges, which approximates $42,000 annually following consummation assuming a 2.0% cost of funds.

10)
Adjustment to reflect the net deferred tax at a rate of 35% related to fair value adjustments on the balance sheet and an effective tax rate of 35% for book tax expense. It is noted that a tax benefit was not taken for certain merger obligations and costs that were considered to be not tax deductible.

11)
Adjustment to reflect step-up in bank premises to fair value. The amortization of the fair value adjustment is over estimated life of 30 years.

12)
Amount which includes 127,000 restricted stock awards that would vest immediately upon acquisition.

 ANNEX A

AGREEMENT AND PLAN
OF MERGER
Between
 TOWER BANCORP, INC.
And
 GRAYSTONE FINANCIAL CORP.
November 12, 2008

 AGREEMENT

BACKGROUND

AGREEMENT

ARTICLE I

THE MERGER

A-ii

A-iii

ARTICLE VI TERMINATION, WAIVER AND AMENDMENT
Section 6.01	Termination	A-43
Section 6.02	Effect of Termination	A-44
ARTICLE VII MISCELLANEOUS
Section 7.01	Expenses	A-44
Section 7.02	Non-Survival of Representations and Warranties	A-46
Section 7.03	Amendment, Extension and Waiver	A-46
Section 7.04	Entire Agreement	A-46
Section 7.05	No Assignment	A-47
Section 7.06	Notices	A-47
Section 7.07	Captions	A-48
Section 7.08	Counterparts	A-48
Section 7.09	Severability	A-48
Section 7.10	Governing Law	A-48
Exhibit 1	Graystone Letter Agreement
Exhibit 2	Tower Letter Agreement
Exhibit 3	Jeffrey B. Shank, Employment Agreement
Exhibit 4	Mark Merrill, Employment Agreement
Exhibit 5	Jane Tompkins, Employment Agreement
Exhibit 6	Carl Lundblad, Employment Agreement
Exhibit 7	Andrew Samuel, Employment Agreement Amendment
Exhibit 8	Janak Amin, Employment Agreement Amendment
Exhibit 9	Jeffrey Renninger, Employment Agreement Amendment
Exhibit 10	David Hornberger, Employment Agreement Amendment
Exhibit 11	Franklin Klink, Change of Control Agreement Amendment
Exhibit 12	Form of Bank Plan of Merger
Exhibit 13	Form of Amended and Restated Tower Bancorp, Inc. Articles of Incorporation
Exhibit 14	Form of Amended and Restated Tower Bancorp, Inc. Bylaws

A-iv

 AGREEMENT

        THIS AGREEMENT AND PLAN OF MERGER, dated as of November 12, 2008, is made by and between TOWER BANCORP, INC., ("Tower") a Pennsylvania corporation, having its principal place of business in Greencastle, Pennsylvania, and GRAYSTONE FINANCIAL CORP., ("Graystone"), a Pennsylvania corporation, having its principal place of business in Harrisburg, Pennsylvania.

BACKGROUND

        1.     Tower and Graystone have each determined that it is advisable and in each of their respective best interests, and consistent with and in furtherance of their respective business strategies and goals for Graystone to merge with and into Tower (the "Merger"), with Tower surviving such Merger, in accordance with this Agreement and the applicable laws of the United States of America and the Commonwealth of Pennsylvania.

        2.     Tower and Graystone desire that the merger of Tower and Graystone constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue IRC of 1986, as amended.

        3.     Tower is the parent bank holding company and sole shareholder of The First National Bank of Greencastle ("Greencastle") and Graystone is the parent bank holding company and sole shareholder of Graystone Bank ("Graystone Bank").

        4.     As an inducement to Tower's willingness to enter into this Agreement, directors and certain officers of Graystone are executing a Graystone Letter Agreement in the form attached hereto as Exhibit 1.

        5.     As an inducement to Graystone's willingness to enter into this Agreement, certain directors and certain officers of Tower are executing a Tower Letter Agreement in the form attached hereto as Exhibit 2.

        7.     As an inducement to Tower's and Graystone's willingness to enter into this Agreement, Tower has entered into employment agreements with Jeffrey B. Shank, Mark Merrill, Jane Tompkins, and Carl Lundblad and amendments to employment agreements with Andrew Samuel, Janak Amin, Jeffrey Renninger, and David Hornberger, in the forms attached hereto as Exhibits 3, 4, 5, 6, 7, 8, 9, and 10 respectively and a change of control agreement with Franklin Klink, substantially in the form attached hereto as Exhibit 11, to be effective upon the Effective Date as defined herein (the "Executive Employment Agreements").

        8.     Tower and Graystone desire to merge Greencastle with and into Graystone Bank, in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 12.

        9.     Tower and Graystone desire to provide the terms and conditions governing the transactions contemplated herein.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    Definitions.    As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Graystone or Tower or any Subsidiary of Graystone or Tower, except the other party, where the assets, revenue or income of such Subsidiary constitutes more than 20% of the consolidated assets, net revenue or net income of Graystone or Tower, respectively; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of Graystone or Tower and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of Graystone or Tower) and/or liabilities where the assets being disposed of constitute 20% or more of the consolidated assets, net revenue or net income of Graystone or Tower and its Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 20% or more (excluding any Person or group of Persons beneficially owning 20% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which when added to shares previously held, the total shares would exceed the 20% beneficial ownership amount) of the outstanding shares of the common stock of Graystone or Tower or any Subsidiary of Graystone or Tower where that Subsidiary represents more than 20% of the consolidated assets, net revenue or net income of Graystone or Tower, in each case other than the transactions contemplated by this Agreement.

        Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        Agreement means this agreement, including any amendment or supplement hereto.

        Applications means the applications for regulatory approval which are required by the transactions contemplated hereby.

        Articles of Merger means the articles of merger to be executed by Tower and Graystone and to be filed with PDS, in accordance with the BCL.

        Bank Merger means the merger of Greencastle with and into Graystone Bank.

        BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

        BHCA means the Bank Holding Company Act of 1956, as amended.

        Capital Purchase Program means the voluntary capital purchase program where the U.S. Treasury Department will purchase senior preferred stock of certain financial institutions with funds from the Troubled Asset Relief Program created under the Economic Stabilization Act of 2008.

        Closing Date means the tenth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article V of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such other date as Tower and Graystone may mutually agree.

        Dissenting Shares means shares of Graystone Common Stock and Tower Common Stock, respectively, as to which appraisal rights are perfected under the BCL.

        DOJ means the United States Department of Justice.

        Effective Date means the date upon which the Articles of Merger shall be filed in the PDS, and shall be the same as the Closing Date.

        Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the comprehensive Environmental Response, Compensation and Disability Act as amended, 42 U.S.C. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law, (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

        ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

        Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

        FDIA means the Federal Deposit Insurance Act, as amended.

        FDIC means the Federal Deposit Insurance Corporation.

        FINRA means the Financial Industry Regulatory Authority.

        FRB means the Board of Governors of the Federal Reserve System.

        GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

        Graystone Benefit Plans shall have the meaning set forth in Section 2.12(a).

        Graystone Common Stock means the common stock of Graystone described in Section 2.02(a).

        Graystone Disclosure Schedule means a disclosure schedule delivered by Graystone to Tower pursuant to Article II of this Agreement.

        Graystone Financials means the audited balance sheets for fiscal years ending December 31, 2006 and 2007, statements of income, statements of shareholders equity, and cash flows for fiscal years ending December 31, 2005, 2006, and 2007, as set forth in Graystone's annual report for fiscal year end December 31, 2007, and all other reports, proxy statements, information statements or call reports filed or to be filed by it with the FDIC subsequent to December 31, 2007.

        Graystone Regulatory Reports means the annual and quarterly reports of Graystone or Graystone Bank filed with the FDIC, FRB, or PDB since December 31, 2007 through the Closing Date, and the financial reports of Graystone Bank and accompanying schedules for each calendar quarter filed with the FDIC, since the quarter ended December 31, 2007 through the Closing Date.

        Graystone Stock-Based Awards means the awards granted pursuant to the Graystone Stock-Based Plans.

        Graystone Stock-Based Plans means the Graystone 2007 Stock Incentive Plan and 2006 Restricted Stock Plan.

        Graystone Stock Options means options to acquire shares of Graystone Common Stock issued under the Graystone Stock-Based Plans.

        Graystone Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Graystone, except any corporation, the stock of which is held in the ordinary course of the lending activities of Graystone Bank.

        IRC means the Internal Revenue Code of 1986, as amended.

        IRS means the Internal Revenue Service.

        Joint Proxy Statement/Prospectus means the joint proxy statement/prospectus, together with any amendments and supplements thereto, to be transmitted to holders of Graystone Common Stock and Tower Common Stock in connection with the transactions contemplated by this Agreement.

        Knowledge of Graystone means the actual knowledge of Graystone's officers and directors.

        Knowledge of Tower means the actual knowledge of Tower's officers and directors.

        Material Adverse Effect means a change, circumstance, event or effect that has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition, results of operations, or business prospects of Graystone on a consolidated basis (when such term is used in Article II hereof) or Tower on a consolidated basis (when such term is used in Article III hereof) (including with out limitation, in the case of Tower, the entry by Tower or Greencastle into a Regulatory Agreement imposing restrictions in excess of or in addition to those currently imposed on Tower or Greencastle by the MOU and including without limitation in the case of Graystone, the entry by Graystone or Graystone Bank into a Regulatory Agreement) other than, in each case, any change, circumstance, event or effect relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, but not if such changes disproportionally affect Graystone or Tower when compared to other banking institutions, (ii) expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party and (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Graystone or Tower in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or (b) the ability of such party or its Subsidiary to consummate the transactions contemplated hereby on a timely basis. Provided, however, that any actions taken by Tower or Greencastle in furtherance of or in connection with compliance with the MOU and the direct and indirect costs, consequences, or effects thereof shall not be deemed a Material Adverse Effect.

        MOU means that certain Memorandum of Understanding dated August 27, 2008 by and between the OCC and Greencastle.

        OCC means the Office of the Comptroller of Currency.

        PDB means the Pennsylvania Department of Banking.

        PDS means the Department of State of the Commonwealth of Pennsylvania.

        Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act).

        Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the Tower Common Stock to be issued in connection with the transactions contemplated by this Agreement.

        Regulatory Agreement has the meanings given to that term in Sections 2.11 and 3.11 of this Agreement.

        Regulatory Authority means any banking agency or department of any federal or state government, including without limitation the FRB, the FDIC, the OCC, the SEC, the PDB or the PDS, or the respective staffs thereof.

        Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

        SEC means the Securities and Exchange Commission.

        Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

        Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

        Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

        Subsidiary means any corporation or partnership, 50% or more of the capital stock or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation or partnership the stock or partnership interests of which is held in the ordinary course of the lending activities of a bank.

        Tower Benefit Plans shall have the meaning set forth in Section 3.12(a).

        Tower Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

        Tower Disclosure Schedule means a disclosure schedule delivered by Tower to Graystone pursuant to Article III of this Agreement.

        Tower Financials means the audited balance sheets for fiscal year end December 31, 2006 and 2007, statements of income, statements of shareholder equity, and cash flows for fiscal year end December 31, 2005, 2006, and 2007 and as set forth on the annual report for fiscal year end December 31, 2007 and all other reports, proxy statements, information statements or call reports filed or to be filed subsequent to December 31, 2007 with the SEC.

        Tower Market Share Price means the numeric average of the daily high bid and low ask quotations for a share of Tower Common Stock as reported on FINRA's OTC Bulletin Board Service for each of the consecutive twenty (20) trading days ending on and including the tenth day prior to the Effective

Date. If no bid or ask quotations are available for any date, then the price for such date shall be the price of the last reported trade.

        Tower Regulatory Reports means the annual and quarterly reports of Tower filed with the SEC since December 31, 2006 through the Closing Date, and the financial reports of Greencastle and accompanying schedules for each calendar quarter filed with the OCC, since the quarter ended December 31, 2006 through the Closing Date.

        Tower Stock-Based Plans means the Tower 1995 Non-Qualified Stock Option Plan and Tower Stock Option Plan for Outside Directors.

        Tower Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Tower, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

        Section 1.02    The Merger.

        (a)    Closing.    The closing will take place at 10:00 a.m. on the Closing Date at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, unless another time and place are agreed to by the parties hereto; provided, in any case, that all conditions to closing set forth in Article V (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived at or prior to the Closing Date. On the Closing Date, Graystone and Tower shall cause the Articles of Merger to be duly executed and to be filed with the PDS.

        (b)    The Merger.    Subject to the terms and conditions of this Agreement, on the Effective Date, Graystone shall merge with and into Tower in accordance with the provisions Section 1921 of the BCL, the separate existence of Graystone shall cease, and Tower shall survive and continue to exist as a corporation incorporated under the BCL. From and after the Effective Date, the Merger shall have the effects set forth in Section 1929 of the BCL.

        (c)    Tower's Articles of Incorporation and Bylaws.    On and after the Effective Date, the articles of incorporation of Tower, shall be amended and restated as of the Effective Date as provided in Exhibit 13 and shall remain in full force and effect until amended in accordance with its terms and applicable law. On and after the Effective Date, the bylaws of Tower shall be amended and restated as of the Effective Date as provided in Exhibit 14 and shall remain in full force and effect until amended in accordance with its terms and applicable law.

        (d)    Board of Directors and Officers of Tower.

          (i)    On the Effective Date, the total number of persons serving on the board of directors of Tower shall be twenty (20). Ten (10) of the twenty (20) persons to serve initially on the board of directors of Tower at the Effective Date shall be selected by Tower board of directors and ten (10) of the twenty (20) persons shall be selected by the Graystone board of directors from among the current directors of Graystone and Tower, respectively, who meet the eligibility requirements for a director under the Tower bylaws, as amended pursuant to Section 1.02(c) above. Provided however, that since Tower has only nine (9) directors as of the date hereof, Tower shall be permitted, after consultation with Graystone, to select one (1) additional director who meets the eligibility requirements for a director under the Tower bylaws, as amended pursuant to Section 1.02(c) above, to serve on the Tower board of directors. The directors from each Tower and Graystone shall be evenly distributed as close as possible among the three (3) classes, A, B, and C, of Tower after the Effective Date with two (2) classes having seven (7) directors and one (1) class having six (6) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of Tower, as amended pursuant to Section 1.02(c) above. In the event that, prior to the Effective Date, any person so selected to serve on the board of directors of Tower after the Effective Date is unable or unwilling to serve in such position, the respective board of directors from which such person was selected shall designate another person to serve in such person's stead in accordance with the provisions of this Section 1.02(d). If, at the Effective Date or within three (3) years after the Effective Date a director formerly of Tower, prior to the Effective Date, (or appointed by Tower in accordance with this Section 1.02(d)) or Graystone, prior to the Effective Date, is unable or unwilling to continue to serve on the board of directors of Tower, then a successor to such person shall be chosen by a majority of the remaining directors who are then on the board of directors of Tower and who previously served on the board of directors from which the director who is unable or unwilling to continue to serve previously served. The directors of Tower then serving shall appoint or nominate such individual. Each person who serves as a director of Tower will be compensated in accordance with the policies of Tower. This Section 1.02(d) shall survive Closing and shall remain in effect for three (3) years after the Effective Date in accordance with Exhibit 14, unless the board of directors of Tower after the Effective Date, shall determine otherwise upon the approval of at least 80% of the board of directors. For three (3) years after the Effective Date, the resulting Tower board agrees to nominate and recommend for election by the shareholders the directors selected, nominated or appointed pursuant to and in furtherance of this Section 1.02(d). The directors of Tower and Graystone agree that for three years after the Effective Date, to vote in a manner necessary so that Tower will vote, as sole shareholder of the resulting Subsidiary bank, for the directors nominated and recommended by the resulting Subsidiary bank, unless the board of directors of Tower after the Effective Date shall determine otherwise upon the approval of 80% of the directors of the entire board of directors.

          (ii)   For three (3) years following the Effective Date, all committees of Tower and its Subsidiaries shall have equal representation of directors formerly of Tower and Graystone (or appointed by Tower or Graystone in accordance with Section 1.02(d)(i)), unless the board of directors of Tower after the Effective Date, shall determine otherwise upon the approval of at least 80% of the board of directors. The bylaws of Tower as amended and restated in Exhibit 14 shall provide for this provision.

          (iii)  For three (3) years following the Effective Date, the Executive Committee of Tower after the Effective Date shall be comprised of: Kermit Hicks, Jeffrey Shank, Frederic Frederick, Terry L. Randall (or if unable to serve, a director of Tower who is serving on the board of directors of Tower as of the date hereof, or appointed pursuant to 1.02(d) hereof) and four (4) directors of Graystone who are serving on the board of directors of Graystone as of the date hereof or appointed pursuant to Section 1.02(d)(i) unless the board of directors of Tower after the Effective Date shall determine otherwise upon the approval of 80% of the directors of the entire board of directors.

          (iv)  On the Effective Date, Kermit Hicks shall be the Chairman of the Board of Tower and shall serve as Chairman until the expiration of his term in 2011, at which time the board of directors shall elect a new chair. On the Effective Date, the following shall be among the executive officers of Tower:

            (A)  Andrew Samuel—President and Chief Executive Officer

            (B)  Mark Merrill—Executive Vice President—Chief Financial Officer

            (C)  Jeffrey Renninger—Executive Vice President—Chief Operating Officer

            (D)  Jeffrey Shank—Executive Vice President

        Each executive officer of Tower shall hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation, and the bylaws of Tower, and such person's respective employment agreement.

        (e)    Bank Merger.    Tower and Graystone shall use their best efforts to cause Greencastle to merge with and into Graystone Bank, with Graystone Bank surviving such merger, concurrently with, or as soon as practicable after the Merger on the Effective Date. Concurrently with the execution and delivery of this Agreement, Tower shall cause Greencastle, and Graystone shall cause Graystone Bank, to execute and deliver the Bank Plan of Merger.

        (f)    Conversion of Shares.

          (i)    Subject to the provisions of subparagraphs (ii), (iii), and (iv) of this Section 1.02(f) and Section 1.02(i), each share of Graystone Common Stock issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive 0.42 shares of fully paid and nonassessable shares of Tower Common Stock (the "Exchange Ratio").

          (ii)   Each share of Graystone Common Stock issued and held in treasury of Graystone or by any Graystone Subsidiary (other than trust account shares or shares acquired in connection with debts previously contracted) as of the Effective Date, if any, shall be cancelled.

          (iii)  No fraction of a whole share of Tower Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Graystone Common Stock who would otherwise be entitled to receive a fraction of a share of Tower Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Tower Market Share Price.

          (iv)  Each outstanding share of Tower or Graystone Common Stock the holder of which has perfected his right to dissent under the BCL and has not effectively withdrawn or lost such right as of the Effective Date shall not be converted into or represent a right to receive, or shall remain, shares of Tower Common Stock hereunder, respectively, and the holder thereof shall be entitled only to such rights as are granted by the BCL. The parties shall give each other prompt notice upon receipt of any such written demands for payment of the fair value of such shares of Tower or Graystone Common Stock, resepectively ("Dissenting Shares") and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of Graystone Common Stock shall be converted into the right to receive Tower Common Stock in accordance with Section 1.02(f)(i) of this Agreement or such holder's shares of Tower Common Stock shall remain shares of Tower Common Stock. Any payments made in respect of Dissenting Shares shall be made by Tower, as the continuing corporation after the Merger.

        (g)    Stock Options.

          (i)    At the Effective Date, each Graystone Stock Option which is outstanding and unexercised immediately prior to the Effective Date, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of Graystone Common Stock and shall be converted automatically into an option to purchase shares of Tower Common Stock, and Tower shall assume each Graystone Stock Option, in accordance with the terms of the applicable Graystone Stock-Based Plan or other agreement by which it is evidenced, except that from and after the Effective Date, (i) Tower and a disinterested committee of the Tower board of directors shall be substituted for Graystone and the committee of the Graystone board of directors (including, if applicable, the entire Graystone board of directors) administering such Graystone Stock Plan, (ii) each Graystone Stock Option assumed by Tower may be exercised solely for shares of Tower Common Stock, (iii) the number of shares of Tower Common Stock subject to such Graystone Stock Option shall be equal to the number of shares of Graystone Common Stock subject to such Graystone Stock

  Option immediately prior to the Effective Date multiplied by the Exchange Ratio, provided that any fractional shares of Tower Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Graystone Stock Option shall be adjusted by dividing the per share exercise price under each such Graystone Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each Graystone Stock Option which is an "incentive stock option" shall be adjusted as required by Sections 409A and 424 of the IRC, and the regulations and guidance promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the IRC. Tower and Graystone agree to take all necessary steps to effect the foregoing provisions of this Section 1.02(g), including in the case of Tower taking all corporate action necessary to reserve for issuance a sufficient number of shares of Tower Common Stock for delivery upon exercise of the options to issue shares of Tower Common Stock issued in accordance herewith.

          (ii)   As soon as practicable after the Effective Date, Tower shall use its reasonable efforts to file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Tower Common Stock subject to the options referred to in paragraph (i) of this Section 1.02(g) and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

          (iii)  As soon as practicable after the Effective Date, Tower shall deliver to the holders of Graystone Stock Options at the Effective Date appropriate notices setting forth the effect of the adjustments described in Section 1.02(g) and advising of the registration of the shares of Tower Common Stock issuable upon exercise thereof after consummation of the Merger.

          (iv)  With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Tower shall administer the Graystone Stock-Based Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

        (h)    Surrender and Exchange of Graystone Stock Certificates.

          (i)    Exchange of Certificates.    Each holder of shares of Graystone Common Stock who surrenders to Tower (or its agent) the certificate or certificates representing such shares will be entitled to receive, as soon as practicable after the Effective Date, in exchange therefor a certificate or certificates for the number of whole shares of Tower Common Stock into which such holder's shares of Graystone Common Stock have been converted pursuant to the Merger, together with a check for cash in lieu of any fractional share in accordance with Section 1.02(f)(iii).

          (ii)   Rights Evidenced by Certificates.    Each certificate for shares of Tower Common Stock issued in exchange for certificates for Graystone Common Stock pursuant to Section 1.02(h)(i) hereof will be dated the Effective Date and be entitled to dividends and all other rights and privileges pertaining to Tower Common Stock from and after the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Graystone Common Stock, from and after the Effective Date, will evidence solely the right to receive certificates for shares of Tower Common Stock pursuant to Section 1.02(h)(i) hereof and a check for cash in lieu of any fractional share in accordance with Section 1.02(f)(iii), as the case may be. If certificates for shares of Graystone Common Stock are exchanged for Tower Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of Tower Common Stock, Tower will pay cash in an amount equal to dividends theretofore payable on such Tower Common Stock and pay or deliver any other distribution to which holders of shares of Tower Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 1.02(h) upon surrender of certificates for shares of Tower Common Stock.

          Notwithstanding the foregoing, no party hereto will be liable to any holder of Graystone Common Stock or any holder of Tower Common Stock, for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until certificates for shares of Graystone Common Stock are surrendered by a Graystone shareholder to Tower for exchange, Tower shall have the right to withhold dividends or any other distributions on the shares of Tower Common Stock issuable to such shareholder.

          (iii)  Exchange Procedures.    Each certificate for shares of Graystone Common Stock delivered for exchange under this Section 1.02(h) must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of Tower Common Stock for which certificates will be issued pursuant to this Section 1.02(h) will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Tower Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of Tower Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Graystone Common Stock which are surrendered. As promptly as practicable after the Effective Date, Tower shall send or cause to be sent to each shareholder of record of Graystone Common Stock transmittal materials for use in exchanging certificates representing Graystone Common Stock for certificates representing Tower Common Stock into which the Graystone Common Stock have been converted in the Merger. Certificates representing shares of Tower Common Stock and checks for cash in lieu of fractional shares shall be mailed to former shareholders of Graystone as soon as reasonably possible but in no event later than twenty (20) business days following the receipt of certificates representing former shares of Graystone Common Stock duly endorsed or accompanied by the materials referenced herein and delivered by certified mail, return receipt requested (but in no event earlier than the second business day following the Effective Date).

          (iv)  Closing of Stock Transfer Books; Cancellation of Graystone Certificates.    Upon the Effective Date, the stock transfer books for Graystone Common Stock will be closed and no further transfers of shares of Graystone Common Stock will thereafter be made or recognized. All certificates for shares of Graystone Common Stock surrendered pursuant to this Section 1.02(h) will be cancelled by Tower.

        (i)    Anti-Dilution Provisions.    If Tower has, at any time after the date hereof and before the Effective Date, (i) issued a dividend in shares of Tower Common Stock, (ii) combined the outstanding shares of Tower Common Stock into a smaller number of shares, (iii) subdivided the outstanding shares of Tower Common Stock, respectively, or (iv) reclassified the shares of Tower Common Stock, then the number of shares of Tower Common Stock to be delivered to Graystone shareholders who are entitled to receive shares of Tower Common Stock in exchange for shares of Graystone Common Stock shall be adjusted so that each Graystone shareholder shall be entitled to receive such number of shares of Tower Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.

 ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GRAYSTONE

        Graystone hereby represents and warrants to Tower that, except as specifically set forth in the Graystone Disclosure Schedule delivered to Tower by Graystone on the date hereof:

        Section 2.01    Organization.

        (a)   Graystone is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Graystone is a bank holding company duly registered under the BHCA. Graystone has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Graystone is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Graystone.

        (b)   Graystone Bank is a Pennsylvania state-chartered bank duly authorized and validly existing under the laws of the Commonwealth of Pennsylvania. Graystone Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

        (c)   There are no Graystone Subsidiaries other than Graystone Bank and those identified in the Graystone Disclosure Schedule.

        (d)   The deposits of Graystone Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the FDIA and Graystone Bank is a participant in and has not opted out of the FDIC Transaction Account Guarantee Program.

        (e)   The respective minute books of Graystone and Graystone Bank and each other Graystone Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Graystone and each such Graystone Subsidiary.

        (f)    Prior to the date of this Agreement, Graystone has delivered to Tower true and correct copies of the articles of incorporation and bylaws of Graystone and the articles of incorporation and bylaws of Graystone Bank as in effect on the date hereof.

        Section 2.02    Capitalization.

        (a)   The authorized capital stock of Graystone consists of One Hundred Million (100,000,000) shares of common stock, no par value ("Graystone Common Stock"), of which 6,506,585 shares are outstanding, validly issued, fully paid and nonassessable and Two Million (2,000,000) shares of Preferred Stock, no par value, of which no shares are issued and outstanding. Except as provided on the Graystone Disclosure Schedule, neither Graystone nor Graystone Bank, nor any other Graystone Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Graystone Common Stock or any other security of Graystone or any securities representing the right to vote, purchase or otherwise receive any shares of Graystone Common Stock, or any other security of Graystone.

        (b)   The authorized capital stock of Graystone Bank consists of Five Million (5,000,000) shares of common stock, par value of $1.00 per share ("Graystone Bank Common Stock"), of which 1,760,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Graystone. Neither Graystone nor any Graystone Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Graystone Subsidiary or any other security of any Graystone Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Graystone Subsidiary. Except as set forth in the Graystone Disclosure Schedule, either Graystone or Graystone Bank owns all of the outstanding shares of capital stock of each Graystone Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

        (c)   Except as set forth in the Graystone Disclosure Schedule, neither (i) Graystone, (ii) Graystone Bank nor (iii) any other Graystone Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Graystone and Graystone Subsidiaries, equity interests held by Graystone Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Graystone Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Graystone or Graystone Bank with respect to any other company's capital stock or the equity of any other person.

        (d)   To the Knowledge of Graystone, except as disclosed in the Graystone Disclosure Schedules, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of Graystone Common Stock.

        Section 2.03    Authority; No Violation.

        (a)   Except as provided in this Section 2.03, Graystone has full corporate power and authority to execute and deliver this Agreement and to complete the transactions contemplated hereby. Graystone Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Graystone and the completion by Graystone of the transactions contemplated hereby have been duly and validly approved by the board of directors of Graystone and, except for approval and adoption by the shareholders of Graystone as required under the BCL, and Graystone's articles of incorporation and bylaws, no other corporate proceedings on the part of Graystone are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Graystone and, subject to approval and adoption of the shareholders of Graystone as required under the BCL, Graystone's articles of incorporation and bylaws and receipt of the required approvals from Regulatory Authorities described in Section 2.04 hereof, and the requisite actions of the shareholders of Graystone in furtherance of this Agreement, constitutes the valid and binding obligation of Graystone, enforceable against Graystone in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        The Bank Plan of Merger, upon its execution and delivery by Graystone Bank concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Graystone Bank, enforceable against Graystone Bank in accordance with its terms, subject to required approvals of Regulatory Authorities, and subject to applicable conservatorship or receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        (b)   (i) The execution and delivery of this Agreement by Graystone, (ii) the execution and delivery of the Bank Plan of Merger by Graystone Bank, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 2.04 hereof and Graystone's and Tower's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (iv) compliance by Graystone or Graystone Bank with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of Graystone or any Graystone Subsidiary;

(B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Graystone or any Graystone Subsidiary or any of their respective properties or assets; or (C) except as set forth in the Graystone Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Graystone or any Graystone Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Graystone or any Graystone Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Graystone.

        Section 2.04    Consents.    Except for the consents, approvals, filings and registrations with the FRB, the FDIC, the OCC, the PDB, the DOJ, the SEC, the PDS, FINRA, and state "blue sky" authorities, and compliance with any conditions contained therein, and the approval of this Agreement by the shareholders of Graystone under the BCL, Graystone's articles of incorporation and bylaws, and the approval of the Bank Plan of Merger by Graystone as sole shareholder of Graystone Bank under the Banking Code of 1965, as amended, and by the Graystone board of directors, and except as disclosed in the Graystone Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Graystone or the Bank Plan of Merger by Graystone Bank, and (b) the completion by Graystone of the transactions contemplated hereby or by Graystone Bank of the Bank Merger. As of the date hereof, except for matters relating to the MOU, Graystone has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Graystone's or Graystone Bank's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 2.05    Financial Statements.

        (a)   Graystone made the Graystone Regulatory Reports through September 30, 2008 available to Tower. The Graystone Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders' equity of Graystone or Graystone Bank, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

        (b)   Graystone has previously delivered to Tower the Graystone Financials as of the date hereof and will deliver all the Graystone Financials after the date hereof. The Graystone Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Graystone as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

        (c)   At the date of each balance sheet included in the Graystone Financials or the Graystone Regulatory Reports, neither Graystone nor Graystone Bank (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Graystone Financials or Graystone Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to Graystone and which are incurred in the ordinary course of business, consistent with past practice and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        Section 2.06    Taxes.    Graystone and the Graystone Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Graystone has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Graystone and all Graystone Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Graystone and any Graystone Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

        Section 2.07    No Material Adverse Effect.    Graystone has not suffered any Material Adverse Effect since December 31, 2007.

        Section 2.08    Contracts.

        (a)   Except as described in the Graystone Disclosure Schedule, neither Graystone nor any Graystone Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Graystone or any Graystone Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Graystone or any Graystone Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Graystone or any Graystone Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Graystone Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Graystone or any Graystone Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Tower; or (vi) any contract (other than this Agreement) limiting the freedom of any Graystone Subsidiary to engage in any type of banking or bank-related business permissible under law.

        (b)   True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been made available to Tower on or before the date hereof, are listed on the Graystone Disclosure Schedule and are in full force and effect on the date hereof and neither Graystone nor any Graystone Subsidiary (nor, to the Knowledge of Graystone, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or will result in a Material Adverse Effect with respect to Graystone. Except as set forth in the Graystone Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the Graystone Disclosure Schedule, none of the employees (including officers) of Graystone or any Graystone Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the Graystone Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Graystone or any Graystone Subsidiary is a party or under which Graystone or any Graystone Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the Graystone Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Graystone or any Graystone Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Graystone or any Graystone Subsidiary to provide a benefit in the form of Graystone Common Stock or determined by reference to the value of Graystone Common Stock.

        Section 2.09    Ownership of Property; Insurance Coverage.

        (a)   Graystone and the Graystone Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Graystone or any Graystone Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Graystone Regulatory Reports and in the Graystone Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) items permitted under Article IV, and (iv) the items disclosed in the Graystone Disclosure Schedule. Graystone and the Graystone Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Graystone and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the Graystone Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Graystone Financials.

        (b)   With respect to all agreements pursuant to which Graystone or any Graystone Subsidiary has purchased securities subject to an agreement to resell, if any, Graystone or such Graystone Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        (c)   Graystone and the Graystone Subsidiaries currently maintain insurance considered by Graystone to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Graystone nor any Graystone Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on the Graystone Disclosure Schedule, there are presently no material claims pending under such policies of insurance and no notices have been given by Graystone or Graystone Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten years Graystone has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 2.10    Legal Proceedings.    Except as set forth in the Graystone Disclosure Schedule, neither Graystone nor any Graystone Subsidiary is a party to any, and there are no pending or, to the Knowledge of Graystone, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Graystone or any Graystone Subsidiary, (ii) to which Graystone or any Graystone Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Graystone to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, if adversely determined, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Graystone.

        Section 2.11    Compliance With Applicable Law.

        (a)   Except as set forth in the Graystone Disclosure Schedule, Graystone and Graystone Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Graystone.

        (b)   Except as set forth on the Graystone Disclosure Schedule, neither Graystone nor any Graystone Subsidiary has received any notification or communication from any Regulatory Authority: (i) asserting that Graystone or any Graystone Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Graystone or any Graystone Subsidiary; (iii) requiring or threatening to require Graystone or any Graystone Subsidiary, or indicating that Graystone or any Graystone Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Graystone or any Graystone Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Graystone or any Graystone Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Graystone nor any Graystone Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed in the Graystone Financials or in the Graystone Disclosure Schedule.

        Section 2.12    Employee Benefit Plans.

        (a)   Graystone has previously made available to Tower true and complete copies of all employee pension benefit plans which Graystone or Graystone Bank currently maintains within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, employment agreements, annual or long term incentive plans, severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth in the Graystone Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Graystone or any Graystone Subsidiary (the "Graystone Benefit Plans"), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans"

under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. Neither Graystone, any Graystone Subsidiary nor any pension plan maintained by Graystone or any Graystone Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Graystone, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the present value of the accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the plan's most recent actuarial report did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accrued benefits. Neither Graystone nor any Graystone Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. All "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the Knowledge of Graystone, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Graystone or any Graystone Subsidiary which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Graystone. Graystone and the Graystone Subsidiaries provide continuation coverage under group health plans for separating employees and "qualified beneficiaries" in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither Graystone nor any Graystone Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the IRS or U.S. Department of Labor.

        (b)   No liability under Title IV of ERISA has been or to the Knowledge of Graystone is presently expected to be incurred by Graystone respect to any ongoing, frozen or terminated "single- employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Graystone under Section 4001 of ERISA or Section 414 of the IRC (an "ERISA Affiliate"). Graystone has not contributed to any "multi employer plan" as defined in Section 3(37) of ERISA.

        (c)   All contributions required to be made under the terms of any Graystone Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Graystone's consolidated financial statements to the extent required and in accordance with GAAP. Graystone has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any pension plan nor any single-employer plan of Graystone nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Graystone nor an ERISA Affiliate has an outstanding funding waiver. The fair market value of the assets of each Graystone Benefit Plan exceeds the present value of the "benefit liabilities" as defined in Section 4001(a)(16) of ERISA under such Graystone Benefit Plan as of the end of the most recent plan year with respect to the respective Graystone Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Graystone Benefit Plans as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Except as set forth in the Graystone Disclosure Schedule, Graystone has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

        (d)   Except as set forth in the Graystone Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in the Graystone Disclosure Schedule, (i) entitle any employee, consultant or director of Graystone to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Graystone Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Graystone Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (e)   All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Graystone Benefit Plan. All required tax filings with respect to each Graystone Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

        (f)    Graystone does not maintain any Graystone Benefit Plan covering employees who are not United States residents.

        (g)   Graystone does not maintain any Graystone Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

        (h)   All Graystone Benefit Plans are in compliance or will be in compliance prior to December 31, 2008 with Section 409A of the IRC.

        2.13    Labor Matters.    Graystone is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Graystone the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Graystone to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Graystone, threatened, nor is Graystone aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 2.14    Brokers, Finders and Financial Advisors.    Except for Graystone's engagement of Cedar Hill Advisors, LLC in connection with the transactions contemplated by this Agreement, neither Graystone nor any Graystone Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Graystone Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Graystone Financials. The Graystone Disclosure Schedule shall contain as an exhibit the engagement letter between Graystone and Cedar Hill Advisors, LLC.

        Section 2.15    Environmental Matters.    Except as set forth in the Graystone Disclosure Schedule, to the Knowledge of Graystone, neither Graystone nor any Graystone Subsidiary, nor any properties owned or occupied by Graystone or any Graystone Subsidiary have been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Graystone. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of Graystone, threatened, relating to the liability of any property owned or occupied by Graystone or any Graystone Subsidiary under any Environmental Law.

        Section 2.16    Allowance for Loan Losses.    The allowance for loan losses reflected, and to be reflected, in the Graystone Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Graystone Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

        Section 2.17    Related Party Transactions.    Except as disclosed in the Graystone Disclosure Schedule, Graystone is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Graystone (except an Graystone Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the Graystone Disclosure Schedule, no loan or credit accommodation to any Affiliate of Graystone is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Graystone nor Graystone Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Graystone Bank is inappropriate.

        Section 2.18    Loans.

        (a)   Each loan reflected as an asset in the Graystone Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Graystone.

        (b)   The Graystone Disclosure Schedule identifies (i) each Graystone Loan that as of September 30, 2008 was classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import by Graystone, any of its Subsidiaries or any bank examiner, together with the principal amount of each such Graystone Loan and the identity of the borrower thereunder, and (ii) each asset of Graystone or any of Graystone's Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

        Section 2.19    Graystone Information.

        (a)   The information relating to Graystone and Graystone Subsidiaries to be provided by Graystone for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing of Tower pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or a report, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof as relate only to Tower or any Tower Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

        (b)   The information, relating to Graystone and Graystone's Subsidiaries to be provided by Graystone for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 2.20    "Well Capitalized".    Graystone and Graystone Bank are "well capitalized" within the meaning of the applicable FRB's and FDIC's regulations as of the date of this Agreement.

        Section 2.21    Investment Securities.    Except as set forth on the Graystone Disclosure Schedule, to the Knowledge of Graystone, none of the investments reflected in the Graystone Financials under the headings "Securities Available for Sale" and "Securities Held to Maturity" and none of the investments made since December 31, 2007, that would be reflected in those headings if they occurred prior to December 31, 2007, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Graystone to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Graystone.

        Section 2.22    Equity Plans and Agreements.    Neither Graystone nor any other Graystone Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Graystone or any Graystone Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Graystone or any other Graystone Subsidiary, present, contingent, vested, unvested or otherwise, other than the Graystone Stock-Based Plans and the plans, agreements and other arrangements described in the Graystone Disclosure Schedule. The Graystone Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

        Section 2.23    Fairness Opinion.    Graystone has received a written opinion from Cedar Hill Advisors, LLC to the effect that, as of the date hereof, the consideration to be received by shareholders of Graystone pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

        Section 2.24    Quality of Representations.    The representations made by Graystone in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

 ARTICLE III
REPRESENTATIONS AND WARRANTIES OF TOWER

        Tower hereby represents and warrants to Graystone that, except as set forth in the Tower Disclosure Schedule delivered by Tower to Graystone on or prior to the date hereof and the MOU and actions taken in furtherance of the MOU:

        Section 3.01    Organization.

        (a)   Tower is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Tower is a bank holding company duly registered under the BHCA. Tower has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Tower Subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and each possesses full corporate power and authority to carry on its respective business and to own, lease and operate its properties as presently conducted. Neither Tower nor any Tower Subsidiary is required by the conduct of its business or the ownership or leasing of its assets to qualify to do business as a foreign corporation in any jurisdiction other than the Commonwealth of Pennsylvania and as disclosed on the Tower Disclosure Schedule, except where the failure to be so qualified would not have a Material Adverse Effect on Tower.

        (b)   Greencastle is a national banking association duly organized and validly existing under the laws of the United States of America. Greencastle has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

        (c)   There are no Tower Subsidiaries other than Greencastle and those identified on the Tower Disclosure Schedules.

        (d)   The deposits of Greencastle are insured by the FDIC to the extent provided in the FDIA and Greencastle is a participant in and has not opted out of the FDIC Transaction Account Guarantee Program.

        (e)   The respective minute books of Tower and Greencastle and each other Tower Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Tower and each such Tower Subsidiary.

        (f)    Prior to the date of this Agreement, Tower has delivered to Graystone true and correct copies or the articles of incorporation and bylaws of Tower and the articles of association and bylaws or Greencastle as in effect on the date hereof.

        Section 3.02    Capitalization.

        (a)   As of the date of this Agreement, the authorized capital stock of Tower consists of Five Million (5,000,000) shares of common stock, no par value ("Tower Common Stock"), of which 2,315,380 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights and Five Hundred Thousand (500,000) shares of Preferred Stock, no par value, of which none are issued and outstanding. Except as provided on the Tower Disclosure Schedule, neither Tower nor Greencastle nor any other Tower Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Tower Common Stock or any other security of Tower or any securities representing the right to vote, purchase or otherwise receive any shares of Tower Common Stock or any other security of Tower.

        (b)   The authorized capital stock of Greencastle consists of Twelve Thousand (12,000) shares of common stock, par value of $62.50 per share ("Greencastle Common Stock"), of which Twelve Thousand (12,000) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Tower. Neither Tower nor any Tower Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Tower Subsidiary or any other security of any Tower Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Tower Subsidiary. Except as set forth in the Tower Disclosure Schedule, either Tower or Greencastle owns all of the outstanding shares of capital stock of each Tower Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

        (c)   Except as set forth in the Tower Disclosure Schedule, neither (i) Tower, (ii) Greencastle nor (iii) any other Tower Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Tower and Tower Subsidiaries, equity interests held by Tower Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Tower Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Tower or Greencastle with respect to any other company's capital stock or the equity of any other person.

        (d)   To the Knowledge of Tower, except as disclosed in Tower's proxy statement dated March 20, 2008, no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Tower Common Stock.

        Section 3.03    Authority; No Violation.

        (a)   Except as provided in this Section 3.03, Tower has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Except as provided in this Section 3.03, Greencastle has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Tower and the completion by Tower of the transactions contemplated hereby have been duly and validly approved by the board of directors of Tower and, except for approval and adoption of the shareholders of Tower as required by the BCL, Tower's articles of incorporation and bylaws, and the approval, adoption, and amendment of the articles of incorporation of Tower to increase the number of authorized shares of Tower Common Stock in an amount sufficient to issue shares of Tower Common Stock pursuant to Section 1.02(c) and (d) hereof, except as otherwise provided in this Agreement, no other corporate proceedings on the part of Tower are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Tower and, subject to approval and adoption by the shareholders of Tower, the receipt of the required approvals of Regulatory Authorities described in Section 3.04 hereof, and the requisite actions of the shareholders of Tower in furtherance of this Agreement, constitutes the valid and binding obligation of Tower, enforceable against Tower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        The Bank Plan of Merger, upon its execution and delivery by Greencastle concurrently with the execution and delivery of this Agreement, will constitute the valid and binding obligation of Greencastle, enforceable against Greencastle in accordance with its terms, subject to applicable conservatorship and receivership provisions of the FDIA, or insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

        (b)   (i) The execution and delivery of this Agreement by Tower, (ii) the execution and delivery of the Bank Plan of Merger by Greencastle, each (b)(i) and (b)(ii) subject to the terms, covenants and conditions of this Agreement, (iii) subject to receipt of approvals from the Regulatory Authorities referred to in Section 3.04 hereof and Graystone's and Tower's compliance with any conditions contained therein, the completion of the transactions contemplated hereby, as provided and subject to the terms hereof (iv) the amendment of the articles of incorporation of Tower in connection with the increase in the number of authorized shares of Tower Common Stock, and Section 1.02(c) and (d) hereof, and (v) compliance by Tower with any of the terms or provisions hereof, will not (A) conflict with or result in a breach of any provision of the articles of incorporation, as amended or other organizational document or bylaws of Tower or any Tower Subsidiary, so long as effected in and under the terms of the articles of incorporation, as amended to authorize a sufficient number of shares of Tower Common Stock to effect the transactions authorized by this Agreement; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Tower or any Tower Subsidiary or any of their respective properties or assets; or (C) except as set forth on Tower Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Tower or any Tower Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Tower or any Tower Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (B) or (C) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Tower.

        Section 3.04    Consents.    Except for the consents, approvals, filings and registrations with the FRB, the FDIC, the OCC, the PDB, the DOJ, the SEC, the PDS, FINRA, and state "blue sky" authorities, and compliance with any conditions contained therein, the approval and adoption of this Agreement by the shareholders of Tower under the BCL, Tower's articles of incorporation and bylaws, and the approval and adoption of the Bank Plan of Merger by Tower as sole shareholder of Greencastle under applicable law, and by the Tower board of directors, and the approval, adoption, and amendment of the articles of incorporation of Tower in connection with the increase in the number of authorized shares of Tower Common Stock and Sections 1.02(c) and (d) hereof, and except as disclosed in the Tower Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Tower or the Bank Plan of Merger by Greencastle, and (b) the completion by Tower of the transactions contemplated hereby or by Greencastle of the Bank Merger. As of the date hereof, except for matters relating to the MOU, Tower has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Tower's or Greencastle's ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

        Section 3.05    Financial Statements.

        (a)   Tower has made the Tower Regulatory Reports through September 30, 2008 available to Graystone. The Tower Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders' equity of Tower or Greencastle as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

        (b)   Tower has previously delivered to Graystone the Tower Financials as of the date hereof and will deliver all the Tower Financials after the date hereof. The Tower Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Tower as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein.

        (c)   At the date of each balance sheet included in the Tower Financials or Tower Regulatory Reports, neither Tower nor Greencastle (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Tower Financials or Tower Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Tower and which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations or loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

        Section 3.06    Taxes.    Tower and the Tower Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Tower has duly filed, and will file, all federal, state and local tax returns required to be filed by or with respect to Tower and all Tower Subsidiaries on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which have been incurred by or are due or claimed to be due from Tower and any Tower Subsidiary by any taxing authority or pursuant to any tax sharing agreement or arrangement (written or oral) on or prior to the Closing Date other than taxes which (i) are not delinquent or (ii) are being contested in good faith.

        Section 3.07    No Material Adverse Effect.    Tower has not suffered any Material Adverse Effect since December 31, 2007.

        Section 3.08    Contracts.

        (a)   Except as described in the Tower Disclosure Schedule, neither Tower nor any Tower Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of Tower or any Tower Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Tower or any Tower Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Tower or any Tower Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Tower Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Tower or any Tower Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Graystone or any Graystone Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any Tower Subsidiary to engage in any type of banking or bank-related business permissible under law.

        (b)   True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a) have been made available to Graystone on or before the date hereof, are listed on the Tower Disclosure Schedule and are in full force and effect on the date hereof and neither Tower nor any Tower Subsidiary (nor, to the Knowledge of Tower, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or will result in a Material Adverse Effect with respect to Tower. Except as set forth in the Tower Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in the Tower Disclosure Schedule, none of the employees (including officers) of Tower or any Tower Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in the Tower Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Tower or any Tower Subsidiary is a party or under which Tower or any Tower Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in the Tower Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Tower or any Tower Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Tower or any Tower Subsidiary to provide a benefit in the form of Tower Common Stock or determined by reference to the value of Tower Common Stock.

        Section 3.09    Ownership of Property; Insurance Coverage.

        (a)   Tower and the Tower Subsidiaries have, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Tower or any Tower Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Tower Regulatory Reports and in the Tower Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) items permitted under Article IV, and (iv) the items disclosed in the Tower Disclosure Schedule. Tower and the Tower Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Tower and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in the Tower Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Tower Financials.

        (b)   With respect to all agreements pursuant to which Tower or any Tower Subsidiary has purchased securities subject to an agreement to resell, if any, Tower or such Tower Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

        (c)   Tower and the Tower Subsidiaries currently maintain insurance considered by Tower to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Tower nor any Tower Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on the Tower Disclosure Schedule, there are presently no material claims pending under such policies of insurance and no notices have been given by Tower or Greencastle under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten years Tower has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

        Section 3.10    Legal Proceedings.    Except as set forth in the Tower Disclosure Schedule, neither Tower nor any Tower Subsidiary is a party to any, and there are no pending or, to the Knowledge of Tower, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Tower or any Tower Subsidiary, (ii) to which Tower's or any Tower Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Tower to perform under this Agreement, except for any proceedings, claims, actions, investigations or inquiries referred to in clauses (i) or (ii) which, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect on Tower.

        Section 3.11    Compliance With Applicable Law.

        (a)   Except as set forth in the Tower Disclosure Schedule, Tower and the Tower Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Tower.

        (b)   Except as disclosed on the Tower Disclosure Schedule and the MOU, neither Tower nor any Tower Subsidiary has received any notification or communication from any Regulatory Authority (i) asserting that Tower or any Tower Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Tower or any Tower Subsidiary; (iii) requiring or threatening to require Tower or any Tower Subsidiary, or indicating that Tower or any Tower Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Tower or any Tower Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Tower or any Tower Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Tower nor any Tower Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on the Tower Disclosure Schedule.

        Section 3.12    Employee Benefit Plans.

        (a)   Tower has previously made available to Graystone true and complete copies of the employee pension benefit plans which Tower or Greencastle currently maintains within the meaning of ERISA Section 3(2), including profit sharing plans, stock purchase plans, deferred compensation and severance plans, policies and agreements, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including, if applicable, vacation pay, sick leave, short-term disability, long-term disability, and medical plans), and all other employee benefit plans, policies, agreements and arrangements, all of which are set forth on the Tower Disclosure Schedule, maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Tower or any Tower Subsidiary (the "Tower Benefit Plans"), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute "qualified plans" under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, and (iii) all rulings and determination letters which pertain to any such plans. To Tower's Knowledge, neither Tower, any Tower Subsidiary, nor any pension plan maintained by Tower or any Tower Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or will result in a Material Adverse Effect with respect to Tower, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actual assumptions used in the most recent actuarial valuation for such plan. Neither Tower nor any Tower Subsidiary has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multi-employer plan. To the Knowledge of Tower all "employee benefit plans," as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC relevant to such treatment. To the Knowledge of Tower, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Tower or any Tower Subsidiary that would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or will result in a Material Adverse Effect with respect to Tower. Tower and the Tower Subsidiaries comply with the continuation coverage rules applicable to its group health plan(s) for covered employees and "qualified beneficiaries" of covered employees (as defined in IRC Section 4980B(g)), in accordance with the provisions of IRC Section 4980B(f). Such group health plans are in compliance with Section 1862(b)(1) of the Social Security Act. Neither Tower nor any Tower Subsidiary is aware of any existing or contemplated audit of any of its employee benefit plans by the IRS or U.S. Department of Labor.

        (b)   No liability under Title IV of ERISA has been or to Tower's Knowledge is presently expected to be incurred by Tower respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or the single-employer plan of any entity that is considered one employer with Tower under Section 4001 of ERISA or Section 414 of the IRC (an "ERISA Affiliate"). Tower has not contributed to any "multi employer plan" as defined in Section 3(37) of ERISA.

        (c)   All contributions required to be made under the terms of any Tower Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Tower's consolidated financial statements to the extent required and in accordance with GAAP. Tower has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any pension plan nor any single-employer plan of Tower nor an ERISA Affiliate has an "accumulated funding deficiency," whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Tower nor an ERISA Affiliate has an outstanding funding waiver. The fair market value of the assets of each Tower Benefit Plan exceeds the present value of the "benefit liabilities" as defined in Section 4001(a)(16) of ERISA under such Tower Benefit Plan as of the end of the most recent plan year with respect to the respective Tower Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Tower Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Except as set forth in the Tower Disclosure Schedule, Tower has not provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC.

        (d)   Except as set forth in the Tower Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in the Tower Disclosure Schedule, (i) entitle any employee, consultant or director of Tower to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Tower Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Tower Benefit Plans or (iv) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the IRC, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

        (e)   All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Tower Benefit Plan. All required tax filings with respect to each Tower Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

        (f)    Tower does not maintain any Tower Benefit Plan covering employees who are not United States residents.

        (g)   Tower does not maintain any Tower Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

        (h)   All Tower Benefit Plans are in compliance or will be in compliance prior to December 31, 2008 with Section 409A of the IRC.

        3.13    Labor Matters.    Tower is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Tower the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Tower to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Tower, threatened, nor is Tower aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

        Section 3.14    Brokers, Finders and Financial Advisors.    Except for Tower's engagement of Boenning & Scattergood, Inc. in connection with the transactions contemplated by this Agreement, neither Tower nor any Tower Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, or, except for its commitments disclosed in the Tower Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement or in connection with any transaction other than the Merger, which has not been reflected in the Tower Financials. The Tower Disclosure Schedule shall contain as an exhibit the engagement letter between Tower and Boenning & Scattergood, Inc.

        Section 3.15    Environmental Matters.    Except as set forth in the Tower Disclosure Schedule, to the Knowledge of Tower, neither Tower nor any Tower Subsidiary, nor any properties owned or occupied by Tower or any Tower Subsidiary has been or is in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Tower. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the Knowledge of Tower, threatened, relating to the liability of any property owned or occupied by Tower or any Tower Subsidiary under any Environmental Law.

        Section 3.16    Allowance for Loan Losses.    The allowance for loan losses reflected, and to be reflected, in the Tower Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Tower Financials have been, and will be, established in accordance with the requirements of GAAP and all applicable regulatory criteria.

        Section 3.17    Related Party Transactions.    Except as disclosed in the Tower Disclosure Schedule, Tower is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Tower (except a Tower Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on the Tower Disclosure Schedule, no loan or credit accommodation to any Affiliate of Tower is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Tower nor Greencastle has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Greencastle is inappropriate.

        Section 3.18    Loans.

        (a)   Each loan reflected as an asset in the Tower Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Tower.

        (b)   The Tower Disclosure Schedule identifies (i) each Tower Loan that as of September 30, 2008 was classified as "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import by Tower, any of its Subsidiaries or any bank examiner, together with the principal amount of each such Tower Loan and the identity of the borrower thereunder, and (ii) each asset of Tower or any of Tower's Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

        Section 3.19    Tower Information.

        (a)   The information relating to Tower and Tower Subsidiaries to be provided by Tower for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing by Tower pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, a report, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof as relate only to Graystone or the Graystone Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

        (b)   The information, relating to Tower and Tower's Subsidiaries to be provided by Tower for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

        Section 3.20    "Well Capitalized".    Tower and Greencastle are "well capitalized" within the meaning of the applicable FRB's, OCC's and FDIC's regulations as of the date of this Agreement.

        Section 3.21    Investment Securities.    Except as set forth on the Tower Disclosure Schedule, to the Knowledge of Tower, none of the investments reflected in the Tower Financials under the headings "Securities Available for Sale" and "Securities Held to Maturity" and none of the investments made since December 31, 2007, that would be reflected in those headings if they occurred prior to December 31, 2007, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Tower to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Tower.

        Section 3.22    Equity Plans and Agreements.    Except as set forth in the Tower Disclosure Schedule, neither Tower nor any other Tower Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Tower or any Tower Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Tower or any other Tower Subsidiary, present, contingent, vested, unvested or otherwise, other than the Tower Stock-Based Plans, and the plans, agreements and other arrangements described in the Tower Disclosure Schedule. The Tower Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

        Section 3.23    Fiduciary Accounts.    Except as set as set forth on the Tower Disclosure Schedule, to the Knowledge of Tower, Tower and each Tower Subsidiary has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Tower nor any Tower Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust to the Knowledge of Tower with respect to any fiduciary account.

        Section 3.24    Fairness Opinion.    Tower has received a written opinion from Boenning & Scattergood, Inc. to the effect that, as of the date hereof, the exchange ratio and the special cash dividend pursuant to this Agreement, collectively the financial consideration, is fair, from a financial point of view, to the Tower shareholders.

        Section 3.25    Securities Documents.    The Securities Documents filed or to be filed by Tower under the Exchange Act at any time since December 31, 2007 complied with or will comply, at the time filed with the SEC, in all material respects, with the Exchange Act and all applicable rules and regulations of the SEC.

        Section 3.26    Quality of Representations.    The representations made by Tower in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV
COVENANTS OF THE PARTIES

        Section 4.01    Conduct of Graystone's and Tower's Business.

        (a)   From the date of this Agreement to the Closing Date, Graystone and Tower and each of their respective Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of the other party. Graystone and Tower will each use its best efforts, and will cause each of the Subsidiaries to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of its customers and others with whom business relationships exist. Notwithstanding the foregoing or any provision of this Article IV to the contrary, neither Tower nor any Tower Subsidiary shall be required to perform any covenant binding upon it pursuant to any provision of this Agreement if, Tower's board of directors shall have reasonably determined in its good faith judgment and after consultation with counsel that the performance of the covenant would constitute non-compliance with the MOU, provided prior written notice is provided to Graystone. From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted, required, or contemplated, by this Agreement, or as set forth on the Tower or Graystone Disclosure Schedule, Graystone and Tower will not, or will not permit any Subsidiary to:

          (i)    amend or change any provision of its articles of incorporation or bylaws, except as provided in or contemplated by this Agreement;

          (ii)   change the number of authorized or issued shares of its capital stock or issue any shares. Provided however, Tower may increase the number of authorized shares of Tower Common Stock to an amount greater than necessary to effectuate the transactions contemplated by this Agreement;

          (iii)  issue or grant any option (except in accordance with past practice under the Tower Benefit Plans and Graystone Benefit Plans, respectively and as specifically delineated on the Tower Disclosure Schedules and Graystone Disclosure Schedules, respectively) warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except in accordance with past practice for the Tower Employee Stock Ownership Plan.

  Provided however, Tower in accordance with applicable law may continue to pay regular quarterly cash dividends of $.28 per share in accordance and consistent with past practice and a special cash dividend in accordance with Section 4.20 of this Agreement, and Greencastle may pay a special dividend to Tower in accordance with Sections 4.19 and 4.20 of this Agreement.

          (iv)  grant any severance or termination pay to, or, enter into any new or amend any existing employment agreement with any employee, officer, or director, except in accorandace with this Agreement and the transactions contemplated therein or applicable law, as set forth in the Tower or Graystone Disclosure Schedule, respectively.

          (v)   increase the compensation of, any employee, officer or director except in accordance with this Agreement. Provided, however, each party may pay salary increases consistent with past practice in such amounts not in excess of five percent (5%) in the aggregate for all employees.

          (vi)  merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

          (vii) sell or otherwise dispose of the capital stock, or sell or otherwise dispose of any of its assets or the assets of any Subsidiary other than in the ordinary course of business consistent with past practice; subject any of its assets to a lien, pledge, security interest or other encumbrance (other than in connection with government deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in Federal Home Loan Bank advances and "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

          (viii)  take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue as of any date after the date hereof except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

          (ix)  change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), or any Regulatory Authority;

          (x)   waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

          (xi)  implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or, materially amend any existing plan or arrangement;

          (xii) purchase any security for its investment portfolio other than in the ordinary course of business and consistent with past practice;

          (xiii)  amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business and consistent with past practice ;

          (xiv)   enter into, renew, extend or modify any other transaction with any Affiliate, except in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

          (xv) change deposit or loan rates other than in the ordinary course of business and consistent with past practice;

          (xvi)   enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

          (xvii)  except for the execution of this Agreement, take any action that would give rise to a right of non-continuing payment to any individual under any employment agreement;

          (xviii)  take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

          (xix)   agree to do any of the foregoing.

For purposes of this Section 4.01, it shall not be considered in the ordinary course of business for Graystone or Tower to do any of the following: (i) make any capital expenditure in excess of $75,000 without the prior written consent of the other, except for Tower may make an expenditure not in excess of $250,000 to remodel the Hancock, Maryland branch, (ii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of any assets having a book or market value, whichever is greater, in the aggregate in excess of $75,000, other than pledges of assets to secure Federal Home Loan Bank advances, customer repurchase agreements, or government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business, in each case, in the ordinary course of business; or (iii) undertake or enter any lease, contract or other commitment for its account, involving a loan or payment of more than $75,000, or containing a material financial commitment and extending beyond twelve (12) months from the date hereof, other than in the ordinary course of business.

        Section 4.02    Access; Confidentiality.

        (a)   From the date of this Agreement through the Closing Date, Graystone or Tower, as the case may be, shall afford to, and shall cause each Graystone Subsidiary or Tower Subsidiary to afford to, the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Graystone and Tower will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

        (b)   Graystone and Tower each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party. Neither party shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

        (c)   All information furnished to Tower by Graystone or by Graystone to Tower previously in connection with the transactions contemplated by this Agreement or pursuant hereto shall be held in confidence.

        (d)   A representative of each party shall be invited to attend all meetings of the other party's board of directors and any committee thereof and all management committee meetings, including without limitation, loan, asset/liability and investment committee meetings (or the functional equivalent) for observation purposes only, except to the extent the exclusion of the other party's representative may be required for the board of directors to exercise its duty under Pennsylvania law or otherwise as required under applicable law.

        Section 4.03    Regulatory Matters and Consents.

        (a)   Graystone and Tower shall promptly prepare a Joint Proxy Statement/Prospectus to be mailed to their respective shareholders in connection with the meetings of their respective shareholders and transactions contemplated hereby, and to be filed with the SEC by Tower. Tower shall prepare a Registration Statement. The Registration Statement shall conform to all applicable legal requirements. Tower shall, as promptly as practicable following the preparation thereof, file the Registration Statement with the SEC and Tower shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Tower and Graystone shall use its reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

        (b)   Tower and Graystone will prepare all Applications to Regulatory Authorities and make all filings for, and use their reasonable best efforts to obtain as promptly as practicable after the date hereof, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.

        (c)   Each party will furnish the other with all information concerning itself and its Subsidiaries as may be reasonably necessary or advisable in connection with the Registration Statement and any Application or filing made to any Regulatory Authority in connection with the transactions contemplated by this Agreement.

        (d)   Tower and Graystone shall have the right to review in advance, and each will consult with the other on, all information which appears in any filing made with or written materials submitted to the SEC, any Regulatory Authority or any third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of the SEC, Regulatory Authorities and third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby and thereby.

        (e)   Each party will promptly furnish the other with copies of all Applications and other written communications to, or received from, any Regulatory Authority in respect of the transactions contemplated hereby.

        Section 4.04    Taking of Necessary Action.    Tower and Graystone shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

        Section 4.05    Indemnification; Insurance.

        (a)    Indemnification.    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer or employee of either party or any of their respective Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of either party, any of their respective Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto to the extent permitted by the BCL and the articles of incorporation and bylaws of such party. On or after the Effective Date, Tower shall indemnify, defend and hold harmless all prior and then-existing directors and officers of Graystone and Graystone Subsidiaries, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of Tower) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Graystone or any Graystone Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Tower or Tower Subsidiaries, as the case may be, as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee may not be indemnified by Tower if such indemnification is prohibited by applicable law, including but not limited to the FDIC's 12 C.F.R. Part 359, which limits and/or prohibits in certain circumstances, the ability of insured depository institutions, their subsidiaries, and affiliated depository institution holding companies, to enter into contracts to pay and make golden parachute and indemnification payments to institution-affiliated parties.

        (b)    Insurance.    Tower shall maintain a directors' and officers' liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Graystone directors and officers' liability insurance policy and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Graystone insurance policies for a period of six (6) years after the Effective Date; provided, however, that Tower shall not be obligated to make annual premium payments for such six (6) -year period which exceed 150% of the annual premium payment as of December 31, 2007, under Graystone's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Tower shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

        (c)    Assumption.    In the event that Tower or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

        Section 4.06    No Other Bids and Related Matters.    So long as this Agreement remains in effect, Graystone and Tower shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (ii) recommend or endorse an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iv) provide any third party (other than the other party to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal or (v) enter into an agreement with any other party with respect to an Acquisition Proposal. Graystone and Tower will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Graystone and Tower hereto with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.06. Graystone and Tower will notify each other orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of Graystone or Tower may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the respective board of directors shall have determined, in good faith after consultation with its legal advisors, that the failure to do so may constitute a breach of their fiduciary duties.

        Section 4.07    MOU.    Tower and Greencastle shall comply in all respects with the terms of the MOU. From the date of this Agreement through the Effective Date, Tower and Greencastle shall promptly provide to Graystone copies of all correspondence and reports received by Tower or Greencastle from any Regulatory Authorities or submitted by Tower or Greencastle to any Regulatory Authorities in connection with the MOU, to the extent permitted by law.

        Section 4.08    Duty to Advise; Duty to Update Disclosure Schedule.    Graystone and Tower shall promptly advise each other of any change or event having a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Graystone and Tower shall update its Disclosure Schedule as promptly as practicable after the occurrence of an event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve Graystone and Tower from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) or 5.02(c).

        Section 4.09    Current Information.

        (a)    Ongoing Communications.    During the period from the date of this Agreement to the Effective Date, Graystone and Tower shall, cause one or more of its designated representatives to confer on a weekly or more frequent basis with representatives of each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days of the end of each month, each party shall provide to the other a consolidated balance sheet and statement of operations for each month. As soon as reasonably available, but in no event more than 30 days after the end of each calendar quarter ending after the date of this Agreement, Graystone and Tower will deliver to the other party its quarterly report, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ended December 31, Graystone and Tower will deliver to the other party its annual report.

        (b)    Board Minutes.    Graystone and Tower shall provide to each other a copy of the minutes of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

        (c)   During the period commencing on the date of this Agreement and ending on the Effective Date, Tower and Graystone, within fifteen (15) days after the end of each calendar month, shall provide to the other party, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

        (d)   During the period commencing on the date of this Agreement and ending on the Effective Date, Tower and Graystone, within fifteen (15) days of the end of each month, shall provide to the other party a written list of (i) all loans classified by it or any regulatory authority as "Special Mention," "Substandard," "Doubtful," "Loss," or any other classification of similar import (ii) all commercial and mortgage loans classified as "non-accrual," and (iii) all commercial loans classified as "in substance foreclosed."

        Section 4.09    Phase I Environmental Audit.    Graystone and Tower shall permit Tower or Graystone, if Tower or Graystone elects to do so, at its own expense, to cause a "Phase I Environmental Audit" to be performed at any physical location owned or occupied by the other party or any of its Subsidiaries on the date hereof.

        Section 4.10    Shareholders Meetings.    Graystone and Tower shall take all action necessary to properly call and convene a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions contemplated hereby and in the case of Tower to increase the number of authorized shares of Tower Common Stock to a number sufficient to effectuate the transactions contemplated by this Agreement. The board of directors of Graystone and the board of directors of Tower will recommend that the shareholders of Graystone and Tower, respectively, approve and adopt this Agreement and the transactions contemplated hereby and in the case of Tower the amendment to increase the number of authorized shares of Tower Common Stock to a number sufficient to effectuate the transactions contemplated by this Agreement.

        Section 4.11    Public Announcements.    Graystone and Tower shall cooperate and cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law, or Tower from making any disclosure necessary to fulfill its obligations under the Exchange Act.

        Section 4.12    Maintenance of Insurance.    Graystone and Tower shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

        Section 4.13    Maintenance of Books and Records.    Graystone and Tower shall maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered.

        Section 4.14    Taxes.    Graystone and Tower shall file all federal, state, and local tax returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and pay all taxes shown to be due on such returns on or before the date such payment is due.

        Section 4.15    Employee Benefits.

        (a)   Tower shall, before or promptly after the Effective Date, review all benefit plans of Graystone Bank and Greencastle in order to establish the benefit plans to be made available to Greencastle and Graystone Bank employees after the Effective Date ("Benefit Plans"). Tower's review shall take into consideration benefits that were provided to employees under the Greencastle and Graystone Bank Benefit Plans and benefits provided by peer institutions in the establishment of the new and/or amended benefit plans provided by Tower or its Subsidiaries to employees after the Effective Date. Tower or its Subsidiaries shall: (1) provide its employees credit for all years of service with Tower or Graystone or any of their Subsidiaries and predecessors, as the case may be, prior to the Effective Date for the purpose of eligibility and vesting and provide employees credit for all years of service for benefit accrual for the Graystone or Tower Benefit Plans delineated on the Tower Disclosure Schedule; (2) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under Benefit Plans prior to the Effective Date) and eligibility waiting periods under group health plans to be waived with respect to their employees who remain as employees of Tower or its Subsidiaries (and their eligible dependents) after the Effective Date; and (3) cause to be credited any deductibles or out-of-pocket expenses incurred by Greencastle or Graystone Bank employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Benefit Plans after the Effective Date with the objective that there be no double counting during the year in which the Closing Date occurs of such deductible or out-of-pocket expenses. Tower and Graystone and their Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of their current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). In order to accomplish the foregoing, Tower may or cause Graystone or its Subsidiary to amend, freeze, merge or terminate any Benefit Plan of Greencastle, Tower, or Graystone respectively.

        (b)   This Section 4.15 shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 4.15, express or implied shall require Tower to maintain any specific Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Date.

        Section 4.16    Affiliate Letters.    Graystone shall use its best efforts to cause each person who may be deemed to be an Affiliate of Tower, to execute and deliver to Tower as soon as practicable after the date of this Agreement an affiliate's letter.

        Section 4.17    Severance Pay.    Tower shall and shall cause Graystone Bank or Tower's Subsidiaries to use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Tower agrees to and agrees to cause Graystone Bank to provide severance pay, as set forth below, to any full-time, active employee of Tower or any Tower Subsidiary or of Graystone or any Graystone Subsidiary whose employment is terminated prior to or within one year after the Effective Date as a result of the transaction contemplated herein if (i) such employee's position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay with Tower or any Tower Subsidiary and where the employee is not required to commute more than 30 miles more than the employee's present commute) with Graystone Bank or any Tower Subsidiary, excluding any employee (i) who is being paid under an existing employment or change in control agreement or (ii) whose employment is terminated for cause, provided such employee executes a customary form of release and provided such employee does not voluntarily leave employment with Tower, Greencastle or Graystone Bank prior to the Effective Date. The severance pay to be provided by Tower and Graystone Bank under this subsection shall equal two (2) weeks pay for each full year of continuous service with a minimum severance benefit of four (4) weeks' pay and a maximum severance benefit of twenty-six (26) weeks' pay. Terminated employees will have the right to continue coverage under the respective group health plan in accordance with IRC 4980(f). During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Tower or Graystone Bank will continue to pay the employer's share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that Tower or Graystone Bank pays the employer's share of health coverage under this Section 4.17. Employees of Graystone, Tower, and their respective Subsidiaries shall be deemed third party beneficiaries of the commitments set forth in this Section 4.17.

        Section 4.18    Conduct of the Parties.    From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted or required by this

Agreement, Graystone and Tower will not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

        Section 4.19    Greencastle Pre-Effective Date Dividend.    Anytime after the date of this Agreement, Tower is permitted to cause Greencastle to declare and pay a dividend to Tower equal to Six Million Nine Hundred Thousand Dollars ($6,900,000), or such lesser amount as shall be the maximum legally available therefore, provided that following the payment of such dividend Greencastle continues to be "well-capitalized" under applicable regulatory guidelines.

        Section 4.20    Tower Pre-Effective Date Special Dividend.    Anytime after the date of this Agreement, Greencastle may dividend to Tower an aggregate amount of funds sufficient for Tower to declare and pay and Tower may declare and pay a special cash dividend to its shareholders equal to $1.12 per share, or such lesser amount as shall be the maximum legally available therefore, provided that following the payment of such dividend Tower and Greencastle continue to be "well-capitalized" on a consolidated basis under applicable regulatory guidelines (the "Tower Special Cash Dividend").

        Section 4.21    Dividends.    For two (2) years after the Effective Date, Tower shall continue to pay a quarterly cash dividend in an amount greater than or equal to $1.12 per share per year, provided sufficient funds are legally available therefore and that Tower and its Subsidiary bank remains "well-capitalized" in accordance with applicable regulatory guidelines. The provisions of this Section 4.21 are intended to be for the benefit of and shall be enforceable by each of the current Tower shareholders, his or her successors and his or her personal representatives and heirs, and shall survive the Effective Date.

        Section 4.22    Capital Purchase Program.    In the event that Tower, Graystone or their respective Subsidiaries receives approval from any Regulatory Authority to participate in the Capital Purchase Program, neither Tower, Graystone, nor their respective subsidiaries shall receive any funds under such program or enter into a securities purchase agreement, letter agreement, or any other applicable Capital Purchase Program agreement without the prior written approval of the other party.

        Section 4.23    Corporate Name.    For three (3) years after the Effective Date, Tower shall not change the corporate name from "Tower Bancorp, Inc." unless the board of directors of Tower shall determine otherwise upon approval or at least 80% of the directors.

        Section 4.24    Bank Name.    For three (3) years after the Effective Date, the surviving bank under the Bank Plan of Merger shall be named Graystone Tower Bank and shall not change its name unless the board of directors of Tower and Graystone Tower Bank shall determine otherwise upon approval of at least 80% of the directors of each entity. The branches previously part of Graystone Bank shall be referred to as "Graystone Bank, a division of Graystone Tower Bank" and the branches previously part of Greencastle shall be referred to as "Tower Bank, a division of Graystone Tower Bank" unless the board of directors of Tower shall determine otherwise upon approval or at least 80% of the directors.

        Section 4.25    PDB Consent.    Graystone Bank shall apply promptly to the PDB for its waiver, consent, non-objection or other approval such that the pre-merger undivided profits or retained earnings accounts of Greencastle are legally available for the payment of dividends after the Effective Date by the resulting Subsidiary bank with no restrictions greater than would otherwise affect Greencastle as of the date hereof, except that the resulting Subsidiary bank maintains "well-capitalized" status (the "Non-Objection Letter").

        Section 4.26    Change of Control Agreement.    Graystone or its Subsidiaries shall expressly assume in writing the change of control agreement of John McDowell.

 ARTICLE V
CONDITIONS

        5.01    Conditions to Graystone's Obligations under this Agreement.    The obligations of Graystone hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Graystone pursuant to Section 7.03 hereof:

          (a)    Approval by Graystone's and Tower's Shareholders.    This Agreement shall have been approved and adopted by the shareholders of Graystone and Tower by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

          (b)    Representations and Warranties.    The representations and warranties of Tower set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect. Graystone shall have received a certificate signed on behalf of Tower by the Chief Executive Officer and Chief Financial Officer of Tower to the foregoing effect.

          (c)    Performance of Obligations of Tower.    Tower shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Graystone shall have received a certificate signed on behalf of Tower by the Chief Executive Officer and the Chief Financial Officer of Tower to the foregoing effect.

          (d)    Approvals of Regulatory Authorities.    Procurement by Graystone and Tower of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Graystone determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Graystone of the transactions contemplated hereby, the business or financial conditions of Graystone on a consolidated basis, or the business presently operated by or projected to be operated by, Graystone, Tower, Greencastle, or any other Tower or Graystone Subsidiary.

          (e)    No Injunction.    There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

          (f)    Registration Statement.    The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Graystone's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

          (g)    Tax Opinion.    Graystone shall have received an opinion of Rhoads and Sinon, LLP, special counsel to Graystone, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Graystone, Tower and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

          (h)    Director Agreements.    Graystone shall have received from certain directors of Tower and certain executive officers of Tower, the Tower Letter Agreement.

          (i)    Third Party Consents.    Graystone and Graystone Bank shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Tower or Greencastle is a party or by which any of its properties are bound.

          (j)    MOU.    Any actions taken by Tower or Greencastle in furtherance of or in connection with compliance with the MOU and the direct and indirect costs, consequences or effects thereof shall not exceed those previously disclosed to Graystone by Tower, but only to the extent that such costs, consequences, or effects would constitute an Material Adverse Effect.

          (k)    Authorized Shares.    Tower's shareholders shall have approved and adopted the amended and restated articles of incorporation in the form attached as Exhibit 13 to increase the number of authorized shares of Tower Common Stock to a number sufficient to effect the transactions contemplated by this Agreement.

          (l)    Dissenting Shares.    No more than ten (10) percent of the issued and outstanding shares of Tower or Graystone shall be Dissenting Shares.

          (m)    No Material Adverse Change.    No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Tower or the Tower Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

          (n)    PDB Non-Objection.    The PDB shall issue the Non-Objection Letter provided by Section 4.25 in form and content reasonably satisfactory to Graystone.

        5.02    Conditions to Tower's Obligations under this Agreement.    The obligations of Tower hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Tower pursuant to Section 7.03 hereof:

          (a)    Approval by Graystone's and Tower's Shareholders.    This Agreement shall have been approved and adopted by the shareholders of Graystone and Tower by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

          (b)    Representations and Warranties.    The representations and warranties of Graystone set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect. Tower shall have received a certificate signed on behalf of Graystone by the Chief Executive Officer and Chief Financial Officer of Graystone to the foregoing effect.

          (c)    Performance of Obligations of Graystone.    Graystone shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Tower shall have received a certificate signed on behalf of Graystone by the Chief Executive Officer and the Chief Financial Officer of Graystone to the foregoing effect.

          (d)    Approvals of Regulatory Authorities.    Procurement by Tower and Graystone of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Tower determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Tower of the transactions contemplated hereby, the business or financial conditions of Tower on a consolidated basis, or the business presently operated by or projected to be operated by Tower, Graystone, Graystone Bank and any other Tower or Graystone Subsidiary. Specifically, no approval shall have limited the ability of Tower to pay its current quarterly cash dividend per share amount as in effect as of the date hereof and the special cash dividends as contemplated under Sections 4.19 and 4.20 of this Agreement.

          (e)    No Injunction.    There shall not be in effect any order, decree or injunction of a court or of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

          (f)    Registration Statement.    The Registration Statement shall be effective under the applicable federal and state securities laws, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement or to prohibit the issuance of Tower Common Stock to Graystone shareholders; and all approvals deemed necessary by Tower's counsel from state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

          (g)    Tax Opinion.    Tower shall have received an opinion of Bybel Rutledge LLP, special counsel to Tower, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of Graystone, Tower and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

          (h)    Director Agreements.    Tower shall have received from the directors of Graystone and the executive officers of Graystone, the Graystone Letter Agreement.

          (i)    Third Party Consents.    Tower and Greencastle shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Graystone or Graystone Bank is a party or by which any of its properties are bound.

          (j)    Authorized Shares.    Tower's shareholders shall have approved and adopted the amended and restated articles of incorporation in the form attached as Exhibit 13 to increase the number of authorized shares of Tower Common Stock to a number necessary to effect the transactions contemplated by this Agreement.

          (k)    Dissenting Shares.    No more than ten (10) percent of the issued and outstanding shares of Tower or Graystone shall be Dissenting Shares.

          (l)    No Material Adverse Change.    No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Graystone or the Graystone Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

          (m)    PDB Non-Objection.    The PDB shall issue the Non-Objection Letter provided by Section 4.25 hereof, in form and content reasonably satisfactory to Tower.

          (n)    Special Dividend.    The Tower Pre-Effective Date Special Dividend contemplated by Section 4.20 shall have been paid to the shareholders of Tower.

          (o)    Executive Employment Agreements and Change of Control Agreement.    All Executive Employment Agreements shall have been executed and delivered to Tower. All Graystone change of control agreements existing as of the date hereof shall have been amended so that the transactions contemplated hereby shall not constitute a change of control.

ARTICLE VI
TERMINATION, WAIVER AND AMENDMENT

        Section 6.01    Termination.    This Agreement may be terminated on or at any time prior to the Closing Date:

        (a)   By the mutual written consent of the parties hereto;

        (b)   By Tower or Graystone:

          (i)    if the Closing Date shall not have occurred on or before June 30, 2009, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

          (ii)   if either party has received a final unappealable administrative order from a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 5.01 or 5.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or

        (c)   at any time on or prior to the Effective Date, by Graystone in writing if Tower has, or by Tower in writing if Graystone has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by Tower would have a Material Adverse Effect on Tower or in the case of a breach by Graystone would have a Material Adverse Effect on Graystone, in any case, if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Date unless on such date such breach no longer causes a Material Adverse Effect;

        (d)   by either the board of directors of Tower or the board of directors of Graystone if their shareholders shall have not approved this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of the party whose shareholders failed to approve this Agreement shall have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of this Agreement and the transactions contemplated thereby; or

        (e)   by either the board of directors of Tower or the board of directors of Graystone, if they conclude in good faith after consultation with its legal and financial advisers, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

        Section 6.02    Effect of Termination.    If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Tower or Graystone to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement, any fraudulent breach of a representation or warranty. Nothing contained in this Section 6.02 shall be deemed to prohibit Tower or Graystone from maintaining an action against a third party for tortious interference or otherwise.

ARTICLE VII
MISCELLANEOUS

        Section 7.01    Expenses.

        (a)   Except as set forth in Section 7.01(b),(c), and(d), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

        (b)   If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the willful or intentional breach of a party hereto, such party shall be liable to the other for out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"); provided, however, that the maximum amount either party shall be liable to the other for expenses pursuant to this Section 7.01(b) shall be $250,000. The payment of Expenses shall not constitute an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto at law.

        (c)   If Graystone fails to complete the Merger after the occurrence of one of the following events, and Tower shall not be in material breach of this Agreement, Graystone shall within one Business Day of the event, pay Tower by wire transfer of immediately available funds a fee of Three Million Dollars ($3,000,000) (the "Graystone Termination Fee"):

          (i)    Graystone terminates this Agreement pursuant to Section 6.01(e) hereof;

          (ii)   a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, enters into an agreement, letter of intent or memorandum of understanding with Graystone or any Graystone Subsidiary which relates to an Acquisition Proposal;

          (iii)  Graystone authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

          (iv)  the Graystone shareholders fail to approve this Agreement at the Graystone meeting of shareholders, or the Graystone meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

            (A)  the Graystone board of directors shall have failed to recommend approval of this Agreement by the shareholders of Graystone, withdrawn or modified its recommendation that Graystone shareholders approve this Agreement or recommended that the shareholders of Graystone approve or accept an Acquisition Proposal with any Person other than Tower or an Affiliate of Tower; or

            (B)  Graystone shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the Graystone meeting of shareholders in accordance with Section 4.10;

          (v)   the Graystone meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least thirty (30) days prior to the Graystone meeting of shareholders and within six (6) months after such event Graystone or any Graystone Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

          (vi)  the Graystone shareholders fail to approve the Agreement at the Graystone Shareholders' Meeting, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Tower or an Affiliate of Tower, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the Graystone meeting of shareholders and within twelve (12) months after such event Graystone or any Graystone Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

        (d)   If Tower fails to complete the Merger after the occurrence of one of the following events, and Graystone shall not be in material breach of this Agreement, Tower shall within one Business Day of the event, pay Graystone by wire transfer of immediately available funds a fee of Three Million Dollars ($3,000,000) (the "Tower Termination Fee"):

          (i)    Tower terminates this Agreement pursuant to Section 6.01(e) hereof;

          (ii)   a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Graystone or an Affiliate of Graystone, enters into an agreement, letter of intent or memorandum of understanding with Tower or any Tower Subsidiary which relates to an Acquisition Proposal;

          (iii)  Tower authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

          (iv)  the Tower shareholders fail to approve this Agreement at the Tower meeting of shareholders, or the Tower meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

            (A)  the Tower board of directors shall have failed to recommend approval of this Agreement by the shareholders of Tower, withdrawn or modified its recommendation that Tower shareholders approve this Agreement, or recommended that the shareholders of Tower approve or accept an Acquisition Proposal with any Person other than Graystone or an Affiliate of Graystone; or

            (B)  Tower shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the Tower meeting of shareholders in accordance with Section 4.10;

          (v)   the Tower meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Graystone or an Affiliate of Graystone, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the Tower meeting of shareholders and within six (6) months after such event Tower or any Tower Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

          (vi)  the Tower shareholders fail to approve the Agreement at the Tower meeting of shareholders, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Graystone or an Affiliate of Graystone, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least thirty (30) days prior to the Tower meeting of shareholders and within twelve (12) months after such event Tower or any Tower Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

        Tower and Graystone agree that the amount of losses that each would incur in such event are not reasonably capable of estimation, that the Tower Termination Fee and the Graystone Termination Fee are a reasonable estimation and liquidation thereof under the circumstances, and that neither party would enter into this Agreement without this provision. In the event a court would otherwise determine that the Tower Termination Fee or the Graystone Termination Fee would be unenforceable in whole or part on the grounds that it is excessive, the amount of the Tower Termination Fee or the Graystone Termination Fee shall be reduced to the maximum amount consistent with enforceability of this Section 7.01 and this 7.01 shall otherwise be reformed and construed so that it shall be enforceable as nearly consistent as possible with its original intent.

        Section 7.02    Non-Survival of Representations and Warranties.    All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Date, including without limitation the covenants set forth in Sections 1.02(c), (d), (g) and (h), 4.05, 4.15, 4.17, 4.21, 4.22, 4.23, and 4.24, hereof, which will survive the Merger, shall terminate on the Closing Date.

        Section 7.03    Amendment, Extension and Waiver.    Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of Graystone or Tower have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Graystone Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Graystone or Tower without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 7.04    Entire Agreement.    This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

        Section 7.05    No Assignment.    Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

        Section 7.06    Notices.    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)	If to Tower, to:
Tower Bancorp, Inc. 40 Center Square Greencastle, PA 17225
Attention: Jeffrey B. Shank, President and Chief Executive Officer Telecopy No.: 717-597-5033
With copy to:
Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, PA 17043
	Attention:	Nicholas Bybel, Jr., Esquire Nicole F. Stezar, Esquire
	Telecopy No.:	717-731-8205
(b)	If to Graystone, to:
Graystone Financial Corp. 112 Market Street Harrisburg, PA 17101
	Attention:	Andrew Samuel, President and Chief Executive Officer Carl Lundblad, Esquire, General Counsel
	Telecopy No.:	717-238-3859
With copy to:
Rhoads & Sinon LLP One Market Square 12th Floor P.O. Box 1146 Harrisburg, PA 17108-1146
	Attention:	Charles J. Ferry, Esquire
	Telecopy No.:	717-231-6669

        Section 7.07    Captions.    The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

        Section 7.08    Counterparts.    This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatures. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

        Section 7.09    Severability.    If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        Section 7.10    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

[remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	TOWER BANCORP, INC.
/s/ JOHN H. MCDOWELL	By	/s/ JEFFREY B. SHANK Jeffrey B. Shank President and Chief Executive Officer
ATTEST:	GRAYSTONE FINANCIAL CORP.
/s/ CARL D. LUNDBLAD	By	/s/ ANDREW S. SAMUEL Andrew S. Samuel President and Chief Executive Officer

 Exhibit 1

FORM OF GRAYSTONE FINANCIAL CORP. LETTER AGREEMENT

                      November     , 2008

Tower Bancorp, Inc.
40 Center Square
Greencastle, PA 17225

Ladies and Gentlemen:

        Tower Bancorp, Inc. ("Tower") and Graystone Financial Corp. ("Graystone") are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of November     , 2008 (the "Agreement").

        Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) Graystone will merge with and into Tower, with Tower surviving the merger (the "Merger"); (b) shareholders of Graystone will receive shares of Tower common stock in exchange for their shares of Graystone common stock owned on the closing date plus cash in lieu of fractional share interests; and (c) holders of Graystone options will receive stock options exercisable for common stock of Tower in exchange for options exercisable for common stock of Graystone outstanding on the closing date.

        I understand that Tower is requiring, as a condition to its execution and delivery to Graystone of the Agreement, that I execute and deliver to Tower this Graystone Letter Agreement.

        Intending to be legally bound hereby, I irrevocably agree and represent as follows:

  1.
  I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Graystone common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons and will use my reasonable efforts to cause any shares of Graystone over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for the approval and adoption of the Agreement and the transactions contemplated thereby.

  2.
  I agree not to offer, sell, transfer or otherwise dispose of any shares of Graystone common stock over which I have or exercise sole voting or dispositive power or any options that I hold to acquire shares of Graystone common stock and I will use my best efforts not to permit the offer, sale, transfer or other disposition of, any shares of Graystone common stock of which I have shared voting power; provided, however, that (i) I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto, and (ii) in the case of exercising any options, as part of a cashless exercise transaction, to the extent permissible under the respective stock options and stock option plans.

  3.
  I agree, if I am an optionholder, to exchange my options to acquire shares of common stock of Graystone for options to acquire such number of shares of common stock of Tower, and at such per share exercise price, as is provided in Section 1.02(g) of the Agreement, and otherwise, except as provided under the terms of the Agreement, on the same terms and conditions as the exchanged Graystone options (unless I shall have exercised any such option prior to the completion of the Merger). I agree that if I exercise my options prior to the

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    completion of the Merger, any shares of Graystone common stock acquired shall be subject to this Graystone Letter Agreement.

  4.
  For three (3) years after the Effective Date (as defined in the Agreement), I agree to vote or cause to be voted for the nominees the board of directors of Tower recommends for election to the board of directors of Tower and in accordance with the Agreement all shares of Tower common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons and will use my reasonable efforts to cause any shares of Tower over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for such nominees.

  5.
  I have sole or shared voting power over the number of shares of Graystone common stock, and hold stock options for the number of shares of Graystone common stock, if any, set forth below my signature line. Tower recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

  6.
  I represent that I have the capacity to enter into this Graystone Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

        For the avoidance of doubt, I acknowledge that any references herein to Graystone common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of Graystone common stock, which occur prior to the completion of the Merger or the termination of this Graystone Letter Agreement, whichever occurs first.

        The agreements contained in this Graystone Letter Agreement shall apply to me solely in my capacity as a shareholder of Graystone, and as an optionholder, if applicable, and no agreement contained in this Graystone Letter Agreement shall apply to me in my capacity as a director, officer or employee of Graystone or in any other fiduciary capacity, other than as a fiduciary or a trust of which I am a beneficiary. In addition, nothing contained in this Graystone Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of Graystone.

        This Graystone Letter Agreement shall be effective upon acceptance by Tower.

        Except for paragraph 4, which shall survive for three (3) years after the Effective Date (as defined in the Agreement), this Graystone Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, (b) June 30, 2009 or (c) any termination of the Agreement in accordance

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with its terms, except that any such termination shall be without prejudice to Tower's rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Witness:	[Name]

Number of shares held:
Sole voting power:

Shared voting power:

Number of shares subject to stock options:

Number of pledged shares:

Accepted:
TOWER BANCORP, INC.
By:	Jeffrey B. Shank President and Chief Executive Officer

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 Exhibit 2

FORM OF TOWER BANCORP, INC. LETTER AGREEMENT

                      November     , 2008

Graystone Financial Corp.
112 Market Street
Harrisburg, PA 17101

Ladies and Gentlemen:

        Tower Bancorp, Inc. ("Tower") and Graystone Financial Corp. ("Graystone") are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of November     , 2008 (the "Agreement").

        Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) Graystone will merge with and into Tower, with Tower surviving the merger (the "Merger"); (b) shareholders of Graystone will receive shares of Tower common stock in exchange for their shares of Graystone common stock owned on the closing date plus cash in lieu of fractional share interests; and (c) holders of Graystone options will receive stock options exercisable for common stock of Tower in exchange for options exercisable for common stock of Graystone outstanding on the closing date.

        I understand that Graystone is requiring, as a condition to its execution and delivery to Tower of the Agreement, that I execute and deliver to Graystone this Tower Letter Agreement.

        Intending to be legally bound hereby, I irrevocably agree and represent as follows:

  1.
  I agree to vote or cause to be voted for approval and adoption of the Agreement and the transactions contemplated thereby all shares of Tower common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons and will use my reasonable efforts to cause any shares of Tower over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for the approval and adoption of the Agreement and the transactions contemplated thereby.

  2.
  I agree not to offer, sell, transfer or otherwise dispose of any shares of Tower common stock over which I have or exercise sole or shared voting or dispositive power or any options that I hold to acquire shares of Tower common stock and I will use my best efforts not to permit the offer, sale, transfer, or other disposition of, any shares of Tower common stock of which I have shared voting power; provided, however, that (i) I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto, and (ii) in the case of exercising any options, as part of a cashless exercise transaction, to the extent permissible under the respective stock options and stock option plans.

  3.
  I agree that if I exercise my options prior to the completion of the Merger, any shares of Tower common stock acquired shall be subject to this Tower Letter Agreement.

  4.
  For three (3) years after the Effective Date (as defined in the Agreement), I agree to vote or cause to be voted for the nominees the board of directors of Tower recommends for election to the board of directors of Tower and in accordance with the Agreement all shares of Tower common stock that I own or control at such time over which I have or exercise sole or shared

A-2-1

    voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons and will use my reasonable efforts to cause any shares of Tower over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for such nominees.

  5.
  I have sole or shared voting power over the number of shares of Tower common stock, and hold stock options for the number of shares of Tower common stock, if any, set forth below my signature line. Graystone recognizes that, with respect to any such shares which have been pledged to a third party (as specifically identified below), I will not be able to control the voting or disposition of such shares in the event of a default.

  6.
  I represent that I have the capacity to enter into this Tower Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles.

        For the avoidance of doubt, I acknowledge that any references herein to Tower common stock held by me include common stock issued or issuable upon the exercise of any or all of my options to acquire shares of Tower common stock, which occur prior to the completion of the Merger or the termination of this Tower Letter Agreement, whichever occurs first.

        The agreements contained in this Tower Letter Agreement shall apply to me solely in my capacity as a shareholder of Tower, and as an optionholder, if applicable, and no agreement contained in this Tower Letter Agreement shall apply to me in my capacity as a director, officer or employee of Tower or in any other fiduciary capacity, other than as a fiduciary or a trust of which I am a beneficiary. In addition, nothing contained in this Tower Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of Tower.

        This Tower Letter Agreement shall be effective upon acceptance by Graystone.

        Except for paragraph 4, which shall survive for three (3) years after the Effective Date (as defined in the Agreement), this Tower Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, (b) June 30, 2009 or (c) any termination of the Agreement in accordance

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with its terms, except that any such termination shall be without prejudice to Graystone's rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Witness:	[Name]

Number of shares held:
Sole voting power:

Shared voting power:

Number of shares subject to stock options:

Number of pledged shares:

Accepted:
GRAYSTONE FINANCIAL CORP.
By:	Andrew S. Samuel President and Chief Executive Officer

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 Exhibit 3

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this             day of                                    , 2008, by and among JEFFREY B. SHANK ("Executive") and GRAYSTONE BANK, a Pennsylvania banking institution having its principal office in Lancaster, Pennsylvania ("Graystone Bank"), and TOWER BANCORP, INC., a Pennsylvania corporation having its principal office in Greencastle, Pennsylvania ("Tower").

WITNESSETH THAT:

        WHEREAS, Graystone Bank is a wholly-owned subsidiary of Graystone Financial Corp. ("Graystone Financial");

        WHEREAS, the Executive, Tower and The First National Bank of Greencastle ("Greencastle"), a wholly-owned subsidiary of Tower, are parties to that certain Change of Control Agreement dated as of September 25, 2002 (the "2002 Change of Control Agreement") pursuant to which the Executive is entitled to certain benefits and compensation following a change of control of Greencastle or Tower;

        WHEREAS, Graystone Financial and Tower are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which Graystone Financial will merge with and into Tower, with Tower as the surviving corporation (the "Merger");

        WHEREAS, upon the completion of the Merger, Greencastle will merge with and into Graystone Bank and Graystone Bank will become a wholly-owned subsidiary of Tower;

        WHEREAS, the Merger will constitute a change of control of Tower and Greencastle under the 2002 Change of Control Agreement;

        WHEREAS, the Executive, Graystone Bank and Tower desire to terminate the 2002 Change of Control Agreement upon the effective date of the Merger and employ the Executive as the President and CEO of the Tower Bank Division and as Executive Vice President of Tower following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement; and

        WHEREAS, this Agreement is intended to supersede and replace in its entirety the 2002 Change of Control Agreement upon the effective date of the Merger.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

        1.    Employment Responsibilities and Duties.

        (a)   Tower and Graystone Bank hereby agree to employ Executive and Executive hereby agrees to serve as President and CEO of the Tower Bank Division and as Executive Vice President of Tower.

        (b)   Graystone Bank hereby agrees to cause Executive to be elected to the board of directors of Graystone Bank throughout the Employment Period (as hereinafter defined).

        (c)   Tower hereby agrees to cause Executive to be nominated for election to the Board of Directors of Tower, subject to election by the shareholders, throughout the Employment Period.

        (d)   Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder and to the retention of the customer relationships to which Greencastle has been a party prior to the date of this Agreement and the expansion of the customer relationships of the Tower Bank Division subsequent to the date of this Agreement. During the

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Employment Period, Executive shall not, without the prior written consent of the Board of Directors of Tower, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than Graystone Bank or its affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance by Executive of his duties or violate the provisions of Section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior written permission of the Board of Directors of Tower, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this Section 1.

        2.    Term of Employment.

          (a)    Employment Period.    The term of Executive's employment under this Agreement shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the "Commencement Date"), and continuing for a three (3) year period (the "Employment Period") beginning on the Commencement Date, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later; provided however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the Commencement Date (the "Renewal Date") for a period ending three (3) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date",) for a period ending three (3) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

          (b)    Termination for Cause.    Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement may be terminated by Tower or Graystone Bank for Cause (as defined herein) upon written notice form the Board of Directors of Tower to Executive. As used in this Agreement, "Cause" shall mean any of the following:

            (i)    Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

            (ii)   Executive's willful continuing failure to follow the lawful instructions of the Board of Directors of Tower or Graystone Bank (which instructions must be consistent with the terms of this Agreement), after the Executive's receipt of written notice of such instructions, other than a failure resulting from Executive's incapacity because of physical or mental illness; or

            (iii)  A government regulatory agency recommends or orders in writing that Tower or Graystone Bank terminate the employment of Executive with Tower or Graystone Bank or relieve him of his duties as such relate to Tower or Graystone Bank.

    If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except that:

            (i)    Graystone Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through the date of termination; and

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            (ii)   Graystone Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of Tower and Graystone Bank then in effect.

          (c)    Termination for Good Reason.    Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement shall terminate automatically upon Executive's termination of employment for Good Reason. The term "Good Reason" shall mean (i) Executive's resignation at any time during the one (1) year period commencing on the Commencement Date for any reason whatsoever, or (ii) a reduction in salary or material reduction in benefits, including any incentive compensation plan, except in cases of a national financial depression or emergency when such reduction has been implemented generally by the Board of Directors of Tower for Tower's senior management, (iii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from Tower's principal executive office on the date of this Agreement, (iv) any other material breach or default by Tower or Graystone Bank under any term or provision of this Agreement, including any reduction, in any material respect and without Executive's consent, of the authority, duties or other terms and conditions of Executive's employment hereunder, (v) any failure of Executive to be elected to the Board of Directors of either Tower or Graystone Bank, or (vi) any delivery by Tower or Graystone Bank to the Executive of a written notice of non-renewal pursuant to Section 2(a) above, in all cases after notice from the Executive to Tower at any time within one (1) year from the Commencement Date as to Section 2(c)(i) above or within thirty (30) days after the initial existence of any such condition set forth in Section 2(c)(ii)-(vi) above.

          (d)    Death.    Notwithstanding the provisions of Section 2(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination, except that (i) Graystone Bank shall pay to Executive's spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and (ii) Graystone Bank shall provide to Executive's dependents any benefits due under Graystone Bank's employee benefit plans.

          (e)    Disability.    Executive, Tower and Graystone Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then Graystone Bank's obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

        Executive, Tower and Graystone Bank agree that if, in the judgment of Tower's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, Tower and Graystone Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under Graystone Bank's benefit plans.

          (f)    Resignation from Board of Directors.    In the event Executive's employment under this Agreement is terminated for any reason, Executive's service as a Director of Tower, Graystone Bank, and any affiliate or subsidiary thereof shall immediately terminate. This Section 2(f) shall constitute a resignation notice for such purposes.

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        3.    Employment Period Compensation, Benefits and Expenses.

          (a)    Annual Base Salary.    For services performed by Executive under this Agreement, Graystone Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of One Hundred Eighty Six Thousand dollars ($186,000) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of Graystone Bank. The Annual Base Salary shall be reviewed annually by the Board of Directors of Graystone Bank and the Board may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 3(a) to reflect the increased amounts, effective as of the date established for such increases by the Board. In reviewing adjustments to Annual Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of Tower and the Tower Bank Division under the Executive's leadership.

          (b)    Bonus.    The Board of Directors of Graystone Bank may provide for the payment of an annual bonus to the Executive as it deems appropriate to provide incentive to the Executive and to reward the Executive for his performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board of Directors. The payment of any such bonuses will not reduce or otherwise affect any other obligation of Graystone Bank to the Executive provided for in this Agreement.

          (c)    Vacation, Holidays, etc.    During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of Graystone Bank. However, Executive shall not be entitled to receive any additional compensation from Graystone Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Graystone Bank. The Executive shall also be entitled to all paid holidays, sick days and personal days provided by Graystone Bank to its regular full-time employees and senior executive officers.

          (d)    Automobile.    During the term of this Agreement, Graystone Bank shall provide the Executive with exclusive use of an automobile mutually agreed upon by Executive and the Bank. Graystone Bank shall be responsible and shall pay for all costs associated with the operation and maintenance of such automobile, including, without limitation, insurance coverage, repairs, maintenance and other operating and incidental expenses, including registration, fuel or oil.

          (e)    Country Club Membership Fees.    Graystone Bank shall pay for Executive's membership dues, capital fund assessments and similar items necessary or appropriate to maintain a membership at a country club within Graystone Bank's market area as mutually agreed upon by Graystone Bank and Executive.

          (f)    Stock Based Incentives.    During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by Tower's Board of Directors under the Tower's stock based incentive plans and as are consistent with the Executive's responsibilities and performance.

          (g)    Employee Benefit Plans.    During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Graystone Bank, subject to the terms of said plan, until such time that the Board of Directors authorizes a change in such benefits.

          (h)    Business Expenses.    During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of or Graystone Bank for its executive officers.

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        4.    Payments upon Termination of Employment within One (1) Year following the Commencement Date.

        (a)   If Tower or Graystone Bank shall for any reason terminate Executive's employment within one (1) year following the Commencement Date, other than for "Cause" pursuant to paragraph 2(b) hereof; or if Executive should terminate his employment for "Good Reason" as defined in Section 2(c) hereof within one (1) year following the Commencement Date, then, in such event, the Executive shall receive, within twenty (20) days following termination, a lump sum payment equal to 2.99 times his "Annual Base Salary" as defined in Section 3(a), plus the mean average of the annual total bonuses paid to the Executive during the three (3) calendar years immediately preceding the Commencement Date.

        (b)   In addition, for a period of thirty-six (36) months from the date of termination of employment, Executive shall be permitted to continue in and Tower and Graystone Bank shall maintain the same level of contribution for Executive's participation in Tower's and/or Graystone Bank's life, disability, supplemental retirement, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment. If participation in these benefits is prevented by law or the terms of a plan, Tower and/or Graystone Bank shall provide a substantially equivalent substitute. Further, unless precluded by the terms of the insurance contract, Tower and/or Graystone Bank shall provide for the transfer to Executive, at the minimum legally permissible cost, the policies for insurance benefits including, but not necessarily limited to, life, disability and health insurance programs.

        (c)   Notwithstanding any other provisions of this Agreement, neither Tower nor Graystone Bank shall be required to pay any benefits pursuant to this Section 4 which would be deemed an "Excess Parachute Payment", and thus non-deductible to Graystone Bank and/or Tower, under the Internal Revenue Code. Provided, however, it is the express intent of this Section 4 to provide to Executive the maximum amount to which he would be entitled under the Internal Revenue Code, which amount will result in no portion of such payment being deemed an "Excess Parachute Payment".

        5.    Termination of Employment Following Change of Control of Tower or Graystone Bank.

        (a)   If a Change of Control of Tower or Graystone Bank (as defined in Section 5(b) of this Agreement) shall occur at any time during the term of this Agreement and if Tower or Graystone Bank shall for any reason terminate Executive's employment, other than for "Cause", within one (1) year following the Change of Control or if Executive terminates his employment for "Good Reason" as defined in Section 2(c) by delivering a notice in writing (the "Notice of Termination") to Tower within thirty (30) days following the Change of Control, which termination shall be effective immediately upon delivery of such Notice of Termination, then Executive shall be entitled to the payments and benefits set forth in Section 6 below.

        (b)   As used in this Agreement, "Change of Control" of Tower or Graystone Bank shall mean a change in the ownership or effective control of Tower or Graystone Bank as described in Section 409A(a)(2)(A)(v) and (vi) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        Notwithstanding the foregoing, neither the Merger of Graystone Financial with and into Tower or the merger of Greencastle into Graystone Bank in accordance with the Merger Agreement shall constitute a Change of Control of Tower or Graystone Bank for purposes of this Agreement.

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        6.    Rights in Event of Change in Control of Tower or Graystone Bank.

        (a)   In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to Tower, Executive shall be entitled to receive the compensation and benefits set forth below:

          (i)    Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in Section 3(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair market value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments").

          (ii)   In addition, for a period of twenty-four (24) months from the date of termination of employment, Executive shall be permitted to continue participation in and Tower shall maintain the same level of contribution for Executive's participation in Tower's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Tower is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

        (b)   Should the total of all amounts or benefits payable under this Section 6, together with any other payments which Executive has a right to receive under this Section 6 from Tower, the Bank, any affiliates or subsidiaries of Tower or Graystone Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. Tower or Graystone Bank (or their successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by Tower's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax" adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Tower's independent accountants; provided however, that any payments to be made under this Section 6(b) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Internal Revenue Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

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        7.    Rights in Event of Termination of Employment Absent Change in Control of Tower or Graystone Bank.

        (a)   If Executive's employment is involuntarily terminated by Tower or Graystone Bank without Cause or is terminated by Executive for Good Reason pursuant to Section 2(c) more than one (1) year following the Commencement Date and a Change in Control of Tower or Graystone Bank has not occurred, then Tower shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in Section 3(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments"). The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, Executive shall be permitted to continue participation in, and Tower shall maintain the same level of contribution for, Executive's participation in Tower's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Tower cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost of Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement.

        (b)   In the event that amounts or benefits payable under this Section 7, together with any other payments which Executive has a right to receive under this Section 7 from Tower, Graystone Bank, any affiliates or subsidiaries of Tower or Graystone Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Section 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. Tower or Graystone Bank (or their successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by Tower's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax due prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax" adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amount to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Tower's independent accountants; provided however, that any payments to be made under this Section 7(b) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period

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of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        8.    Covenant Not to Compete.

        (a)   Executive hereby acknowledges and recognizes the highly competitive nature of the business of Tower and Graystone Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

          (i)    enter into or be engaged (other than by Tower, Graystone Bank or any of their subsidiaries), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Tower, Graystone Bank or any of their subsidiaries are engaged during the term of Executive's employment, in any county in which, at the date of termination of the Executive's employment, a branch location, office, loan production office, or trust or asset and wealth management office of Tower, Graystone Bank or any of their subsidiaries are located;

          (ii)   solicit, directly or indirectly, current or former customers of Tower, Graystone Bank or any of their subsidiaries to divert their business from Tower, Graystone Bank or any of their subsidiaries; or

          (iii)  solicit, directly or indirectly, any person who is employed by Tower, Graystone Bank or any of their subsidiaries to leave the employ of Tower, Graystone Bank or any of their subsidiaries.

        (b)   It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for Tower, Graystone Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

        (c)   The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive's employment. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 8 and the Bank must seek enforcement of the provisions of Section 8 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

        (d)   Executive hereby agrees that the provisions of this Section 8 are fully assignable by Tower and Graystone Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 8 will not be affected buy the circumstances surrounding his termination of employment.

        (e)   The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to Tower and Graystone Bank for which it shall have no meaningful remedy at law, and Tower and Graystone Bank shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, Tower and Graystone Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive's employer of attorney's fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, Tower and Graystone Bank shall be entitled to pursue reimbursement from the

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Executive and/or the Executive's employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from Tower and Graystone Bank by Executive. Further, Tower and Graystone Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to the Executive hereunder.

        9.    Notice.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Jeffrey B. Shank 856 McDowell Road Greencastle, PA 17225
If to the Bank:	Tower Bank Division Center Square, P.O. Box 8 Greencastle, PA 17225-0008
If to the Corporation:	Tower Bancorp, Inc. 112 Market Street Harrisburg, PA 17101

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        10.    Successors and Parties in Interest.

        (a)   This Agreement shall be binding upon and shall inure to the benefit of Graystone Bank and Tower and their successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Graystone Bank or Tower. Without limitation of the foregoing, Graystone Bank and Tower shall require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Graystone Bank and Tower. Failure to obtain such assumption and agreement shall serve as Good Reason for termination under Section 2(c).

        (b)   This Agreement is binding upon and shall insure to the benefit of Executive, his heirs and personal representatives.

        11.    Mitigation and Setoff.

        (a)   Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 4, 6 or 7 above by seeking employment or otherwise, and Graystone Bank and Tower shall not be entitled to setoff against the amount of any payment or benefit provided for in Sections 4, 6 or 7 above by any amounts earned by Executive in other employment.

        (b)   Graystone Bank and Tower hereby waive any and all rights to setoff in respect to any claim, debt, obligation or other liability of any kind whatsoever, against any payment or benefit provided for in Sections 4, 6 or 7 above.

        12.    Severability.    If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

        13.    Amendment.    This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.

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        14.    Attorney's Fees and Costs.    If any action at law or in equity is necessary to enforce the Executive's rights hereunder following a Change of Control of Tower and/or Graystone Bank, the Executive shall be entitled to recover all such attorney's fees, costs and disbursements reasonably incurred by him in connection with any such suit brought by him.

        15.    Payment of Money Due Deceased Executive.    In the event of Executive's death, any monies or benefits that may be due him from the Corporation or Bank under this Agreement as of the date of death or thereafter shall be paid to the person designated by him in writing for this purpose, or, in the absence of any such designation, to his estate.

        16.    Limitation of Damages for Breach of Agreement.    In the event of a breach of this Agreement by either Tower, Graystone Bank or Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages.

        17.    Law Governing.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. In the event that any party shall institute any suit or other legal proceeding, whether at law or in equity, arising from or relating to this Agreement, the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction.

        18.    Entire Agreement.    This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to employment of Executive and/or payments after a Change of Control, including but not limited to the 2002 Change of Control Agreement, by and among Executive, Tower and The First National Bank of Greencastle, and this Agreement contains all of the covenants and agreements between the parties with respect to same, except that certain Supplemental Executive Retirement Plan Agreement dated September 25, 2002, the Supplemental Insurance Plan of The First National Bank of Greencastle, as amended November 19, 1997, the Executive Bonus Agreement dated April 1, 1999, as amended, and the Group Term Replacement Plan B dated April 1, 1999, each of which shall not be amended, terminated or otherwise affected by the terms and conditions of this Agreement and shall remain in full force and effect in accordance with the express terms and conditions of each.

        19.    Rights under Other Plans.    This Agreement is not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled at the time of his discharge or resignation under any employee benefit plan of Tower or Graystone Bank then in effect. Tower and Graystone each acknowledge that as a result of the Merger, certain rights of Executive under that certain Supplemental Executive Retirement Plan Agreement dated September 25, 2002, and the Supplemental Insurance Plan of The First National Bank of Greencastle, as amended November 19, 1997, will automatically vest on the Effective Date of the Merger, provided Executive continues to be employed on such date, irrespective of whether Executive's employment is terminated thereafter.

        20.    Independent Representation.    The provisions of this Agreement and their legal effect have been fully explained to the parties by their respective, independent counsel. Each party acknowledges that he/it has received independent legal advice and that each fully understands the facts and has been fully informed as to his/its legal rights and obligations. Each party accepts this Agreement as fair and equitable, and that it is being entered into freely and voluntarily, after having received such advice and with such knowledge.

        21.    Unauthorized Disclosure.    During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of Tower and Graystone Bank or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of Tower and Graystone Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the executive of his duties as an executive of Tower and Graystone Bank, any material confidential information obtained by him while in the employ Tower and Graystone Bank with respect to any of

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Tower and Graystone Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Tower and Graystone Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Tower and Graystone Bank or any information that much be disclosed as required by law.

        22.    Indemnification; Liability Insurance.    Tower and Graystone Bank shall indemnify the Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of Tower and Graystone Bank or is or was serving at the written request of Tower as a director, officer, employee or agent of another person or entity. The Executive's right to indemnification provided herein is not exclusive of any rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

        23.    Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Tower. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        24.    Assignment.    This Agreement shall not be assignable by any party, except by Graystone Bank and Tower to any successor in interest to its business.

        25.    Arbitration.    Tower, Graystone Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Harrisburg, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules'). Tower, Graystone Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. Tower, Graystone Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, Tower, Graystone Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

        26.    Headings.    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        27.    409A Safe Harbor.    The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder ("Section 409A") or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to

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Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall Tower or Graystone Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. Tower, Graystone Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amount due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

        28.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under paragraphs 4, 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

        For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	TOWER BANCORP, INC.
By:

Secretary
ATTEST:	GRAYSTONE BANK
By:

WITNESS:	EXECUTIVE

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 Exhibit 4

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of this 12th day of November, 2008, between MARK MERRILL, an adult individual ("Executive"), GRAYSTONE FINANCIAL CORP., a Pennsylvania corporation ("Graystone Financial"), GRAYSTONE BANK, a Pennsylvania banking institution ("Bank"), and TOWER BANCORP, INC., a Pennsylvania corporation (the "Corporation").

WITNESSETH:

        WHEREAS, Bank is presently a wholly-owned subsidiary of Graystone Financial;

        WHEREAS, the Executive, Graystone Financial and the Bank, are parties to that certain Change in Control Agreement dated as of September 18, 2007 (the "2007 Change in Control Agreement") pursuant to which the Executive is entitled to certain benefits and compensation following a change of control of the Bank or Graystone Financial;

        WHEREAS, Graystone Financial and the Corporation are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which Graystone Financial will merge with and into the Corporation, with the Corporation as the surviving corporation (the "Merger");

        WHEREAS, upon the completion of the Merger, The First National Bank of Greencastle ("Greencastle") will merge with and into the Bank with the Bank as the surviving banking institution and a wholly-owned subsidiary of the Corporation;

        WHEREAS, the Merger will constitute a change of control of Graystone Financial and the Bank under the 2007 Change in Control Agreement;

        WHEREAS, the Executive, the Bank, and Graystone Financial desire to terminate the 2007 Change in Control Agreement upon the effective date of the Merger and the Bank and the Corporation desire to employ the Executive as Executive Vice President and Chief Financial Officer of the Corporation and the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement; and

        WHEREAS, this Agreement is intended to supersede and replace in its entirety the 2007 Change in Control Agreement upon the effective date of the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

        1.    Employment.    The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with Corporation and the Bank, on the terms and conditions set forth in this Agreement.

        2.    Duties of Employee.    Executive shall serve as an Executive Vice President and Chief Financial Officer of the Corporation and the Bank, reporting to the Chief Executive Officer of the Corporation and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer and/or the Board of Directors of the Corporation and the Bank, provided such powers and duties are consistent with the Executive's position. Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or

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corporation, or (c) being involved in any other activity with the prior approval of the Chief Executive Officer. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

        3.    Term of Agreement.

          (a)    Employment Period.    The term of Executive's employment under this Agreement shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the "Commencement Date"), and continuing for a two (2) year period (the "Employment Period") beginning on the Commencement Date, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later; provided however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the Commencement Date (the "Renewal Date") for a period ending two (2) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date") for a period ending two (2) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

          (b)    Termination for Cause.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein) upon written notice from the Board of Directors of the Corporation to Executive. As used in this Agreement, "Cause" shall mean any of the following:

              (i)  Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

             (ii)  Executive's willful continuing failure to follow the lawful instructions of the Chief Executive Officer or the Board of Directors of the Corporation or the Bank (which instructions must be consistent with the terms of this Agreement), after the Executive's receipt of written notice of such instructions, other than a failure resulting from Executive's incapacity because of physical or mental illness;

            (iii)  A government regulatory agency recommends or orders in writing that the Corporation or the Bank terminate the employment of the Executive with the Corporation or the Bank or relieve him of his duties as such relate to the Corporation or the Bank; or

            (iv)  Executive's violation of the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9.

  If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except that:

              (i)  the Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through the date of termination; and

             (ii)  the Bank shall provide to Employee such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect.

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          (c)    Termination for Good Reason.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's termination of employment for Good Reason. The term "Good Reason" shall mean (i) a reduction in salary or material reduction in benefits, including any incentive compensation plan, except in cases of a national financial depression or emergency when such reduction has been implemented generally by the Board of Directors for the Corporation's senior management, (ii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from the Corporation's principal executive office and from the office at which the Employee spends the majority of his time, in either case on the date of this Agreement, (iii) any other material breach or default by the Corporation or the Bank under any term or provision of this Agreement, including any reduction, in any material respect and without Executive's consent, of the authority, duties or other terms and conditions of Executive's employment hereunder, or (iv) any delivery by the Corporation or the Bank to the Executive of a written notice of non-renewal pursuant to Section 3(a) above, in all cases after notice from the Executive to the Corporation within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation and the Bank to cure such situation within thirty (30) days after said notice. If such termination occurs for Good Reason, then Bank shall pay Executive such benefits as are set forth in Section 7 of this Agreement.

          (d)    Death.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive's spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and the balance of the payments (if any) owing pursuant to Section 15(b) below, and (ii) the Bank shall provide to Executive's dependents any benefits due under the Bank's employee benefit plans.

          (e)    Disability.    Executive, the Corporation and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then the Bank's obligation to pay Executive his base salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

          Executive, the Corporation and the Bank agree that if, in the judgment of the Corporation's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank's benefit plans.

        4.    Employment Period Compensation, Benefits and Expenses.

          (a)    Annual Base Salary.    For services performed by Executive under this Agreement, Bank shall pay Executive an Annual Base Salary during the Employment Period at a rate equal to the greater of One Hundred Forty-three Seven Hundred Fifty Dollars ($143,750) and the Executive's annual base salary in effect on the Commencement Date, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Annual Base Salary shall be reviewed annually by the Board of Directors and the Board may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts,

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  effective as of the date established for such increases by the Board. In reviewing adjustments to Annual Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Corporation and the Bank.

          (b)    Bonus.    The Board of Directors of the Corporation and the Bank may provide for the payment of an annual bonus to the Executive as it deems appropriate to provide incentive to the Executive and to reward the Executive for his performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board of Directors. The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

          (c)    Vacations, Holidays, etc.    During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank. However, Executive shall not be entitled to receive any additional compensation from Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Bank. The Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

          (d)    Stock Based Incentives.    During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Corporation's Board of Directors under the Corporation's stock based incentive plans and as are consistent with the Executive's responsibilities and performance.

          (e)    Employee Benefit Plans.    During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors authorizes a change in such benefits.

          (f)    Business Expenses.    During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Corporation or the Bank for its executive officers.

        5.    Termination of Employment Following Change in Control.

          (a)    If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur at any time during the term of this Agreement, Executive may terminate his employment for any reason or no reason by delivering a notice in writing (the "Notice of Termination") to the Corporation within thirty (30) days of the Change in Control which termination shall be effective immediately upon delivery of such Notice of Termination.

          (b)    As used in this Agreement, "Change in Control" shall mean a change in the ownership or effective control of the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        6.    Rights in Event of Change in Control.

          (a)    In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to the Corporation, Executive shall be entitled to receive the compensation and benefits set forth below:

              (i)  Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus

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    and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments"). The amount shall be subject to federal, state, and local tax withholdings. Notwithstanding the foregoing, the value of any restricted stock awarded to Executive under the Bank's 2006 Restricted Stock Plan shall not be included under §6(a)(i)(3) above for purposes of calculating the compensation payable to Executive.

             (ii)  In addition, for a period of twenty-four (24) months from the date of termination of employment, Executive shall be permitted to continue participation in and the Bank shall maintain the same level of contribution for Executive's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Bank is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

          (b)    Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          (c)    Should the total of all amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. The Corporation or the Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Corporation's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax" adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation's independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to

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  pay interest thereon at the applicable federal rate (as determined under Internal Revenue Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        7.    Rights in Event of Termination of Employment Absent Change in Control.

          (a)    If Executive's employment is involuntarily terminated by the Corporation or the Bank without Cause or is terminated by Executive for Good Reason pursuant to Section 3(c), then Bank shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments"). The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Executive's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost of Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. Notwithstanding the foregoing, the value of any restricted stock awarded to Executive under the Bank's 2006 Restricted Stock Plan shall not be included under §7(a)(3) above for purposes of calculating the compensation payable to Executive.

          (b)    Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          (c)    In the event that amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. The Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments end benefits and the excise tax by the Bank's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax due prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax" adjustment payment previously made to Executive was insufficient to cover the effect of the excise

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  tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation's independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        8.    Covenant Not to Compete.

          (a)    Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

              (i)  enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, (2) starting a new bank or (3) any other activity in which the Corporation, Bank or any of its subsidiaries are engaged during the Employment Period, in any case within a fifty (50) mile radius of the legal or principal executive office of the Corporation or the Bank and the office at which the Executive spent the majority of his time (the "Non-Competition Area"); or

             (ii)  solicit, directly or indirectly, current or former customers of the Corporation or the Bank or any of their respective subsidiaries to divert their business from the Corporation, the Bank or any of their respective subsidiaries; or

            (iii)  solicit, directly or indirectly, any person who is employed by the Corporation or the Bank or any of their respective subsidiaries to leave the employ of the Corporation or the Bank.

  Provided, however, that nothing in this subsection (a) shall be deemed to prohibit Executive from engaging in the private practice of accounting, including, without limitation, the provision of accounting services to banks and bank holding companies as an external accountant.

          (b)    It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank and its subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

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          (c)    The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive's employment. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 8 and the Bank must seek enforcement of the provisions of Section 8 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

          (d)    Executive hereby agrees that the provisions of this Section 8 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 8 will not be affected by the circumstances surrounding his termination of employment.

          (e)    The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive's employer of attorney's fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive's employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Corporation and the Bank by Executive. Further, the Corporation and the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to the Executive hereunder.

        9.    Unauthorized Disclosure.    During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation and the Bank or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the executive of his duties as an executive of the Corporation and the Bank, any material confidential information obtained by him while in the employ of the Corporation and the Bank with respect to any of the Corporation and the Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not other considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

        10.    Indemnification; Liability Insurance.    The Corporation and the Bank shall indemnify the Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. The Executive's right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

        11.    Notices.    Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by

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registered or certified mail, postage prepaid with return receipt requested, to Executive's address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

        12.    Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        13.    Assignment.    This Agreement shall not be assignable by any party, except by Bank and the Corporation to any successor in interest to its business.

        14.    Entire Agreement.    This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, without limitation, the Original Agreement.

        15.    Successors; Binding Agreement.

          (a)    The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" and "Bank" shall mean the Corporation and the Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b)    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die after a notice of termination pursuant to Section 3(c) or 5(a) is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

        16.    Arbitration.    The Corporation, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the covenant not to compete provisions in Section 8, which the Corporation and/or the Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Harrisburg, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Corporation, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation, the Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a

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request for arbitration, the Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

        17.    Legal Expenses.    Bank will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith and is successful on the merits.

        18.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        19.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

        20.    Headings.    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        21.    409A Safe Harbor.    The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder ("Section 409A") or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or the Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. The Corporation, the Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

        22.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A of the Code and the regulations promulgated thereunder, shall not begin earlier than the first day of the seventh month after the date of termination.

        For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	GRAYSTONE FINANCIAL CORP.
By:
Secretary		Andrew Samuel, President & CEO

ATTEST:	GRAYSTONE BANK
By:
Secretary		Andrew Samuel, President & CEO

ATTEST:	TOWER BANCORP, INC.
By:
Secretary		Jeffrey Shank, President & CEO

WITNESS:	EXECUTIVE

Mark Merrill

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 Exhibit 5

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of this 12th day of November, 2008, between JANE TOMPKINS, an adult individual ("Executive"), GRAYSTONE FINANCIAL CORP., a Pennsylvania corporation ("Graystone Financial"), GRAYSTONE BANK, a Pennsylvania banking institution ("Bank"), and TOWER BANCORP, INC., a Pennsylvania corporation (the "Corporation").

WITNESSETH:

        WHEREAS, Bank is presently a wholly-owned subsidiary of Graystone Financial;

        WHEREAS, the Executive, Graystone Financial and the Bank, are parties to that certain Change in Control Agreement dated as of November 13, 2007 (the "2007 Change in Control Agreement") pursuant to which the Executive is entitled to certain benefits and compensation following a change of control of the Bank or Graystone Financial;

        WHEREAS, Graystone Financial and the Corporation are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which Graystone Financial will merge with and into the Corporation, with the Corporation as the surviving corporation (the "Merger");

        WHEREAS, upon the completion of the Merger, The First National Bank of Greencastle ("Greencastle") will merge with and into the Bank with the Bank as the surviving banking institution and a wholly-owned subsidiary of the Corporation;

        WHEREAS, the Merger will constitute a change of control of Graystone Financial and the Bank under the 2007 Change in Control Agreement;

        WHEREAS, the Executive, the Bank, and Graystone Financial desire to terminate the 2007 Change in Control Agreement upon the effective date of the Merger and the Bank and the Corporation desire to employ the Executive as Executive Vice President and Chief Credit Officer of the Corporation and the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement; and

        WHEREAS, this Agreement is intended to supersede and replace in its entirety the 2007 Change in Control Agreement upon the effective date of the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

        1.    Employment.    The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with Corporation and the Bank, on the terms and conditions set forth in this Agreement.

        2.    Duties of Employee.    Executive shall serve as an Executive Vice President and Chief Credit Officer of the Corporation and the Bank, reporting to the Chief Executive Officer of the Corporation and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer and/or the Board of Directors of the Corporation and the Bank, provided such powers and duties are consistent with the Executive's position. Executive shall devote her full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or

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corporation, or (c) being involved in any other activity with the prior approval of the Chief Executive Officer. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

        3.    Term of Agreement.

          (a)    Employment Period.    The term of Executive's employment under this Agreement shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the "Commencement Date"), and continuing for a two (2) year period (the "Employment Period") beginning on the Commencement Date, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later; provided however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the Commencement Date (the "Renewal Date") for a period ending two (2) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date") for a period ending two (2) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

          (b)    Termination for Cause.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein) upon written notice from the Board of Directors of the Corporation to Executive. As used in this Agreement, "Cause" shall mean any of the following:

              (i)  Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

             (ii)  Executive's willful continuing failure to follow the lawful instructions of the Chief Executive Officer or the Board of Directors of the Corporation or the Bank (which instructions must be consistent with the terms of this Agreement), after the Executive's receipt of written notice of such instructions, other than a failure resulting from Executive's incapacity because of physical or mental illness;

            (iii)  A government regulatory agency recommends or orders in writing that the Corporation or the Bank terminate the employment of the Executive with the Corporation or the Bank or relieve her of her duties as such relate to the Corporation or the Bank; or

            (iv)  Executive's violation of the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9.

  If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except that:

              (i)  the Bank shall pay to Executive the unpaid portion, if any, of her Annual Base Salary through the date of termination; and

             (ii)  the Bank shall provide to Employee such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect.

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          (c)    Termination for Good Reason.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's termination of employment for Good Reason. The term "Good Reason" shall mean (i) a reduction in salary or material reduction in benefits, including any incentive compensation plan, except in cases of a national financial depression or emergency when such reduction has been implemented generally by the Board of Directors for the Corporation's senior management, (ii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from the Corporation's principal executive office and from the office at which the Employee spends the majority of her time, in either case on the date of this Agreement, (iii) any other material breach or default by the Corporation or the Bank under any term or provision of this Agreement, including any reduction, in any material respect and without Executive's consent, of the authority, duties or other terms and conditions of Executive's employment hereunder, or (iv) any delivery by the Corporation or the Bank to the Executive of a written notice of non-renewal pursuant to Section 3(a) above, in all cases after notice from the Executive to the Corporation within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation and the Bank to cure such situation within thirty (30) days after said notice. If such termination occurs for Good Reason, then Bank shall pay Executive such benefits as are set forth in Section 7 of this Agreement.

          (d)    Death.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive's spouse, personal representative, or estate the unpaid portion, if any, of her Annual Base Salary through date of death and the balance of the payments (if any) owing pursuant to Section 15(b) below, and (ii) the Bank shall provide to Executive's dependents any benefits due under the Bank's employee benefit plans.

          (e)    Disability.    Executive, the Corporation and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then the Bank's obligation to pay Executive her base salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

        Executive, the Corporation and the Bank agree that if, in the judgment of the Corporation's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of her position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to herself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank's benefit plans.

        4.    Employment Period Compensation, Benefits and Expenses.

          (a)    Annual Base Salary.    For services performed by Executive under this Agreement, Bank shall pay Executive an Annual Base Salary during the Employment Period at at a rate equal to the greater of One Hundred Thirty-five Thousand Dollars ($135,000) and the Executive's annual base salary in effect on the Commencement Date, payable at the same times as salaries are payable to other executive employees of the Bank. The Annual Base Salary shall be reviewed annually by the Board of Directors and the Board may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases

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  by the Board. In reviewing adjustments to Annual Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Corporation and the Bank.

          (b)    Bonus.    The Board of Directors of the Corporation and the Bank may provide for the payment of an annual bonus to the Executive as it deems appropriate to provide incentive to the Executive and to reward the Executive for her performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board of Directors. The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

          (c)    Vacations, Holidays, etc.    During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank. However, Executive shall not be entitled to receive any additional compensation from Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Bank. The Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

          (d)    Stock Based Incentives.    During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Corporation's Board of Directors under the Corporation's stock based incentive plans and as are consistent with the Executive's responsibilities and performance.

          (e)    Employee Benefit Plans.    During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors authorizes a change in such benefits.

          (f)    Business Expenses.    During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Corporation or the Bank for its executive officers.

        5.    Termination of Employment Following Change in Control.

          (a)    If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur at any time during the term of this Agreement, Executive may terminate her employment for any reason or no reason by delivering a notice in writing (the "Notice of Termination") to the Corporation within thirty (30) days of the Change in Control which termination shall be effective immediately upon delivery of such Notice of Termination.

          (b)    As used in this Agreement, "Change in Control" shall mean a change in the ownership or effective control of the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        6.    Rights in Event of Change in Control.

          (a)    In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to the Corporation, Executive shall be entitled to receive the compensation and benefits set forth below:

              (i)  Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus

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    and other cash incentive compensation earned by her with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments"). The amount shall be subject to federal, state, and local tax withholdings. Notwithstanding the foregoing, the value of any restricted stock awarded to Executive under the Bank's 2006 Restricted Stock Plan shall not be included under §6(a)(i)(3) above for purposes of calculating the compensation payable to Executive.

             (ii)  In addition, for a period of twenty-four (24) months from the date of termination of employment, Executive shall be permitted to continue participation in and the Bank shall maintain the same level of contribution for Executive's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to her termination of employment, or, if Bank is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

          (b)    Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          (c)    Should the total of all amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. The Corporation or the Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Corporation's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax" adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation's independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to

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  pay interest thereon at the applicable federal rate (as determined under Internal Revenue Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        7.    Rights in Event of Termination of Employment Absent Change in Control.

          (a)    If Executive's employment is involuntarily terminated by the Corporation or the Bank without Cause or is terminated by Executive for Good Reason pursuant to Section 3(c), then Bank shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by her with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments"). The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Executive's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to her termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost of Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which she would have been entitled had her employment continued through the then remaining term of the Agreement. Notwithstanding the foregoing, the value of any restricted stock awarded to Executive under the Bank's 2006 Restricted Stock Plan shall not be included under §7(a)(3) above for purposes of calculating the compensation payable to Executive.

          (b)    Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          (c)    In the event that amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. The Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments end benefits and the excise tax by the Bank's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax due prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax" adjustment payment previously made to Executive was insufficient to cover the effect of the excise

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  tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation's independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        8.    Covenant Not to Compete.

          (a)    Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

              (i)  enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for her own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, (2) starting a new bank or (3) any other activity in which the Corporation, Bank or any of its subsidiaries are engaged during the Employment Period, in any case within a fifty (50) mile radius of the legal or principal executive office of the Corporation or the Bank and the office at which the Executive spent the majority of his time (the "Non-Competition Area"); or

             (ii)  solicit, directly or indirectly, current or former customers of the Corporation or the Bank or any of their respective subsidiaries to divert their business from the Corporation or the Bank or any of their respective subsidiaries; or

            (iii)  solicit, directly or indirectly, any person who is employed by the Corporation or the Bank or any of their respective subsidiaries to leave the employ of the Corporation or the Bank.

          (b)    It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank and its subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

          (c)    The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive's employment. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 8 and the Bank must seek enforcement of the provisions of Section 8

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  and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

          (d)    Executive hereby agrees that the provisions of this Section 8 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 8 will not be affected by the circumstances surrounding her termination of employment.

          (e)    The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive's employer of attorney's fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive's employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Corporation and the Bank by Executive. Further, the Corporation and the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to the Executive hereunder.

        9.    Unauthorized Disclosure.    During the term of her employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation and the Bank or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the executive of her duties as an executive of the Corporation and the Bank, any material confidential information obtained by her while in the employ of the Corporation and the Bank with respect to any of the Corporation and the Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not other considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

        10.    Indemnification; Liability Insurance.    The Corporation and the Bank shall indemnify the Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against her by reason of the fact that she is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. The Executive's right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

        11.    Notices.    Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive's address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

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        12.    Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        13.    Assignment.    This Agreement shall not be assignable by any party, except by Bank and the Corporation to any successor in interest to its business.

        14.    Entire Agreement.    This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, without limitation, the Original Agreement.

        15.    Successors; Binding Agreement.

          (a)    The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" and "Bank" shall mean the Corporation and the Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b)    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die after a notice of termination pursuant to Section 3(c) or 5(a) is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

        16.    Arbitration.    The Corporation, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the covenant not to compete provisions in Section 8, which the Corporation and/or the Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Harrisburg, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Corporation, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation, the Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

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        17.    Legal Expenses.    Bank will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided she brings the action in good faith and is successful on the merits.

        18.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        19.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

        20.    Headings.    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        21.    409A Safe Harbor.    The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder ("Section 409A") or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or the Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. The Corporation, the Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

        22.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A of the Code and the regulations promulgated thereunder, shall not begin earlier than the first day of the seventh month after the date of termination.

        For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	GRAYSTONE FINANCIAL CORP.
By:
Secretary		Andrew Samuel, President & CEO

ATTEST:	GRAYSTONE BANK
By:
Secretary		Andrew Samuel, President & CEO

ATTEST:	TOWER BANCORP, INC.
By:
Secretary		Jeffrey Shank, President & CEO

WITNESS:	EXECUTIVE

Jane Tompkins

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 Exhibit 6

EMPLOYMENT AGREEMENT

        THIS AGREEMENT is made as of this 12th day of November, 2008, between CARL LUNDBLAD, an adult individual ("Executive"), GRAYSTONE FINANCIAL CORP., a Pennsylvania corporation ("Graystone Financial"), GRAYSTONE BANK, a Pennsylvania banking institution ("Bank"), and TOWER BANCORP, INC., a Pennsylvania corporation (the "Corporation").

WITNESSETH:

        WHEREAS, Bank is presently a wholly-owned subsidiary of Graystone Financial;

        WHEREAS, the Executive, Graystone Financial and the Bank, are parties to that certain Change in Control Agreement dated as of September 18, 2007 (the "2007 Change in Control Agreement") pursuant to which the Executive is entitled to certain benefits and compensation following a change of control of the Bank or Graystone Financial;

        WHEREAS, Graystone Financial and the Corporation are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which Graystone Financial will merge with and into the Corporation, with the Corporation as the surviving corporation (the "Merger");

        WHEREAS, upon the completion of the Merger, The First National Bank of Greencastle ("Greencastle") will merge with and into the Bank with the Bank as the surviving banking institution and a wholly-owned subsidiary of the Corporation;

        WHEREAS, the Merger will constitute a change of control of Graystone Financial and the Bank under the 2007 Change in Control Agreement;

        WHEREAS, the Executive, the Bank, and Graystone Financial desire to terminate the 2007 Change in Control Agreement upon the effective date of the Merger and the Bank and the Corporation desire to employ the Executive as Executive Vice President and General Counsel of the Corporation and the Bank following the completion of the Merger, all in consideration for and upon the terms and conditions set forth in this Agreement; and

        WHEREAS, this Agreement is intended to supersede and replace in its entirety the 2007 Change in Control Agreement upon the effective date of the Merger.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

        1.    Employment.    The Corporation and the Bank each hereby employs Executive and Executive hereby accepts employment with Corporation and the Bank, on the terms and conditions set forth in this Agreement.

        2.    Duties of Employee.    Executive shall serve as an Executive Vice President and General Counsel of the Corporation and the Bank, reporting to the Chief Executive Officer of the Corporationand shall have such responsibilities, powers and duties as may from time to time be prescribed by the Chief Executive Officer and/or the Board of Directors of the Corporation and the Bank, provided such powers and duties are consistent with the Executive's position. Executive shall devote his full time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or

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corporation, or (c) being involved in any other activity with the prior approval of the Chief Executive Officer. The Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

        3.    Term of Agreement.

          (a)    Employment Period.    The term of Executive's employment under this Agreement shall be the period commencing on the Effective Date of the Merger as defined in the Merger Agreement (hereinafter, the "Commencement Date"), and continuing for a two (2) year period (the "Employment Period") beginning on the Commencement Date, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end two (2) years later; provided however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the Commencement Date (the "Renewal Date") for a period ending two (2) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the "Annual Renewal Date") for a period ending two (2) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

          (b)    Termination for Cause.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein) upon written notice from the Board of Directors of the Corporation to Executive. As used in this Agreement, "Cause" shall mean any of the following:

              (i)  Executive's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of thirty (30) consecutive days or more;

             (ii)  Executive's willful continuing failure to follow the lawful instructions of the Chief Executive Officer or the Board of Directors of the Corporation or the Bank (which instructions must be consistent with the terms of this Agreement), after the Executive's receipt of written notice of such instructions, other than a failure resulting from Executive's incapacity because of physical or mental illness;

            (iii)  A government regulatory agency recommends or orders in writing that the Corporation or the Bank terminate the employment of the Executive with the Corporation or the Bank or relieve him of his duties as such relate to the Corporation or the Bank; or

            (iv)  Executive's violation of the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9.

  If this Agreement is terminated for Cause, all of Executive's rights under this Agreement shall cease as of the effective date of such termination, except that:

              (i)  the Bank shall pay to Executive the unpaid portion, if any, of his Annual Base Salary through the date of termination; and

             (ii)  the Bank shall provide to Employee such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect.

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          (c)    Termination for Good Reason.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's termination of employment for Good Reason. The term "Good Reason" shall mean (i) a reduction in salary or material reduction in benefits, including any incentive compensation plan, except in cases of a national financial depression or emergency when such reduction has been implemented generally by the Board of Directors for the Corporation's senior management, (ii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from the Corporation's principal executive office and from the office at which the Employee spends the majority of his time, in either case on the date of this Agreement, (iii) any other material breach or default by the Corporation or the Bank under any term or provision of this Agreement, including any reduction, in any material respect and without Executive's consent, of the authority, duties or other terms and conditions of Executive's employment hereunder, or (iv) any delivery by the Corporation or the Bank to the Executive of a written notice of non-renewal pursuant to Section 3(a) above, in all cases after notice from the Executive to the Corporation within ninety (90) days after the initial existence of any such condition that the condition constitutes Good Reason and the failure of the Corporation and the Bank to cure such situation within thirty (30) days after said notice. If such termination occurs for Good Reason, then Bank shall pay Executive such benefits as are set forth in Section 7 of this Agreement.

          (d)    Death.    Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive's death and Executive's rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive's spouse, personal representative, or estate the unpaid portion, if any, of his Annual Base Salary through date of death and the balance of the payments (if any) owing pursuant to Section 15(b) below, and (ii) the Bank shall provide to Executive's dependents any benefits due under the Bank's employee benefit plans.

          (e)    Disability.    Executive, the Corporation and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then the Bank's obligation to pay Executive his base salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

        Executive, the Corporation and the Bank agree that if, in the judgment of the Corporation's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank's benefit plans.

        4.    Employment Period Compensation, Benefits and Expenses.

          (a)    Annual Base Salary.    For services performed by Executive under this Agreement, Bank shall pay Executive an Annual Base Salary during the Employment Period at a rate equal to the greater of One Hundred One Thousand Six Hundred Thirty-five Dollars ($101,635) and the Executive's annual base salary in effect on the Commencement Date, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other executive employees of the Bank. The Annual Base Salary shall be reviewed annually by the Board of Directors and the Board may, from time to time, increase Executive's Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the

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  increased amounts, effective as of the date established for such increases by the Board. In reviewing adjustments to Annual Base Salary, the Board of Directors shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Corporation and the Bank.

          (b)    Bonus.    The Board of Directors of the Corporation and the Bank may provide for the payment of an annual bonus to the Executive as it deems appropriate to provide incentive to the Executive and to reward the Executive for his performance. Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board of Directors. The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to the Executive provided for in this Agreement.

          (c)    Vacations, Holidays, etc.    During the term of this Agreement, Executive shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank. However, Executive shall not be entitled to receive any additional compensation from Bank for failure to take a vacation, nor shall Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of Bank. The Executive shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees and senior executive officers.

          (d)    Stock Based Incentives.    During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the Corporation's Board of Directors under the Corporation's stock based incentive plans and as are consistent with the Executive's responsibilities and performance.

          (e)    Employee Benefit Plans.    During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the terms of said plan, until such time that the Board of Directors authorizes a change in such benefits.

          (f)    Business Expenses.    During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Board of Directors of the Corporation or the Bank for its executive officers.

        5.    Termination of Employment Following Change in Control.

          (a)    If a Change in Control (as defined in Section 5(b) of this Agreement) shall occur at any time during the term of this Agreement, Executive may terminate his employment for any reason or no reason by delivering a notice in writing (the "Notice of Termination") to the Corporation within thirty (30) days of the Change in Control which termination shall be effective immediately upon delivery of such Notice of Termination.

          (b)    As used in this Agreement, "Change in Control" shall mean a change in the ownership or effective control of the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        6.    Rights in Event of Change in Control.

          (a)    In the event that Executive delivers a Notice of Termination (as defined in Section 5(a) of this Agreement) to the Corporation, Executive shall be entitled to receive the compensation and benefits set forth below:

              (i)  Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in

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    Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments"). The amount shall be subject to federal, state, and local tax withholdings. Notwithstanding the foregoing, the value of any restricted stock awarded to Executive under the Bank's 2006 Restricted Stock Plan shall not be included under §6(a)(i)(3) above for purposes of calculating the compensation payable to Executive.

             (ii)  In addition, for a period of twenty-four (24) months from the date of termination of employment, Executive shall be permitted to continue participation in and the Bank shall maintain the same level of contribution for Executive's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Bank is not permitted by the insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).

          (b)    Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          (c)    Should the total of all amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. The Corporation or the Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the excise tax by the Corporation's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax" adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation's independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or

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  otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Internal Revenue Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        7.    Rights in Event of Termination of Employment Absent Change in Control.

          (a)    If Executive's employment is involuntarily terminated by the Corporation or the Bank without Cause or is terminated by Executive for Good Reason pursuant to Section 3(c), then Bank shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to two times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) ("Share-Based Payments"). The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Executive's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost of Executive of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement. Notwithstanding the foregoing, the value of any restricted stock awarded to Executive under the Bank's 2006 Restricted Stock Plan shall not be included under §7(a)(3) above for purposes of calculating the compensation payable to Executive.

          (b)    Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

          (c)    In the event that amounts or benefits payable hereunder, together with any other payments which Executive has a right to receive from the Corporation, the Bank, any affiliates or subsidiaries of the Corporation or the Bank, or any successors of any of the foregoing, result in the imposition of an excise tax under Internal Revenue Code Section 4999 (or any successor thereto), Executive shall be entitled to an additional "excise tax" adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Internal Revenue Code Sections 280G or 4999 (or any successor provisions thereto) for purposes of determining whether an excise tax is payable shall be deemed a payment "made to Executive" or a payment "which Executive has a right to receive" for purposes of this provision. The Bank (or its successor) shall be responsible for the costs of calculation of the deductibility of payments end benefits and the excise tax by the Bank's independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax due prior to the time such excise tax is due. If at any time it is determined that the additional "excise tax"

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  adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All such amounts required to be paid hereunder shall be paid at the time any withholdings may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation's independent accountants; provided however, that any payments to be made under this Section 6(c) shall in all events be made no later than the end of the Executive's taxable year next following the taxable year in which the Executive remits such excise tax payments. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

        8.    Covenant Not to Compete.

          (a)    Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during and for the applicable period set forth in Section 8(c) hereof, Executive shall not:

              (i)  enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, (2) starting a new bank or (3) any other activity in which the Corporation, Bank or any of its subsidiaries are engaged during the Employment Period, in any case within a fifty (50) mile radius of the legal or principal executive office of the Corporation or the Bank and the office at which the Executive spent the majority of his time (the "Non-Competition Area"); or

             (ii)  solicit, directly or indirectly, current or former customers of the Corporation or the Bank or any of their respective subsidiaries to divert their business from the Corporation, the Bank or any of their respective subsidiaries; or

            (iii)  solicit, directly or indirectly, any person who is employed by the Corporation or the Bank or any of their respective subsidiaries to leave the employ of the Corporation or the Bank.

  Provided, however, that nothing in this subsection (a) shall be deemed to prohibit Executive from engaging in the private practice of law, including, without limitation, the provision of legal services to banks and bank holding companies as outside legal counsel.

          (b)    It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 8(a) hereof reasonable for the purpose of preserving for the Corporation, the Bank and its subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 8(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 8(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

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          (c)    The provisions of this Section 8 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive's employment. Notwithstanding the above provisions, if the Executive violates the provisions of this Section 8 and the Bank must seek enforcement of the provisions of Section 8 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

          (d)    Executive hereby agrees that the provisions of this Section 8 are fully assignable by the Corporation and the Bank to any successor. Executive also acknowledges that the terms and conditions of this Section 8 will not be affected by the circumstances surrounding his termination of employment.

          (e)    The Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 8 will result in irreparable injury to the Corporation and the Bank for which it shall have no meaningful remedy at law, and the Corporation and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof. Upon obtaining any such final and nonappealable injunction, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive's employer of attorney's fees and costs reasonably incurred in obtaining such final and nonappealable injunction. In addition, the Corporation and the Bank shall be entitled to pursue reimbursement from the Executive and/or the Executive's employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Corporation and the Bank by Executive. Further, the Corporation and the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to the Executive hereunder.

        9.    Unauthorized Disclosure.    During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Board of Directors of the Corporation and the Bank or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Corporation and the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the executive of his duties as an executive of the Corporation and the Bank, any material confidential information obtained by him while in the employ of the Corporation and the Bank with respect to any of the Corporation and the Bank's services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Corporation and the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not other considered confidential by persons engaged in the same business or a business similar to that conducted by the Corporation and the Bank or any information that must be disclosed as required by law.

        10.    Indemnification; Liability Insurance.    The Corporation and the Bank shall indemnify the Executive, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. The Executive's right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

        11.    Notices.    Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by

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registered or certified mail, postage prepaid with return receipt requested, to Executive's address, in the case of notices to Executive, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

        12.    Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        13.    Assignment.    This Agreement shall not be assignable by any party, except by Bank and the Corporation to any successor in interest to its business.

        14.    Entire Agreement.    This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, without limitation, the Original Agreement.

        15.    Successors; Binding Agreement.

          (a)    The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" and "Bank" shall mean the Corporation and the Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

          (b)    This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees. If Executive should die after a notice of termination pursuant to Section 3(c) or 5(a) is delivered by Executive, or following termination of Executive's employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee, or, if there is no such designee, to Executive's estate.

        16.    Arbitration.    The Corporation, the Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the covenant not to compete provisions in Section 8, which the Corporation and/or the Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Harrisburg, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Corporation, the Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation, the Bank and Executive may, as a matter or right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a

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request for arbitration, the Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

        17.    Legal Expenses.    Bank will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith and is successful on the merits.

        18.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        19.    Applicable Law.    This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

        20.    Headings.    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        21.    409A Safe Harbor.    The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder ("Section 409A") or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or the Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. The Corporation, the Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

        22.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A of the Code and the regulations promulgated thereunder, shall not begin earlier than the first day of the seventh month after the date of termination.

        For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A of the Code and the regulations promulgated thereunder) shall be December 31.

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	GRAYSTONE FINANCIAL CORP.
By:
Secretary		Andrew Samuel, President & CEO

ATTEST:	GRAYSTONE BANK
By:
Secretary		Andrew Samuel, President & CEO

ATTEST:	TOWER BANCORP, INC.
By:
Secretary		Jeffrey Shank, President & CEO

WITNESS:	EXECUTIVE

Carl Lundblad

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 Exhibit 7

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT (this "Amendment") is made as of November 12, 2008, by and among GRAYSTONE FINANCIAL CORP., a Pennsylvania business corporation (hereinafter referred to as the "Corporation"), GRAYSTONE BANK, a Pennsylvania state chartered bank (hereinafter referred to as the "Bank"), and ANDREW SAMUEL (hereinafter referred to as "Executive").

W I T N E S S E T H:

        WHEREAS, Executive is now serving as Chairman, President and Chief Executive Officer of the Corporation and the Bank; and

        WHEREAS, the Corporation, the Bank and Executive are parties to that certain Amended and Restated Employment Agreement dated as of August 28, 2007 (the "Employment Agreement") pursuant to which, among other things, Executive would be entitled to certain benefits if he terminated his employment for any reason within 30 days after a "Change in Control" as defined therein; and

        WHEREAS, the Corporation and Tower Bancorp, Inc., a Pennsylvania corporation having its principal office in Greencastle, Pennsylvania ("Tower"), are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which the Corporation will merge with and into Tower, with Tower as the surviving corporation (the "Merger") and, upon the completion of the Merger, Greencastle will merge with and into the Bank and the Bank will become a wholly-owned subsidiary of Tower;

        WHEREAS, the Merger will constitute a "Change in Control" of the Corporation and the Bank under the Change in Control Agreement;

        WHEREAS, the Corporation and the Bank consider the continued services of Executive to be in the best interests of the Corporation and the Bank; and

        WHEREAS, upon consummation of the Merger, Executive is to be employed as the President and Chief Executive Officer of the Corporation and the Chairman, President and Chief Executive Officer of the Bank; and

        WHEREAS, the Corporation, the Bank and Executive desire to enter into this Amendment in light of the pending Merger and to ensure that the Agreement complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, the Corporation and the Bank agree as follows:

        1.    Upon consummation of the Merger, Executive shall continue as a member of the Board of Directors of the Corporation and shall be employed as the President and Chief Executive Officer of the Corporation and the Chairman, President and Chief Executive Officer of the Bank.

        2.    Executive hereby agrees that he shall not exercise his right pursuant to Section 5(a) of the Employment Agreement to terminate his employment with the Bank within thirty (30) days of the Merger. Executive hereby irrevocably waives any entitlement to benefits under the Employment Agreement as a result of any such voluntary termination should he breach his agreement in the foregoing sentence.

A-7-1

        3.    Effective on the date hereof, Section 3(e) of the Employment Agreement is amended in its entirety, to read as follows:

          (e)    Disability.    Executive, Corporation and Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then Graystone Bank's obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

          Executive, Corporation and Bank agree that if, in the judgment of the Corporation's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank's benefit plans.

        4.    Effective on the date hereof, Section 5(b) of the Employment Agreement defining the term "Change in Control" is amended in its entirety, to redefine "Change in Control", to read as follows:

            (b)   As used in this Agreement, "Change in Control" of the Corporation or the Bank shall mean a change in the ownership or effective control applicable to the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        5.    Effective on the date hereof, the Employment Agreement is hereby amended to add a new Section 22 to read as follows:

          22.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

          For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

        6.    Effective with the consummation of the Merger, the Employment Agreement is hereby amended so that all references therein to the Corporation shall be deemed references to Tower, and Tower, as successor to Graystone Financial Corp., shall be responsible for all of the obligations of the Corporation to Executive under the Employment Agreement as specifically provided in Section 15(a) of the Employment Agreement.

        7.    Effective upon consummation of the Merger, Section 8(a)(i) of the Employment Agreement is hereby amended and restated in its entirety to revise the Non-Competition Area as follows:

          (i)    enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in any county in which, at the date of termination of the Executive's employment, a branch location,

A-7-2

  office, loan production office, or trust or asset and wealth management office of Corporation, Bank, or any of their subsidiaries are located ("Non-Competition Area"); or

        8.    Except as amended by this Amendment, the Employment Agreement shall continue in full force and effect and shall continue after consummation of the Merger. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        9.    This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns.

[signatures follow on next page]

A-7-3

        IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Employment Agreement as of the day and year first above written.

ATTEST:	GRAYSTONE FINANCIAL CORP.
By:
Secretary

ATTEST:	GRAYSTONE BANK
By:
Secretary

WITNESS:	EXECUTIVE

Andrew Samuel

Consent and Acknowledgement

        Tower Bancorp, Inc. ("Tower"), intending to be legally bound, hereby consents, as of the day and year first above written, to the foregoing amendment of the employment agreement referenced therein (the "Agreement") and hereby agrees that, upon consummation of the merger of Graystone Financial Corp. with and into Tower, with Tower as the surviving corporation, Tower shall become the successor to Graystone Financial Corp. by operation of law and shall assume and thereafter perform all of the obligations of Graystone Financial Corp. under the Agreement as amended to the same extent as Graystone Financial Corp. would be required to perform it if no such succession had taken place.

ATTEST:	TOWER BANCORP, INC.
By:
Secretary		President and CEO

A-7-4

 Exhibit 8

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT (this "Amendment") is made as of November 12, 2008, by and among GRAYSTONE FINANCIAL CORP., a Pennsylvania business corporation (hereinafter referred to as the "Corporation"), GRAYSTONE BANK, a Pennsylvania state chartered bank (hereinafter referred to as the "Bank"), and JANAK AMIN (hereinafter referred to as "Executive").

W I T N E S S E T H:

        WHEREAS, Executive is now serving as Executive Vice President of the Corporation and the Bank; and

        WHEREAS, the Corporation, the Bank and Executive are parties to that certain Amended and Restated Employment Agreement dated as of October 3, 2007 (the "Employment Agreement") pursuant to which, among other things, Executive would be entitled to certain benefits if he terminated his employment for any reason within 30 days after a "Change in Control" as defined therein; and

        WHEREAS, the Corporation and Tower Bancorp, Inc., a Pennsylvania corporation having its principal office in Greencastle, Pennsylvania ("Tower"), are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which the Corporation will merge with and into Tower, with Tower as the surviving corporation (the "Merger") and, upon the completion of the Merger, Greencastle will merge with and into the Bank and the Bank will become a wholly-owned subsidiary of Tower;

        WHEREAS, the Merger will constitute a "Change in Control" of the Corporation and the Bank under the Change in Control Agreement;

        WHEREAS, the Corporation and the Bank consider the continued services of Executive to be in the best interests of the Corporation and the Bank; and

        WHEREAS, upon consummation of the Merger, Executive is to be employed as an Executive Vice President of the Corporation and the Bank; and

        WHEREAS, the Corporation, the Bank and Executive desire to enter into this Amendment in light of the pending Merger and to ensure that the Agreement complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, the Corporation and the Bank agree as follows:

        1.    Upon consummation of the Merger, Executive shall be employed as Executive Vice President of the Corporation and the Bank.

        2.    Executive hereby agrees that he shall not exercise his right pursuant to Section 5(a) of the Employment Agreement to terminate his employment with the Bank within thirty (30) days of the Merger. Executive hereby irrevocably waives any entitlement to benefits under the Employment Agreement as a result of any such voluntary termination should he breach his agreement in the foregoing sentence.

        3.    Effective on the date hereof, Section 3(e) of the Employment Agreement is amended in its entirety, to read as follows:

          (e)    Disability.    Executive, Corporation and Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability

A-8-1

  benefits, or worker's compensation benefits, then Graystone Bank's obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

          Executive, Corporation and Bank agree that if, in the judgment of the Corporation's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank's benefit plans.

        4.    Effective on the date hereof, Section 5(b) of the Employment Agreement defining the term "Change in Control" is amended in its entirety, to redefine "Change in Control", to read as follows:

          (b)    As used in this Agreement, "Change in Control" of the Corporation or the Bank shall mean a change in the ownership or effective control applicable to the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        5.    Effective on the date hereof, the Employment Agreement is hereby amended to add a new Section 22 to read as follows:

          22.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

          For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

        6.    Effective with the consummation of the Merger, the Employment Agreement is hereby amended so that all references therein to the Corporation shall be deemed references to Tower, and Tower, as successor to Graystone Financial Corp., shall be responsible for all of the obligations of the Corporation to Executive under the Employment Agreement as specifically provided in Section 15(a) of the Employment Agreement.

        7.    Effective upon consummation of the Merger, Section 8(a)(i) of the Employment Agreement is hereby amended and restated in its entirety to revise the Non-Competition Area as follows:

          (i)    enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in any county in which, at the date of termination of the Executive's employment, a branch location, office, loan production office, or trust or asset and wealth management office of Corporation, Bank, or any of their subsidiaries are located ("Non-Competition Area"); or

        8.    Except as amended by this Amendment, the Employment Agreement shall continue in full force and effect and shall continue after consummation of the Merger. This Amendment may be

A-8-2

executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        9.    This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns.

[signatures follow on next page]

A-8-3

        IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Employment Agreement as of the day and year first above written.

ATTEST:	GRAYSTONE FINANCIAL CORP.
By:
Secretary		Andrew Samuel, President and CEO

ATTEST:	GRAYSTONE BANK
By:
Secretary		Andrew Samuel, President and CEO

WITNESS:	EXECUTIVE

Janak Amin

Consent and Acknowledgement

        Tower Bancorp, Inc. ("Tower"), intending to be legally bound, hereby consents, as of the day and year first above written, to the foregoing amendment of the employment agreement referenced therein (the "Agreement") and hereby agrees that, upon consummation of the merger of Graystone Financial Corp. with and into Tower, with Tower as the surviving corporation, Tower shall become the successor to Graystone Financial Corp. by operation of law and shall assume and thereafter perform all of the obligations of Graystone Financial Corp. under the Agreement as amended to the same extent as Graystone Financial Corp. would be required to perform it if no such succession had taken place.

ATTEST:	TOWER BANCORP, INC.
By:
Secretary		President and CEO

A-8-4

 Exhibit 9

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT (this "Amendment") is made as of November 12, 2008, by and among GRAYSTONE FINANCIAL CORP., a Pennsylvania business corporation (hereinafter referred to as the "Corporation"), GRAYSTONE BANK, a Pennsylvania state chartered bank (hereinafter referred to as the "Bank"), and JEFFREY RENNINGER (hereinafter referred to as "Executive").

W I T N E S S E T H:

        WHEREAS, Executive is now serving as Executive Vice President of the Corporation and the Bank; and

        WHEREAS, the Corporation, the Bank and Executive are parties to that certain Amended and Restated Employment Agreement dated as of October 3, 2007 (the "Employment Agreement") pursuant to which, among other things, Executive would be entitled to certain benefits if he terminated his employment for any reason within 30 days after a "Change in Control" as defined therein; and

        WHEREAS, the Corporation and Tower Bancorp, Inc., a Pennsylvania corporation having its principal office in Greencastle, Pennsylvania ("Tower"), are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which the Corporation will merge with and into Tower, with Tower as the surviving corporation (the "Merger") and, upon the completion of the Merger, Greencastle will merge with and into the Bank and the Bank will become a wholly-owned subsidiary of Tower;

        WHEREAS, the Merger will constitute a "Change in Control" of the Corporation and the Bank under the Change in Control Agreement;

        WHEREAS, the Corporation and the Bank consider the continued services of Executive to be in the best interests of the Corporation and the Bank; and

        WHEREAS, upon consummation of the Merger, Executive is to be employed as Executive Vice President and Chief Operating Officer of the Corporation and the Bank; and

        WHEREAS, the Corporation, the Bank and Executive desire to enter into this Amendment in light of the pending Merger and to ensure that the Agreement complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, the Corporation and the Bank agree as follows:

        1.    Upon consummation of the Merger, Executive shall be employed as Executive Vice President and Chief Operating Officer of the Corporation and the Bank.

        2.    Executive hereby agrees that he shall not exercise his right pursuant to Section 5(a) of the Employment Agreement to terminate his employment with the Bank within thirty (30) days of the Merger. Executive hereby irrevocably waives any entitlement to benefits under the Employment Agreement as a result of any such voluntary termination should he breach his agreement in the foregoing sentence.

        3.    Effective on the date hereof, Section 3(e) of the Employment Agreement is amended in its entirety, to read as follows:

          (e)    Disability.    Executive, Corporation and Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability

A-9-1

  benefits, or worker's compensation benefits, then Graystone Bank's obligation to pay Executive his Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

          Executive, Corporation and Bank agree that if, in the judgment of the Corporation's Board of Directors, the Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Executive's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive's rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank's benefit plans.

        4.    Effective on the date hereof, Section 5(b) of the Employment Agreement defining the term "Change in Control" is amended in its entirety, to redefine "Change in Control", to read as follows:

          (b)    As used in this Agreement, "Change in Control" of the Corporation or the Bank shall mean a change in the ownership or effective control applicable to the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        5.    Effective on the date hereof, the Employment Agreement is hereby amended to add a new Section 22 to read as follows:

          22.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

          For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

        6.    Effective with the consummation of the Merger, the Employment Agreement is hereby amended so that all references therein to the Corporation shall be deemed references to Tower, and Tower, as successor to Graystone Financial Corp., shall be responsible for all of the obligations of the Corporation to Executive under the Employment Agreement as specifically provided in Section 15(a) of the Employment Agreement.

        7.    Effective upon consummation of the Merger, Section 8(a)(i) of the Employment Agreement is hereby amended and restated in its entirety to revise the Non-Competition Area as follows:

          (i)    enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in any county in which, at the date of termination of the Executive's employment, a branch location, office, loan production office, or trust or asset and wealth management office of Corporation, Bank, or any of their subsidiaries are located ("Non-Competition Area"); or

        8.    Except as amended by this Amendment, the Employment Agreement shall continue in full force and effect and shall continue after consummation of the Merger. This Amendment may be

A-9-2

executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        9.    This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns.

[signatures follow on next page]

A-9-3

        IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Employment Agreement as of the day and year first above written.

ATTEST:	GRAYSTONE FINANCIAL CORP.
By:
Secretary		Andrew Samuel, President and CEO

ATTEST:	GRAYSTONE BANK
By:
Secretary		Andrew Samuel, President and CEO

WITNESS:	EXECUTIVE

Jeffrey Renninger

Consent and Acknowledgement

        Tower Bancorp, Inc. ("Tower"), intending to be legally bound, hereby consents, as of the day and year first above written, to the foregoing amendment of the employment agreement referenced therein (the "Agreement") and hereby agrees that, upon consummation of the merger of Graystone Financial Corp. with and into Tower, with Tower as the surviving corporation, Tower shall become the successor to Graystone Financial Corp. by operation of law and shall assume and thereafter perform all of the obligations of Graystone Financial Corp. under the Agreement as amended to the same extent as Graystone Financial Corp. would be required to perform it if no such succession had taken place.

ATTEST:	TOWER BANCORP, INC.
By:
Secretary		President and CEO

A-9-4

 Exhibit 10

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS FIRST AMENDMENT (this "Amendment") is made as of November 12, 2008, by and among GRAYSTONE FINANCIAL CORP., a Pennsylvania business corporation (hereinafter referred to as the "Corporation"), GRAYSTONE BANK, a Pennsylvania state chartered bank (hereinafter referred to as the "Bank"), and DAVID HORNBERGER (hereinafter referred to as "Employee").

W I T N E S S E T H:

        WHEREAS, Employee is now serving as a Senior Vice President of the Bank; and

        WHEREAS, the Corporation, the Bank and Employee are parties to that certain Amended and Restated Employment Agreement dated as of October 2, 2007 (the "Employment Agreement") pursuant to which, among other things, Employee would be entitled to certain benefits if he terminated his employment for any reason within 30 days after a "Change in Control" as defined therein; and

        WHEREAS, the Corporation and Tower Bancorp, Inc., a Pennsylvania corporation having its principal office in Greencastle, Pennsylvania ("Tower"), are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which the Corporation will merge with and into Tower, with Tower as the surviving corporation (the "Merger") and, upon the completion of the Merger, Greencastle will merge with and into the Bank and the Bank will become a wholly-owned subsidiary of Tower;

        WHEREAS, the Merger will constitute a "Change in Control" of the Corporation and the Bank under the Change in Control Agreement;

        WHEREAS, the Corporation and the Bank consider the continued services of Employee to be in the best interests of the Corporation and the Bank; and

        WHEREAS, upon consummation of the Merger, Employee is to be employed as a Senior Vice President of the Bank; and

        WHEREAS, the Corporation, the Bank and Employee desire to enter into this Amendment in light of the pending Merger and to ensure that the Agreement complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Employee, the Corporation and the Bank agree as follows:

        1.    Upon consummation of the Merger, Employee shall be employed as a Senior Vice President of the Bank.

        2.    Employee hereby agrees that he shall not exercise his right pursuant to Section 5(a) of the Employment Agreement to terminate his employment with the Bank within thirty (30) days of the Merger. Employee hereby irrevocably waives any entitlement to benefits under the Employment Agreement as a result of any such voluntary termination should he breach his agreement in the foregoing sentence

        3.    Effective on the date hereof, Section 3(e) of the Employment Agreement is amended in its entirety, to read as follows:

          (e)    Disability.    Employee, Corporation and Bank agree that if Employee becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker's compensation benefits, then Graystone Bank's obligation to pay Employee his

A-10-1

  Annual Base Salary shall be reduced by the amount of the disability or worker's compensation benefits received by Executive.

          Employee, Corporation and Bank agree that if, in the judgment of the Corporation's Board of Directors, the Employee is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Corporation and the Bank will suffer an undue hardship in continuing the Employee's employment as set forth in this agreement. Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Employee's rights under this Agreement shall cease, with the exception of those rights which Employee may have under the Bank's benefit plans.

        4.    Effective on the date hereof, Section 5(b) of the Employment Agreement defining the term "Change in Control" is amended in its entirety, to redefine "Change in Control", to read as follows:

          (b)    As used in this Agreement, "Change in Control" of the Corporation or the Bank shall mean a change in the ownership or effective control applicable to the Corporation or the Bank as described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        5.    Effective on the date hereof, the Employment Agreement is hereby amended to add a new Section 22 to read as follows:

          22.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under paragraphs 6 or 7, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

          For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

        6.    Effective with the consummation of the Merger, the Employment Agreement is hereby amended so that all references therein to the Corporation shall be deemed references to Tower, and Tower, as successor to Graystone Financial Corp., shall be responsible for all of the obligations of the Corporation to Employee under the Employment Agreement as specifically provided in Section 15(a) of the Employment Agreement.

        7.    Except as amended by this Amendment, the Employment Agreement shall continue in full force and effect and shall continue after consummation of the Merger. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        8.    This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns.

[signatures follow on next page]

A-10-2

        IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Employment Agreement as of the day and year first above written.

ATTEST:	GRAYSTONE FINANCIAL CORP.
By:
Secretary		Andrew Samuel, President and CEO

ATTEST:	GRAYSTONE BANK
By:
Secretary		Andrew Samuel, President and CEO

WITNESS:	EXECUTIVE

David Hornberger

Consent and Acknowledgement

        Tower Bancorp, Inc. ("Tower"), intending to be legally bound, hereby consents, as of the day and year first above written, to the foregoing amendment of the employment agreement referenced therein (the "Agreement") and hereby agrees that, upon consummation of the merger of Graystone Financial Corp. with and into Tower, with Tower as the surviving corporation, Tower shall become the successor to Graystone Financial Corp. by operation of law and shall assume and thereafter perform all of the obligations of Graystone Financial Corp. under the Agreement as amended to the same extent as Graystone Financial Corp. would be required to perform it if no such succession had taken place.

ATTEST:	TOWER BANCORP, INC.
By:
Secretary		President and CEO

A-10-3

 Exhibit 11

CHANGE OF CONTROL AGREEMENT

        This CHANGE OF CONTROL AGREEMENT (the "Agreement") is made and entered into this            day of                                    , 2008, by and among FRANKLIN T. KLINK, III ("Executive") and GRAYSTONE BANK, a Pennsylvania banking institution having its principal office in Lancaster, Pennsylvania ("Graystone Bank"), and TOWER BANCORP, INC., a Pennsylvania corporation having its principal office in Greencastle, Pennsylvania ("Tower").

WITNESSETH THAT:

        WHEREAS, Graystone Bank is a wholly-owned subsidiary of Graystone Financial Corp. ("Graystone Financial");

        WHEREAS, the Executive, Tower and The First National Bank of Greencastle ("Greencastle"), a wholly-owned subsidiary of Tower, are parties to that certain Change of Control Agreement dated as of November 26, 2001 (the "2001 Change of Control Agreement") pursuant to which the Executive is entitled to certain benefits and compensation following a change of control of Greencastle or Tower;

        WHEREAS, Graystone Financial and Tower are parties to that certain Agreement and Plan of Merger dated as of November 12, 2008 (the "Merger Agreement") pursuant to which Graystone Financial will merge with and into Tower, with Tower as the surviving corporation (the "Merger");

        WHEREAS, upon the completion of the Merger, Greencastle will merge with and into Graystone Bank and Graystone Bank will become a wholly-owned subsidiary of Tower;

        WHEREAS, the Merger will constitute a change of control of Tower and Greencastle under the 2001 Change of Control Agreement;

        WHEREAS, the Executive, Graystone Bank and Tower desire to terminate the 2001 Change of Control Agreement upon the effective date of the Merger and, in consideration of Executive's continuing service to Tower and Graystone Bank following the completion of the Merger, enter into this Agreement with Executive, all in consideration for and upon the terms and conditions set forth in this Agreement; and

        WHEREAS, this Agreement is intended to supersede and replace in its entirety the 2001 Change of Control Agreement upon the effective date of the Merger.

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

        1.    Term.    This Agreement shall supersede and replace in its entirety the 2001 Change of Control Agreement upon the effective date of the Merger (the "Commencement Date"). This Agreement shall continue until either Executive or Corporation gives the other written notice of termination of employment, with or without cause, as provided herein.

        2.    Waiver of Benefits.    Executive hereby agrees that he shall not exercise any right he may have pursuant to Section 5(d)(ii) of the 2001 Change of Control Agreement to receive salary continuation payments or to benefit continuation as provided therein.

        3.    Payments upon Termination of Employment following the Commencement Date.

        (a)   If Tower or Graystone Bank shall for any reason terminate Executive's employment within one (1) year following the Commencement Date, other than for "Cause", as defined herein, or if Executive should terminate his employment for any reason within six (6) months following the Commencement
A-11-1

Date, then, in such event, the Executive shall receive a lump sum payment equal to two (2) times his "Annual Base Salary" as defined herein, minus applicable withholdings and taxes.

        (b)   In addition, for a period of twenty-four (24) months from the date of termination of employment, Executive shall be permitted to continue in and Tower and Graystone Bank shall maintain the same level of contribution for Executive's participation in Tower's and/or Graystone Bank's life, disability, supplemental retirement, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment. If participation in these benefits is prevented by law or the terms of a plan, Tower and/or Graystone Bank shall provide a substantially equivalent substitute. Further, unless precluded by the terms of the insurance contract, Tower and/or Graystone Bank shall provide for the transfer to Executive, at the minimum legally permissible cost, the policies for insurance benefits including, but not necessarily limited to, life, disability and health insurance programs.

        4.    Termination of Employment Following Change of Control of Tower or Graystone Bank.

        (a)   If a Change of Control of Tower or Graystone Bank (as defined in Section 4(b) of this Agreement) shall occur at any time during the term of this Agreement and if Tower or Graystone Bank shall for any reason terminate Executive's employment, other than for "Cause", within one (1) year following the Change of Control or if Executive terminates his employment for "Good Reason" as defined in Section 7 by delivering a notice in writing (the "Notice of Termination") to Tower within thirty (30) days following the Change of Control, which termination shall be effective immediately upon delivery of such Notice of Termination, then Executive shall be entitled to the payments and benefits set forth in Section 5 below.

        (b)   As used in this Agreement, "Change of Control" of Tower or Graystone Bank shall mean a change in the ownership or effective control of Tower or Graystone Bank as described in Section 409A(a)(2)(A)(v) and (vi) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) and the regulations thereunder.

        5.    Payments upon Termination after a Change of Control of Tower or Graystone Bank.

        (a)   If Tower or Graystone Bank shall for any reason terminate Executive's employment within one (1) year following a Change of Control of Tower or Graystone Bank (as defined herein), other than for "Cause", as defined herein; or if Executive should terminate his employment for "Good Reason" by delivering a Notice of Termination pursuant to Section 4(a) hereof, then, in such event, the Executive shall receive a lump sum payment equal to two (2) times his Annual Base Salary, as defined herein, minus applicable withholdings and taxes.

        (b)   In addition, for a period of twenty-four (24) months from the date of termination of employment, Executive shall be permitted to continue in and Tower and Graystone Bank shall maintain the same level of contribution for Executive's participation in Tower's and/or Graystone Bank's life, disability, supplemental retirement, medical/health insurance and other health and welfare benefits in effect with respect to Executive at the time of the Change of Control. If participation in these benefits is prevented by law or the terms of a plan, Tower and/or Graystone Bank shall provide a substantially equivalent substitute. Further, unless precluded by the terms of the insurance contract, Tower and/or Graystone Bank shall provide for the transfer to Executive, at the minimum legally permissible cost, the policies for insurance benefits including, but not necessarily limited to, life, disability and health insurance benefits.

        6.    Definition of Cause.    The term "Cause" shall be defined for purposes of this Agreement, as the occurrence of one or more of the following: (1) willful failure by the Executive to substantially perform his duties hereunder, other than a failure resulting from Executive's incapacity because of physical or mental illness, after notice from Tower, and a failure to cure such violation within twenty (20) days of said notice; (2) the willful engaging by the Executive in misconduct injurious to Tower;

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(3) dishonesty or gross negligence of the Executive in the performance of his duties; (4) Executive's breach of fiduciary duty involving personal profit; (5) Executive's violation of any law, rule or regulation governing bank or bank officers or any final cease and desist order issued by a bank regulatory authority; (6) conduct on the part of Executive which brings public discredit to Tower, as determined by a vote of two-thirds of the disinterested members of the Board of Directors; (7) Executive's conviction of or plea of guilty or nolo contender to a felony, crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of ten (10) consecutive days or more; (8) Executive's unlawful discrimination, including harassment, against Tower's employees, customers, business visitors; (9) Executive's theft or abuse of Tower's property or the property of Tower's customer, employee, contractors, vendors or business associates; (10) the direction or recommendation of a state or federal bank regulatory authority to remove Executive from his positions with Bank as identified herein, including a final removal or prohibition order issued by a federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act; or (11) Executive's willful failure to follow the good faith lawful instructions of the Board of Directors of Tower with regard to its operations, after written notice from Tower and a failure to cure such violation within twenty (20) days of said notice.

        7.    Definition of Good Reason.    The term "Good Reason" shall mean a reduction in salary or material reduction in benefits, including any incentive compensation plan, except in cases of a national financial depression or emergency when such reduction has been implemented generally by the Board of Directors of Tower for Tower's senior management, (ii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from Tower's principal executive office on the date of this Agreement, or (iii) any other material breach or default by Tower or Graystone Bank under any term or provision of this Agreement, including any reduction, in any material respect and without Executive's consent, of the authority, duties or responsibilities of Executive as an employee of Tower or Graystone Bank.

        8.    Annual Base Salary.    For purposes of this Agreement, Annual Base Salary shall be defined as the fixed, gross, base annual salary paid to the Executive at such time as Tower customarily pays its other senior officers and shall not include any benefits, bonuses, incentives or other compensation.

        9.    No Employment Contract.    This Agreement is not an employment contract. Nothing contained herein shall guarantee or assure Executive of continued employment by Tower or Graystone Bank. Rather, Tower's and Graystone Bank's obligations to Executive hereunder shall arise only if Executive continues to be employed by Tower and Graystone Bank on the effective date of the Merger and, then, only in the event the conditions described herein have been met.

        10.    Notice.    For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Franklin T. Klink, III 168 East Side Drive Greencastle, PA 17225
If to the Bank:	Tower Bank Division Center Square, P.O. Box 8 Greencastle, PA 17225-0008
If to the Corporation:	Tower Bancorp, Inc. 112 Market Street Harrisburg, PA 17101

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or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        11.    Successors and Parties in Interest.

        (a)   This Agreement shall be binding upon and shall inure to the benefit of Graystone Bank and Tower and their successors and assigns, including, without limitation, any corporation which acquires, directly or indirectly, by purchase, merger, consolidation or otherwise, all or substantially all of the business or assets of Graystone Bank or Tower. Without limitation of the foregoing, Graystone Bank and Tower shall require any such successor, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that it is required to be performed by Graystone Bank and Tower. Failure to obtain such assumption and agreement shall serve as Good Reason for termination under Section 7.

        (b)   This Agreement is binding upon and shall insure to the benefit of Executive, his heirs and personal representatives.

        12.    Mitigation and Setoff.

        (a)   Executive shall not be required to mitigate the amount of any payment or benefit provided for in Sections 3 or 5 above by seeking employment or otherwise, and Graystone Bank and Tower shall not be entitled to setoff against the amount of any payment or benefit provided for in Sections 3 or 5 above by any amounts earned by Executive in other employment.

        (b)   Graystone Bank and Tower hereby waive any and all rights to setoff in respect to any claim, debt, obligation or other liability of any kind whatsoever, against any payment or benefit provided for in Sections 3 or 5 above.

        13.    Severability.    If any provision of this Agreement is declared unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

        14.    Amendment.    This Agreement may be amended or cancelled only by mutual agreement of the parties in writing.

        15.    Attorney's Fees and Costs.    If any action at law or in equity is necessary to enforce the Executive's rights hereunder following a Change of Control of Tower and/or Graystone Bank, the Executive shall be entitled to recover all such attorney's fees, costs and disbursements reasonably incurred by him in connection with any such suit brought by him.

        16.    Limitation of Damages for Breach of Agreement.    In the event of a breach of this Agreement by either Tower, Graystone Bank or Executive, each hereby waives to the fullest extent permitted by law the right to assert any claim against the others for punitive or exemplary damages.

        17.    Law Governing.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. In the event that any party shall institute any suit or other legal proceeding, whether at law or in equity, arising from or relating to this Agreement, the courts of the Commonwealth of Pennsylvania shall have exclusive jurisdiction.

        18.    Entire Agreement.    This Agreement supersedes any and all prior agreements, either oral or in writing, between the parties with respect to employment of Executive and/or payments after a Change of Control, including but not limited to the 2001 Change of Control Agreement, by and among Executive, Tower and The First National Bank of Greencastle, and this Agreement contains all of the covenants and agreements between the parties with respect to same.

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        19.    Rights under Other Plans.    This Agreement is not intended to reduce, restrict or eliminate any benefit to which Executive may otherwise be entitled at the time of his discharge or resignation under any employee benefit plan of Tower or Graystone Bank then in effect.

        20.    Independent Representation.    The provisions of this Agreement and their legal effect have been fully explained to the parties by their respective, independent counsel. Each party acknowledges that he/it has received independent legal advice and that each fully understands the facts and has been fully informed as to his/its legal rights and obligations. Each party accepts this Agreement as fair and equitable, and that it is being entered into freely and voluntarily, after having received such advice and with such knowledge.

        21.    Excess Parachute Payment.    Notwithstanding any other provisions of this Agreement, neither Tower nor Graystone Bank shall be required to pay any benefits pursuant to Sections 3 or 5 hereof which would be deemed an "Excess Parachute Payment", and thus non-deductible to Graystone Bank and/or Tower, under the Internal Revenue Code. Provided, however, it is the express intent of this Agreement to provide to Executive the maximum amount to which he would be entitled under the Internal Revenue Code, which amount will result in no portion of such payment being deemed an "Excess Parachute Payment". In the event that any such payments, when added to all amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Internal Revenue Code Section 4999, such payments shall be reduced (retroactively if necessary) to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of Tower's independent auditors, Executive shall remit to Tower, the amount of the reduction, plus such interest as may be necessary to avoid imposition of the excise tax.

        22.    Waiver.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board of Directors of Tower. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

        23.    Assignment.    This Agreement shall not be assignable by any party, except by Graystone Bank and Tower to any successor in interest to its business.

        24.    Headings.    The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

        25.    409A Safe Harbor.    The parties hereto intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance promulgated thereunder ("Section 409A") or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall Tower or Graystone Bank be obligated to commence payment or distribution to the Executive of any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid without any accelerated or additional taxes or interest being imposed under Section 409A. Tower, Graystone Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A and to cause any and all amount due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Section 409A.

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        26.    Specified Employee Status.    Notwithstanding anything in this Agreement to the contrary, in the event Executive is determined to be a Specified Employee, as that term is defined in Section 409A, payments to such Specified Employee under paragraphs 3 or 5, other than payments qualifying as short term deferrals or an exempt separation pay arrangement under Section 409A, shall not begin earlier than the first day of the seventh month after the date of termination.

        For purposes of the foregoing, the date upon which a determination is made as to the Specified Employee status of the Executive, the Identification Date (as defined in Section 409A) shall be December 31.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	TOWER BANCORP, INC.
By:

Secretary
ATTEST:	GRAYSTONE BANK
By:

WITNESS:	EXECUTIVE

A-11-6

 Exhibit 12

FORM OF
BANK PLAN OF MERGER

between

THE FIRST NATIONAL BANK OF GREENCASTLE

and

GRAYSTONE BANK

        This Bank Plan of Merger made as of this            day of November 2008, between The First National Bank of Greencastle, a national banking association ("Greencastle") and Graystone Bank, a Pennsylvania banking institution ("Graystone Bank") (the two parties sometimes collectively referred to as the "Constituent Banks").

        WHEREAS, Tower Bancorp, Inc., a Pennsylvania business corporation, of which Greencastle is a wholly-owned subsidiary, and Graystone Financial Corp., a Pennsylvania business corporation, of which Graystone Bank is a wholly-owned subsidiary, have entered into an Agreement and Plan of Merger of even date herewith (the "Agreement "), providing, among other things, for the execution of this Bank Plan of Merger and the merger (the "Bank Merger") of Greencastle and Graystone Bank, in accordance with the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1.    GENERAL.

        1.1    The Merger.    On the Effective Date, as hereinafter defined, Greencastle shall be merged with and into Graystone Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"); the separate existence of Greencastle shall cease; and Graystone Bank shall be the surviving bank (the "Surviving Bank"), in accordance with this Bank Plan of Merger. The Effective Date shall be the date of the filing of the Articles of Merger with the Pennsylvania Department of State or the date as specified in such Articles of Merger as the Effective Date of the Bank Merger, as the case may be.

        1.2.    Name.    The name of the Surviving Bank shall be "Graystone Tower Bank" and the location of its principal office shall be 100 Granite Run Drive, Lancaster, PA 17601.

        1.3    Articles of Incorporation.    At the Effective Date, the articles of incorporation of Graystone Bank shall be amended and restated as of the Effective Date as provided in Exhibit 1.

        1.4    Bylaws.    At the Effective Date, the bylaws of Graystone Bank shall be amended and restated as of the Effective Date as provided in Exhibit 2 and shall remain in full force and effect for three (3) years after the Effective Date unless amended by the approval of 80% of the entire Surviving Bank board of directors.

        1.5    Effect of Bank Merger.    On the Effective Date, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

        1.6    Continuation in Business.    The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a banking institution organized

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and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of Greencastle's and Graystone Bank's present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Date.

        1.7    Directors.    On the Effective Date and for three (3) years thereafter, the total number of persons serving on the board of directors of the Surviving Bank shall be twenty (20) and shall be named in the Articles of Merger. Ten (10) of the twenty (20) persons to serve initially on the board of directors of the Surviving Bank at the Effective Date shall be designated by Greencastle board of directors and ten (10) of the twenty (20) persons shall be designated by the Graystone Bank board of directors from among the current directors of Graystone Bank and Greencastle, respectively who meet the eligibility requirements for a director under the Surviving Bank bylaws as amended pursuant to Section 1.4 above. Provided however, that since Greencastle has only nine (9) directors as of the date hereof, Greencastle shall be permitted to designate one (1) additional director who meets the eligibility requirements for a director under the Surviving Bank bylaws, as amended pursuant to Section 1.4 above, to serve on the Surviving Bank board of directors. In the event that, prior to the Effective Date, any person so selected to serve on the board of directors of Surviving Bank after the Effective Date is unable or unwilling to serve in such position, the respective board of directors from which such person was appointed shall designate another person to serve in such person's stead in accordance with the provisions of this Section 1.7. If, at the Effective Date or within three (3) years after the Effective Date a director formerly of Greencastle prior to the Effective Date (or appointed by Greencastle in accordance with this Section 1.7) or Graystone Bank prior to the Effective Date is unable or unwilling to continue to serve on the board of directors of Surviving Bank, then a successor to such person shall be chosen by a majority of the remaining directors who are then on the board of directors of Graystone Bank and who previously served on the board of directors from which the director who is unable or unwilling to continue to serve previously served. The directors of the Surviving Bank shall appoint or nominate such individual. This Section 1.7 shall survive Closing and shall remain in effect for three (3) years after the Effective Date in accordance with Exhibit 2 unless amended by the approval of 80% of the entire Surviving Bank board of directors. For three (3) years after the Effective Date the Surviving Bank board of directors agrees to nominate and recommend for election by the sole shareholder, the directors selected, nominated, or appointed pursuant to and in furtherance of this Section 1.7.

        1.8    Officers.    The persons who are officers of the Constituent Banks immediately prior to the consummation of the Bank Merger shall serve as the officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

        1.9    Employees.    On the Effective Date, all persons who are employees of Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

SECTION 2.    CONVERSION OF SHARES.

        The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

        2.1    Stock of Graystone Bank.    The shares of common stock of Graystone Bank, $1.00 par value, issued and outstanding immediately prior to the Effective Date shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Date, each certificate that, prior

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to the Effective Date, represented shares of Graystone Bank shall evidence ownership of shares of the Surviving Bank on the basis hereinbefore set forth.

        2.2    Stock of Greencastle.    Each share of common stock, par value $62.50 per share, of Greencastle issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

        2.3    Treasury Stock.    Each share of common stock, par value $62.50 per share, of Greencastle held as a treasury share immediately prior to the Effective Date, if any, shall thereupon and without notice be canceled.

        2.4    Dissenter' Rights.    Shareholders of the Constituent Banks shall be entitled to exercise the rights, if any, provided in Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988 with respect to this Bank Plan of Merger.

SECTION 3.    MISCELLANEOUS.

        3.1    Conditions.    The obligations of Greencastle and Graystone Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement.

        3.2    Termination and Agreement.    This Bank Plan of Merger may be terminated or amended prior to the Effective Date in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

        3.3    Notices.    Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

        3.4    Captions.    The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

        3.5    Counterparts.    This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatures. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

        3.6    Severability.    If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        3.7    Governing Law.    This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

[signature page follows]

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        IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	THE FIRST NATIONAL BANK OF GREENCASTLE
	By	Jeffrey B. Shank President and Chief Executive Officer
ATTEST:	GRAYSTONE BANK
	By	Andrew S. Samuel President and Chief Executive Officer

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 AMENDMENT NO. 1 TO BANK PLAN OF MERGER

        THIS AMENDMENT NO. 1 TO BANK PLAN OF MERGER, dated as of December 23, 2008 (this "Amendment"), amends, supplements and modifies that certain Bank Plan of Merger (the "Agreement") dated as of November 12, 2008, and is made by and between The First National Bank of Greencastle ("Greencastle") and Graystone Bank ("Graystone")(each a "Party", all parties are collectively referred to as the "Parties").

BACKGROUND

        A.    All capitalized terms used in this Amendment that are not otherwise defined shall have the same respective meanings as assigned to those terms in the Agreement.

        B.    The Parties are party to the Agreement pursuant to Greencastle will merge with and into Graystone upon the terms and conditions of the Agreement.

        NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, warranties, and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties, intending to be legally bound hereby, do agree as follows:

        1.    Amendment.    Exhibit 1 of the Agreement is hereby deleted and replaced in its entirety with Exhibit 1 hereto.

        2.    Reaffirmation of Agreement as Amended.    The Agreement remains in full force and effect as amended, modified, and supplemented by this Amendment.

        3.    Captions.    The captions contained in this Amendment are for reference purposes only and are not part of this Amendment.

        4.    Counterparts.    This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        5.    Severability.    If any provision of this Amendment or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        6.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

        7.    Entire Agreement; Amendments.    The Agreement and this Amendment (together with the Exhibits, Annexes and Schedules referenced herein) together embody the entire understanding of the Parties, and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof. The Agreement and this Amendment and the agreements contained herein may be amended or modified only by an instrument of equal formality signed by the Parties or their duly authorized agents.

[Signature Page Follows]

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        IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above mentioned.

THE FIRST NATIONAL BANK OF GREENCASTLE
By:	Jeffrey B. Shank President and Chief Executive Officer
GRAYSTONE BANK
By:	Andrew S. Samuel President and Chief Executive Officer

A-12-6

 Exhibit 1

FORM OF
AMENDED AND RESTATED
ARTICLES OF INCORPORATION

        FIRST:    The name of the institution is GRAYSTONE TOWER BANK.

        SECOND:    The exact location and post office address of the principal place of business is: 100 Granite Run Drive, Lancaster, Pennsylvania 17601.

        THIRD:    The purpose for which the institution is incorporated is to receive deposits, make loans and transact generally any and all business permitted to a bank and trust company, as defined in the Banking Code of 1965, as amended, and under any present or future laws of the Commonwealth of Pennsylvania.

        FOURTH:    The institution is incorporated under the provisions of the Banking Code of 1965, as amended.

        FIFTH:    The institution is to exist perpetually.

        SIXTH:    The institution shall have the authority to issue 5,000,000 shares of common stock a par value of $1.00 each.

        SEVENTH:    The shareholders of this institution shall not be entitled to cumulate their votes in the election of Directors of the institution.

        EIGHTH:    The power to make, alter, amend and repeal the Bylaws is expressly vested in the Board of Directors (except as to Bylaws fixing the qualifications, classification or terms of office of Directors), subject however to the right of the shareholders to change such action.

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 Exhibit 2

FORM OF
BYLAWS
OF
GRAYSTONE TOWER BANK
(as amended and restated                                    )

ARTICLE I

MEETINGS OF SHAREHOLDERS

        Section 1.    The annual meeting of the shareholders for the election of Directors shall be held at such place within the Commonwealth and at such time as the Board of Directors shall fix.

        If for any reason no election of Directors is held on that day, the meeting may be adjourned as provided in the Banking Code of 1965.

        Section 2.    Special meetings of the shareholders may be called at any time by the Board of Directors, or at the request of holders of not less than one-fifth of all the shares entitled to vote at the particular meeting.

        Section 3.    A written or printed notice of the time and place of each meeting shall be given to every shareholder of record entitled to vote at the meeting at his address appearing on the books of the bank, at least five (5) days before the date of the meeting.

        Section 4.    The Board of Directors may fix a date for the determination of the shareholders entitled to receive notice of and to vote at any meeting or to receive any dividend, distribution or allotment of rights or a date for any change, conversion or exchange of shares by fixing a record date not more than sixty days prior thereto.

        Section 5.    The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote shall constitute a quorum. If a meeting cannot be organized for lack of a quorum, those present may adjourn the meeting to such time and place as they may determine.

        In the case of a meeting for the election of Directors which is twice adjourned for lack of a quorum, those present at the second of such adjourned meetings shall constitute a quorum for the election of Directors without regard to the other quorum requirements of this section, the articles or bylaws.

        A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting unless otherwise provided by law.

        A shareholder may vote in person or by proxy duly authorized in writing in accordance with the law, and be entitled to one vote for each share standing in his name on the books of the bank.

        Section 6.    The Board of Directors shall appoint three judges, not candidates for office and who need not be shareholders, to conduct the election or vote at any meeting. After a meeting the judges shall make a report in writing of any question or matter determined by them and execute a certificate of any fact found by them which the Secretary shall cause to be recorded in the minutes of the meeting. If any judge of election shall not be present at a meeting the vacancy shall be filled by the chairman of the meeting.

        Section 7.    Any action required or permitted to be taken at a meeting of the Shareholders may be taken without a meeting if a consent of consents thereto in writing shall be signed by all of the then holders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Bank.

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 ARTICLE II

BOARD OF DIRECTORS

        Section 1.    The business of the bank shall be managed by a Board of Directors of not less than five (5) nor more than twenty-five (25) in number who shall hold office for one year or until their successors are duly elected and qualified. The shareholders shall, at each meeting for the election of Directors, determine how many Directors shall be elected at the meeting to serve during the ensuing year. The number of Directors may be increased or diminished by the shareholders at any regular meeting, or at any special meeting called for that purpose.

        Between annual meetings of the shareholders, the Board of Directors, by a vote of a majority of the full Board, may increase the membership of the Board, within the maximum above prescribed, by not more than two members and, by like vote, appoint shareholders to fill the vacancies created thereby.

        Section 2.    For three (3) years following the consummation of the merger (the "Effective Date") of the First National Bank of Greencastle ("Greencastle") with and into the bank, unless the Board of Directors of the bank shall determine otherwise upon the approval of 80% of the Directors of the entire Board of Directors, the total number of persons serving on the Board of Directors of the bank shall be twenty (20). Ten (10) of the twenty (20) persons to serve initially on the Board of Directors of the bank at the Effective Date shall be designated by the Greencastle Board of Directors and ten (10) of the twenty (20) persons shall be designated by the pre-Effective Date bank Board of Directors from among the current Directors of the pre-Effective Date bank and Greencastle, respectively who meet the eligibility requirements for a director under the Bank bylaws. Provided however, that since Greencastle has only nine (9) Directors as of the date hereof, Greencastle shall be permitted to designate one (1) additional director who meets the eligibility requirements for a director under the bank bylaws, to serve on the bank Board of Directors. If, at the Effective Date or within three (3) years after the Effective Date a director formerly of Greencastle prior to the Effective Date (or appointed by Greencastle in accordance with this Article II, Section 2) or the pre-Effective Date bank is unable or unwilling to continue to serve on the Board of Directors of bank, then a successor to such person shall be chosen by a majority of the remaining Directors who are then on the Board of Directors of pre-Effective Date bank and who previously served on the Board of Directors from which the director who is unable or unwilling to continue to serve previously served.

        Section 3.    The Board of Directors may appoint each year such number of Advisory Directors and/or Directors of Emeritus as the Board may from time to time determine.

        Section 4.    Any vacancy in the Board of Directors may be filled by appointment by the remaining members of the Board at any meeting of the Board of Directors, and each person so appointed shall serve only until the next meeting of shareholders at which Directors are elected. Provided however, that for three years after the Effective Date, vacancies shall be filled in accordance with Article II, Section 2, unless the Board of Directors of the Corporation shall determine otherwise upon the approval of 80% of the Directors of the entire Board of Directors.

        Section 5.    A meeting for the purpose of organizing the new Board of Directors and electing and appointing officers of the Bank for the succeeding year shall be held promptly following the annual meeting of the shareholders. At that meeting, the Directors will set the date, time and place of regular meetings throughout the year.

        Section 6.    Regular meetings of the Board of Directors shall be held, without notice, as scheduled by the Directors pursuant to the preceding Section.

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        Special meetings may be called at the request of the majority of the Directors. Notice of the special meeting shall be given each member of the Board by the Secretary at least one day before the date of such meeting.

        Section 7.    A majority of all the Directors in office shall constitute a quorum, but a less number may adjourn any meeting from time to time, and the meeting may be held as adjourned without further notice. A quorum shall exist for any meeting of the Board if a majority of the Directors are present in person at the commencement of the meeting.

        Section 8.    Directors may participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment and be deemed present at the meetings.

        Section 9.    Any action which may be taken at a meeting of the Directors may be taken without a meeting if a consent in writing shall be signed by all of the Directors and filed with the Secretary of the bank.

        Section 10.    Each Director, Advisory Director and Director Emeritus, not a salaried officer, may receive a fee for attendance at each meeting of the Board of Directors, or any committee, in such amount as the Board of Directors may from time to time determine.

        Section 11.    The Board of Directors and each committee hereinafter provided for shall each keep minutes of the meetings. Minutes of the committees shall be submitted at the next regular meeting of the Board of Directors, and any action taken by the Board of Directors with respect thereto shall be entered in the minutes of the Board of Directors.

ARTICLE III

COMMITTEES

        Section 1.    The Board of Directors may, in its discretion, appoint such other committees as may be deemed necessary by the Board or shareholders for efficient operation of the institution. The committees shall have and exercise the authority given to it by the Board of Directors and, following each meeting of the Committee, file with the Board the minutes of such meeting.

        Section 2.    The Board of Directors, or a Committee appointed by the Board of Directors, shall at least once in each year cause to be made by a certified public accountant selected for the purpose, a complete audit of the books and affairs of the bank. Upon completion of the audit the certified public accountant shall make a report thereof and its recommendations in accordance with the Department of Banking's minimum acceptable requirements for Directors' audits to the Board of Directors.

        Section 3.    The Board of Directors shall have the authority to appoint all special committees and designate alternate members of all committees to serve temporarily for members unable to attend any meeting of a standing committee.

        Section 4.    Directors may participate in meetings of the various committees of the Board of Directors by means of conference telephone or similar communications equipment and be deemed present at the meetings.

        Section 5.    For three (3) years following the Effective Date, all committees of the Bank shall have equal representation of the directors formerly of Greencastle and the pre-Effective Date bank, unless the Board of Directors of the bank shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.

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 ARTICLE IV

OFFICERS

        Section 1.    The Board of Directors, at their annual organization meeting, shall elect a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, and a Treasurer and such Vice President or other offices as deemed necessary.

        Section 2.    The Chairman of the Board shall preside at all meetings of the Board of Directors and at all meetings of shareholders of the Bank and shall have such other powers and perform such further duties as may be assigned by the Board of Directors. To be eligible to serve, the Chairman must be a Director of the Bank.

        Section 3.    The Chief Executive Officer shall have general executive and supervisory authority and discretion over the affairs and operations of the bank. The Chief Executive Officer shall also do and perform such other duties as may be assigned by the Board of Directors from time to time.

        Section 4.    The President shall, in the absence of the Chairman, preside at meetings of shareholders, and at meetings of the Board of Directors. The President shall also do and perform such other duties as from time to time may be assigned by the Board of Directors.

        Section 5.    The Secretary shall keep the minutes of the meetings of the shareholders and of the Board of Directors. He shall have charge of the corporate records, papers, and the corporate seal of the bank. He shall give notice of all meetings of shareholders and of the Board of Directors.

        Section 6.    The Treasurer shall be responsible for all money, funds, securities, fidelity and indemnity bonds and other valuables belonging to the bank, exclusive of assets held by the bank in a fiduciary capacity; shall cause to be kept proper records of the transactions of the bank; and shall perform such other duties as may be assigned to him form time to time by the Board of Directors or the Chief Executive Officer.

        Section 7.    The Vice Presidents shall have such duties and powers as may from time to time be assigned to them by the Board of Directors or the Chief Executive Officer in the absence of any assignment by the Board of Directors. One or more may be designated Executive Vice President.

        Section 8.    Each Assistant Officer shall assist in the performance of the duties of the officer to whom he is assisting and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the Chief Executive Officer, or the officer to whom he is assisting, may from time to time assign to him.

ARTICLE V

AUTHORITY OF OFFICERS

        Section 1.    The Chief Executive Officer, the President, the Secretary and the Treasurer shall each have authority to affix and attest the corporate seal of the bank.

        Section 2.    The President (or any Vice President), acting in conjunction with the Secretary or Treasurer or Assistant Secretary or Assistant Treasurer, are authorized to perform such corporate and official acts as are necessary to carry on the business of the bank, subject to the directions of the Board of Directors.

        They are fully empowered:

          a.     To sell, assign and transfer any and all shares of stock, bonds or other personal property standing in the name of the bank or held by the bank either in its own name or as agent;

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          b.     To assign and transfer any and all registered bonds and to execute requests for payment or reissue of any such bonds that may be issued now or hereafter and held by the bank in its own right or as agent;

          c.     To sell at public or private sale, lease, mortgage or otherwise dispose of any real estate or interest therein held or acquired by the bank in its own right or as agent, except the real estate and buildings occupied by the bank in the transaction of its business, and to execute and deliver any instrument necessary to completion of the transaction;

          d.     To receive and receipt for any sums of money or property due or owing to this bank in its own right or as agent and to execute any instrument of satisfaction therefor or any lien of record;

          e.     To execute and deliver any deeds, contracts, agreements, leases, conveyances, bills of sale, petitions, writings, instruments, releases, acquittances and obligations necessary in the exercise of the corporate or powers of the bank, including any bond required in the execution or administration of any fiduciary capacity.

        Section 3.    Such of the officers and other employees as may from time to time be designated by the Board of Directors, shall have the authority to sign checks, drafts, letters of credit, orders, receipts, and to endorse checks, bills of exchange, orders, drafts, and vouchers made payable or endorsed to the bank.

        Section 4.    Each of the Chief Executive Officer, the President, (any Vice President), the Secretary or the Treasurer, acting in conjunction with any other of these designated officers, may effect loans on behalf of this bank from any other banking institution, executing notes or obligations and pledging assets of this bank therefor.

ARTICLE VI

AMENDMENTS

        Section 1.    These bylaws may be altered, amended, added to or repealed by a vote of a majority of the Board of Directors at any regular meeting of the Board, or at any special meeting of the Board called for that purpose, except they shall not make or alter any bylaws fixing their qualifications, classifications or term of office. Such action by the Board of Directors is subject, however, to the general right of the shareholders to change such action. Notwithstanding the foregoing, for three (3) years after the Effective Date, Article II, Section 2 of these bylaws shall not be altered, amended, repealed except by the affirmative vote of 80% of the entire Board of Directors, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of 66 2/3% of the outstanding shares of common stock.

ARTICLE VII

EMERGENCIES

        Section 1.    In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this bank by its Directors and Officers as contemplated by these bylaws, any three available Directors shall constitute the Executive Committee to exercise the full authority of that Committee until such time as a duly elected Board of Directors can again assume full responsibility and control of the bank.

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 ARTICLE VIII

INDEMNIFICATION AND INSURANCE

        Section 1.    Each Indemnitee (as defined below) shall be indemnified and held harmless by the Bank for all actions taken by such Indemnitee and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by applicable law against all expense, liability and loss (including without limitation attorneys' fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any Proceeding (as defined below). No indemnification pursuant to this Section shall be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

        The right to indemnification provided in this Section shall include the right to have the expenses reasonably incurred by the Indemnitee in defending any Proceeding paid by the Bank in advance of the final disposition of the Proceeding to the fullest extent permitted by applicable law; provided that, if applicable law continues so to require, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made only upon delivery to the Bank of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section or otherwise.

        Indemnification pursuant to this Section shall continue as to an Indemnitee who has ceased to be a director or officer and shall inure to the benefit of such person's heirs, executors and administrators.

        For purposes of this Article, (A) "Indemnitee" shall mean each current or former director and current or former officer of the Bank who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any Proceeding, by reason of the fact that such person is or was a director or officer of the Bank or is or was serving in any capacity at the request or for the benefit of the Bank as a director, officer, employee, agent, partner, or fiduciary of, or in any other capacity for, another Bank or any partnership, joint venture, trust, employee benefit plan, or other enterprise; and (B) "Proceeding" shall mean any threatened, pending or completed action, suit or proceeding (including without limitation an action, suit or proceeding by or in the right of the Bank), whether civil, criminal, administrative, investigative or through arbitration.

        Section 2.    The Bank may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees. Directors and officers of entities which have merged into, or have been consolidated with, or have been liquidated into, the Bank shall not be Indemnitees with respect to Proceedings involving any action or failure to act of such Director or officer prior to the date of such merger, consolidation or liquidation, but such persons may be indemnified by the Board of Directors pursuant to the first sentence of this Section 2.

        Section 3.    To the extent that an employee or agent of the Bank has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, the Bank shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. If indemnification under this Article or advancement of expenses are not made or paid by the Bank, or on its behalf, within 90 days after a written claim for indemnification or a request for an advancement of expenses by an Indemnitee has been received by the Bank, such Indemnitee may, at any time thereafter,bring suit against the Bank to recover the unpaid amount of the claim and/or the advancement of expenses. The right to indemnification and advancement of expenses provided hereunder shall be enforceable by an Indemnitee in any court of competent jurisdiction, and if indemnification and/or advancement of expenses is obtained by an Indemnitee in whole or in part, the expenses reasonably incurred by such Indemnitee in connection

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with obtaining such indemnification and/or advancement of expenses shall also be indemnified by the Bank.

        Section 4.    The rights to indemnification and to the advancement of expenses provided in this Article shall not be exclusive of any other rights that any person may have or hereafter acquire under any statute, provision of the Articles or Bylaws, agreement, vote of shareholders or Directors, or otherwise.

        Section 5.    The Bank may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by applicable law against any expense, liability or loss, whether or not the Bank would have the power to indemnify such person under Pennsylvania or other applicable law. The Bank may also purchase and maintain insurance to insure its indemnification obligations whether arising hereunder or otherwise.

        Section 6.    The Bank may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise may secure in any manner its indemnification obligations, whether arising hereunder, under the Articles, by agreement, vote of shareholders or Directors, or otherwise.

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 Exhibit 13

FORM OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
TOWER BANCORP, INC.

        FIRST. The name of the Corporation is Tower Bancorp, Inc.

        SECOND. The location and Post Office address of the Corporation's registered office in this Commonwealth is 112 Market Street, Harrisburg, Dauphin County, PA 17101.

        THIRD. The Corporation was incorporated on October 12, 1983, under the provisions of the Business Corporation Law, the Act approved May 5, 1993, P.L. 364, as amended (the "Pennsylvania Business Corporation Law"). The purpose of the Corporation is and it shall have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

        FOURTH. The term of the Corporation's existence is perpetual.

        FIFTH. A. The aggregate number of shares that the Corporation shall have authority to issue is 50,000,000 shares of Common Stock (the "Common Stock") and 500,000 shares of preferred stock (the "Preferred Stock").

        B. The Preferred Stock of the Corporation may, from time to time, be divided into and issued in one or more series of shares, each of which series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares within any series of Preferred Stock shall be identical. There may be variations between different series of Preferred Stock, namely, the rate of dividend, the right of redemption, and the price at, and the terms and conditions on, which shares may be redeemed, the amounts payable upon shares in the event of voluntary or involuntary liquidation, sinking fund provisions for the redemption or purchase of shares, the right of conversion, and the terms and conditions on which shares may be converted in the event the shares of any series of Preferred Stock are issued with the privilege of conversion. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes under Pennsylvania Business Corporation Law.

        C. The Board of Directors of the Corporation is hereby expressly vested with the authority, by resolution, from time to time, to divide the Preferred Stock of the Corporation into one or more series as aforesaid, to fix and determine the variable relative rights and preferences of any series so established, and to change redeemed or reacquired shares of any one series thereof into shares of another series.

        SIXTH. [Intentionally Omitted.]

        SEVENTH. No merger, consolidation, liquidation or dissolution of this Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the outstanding shares of Common Stock of this Corporation. This Article 7 may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3) percent of the outstanding shares of Common Stock of this Corporation.

        EIGHTH. Cumulative voting rights shall not exist with respect to the election of directors.

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        NINTH. A. The Board of Directors may, if it deems it advisable, oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant germane or pertinent issue; by way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation's securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

  (i)
  Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

  (ii)
  Whether a more favorable price could be obtained for the Corporation's securities in the future;

  (iii)
  The impact which an acquisition of the Corporation would have on the shareholders, employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

  (iv)
  The reputation and business practices of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation's stock;

  (v)
  The value of the securities (if any) which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the corporation or other entity whose securities are being offered; and

  (vi)
  Any antitrust or other legal and regulatory issues that are raised by the offer.

        B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

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 Exhibit 14

FORM OF
TOWER BANCORP, INC.

Amended and Restated

BYLAWS

As of

 Article 1

CORPORATION OFFICE

        Section 1.1    The Corporation shall have and continuously maintain in Pennsylvania a registered office which may, but need not, be the same as its place of business and at an address to be designated from time to time by the Board of Directors.

        Section 1.2    The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

Article 2

SHAREHOLDER MEETINGS

        Section 2.1    All meetings of the shareholders shall be held at such time and place as may be fixed from time to time by the Board of Directors.

        Section 2.2    The annual meeting of the shareholders shall be held no later than May 31 in each year if not a legal holiday, and if a legal holiday, then on the next full business day, when they shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

        Section 2.3    Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, the Executive Vice President, if any, a majority of the Board of Directors or of its Executive Committee or by shareholders entitled to cast at least one-fourth of the votes which all shareholders are entitled to cast at the particular meeting. If such request is addressed to the Secretary, it shall be signed by the persons making the same and shall state the purpose or purposes of the proposed meeting. Upon receipt of any such request, the person or persons making the request may issue the call.

        Section 2.4    Written notice of all meetings other than adjourned meetings of shareholders, stating the place, data and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten days before such meeting, unless a greater period of notice is required by statute or by these bylaws, to each shareholder entitled to vote thereat at such address as appears on the transfer books of the Company.

Article 3

QUORUM OF SHAREHOLDERS

        Section 3.1    The presence, in person or by proxy, of shareholders entitled to cast at least a least a majority of the votes which all shares are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise provided by statute the acts of such shareholders at a duly organized meeting shall be the acts of the shareholders. If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or

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by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that in the case of any meeting called for the election of directors such meeting may be adjourned only for periods not exceeding 15 days as the holders of a majority of the shares present, in person or by proxy, shall direct, and those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders in present or by proxy, at a duly organized meeting can continue to do business until adjournment, not withstanding the withdrawal of enough shareholders to leave less than a quorum.

Article 4

VOTING RIGHTS

        Section 4.1    Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his name on the books of the Corporation on the record date fixed for the meeting. No share shall be voted at any meeting if any installment is due and unpaid thereon.

        Section 4.2    When a quorum is present at any meeting the voice vote of the holders of a majority of the stock having voting power, present, in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

        Section 4.3    Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Article 5

PROXIES

        Section 5.1    Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his duly authorized attorney in fact and filed with the Secretary of the Corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after 11 months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three years from the date of execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

Article 6

RECORD DATE

        Section 6.1    The Board of Directors may fix a time, not more than 45 days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such

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change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be, not withstanding any transfer of any shares of the books of the Corporation after any record date fixed as aforesaid, The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten days before closing thereof to each shareholder of record at the address appearing on the records of the Corporation or supplied by him to the Corporation for the purpose of notice. While the stock transfer books of the Corporation are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders meeting, transferees of shares which are transferred on the books of the Corporation within ten days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

        Section 7.1    The officer or agent having charge of the transfer books for shares of the Corporation shall make, at least five days before each meeting of shareholders, a complete alphabetical list if the shareholders entitled to vote at the meeting, with their addresses and the number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Corporation and shall be subject to inspection by any shareholder during the entire meeting. The original transfer books for shares of the Corporation, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

Article 8

JUDGES OF ELECTION

        Section 8.1    In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election are not so appointed, the Chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of judges shall be one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the majority of shares present and entitled to vote shall determine whether one or three judges are to be appointed. No person who is a candidate for office shall act as a judge. The judges of election shall do all such acts as may be proper to conduct the election or vote, and such other duties as may be prescribed by statute, with fairness to all shareholders, and of requested by the Chairman of the meeting or any shareholder or his proxy, shall make a written report of any matter determined by them and execute a certificate of any fact found by them. If there are three judges of election, the decision, act or certificate of a majority shall be the decision, act or certificate of all.

Article 9

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

        Section 9.1    Any action required to be taken at a meeting of the shareholders, or of a class shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Corporation.

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 Article 10

DIRECTORS

        Section 10.1    Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation's then existing Board of Directors) shall so notify the Secretary of the Corporation in writing not less than 45 days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder:

  (a)
  name and address of each proposed nominee;

  (b)
  the age of each proposed nominee;

  (c)
  the principal occupation of each proposed nominee;

  (d)
  the number of shares of the Corporation owned by each proposed nominee;

  (e)
  the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

  (f)
  the name and residence address of the notifying shareholder; and

  (g)
  the number of shares of the Corporation owned by the notifying shareholder.

Any nomination for director not made in accordance with this Section shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

        Section 10.2    The number of directors that shall constitute the whole Board of Directors shall be not less than five nor more than twenty-five. The Board of Directors shall be classified into three classes, each class to be elected for a term of three years. The terms of the respective classes shall expire in successive years. Each class shall be elected in a separate election. At each annual meeting of shareholders thereafter, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications. The Directors shall be natural persons of full age and need not be residents of Pennsylvania or shareholders of the Corporation.

        Section 10.3    For three (3) years following the consummation of the merger (the "Effective Date") of Graystone Financial Corp. ("Graystone") with and into the Corporation, unless the Board of Directors of the Corporation shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors, the total number of persons serving on the Board of Directors of the Corporation shall be twenty (20). Ten (10) of the twenty (20) persons to serve on the Board of Directors of the Corporation shall be designated by the pre-Effective Date Corporation Board of Directors and ten (10) of the twenty (20) persons shall be designated by the former Graystone Board of Directors each from among the former directors of Graystone and the directors of the pre-Effective Date Corporation, respectively, who meet the eligibility requirements for a director under the Corporation bylaws. Provided however, that since the pre-Effective Date Corporation had only nine (9) directors, the directors from the pre-Effective Date Corporation shall be permitted, after consultation with Graystone, to appoint one (1) additional director who meets the eligibility requirements for a director under the Corporation bylaws, to serve on the Corporation board of directors. The directors from each the pre-Effective Date Corporation and Graystone shall be evenly distributed as close as possible among the three (3) classes, A, B, and C, of the Corporation after the

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Effective Date with two (2) classes having seven (7) directors and one (1) class having six (6) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of the Corporation. If, at the Effective Date or within three (3) years after the Effective Date a director formerly of the pre-Effective Date Corporation (or appointed by the Corporation pursuant to this Section 10.3) or Graystone is unable or unwilling to continue to serve on the Board of Directors of the Corporation, then a successor to such person shall be chosen by a majority of the remaining directors who are then on the Board of Directors of the Corporation and who previously served on the Board of Directors from which the director who is unable or unwilling to continue to serve previously served.

        Section 10.4    For three (3) years following the Effective Date, all committees of the Corporation shall have equal representation of directors formerly of Graystone and the pre-Effective Date Corporation, unless the Board of Directors of the Corporation shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.

        Section 10.5    The Board of Directors may declare vacant the office of a director if he is declared of unsound mind by an order of court or convicted of felony or for any other proper cause or if, within thirty days after notice of election, he does not accept such office either in writing or by attending a meeting of the Board of Directors. For three years after the Effective Date, a successor shall be designated in accordance with Section 10.3.

Article 11

VACANCIES ON BOARD OF DIRECTORS

        Article 11.1    Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed. Provided however, that for three years after the Effective Date, vacancies not resulting from an increase in the number of directors shall be filled in accordance with Section 10.3, unless the Board of Directors of the Corporation shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.

Article 12

POWERS OF BOARD OF DIRECTORS

        Section 12.1    The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these bylaws directed or required to be exercised and done by the shareholders.

        Section 12.2    The Board of Directors shall have the power and authority to appoint an Executive Committee and such other committees as may be deemed necessary by the Board of Directors for the efficient operation of the Corporation. The Executive Committee shall consist of the Chairman of the Board, if any, the President and not less than two nor more than three other directors (which other directors shall not be employees of the Corporation or any of its subsidiaries). The Executive Committee shall meet at such time as may be fixed by the Board of Directors, or upon call of the Chairman of the Board of the President. A majority of members of the Executive Committee shall constitute a quorum. The Executive Committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law.

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 Article 13

MEETINGS OF THE BOARD OF DIRECTORS

        Section 13.1    An organization meeting may be held immediately following the annual shareholders meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of consent signed by all of such directors.

        Section 13.2    Regular meetings of the Board of Directors shall be held not less often than semiannually at a time and place determined by the Board of Directors at the preceding meeting. One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

        Section 13.3    Special meetings of the Board of Directors may be called by the Chairman of the Board or the President on one day's notice to each director, either personally or by mail, telegram or telephone; special meetings shall be called by the Chairman of the Board or the President in like manner and on like notice upon the written request of three directors.

        Section 13.4    At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these bylaws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

Article 14

INFORMAL ACTION BY THE BOARD OF DIRECTORS

        Section 14.1    If all the directors shall severally or collectively consent in writing, including but not limited to telegrams and radiograms, to any action to be taken by the Corporation, such action shall be as valid a corporation action as though it had been authorized at a meeting of the Board of Directors.

Article 15

COMPENSATION OF DIRECTORS

        Section 15.1    Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined form time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Article 16

OFFICERS

        Section 16.1    The officers of the Corporation shall be elected by the Board of Directors at its organization meeting and shall be a President, a Secretary and a Treasurer. At its option, the Board of Directors may elect a Chairman of the Board. The Board of Directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold

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their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors. Any two or more offices may be held by the same person.

        Section 16.2    The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

        Section 16.3    The Board of Directors may remove any officer or agent elected or appointed, at any time and within the period, if any, for which such person was elected or employed whenever in the Board of Directors' judgement it is in the best interests of the Corporation, and all persons shall be elected and employed subject to the provisions thereof. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Article 17

THE CHAIRMAN OF THE BOARD

        Section 17.1    The Chairman of the Board shall preside at all meetings of the shareholders and directors. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors. He shall have general executive powers, as well as the specific powers conferred by these bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Article 18

THE PRESIDENT

        Section 18.1    The President shall be the chief executive officer of the Corporation; shall have general and active management of the business of the Corporation; shall see that all orders and resolutions of the Board of Directors and put into, subject, however, to he right of the Board of Directors to delegate any specific powers, except such as may be by the statute exclusively conferred on the President, to any officer or officers of the Corporation shall execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. In the absence or incapacity of the Chairman of the Board, the President shall preside at meetings of the shareholders and the directors. If there is no Chairman of the Board, the President shall have and exercise all powers conferred by these By-laws or otherwise on the Chairman of the Board.

Article 19

THE VICE PRESIDENT

        Section 19.1    The Vice President or, if more than one, the Vice Presidents in the order established by the Board of Directors shall, in the absence or incapacity of the President, exercise all powers and perform duties of the President. The Vice Presidents, respectively, shall also have such other authority and perform such other duties as may be provided in these bylaws or as shall be determined by the Board of Directors or the President. Any Vice President may, in the discretion of the Board of Directors, be designated as "executive", "senior", or by departmental or functional classification.

Article 20

THE SECRETARY

        Section 20.1    The Secretary shall attend all meetings of the Board of Directors and of the shareholders and keep accurate records thereof in one or more minute books kept for that purpose

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and shall perform the duties customarily performed by the secretary of a corporation and such other duties as may be assigned to him by the Board of Directors or the President.

Article 21

THE TREASURER

        Section 21.1    The Treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall perform such other duties as may be assigned to him by the Board of Directors or the President. He shall give bond in such sum and with such surety as the Board of Directors may from time to time direct.

Article 22

ASSISTANT OFFICERS

        Section 22.1    Each assistant officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the President or the officer to whom he is assistant may form time to time assign him. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

Article 23

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 23.1    The Corporation shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer and /or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgement, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        Section 23.2    The Corporation shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, who was or is a party to, or is threatened by to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgement in its favor by reason of the fact that such person is or was a director, officer and/or employee or agent of another corporation, partnership, joint venture , trust or other enterprise against amounts paid in settlement and expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and

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except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the Corporation.

        Section 23.3    Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer and/or employee is entitled to indemnification as provided in Sections 23.1 and 23.2 of this Article unless either a majority of the directors who are not involved in such proceedings ("disinterested directors") or, if there are less than three disinterested directors, then the holders of one-third of the outstanding shares of the Corporation determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Corporation. In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Corporation shall request of independent counsel, who may be the outside general counsel of the Corporation, a written opinion as to whether or not the parties involved are entitled to indemnification under Sections 23.1 and 23.2 of this Article.

        Section 23.4    Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 23.3 of this Article upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

        Section 23.5    The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs and personal representatives of such a person.

Article 24

SHARE CERTIFICATES

        Section 24.1    The share certificates of the Corporation shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall be signed by the President or a Vice President and the Secretary or the Treasurer or any other person properly authorized by the Board of Directors, and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate assigned by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile engraved or printed, In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date or its issue.

        Section 24.2    Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class shall be identical. Notwithstanding anything herein to the contrary, the provisions of Section 24.1 shall not apply to

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uncertificated shares and, in lieu thereof, the Board of Directors shall adopt alternative procedures for registration of transfers.

Article 25

TRANSFER OF SHARES

        Section 25.1    Upon surrender to the Corporation of a share certificate duly endorsed by the person named in the certificate or by the attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transfer recorded upon the share register of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

Article 26

LOST CERTIFICATES

        Section 26.1    Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefor, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person's making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

Article 27

DIVIDENDS

        Section 27.1    The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Corporation in cash, property or shares of the Corporation, as long as any dividend shall not be in violation of law or the Articles of Incorporation.

        Section 27.2    Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividend such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Corporation, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 28

FINANCIAL REPORT TO SHAREHOLDERS

        Section 28.1    The President and the Board of Directors shall present at each annual meeting of the shareholders a full and complete statement of the business and affairs of the corporation for the preceding year.

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 Article 29

INSTRUMENTS

        Section 29.1    All checks or demands for money and notes for the Corporation shall be signed by such other officers or such other person or persons as the President or the Board of Directors may from time to time designate.

        Section 29.2    All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies, and other instruments and documents may be signed, executed, acknowledged, verified, delivered or accepted, including those in connection with the fiduciary powers of the Corporation, on behalf of the Corporation by the President or other persons as may be designated by him.

Article 30

FISCAL YEAR

        Section 30.1    The fiscal year of the Corporation shall be the calendar year.

Article 31

SEAL

        Section 31.1    The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words "Corporate Seal, Pennsylvania". Said seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

Article 32

NOTICES AND WAIVERS THEREOF

        Section 32.1    Whenever, under the provisions of applicable law or of the Articles of Incorporation or of these bylaws, written notice is required to be given to any person, it may by given to such person either personally or by sending a copy thereof through the mail or by telegram, charges prepaid, to his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice. If the notice is sent by mail or telegraph, it shall be deemed to have been given for the person entitled thereto when deposited in the United States mail or with a telegraph office for transmission to such person. Such notice shall specify the place, day and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted.

        Section 32.2    Any written notice required to be given to any person may be waived in writing signed by the person entitled to such notice whether before or after the time stated therein. Attendance of any person entitled to notice whether in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where any person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. Where written notice is required of any meeting, the waiver thereof must specify the purpose only if it is for a special meeting of shareholders.

Article 33

AMENDMENTS

        Section 33.1    These bylaws may be altered, amended or repealed by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members

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of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Notwithstanding the foregoing, for three (3) years after the Effective Date Section 10.2, 10.3, 10.4, 10.5 and 11.1 shall not be altered, amended, repealed except by the affirmative vote of 80% of the entire Board of Directors, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of 66 2/3% of the outstanding shares of Common Stock.

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 Annex B

November 12, 2008

Board of Directors
Tower Bancorp, Inc.
Center Square
Greencastle, Pennsylvania 17225

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of the common stock of Tower Bancorp, Inc. ("Tower") of the proposed merger by and between Tower and Graystone Financial Corporation ("Graystone"). The terms of the proposed merger (the "Proposed Merger") by and between Graystone and Tower are set forth in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 12, 2008, by and among Tower and Graystone and provides that each outstanding share of common stock of Graystone, other than shares held in treasury or held by Tower or Graystone (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), will be converted into the right to receive .42 shares of common stock of Tower (the "Exchange Ratio"). Furthermore, each outstanding share of common stock of Tower (the "Shares"), other than shares held in treasury or held by Tower or Graystone (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), will receive the right to a special cash dividend of $1.12 prior to consummation of the Proposed Merger (the "Special Cash Dividend"). The Exchange Ratio and the Special Cash Dividend when used collectively will be referred to as the "Merger Consideration".

        Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Tower and Graystone or its affiliates. In the ordinary course of business, we may also actively trade the securities of Tower and Graystone for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

        We have acted exclusively for the Board of Directors of Tower in rendering this fairness opinion and will receive a fee from Tower for our services. Tower has agreed to indemnify us against certain liabilities arising out of our engagement.

4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA 19428-2979
(800) 883-1212 • FAX (610) 832-5301 • www.boenninginc.com
Member FINRA, SIPC

        In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position, regulatory standing, and general prospects of Tower and Graystone and reviewed certain internal financial analyses and forecasts prepared by the managements of Tower and Graystone, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed historical market prices and trading volumes of Tower's Shares and Graystone's common stock, (iv) studied and analyzed the consolidated financial and operating data of Tower and Graystone, which included the application of Financial Accounting Standard 141R, effective for business combinations, such as the Merger, closing on January 1, 2009, or thereafter, and the application of reverse merger accounting treatment to the Merger, (v) considered the financial terms and conditions of the Proposed Merger between Tower and Graystone as compared with the financial terms and conditions of comparable bank, bank holding company and financial holding company mergers and acquisitions, (vi) met and/or communicated with certain members of Tower and Graystone's senior management to discuss its operations, historical financial statements and future prospects, and (vii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

        Our opinion is given in reliance on information and representations made or given by Tower and Graystone, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Tower and Graystone including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Tower and Graystone nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of Tower or Graystone, nor have any valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

        With regard to financial and other information relating to the general prospects of Tower and Graystone, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the management of Tower and Graystone as to their most likely future performance. We have further relied on the assurances of management of Tower and Graystone that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of Tower and Graystone are adequate to cover such losses; we have not reviewed individual loans or credit files of Tower and Graystone. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Merger to Tower.

        Our opinion is based upon information provided to us by the management of Tower and Graystone, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. Our opinion is for the information of Tower's Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Tower in connection with the Proposed Merger. In addition, we express no opinion or recommendation as to how the shareholders of Tower should vote on the Proposed Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that this opinion may be included in its entirety in any filing made by Graystone or Tower in respect to the Proposed Merger with the Securities and Exchange Commission.

        Based on the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration offered pursuant to the Merger Agreement, is fair, from a financial point of view, to the holders of the Shares.

Sincerely,

BOENNING & SCATTERGOOD, INC.

 ANNEX C

Cedar Hill Advisors, LLC 105 Stream Court Chalfont, Pennsylvania 18914 Work 215-997-9624, Fax 215-997-9625, Cell 215-206-6617

PERSONAL AND CONFIDENTIAL

November 12, 2008

To The Board of Directors of
Graystone Financial Corp.
Harrisburg, Pennsylvania

Dear Directors:

        You have requested our opinion as to the fairness from a financial point of view to the shareholders of Graystone Financial Corp. ("Graystone") of the exchange ratio governing the prospective exchange of shares of Graystone common stock for shares of Tower Bancorp, Inc. ("Tower") common stock in connection with the proposed merger of equals of Graystone with and into Tower with Tower as the surviving corporation (the "Merger") to be consummated pursuant to the terms and conditions of an Agreement and Plan of Merger (the "Agreement") dated November 12, 2008 by and between Graystone and Tower.

        As more specifically set forth in the Agreement, upon consummation of the contemplated Merger, each outstanding share of the common stock of Graystone ("Graystone Common Stock"), except for any dissenting shares and except for shares held by Tower or Graystone (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be entitled to be exchanged for 0.42 shares (the "Exchange Ratio") of the common stock of Tower ("Tower Common Stock").

        Cedar Hill has been retained by the Board of Directors of Graystone as an independent contractor to render this opinion. Cedar Hill will receive a customary fee for its services and reimbursement of its out-of-pocket expenses. In addition, Graystone has agreed to indemnify Cedar Hill against certain liabilities that could arise from expressing this opinion. Cedar Hill, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Cedar Hill, in the future, may seek to provide other financial advisory services to Graystone and/or Tower and their respective affiliates, for which it would expect to receive compensation. During the past four years, Cedar Hill has provided certain financial advisory services to Tower for which it has received compensation from Tower.

        In conducting its analysis and arriving at its opinion as expressed herein, Cedar Hill has among other things:

  •
  Reviewed the Agreement and the schedules and exhibits attached thereto;

  •
  Reviewed the historical financial performance, recent financial position and general prospects of Graystone and Tower using publicly available information;

  •
  Reviewed certain internal financial statements and other financial and operating data concerning Graystone and Tower prepared by Graystone's and/or Tower's management team;

  •
  Reviewed certain financial projections and other forward looking financial information prepared by Graystone's and Tower's management teams which included the application of Financial Accounting Standard 141R, effective for business combinations, such as the Merger, closing on January 1, 2009 or thereafter, and the application of reverse merger accounting treatment to the Merger whereby Graystone, rather than Tower, will be treated as acquirer for accounting purposes in the Merger;

  •
  Held discussions with the senior managements of Graystone and Tower concerning the business, past and current operations, financial condition and future prospects of Graystone and Tower;

  •
  Compared the financial condition, financial performance and market trading multiples of Graystone and Tower with that of certain other banking companies we deemed similar to Graystone and Tower;

  •
  Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Cedar Hill deemed relevant;

  •
  Prepared discounted dividend analyses of Graystone and Tower using data and projections supplied by the respective managements of Graystone and Tower;

  •
  Reviewed the relative contributions of assets, liabilities, equity and earnings of Graystone and Tower on a pro forma basis and the relative pro forma ownerships of the shareholders of Graystone and Tower;

  •
  Reviewed the Memorandum of Understanding dated July 27, 2008 (the "MOU") by and between the Office of the Comptroller of the Currency and The First National Bank of Greencastle ("Greencastle"), a wholly-owned subsidiary of Tower; and

  •
  Made such inquiries and took into account such other matters as we deemed relevant, including our assessment of general economic, market and monetary conditions and the financial services industry.

        In conducting its review and analyses and in rendering this opinion, Cedar Hill has assumed and relied upon the accuracy and completeness of all of the financial and other information used by Cedar Hill in arriving at this opinion. Cedar Hill further relied upon the assurances of the respective managements of Graystone and Tower that they are not aware of any fact, circumstance or other information that would make the information provided to Cedar Hill incomplete or misleading. Cedar Hill was not asked to and did not independently verify the accuracy or completeness of any such information and Cedar Hill does not assume any responsibility or liability for the accuracy or completeness of any of such information. Cedar Hill did not make an independent evaluation or appraisal of any specific assets or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of Graystone or Tower or any of their respective subsidiaries, nor was Cedar Hill furnished with any evaluations or appraisals of any of the foregoing. Cedar Hill is not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for loan and lease losses for

Graystone or Tower. As a result, Cedar Hill has not assumed any responsibility for making an independent evaluation of any investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of Graystone or Tower, and Cedar Hill has assumed such allowances were adequate and complied fully with applicable law, regulatory policy, sound banking practice and policies of the Securities and Exchange Commission. Cedar Hill has not reviewed or sampled any loan files of Graystone, Tower or their respective subsidiaries.

        With respect to financial projections provided by Graystone and Tower, Cedar Hill was advised by the managements of Graystone and Tower, and it has assumed without independent investigation, that such projections were reasonably prepared and reflect the best currently available estimates and judgments as to the expected future financial performance of Graystone and Tower, respectively. Cedar Hill has further assumed that the financial results (including the anticipated pro forma financial effects) reflected in such projections will be realized at the times and in the amounts projected by Graystone and Tower. Cedar Hill has also relied, without independent verification, upon the estimates and judgments of the managements of Graystone and Tower as to the potential cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. Cedar Hill has further relied upon future financial projections provided by the managements of Graystone and Tower and representations by them that such projections accurately reflect the application of Financial Accounting Standard 141R, effective for business combinations, such as the Merger, closing on January 1, 2009 or thereafter, and the application of reverse merger accounting treatment to the Merger whereby Graystone, rather than Tower, will be treated as the acquirer for accounting purposes in the Merger. Cedar Hill expresses no opinion as to such financial projections or the assumptions on which they are based. Cedar Hill has also assumed that there has been no material change in Graystone's or Tower's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Cedar Hill. Cedar Hill has assumed in all respects material to its analysis that Graystone and Tower will each remain as a going concern for all periods relevant to Cedar Hill's analysis.

        Cedar Hill's opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to Cedar Hill, as of the date hereof. Events occurring after the date hereof could materially affect this opinion. Cedar Hill disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after the date hereof. Although Cedar Hill has agreed that this letter may be included in a proxy statement or other similar such communication if requested by Graystone, Cedar Hill has not otherwise undertaken to update, revise, reaffirm or withdraw this opinion based upon events occurring after the date hereof.

        Although Cedar Hill evaluated the fairness of the Exchange Ratio from a financial point of view to the shareholders of Graystone, Cedar Hill did not recommend the Exchange Ratio, which was determined through negotiations between Graystone and Tower. In connection with its evaluation of the fairness of the Exchange Ratio, Cedar Hill considered a number of factors including, without limitation, that Graystone and Tower view the Merger as a "merger of equals" and have structured the terms and conditions of the Merger accordingly; that the Exchange Ratio is fixed; that shares of Tower Common Stock trade on the OTCBB in limited volumes and that from November 10, 2008 through November 11, 2008, the OTCBB reported quotations of sales of Tower Common Stock at prices ranging from $26.50 to $20.00 per share compared to the average of the closing prices for the 30 day period from October 12, 2008 to November 11, 2008 of $26.77 per share. Because the results of the Contribution Analysis, Selected Transaction Comparison, Pro Forma Financial Analysis and Dividend Discount Analysis conducted by Cedar Hill and determined by Cedar Hill to be the relevant and generally accepted analyses for evaluating the fairness of exchange ratios in connection with mergers of equals are not dependent upon the prices at which shares of Tower Common Stock have traded, Cedar Hill has determined that such decline in the price per share at which Tower Common Stock has traded did not have a material adverse impact on the fairness of the Exchange Ratio from a financial point of view to the shareholders of Graystone.

        Cedar Hill has also assumed, with your permission and without independent investigation, that (i) the Merger will be consummated in accordance with the terms, including and not limited to the representations and warranties, set forth in the Agreement and the schedules and exhibits thereto reviewed by Cedar Hill without any material amendment thereto and without waiver by any of the parties thereto of any of the material conditions to their respective obligations, and (ii) all regulatory and other approvals and third party consents required for the consummation of the Merger will be obtained without material cost to Graystone and Tower. Cedar Hill also assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Graystone or Tower, or on the contemplated benefits of the Merger, including the expected synergies and projected future dividend payments. Cedar Hill has further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and Cedar Hill has relied upon, with your consent, the advice Graystone received from its legal, accounting, and tax advisors as to all legal, accounting and tax matters relating to the Merger and the transactions contemplated by the Agreement.

        This opinion has been prepared at the request of, and for the information of, the Board of Directors of Graystone for your use in evaluating whether the Exchange Ratio specified in the Agreement is fair from a financial point of view to the shareholders of Graystone. Cedar Hill's opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of Graystone should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote in his or her consideration of the Merger. Cedar Hill's opinion relates solely to the fairness, as of the date hereof, of the Exchange Ratio specified in the Agreement, from a financial point of view, to the shareholders of Graystone. Cedar Hill expresses no opinion herein as to the structure, terms or effect of any other aspect of the Merger, the merits of the underlying decision of Graystone to consummate the Merger, any other actions taken or proposed to be taken by Graystone in connection with the Merger, or any other transactions or business strategies discussed by the Board of Directors of Graystone as alternatives to the Merger. Cedar Hill is expressing no opinion herein as to (i) the value or price of Tower's common stock when it is issued to Graystone shareholders pursuant to the Agreement or (ii) the respective prices at which Graystone's or Tower's stock may trade at any time, including the date hereof. In addition, Cedar Hill is expressing no opinion herein as to the fairness to, or any other consideration of, the creditors or other constituencies of Graystone or Tower, or the fairness of the amount or nature of any compensation to be received by, or any other aspects relating to, any officers, directors or employees of Graystone or Tower, relative to the Exchange Ratio or otherwise. This opinion may not be used for any other purpose than as stated in this letter, and may not be published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without Cedar Hill's prior written consent.

        Based upon and subject to the foregoing, it is Cedar Hill's opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Graystone.

Very truly yours,
Cedar Hill Advisors, LLC

 Annex D

DISSENTERS' RIGHTS PROVISIONS

        Pennsylvania Business Corporation Law of 1988, as Amended, Provisions For Dissenting Shareholders

Subchapter D.—Dissenters Rights.

§ 1571. Application and effect of subchapter.

(a)
General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in Section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

    Section 1906(c) (relating to dissenters rights upon special treatment).
    Section 1930 (relating to dissenters rights).
    Section 1931(d) (relating to dissenters rights in share exchanges).
    Section 1932(c) (relating to dissenters rights in asset transfers).
    Section 1952(d) (relating to dissenters rights in division).
    Section 1962(c) (relating to dissenters rights in conversion).
    Section 2104(b) (relating to procedure).
    Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
    Section 2325(b) (relating to minimum vote requirement).
    Section 2704(c) (relating to dissenters rights upon election).
    Section 2705(d) (relating to dissenters rights upon renewal of election).
    Section 2904(b) (relating to procedure).
    Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
    Section 7104(b)(3) (relating to procedure).

(b)
Exceptions.—(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, or on the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)
listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii)
held beneficially or of record by more than 2,000 persons.

(2)
Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)
(Repealed).

(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

  (iii)
  Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3)
The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c)
Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholder to dissenters rights.

(d)
Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1)
a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)
a copy of this subchapter.

(e)
Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f)
Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g)
Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h)
Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions.

        The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, merger, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

          "Shareholder." A shareholder as defined in section 1103 (relating to definitions), or an ultimate beneficial owner of shares, including without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners.

(a)
Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b)
Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent.

        If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment.

(a)
General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1)
State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

  (2)
  Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

  (3)
  Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

  (4)
  Be accompanied by a copy of this subchapter.

(b)
Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a)
Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b)
Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c)
Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares.

(a)
Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b)
Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c)
Payment of fair value of shares.—Promptly after effectuation of the proposed corporation action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1)
The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)
A statement of the corporation's estimate of the fair value of the shares.

(3)
A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d)
Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenters had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares.

(a)
General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b)
Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally.

(a)
General rule.—Within 60 days after the latest of:

(1)
effectuation of the proposed corporate action;

(2)
timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)
timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

  if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b)
Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c)
Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d)
Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e)
Effect of corporation's failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings.

(a)
General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b)
Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c)
Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

§ 1930. Dissenters rights.

(a)
General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or merger pursuant to a plan of merger or merger objects to the plan of merger or merger and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b)
Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or merger pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c)
Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Pennsylvania law provides that a Pennsylvania corporation, such as the registrant, may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in these capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless the action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of office as a director, and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

        The bylaws of the registrant provide for (1) indemnification of directors, officers, employees and agents of the registrant and of its subsidiaries, and (2) the elimination of a director's liability for monetary damages, to the full extent permitted by Pennsylvania law.

        Directors and officers are also insured against certain liabilities by an insurance policy obtained by the registrant.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Tower Bancorp, Inc. and Graystone Financial Corp. dated as of November 12, 2008 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; Tower Bancorp, Inc. agrees to furnish copies of Schedules to the Securities and Exchange Commission upon request.
3.1	Articles of Incorporation of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2005).
3.2	Bylaws of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3(iii) of Tower Bancorp, Inc.'s Form 8-K filed with the Commission on January 13, 2006).
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent)
8.1	Tax Matters Opinion of Bybel Rutledge LLP (including consent)
8.2	Tax Matters Opinion of Rhoads & Sinon LLP (including consent)
10.1	Change of Control Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by referenced to Exhibit 99.4 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2002).
10.2	Change of Control Agreement of Franklin T. Klink, III dated as of November 26, 2001 (incorporated by reference to Exhibit 10.1 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).
10.3	Change of Control Agreement of Donald G. Kunkle dated as of January 4, 2002 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).

Exhibit	Description of Exhibit
10.4	Change of Control Agreement of John H. McDowell, Sr. dated as of December 23, 1998 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 1998).
10.5	Tower Bancorp, Inc.'s 1995 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 99.1 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-4066 1)).
10.6	Tower Bancorp, Inc. Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 99.2 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-40661)).
10.7
Supplemental Executive Retirement Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by reference to Exhibit 99.3 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 20, 2002).
10.8
Form of Amendment and Restatement of the First National Bank of Greencastle Group Term Replacement Plan A (incorporated by reference to Exhibit 10.8 of Tower Bancorp, Inc.'s Registration Statement on Form S-4 (File No. 333-130485)).
10.9
Form of Amendment and Restatement of the First National Bank of Greencastle Group Term Replacement Plan B (incorporated by reference to Exhibit 10.8 of Tower Bancorp, Inc.'s Registration Statement on Form S-4 (File No. 333-130485)).
10.10
Form of Amendment an Restatement of the First National Bank of Greencastle Executive Bonus Agreement (incorporated by reference to Exhibit 10.8 of Tower Bancorp, Inc.'s Registration Statement on Form S-4 (File No. 333-130485)).
10.11	First National Bank of Greencastle Employees' Stock Ownership Plan (Incorporated by reference to Exhibit 99.3 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No.333-40661)).
21.1	Subsidiaries of Tower (incorporated by reference to Tower's Annual Report on Form 10-K for the year ended December 31, 2007).
23.1	Consent of Smith Elliot Kearns & Company, LLC
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Bybel Rutledge LLP (contained in Exhibit 5.1 and 8.1)
23.4	Consent of Rhoads & Sinon LLP (contained in Exhibit 8.2)
23.5	Consent of Boenning & Scattergood, Inc.
23.6	Consent of Cedar Hill Advisors, LLC
24.1	Power of Attorney (included as part of signature page)
99.1	Opinion of Boenning & Scattergood, Inc. (included as Annex B to the joint proxy statement/prospectus)
99.2	Opinion of Sandler Cedar Hill Advisors, LLC (included as Annex C to the joint proxy statement/prospectus)
99.3	Form of Proxy for Special Meeting of Shareholders of Tower Bancorp, Inc. and ESOP participant instructions.
99.4	Form of Proxy for Special Meeting of Shareholders of Graystone Financial Corp. and ESOP participant instructions.

(b)
Financial Statement Schedules

        Not applicable.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
(1) The undersigned registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such re-offering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greencastle, Pennsylvania on January 21, 2009.

Tower Bancorp, Inc.
By:	/s/ JEFFREY B. SHANK Jeffrey B. Shank President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 21, 2009. KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey B. Shank or Franklin T. Klink, III, and each of them his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Capacity

/s/ JEFFREY B. SHANK Jeffrey B. Shank	President and Chief Executive Officer and Director (Principal Executive Officer)
* Franklin T. Klink, III	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
* Kermit G. Hicks	Chairman and Director
* Patricia A. Carbaugh	Director
James H. Craig, Jr.	Director

Name	Capacity

* Lois E. Easton	Director
* Frederic M. Fredrick	Director
* Mark E. Gayman	Director
* Harry D. Johnston	Director
* Terry L. Randall	Director

*By:	/s/ JEFFREY B. SHANK Attorney- in- Fact

 EXHIBIT INDEX

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Tower Bancorp, Inc. and Graystone Financial Corp. dated as of November 12, 2008 (included as Annex A to the joint proxy statement/prospectus). Schedules are omitted; Tower Bancorp, Inc. agrees to furnish copies of Schedules to the Securities and Exchange Commission upon request.
3.1	Articles of Incorporation of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2005).
3.2	Bylaws of Tower Bancorp, Inc. (incorporated by reference to Exhibit 3(ii) of Tower Bancorp, Inc.'s Form 8-K filed with the Commission on January 13, 2006).
5.1	Opinion of Bybel Rutledge LLP re: Validity of Securities Registered (including consent)
8.1	Tax Matters Opinion of Bybel Rutledge LLP (including consent)
8.2	Tax Matters Opinion of Rhoads & Sinon LLP (including consent)
10.1	Change of Control Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by referenced to Exhibit 99.4 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 30, 2002).
10.2	Change of Control Agreement of Franklin T. Klink, III dated as of November 26, 2001 (incorporated by reference to Exhibit 10.1 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).
10.3	Change of Control Agreement of Donald G. Kunkle dated as of January 4, 2002 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 2001).
10.4	Change of Control Agreement of John H. McDowell, Sr. dated as of December 23, 1998 (incorporated by reference to Exhibit 10.2 of Tower Bancorp, Inc.'s Form 10-K for the year ended December 31, 1998).
10.5	Tower Bancorp, Inc.'s 1995 Non-Qualified Stock Option Plan (incorporated by reference to Exhibit 99.1 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-4066 1)).
10.6	Tower Bancorp, Inc. Stock Option Plan for Outside Directors (incorporated by reference to Exhibit 99.2 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No. 333-40661)).
10.7
Supplemental Executive Retirement Agreement of Jeffrey B. Shank dated as of September 25, 2002 (incorporated by reference to Exhibit 99.3 of Tower Bancorp, Inc.'s Form 10-Q for the quarter ended September 20, 2002).
10.8
Form of Amendment and Restatement of the First National Bank of Greencastle Group Term Replacement Plan A (incorporated by reference to Exhibit 10.8 of Tower Bancorp, Inc.'s Registration Statement on Form S-4 (File No. 333-130485)).
10.9
Form of Amendment and Restatement of the First National Bank of Greencastle Group Term Replacement Plan B (incorporated by reference to Exhibit 10.8 of Tower Bancorp, Inc.'s Registration Statement on Form S-4 (File No. 333-130485)).
10.10
Form of Amendment an Restatement of the First National Bank of Greencastle Executive Bonus Agreement (incorporated by reference to Exhibit 10.8 of Tower Bancorp, Inc.'s Registration Statement on Form S-4 (File No. 333-130485)).

Exhibit	Description of Exhibit
10.11	First National Bank of Greencastle Employees' Stock Ownership Plan (Incorporated by reference to Exhibit 99.3 to Tower Bancorp, Inc.'s Registration Statement on Form S-8 (File No.333-40661)).
21.1	Subsidiaries of Tower (incorporated by reference to Tower's Annual Report on Form 10-K for the year ended December 31, 2007).
23.1	Consent of Smith Elliot Kearns & Company, LLC
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Bybel Rutledge LLP (contained in Exhibit 5.1 and 8.1)
23.4	Consent of Rhoads & Sinon LLP (contained in Exhibit 8.2)
23.5	Consent of Boenning & Scattergood, Inc.
23.6	Consent of Cedar Hill Advisors, LLC
24.1	Power of Attorney (included as part of signature page)
99.1	Opinion of Boenning & Scattergood, Inc. (included as Annex B to the joint proxy statement/prospectus)
99.2	Opinion of Sandler Cedar Hill Advisors, LLC (included as Annex C to the joint proxy statement/prospectus)
99.3	Form of Proxy for Special Meeting of Shareholders of Tower Bancorp, Inc. and ESOP participant instructions.
99.4	Form of Proxy for Special Meeting of Shareholders of Graystone Financial Corp. and ESOP participant instructions.